As filed with the United States Securities and Exchange Commission on May 26, 2021

Registration No. 333-253113

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

Amendment No. 3

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________________

FALCON CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

____________________________________

Delaware	6770	85-1365053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

660 Madison Avenue, 12th Floor
New York, NY 10065
Telephone: (212) 812-7702
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________________

Alan G. Mnuchin
Chief Executive Officer and Chairman
Falcon Capital Acquisition Corp.
660 Madison Avenue, 12th Floor
New York, NY 10065
Telephone: (212) 812-7702
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:
Joel L. Rubinstein Bryan J. Luchs White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Keith M. Townsend Rahul Patel Michael Hamilton King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 (404) 572-4600	Jeff Arnold Sharecare, Inc. 255 East Paces Ferry Road NE Suite 700 Atlanta, Georgia 30305 (404) 671-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(4)
Class A common stock, par value $0.0001 per share
	397,240,744	(1)	$9.97	$3,960,490,217.68	(2)	$432,089.49	(3)

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(1)      Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“FCAC Class A common stock”), of the registrant (“FCAC”) estimated to be issued to the holders of capital stock of Sharecare, Inc. (“Sharecare”) in connection with the business combination described herein (the “Business Combination”). Such maximum number of shares of FCAC Class A common stock is based on the sum of (a) 287,849,828 shares of FCAC Class A common stock to be issued to the holders of common stock, par value $0.001 per share, of Sharecare, Inc. (“Sharecare common stock”); (b) 890,588 shares of FCAC Class A common stock reserved for issuance upon the settlement of certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders (as defined herein) as of May 25, 2021, which warrants will automatically convert into warrants to purchase shares of FCAC Class A common stock upon consummation of the Business Combination; (c) 1,501,830 options to purchase shares of Sharecare common stock, which options will automatically convert into options to purchase 107,000,328 shares of FCAC Class A common stock upon consummation of the Business Combination; and (d) 1,500,000 shares of FCAC Class A common stock as stockholder earnout shares.

(2)      Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 397,240,744 shares of FCAC Class A common stock; and (ii) $9.970, the average of the high and low trading prices of FCAC Class A common stock on May 21, 2021 (within five business days prior to the date of this Registration Statement).

(3)      Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)      $469,548.93 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 26, 2021

PROXY STATEMENT OF
FALCON CAPITAL ACQUISITION CORP.
PROSPECTUS FOR
397,240,744 SHARES OF CLASS A COMMON STOCK OF
FALCON CAPITAL ACQUISITION CORP. (WHICH WILL BE RENAMED SHARECARE, INC.)

On February 10, 2021, the board of directors of Falcon Capital Acquisition Corp., a Delaware corporation (“FCAC,” “we,” “us,” or “our”), unanimously approved an agreement and plan of merger, dated February 12, 2021, by and among FCAC, FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC (“Merger Sub”), Sharecare, Inc. (“Sharecare”), and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by FCAC’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of FCAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, FCAC will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name.

Under the Merger Agreement, FCAC has agreed to acquire all of the outstanding equity interests of Sharecare for approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash (the “Cash Consideration”). As consideration, each Sharecare stockholder (other than holders of the Sharecare Series D Preferred Stock (as defined herein)) will have the right to receive a portion of the Cash Consideration (to the extent available) and shares of common stock of New Sharecare. Each holder of shares of common stock, par value $0.001 per share, of Sharecare (“Sharecare common stock”) issued and outstanding immediately prior to the effective time of the Business Combination (the “effective time”) shall be automatically deemed to have made a proper election to receive cash with respect to (i) if such holder owns a number of shares of Sharecare common stock that represents 7.75% or more of such holder’s Aggregate Equity (as defined herein), with respect to a number of shares equal to 7.75% of such holder’s Aggregate Equity and (ii) if such holder owns a number of shares of Sharecare common stock that represents less than 7.75% of such holder’s Aggregate Equity, with respect to all of such holder’s shares of Sharecare common stock (each such share, a “Cash Electing Share”), and shall have the right to receive an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (as defined herein). If (A) the sum of the aggregate number of Dissenting Shares (as defined herein) and the aggregate number of Cash Electing Shares multiplied by (B) the Per Share Merger Consideration Value (the “Aggregate Cash Election Amount”) exceeds the Cash Consideration, then each Cash Electing Share will convert into the right to receive (x) an amount in cash equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and denominator of which shall be the Aggregate Cash Election Amount (the “Cash Fraction”) and (y) a number of validly issued, fully paid shares of New Sharecare common stock equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time shall be deemed to have made an election to receive shares of New Sharecare common stock with respect to any shares of Sharecare common stock that are not Cash Electing Shares (“Stock Electing Shares”), and shall have the right to receive a number of shares of New Sharecare common stock equal to the applicable Per Share Merger Consideration (as defined herein) for each Stock Electing Share.

The Cash Consideration will not be payable to Sharecare stockholders if, after satisfying FCAC’s redemption obligations, paying transaction expenses and indebtedness, there is not at least $401.0 million in cash to first be retained on the balance sheet of New Sharecare (the “Balance Sheet Threshold”). Although Sharecare currently has sufficient liquidity to fund its future operations, the Balance Sheet Threshold was mutually agreed upon between FCAC and Sharecare based upon, among other things, considerations such as the amount of cash liquidity reasonably necessary to fund growth initiatives, support marketing efforts, provide additional working capital and for other general corporate purposes. If the Balance Sheet Threshold is not satisfied, all consideration to Sharecare stockholders (other than holders of the Sharecare Series D Preferred Stock) will be in the form of shares of common stock of New Sharecare. Holders of the Sharecare Series D Preferred Stock will receive shares of New Sharecare Series A Preferred Stock as consideration (but will not be entitled to any Cash Consideration). For more detailed information on the cash and stock allocations see “Cash Consideration” on page 23 and “Stock Consideration” on page 24. It is estimated that Cash Consideration will be approximately $275.0 million if there are no redemptions and that there will be no Cash Consideration if more than 30.1 million public shares are redeemed by FCAC stockholders. See “Sources and Uses of Funds for the Business Combination” on page 33 for more information.

At the effective time, each option to purchase shares of the Sharecare common stock (a “Sharecare option”) that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into a stock option (a “closing New Sharecare option”) to acquire shares of New Sharecare common stock with the same terms and conditions as applied to the Sharecare option immediately prior to the effective time (the “original option terms”) provided that the number of shares of New Sharecare common stock underlying such New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time, by an exchange ratio determined in accordance with the Merger Agreement, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time by the exchange ratio, which quotient shall be rounded down to the nearest whole cent.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of stock options to acquire shares of New Sharecare common stock (each, a “contingent option”) equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio (as defined herein), which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27. Each contingent option will have the same per share exercise price as each closing New Sharecare option and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions (as defined below) and, with respect to the remaining half of the contingent options, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the closing date of the Business Combination (“Closing Date”) shall automatically be cancelled and terminate on the day following the fifth anniversary of the Closing Date and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Subject to certain exceptions, at the effective time, each warrant to purchase shares of Sharecare capital stock (each, a “Sharecare warrant”) that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a warrantholder that has entered into a support agreement (collectively, the “Sharecare Support Agreements”) with Sharecare and FCAC (a “Specified Warrantholder”), by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

In connection with the entry into the Merger Agreement, FCAC entered into non-redemption agreements with certain holders of FCAC Class A common stock, pursuant to which such holders agreed not to exercise their redemption rights in connection with the Business Combination (the “Non-Redemption Agreements”). The aggregate number of shares of FCAC Class A common stock subject to the Non-Redemption Agreements is 4,197,245, which represents $41,972,450 million of otherwise exercisable redemption rights. The percentage of outstanding shares of FCAC common stock subject to the Non-Redemption Agreements is approximately 10% of the voting power of FCAC, which, when taken together with the shares held by our sponsor, Falcon Equity Investors LLC (the “Sponsor”), and our other Initial Stockholders (as defined herein) that are obligated to vote in favor of the Business Combination, represents approximately 30% of the voting power of FCAC.

The total maximum number of shares of New Sharecare common stock expected to be issuable at the closing of the Business Combination (the “Closing”) is 397,240,744, assuming maximum redemptions (including 287,487,331 shares of Sharecare common stock, 890,588 shares of Sharecare common stock underlying warrants, 107,000,328 shares of Sharecare options and 1,500,000 stockholder earnout shares (as defined below). Holders of shares of Sharecare capital stock will hold, in the aggregate, between approximately 75.9% and 84.6% of the issued and outstanding shares of New Sharecare common stock immediately following the closing of the Business Combination (the “Closing”). In addition, up to 5,000,000 shares of New Sharecare Series A Preferred Stock will be issued at Closing upon conversion of the Sharecare Series D Preferred Stock, which shares will be entitled to vote with the New Sharecare common stock on an as converted basis.

The Merger Agreement contemplates that at the Closing and (i) immediately prior to the effective time, the Sponsor will, in accordance with the Sponsor Agreement, deliver to an escrow agent, 1,713,000 shares of FCAC class B common stock which shares shall be allocated to the Sponsor (such shares, the “Sponsor Earnout Shares”), and (ii) immediately following the effective time, New Sharecare shall deliver electronically to the earnout escrow agent, an amount of shares of New Sharecare common stock equal to the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time multiplied by the Earnout Ratio (the “stockholder earnout shares” and, together with the Sponsor Earnout Shares, the “earnout shares”), which shares shall be allocated on a pro rata basis among the Sharecare stockholders who have received shares of New Sharecare common stock in accordance with the Merger Agreement (the “stockholder earnout group”). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

The earnout shares shall be released and delivered such that (i) one-half of the earnout shares will be released and distributed if the volume-weighted average price of shares of New Sharecare common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days or New Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $12.50 per share, and (ii) one-half of the earnout shares will be released and distributed if the volume-weighted average price of shares of New Sharecare common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days or New Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $15.00 per share (the conditions described in clauses (i) and (ii), the “earnout conditions”). If the earnout conditions have not been satisfied following the fifth anniversary of the Closing, any earnout shares remaining in the earnout escrow account shall be automatically released to New Sharecare for cancellation and neither the members of the stockholder earnout group nor the Sponsor shall have any right to receive such earnout shares or any benefit therefrom. At Closing, FCAC will transfer 428,250 shares of New Sharecare common stock to a charitable foundation designated by Sharecare to support well-being initiatives from global to hyperlocal — that embody the company’s spirit of “sharing care” and demonstrate a commitment to positively impacting community health.

Immediately prior to the effective time each of the currently issued and outstanding shares of FCAC Class B common stock will automatically convert, on a one-for-one basis, into shares of New Sharecare common stock in accordance with the terms of the Current Charter.

FCAC’s units, Class A common stock and public warrants are publicly traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FCACU,” “FCAC” and “FCACW,” respectively. FCAC intends to apply to list the New Sharecare common stock and public warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively, upon the Closing. New Sharecare will not have units traded following the Closing.

FCAC will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. FCAC cannot complete the Business Combination unless FCAC’s stockholders consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. FCAC is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

Unless adjourned, the Special Meeting of the stockholders of FCAC will be held at         , New York City time, on         , 2021 at         . In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, FCAC has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting          and using a control number assigned to you by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus and provided to them by their holder of record.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about FCAC and New Sharecare and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 42 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing         . This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at         .

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated         , 2021, and is first being mailed to stockholders of FCAC on or about         , 2021.

FALCON CAPITAL ACQUISITION CORP.

660 Madison Avenue
New York, NY 10065

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON         , 2021

TO THE STOCKHOLDERS OF FALCON CAPITAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Falcon Capital Acquisition Corp., a Delaware corporation (“FCAC,” “we,” “us” or “our”), will be held at         , New York City time, on         , 2021 at         . You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)     Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to adopt the agreement and plan of merger, dated February 12, 2021, by and among FCAC, FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC (“Merger Sub”), Sharecare, Inc. (“Sharecare”) and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”) and approve the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of FCAC (we refer to the transactions contemplated by the Merger Agreement as the “Business Combination” and we refer to this proposal as the “Business Combination Proposal”);

(b)    Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved, the proposed fourth amended and restated certificate of incorporation of FCAC, which includes a certificate of designations for the Series A Preferred Stock (“Series A Preferred Stock”) (the “Proposed Charter”), which will replace FCAC’s third amended and restated certificate of incorporation, dated September 21, 2020 (the “Current Charter”) and will be in effect upon the Closing (we refer to this proposal as the “Charter Proposal”);

(c)     Proposal No. 3 — The Advisory Charter Proposal — to consider and vote upon a separate proposal to approve, on a non-binding advisory basis, the following material difference between the Proposed Charter and the Current Charter, which is being presented in accordance with the requirements of the SEC as a separate sub-proposal (we refer to this proposal as the “Advisory Charter Proposal”);

Under the Proposed Charter, New Sharecare will be authorized to issue 615,000,000 shares of capital stock, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share and (b) 15,000,000 shares of preferred stock, par value $0.0001 per share, including 5,000,000 shares of New Sharecare Series A Preferred Stock, as opposed to the Current Charter which authorizes FCAC to issue 401,000,000 shares of capital stock, consisting of (y) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (z) 1,000,000 shares of preferred stock, par value $0.0001 per share.

(d)    Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (i) shares of FCAC Class A common stock and the New Sharecare Series A Preferred Stock pursuant to the terms of the Merger Agreement and (ii) shares of FCAC Class A common stock to certain investors (the “PIPE Investors”) in connection with the Private Placement, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to this proposal as the “Stock Issuance Proposal”);

(e)     Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved, the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the Incentive Plan (we refer to this proposal as the “Incentive Plan Proposal”);

(g)    Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal, and the Incentive Plan Proposal (together the “condition precedent proposals”) would not be duly approved by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of shares of FCAC’s Class A common stock and Class B common stock (collectively, “FCAC Shares”) at the close of business on         , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, FCAC’s board of directors (the “FCAC Board”) has determined that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of FCAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of FCAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal and the Advisory Charter Proposal are not conditioned on the approval of any other proposal. However, if the Business Combination Proposal is not approved, the Advisory Charter Proposal will have no effect, even if approved by our stockholders.

In connection with our initial public offering (the “IPO”), our Initial Stockholders (consisting of Falcon Equity Investors LLC, a Delaware limited liability company (our “Sponsor”), Edgar Bronfman Jr., Karen Finerman and Michael Ronen) and our directors at the time of our IPO entered into a letter agreement to vote their shares of FCAC Class B common stock purchased prior to our IPO (the “founder shares”), as well as any shares of FCAC Class A common stock sold as part of the units by us in our IPO (the “public shares”) purchased by them during or after our IPO, in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our Initial Stockholders own approximately 20% of our total outstanding common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that FCAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to         , New York City time, on         , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, FCAC’s transfer agent (the “Transfer Agent”), that FCAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1.0 million) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the closing of the Business Combination (the “Closing”). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FCAC instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Furthermore, FCAC entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the Closing an aggregate of 42,585,000 shares of FCAC Class A common stock at a purchase price of $10.00 per share. In connection with the Closing, all of the issued and outstanding shares of FCAC Class A common stock, including the shares of FCAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Sharecare common stock.

All FCAC stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of FCAC Shares, you may also cast your vote at the Special Meeting electronically by visiting         . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of FCAC Shares, voting as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Charter Proposal. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing         . This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at         .

Thank you for your participation. We look forward to your continued support.

        , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF FCAC CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF FCAC CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF FCAC CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by FCAC, constitutes a prospectus of FCAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of FCAC to be issued to Sharecare’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of FCAC under Section 14(a) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to FCAC stockholders nor the issuance by FCAC of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding FCAC has been provided by FCAC and information contained in this proxy statement/prospectus regarding Sharecare has been provided by Sharecare.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, this proxy statement/prospectus contains information concerning the market and industry in which Sharecare conducts its business that Sharecare has obtained from industry publications and from surveys or studies conducted by third parties that Sharecare believes to be reliable. Sharecare cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While Sharecare is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

i

v

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FCAC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Falcon Capital Acquisition Corp.
660 Madison Avenue, 12th Floor
New York, NY 10065
Telephone: (212) 812-7702
Attention: Saif Rahman, Chief Financial Officer

or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)

Email:

To obtain timely delivery, FCAC stockholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 256.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “FCAC” refer to Falcon Capital Acquisition Corp., and the terms “New Sharecare,” “combined company” and “post-combination company” refer to Sharecare, Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“Aggregate Cash Election Amount” means (a) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (b) the Per Share Merger Consideration Value.

“Aggregate Equity” means, with respect to any particular Sharecare stockholder, Sharecare common stock, Sharecare Series D Preferred Stock, Sharecare options, if any, and Sharecare warrants, if any, held by such Sharecare stockholder.

“Balance Sheet Threshold” means the $401.0 million in cash to first be retained on the balance sheet of New Sharecare, after satisfying FCAC’s redemption obligations, paying transaction expenses and indebtedness, before the Cash Consideration that will be payable to Sharecare stockholders.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Sharecare, pursuant to which (a) Sharecare survives the merger as a wholly-owned subsidiary of New Sharecare and (b) the Sharecare stockholders and holders of Sharecare options and warrants exchange their Sharecare capital stock and Sharecare options and warrants for equity interests in New Sharecare, as further described herein.

“Cash Consideration” means an amount of cash equal to the lesser of (a)(i) the funds remaining in the Trust Account following the redemption (if any) of shares of FCAC Class A common stock and payment of the transaction expenses and indebtedness, plus (ii) the funds received following the consummation of the transactions contemplated by the Subscription Agreements, plus (iii) the amount of cash and cash equivalents (including bank account balances and marketable securities) of Sharecare (less the amount of proceeds of the Strategic Financing (as defined herein)), determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, minus (iv) the Transaction Bonuses minus (v) $401.0 million, and (b) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify either (i) the Business Combination as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 or (ii) the Business Combination and the contributions by the equity investors of cash to FCAC in exchange for FCAC common stock through the Equity Financing pursuant to, and in accordance with the terms of the Merger Agreement and the Subscription Agreements, together as an integrated transaction described under Section 351 of the Internal Revenue Code of 1986, such amount designated by Sharecare to FCAC not less than three days prior to the Closing; provided that under no circumstances shall the Cash Consideration be less than $0.

“Cash Consideration Excess” means the Cash Consideration minus the Aggregate Cash Election Amount; provided that under no circumstances shall the Cash Consideration Excess be less than $0.

“Cash Electing Share” means each share with respect to which a Sharecare stockholder is deemed to have made a proper election to receive cash, which shall be equal to (i) if a Sharecare stockholder owns a number of shares of Sharecare common stock that represents 7.75% or more of such holder’s Aggregate Equity, 7.75% of such holder’s Aggregate Equity and (ii) if a Sharecare stockholder owns a number of shares of Sharecare common stock that represents less than 7.75% of such holder’s Aggregate Equity, all of such holder’s shares of Sharecare common stock.

“Cash Fraction” means a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount. “Closing” means the closing of the Business Combination.

“Certificate of Designations” means a certificate of designations for the New Sharecare Series A Preferred Stock (a copy of which is attached as Annex B-1 to this proxy statement/prospectus).

“Closing Date” means the closing date of the Business Combination.

“Closing Share Price” means $10.00 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Charter” means FCAC’s third amended and restated certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Sharecare common stock outstanding immediately prior to the effective time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL.

“DTC” means The Depository Trust Company.

“doc.ai” means doc.ai Incorporated, a Delaware corporation.

“doc.ai acquisition” means the acquisition of doc.ai by the Company in pursuant to the terms of the doc.ai Acquisition Agreement.

“doc.ai Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 25, 2021, by and among doc.ai, the Company and certain other parties thereto.

“Earnout Ratio” means (a) $1,500,000, divided by (b) the sum of the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis).

“Equity Financing” means aggregate amount of cash actually invested in (or contributed to) FCAC by the third party equity investors pursuant to any Subscription Agreements.

“Equity Value” means the sum of (a) $3.6 billion less (b) the amount by which the Payoff Indebtedness outstanding immediately prior to Closing exceeds $65.0 million plus (c) the amount by which (i) the outstanding liabilities and obligations of FCAC with respect to the Business Combination (including with respect to transaction expenses of FCAC) at the Closing (but prior to repayment thereof at the Closing) exceeds (ii) $44.0 million plus (d) if consummated prior to the Closing, the amount of Strategic Financing plus (e) if Sharecare consummates the doc.ai acquisition prior to the Closing, $192.5 million less (f) $25.0 million. For the avoidance of doubt, the amount described in sub-clause (c) of this definition of Equity Value shall not be less than $0.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value, by (b) the Closing Share Price.

“FASB” means the Financial Accounting Standards Board.

“FCAC” means Falcon Capital Acquisition Corporation, a Delaware corporation (which, after the Closing will change its name to Sharecare, Inc.).

“FCAC Board” means the board of directors of FCAC.

“FCAC Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of FCAC.

“FCAC Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of FCAC.

“FCAC Shares” means, collectively, the FCAC Class A common stock and FCAC Class B common stock.

“GAAP” means United States generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Stockholders” means the Sponsor and FCAC’s independent directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means FCAC’s initial public offering, consummated on September 21, 2020, through the sale of 34,500,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means that Agreement and Plan of Merger, dated February 12, 2021, by and among FCAC, Merger Sub, Sharecare, and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders, the Stockholder Representative.

“Merger Sub” means FCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of FCAC.

“Minimum Proceeds Condition” means the minimum aggregate cash amount that FCAC must have available at Closing from the Trust Account, equal to $400.0 million (after giving effect to redemptions of public shares, if any), PIPE Investors and the Strategic Financing.

“Morrow” means Morrow Sodali, proxy solicitor to FCAC.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New Sharecare” means Sharecare, Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Falcon Capital Acquisition Corp. (“FCAC” herein)).

“New Sharecare Board” means the board of directors of New Sharecare.

“New Sharecare common stock” means the shares of common stock, par value $0.0001 per share, of New Sharecare, which are entitled to one vote per share.

“New Sharecare management” means the management of New Sharecare following the consummation of the Business Combination.

“New Sharecare Series A Preferred Stock” means the shares of Series A convertible preferred stock, par value $0.0001 per share, of New Sharecare to be issued at Closing upon conversion of the Sharecare Series D Preferred Stock issued in the Strategic Financing (including any additional shares of Sharecare Series D Preferred Stock issuable pursuant to certain anti-dilution rights of the holders of the Sharecare Series D Preferred Stock).

“Non-Redemption Agreements” means certain non-redemption agreements with certain holders of FCAC Class A common stock, pursuant to which such holders agree not to exercise their redemption rights in connection with the Business Combination.

“Payoff Indebtedness” means the certain indebtedness identified in the confidential disclosure letter delivered by Sharecare to FCAC concurrently with the execution of the Merger Agreement.

“Per Share Merger Consideration” means with respect to any share of Sharecare common stock issued and outstanding immediately prior to the effective time, a number of shares of New Sharecare common stock equal to the Exchange Ratio.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock (other than the Series D Preferred Stock), including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, (ii) the total number of shares of Sharecare Series D Preferred Stock issued and outstanding as of immediately prior to the effective time and (iii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis.

“PIPE Investors” means certain investors who are party to the Subscription Agreements.

“Private Placement” means the issuance of an aggregate of 42,585,000 shares of FCAC Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“Private Placement Warrants” means the 5,933,334 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of FCAC Class A common stock.

“Proposed Bylaws” means the proposed amended and restated bylaws to be adopted by FCAC immediately prior to the Closing (and which at and after the Closing will operate as the bylaws of New Sharecare), a copy of which is attached as Annex C to this proxy statement/prospectus.

“Proposed Charter” means the proposed fourth amended and restated certificate of incorporation, which includes a certificate of designations for the New Sharecare Series A Preferred Stock (a copy of which is attached as Annex B-1 to this proxy statement/prospectus), to be adopted by FCAC pursuant to the Charter Proposal immediately prior to the Closing (and which at and after the Closing will operate as the fourth amended and restated certificate of incorporation of New Sharecare), a copy of which is attached as Annex B to this proxy statement/prospectus.

“public shares” means shares of FCAC Class A common stock included in the units issued in the IPO.

“Public stockholders” means holders of public shares.

“Public Warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of FCAC Class A common stock, in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into in connection with the Closing, by and among Sharecare, FCAC, the Strategic Investor, certain Sharecare stockholders and certain FCAC stockholders.

“Sharecare” means Sharecare, Inc., a Delaware corporation.

“Sharecare capital stock” means the Sharecare common stock and each other class or series of capital stock of Sharecare (including preferred stock).

“Sharecare common stock” means the common stock, par value $0.001 per share, of Sharecare.

“Sharecare option” means each option to purchase shares of Sharecare common stock.

“Sharecare Series D Preferred Stock” means the Series D redeemable convertible preferred stock, par value $0.001 per share, to be issued by Sharecare in the Strategic Financing (including any additional shares of Sharecare Series D Preferred Stock issued pursuant to applicable anti-dilution rights of the holders of the Sharecare Series D Preferred Stock). For a discussion of the Sharecare Series D Preferred Stock anti-dilution rights, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — The Private Placement and Strategic Financing.”

“Sharecare stockholder” means each holder of Sharecare capital stock.

“Sharecare warrant” means each warrant to purchase shares of Sharecare capital stock.

“Specified Warrantholder” means a holder of Sharecare warrants that has executed a Sharecare Support Agreement.

“Sponsor” means Falcon Equity Investors LLC, a Delaware limited liability company.

“Sponsor Shares” means the aggregate of 8,625,000 shares of FCAC Class B common stock held by the Sponsor.

“Stock Electing Shares” means each share of Sharecare common stock that is not a Cash Electing Share.

“Stockholder Representative” means Colin Daniel, solely in his capacity as representative of the Sharecare stockholders.

“Subscription Agreements” means the subscription agreements, each dated as of February 12, 2021, between FCAC and the PIPE Investors, pursuant to which FCAC has agreed to issue an aggregate of 42,585,000 shares of FCAC Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share.

“Surviving Company” means the surviving corporation, New Sharecare, resulting from the merger of the Merger Sub with and into Sharecare.

“Termination Date” means August 31, 2021.

“Transaction Bonuses” means the transaction bonuses payable to certain members of New Sharecare management upon completion of the Business Combination, which in the aggregate shall not exceed $10 million.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of FCAC that holds the proceeds from FCAC’s IPO and the private placement of the Private Placement Warrants.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 21, 2020, between FCAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of FCAC, each consisting of one share of FCAC Class A common stock and 1/3rd of one public warrant of FCAC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FCAC and Sharecare. These statements are based on the beliefs and assumptions of the management of FCAC and Sharecare. Although FCAC and Sharecare believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither FCAC nor Sharecare can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “possible,” “continue,” “might,” “potential” or “intends” or similar expressions. Certain forward-looking statements are based on projections prepared by, and which are the responsibility of, Sharecare’s management. Ernst & Young, Sharecare’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young report included in this proxy statement/prospectus relates to historical financial information of Sharecare. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of FCAC and Sharecare prior to the Business Combination, and New Sharecare following the Business Combination, to:

•        meet the Closing conditions to the Business Combination, including approval by stockholders of FCAC and the availability of at least $400.0 million of cash in FCAC’s Trust Account (after giving effect to redemptions of public shares, if any), the proceeds received from PIPE Investors and the proceeds received from the Strategic Financing;

•        realize the benefits expected from the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain and/or maintain the listing of New Sharecare’s common stock on Nasdaq following the Business Combination;

•        New Sharecare’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•        statements relating to the business, operations and financial performance of Sharecare prior to the Business Combination, and New Sharecare after the Business Combination, including:

•        expectations with respect to financial and business performance of Sharecare or New Sharecare, including financial projections and business metrics and any underlying assumptions thereunder;

•        future business plans and growth opportunities, including revenue opportunity available from new or existing clients and expectations regarding the enhancement of platform capabilities and addition of new solution offerings;

•        developments and projections relating to New Sharecare’s competitors and the digital healthcare industry;

•        the impact of the COVID-19 pandemic on Sharecare’s business and the actions New Sharecare may take in response thereto;

•        expectations regarding future acquisitions, partnerships or other relationships with third parties

•        New Sharecare’s future capital requirements and sources and uses of cash, including New Sharecare’s ability to obtain additional capital in the future; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks and occurrence of events described under the heading “Risk Factors” and other sections of this proxy statement/prospectus are not exhaustive and could adversely affect the business, financial condition or results of operations of FCAC and Sharecare prior to the Business Combination, and New Sharecare following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FCAC or Sharecare assess the impact of all such risk factors on the business of FCAC and Sharecare prior to the Business Combination, and New Sharecare following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to FCAC or Sharecare or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FCAC and Sharecare prior to the Business Combination, and New Sharecare following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. FCAC urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:     Why am I receiving this proxy statement/prospectus?

A:     FCAC is proposing to consummate the Business Combination with Sharecare. FCAC, Merger Sub, Sharecare and the Stockholder Representative, solely in his capacity as the representative of the Sharecare stockholders, have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. FCAC urges its stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the FCAC stockholders in accordance with the DGCL and FCAC’s Current Charter. FCAC is holding a Special Meeting to obtain that approval. FCAC stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination.

THE VOTE OF FCAC STOCKHOLDERS IS IMPORTANT. FCAC STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:     Why is FCAC proposing the Business Combination?

A:     FCAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Sharecare and the industry in which it operates, including the financial and other information provided by Sharecare in the course of FCAC’s due diligence investigations, the FCAC Board believes that the Business Combination with Sharecare is in the best interests of FCAC and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although the FCAC Board believes that the Business Combination with Sharecare presents a unique business combination opportunity and is in the best interests of FCAC and its stockholders, the FCAC Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — The FCAC Board’s Reasons for Approval of the Business Combination” for a discussion of the factors considered by the FCAC Board in making its decision.

Q:     When and where will the Special Meeting take place?

A:     The FCAC Special Meeting will be held on              , 2021, at               New York City time, at              .

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the FCAC Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The FCAC Board believes that this is the right choice for FCAC and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of FCAC’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting              . To participate in the virtual meeting, you will need a 12-digit control

number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at              , New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:     What matters will be considered at the Special Meeting?

A:     The FCAC stockholders will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”);

•        a proposal to approve, assuming the Business Combination Proposal is approved, the Proposed Charter (the “Charter Proposal”);

•        a proposal to approve, on a non-binding advisory basis and as required by applicable SEC guidance, a certain material difference between the Current Charter and the Proposed Charter (the “Advisory Charter Proposal”);

•        a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (i) shares of New Sharecare common stock and New Sharecare Series A Preferred Stock pursuant to the terms of the Merger Agreement and (ii) shares of FCAC Class A common stock to the PIPE Investors in connection with the Private Placement (the “Stock Issuance Proposal”);

•        a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved, the Sharecare 2021 Omnibus Incentive Plan (the “Incentive Plan Proposal”); and

•        a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Q:     Is my vote important?

A:     Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the FCAC stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only FCAC stockholders as of the close of business on              , 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The FCAC Board unanimously recommends that such FCAC stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal.

Q:     If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:     No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What FCAC stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:     The Business Combination Proposal.    Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares in favor of the Business Combination. The shares of FCAC Common Stock held by our Sponsor and the other Initial Stockholders that are obligated to vote in favor of the Business Combination, represents approximately 20% of the voting power of FCAC. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 31% of the outstanding shares in order to approve the Business Combination. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding FCAC Shares as of the record date are present, the Business Combination could be approved by the additional affirmative vote of shares representing as little as 25% of the outstanding FCAC Shares, or approximately 6% of the FCAC Class A common stock outstanding.

The Charter Proposal.    Approval of the Charter Proposal requires the affirmative vote of at least a majority of the outstanding FCAC Shares entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the Charter Proposal.

The Advisory Charter Proposal.    Approval of the Advisory Charter Proposal, which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Advisory Charter Proposal.

The Stock Issuance Proposal.    Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Stock Issuance Proposal.

The Incentive Plan Proposal.    Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Incentive Plan Proposal.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Q:     What will Sharecare’s equity holders receive in connection with the Business Combination?

A:     The aggregate value of the consideration paid in respect of Sharecare is approximately $3.79 billion. Sharecare stockholders (other than holders of the Sharecare Series D Preferred Stock) will have the right to receive a portion of the Cash Consideration (to the extent available) and shares of common stock of New Sharecare. A Sharecare stockholder will be automatically deemed to have made a proper election to receive cash with respect to its Cash Electing Shares, and shall have the right to receive an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value. If the Aggregate Cash Election Amount exceeds the Cash Consideration, then each Cash Electing Share will convert into the right to receive (x) an amount in cash equal to the product of (1) the Per Share Merger Consideration Value and (2) the Cash Fraction and (y) a number of validly issued, fully paid shares of New Sharecare common stock equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time of the Business Combination (the “effective time”) shall be deemed to have made an election to receive shares of New Sharecare common stock with respect to any Stock Electing Shares, and shall have the right to receive a number of shares of New Sharecare common stock equal to the applicable Per Share Merger Consideration (as defined herein) for each Stock Electing Share. The Cash Consideration will be equal to the lesser of (i) (A) the proceeds available from the Trust Account established in connection with FCAC’s IPO, after giving effect to any and all redemptions of public shares and the payment of transaction expenses and indebtedness, plus (B) the funds received by FCAC in the Private Placement, plus (C) the amount of cash and cash equivalents of Sharecare (less the amount of proceeds of the Strategic Financing) determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day prior to the Closing Date, minus (D) the Transaction Bonuses, minus (E) $401.0 million; and (ii) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify either (A) the Business Combination as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 or (B) the Business Combination and the contributions by the equity investors of cash to FCAC in exchange for FCAC common stock through the Equity Financing pursuant to, and in accordance with the terms of the Merger Agreement and the Subscription Agreements, together as an integrated transaction described under Section 351 of the Internal Revenue Code of 1986, such amount designated by Sharecare to FCAC not less than three days prior to the Closing (provided that under no circumstances shall the Cash Consideration be less than $0). The Cash Consideration will not be payable to Sharecare stockholders if, after satisfying FCAC’s redemption obligations, paying transaction expenses and indebtedness, the Balance Sheet Threshold is not met. Although Sharecare currently has sufficient liquidity to fund its future operations, the Balance Sheet Threshold was mutually agreed upon between FCAC and Sharecare based upon, among other things, considerations such as the amount of cash liquidity reasonably necessary to fund growth initiatives, support marketing efforts, provide additional working capital and for other general corporate purposes. If the Balance Sheet Threshold is not satisfied, all consideration to Sharecare stockholders (other than holders of Sharecare Series D Preferred Stock) will be in the form of shares of common stock of New Sharecare. If the Cash Consideration exceeds the aggregate amount of cash which the Sharecare stockholders elect to receive, the amount of such excess shall remain at Sharecare. Holders of Sharecare Series D Preferred Stock will receive stock consideration in the form of New Sharecare Series A Preferred Stock (but will not be entitled to any Cash Consideration). For more detailed information on the cash and stock allocations see “Cash Consideration” on page 23 and “Stock Consideration” on page 24. It is estimated that Cash Consideration will be approximately $275 million if there are no redemptions and that there will be no Cash Consideration if more than 30.1 million public shares are redeemed by FCAC stockholders. See “Sources and Uses of Funds for the Business Combination” on page 33 for more information.

At the effective time, each Sharecare option that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into a closing New Sharecare option to acquire shares of New Sharecare common stock with the same terms and conditions as applied to the Sharecare option immediately prior to the effective time provided that the number of shares of underlying such New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of contingent options to acquire shares of New Sharecare common stock equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio, which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

Each contingent option will have the same per share exercise price as each closing New Sharecare option and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the following day and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Subject to certain exceptions, at the effective time, each Sharecare warrant that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

Set forth below is an illustrative example of the consideration to be received by a Sharecare stockholder based on an aggregate 5,654,203 shares of Sharecare common stock outstanding as of May 25, 2021, on a fully-diluted basis.

Current Sharecare Holdings			Consideration Received in Business Combination
			No Redemptions				Max Redemptions
Sharecare security	Number of shares	Strike Price	Cash	Shares		Strike	Cash	Shares		Strike
Common Stock	10,000	—	$1,104,330	658,273	(1)(2)	—	—	768,706	(1)(2)	—
Options	5,000	$600.00	—	356,235	(3)	$8.42	—	356,235	(3)	$8.42
Warrants	5,000	$600.00	—	—		—	—	—		—

____________

(1)      Includes warrants converting into shares of New Sharecare common stock at the Closing.

(2)      If more than 30.1 million public shares are redeemed by FCAC stockholders, then there will be no Cash Consideration. Given that the maximum redemption scenario contemplates the redemption of approximately 30.3 million public shares, representing a difference of 200,000 public shares that are subject to redemption, a third scenario presenting the redemption of 30.1 million public shares has not been separately presented.

(3)      Excludes contingent options.

Q:     What equity stake and voting power will current FCAC stockholders and Sharecare stockholders hold in New Sharecare immediately after the consummation of the Business Combination?

A:     It is anticipated that, upon completion of the Business Combination, the ownership interests and voting power in New Sharecare will be as set forth in the table below:

	Assuming No Redemptions of Public Shares		Assuming Maximum Redemptions of Public Shares
	Shares	Voting %	Shares(1)	Voting %(1)
Sharecare stockholders(2)	265,349,838	76.24%	292,849,828	84.82%
FCAC Public stockholders	34,500,000	9.91	4,197,245	1.22
PIPE Investors	42,585,000	12.23	42,585,000	12.33
Initial Stockholders(3)	5,627,250	1.62	5,627,250	1.63
Total	348,062,088	100.00%	345,259,323	100.00%

____________

(1)      Assumes that holders of 30,302,755 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $345,042,590.04 held in trust as of April 1, 2021 and a redemption price of $10.00 per share).

(2)      Includes the up to 5,000,000 shares of New Sharecare Series A Preferred Stock issued at Closing upon conversion of the Sharecare Series D Preferred Stock, which will be entitled to vote on an as converted basis. Assumes that the aggregate cash consideration is $275.0 million in the no redemption scenario and that there will be no Cash Consideration in the maximum redemption scenario, based on estimated cash on hand at closing.

(3)      Excludes the 1,713,000 Sponsor Earnout Shares over which Sponsor exercises voting authority under the terms of the Earnout Escrow Agreement.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $345.0 million, including approximately $12.1 million of underwriters’ deferred discount and approximately $8.9 million of the proceeds of the sale of the Private Placement Warrants, was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of April 1, 2021, there were investments and cash held in the Trust Account of $345,042,590.04. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by September 24, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes and for working capital purposes (subject to an aggregate limit of $1,000,000).

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:     FCAC stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. However, we entered into Non-Redemption Agreements with certain holders of FCAC Class A common stock, pursuant to which such holders agreed not to redeem certain shares of FCAC’s Class A common stock. The aggregate number of shares of FCAC’s Class A common stock subject to such Non-Redemption Agreements is 4,197,245, which translates into approximately $42.0 million of otherwise exercisable redemption rights. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, the Minimum Proceeds Condition (though this condition may be waived by Sharecare). FCAC intends to notify FCAC stockholders by press release promptly after it becomes aware that Sharecare has waived this condition. Assuming funding by the PIPE Investors and of the Strategic Financing, the redemptions of public shares will have no effect on the Minimum Proceeds Condition. In addition, with fewer public shares and public stockholders, the trading market for New Sharecare common stock may be less liquid than the market for FCAC’s Class A common stock was prior to consummation of the Business Combination and New Sharecare may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Sharecare’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which FCAC’s public stockholders exercise the maximum allowed redemption rights.

Q:     What amendments will be made to the Current Charter?

A:     We are asking FCAC stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the FCAC Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the change of FCAC’s name to “Sharecare, Inc.”; (ii) the increase of the total number of authorized shares of capital stock, par value of $0.0001 per share, from 401,000,000 shares to 615,000,000 shares, consisting of 600,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share, including 5,000,000 shares of New Sharecare Series A Preferred Stock; and (iii) the elimination of certain provisions specific to FCAC’s status as a blank check company.

Pursuant to Delaware law and the Current Charter, FCAC is required to submit the Charter Proposal to FCAC’s stockholders for approval. For additional information, see the section entitled “The Charter Proposal.”

Q:     What material negative factors did the FCAC Board consider in connection with the Business Combination?

A:     Although the FCAC Board believes that the acquisition of Sharecare will provide FCAC’s stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the FCAC Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that FCAC stockholders would not approve the Business Combination and the risk that significant numbers of FCAC stockholders would exercise their redemption rights. In addition, during the course of FCAC management’s evaluation of Sharecare’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both FCAC management and the FCAC Board considered were (i) the concentration of Sharecare’s client base; (ii) Sharecare’s historical growth rates and its ability to significantly accelerate its growth rate; (iii) the competitive industry in which Sharecare operates; and (iv) Sharecare’s ability to adapt to changing market conditions, including due to COVID-19. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The FCAC Board’s Reasons for Approval of the Business Combination” as well as in the section entitled “Risk Factors — Risk Factors Relating to FCAC and the Business Combination.”

Q:     Do I have redemption rights?

A:     If you are a public stockholder, you have the right to request that FCAC redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Our Initial Stockholders and our directors at the time of our IPO entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination. In addition, we entered into Non-Redemption Agreements with certain holders of FCAC’s Class A common stock, pursuant to which such holders agreed not to redeem certain shares of FCAC’s Class A common stock. The aggregate number of shares of FCAC’s Class A common stock subject to such Non-Redemption Agreements is 4,197,245, which translates into approximately $42.0 million of otherwise exercisable redemption rights.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to              , New York City time, on              , 2021, (a) submit a written request to Continental Stock Transfer & Trust Company that FCAC redeem your public shares for cash and (b) deliver your public shares to Continental Stock Transfer & Trust Company, physically or electronically through The Depository Trust Company.

The address of Continental Stock Transfer & Trust Company is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is              , 2021 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental Stock Transfer & Trust Company and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that FCAC instruct Continental Stock Transfer & Trust Company to return the shares to you (physically or electronically). You may make such request by contacting Continental Stock Transfer & Trust Company at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by FCAC’s Chief Financial Officer prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company prior to              , New York City time, on              , 2021.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any FCAC warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your units to be separated and delivered to the Transfer Agent prior to              , New York City time, on              , 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of New Sharecare warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     How does the FCAC Board recommend that I vote?

A:     The FCAC Board recommends that the FCAC stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Adjournment Proposal. For more information regarding how the FCAC Board recommends that FCAC stockholders vote, see the section entitled “The Business Combination Proposal — The FCAC Board’s Reasons for Approval of the Business Combination” beginning on page 95.

Q:     How do our Sponsor and the other Initial Stockholders intend to vote their shares?

A:     In connection with our IPO, our Initial Stockholders and our directors at the time of our IPO entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. In addition, certain other beneficial owners of FCAC’s common stock have entered into support agreements with Sharecare, pursuant to which they have agreed to vote their shares in favor of the Business Combination (and each of the other proposals to be brought at the Special Meeting). These stockholders, together with our Initial Stockholders, collectively own approximately 20% of our issued and outstanding shares of common stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of shares representing as little as 25% of the outstanding FCAC Shares, or approximately 6% of the FCAC Class A common stock outstanding.

Q:     May our Sponsor and the other Initial Stockholders purchase public shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FCAC or its securities, the Initial Stockholders, Sharecare and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FCAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:     Who is entitled to vote at the Special Meeting?

A:     The FCAC Board has fixed              , 2021 as the record date for the Special Meeting. All holders of record of FCAC Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?” on page 18 for instructions on how to vote your FCAC Shares without attending the Special Meeting.

Q:     How many votes do I have?

A:     Each FCAC Stockholder of record is entitled to one vote for each FCAC Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were               outstanding FCAC Shares.

Q:     What constitutes a quorum for the Special Meeting?

A:     A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding FCAC Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:     What is Sharecare?

A:     Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

Q:     What will happen to my FCAC Shares as a result of the Business Combination?

A:     If the Business Combination is completed, (i) each share of FCAC’s Class A common stock will remain outstanding and automatically become a share of New Sharecare common stock and (ii) each share of FCAC’s Class B common stock will be converted into one share of New Sharecare common stock. See the section entitled “The Business Combination Proposal — Consideration to Sharecare Stockholders and FCAC Stockholders” beginning on page 86.

Q:     Where will the New Sharecare common stock that FCAC stockholders receive in the Business Combination be publicly traded?

A:     Assuming the Business Combination is completed, the shares of New Sharecare common stock (including the New Sharecare common stock issued in connection with the Business Combination) will be listed and traded on Nasdaq under the ticker symbol “SHCR” and the Public Warrants will be listed and traded on Nasdaq under the ticker symbol “SHCRW”.

Q:     What happens if the Business Combination is not completed?

A:     If the Merger Agreement is not adopted by FCAC stockholders or if the Business Combination is not completed for any other reason by August 31, 2021, then we will seek to consummate an alternative initial business combination prior to September 24, 2022. If we do not consummate an initial business combination by

September 24, 2022, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     How can I attend and vote my shares at the Special Meeting?

A:     FCAC Shares held directly in your name as the stockholder of record of such FCAC Shares as of the close of business on              , 2021, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit              , and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:     How can I vote my shares without attending the Special Meeting?

A:     If you are a stockholder of record of FCAC Shares as of the close of business on              , 2021, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:     What is a proxy?

A:     A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of FCAC Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of FCAC’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Alan G. Mnuchin and Saif Rahman.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your FCAC Shares are registered directly in your name with Continental Stock Transfer & Trust Company you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).    For FCAC Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your FCAC Shares are voted.

Shares in “street name.”    For FCAC Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:     If a FCAC Stockholder gives a proxy, how will the FCAC Shares covered by the proxy be voted?

A:     If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your FCAC Shares in the way that you indicate when providing your proxy in respect of the

FCAC Shares you hold. When completing the proxy card, you may specify whether your FCAC Shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:     How will my FCAC Shares be voted if I return a blank proxy?

A:     If you sign, date and return your proxy and do not indicate how you want your FCAC Shares to be voted, then your FCAC Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Adjournment Proposal.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you are a stockholder of record of FCAC Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to FCAC’s Chief Financial Officer, which notice must be received by FCAC’s Chief Financial Officer prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting               and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, FCAC will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:     Are FCAC Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:     No. FCAC stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of FCAC’s Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of FCAC’s Class A common stock, which will become an equal number of shares of New Sharecare common stock after giving effect to the Business Combination). Holders of FCAC’s Class A common stock may vote against the Business Combination Proposal or redeem their FCAC Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of FCAC’s Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:     Are there any risks that I should consider as a FCAC Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 42. You also should read and carefully consider the risk factors of FCAC and Sharecare contained in the documents that are incorporated by reference herein.

Q:     What happens if I sell my FCAC Shares before the Special Meeting?

A:     The record date for FCAC stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your FCAC Shares before the record date, you will not be entitled to vote at the

Special Meeting. If you transfer your FCAC Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New Sharecare shares to the person to whom you transfer your shares.

Q:     What are the material U.S. federal income tax consequences of the Business Combination to me?

A:     Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     When is the Business Combination expected to be completed?

A:     Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing” beginning on page 119, including the adoption of the Merger Agreement by the FCAC stockholders at the Special Meeting, the Business Combination is expected to close in the second quarter of 2021. However, it is possible that factors outside the control of both FCAC and Sharecare could result in the Business Combination being completed at a later time, or not being completed at all.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     FCAC has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. FCAC has agreed to pay Morrow a fee of $30,000, plus disbursements. FCAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. FCAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the conditions to completion of the Business Combination?

A:     The Business Combination is subject to satisfaction or waiver of the Closing conditions, including: (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act (which condition was satisfied upon expiration of the waiting period on March 31, 2021 at 11:59 p.m.), (ii) FCAC shall not have redeemed shares of its Class A common stock in an amount that would cause FCAC to have less than $5,000,001 of net tangible assets, (iii) the required stockholder approval of stockholders of FCAC shall have been obtained for the Business Combination, (iv) the required stockholder approval of stockholders of Sharecare shall have been obtained for the Business Combination, and (v) the common stock of New Sharecare to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq (which condition may be waived by the parties). Unless waived (to the extent permitted), if any of these conditions are not satisfied, the Business Combination may not be consummated. See the section entitled “The Business Combination Proposal.”

Q:     What should I do now?

A:     You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your FCAC Shares will be voted in accordance with your instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FCAC Shares.

Q:     Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:     If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400

E-mail:

You also may obtain additional information about FCAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the Continental Stock Transfer & Trust Company, FCAC’s Transfer Agent, at the address below prior to              , New York City time, on              , 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annex and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

Falcon Capital Acquisition Corp.

660 Madison Avenue, 12th Floor

New York, NY 10065

(212) 812-7702

Falcon Capital Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

FCAC Merger Sub Inc.

660 Madison Avenue, 12th Floor

New York, NY 10065

(212) 812-7702

FCAC Merger Sub Inc. is a Delaware corporation and wholly-owned subsidiary of Falcon Capital Acquisition Corp., which was formed for the purpose of effecting a merger with Sharecare.

Sharecare, Inc.

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

(404) 671-4000

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Merger Agreement is adopted and the Business Combination is consummated, Merger Sub will merge with and into Sharecare, with the separate corporate existence of Merger Sub ceasing and Sharecare surviving the merger as a wholly-owned subsidiary of FCAC.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into Sharecare, with the separate corporate existence of Merger Sub ceasing and Sharecare surviving the merger. Upon consummation of the foregoing transactions, Sharecare will be a wholly-owned subsidiary of New Sharecare (formerly FCAC). In addition, immediately prior to the consummation of the Business Combination, New Sharecare will amend and restate its charter to be the Proposed Charter, as described in the section of this proxy statement/prospectus titled “Description of New Sharecare Securities.”

The following diagrams illustrate in simplified terms the current structure of FCAC and Sharecare and the expected structure of New Sharecare (formerly FCAC) upon the Closing.

Merger Consideration

FCAC has agreed to pay approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. As consideration, each Sharecare stockholders (other than holders of the Sharecare Series D Preferred Stock) will have the right to receive a portion of the Cash Consideration (to the extent available) and shares of common stock of New Sharecare. Holders of the Sharecare Series D Preferred Stock will receive shares of New Sharecare Series A Preferred Stock as consideration (but will not be entitled to any Cash Consideration).

Cash Consideration

Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time of the Business Combination (the “effective time”) will automatically be deemed to have made a proper election to receive cash for each Cash Electing Share, and shall have the right to receive an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value. If the Aggregate Cash Election Amount exceeds the Cash Consideration, then each Cash Electing Share will convert into the right to receive (x) an amount in cash equal to the product of (1) the Per Share Merger Consideration Value and (2) the Cash Fraction and (y) a number of validly issued, fully paid shares of New Sharecare common stock equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. The Cash Consideration will be equal to (A) the funds remaining in the Trust Account established in connection with FCAC’s IPO, following the redemption (if any) of public shares, the payment of transaction expenses and the payment of the Payoff Indebtedness, plus (B) the funds received by FCAC in the Equity Financing, plus (C) the amount of cash and cash equivalents of Sharecare determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, minus (D) the Transaction Bonuses, minus (E) $401.0 million. The Cash Consideration will not be payable to Sharecare stockholders if, after satisfying FCAC’s redemption obligations, paying transaction expenses and indebtedness, the Balance Sheet Threshold is not met.

Stock Consideration

Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time shall be deemed to have made an election to receive shares of New Sharecare common stock with respect to any Stock Electing Shares, and shall have the right to receive a number of shares of New Sharecare common stock equal to the applicable Per Share Merger Consideration for each Stock Electing Share.

At the effective time, each share of Sharecare Series D Preferred Stock will be converted into the right to receive a number of New Sharecare Series A Preferred Stock equal to the Exchange Ratio.

At the effective time, each Sharecare option that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into a closing New Sharecare option to acquire shares of New Sharecare common stock with the same terms and conditions as applied to the Sharecare option immediately prior to the effective time provided that the number of shares of underlying such New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of contingent options to acquire shares of New Sharecare common stock equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio, which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

Each contingent option will have the same per share exercise price as each closing New Sharecare option, and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the following day and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Subject to certain exceptions, at the effective time, each warrant to purchase shares of Sharecare capital stock (each, a “Sharecare warrant”) that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

Escrow Consideration

At the Closing of the Business Combination and (i) immediately prior to the effective time, the Sponsor will, in accordance with the Sponsor Agreement (the “Sponsor Agreement”), deliver to an escrow agent, 1,713,000 shares of FCAC class B common stock which shares shall be allocated to the Sponsor (such shares, the “Sponsor Earnout Shares”), and (ii) immediately following the effective time, New Sharecare will deliver electronically to the earnout escrow agent, an amount of shares of New Sharecare common stock equal to the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time multiplied by the Earnout Ratio (the “stockholder earnout shares” and, together with the Sponsor Earnout Shares, the “earnout shares”), which shares shall be allocated on a pro rata basis among the Sharecare stockholders who have received shares of New Sharecare common stock in accordance with the Merger Agreement. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

The earnout shares shall be released and delivered such that (i) one-half of the earnout shares will be released and distributed if the volume-weighted average price of shares of New Sharecare common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days or New Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $12.50 per share, and (ii) one-half of the earnout shares will be released and distributed if the volume-weighted average price of shares of New Sharecare common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days or New Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $15.00 per share (the conditions described in clauses (i) and (ii), the “earnout conditions”). If such conditions have not been satisfied following the fifth anniversary of the Closing Date, any earnout shares remaining in the earnout escrow account shall be automatically released to New Sharecare for cancellation and neither the members of the stockholder earnout group nor the Sponsor shall have any right to receive such earnout shares or any benefit therefrom.

The Private Placement and Strategic Financing

FCAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, FCAC agreed to issue and sell in private placements an aggregate of 42,585,000 shares of FCAC Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement is expected to close immediately prior to the consummation of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of FCAC Class A common stock, including the shares of FCAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Sharecare common stock.

In conjunction with FCAC entering into Subscription Agreements with the PIPE Investors for the Private Placement, Sharecare agreed to sell to Anthem, Inc. or one of its affiliates (collectively, the “Strategic Investor”), in a private placement to be consummated prior to the closing of the Business Combination, 62,500 shares of Sharecare Series D Preferred Stock (subject to the potential issuance of additional shares of Sharecare Series D Preferred Stock to the Strategic Investor immediately prior to the Closing pursuant to certain anti-dilution rights) for an aggregate purchase price of $50,000,000 (the “Strategic Financing”).

The Strategic Financing was consummated on April 7, 2021. Upon consummation of the Business Combination, each share of Sharecare Series D Preferred Stock (including any additional shares of Sharecare Series D Preferred Stock, if any, issued pursuant to the Strategic Investor’s anti-dilution rights) will, unless converted into New Sharecare common stock at the election of the Strategic Investor, be automatically converted into New Sharecare Series A Preferred Stock. For more information about the New Sharecare Series A Preferred Stock, see the section of this proxy statement/prospectus titled “Description of New Sharecare Securities.”

Sharecare has also entered into a letter of intent with the Strategic Investor to enter into a collaboration agreement (the “Collaboration Agreement”) to co-develop a new multi-carrier member advocacy software solution (referred to as the “Advocacy Product”). See “The Business Combination Proposal — The Private Placement and Strategic Financing.”

Special Meeting of FCAC Stockholders and the Proposals

The Special Meeting will convene on              , 2021 at              , New York City time, in virtual format. Stockholders may attend, vote and examine the list of FCAC stockholders entitled to vote at the Special Meeting by visiting                and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

Approval of each of the condition precedent proposals is a condition to the obligation of FCAC to complete the Business Combination.

Only holders of record of issued and outstanding FCAC Shares as of the close of business on              , 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of FCAC Shares that you owned as of the close of business on that record date.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding FCAC Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Business Combination Proposal.

Approval of the Charter Proposal requires the affirmative vote of at least a majority of the outstanding FCAC Shares entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the Charter Proposal.

Approval of the Advisory Charter Proposal, which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Advisory Charter Proposal.

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Incentive Plan Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Recommendation of FCAC’s Board of Directors

The FCAC Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the FCAC stockholders and recommends that the FCAC stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. The FCAC Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

The FCAC Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal.

For more information about the FCAC Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and FCAC Board Recommendation” beginning on page 81 and “The Business Combination Proposal — The FCAC Board’s Reasons for Approval of the Business Combination” beginning on page 95.

The FCAC Board’s Reasons for Approval of the Business Combination

In considering the Business Combination, the FCAC Board considered the following positive factors, although not weighted or in any order of significance:

•        “Category of One” Company.    Sharecare’s unique digital health platform unifies the highly fragmented digital health ecosystem for all key constituents. While several publicly traded digital health companies compete with Sharecare in certain aspects of its business, Sharecare can offer all of these point solutions through an integrated, easy-to-use interface for enterprises and consumers.

•        High Sustainable Growth at Scale.    Sharecare has attracted a group of large enterprise clients for its unified platform through multi-year contracts with significant potential upside through activation of consumers on to various digital therapeutics solutions that improve wellness and lower health care costs. This group includes scaled health plans, including several “Blues,” large employers and governments.

•        Innovation.    Sharecare has been able to innovate with new solutions for its existing client base driven by evolving demands, including the development and addition of digital therapeutics, additional service offerings and new digitally-enabled solutions. Sharecare’s most recent entry into the newly emerging Health Security sector driven by conditions brought upon by COVID-19 demonstrates Sharecare’s ability to innovate in real time. Its acquisition of doc.ai further accelerated Sharecare’s technology capabilities to use artificial intelligence (“AI”) to create predictive solutions that can be integrated into its current digital offering

•        Attractive Adjusted EBITDA and Cash Flow Profile.    Sharecare is unique as a high growth digital healthcare business that is EBITDA and cash flow positive, unlike its peer group. In 2021, Sharecare is projected to generate $31 million of Adjusted EBITDA on $396 million of total revenue (approximately 8% Adjusted EBITDA margin). The company’s favorable unit economics and operating leverage are projected to drive normalized Adjusted EBITDA to approximately 25% over the medium term. Sharecare is accomplishing this margin expansion while investing extensively into its business through the addition of over 100 salespeople and approximately 100 product and technology professionals over the next three years.

•        Experienced and Motivated Management Team.    Sharecare is a founder-driven business led by its CEO, Mr. Arnold. Mr. Arnold and his core leadership team have a highly successful track record of developing successful businesses that address key solutions for the market while generating significant value for shareholders. Mr. Arnold launched WebMD in 1998, the first healthcare company to harness the power of the Internet to create a destination for consumers, healthcare institutions, and physicians to find trustworthy medical information. In 1999, WebMD merged with Healtheon Corp. in a transaction valued at $7.9 billion. Mr. Arnold later served as CEO and Chairman of HowStuffWorks.com, an award-winning online how-to resource, that was sold to Discovery Communications in 2007 for $250 million.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act.

Conditions to the Completion of the Business Combination

The Business Combination is subject to satisfaction or waiver of the Closing conditions, including: (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act (which condition was satisfied upon expiration of the waiting period on March 31, 2021 at 11:59 p.m.), (ii) FCAC shall not have redeemed shares of its Class A common stock in an amount that would cause FCAC to have less than $5,000,001 of net tangible assets, (iii) the required stockholder approval of stockholders of FCAC shall have been obtained for the Business Combination, (iv) the required stockholder approval of stockholders of Sharecare shall have been obtained for the Business Combination, and (v) the common stock of New Sharecare to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq (which condition may be waived in writing by the parties) and (vi) Sharecare shall have consummated the acquisition of doc.ai (which condition has been satisfied). The obligations of FCAC to complete the Business Combination are further conditioned on, in addition to certain Closing conditions, the consummation of the Strategic Financing (which condition has been satisfied). The obligations of Sharecare to complete the Business Combination are further conditioned on (which conditions may be waived by Sharecare), in addition to certain Closing conditions, (i) the current certificate of incorporation of FCAC shall have been amended and restated in the form contemplated by the Charter Proposal, (ii) the transactions contemplated by the Sponsor Agreement shall have been consummated as specified therein and (iii) satisfaction of the Minimum Proceeds Condition. Unless waived (to the extent permitted), if any of these conditions are not satisfied, the Business Combination may not be consummated.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by written consent of Sharecare and FCAC; or

•        by written notice from either Sharecare of FCAC to the other if the required approval of FCAC stockholders is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Termination Rights of Sharecare

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned, by written notice to FCAC from Sharecare if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FCAC or Merger Sub set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “The Merger Agreement — Conditions to Closing” and “The Merger Agreement — Additional Conditions to the Obligations of Sharecare” set forth above would not be satisfied at the Closing (a “terminating FCAC breach”), except that, if any such terminating FCAC breach is curable by FCAC or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Sharecare provides written notice of such violation or breach and the Termination Date) after receipt by FCAC of notice from Sharecare of such breach, but only as long as FCAC or Merger Sub continues to exercise such commercially reasonable efforts to cure such terminating FCAC breach (the “FCAC cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating FCAC breach is not cured within the FCAC cure period, (ii) the Closing has not occurred on or before the Termination Date (provided that this termination right will not be available if Sharecare’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date), or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable law or governmental order; provided that the right to terminate the Merger Agreement under this paragraph shall not be available if Sharecare’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in such law or governmental order.

Termination Rights of FCAC

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned, by written notice to Sharecare from FCAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Sharecare set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “— Conditions to Closing; Additional Conditions to the Obligations of FCAC” set forth above would not be satisfied at the Closing (a “terminating Sharecare breach”), except that, if such terminating Sharecare breach is curable by Sharecare through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date FCAC provides written notice of such violation or breach and the Termination Date) after receipt by Sharecare of notice from FCAC of such breach, but only as long as Sharecare continues to use its commercially reasonable efforts to cure such terminating Sharecare breach (the “Sharecare cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating Sharecare breach is not cured within the Sharecare cure period, (ii) the Closing has not occurred on or before Termination Date (provided that this termination right will not be available if FCAC or Merger Sub’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date), or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable law or governmental order, provided that the right to terminate the Merger Agreement under this paragraph shall not be available if FCAC’s or Merger Sub’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in such law or governmental order. The Merger Agreement may also be terminated and the transactions contemplated thereby abandoned by written notice from FCAC if (i) the duly executed counterparts to the Sharecare Support Agreements shall not have been delivered to FCAC by the end of the day following the date of the Merger Agreement or (ii) if the Sharecare requisite approval shall not have been obtained in the specified manner.

Redemption Rights

Pursuant to the Current Charter, a public stockholder may request that FCAC redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to              , New York City time, on              , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, the Transfer Agent, that FCAC redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the Transfer Agent, FCAC will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Holders of FCAC warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to FCAC stockholders or warrant holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. FCAC has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”

Interests of FCAC’s Directors and Officers in the Business Combination

When you consider the recommendation of the FCAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that FCAC’s Initial Stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of FCAC stockholders and warrant holders, generally. These interests include, among other things, the interests listed below:

•        If we are unable to complete our initial business combination by September 24, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Private Placement Warrants, which will expire worthless if we fail to complete our initial business combination by September 24, 2022.

•        On June 5, 2020, our Sponsor purchased an aggregate of 8,625,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On August 26, 2020, our Sponsor transferred 20,000 founder shares to each of Edgar Bronfman Jr., Karen Finerman and Michael Ronen, three of our directors, resulting in our Sponsor holding 8,565,000 founder shares or approximately 20% of the outstanding common stock after the consummation of IPO. Upon the Closing, such founder shares will be converted into 6,912,000 shares of New Sharecare common stock and 4,746,667 Private Placement Warrants.

•        Simultaneously with the Closing of our IPO, we consummated the sale of 5,933,334 Private Placement Warrants at a price of $1.50 per warrant in a private placement to our Sponsor, generating gross proceeds, before expenses, of approximately $8,900,000. The Private Placement Warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on September 24, 2020, for one share of FCAC Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by September 24, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Initial Stockholders will be worthless. The warrants held by our Initial Stockholders had an aggregate market value of approximately $18.0 million based upon the closing price of $3.03 per warrant on Nasdaq on February 10, 2021.

•        Our Sponsor, officers and directors will lose their entire investment of $8,925,000 consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $8,900,000 private placement warrant purchase price if we do not complete a business combination by September 24, 2022.

•        Alan G. Mnuchin and Jeff Sagansky will continue to serve as directors of New Sharecare after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Sharecare Board determines to pay to its directors.

•        Our Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $0.613 (including the 8,625,000 founder shares and 5,933,334 Private Placement Warrants) as of the consummation of the IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        Our Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if FCAC fails to complete a business combination by September 24, 2022.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FCAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses that have not been repaid. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of April 1, 2021, there was $345,042,590.04 in investments and cash held in the Trust Account and approximately $1.1 million of cash held outside the Trust Account available for working capital purposes.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by FCAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination.

•        In connection with the Closing, we will enter into the Registration Rights Agreement, which will provide certain FCAC stockholders, including the Initial Stockholders, the Strategic Investor and certain Sharecare stockholders and their permitted transferees with registration rights.

•        Upon the signing of the Merger Agreement, our Sponsor entered into the Sponsor Agreement with Sharecare, pursuant to which our Sponsor agreed, subject to the consummation of the Business Combination, that the Sponsor Shares shall convert into FCAC Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that our Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Current Charter. Our Sponsor also agreed to the cancellation of 1,284,750 shares of FCAC and to transfer 428,250 shares of FCAC to a charitable foundation designated by the Company.

•        Upon the signing of the Merger Agreement, our Sponsor and FCAC entered into an agreement (the “Acquiror Support Agreement”) pursuant to which our Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the Special Meeting and to vote against any action, agreement or transaction or proposal that would reasonably be expected to result in the failure of the Business Combination from being consummated.

•        At the Closing, 1,713,000 shares of New Sharecare common stock will be delivered to an escrow agent and allocated to our Sponsor to be released to our Sponsor upon the occurrence of certain milestones set forth in the Merger Agreement. Any such shares remaining in escrow following the fifth anniversary of the Closing Date shall be released to New Sharecare for cancellation.

See the section entitled “Beneficial Ownership of the Securities” for a further discussion of the interests of FCAC’s directors and officers in the Business Combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FCAC or its securities, the Initial Stockholders, Sharecare and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FCAC Shares or vote their FCAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FCAC satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on FCAC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the FCAC directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for FCAC and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

FCAC’s units, Class A common stock and Public Warrants are publicly traded on Nasdaq under the symbols “FCACU,” “FCAC” and “FCACW,” respectively. FCAC intends to apply to list the New Sharecare common stock and Public Warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively, upon the Closing of the Business Combination. New Sharecare will not have units traded following the Closing of the Business Combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Sharecare’s good faith estimate of such amounts assuming a Closing as of [•], 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$345	$42
Private Placement	426	426
Strategic Investment in Sharecare	50	50
Sellers’ Equity	3,493	3,768
FCAC Upfront Founder Equity	56	56
Total Sources	$4,370	$4,342
Uses
Cash on Balance Sheet	$427	$399
Sellers’ Equity	3,493	3,768
Cash to Sharecare Stockholders	275	—
FCAC Upfront Founder Equity	56	56
Transaction Costs	54	54
Debt Repayment	65	65
Total Uses	$4,370	$4,342

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FCAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Sharecare has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Sharecare’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•        The largest individual minority stockholder of the combined entity is an existing stockholder of Sharecare;

•        Sharecare’s directors will represent the majority of the New Sharecare Board;

•        Sharecare’s senior management will be the senior management of New Sharecare; and

•        Sharecare is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Sharecare is the accounting acquirer in the Business Combination.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of FCAC stockholders who become New Sharecare stockholders in the Business Combination will no longer be governed by the Current Charter and FCAC’s bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws. See “Comparison of Stockholders’ Rights” on page 216.

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a FCAC Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to FCAC, Sharecare’s business and the Business Combination are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to Sharecare in the present tense or New Sharecare from and after the Business Combination.

•        the potential conflicts of interests that directors and officers of FCAC have in recommending that the stockholders vote in favor of approval of the Business Combination;

•        FCAC’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how public stockholders vote;

•        FCAC’s ability to redeem stockholders’ unexpired warrants;

•        the Business Combination is subject to conditions, some of which may be waived;

•        our ability to adapt in a rapidly evolving industry and to promote and improve the benefits of our platform;

•        our ability to compete against current and future competitors;

•        our ability to maintain and expand our relationship with our clients and partners;

•        the impact of the COVID-19 pandemic and other catastrophic events;

•        the failure of our platform and solutions to achieve market acceptance and our ability to develop, or incorporate through acquisition or partnership, new solutions, or enhancements, new features and modifications to existing solutions;

•        security breaches, loss of data and other disruptions;

•        our ability to comply with evolving regulations, including healthcare and privacy and security regulations;

•        our ability to protect or enforce our intellectual property rights;

•        our ability to obtain additional capital in the future;

•        our ability to successfully identify, consummate and successfully integrate acquisitions and investments;

•        our ability to maintain our historic growth rates and effectively manage our growth in the future; and

•        our ability to operate as a public company, including with respect to increased costs and demands on management as a result of complying with additional laws and regulations.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Sharecare’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FCAC’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FCAC

The following table contains summary historical financial data of FCAC for the periods and as of the dates indicated.

FCAC’s statement of operations and cash flows data for the period from June 5, 2020 (date of inception) through December 31, 2020 and balance sheet data as of December 31, 2020 is derived from FCAC’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information of FCAC for the three months ended March 31, 2021 and the consolidated balance sheet as of March 31, 2021 are derived from FCAC’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with FCAC’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FCAC” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FCAC.

(in thousands, except share and per share data)	For the three months ended March 31, 2021 (Unaudited)	For the period from June 5 (inception) through December 31, 2020 (Restated)
Statement of Operations Data:
Loss from operations	$(904)	$(307)
Other income (expense), net	$9,038	$(17,069)
Provision for income taxes	$—	$—
Net income (loss)	$8,134	$(17,375)

Weighted average Class A ordinary shares outstanding, basic and diluted	34,500,000	34,500,000
Net income per common stock, Class A – basic and diluted	$0.00	$—

Weighted average Class B common stock outstanding, basic and diluted	8,625,000	8,030,048
Net income (loss) per common stock, Class B – basic and diluted	$0.94	$(2.16)

Statement of Cash Flows Data:
Net cash used in operating activities	$(901)	$(381)
Net cash provided by (used in) investing activities	$105	$(345,000)
Net cash provided by financing activities	$—	$346,502
(in thousands)	As of March 31, 2021 (Unaudited)	As of December 31, 2020 (Restated)
Balance Sheet Data:
Total assets	$345,665	$346,570
Total liabilities	$44,014	$53,054
Total Class A common stock subject to possible redemption	$296,651	$288,516
Total stockholders’ equity	$5,000	$5,000

SUMMARY HISTORICAL FINANCIAL INFORMATION OF SHARECARE

The following table contains summary historical financial data of Sharecare for the periods and as of the dates indicated.

Sharecare’s statement of operations data and statement of cash flows data for the years ended December 31, 2020, 2019 and 2018, and balance sheet data as of December 31, 2020 and 2019 are derived from Sharecare’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information of Sharecare for the three months ended March 31, 2021 and 2020 and the consolidated balance sheet as of March 31, 2021 are derived from Sharecare’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Sharecare’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare” contained elsewhere in this proxy statement/prospectus. Sharecare’s historical results are not necessarily indicative of future results.

(in thousands, except share and per share data)	For the three months ended March 31,		For the year ended December 31,
	2021	2020	2020	2019	2018
	(Unaudited)
Statement of Operations Data:
Revenue	$89,609	$81,928	$328,805	$339,541	$341,866
Loss from operations	$(12,986)	$(4,351)	$(17,441)	$(9,880)	$(27,316)
Total other expense	$(18,880)	$(7,833)	$(40,675)	$(29,344)	$(25,550)
Income tax (expense) benefit	$(85)	$583	$1,557	$(213)	$(94)
Loss from equity method investments	$—	$—	$(3,902)	$—	$(2,034)
Net loss	$(31,951)	$(11,601)	$(60,461)	$(39,437)	$(54,994)
Net (loss) income attributable to non-controlling interest in subsidiaries	$(106)	$32	$(443)	$543	$932
Net loss attributable to Sharecare, Inc.	$(31,845)	$(11,633)	$(60,018)	$(39,980)	$(55,926)

Weighted average shares outstanding, basic and diluted	2,237,650	2,098,242	2,135,477	2,048,430	1,894,033
Basic and diluted net loss per common share	$(14.23)	$(6.00)	$(28.48)	$(19.52)	$(29.53)

Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$(4,686)	$2,258	$14,761	$2,577	$(34,355)
Net cash used in investing activities	$(9,091)	$(6,867)	$(19,171)	$(16,644)	$(17,925)
Net cash provided by financing activities	$21,783	$32,594	$3,770	$20,797	$27,711
(in thousands)	As of March 31, 2021 (Unaudited)	As of December 31,
		2020	2019
Balance Sheet Data:
Total assets	$415,105	$265,974	$261,844
Total liabilities	$363,081	$275,430	$252,288
Redeemable non-controlling interest	$4,000	$4,000	$—
Redeemable convertible preferred stock	$190,875	$190,875	$183,983
Total Sharecare stockholders’ deficit	$(144,797)	$(206,534)	$(177,678)
Non-controlling interest in subsidiaries	$1,946	$2,203	$3,251

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of FCAC and related notes and the historical financial statements of Sharecare and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        Assuming No Redemption: this scenario assumes that no shares of FCAC Class A common stock are redeemed.

•        Assuming Maximum Redemption: this scenario assumes that 30,302,755 shares of FCAC Class A common stock are redeemed for an aggregate payment of approximately $303.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FCAC will have a minimum of $400.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to the FCAC share redemptions, (ii) proceeds from the Private Placement and (iii) proceeds from the Strategic Financing. The Non-Redemption Agreement includes a condition that 4.2 million shares representing $42.0 million is also not subject to redemption.

	Combined Pro Forma
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Three months ended March 31, 2021
Revenue	$89,609	$89,609
Net loss attributable to non-controlling interest	$(106)	$(106)
Net loss attributable to stockholders	$(17,324)	$(17,324)
Net loss per common stock, Class A – basic and diluted	$(0.05)	$(0.05)
Weighted average shares outstanding, basic and diluted	343,062,088	340,259,323

Year ended December 31, 2020
Revenue	$343,615	$343,615
Net loss attributable to non-controlling interest	$(443)	$(443)
Net loss attributable to stockholders	$(72,549)	$(72,549)
Net loss per common stock, Class A – basic and diluted	$(0.21)	$(0.21)
Weighted average shares outstanding, basic and diluted	343,062,088	340,259,323
	Combined Pro Forma
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of March 31, 2021
Total assets	$762,627	$734,599
Total liabilities	$175,457	$175,457
Redeemable non-controlling interest	$4,000	$4,000
Series A convertible redeemable preferred shares	$50,000	$50,000
Total equity attributable to stockholders	$531,224	$503,196
Equity attributable to non-controlling interest	$1,946	$1,946

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for FCAC and Sharecare and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        Assuming No Redemption: this scenario assumes that no shares of FCAC Class A common stock are redeemed.

•        Assuming Maximum Redemption: this scenario assumes that 30,302,755 shares of FCAC Class A common stock are redeemed for an aggregate payment of approximately $303.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FCAC will have a minimum of $400.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to the FCAC share redemptions, (ii) proceeds from the Private Placement and (iii) proceeds from the Strategic Financing. The Non-Redemption Agreement includes a condition that 4.2 million shares representing $42.0 million is also not subject to redemption.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of FCAC and Sharecare and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined per share information of FCAC and Sharecare are derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FCAC and Sharecare would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Sharecare Equivalent Pro Forma Per Share Data(3)
(actuals)	FCAC (Historical)	Sharecare (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and For the Three Months Ended March 31, 2021(1)
Book value per common stock(2)	$0.12	$(64.71)	$1.55	$1.48	$102.32	$105.45
Weighted average Class A ordinary shares outstanding, basic and diluted	34,500,000	2,237,650	343,062,088	340,259,323	260,349,838	287,849,828
Net income (loss) per common stock, Class A – basic and diluted	$0.00	$(14.23)	$(0.05)	$(0.05)	$(3.33)	$(3.63)
Weighted average Class B common stock outstanding, basic and diluted	8,625,000	—	—	—	—	—
Net income (loss) per common stock, Class B – basic and diluted	$0.94	$—	$—	$—	$—	$—

As of and For the Year Ended December 31, 2020(1)
Weighted average Class A ordinary shares outstanding, basic and diluted	34,500,000	2,135,477	343,062,088	340,259,323	260,349,838	287,849,828
Net income (loss) per common stock, Class A – basic and diluted	$—	$(28.48)	$(0.21)	$(0.21)	$(13.86)	$(14.96)
Weighted average Class B common stock outstanding, basic and diluted	8,030,048		—	—	—	—
Net loss per common stock, Class B – basic and diluted	$(2.16)		$—	$—	$—	$—

____________

(1)      There were no cash dividends declared in the period presented.

(2)      Book value per share is equal to total equity excluding redeemable convertible preferred shares and non-controlling interest/shares of common stock outstanding. No pro forma balance sheet as of December 31, 2020 is required and as such, no book value per share data is included in this table.

(3)      The equivalent pro forma basic and diluted per share data for Sharecare is based on the Exchange Ratio computed in the manner set forth in the Merger Agreement. The weighted average shares outstanding includes Sharecare’s redeemable convertible preferred stock, which will be converted into shares of Sharecare common stock immediately prior to the effective time of the Business Combination, and excludes shares underlying options and warrants that are subject to further vesting or exercise terms.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

FCAC

Market Price and Ticker Symbol

FCAC’s units, Class A common stock and Public Warrants are currently listed on Nasdaq under the symbols “FCACU,” “FCAC,” and “FCACW,” respectively.

The closing price of FCAC’s units, Class A common stock and Public Warrants on February 11, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $12.58, $11.77 and $2.99, respectively. As of              , 2021, the record date for the Special Meeting, the closing price for each unit, share of Class A common stock and public warrant was $              , $               and $              , respectively.

Holders

As of February 10, 2021, there was one holder of record of our units, one holder of record of FCAC Class A common stock, four holders of record of FCAC Class B common stock and one holder of record of our Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, FCAC Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

FCAC has not paid any cash dividends on FCAC common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Sharecare’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Sharecare Board at such time.

Sharecare

There is no public market for shares of Sharecare’s common stock.

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement prospectus, including our consolidated financial statements and related notes.

Risk Factors Relating to FCAC and the Business Combination

Directors and officers of FCAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the FCAC Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, FCAC stockholders should be aware that directors and officers of FCAC have interests in the Business Combination that may be different from, or in addition to, the interests of FCAC stockholders. These interests include:

•        If we are unable to complete our initial business combination by September 24, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by September 24, 2022. Our Initial Stockholders purchased the founder shares prior to our IPO for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will be converted into 6,912,000 shares of New Sharecare common stock and 4,746,667 Private Placement Warrants.

•        Simultaneously with the closing of our IPO, we consummated the sale of 5,933,334 Private Placement Warrants at a price of $1.50 per warrant in a private placement to our Initial Stockholders, including our independent directors (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on September 21, 2020, for one share of New Sharecare common stock at $11.50 per share. If we do not consummate a business combination transaction by September 24, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Initial Stockholders will be worthless. The warrants held by our Initial Stockholders had an aggregate market value of approximately $18.0 million based upon the closing price of $3.03 per warrant on the Nasdaq on February 10, 2021.

•        Our Sponsor, officers and directors will lose their entire investment of $8,925,000 consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $8,900,000 private placement warrant purchase price if we do not complete a business combination by September 24, 2022.

•        Alan G. Mnuchin and Jeff Sagansky will continue to serve as directors of New Sharecare after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Sharecare Board determines to pay to its directors.

•        Our Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $0.613 (including the founder shares and Private Placement Warrants) as of the consummation of the IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        Our Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete a business combination by September 24, 2022.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination.

•        In connection with Closing, we will enter into the Registration Rights Agreement, which will provide certain FCAC stockholders, including the Initial Stockholders, the Strategic Investor and certain Sharecare stockholders and their permitted transferees with registration rights.

•        Upon the signing of the Merger Agreement, our Sponsor entered into the Sponsor Agreement with Sharecare, pursuant to which our Sponsor agreed, subject to the consummation of the Merger, that the Sponsor Shares shall convert into FCAC Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that our Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Current Charter. Our Sponsor also agreed to the cancellation of 1,284,750 shares of FCAC and to transfer 428,250 shares of FCAC to a charitable foundation designated by the Company.

•        Upon the signing of the Merger Agreement, our Sponsor and FCAC entered into the Acquiror Support Agreement with Sharecare pursuant to which our Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the Special Meeting and to vote against any action, agreement or transaction or proposal that would reasonably be expected to result in the failure of the Merger from being consummated.

•        At the Closing, 1,713,000 shares of New Sharecare common stock will be delivered to an escrow agent and allocated to the Sponsor to be released our Sponsor upon the occurrence of certain Milestones set forth in the Merger Agreement. Any such shares remaining in escrow following the fifth anniversary of the Closing Date shall be released to New Sharecare for cancellation.

These financial interests of the Initial Stockholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation the FCAC Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

FCAC’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our Initial Stockholders have agreed to vote their shares in favor of the Business Combination. The Initial Stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our Initial Stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.

FCAC’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or Public Warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.

FCAC’s initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.

In the event that FCAC’s initial stockholders, directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

FCAC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price FCAC is paying is fair to FCAC from a financial point of view.

FCAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price FCAC is paying in connection with the Business Combination is fair to FCAC from a financial point of view. The FCAC Board did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the Business Combination. Accordingly, investors will be relying solely on the judgment of the FCAC Board in valuing Sharecare’s business, and assuming the risk that the FCAC Board may not have properly valued the Business Combination.

Subsequent to the consummation of the Business Combination, we may issue additional shares of New Sharecare common stock (including upon the exercise of warrants or conversion of New Sharecare preferred stock) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 11,500,000 outstanding Public Warrants to purchase 11,500,000 shares of New Sharecare common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on September 21, 2020. In addition, there will be 5,933,334 Private Placement Warrants outstanding exercisable for 5,933,334 shares of New Sharecare common stock at an exercise price of $11.50 per share. Sharecare has also entered into, and may in the future enter into, contractual arrangements with certain customers and other parties and earnout arrangements in connection with acquisitions that, in each case, provide for the issuance of Sharecare warrants and/or Sharecare common stock upon achievement of specified milestones (which, at Closing, will become obligations of New Sharecare). As of February 12, 2021, these agreements provide for the issuance of up to 58,375 shares of Sharecare common stock and 172,499 warrants to purchase shares of Sharecare common stock. The New Sharecare Series A Preferred Stock will also be convertible into shares of New Sharecare common stock at a conversion price equal to the issue price of such preferred stock (the “Conversion Price”) (as converted in connection with the Business Combination), subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. Moreover, New Sharecare may issue a substantial number of additional shares of New Sharecare common stock (or securities convertible, exercisable or exchangeable for New Sharecare common stock) in the future, including in connection with contractual relationships with customers, acquisitions, pursuant to compensation arrangements or as a result of financing transactions. The issuance of additional shares of New Sharecare common stock as a result of any of the aforementioned transactions may result in dilution to the holders of New Sharecare common stock and increase in the number of shares eligible for resale in the public market. Sales of a substantial number of such shares in the public markets may adversely affect the market price of New Sharecare common stock, the impact of which is increased as the value of our stock price increases.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New Sharecare will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New Sharecare common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New Sharecare, New Sharecare may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold on to such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, New Sharecare may redeem your warrants after they become exercisable for a number of shares of New Sharecare common stock determined based on the redemption date and the fair market value of New Sharecare common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New Sharecare common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our stockholders will experience immediate dilution as a consequence of the issuance of New Sharecare common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Sharecare.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, FCAC’s initial stockholders and public stockholders will hold 40,127,250 shares of New Sharecare common stock, or 11.7% of the outstanding common stock (including shares of New Sharecare common stock issuable upon conversion of the New Sharecare Series A Preferred Stock). Assuming that our public stockholders holding 30,302,755 public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, FCAC’s initial stockholders and public stockholders will hold 9,824,495 shares of New Sharecare common stock, or 2.9% of the outstanding common stock (including shares of New Sharecare common stock issuable upon conversion of the New Sharecare Series A Preferred Stock).

There are currently outstanding an aggregate of 17,433,334 warrants to acquire FCAC Class A common stock, which comprise 5,933,334 Private Placement Warrants held by FCAC’s initial stockholders at the time of FCAC’s IPO and 11,500,000 Public Warrants. Each of FCAC’s outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on September 21, 2020, for one share of FCAC Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of FCAC Class A common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully diluted share capital would increase by a total of 17,433,334 shares, with approximately $200 million paid to us to exercise the warrants.

Following the Business Combination, the New Sharecare Series A Preferred Stock will have, and any future series of New Sharecare preferred stock may have, rights and preferences that are senior, or in addition, to the rights and preferences of the New Sharecare common stock.

Upon consummation of the Business Combination, each share of Sharecare Series D Preferred Stock will, unless converted into New Sharecare common stock at the holder’s election, be automatically converted into New Sharecare Series A Preferred Stock. Moreover, the Proposed Charter, if adopted, will authorize the issuance by New Sharecare of up to 15,000,000 shares of New Sharecare preferred stock (including 5,000,000 shares of New Sharecare Series A Preferred Stock). The New Sharecare Series A Preferred Stock will have, and any future series of New Sharecare preferred stock may have, rights, preferences and privileges that are senior, or in addition, to the rights, preferences and privileges of the New Sharecare common stock. For example, the New Sharecare Series A Preferred Stock has a right to receive, upon a liquidation of New Sharecare, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of New Sharecare common stock. If New Sharecare was to file for bankruptcy, holders of New Sharecare preferred stock that remain outstanding would have a claim in bankruptcy that is senior to any claim holders of New Sharecare common stock would have. The New Sharecare Series A Preferred Stock is also subject to mandatory redemption by Sharecare on the fifth anniversary of its issue date. Future series of New Sharecare preferred stock may also have rights to dividends in priority to dividends on New Sharecare common stock. These rights, preferences and privileges of holders of New Sharecare preferred stock could negatively affect the investment of holders of New Sharecare common stock. Holder of New Sharecare common stock could potentially not receive dividends that they might otherwise have received and could receive less proceeds in connection with any future sale of New Sharecare, in liquidation or on any other basis.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although FCAC has conducted due diligence on New Sharecare, FCAC cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FCAC’s or New Sharecare’s control will not later arise. As a result, New Sharecare may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New Sharecare reports charges of this nature could contribute to negative market perceptions about New Sharecare or its securities. In addition, charges of this nature may cause New Sharecare to violate net worth or other covenants to which it may be subject. Accordingly, any FCAC Stockholder who chooses to remain a stockholder of New Sharecare following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FCAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of FCAC’s securities prior to the Closing may decline. The market values of FCAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which FCAC stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of FCAC’s Class A common stock, the market value of New Sharecare common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New Sharecare’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New Sharecare and trading in the shares of FCAC’s Class A common stock has not been active. Accordingly, the valuation ascribed to New Sharecare in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Sharecare securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New Sharecare securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New Sharecare’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about New Sharecare’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Sharecare or the industry in which New Sharecare operates in general;

•        operating and stock price performance of other companies that investors deem comparable to New Sharecare;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting dour business;

•        commencement of, or involvement in, litigation involving New Sharecare;

•        changes in New Sharecare’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of New Sharecare common stock available for public sale;

•        any major change in the New Sharecare Board;

•        sales of substantial amounts of New Sharecare common stock by our or New Sharecare’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Sharecare could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that New Sharecare common stock issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of the Nasdaq.

New Sharecare common stock and warrants are expected to be listed on the Nasdaq following the Business Combination. New Sharecare’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the Nasdaq delists New Sharecare common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that New Sharecare common stock is a “penny stock,” which will require brokers trading in New Sharecare common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Sharecare common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by September 24, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the FCAC Board in accordance with applicable law, dissolve and liquidate, subject in each case to the our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the combined company. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combines the historical statements of operations of FCAC and Sharecare for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statements of operations of FCAC and Sharecare for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the combined company. Accordingly, the combined company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. However, FCAC or Sharecare may waive one or more of the closing conditions without re-soliciting stockholder approval.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by FCAC stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If FCAC does not complete the Business Combination, FCAC could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of FCAC Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

However, the Business Combination is subject to satisfaction or waiver of the Closing conditions, including: (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act (which condition was satisfied upon expiration of the waiting period on March 31, 2021 at 11:59 p.m.), (ii) FCAC shall not have redeemed shares of its Class A common stock in an amount that would cause FCAC to have less than $5,000,001 of net tangible assets, (iii) the required stockholder approval of stockholders of FCAC shall have been obtained for the Business Combination, (iv) the required stockholder approval of stockholders of Sharecare shall have been obtained for the Business Combination, and (v) the common stock of New Sharecare to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq (which condition may be waived in writing by the parties) and (vi) Sharecare shall have consummated the acquisition of doc.ai (which condition has been satisfied). The obligations of FCAC to complete the Business Combination are further conditioned on, in addition to certain Closing conditions, the consummation of the Strategic Financing (which condition has been satisfied). The obligations of Sharecare to complete the Business Combination are further conditioned on (which conditions may be waived by Sharecare), in addition to certain Closing conditions, (i) the current certificate of incorporation of FCAC shall have been amended and restated in the form contemplated by the Charter Proposal, (ii) the transactions contemplated by the Sponsor Agreement shall have been consummated as specified therein and (iii) satisfaction of the Minimum Proceeds Condition. Unless waived (to the extent permitted), if any of these conditions are not satisfied, the Business Combination may not be consummated.

Certain conditions to FCAC’s or Sharecare’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of FCAC and Sharecare. In the event of a waiver of a condition, the FCAC Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the FCAC Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Anti-takeover provisions contained in the Proposed Charter as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. New Sharecare is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Sharecare’s securities. These provisions will include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the New Sharecare Board;

•        the right of the New Sharecare Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the New Sharecare Board;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•        the requirement that a meeting of stockholders may only be called by members of the New Sharecare Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Sharecare or changes in the New Sharecare Board and New Sharecare’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding New Sharecare common stock from engaging in certain business combinations without approval of the holders of substantially all of New Sharecare common stock. Any provision of the Proposed Charter or Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Sharecare common stock and could also affect the price that some investors are willing to pay for New Sharecare common stock. See “Description of New Sharecare Securities.”

The Proposed Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New Sharecare’s stockholders, which could limit New Sharecare’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New Sharecare or New Sharecare’s directors, officers or other employees.

If the Business Combination is consummated, the Proposed Charter will provide that, unless New Sharecare consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New Sharecare; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Sharecare to New Sharecare or New Sharecare’s stockholders; (iii) action asserting a claim against New Sharecare or any director or officer arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws; or (iv) action asserting a claim against New Sharecare or any director or officer of New Sharecare governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit shall be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, (C) for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of New Sharecare’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New Sharecare or New Sharecare’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of the Proposed Charter or unenforceable with respect to one or more of the specified types of actions or proceedings, New Sharecare may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New Sharecare’s business, financial condition and results of operations and result in a diversion of the time and resources of New Sharecare’s management and board of directors.

FCAC Stockholder Redemption Risks

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically

or electronically) to our Transfer Agent prior to 12:00 p.m., New York City time, on               , 2021. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The ability of FCAC stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $401.0 million of aggregate cash proceeds available from the Trust Account, after giving effect to redemptions of public shares, if any, the Private Placement and the Strategic Financing. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

Risks Related to Sharecare

Unless the context otherwise requires, references in this subsection “— Risks Related to Sharecare” to “we,” “us,” “our,” “the Company” and “Sharecare” generally refer to Sharecare in the present tense or New Sharecare from and after the Business Combination.

Risks Related to Business and Industry

Our industry is rapidly evolving and undergoing significant technological change. If we are not successful in adapting to this evolving environment and promoting and improving the benefits of our platform, our growth may be limited, and our business may be adversely affected.

The digital healthcare industry is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs, and intense competition. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to our rapidly evolving industry and the substantial resources available to our existing and potential competitors. It is uncertain whether our market will achieve and sustain high levels of demand and market adoption. In order to remain competitive, we are constantly evaluating the marketplace for ways to broaden and improve our client and member experience through product innovation, partnerships, and acquisitions.

Our success depends to a substantial extent on the willingness of individuals to increase their use of digital health platforms to manage their healthcare journey, our ability to demonstrate the value of our solutions to our current and future clients, and our ability to drive engagement and activation within the populations of current and future clients. If our existing or future clients do not recognize the benefits of our platform or we do not achieve sufficient engagement and activation of our clients’ populations, then the market for our solutions might develop more slowly than we expect, which could adversely affect our operating results.

We may be unable to compete effectively against our current and future competitors, which could have a material adverse effect on our results of operations, financial condition, business, and prospects.

The market for our solutions is highly competitive, rapidly evolving, and fragmented. We compete with other digital health technology companies that serve the needs of members across a broad set of health-related needs, typically through platforms focused on wellness/well-being, benefits navigation, and/or health navigation. We also face competition from many other vendors in the digital healthcare industry offering point solutions addressing only one specific aspect of a person’s health.

If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could materially adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future sponsors or partners, thereby limiting our ability to grow our strategic relationship with such parties. Our existing point solution partners may also develop new capabilities over time that address similar needs to, and compete with, other portions of our platform. If we are unable to compete effectively with these or other competitors, our business, financial condition, and results of operations could be materially adversely affected.

Many of our competitors may also have longer operating histories and significantly greater financial, technical, marketing, and other resources than we have. As a result, some of these competitors may be in a position to devote greater resources to the development, promotion, sale, and support of their products and services and have offered, or may in the future offer, a wider range of products and services that are increasingly desirable to potential clients, and they may also use advertising and marketing strategies that (including loss-leaders) achieve broader brand recognition or acceptance.

We derive a material portion of our revenue from our largest clients. The loss, termination, or renegotiation of any contract with such clients could negatively impact our results.

Historically, we have relied on a limited number of our largest clients for a material portion of our total revenue and accounts receivable. One client accounted for 16%, 17%, 16% and 13% of our revenue for the years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2021, respectively. For the years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2021, our top 10 clients accounted for 49%, 44%, 44% and 39% of our revenue, respectively. The sudden loss of any of our largest clients or the renegotiation of any of our largest client contracts could adversely affect our results of operations. In the ordinary course of business, we engage in active discussions and renegotiations with our clients regarding the solutions we provide and the terms of our client agreements, including our fees. As our clients’ businesses respond to market dynamics and financial pressures, and as our clients make strategic business decisions with respect to the lines of business they pursue and programs in which they participate, we expect that certain of our clients will, from time to time, seek to restructure their agreements with us. In the ordinary course of our business, we renegotiate the terms of our agreements with our clients in connection with renewals or extensions of these agreements. These discussions and future discussions could result in reductions to the fees and changes to the scope of services contemplated by our original client contracts and consequently could negatively impact our revenue, business, and prospects.

Because we rely on a limited number of our largest clients for a material portion of our revenue, we depend on the creditworthiness of these clients. If the financial condition of our clients declines, our credit risk could increase. Should one or more of our significant clients declare bankruptcy, be declared insolvent, or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenue, the collectability of our accounts receivable, affect our bad debt reserves and negatively impact our net income.

Our sales cycles can be long and complicated and requires considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

The timing of our sales and related revenue recognition is difficult to predict because of the length of our sales cycle, particularly with respect to our enterprise clients which include a range of clients from large employers and health systems to government agencies and health plans. The sales cycle for our solutions from initial contact with a potential client to enrollment launch varies widely, ranging from less than six months to well over a year. Some of our enterprise clients undertake a significant and lengthy evaluation process, including to determine whether our platform meets their unique healthcare needs, which frequently involves evaluation of not only our platform but also an evaluation of other available services and solutions, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our clients about the ease of use, technical capabilities, and potential benefits of our platform. Once an enterprise client enters into an agreement with us, we then explain the benefits of our solutions again to eligible employees to encourage them to sign up as members. During the sales cycle, we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. There are many other factors specific to clients that contribute to the timing of their purchases and the variability of our revenue recognition, including budgetary constraints, funding authorization, and changes in their personnel. In addition, the significance and timing of our product enhancements, and the introduction of new products by our competitors, may also affect our clients’ purchases. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed or the period in which revenue from a sale will be recognized.

It is possible that in the future we may experience even longer sales cycles, more complex client needs, higher upfront sales costs, and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories, and market additional solutions. Our sales process is also subject to being lengthened as a result of ongoing travel restrictions and business interruptions caused by the COVID-19 pandemic. Moreover, we may in the future enter into agreements under which we will not receive any payments or recognize any revenue until we complete a lengthy implementation cycle. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our revenue could be lower than expected and it could have a material adverse effect on our business, financial condition, or results of operations.

We have also historically experienced some unpredictability and cyclicality in the timing for recognizing revenue, with higher revenue in some quarters compared with others. For example, with respect to our enterprise clients, and in particular our clients with contract years commencing at the beginning of a calendar year, we record a disproportionate amount of revenue from such clients during the fourth quarter of our fiscal year relative to the first three quarters of our fiscal year. In addition, we have also historically recorded disproportionately higher revenue from our consumer solutions in the fourth quarter of our fiscal year as a result of our sponsors committing incremental marketing dollars available for the fiscal year. If these cyclical fluctuations in our business become more pronounced in the future, our business, financial condition and results of operations may be exposed to further risks.

If our existing clients do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional solutions from us, it could have a material adverse effect on our business, financial condition, and results of operations.

We expect to derive a significant portion of our revenue from renewal of existing client contracts and sales of additional solutions to existing clients. As part of our growth strategy, for instance, we are focused on offering additional solutions to our existing clients in order to enhance member experience, improve clinical results, and increase our revenue per year. We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts. As a result, expanding the solutions that we provide to our existing client base is critical to our future business, revenue growth, and results of operations.

Factors that may affect our ability to sell additional solutions include, but are not limited to: the price, performance, and functionality of our solutions; the availability, price, performance, and functionality of competing solutions; our ability to develop and sell complementary applications and services; the stability, performance, and security of our hosting infrastructure and hosting services; changes in healthcare, data privacy and other laws, regulations, or trends; and the business environment and development of our clients.

With respect to our enterprise clients, contracts with health plans and integrated healthcare systems generally range from three to five years, with several comprehensive strategic agreements extending up to ten years in length, while contracts with large employers generally have two- to four-year terms. Provider revenue is based on the volume of health document requests fulfilled and also from subscription fees for various technology related services that assist providers with efficiency, productivity, quality, performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one- to three-year contractual period. Our provider channel’s revenue is based on the volume of health document requests fulfilled and subscription fees for various technology-related services that assist providers with performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one- to three-year contractual period. Our clients generally have no obligation to renew their contracts for our solutions after the initial terms expire. In addition, our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these clients. Our future results of operations also depend, in part, on our ability to expand into new clinical specialties and across care settings and use cases. If our clients fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new solutions from us, our revenue may decline, or our future revenue growth may be constrained.

In addition, after the initial contract term, a significant number of our client contracts allow clients to terminate such agreements for convenience at certain times, typically with an advance notice. If a client terminates its contract early and revenue and cash flows expected from a client are not realized in the time period expected or not realized at all, our business, financial condition, and results of operations could be adversely affected.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture and our business may be harmed.

We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve both in the United States and internationally, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork, and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, our anticipated headcount growth and our status as a public company may result in a change to our corporate culture, which could harm our business.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and operating results.

In recent years, global markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This uncertainty has been exacerbated in particular by the ongoing COVID-19 pandemic and the associated quarantines, interruptions in travel and business disruptions. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our clients and us to accurately forecast and plan future business activities and could cause our clients to slow spending on our platform, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our clients may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. Our clients’ ability to make timely payments to us may also be impacted by their own customers’ financial condition or ability to gain timely access to credit causing payments to our clients to be delayed. If our clients are not able to make timely payments to us, we may be required to increase our allowance for doubtful accounts and our business, financial condition, and results of operations could be materially negatively impacted.

Furthermore, we have enterprise clients in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on healthcare matters. In addition, our enterprise clients may delay or cancel healthcare projects or seek to lower their costs by renegotiating vendor contracts. Such delays or reductions in general healthcare spending may disproportionately affect our revenue. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our clients.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, of any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be materially adversely affected.

The growth of our business relies, in part, on the growth and success of our enterprise clients and the number of members with access to our offerings, which are difficult to predict and are affected by factors outside of our control. If the number of members of the populations of our enterprise clients decreases or the number of those members that utilize our solutions decreases, our revenue will likely decrease.

Under most of our enterprise client contracts, we base our fees on the number of individuals enrolled in the solutions subscribed to by our enterprise clients. In addition, some fees are subject to credits if certain performance criteria are not met, which in some cases depend on the behavior and health of our members, such as their continued engagement with our solutions, and other factors outside of our control. Many factors may lead to a decrease in the number of individuals covered by our enterprise clients and the number of solutions subscribed to by our clients, including, but not limited to: natural attrition of members of our enterprise clients’ populations; decline in prevalence of employer-sponsored healthcare or private health insurance coverage; continued acceptance of our solutions by members and prospective members; the timing of development and release of new solutions; introduction and development of features and functionality that are lower cost alternatives by our competitors; technological changes and developments that we cannot respond to within the markets we serve; and changes in the healthcare industry. The growth forecasts of our enterprise clients are also subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate and their member enrollment in our solutions could fail to grow at anticipated rates, if at all. If the number of individuals covered by our enterprise clients decreases, or the number of solutions to which they subscribe decreases, for any reason, our enrollment rate may decline and our revenue will likely decrease which would harm our business, financial condition, and results of operations.

Our sales and the success of our marketing efforts depend in part on our ability to call upon our current clients to provide positive references to new, potential clients. Failure to obtain such references may adversely affect our ability to grow our client base and have a negative and adverse effect on our business, financial condition, and results of operations.

Our sales and the success of our marketing efforts depend in part on our ability to call upon our current clients to provide positive references to new, potential clients. The loss or dissatisfaction of our clients, particularly our large, long-term enterprise clients, including as a result of our platform providing a poor member experience, could adversely affect our brand and reputation and our ability to rely on our clients for positive references. If that were to occur, it could substantially harm our ability to maintain existing clients, attract new clients, and sell and achieve widespread adoption of our solutions, and, in turn, our business, financial condition, and results of operations.

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license, and distribute through our platform.

As a producer and distributor of content, we face potential liability for negligence, copyright, and trademark infringement, or other claims based on the nature and content of materials that we produce and distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We may decide to remove content from our platform, not to place certain content on our platform, or to discontinue or alter our production of certain types of content if we believe such content might not be well received by our clients or members or could be damaging to our brand and business.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our platform, or if we incur unforeseen liabilities with respect to the content we produce or distribute, our business may suffer. Litigation to defend related claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

The growth of our business and future success relies, in part, on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.

In the ordinary course of our business, we may enter into partnerships and other collaborations, in-licensing arrangements, joint ventures, and strategic alliances with third parties to develop proposed solutions, or integrate existing solutions into our platform. Proposing, negotiating, and implementing partnerships, collaborations, in-licensing arrangements, joint ventures, or strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. In particular, these collaborations may not result in the development or integration of solutions that achieve commercial success or result in significant revenues and could be terminated prior to developing or integrating any solutions. In addition, the financial condition and viability of our collaborators is beyond our control. Failure to retain and expand any of our partnerships or other third-party relationships, or the failure of our collaborators to remain a viable business, could harm our relationships with our clients and our reputation and brand.

Additionally, we may not be in a position to exercise sole decision making authority regarding certain transactions or arrangements, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to their own or our future solutions. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We could face reputational damage or loss of trust from our clients and members as a result of transferring inaccurate or incomplete information, as well as potential regulatory risk or other liability for errors in processing information, all of which could harm out business, financial condition and results of operations.

We provide healthcare-related information for use by our partners, clients and members. However, data in the healthcare industry is generally fragmented in origin, inconsistent in format, and often incomplete. To the extent the information from third-parties that we transfer is incorrect or incomplete, we may suffer reputational risks and loss of trust from our partners, clients and members. We may also face potential regulatory risk or other liability to our partners, clients and members to the extent that we transfer inaccurate or incomplete data as a result of our own processing errors rather than simply passing on third-party information. For example, if, as a result of such a processing error, we provided sensitive information to the wrong party or such error results in incorrect delivery of services, we could be exposed to risk of regulatory non-compliance under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) or personal liability to our partners, clients and members under state law causes of action such as negligence. We could also be subject to liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain insurance coverage for such claims, this coverage may prove to be inadequate or could cease to be available to us on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs and diversion of management resources. A claim brought against us that is uninsured or under-insured could harm our business, financial condition, and results of operations.

Our business, financial condition, and results of operations may be adversely affected by the recent COVID-19 outbreak or other similar epidemics or adverse public health developments.

The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel, or to advise that people remain at home where possible and avoid crowds. Healthcare providers around the world, including certain of our partners and clients, have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of hospital staff and resources from ordinary functions to the treatment of COVID-19, supply, resource and capital shortages, and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty, and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of COVID-19.

This outbreak and related current and future measures to contain the spread of COVID-19, could cause disruptions and severely impact our business, including, but not limited to: increasing the likelihood of clients not renewing their contracts with us or being unable to pay us in accordance with the terms of their agreements; reducing the demand of the solutions offered on our platform due to restrictions on elective procedures and access to hospitals and other healthcare facilities; causing one or more of our clients or partners to file for bankruptcy protection or shut down; negatively impacting our ability to provide our solutions to clients and members; and harming our business, financial condition, and results of operations.

Furthermore, we cannot predict with any certainty whether and to what degree the disruption caused by the COVID-19 pandemic and reactions thereto will continue, and in turn, we also expect to face difficulty accurately predicting our internal financial forecasts.

Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, terrorism, and health epidemics.

Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, health epidemic (including the recent outbreak of COVID-19), terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail, or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solutions to our clients and members would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.

We have implemented a disaster recovery program that allows us to move platform traffic to a backup data center in the event of a catastrophe. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business, financial condition, and results of operations may be harmed.

We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, including our senior management, we may not be able to grow effectively.

Our success depends in large part on our ability to attract and retain high-quality employees in sales, services, engineering, marketing, operations, finance, and support functions. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.

As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources is intense. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. Many of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.

In addition, our future also depends on the continued contributions of our senior management team, each of whom would be difficult to replace. We rely on our leadership team in the areas of operations, technology, marketing, sales, and general and administrative functions. Although we have entered into employment agreements with certain members of our senior management team, including Messrs. Arnold and Ferrero and Ms. Whaley, these agreements have limited terms of three years after which they will constitute at-will employment, and we do not currently maintain any key person life insurance for our employees. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business, particularly if we have failed to have in place and execute an effective succession plan. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business, financial condition, and results of operations could be harmed.

If we are not able to maintain and enhance our reputation and brand recognition, our business, financial condition, and results of operations could be adversely affected.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing clients, partners, and sponsors, and to our ability to attract new clients, partners, and sponsors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our business, financial condition, and results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our clients, partners, or sponsors could harm our reputation and brand and make it substantially more difficult for us to attract new client, partners, and sponsors. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow or our current revenue may decline and we could lose our relationships with our existing clients, partners, and sponsors, including, in particular, our enterprise clients, which would harm our business, financial condition, and results of operations.

Risks Related to Technology and Data Privacy

The failure of our platform to achieve and maintain market acceptance could result in us achieving sales below our expectations, which would cause our business, financial condition, and results of operation to be materially and adversely affected.

Our current business strategy is highly dependent on our platform achieving and maintaining market acceptance. Market acceptance and adoption of our platform depends on educating our clients and members as to the distinct features, ease-of-use, positive lifestyle impact, cost savings, and other perceived benefits of the solutions offered on our platform as compared to competitive solutions. If we are not successful in demonstrating to existing and potential clients and members the benefits of our solutions, our sales may decline or we may fail to increase our sales in line with our forecasts.

Achieving and maintaining market acceptance of our solutions could be negatively impacted by many factors, including the perceived risks and rate of acceptance associated with the use of digital healthcare technologies generally as compared to traditional healthcare solutions. In addition, our platform may be perceived by our partners, clients, and members to be more complicated or less effective than traditional approaches, and people may be unwilling to adopt our platform solutions.

If we are not able to develop new solutions, or successful enhancements, new features and modifications to our existing solutions, or otherwise incorporate such new solutions or enhancements, new features or modifications to existing solutions through acquisition or partnership, our business, financial condition, and results of operations could be adversely affected.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our solutions and could necessitate changes or modifications to our solutions to accommodate such changes. We invest substantial resources in researching and developing, or otherwise incorporating into our platform through acquisition or partnership, new solutions or enhancements to our existing solutions by incorporating additional features, improving functionality, and adding other improvements to meet our clients’ and members’ evolving needs. The success of any enhancements or improvements to our solutions or any new solutions depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies on our platform and third-party partners’ technologies, and overall market acceptance. We may not succeed in developing or incorporating, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our solutions or any new solutions that respond to continued changes in market demands or new client requirements, and any enhancements or improvements to our solutions or any new solutions may not achieve market acceptance. Since developing, or incorporating through acquisition or partnership, our solutions is complex, the timetable for the release of new solutions and enhancements to existing solutions is difficult to predict, and we may not offer new solutions and updates as rapidly as our clients require or expect. Any new solutions that we develop or incorporate into our platform, or through acquisition or partnership, may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new solutions, we may experience a decline in revenue of our existing solutions that is not offset by revenue from the new solutions. For example, clients may delay adoption of new solutions to permit them to make a more thorough evaluation of these solutions or until industry and marketplace reviews become widely available. Some clients may hesitate to migrate to a new solution due to concerns regarding the performance of the new solution. In addition, we may lose existing clients who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business, financial condition, and results of operations.

We may experience difficulties with software development, industry standards, design, or marketing that could delay or prevent our development or incorporation in our platform, introduction or implementation of new solutions, enhancements, additional features, or capabilities. If clients do not widely purchase and adopt our solutions, we may not be able to realize a return on our investment. If we do not accurately anticipate customer demand or we are unable to develop, license, or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by clients or members brought against us, each of which could have a material and adverse effect on our reputation, business, financial condition, and results of operations.

We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software, and other third parties for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or the inability to access our platform on third-party operating systems could negatively impact our relationships with clients and members, adversely affecting our business, financial condition, and results of operations.

Our ability to deliver our internet-based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with clients and members.

Our platform relies, in part, on broad interoperability with a range of operating systems and third-party applications. We are dependent on the accessibility of our platform across these third-party operating systems and applications that we do not control. Third-party services and products are constantly evolving, and we may not be able to modify our platform to assure its compatibility with that of other third parties following development changes. Should the interoperability of our platform across devices, operating systems and third-party applications decrease, or if members are unable to easily and seamlessly access our application or information stored in our platform, our business, financial condition, and results of operations could be harmed.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained, and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solutions, result in a failure of our solutions, and injure our reputation.

Our solutions may not operate properly, which could damage our reputation, give rise to claims against us or our partners, or divert application of our resources from other purposes, any of which could harm our business, financial condition, and results of operations.

Software development is time-consuming, expensive, and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we discover problems or design defects that prevent our solutions and platform, including third-party solutions integrated into our platform, from operating properly. Moreover, we may encounter incompatibilities or other technical issues resulting from the interaction of proprietary and/or third-party solutions included in our platform. If our proprietary or third-party solutions do not function reliably, malfunction, or fail to achieve client expectations in terms of performance, clients could assert liability claims against us or our partners or attempt to cancel their contracts with us. This could damage our reputation, or the reputation of our partners, and impair our ability to attract or maintain clients.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been used by our clients and members. Any real or perceived errors, failures, bugs, or other vulnerabilities discovered in our code could result in negative publicity and damage to our reputation, or the reputation of our partners, loss of clients, loss of members, loss of or delay in market acceptance of our platform, loss of competitive position, loss of revenue, or liability for damages, overpayments and/or underpayments, any of which could harm our enrollment rates. In such an event, we may be required or may choose to expend additional resources in order to help correct the problem. Such efforts could be costly, or ultimately unsuccessful. Even if we are successful at remediating issues, we may experience damage to our reputation and brand. There can be no assurance that provisions typically included in our agreements with partners that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if unsuccessful, a claim brought against us by any client or partners would likely be time-consuming and costly to defend and could seriously damage our reputation and brand.

If our enterprise resource planning system or other licensed software systems prove ineffective, we may be unable to timely or accurately prepare financial reports, make payments to our suppliers and employees, or invoice and collect from our members and clients.

Data integrity problems in our enterprise resource planning system or other licensed software systems or other issues may be discovered which, if not corrected, could impact our business, financial condition, and results of operations. In addition, we may experience periodic or prolonged disruption of our financial functions arising out of our use of such system, migrations, or improvements to our systems, integration of newly acquired businesses into our system, other periodic upgrades or updates, or other external factors that are outside of our control. From time to time we implement additional software systems, and we may also transition to new systems, which may be disruptive to our business if they do not work as planned or if we experience issues relating to their implementation. Such disruptions could impact our ability to timely or accurately make payments to our suppliers and employees, and could also inhibit our ability to invoice and collect from our users. If we encounter unforeseen problems with our enterprise resource planning system or other related systems and infrastructure, our business, financial condition, and results of operations could be adversely affected.

Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business, partners, clients, or members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use, and disclose sensitive data, including protected health information (“PHI”) and other types of personal data or personally identifiable information (“PII”). We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our partners, clients, and members. Our member information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of on-site systems, managed data center systems, and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit, and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence, or malfeasance, have created, and can in the future create system disruptions, shutdowns, or unauthorized disclosure or modifications of confidential information, causing member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, and transmission of client, user, and patient information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII, and other confidential information, we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical, and technological safeguards to address these risks, such as by requiring outsourcing subcontractors who handle client, and member information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our subcontractors, or the PHI, other PII, or other sensitive data we or our subcontractors process or maintain, may not adequately protect us from the risks associated with the collection, storage, and transmission of such information. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other disruptions.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of clients or members or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on client, member, and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or any of our third-party information technology partners has, and in the future could, compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, and regulatory penalties. Unauthorized access, loss, or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct development activities, collect, process, and prepare company financial information, provide information about our current and future solutions, and engage in other education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Risks Related to Legal and Regulatory Matters

We may be subject to legal proceedings, litigation, regulatory and other disputes, and governmental inquiries which are costly to defend and could adversely affect our business, financial condition, and results of operations.

We may be party to lawsuits, legal proceedings and other disputes in the normal course of business. These matters are often expensive and disruptive to normal business operations. We have faced, and may in the future face allegations, lawsuits, and regulatory inquiries, audits and investigations regarding data privacy, medical liability, security, labor and employment, consumer protection and intellectual property infringement, misappropriation, or other violation, including claims related to privacy, patents, publicity, trademarks, copyrights, contractual obligations and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code, or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances, business practices or other contractual obligations, including public disclosures about our business. For example, we are party to a sponsorship agreement requiring us to pay up to $15 million (which may be in the form of equity securities) to the counterparty upon certain qualifying liquidity events, such as a change of control transaction, occurring within a specified period. While we do not believe the Business Combination constitutes a qualifying liquidity event under the agreement, there can be no assurance that the counterparty will not dispute our position. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant and not covered by applicable indemnification arrangements or otherwise exceed the limits of our insurance. Adverse outcomes with respect to litigation or any of these legal proceedings or other disputes may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solutions or require us to stop offering certain features, all of which could negatively impact our enrollment rate and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

Evolving government regulations may require increased costs or adversely affect our business, financial condition, and results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion, or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our business, financial condition, and results of operations.

There is also uncertainty regarding whether, when, and what other health or data privacy reform initiatives will be adopted and the impact of such efforts on our business, as well as on the businesses of our partners and clients. The implications of such proposals may be unexpected, and such measures, if implemented, could alter the landscape of our industry in ways that adversely affect our business.

There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the states in which we operate, we believe we are in compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. Similarly, we believe we are in compliance with all applicable material regulations in each international jurisdiction that we operate. In the event that we must remedy such violations, we may be required to modify our solutions in such states or other jurisdictions in a manner that undermines our solution’s attractiveness to partners, clients, or members, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states or other jurisdictions are overly burdensome, we may elect to terminate our operations in such states or other jurisdictions. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.

Additionally, the introduction of new solutions may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate state or jurisdictional medical board licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our solutions from being offered to clients and members, which could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties, liabilities, or reputational harm and our business, financial condition, and results of operations could be adversely affected.

Our solutions, as well as our business activities, are or may in the future be subject to a complex set of regulations and rigorous enforcement, including by the U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”), U.S. Department of Justice, U.S. Department of Health and Human Services (“HHS”), Office of the Inspector General and Office for Civil Rights, and numerous other federal and state governmental authorities.

Our employees, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal, state and foreign healthcare laws and regulations that may affect our ability to conduct business include, without limitation:

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security, and transmission of PHI on certain healthcare providers, health plans, and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•        state laws governing the privacy and security of personal information beyond health information, including state breach notification requirements, which differ from each other in significant ways with respect to scope, application, and requirements and which often exceed the standards under HIPAA, thus complicating compliance efforts;

•        foreign laws governing the privacy and security of personal information, such as the General Data Protection Regulation (EU) 2016/679 (the “GDPR”);

•        laws that regulate how businesses operate online, including measures relating to privacy and data security and how such information is communicated to customers (i) under the FTC’s unfair and deceptive trade practice authority from the FTC Act and (ii) from state attorneys general under state consumer protection laws and data privacy laws;

•        state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

•        potential regulation of certain of our solutions and research by the FDA;

•        the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Centers for Medicare & Medicaid Services, or CMS, programs;

•        the federal civil false claims and civil monetary penalties laws, including, without limitation, the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

•        federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•        state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act”) among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.

Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization and any future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state, and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil, and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. Any of the foregoing consequences could seriously harm our business, financial condition, and results of operations.

Individuals may claim our outbound engagement techniques, including digital outreach, are not compliant with HIPAA or federal marketing laws.

Several federal laws are designed to protect consumers from various types and modes of marketing. HIPAA prohibits certain types of marketing to individuals using PHI, except for certain treatment and healthcare operations, including communications made to describe a health-related product or service (or payment for such product or service) that is provided by, or included in, a plan of benefits. Our solutions may be subject to regulatory review and deemed in violation of HIPAA, which could subject us to fines or other penalties. In addition, the Telephone Consumer Protection Act (the “TCPA”) is a federal statute that protects consumers from unwanted telephone calls and faxes. Since its inception, the TCPA’s purview has extended to text messages sent to consumers. We may communicate with and perform outreach to members through multiple modes of communication, including email and secure messaging. We must ensure that our solutions that leverage secure messaging comply with TCPA regulations and agency guidance. While we strive to adhere to strict policies and procedures, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our solutions violate the TCPA could subject us to civil penalties, could invalidate all or portions of some of our client contracts, could require us to change or terminate some portions of our offerings, could require us to refund portions of our fees, and could have an adverse effect on our business. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. Other laws focus on unsolicited email, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”) which establishes requirements for the transmission of commercial email messages and specifies penalties for unsolicited commercial email messages that follow a recipient’s opt-out request or deceive the receiving consumer.

In addition, some of our marketing activities require that we obtain permissions consistent with HIPAA and applicable state health information privacy laws. If we are unable to secure such permissions, or if there is a future change in law, we may face limitations on the use of such information, which may harm our business.

If our arrangements with our clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting, our business, financial condition, results of operations, and our ability to operate in those states could be adversely affected.

The laws of most states, including states in which our clients are located, prohibit us from practicing medicine, providing any treatment or diagnosis, or otherwise exercising any control over the medical judgments or decisions of licensed physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into contracts with our clients to deliver certain solutions in exchange for fees. Although we comply, to the extent applicable, with state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our existing organization and contractual arrangements. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our clients to comply with these statutes, could eliminate clients or members located in certain states from the market for our solutions, which would have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices (the “FCPA”) and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives, and agents from engaging in corruption and bribery. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws may increase as we expand internationally and as we commence sales and operations in additional foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in stock price or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, have a material adverse effect on our client base, member base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are generally considered a business associate under HIPAA but in limited circumstances will also act as a covered entity. HIPAA requires covered entities and business associates, such as us, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical, and technical safeguards to protect such information.

Some of our business activities require that we or our partners obtain permissions consistent with HIPAA to provide certain marketing and data aggregation services as well as those activities that require the creation and use of de-identified information. If we or our partners are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to provide marketing services and use de-identified information, which could harm our business or subject us to potential government actions or penalties. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These discussions may lead to further restrictions on the use of such information or create additional regulatory burdens. There can be no assurance that these initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services.

In addition, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our clients. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $1.78 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. For example, to the extent we expand internationally into Europe, we may have obligations under GDPR and related European Union (the “EU”) privacy laws and regulations related to the use, transfer, and protection of employee-related data. These laws and regulations in many cases may be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations may also require additional compliance obligations relating to the transfer of data between Sharecare and its subsidiaries. There is a risk that regulatory authorities may determine that we have not implemented our compliance obligations in a timely or appropriate manner. Penalties for noncompliance under GDPR and related EU privacy laws may include significant monetary fines, up to a maximum of €20 million, or four percent of worldwide turnover. These laws and regulations are often uncertain, unclear, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.

Such new regulations and legislative actions (or changes in interpretation of existing laws or regulations regarding data privacy and security together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new laws, regulations, and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, such as the California Consumer Privacy Act of 2018 (the “CCPA”) which has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States, and we cannot determine how broadly or narrowly regulators will interpret and enforce such new laws, regulations, and standards and the corresponding impact it may have on our business. Although we are modifying our data collection, use and processing practices and policies in an effort to comply with the law, there is a risk that the California Attorney General does not find our practices or policies to be compliant with the CCPA, which would potentially subject us to civil penalties or an inability to use information collected from California consumers. In addition, such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising due to the expansive definition of personal information under CCPA), our ability to control our costs by using certain vendors or service providers, or impact our ability to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allow for a new cause of action for data breaches. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the CCPA has already been substantially amended by the California Privacy Rights Act of 2020, which will come into effect in January 1, 2023. Given that requirements may be inconsistent and evolving, our response to these requirements may not meet the expectations of our clients or their employees, which could thereby reduce the demand for our services. Finally, some clients may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective clients or other business relationships.

This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our clients and potentially exposes us to additional expense, adverse publicity and liability. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been subject to, and may be vulnerable in the future to, attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. Furthermore, while we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.

We outsource important aspects of the storage and transmission of customer and member information, and thus, rely on third parties to manage functions that have material cyber-security risks. A breach of privacy or security of such information by a subcontractor may result in an enforcement action against us. We attempt to address these risks by requiring outsourcing subcontractors who handle such information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard such information. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.

Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business. We also publish statements to our clients and members that describe how we handle and protect PHI (for example, through our privacy policies connected with our website, mobile applications and other digital tools). If federal or state regulatory authorities, such as the FTC or state attorneys general, or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our existing and future solutions. Any of the foregoing consequences could harm our business, financial condition, and results of operations.

Any restrictions on our ability to obtain or use data could harm our business.

Our business depends, in part, on data provided to us by, among other sources, health plans, benefits administrators, data warehouses, electronic data interchange transaction data providers, and our trusted suppliers. Any errors or defects in any third-party data or other technology could result in errors in our existing and future solutions that could harm our business and damage our reputation and cause losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems. In addition, certain of our solutions depend on maintaining our data and analytics technology platform, which is populated with data provided by third parties. While our existing agreements with these data providers have multiple-year terms, these providers could become our competitors in the future. Any loss of the right to use of data provided by any health plan providers, benefits administrators, or other entities that provide us data, could result in delays in producing or delivering our solutions until equivalent data, other technology, or intellectual property is identified and integrated, which delays could harm our business. In this situation we would be required to either redesign our solutions to function with technology, data, or intellectual property available from other parties or to develop these components ourselves, which would result in increased costs. Furthermore, we might be forced to limit the features available in our existing or future solutions. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and diversion of resources in attempting to develop similar or replacement solutions or to license and integrate a functional equivalent of the technology or intellectual property. The occurrence of any of these events may harm our business.

Failure to protect or enforce our intellectual property rights could harm our business, financial condition, and results of operations.

Our success depends in part on our ability to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights (including intellectual property and other proprietary rights acquired through acquisitions). We rely upon a combination of trademark, patents, copyrights, and trade secret laws, as well as license agreements, intellectual property assignment agreements, confidentiality agreements and other similar agreements, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated. There can also be no assurances that third parties will not also independently develop or offer products, services and/or technology that is similar to, or competitive with, our technology, products and services. Despite our efforts to protect our intellectual property, unauthorized parties may also attempt to disclose, copy, use, duplicate or obtain and use our technology including to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult, costly and may not be effective. In order to adequately protect our intellectual property and other proprietary rights, we may be required to devote significant time and resources to defending against claims or protecting and enforcing our own rights. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. These actions as well as any failure to protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Financing and Tax

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses attributable to Sharecare of $55.9 million, $40.0 million and $60.0 million, for the years ended December 31, 2018, 2019 and 2020, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our client base, expanding our marketing channels and operations, hiring additional employees, developing new solutions, and otherwise incorporating new solutions into our platform through acquisition or partnership. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. To date, we have financed our operations principally from the sale of our equity, revenue from sales of our solutions, and the incurrence of indebtedness. Despite having achieved EBITDA profitability in 2017, we may be unable to achieve positive cash flow from operations or profitability in any given period. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had net operating loss (“NOL”) carryforwards for federal and state income tax purposes of approximately $224.0 million and $163.0 million, respectively, which may be available to offset future taxable income, and which expire in various years beginning in 2023 for federal purposes if not utilized. The state NOLs will expire depending upon the various rules in the states in which we operate. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) may be subject to limitations on its ability to utilize its pre-change NOLs to offset its future taxable income. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. A corporation that experiences an ownership change generally will be subject to an annual limitation on its utilization of pre-ownership change NOLs equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (“AFR”) (subject to certain adjustments). The limitation on the use of such NOLs would be dependent on the value of the corporation’s equity and the AFR at the time of any ownership change, and the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. Similar rules may apply under state tax laws.

We have not previously completed a study to assess whether an ownership change for purposes of Section 382 has occurred, or whether there have been multiple ownership changes since our inception due to the significant costs and complexities associated with such study. However, we are currently in the process of completing a Section 382 study, to determine whether we have had any prior ownership changes and whether the Business Combination, if consummated, will constitute an ownership change. To the extent we have experienced a prior ownership change, or we experience an ownership change in the future (including as a result of the Business Combination) our ability to utilize NOLs to offset our income could be adversely affected.

Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to changes in law, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state income tax purposes. For these reasons, we may not be able to utilize a material portion of our NOLs, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our business, financial condition, and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions, or enhance our existing solutions, enhance our operating infrastructure, and acquire complementary businesses and technologies. In order to achieve these objectives, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our debt agreements contain certain restrictions that may limit our ability to operate our business.

The terms of our existing debt agreements, including our Senior Secured Credit Agreement, and related collateral documents, contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. Our ability to meet financial covenants can be affected by events beyond our control, and we may not be able to continue to meet this covenant. A breach of any of these covenants or the occurrence of other events (including a material adverse effect or the inability to generate cash to service our obligations under our debt agreements) specified in the debt agreements and/or the related collateral documents could result in an event of default under the same. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding, if any, to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, lenders could proceed against the collateral, if any, granted to them to secure such indebtedness. We have pledged substantially all of our respective assets (other than intellectual property) as collateral under the loan documents. If lenders accelerate the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt.

The applicability of sales, use, and other tax laws or regulations on our business is uncertain. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our clients or members, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solutions, and adversely affect our business, financial condition, and results of operations.

The application of federal, state, local, and international tax laws to services provided electronically is evolving. New income, sales, use, value-added or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our business, financial position, and results of operations.

In addition, state, local and foreign tax jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). We have not collected sales taxes in all jurisdictions in which we have made sales to our clients, and we believe we may have exposure for potential sales tax liability, including interest and penalties, for which we have established a reserve in our financial statements, and any sales tax exposure may be material to our operating results. Although our contracts typically provide that our clients must pay all applicable sales and similar taxes, our clients may be reluctant to pay back taxes and associated interest or penalties, or we may determine that it would not be commercially feasible to seek reimbursement. In addition, we or our clients could be required to pay additional tax amounts on both future as well as prior sales, and possibly fines or penalties and interest for past due taxes. If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our clients, we could incur potentially substantial unplanned expenses, thereby adversely impacting our operating results and cash flows. Imposition of such taxes on our solutions going forward or collection of sales tax from our clients in respect of prior sales could also adversely affect our sales activity and have a negative impact on our operating results and cash flows.

One or more states may seek to impose incremental or new sales, use, value added or other tax collection obligations on us, including for past sales by us or our partners. A successful assertion by a state, country or other jurisdiction that we should have been or should be collecting additional sales, use, value added or other taxes on our solutions could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage users from utilizing our solutions or otherwise harm our business, financial condition, and results of operations.

Changes in legislation in U.S. and foreign taxation of international business activities or the adoption of other tax reform policies, as well as the application of such laws, could adversely impact our financial position and operating results.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) became law, and significantly reformed the Code. The Tax Act, among other things, includes changes to U.S. federal tax rates and the taxation of foreign earnings, imposes significant additional limitations on the deductibility of interest, and the use of net operating losses generated in tax years beginning after December 31, 2017, allows for the immediate expensing of certain capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We continue to examine the impact the Tax Act may have on our business. Due to our plans to potentially expand into international markets, any changes in the U.S. or international taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations. The impact of the Tax Act and other changes to U.S. and non-U.S. tax laws, and regulations or interpretations thereof, on us or our business is uncertain and could be adverse. We urge prospective investors to consult with their legal and tax advisors with respect to the potential tax consequences of investing in or holding our common stock.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

We are qualified to operate in, and file income tax returns in multiple states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely impact our results of operations.

If the merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code and/or part of a transaction governed by Section 351 of the Code, Sharecare stockholders may incur a substantially greater U.S. income tax liability as a result of the merger.

It is the opinion of King & Spalding LLP that the merger contemplated by the Merger Agreement will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as part of a transaction governed by Section 351 of the Code. This opinion is based on facts and representations contained in representation letters provided by Sharecare, FCAC and Merger Sub and on customary factual assumptions, and further assumes that the merger is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

If the merger qualifies for such treatment, Sharecare stockholders generally will not recognize gain or loss upon their exchange of Sharecare common stock for New Sharecare common stock, except to the extent of any gain that must be recognized as a result of their receipt of any cash consideration (which gain may be treated as a dividend in certain circumstances). However, the obligations of Sharecare, FCAC and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from King & Spalding LLP or White & Case LLP to the effect that the merger will qualify for such treatment, and the merger will occur even if it does not so qualify. Neither Sharecare nor FCAC has requested, or intends to request, a ruling from the U.S. Internal Revenue Service with respect to the U.S. federal income tax consequences of the merger. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. Accordingly, if the IRS or a court determines that the merger does not qualify for such treatment and is therefore a fully taxable transaction for U.S. federal income tax purposes, Sharecare stockholders generally would recognize taxable gain or loss on the total merger consideration (rather than only the cash component) they receive in connection with the merger. For a more complete discussion of U.S. federal income tax consequences of the merger, see the section titled “Material U.S. Federal Income Tax Considerations.”

Risks Related to Future Growth

Acquisitions and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely affect our business, financial condition, and results of operations. Additionally, if we are not able to identify and successfully acquire suitable businesses, our operating results and prospects could be harmed.

In the past, we have made a number of acquisitions, and we may in the future make acquisitions to add employees, complementary companies, solutions, technologies, or revenue. These transactions could be material to our business, financial condition, and results of operations. We also expect to continue to evaluate and enter into discussions regarding a number of potential partnerships and other transactions with third parties. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business or technology has created, and will continue to create unforeseen operating difficulties and expenditures. The areas where we face risks include:

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

•        implementation or remediation of controls, procedures, and policies at the acquired company;

•        difficulties in integrating and managing the combined operations, technologies, technology platforms, and solutions of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical, or financial problems;

•        integration of the acquired company’s accounting, human resource, and other administrative systems, and coordination of product, engineering, and sales and marketing functions;

•        failure to successfully further develop the acquired technology or realize our intended business strategy;

•        our dependence on unfamiliar affiliates and partners of acquired businesses;

•        uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•        unanticipated costs associated with pursuing acquisitions;

•        failure to successfully onboard clients or maintain brand quality of acquired companies;

•        responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

•        inability to maintain our internal standards, controls, procedures, and policies;

•        difficulties in complying with antitrust and other government regulations;

•        challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP;

•        potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, client relationships, or intellectual property, are later determined to be impaired and written down in value; and

•        failure to accurately forecast the impact of an acquisition transaction.

Moreover, we rely heavily on the representations and warranties provided to us by the sellers of acquired companies, including as they relate to creation of, and ownership and rights in, intellectual property, existence of open source, and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, such inaccuracy or breach could result in costly litigation and assessment of liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability.

Future acquisitions could also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by partners, clients, members, investors or our other stakeholders.

Additionally, competition within our industry for acquisitions of business, technologies, and assets is intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed. If we are unable to successfully address any of these risks, our business, financial condition, and results of operations could be harmed.

We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth.

We have experienced significant growth in the last 10 years. Future revenues may not grow at these same rates or may decline. Our future growth will depend, in part, on our ability to expand our footprint and establish new client relationships, expand our existing client relationships, including offering additional solutions to our existing clients, and grow and evolve our platform capabilities with the changing needs of our industry. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our client base depends on, among other things, the attractiveness of our solutions relative to those offered by our competitors, our ability to demonstrate the value of our existing and future solutions, our ability to foster and develop our existing and new partner relationships, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients may be slower to adopt our solutions than we currently anticipate, which could adversely affect our results of operations and growth prospects.

If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition, and results of operations could be adversely affected.

Our historical rapid growth and expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative solutions or execute on our expansion strategy through acquisition or new partnership relationships. This could negatively affect our business performance.

The estimates of market opportunity and forecasts of market growth included herein may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates in this proxy statement/prospectus relating to the expected growth of the digital healthcare market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or are more significant than in our domestic operations. Our exposure to these risks is expected to increase.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic, and other risks that we do not face or that are more significant than in our domestic operations. These risks vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our international solutions need to meet country-specific client and member preferences as well as country-specific legal requirements, including those related to licensing, digital healthcare, privacy, data storage, location, protection and security. Our ability to provide solutions internationally is subject to the applicable laws governing remote healthcare and the practice of medicine in such location, and the interpretation of these laws is evolving and vary significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We cannot, however, be certain that our interpretation of such laws and regulations is correct in how we structure our operations, our arrangements with physicians, services agreements and customer arrangements.

Our international operations increase our exposure to, and require us to devote management resources to implement controls and systems to comply with, the privacy and data protection laws of non-U.S. jurisdictions and the anti-bribery, anti-corruption and anti-money laundering laws of the United States (including the FCPA) and similar laws in other jurisdictions. Implementing our compliance policies, internal controls, and other systems upon our expansion into new countries and geographies may require the investment of considerable management time and financial and other resources over a number of years before any significant revenues or profits are generated. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or employees, restrictions or outright prohibitions on the conduct of our business, and significant brand and reputational harm. We must regularly reassess the size, capability, and location of our global infrastructure and make appropriate changes, and must have effective change management processes and internal controls in place to address changes in our business and operations. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties, and the failure to do so could have a material adverse effect on our business, operating results, financial position, brand, reputation and/or long-term growth.

Our international operations require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes, and time zones. Our international operations encounter labor laws, customs, and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which requires us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges. Our international operations may also expose us to foreign currency exchange risks.

Risks Related to Being a Public Company

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, financial condition, and results of operations, although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, and results of operations.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of our common stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of becoming a public company).

As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, the price of our common stock may be adversely affected, and our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we identified a material weakness in our internal control over financial reporting, the disclosure of which may have an adverse impact on the price of our common stock (please refer to Part II, Item 9A of our Annual Report on Form 10-K/A, dated May 11, 2021, for further discussion). We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal control over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020. As discussed elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal controls over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in September 2020.

As a result of such material weakness, the restatement of our financial statements for the affected period, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the business of the combined company and its results of operations and financial condition.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in September 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, Class A common stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the fiscal year ended December 31, 2020 and for the quarterly period ended September 30, 2020.

To respond to this material weakness, we have devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with the September 2020 IPO, see “Note 2 — Restatement” to our accompanying consolidated financial statements.

We can give no assurance that the measures we have taken will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Our business, financial condition, and results of operations may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include, but are not limited to: our ability to attract new clients and partners, retain existing clients and partners and maximize engagement and enrollment with existing and future clients; changes in our sales and implementation cycles, especially in the case of our large clients; new solution introductions and expansions, or challenges with such introductions; changes in our pricing or fee policies or those of our competitors; the timing and success of new solution introductions by us or our competitors or announcements by competitors or other third parties of significant new products or acquisitions or entrance into certain markets; any other change in the competitive landscape of our industry, including consolidation among our competitors; increases in operating expenses that we may incur to grow and expand our operations and to remain competitive; our ability to successfully expand our business, whether domestically or internationally; breaches of security or privacy; changes in stock-based compensation expenses; the amount and timing of operating costs and capital expenditures related to the expansion of our business; adverse litigation judgments, settlements, or other litigation-related costs; changes in the legislative or regulatory environment, including with respect to privacy or data protection, or enforcement by government regulators, including fines, orders, or consent decrees; the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation; changes in our effective tax rate; our ability to make accurate accounting estimates and appropriately recognize revenue for our solutions for which there are no relevant comparable products; changes in accounting standards, policies, guidance, interpretations, or principles; instability in the financial markets; general economic conditions, both domestic and international; volatility in the global financial markets; political, economic, and social instability, including terrorist activities and health epidemics (including the recent outbreak of COVID-19), and any disruption these events may cause to the global economy; and changes in business or macroeconomic conditions. The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly.

Changes in accounting principles may cause previously unanticipated fluctuations in our financial results, and the implementation of such changes may impact our ability to meet our financial reporting obligations.

We prepare our financial statements in accordance with GAAP, which are subject to interpretation or changes by the FASB, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future which may have a significant effect on our financial results. Furthermore, any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our business, financial condition, and results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to allowance for doubtful accounts, assessment of the useful life and recoverability of long-lived assets, fair value of guarantees included in revenue arrangements and fair values of stock-based awards, warrants, contingent consideration, and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

FCAC

FCAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding FCAC, see the section entitled “Other Information Related to FCAC” beginning on page 151.

Merger Sub

Merger Sub is a wholly-owned subsidiary of FCAC formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on February 1, 2021. Merger Sub owns no material assets and does not operate any business.

Sharecare

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to FCAC stockholders as part of a solicitation of proxies by the FCAC Board for use at the Special Meeting to be convened on         , 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to FCAC stockholders on or about         , 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New Sharecare in connection with the issuance by New Sharecare of common stock to be delivered to Sharecare’s stockholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at         , New York City time, on         , 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting          and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Proposals

At the Special Meeting, FCAC stockholders will vote upon:

•        the Business Combination Proposal;

•        the Charter Proposal;

•        the Advisory Charter Proposal;

•        the Stock Issuance Proposal;

•        the Incentive Plan Proposal; and

•        the Adjournment Proposal.

THE FCAC BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE FCAC STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

FCAC has fixed the close of business on         , 2021 as the “record date” for determining FCAC stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on         , 2021, there were          FCAC Shares outstanding and entitled to vote. Each FCAC Share is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of FCAC stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FCAC Shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and FCAC Board Recommendation

The Business Combination Proposal

FCAC stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Business Combination Proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. FCAC stockholders of the Class A common stock and Stockholders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Proposal

Approval of the Charter Proposal requires the affirmative vote of at least a majority of the outstanding FCAC Shares, voting together as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the Charter Proposal.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSAL.

The Advisory Charter Proposal

Approval of the Advisory Charter Proposal, which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Advisory Charter Proposal.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSAL.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Stock Issuance Proposal.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Incentive Plan Proposal.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, FCAC stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to FCAC stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if FCAC reasonably determines that it is advisable or necessary to do so in order to obtain FCAC stockholder approval for the Merger Agreement and thereby approval of the Business Combination.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

THE FCAC BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

FCAC stockholders may vote electronically at the Special Meeting by visiting         or by proxy. FCAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your FCAC Shares are owned directly in your name with our Transfer Agent, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a FCAC Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        by submitting a properly executed proxy card or voting instruction form by mail; or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your FCAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FCAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of FCAC Shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a FCAC Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•        timely delivering a written revocation letter to the Corporate Secretary of FCAC;

•        signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•        attending the Special Meeting and voting electronically by visiting the website established for that purpose at          and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) FCAC Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by FCAC’s Officers and Directors

As of the record date, the FCAC directors and officers and their affiliates had the right to vote          FCAC Shares, representing approximately 20% of the FCAC Shares then outstanding and entitled to vote at the meeting. FCAC’s initial stockholders (consisting of the Sponsor and FCAC’s executive officers and independent director nominees) and its directors at the time of its IPO have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and we expect them to vote “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

FCAC’s initial stockholders will not have redemption rights with respect to any FCAC Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to         , New York City time, on         , 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that FCAC redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with FCAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FCAC instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, FCAC will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the cash held in the Trust Account on April 1, 2021 was $345,042,590.04 or $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of FCAC Shares as they may receive higher proceeds from the sale of their FCAC Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FCAC cannot assure its stockholders that they will be able to sell their FCAC Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your FCAC Shares (either physically or electronically) to the Transfer Agent, in each case prior to         , New York City time, on         , 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New Sharecare will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither FCAC stockholders nor FCAC warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FCAC or its securities, the Initial Stockholders, New Sharecare and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FCAC Shares or vote their FCAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FCAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Initial Stockholders for nominal value.

Costs of Solicitation

FCAC will bear the cost of soliciting proxies from FCAC stockholders.

FCAC will solicit proxies by mail. In addition, the directors, officers and employees of FCAC may solicit proxies from FCAC stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FCAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FCAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

FCAC has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. FCAC has agreed to pay Morrow a fee of $30,000, plus disbursements. FCAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. FCAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

FCAC is not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the FCAC Board may recommend.

Attendance

Only FCAC stockholders on the record date or persons holding a written proxy for any stockholder or account of FCAC as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your FCAC Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please visit         and enter the control number found on your proxy card. If your FCAC Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for FCAC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing         .

THE BUSINESS COMBINATION PROPOSAL

The FCAC stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. All FCAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

FCAC may consummate the Business Combination only if all of the condition precedent proposals are approved by the FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into Sharecare, with the separate corporate existence of Merger Sub ceasing and Sharecare surviving the merger as a wholly-owned subsidiary of FCAC. In addition, New Sharecare (formerly FCAC) will amend and restate its charter to be the Proposed Charter as described in the section of this proxy statement/prospectus titled “Description of New Sharecare Securities.”

Consideration to Sharecare Stockholders

FCAC has agreed to pay approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. As consideration, each Sharecare stockholder (other than holders of the Sharecare Series D Preferred Stock) will have the right to receive a portion of the Cash Consideration (to the extent available) and shares of common stock of New Sharecare. Holders of the Sharecare Series D Preferred Stock will receive shares of New Sharecare Series A Preferred Stock as consideration (but will not be entitled to any Cash Consideration).

Cash Consideration

Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time will automatically be deemed to have made a proper election to receive cash for each Cash Electing Share, and shall have the right to receive an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value. If the Aggregate Cash Election Amount exceeds the Cash Consideration, then each Cash Electing Share will convert into the right to receive (x) an amount in cash equal to the product of (1) the Per Share Merger Consideration Value and (2) the Cash Fraction and (y) a number of validly issued, fully paid shares of New Sharecare common stock equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. The Cash Consideration will be equal to (A) the funds remaining in the Trust Account, following the redemption (if any) of public shares, the payment of transaction expenses and the payment of the Payoff Indebtedness, plus (B) the funds received by FCAC in the Equity Financing, plus (C) the amount of cash and cash equivalents of Sharecare determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, minus (D) the Transaction Bonuses, minus (E) $401.0 million. The Cash Consideration will not be payable to Sharecare stockholders if, after satisfying FCAC’s redemption obligations, paying transaction expenses and indebtedness, the Balance Sheet Threshold is not met.

Stock Consideration

Each holder of Sharecare common stock issued and outstanding immediately prior to the effective time shall be deemed to have made an election to receive shares of New Sharecare common stock with respect to any Stock Electing Shares, and shall have the right to receive a number of shares of New Sharecare common stock equal to the applicable Per Share Merger Consideration for each Stock Electing Share.

At the effective time, each share of Sharecare Series D Preferred Stock will be converted into the right to receive a number of New Sharecare Series A Preferred Stock equal to the Exchange Ratio.

At the effective time, each Sharecare option that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into a closing New Sharecare option with the original option terms provided that the number of shares of underlying such

New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of contingent options equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio, which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

Each contingent option will have the same per share exercise price as each closing New Sharecare option and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the following day and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Subject to certain exceptions, at the effective time, each Sharecare warrant that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

Cash in Lieu of Fractional Shares

No fractional shares of New Sharecare common stock will be issued as part of the Business Combination. In lieu of the issuance of any such fractional shares, New Sharecare has agreed to pay to each former holder of Sharecare common stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share interest in a share of New Sharecare common stock to which such holder otherwise would have been entitled multiplied by (ii) the Closing Share Price.

Earnout Shares

At the Closing of the Business Combination and (i) immediately prior to the effective time, our Sponsor will, in accordance with the Sponsor Agreement, deliver to an escrow agent the Sponsor Earnout Shares, and (ii) immediately following the effective time, New Sharecare will deliver electronically to the earnout escrow agent, the stockholder earnout shares, which shares shall be allocated on a pro rata basis among the Sharecare stockholders who have received shares of New Sharecare common stock in accordance with the Merger Agreement. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

The earnout shares shall be released and delivered pursuant to the earnout conditions.

Any earnout shares to be released and distributed shall be released and distributed as shares of New Sharecare common stock. If the earnout conditions have not been satisfied following the fifth anniversary of the Closing Date, any earnout shares remaining in the earnout escrow account shall be automatically released to New Sharecare for cancellation and neither the members of the stockholder earnout group nor the Sponsor shall have any right to receive such earnout shares or any benefit therefrom.

The Private Placement and Strategic Financing

FCAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, FCAC agreed to issue and sell in private placements an aggregate of 42,585,000 shares of FCAC Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement is expected to close immediately prior to the consummation of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of FCAC Class A common stock, including the shares of FCAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Sharecare common stock.

In conjunction with FCAC entering into Subscription Agreements with the PIPE Investors for the Private Placement, Sharecare agreed to sell the Strategic Investor, in a private placement to be consummated prior to the closing of the Business Combination, 62,500 shares of Sharecare Series D Preferred Stock (subject to the potential issuance of additional shares pursuant to the anti-dilution rights described below) for an aggregate purchase price of $50,000,000. The Strategic Financing was consummated on April 7, 2021. The Sharecare Series D Preferred Stock issued by Sharecare in the Strategic Financing has substantially the same terms as Sharecare’s existing preferred stock, except that the Sharecare Series D Preferred Stock has a liquidation preference over all other series of Sharecare preferred stock and is not subject to certain mandatory conversion provisions which apply to the other series of Sharecare preferred stock (including mandatory conversion in connection with the Business Combination).

Upon consummation of the Business Combination, each share of Sharecare Series D Preferred Stock (including any additional shares of Series D Preferred Stock, if any, issued pursuant to the Strategic Investor’s anti-dilution rights) will, unless converted into New Sharecare common stock at the election of the Strategic Investor, be automatically converted into New Sharecare Series A Preferred Stock. Immediately prior to the effective time, Sharecare will issue to the Strategic Investor, without the payment of additional consideration, a number of additional shares of Sharecare Series D Preferred Stock equal to the difference (but only to the extent greater than zero) between (i) the quotient of (x) 50,000,000 divided by (y) the product of (A) the volume-weighted average price of FCAC Common Stock for the five trading days immediately preceding the date upon which the effective time occurs (provided that such price may not be less than $10.00) multiplied by (B) the Exchange Ratio and (ii) 62,500.

The New Sharecare Series A Preferred Stock will be convertible at any time into New Sharecare common stock, at the Strategic Investor’s option, at a conversion price equal the issue price (as converted in connection with the Business Combination), subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like. The New Sharecare Series A Preferred Stock will not accrue separate dividends. New Sharecare will have the right to require conversion of the New Sharecare Series A Preferred Stock beginning three years after the date of issuance at the then applicable conversion price if the closing price of New Sharecare common stock exceeds 130% of the issue price for the New Sharecare Series A Preferred Stock for at least 20 trading days during a period of 30 consecutive trading days. In addition, on the fifth anniversary of the date of issuance, the New Sharecare Series A Preferred Stock will be automatically redeemed at the applicable per share price (unless previously converted).

Sharecare has also entered into a letter of intent with the Strategic Investor to enter into the Collaboration Agreement to co-develop the Advocacy Product. In connection with the execution of the Collaboration Agreement, the Strategic Investor will have the right to receive warrants to purchase up to 62,500 shares of Sharecare common stock, which will be earned in eight approximately equal tranches based on specified performance thresholds tied to the number of paid annual subscribers for the Advocacy Product (with a three-year performance period to reach the milestones). New Sharecare will assume the obligation to issue the warrants at the Closing.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of FCAC and Sharecare. The following is a brief description of the background of these negotiations and the resulting Business Combination.

FCAC is a blank check company incorporated in Delaware on June 5, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FCAC’s intention was to capitalize on the substantial deal sourcing, investing, and operating expertise of FCAC’s management team to identify and combine with one or more businesses with high growth potential.

On September 24, 2020, FCAC consummated its IPO of 34,500,000 units, with each unit consisting of one share of FCAC Class A common stock and one-third of one warrant, generating gross proceeds of $345.0 million. Prior to the consummation of the IPO, the sponsor purchased 8,625,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Simultaneously with the consummation of the IPO, FCAC consummated the private sale of 5,933,334 private placement warrants to the sponsor, each of which entitles the holder to purchase one share of FCAC Class A common stock at an exercise price of $11.50 per share, at a price of $1.50 per warrant, generating gross proceeds of approximately $8.9 million.

Prior to the consummation of the IPO, neither FCAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with FCAC.

After the closing of the IPO, FCAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in FCAC’s initial business combination. Representatives of FCAC were contacted by, and representatives of FCAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. FCAC’s officers and directors and their affiliates also brought to FCAC’s attention target business candidates.

We used the following general criteria and guidelines in identifying and evaluating prospective target businesses.

•        Business with Significant Revenue and Earnings Growth Potential.    We sought to acquire one or more businesses that we believe will have multiple organic and M&A-driven growth opportunities over time. We searched for attractive, growth-oriented businesses that exhibit sound, underlying fundamentals as well as demonstrated revenue growth and a clear path to profitability.

•        Targets That Can Benefit from our Management Team’s and Eagle Equity Partners’ Relationships and Experience.    We sought to capitalize on our management team’s domain expertise acquired through decades of strategic deal-making in the media, digital media/consumer technology, interactive entertainment and related industries. We believe our management’s deep network of CEO-level and other C-suite/board relationships in addition to pre-eminent private and public market investors gave us a number of competitive advantages and would present us with a substantial number of potential business combination targets, particularly in the aforementioned industries.

•        Companies with Potential to Benefit from Digital Disruption.    We sought to acquire one or more businesses which currently, or have the potential to, benefit from digital disruption, or a disruption of the traditional business model.

•        High-Growth Markets.    We sought out opportunities in higher-growth sectors in the United States as well as in selected developed and emerging international markets.

These criteria were not intended to be exhaustive. The evaluation relating to the merits of a particular target company or a particular initial business combination may have been based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may have deemed relevant.

From the closing of the IPO through the signing of the letter of intent and term sheet with Sharecare in November 2020, FCAC identified and evaluated over 60 potential transactions, substantially all with potential targets in the health/wellness/lifestyle, media/sports/entertainment, digital media/consumer technology and, mobile gaming/interactive entertainment industries. Based on FCAC’s initial screening efforts and selection criteria, FCAC engaged in substantive discussions with five companies that were considered to be appropriate targets, including Sharecare. One such target (“Company W”) was in the OTT video streaming industry, and discussions with that target progressed to detailed due diligence. The second target (“Company X”) was in the interactive entertainment industry, and discussions with that target progressed to detailed term sheet negotiations. The third target (“Company Y”) was in the health/wellness/lifestyle industry, and discussions with that target progressed to a submission of an initial term sheet. The fourth target (“Company Z”) was in the B2B/consumer technology industry, and discussions with that target progressed to term sheet negotiations. These discussions covered various aspects of potential initial business combinations, such as target business operations, potential deal structures and other considerations.

During this initial stage of identifying potential target companies to the signing of the Merger Agreement, members of the FCAC Board, among other things, reviewed the businesses of potential targets, reviewed financial metrics and related assumptions of potential target companies and reviewed due diligence issues and proposed transaction terms.

On October 1, 2020, Mr. Kai-shing Tao, a member of Sharecare’s board of directors, and Mr. Richard Rosenblatt contacted Mr. Jeff Sagansky, a founding investor in FCAC and a member of the FCAC Board, to inquire about FCAC’s potential interest in a business combination with Sharecare. Sharecare was evaluating alternatives to accessing the public markets, including through a SPAC business combination. Based on a review of Sharecare’s introductory materials, FCAC entered into a non-disclosure agreement with Sharecare on October 8, 2020 and scheduled an introductory call with its management team.

FCAC engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) to act as its financial advisor in connection with the potential transaction. Goldman Sachs was also the sole underwriter for FCAC’s IPO and had previously advised Sharecare in connection with an equity private placement transaction, which members of the FCAC Board reviewed and considered not to be a material conflict.

On October 12, 2020, Mr. Alan G. Mnuchin, Chairman and CEO of FCAC, and Mr. Sagansky held an introductory virtual meeting with Mr. Jeff Arnold, Chairman, CEO, and Founder of Sharecare, to review Sharecare’s business in more detail and discuss the company’s desire to access the public markets in a business combination with FCAC, rather than an initial public offering by Sharecare.

On October 14, 2020, FCAC terminated discussions with Company W after conducting detailed business due diligence and determining that Company W’s business risk profile and near-term outlook were inconsistent with FCAC’s selection criteria, and were not as promising and predictable as the near term growth prospects of Sharecare.

On October 15, 2020, Mr. Arnold and Ms. Dawn Whaley, President and Chief Marketing Officer of Sharecare, met with Mr. Mnuchin, Mr. Sagansky, and Mr. Harry Sloan, a founding investor in FCAC, in New York City to further discuss Sharecare’s business and strategy.

On October 20, 2020, Mr. Arnold and Ms. Whaley hosted a virtual meeting with Messrs. Mnuchin, Sagansky and Mr. Saif Rahman, Chief Financial Officer of FCAC, to review Sharecare’s key customer channels, its operations and growth opportunities. On October 22, 2020 and October 23, 2020, Mr. Arnold and Ms. Whaley along with Sharecare’s

President and Chief Financial Officer, Mr. Justin Ferrero, hosted follow-up virtual meetings with Messrs. Mnuchin, Rahman, and Sagansky to discuss these and other related topics in greater detail. As a result of these meetings, FCAC and Sharecare agreed that further discussions were merited.

Over the next several weeks, Sharecare provided FCAC and its representatives with due diligence materials, including financial information for FCAC to use in preparing its financial model. Representatives of FCAC and Sharecare held virtual meetings and telephonic conferences to discuss many commercial and legal elements of Sharecare’s business to assist FCAC and its advisors in developing FCAC’s financial model of the company and its business review of Sharecare. FCAC had discussions with Mr. Arnold, Ms. Whaley, Mr. Ferrero, Sharecare’s Chief Operating Officer, Pam Shipley; Sharecare’s Executive Vice President and General Manager of Provider Solutions, Natalie Schneider; Sharecare’s Executive Vice President and General Manager of Consumer Solutions, Laura Klein; Sharecare’s Chief Technology Officer, Naveen Saxena; and other senior management team members. In addition to business and financial diligence sessions, Sharecare held product demonstrations with representatives of FCAC and Goldman Sachs to provide an overview of the product’s capabilities.

During this time period, FCAC management modeled the Sharecare business in order to generate a view as to the near-term financial performance and growth potential for its wellness and digital healthcare product offerings, as well as the growth potential for the overall digital healthcare ecosystem. In particular, FCAC noted Sharecare’s unique position in offering a unified digital solution to all key constituents in the healthcare ecosystem, leveraging an enterprise-focused business model with significant contracted revenue to drive penetration and adoption. Further research was performed in evaluating the total addressable market and competitive landscape, relying on third party data sources. This evaluation, combined with FCAC’s evaluation of other public and private companies, would become the framework for FCAC’s proposal to Sharecare.

On October 25, 2020, FCAC terminated discussions with Company X after conducting extensive business due diligence and detailed negotiations of a term sheet after determining that a business combination with Sharecare would be more favorable for FCAC stockholders in light of Sharecare’s more predictable growth prospects compared to the growth prospects of Company X, each company’s market positioning, uniqueness, valuation, growth potential and other factors.

On November 1, 2020, following consideration of a combination of factors, including its management projections, various potential upside opportunities and the valuation implied by private capital raises that it was pursuing, Sharecare sent a proposed non-binding term sheet to FCAC, which non-binding term sheet contemplated (i) a proposed equity valuation of $3.95 billion, (ii) an option to elect for cash or stock in the merger, (iii) an earnout in favor of shareholders equal to 35% of the Sponsor promote, (iv) forfeiture of 35% of the Sponsor promote, (v) 50% of the Sponsor shares being subject to vesting, (vi) forfeiture of 50% of the private placement warrants, (vii) a PIPE of $150 million to $250 million, (viii) a $400 million minimum cash condition, and (ix) a dual-class voting structure, among other terms. During that week, representatives of FCAC participated in meetings with Sharecare’s management to continue its business due diligence. As negotiations continued, the parties focused on reaching agreement on equity valuation. FCAC arrived at its view on valuation based on a review of certain comparable company trading multiples as described under “— The FCAC Board’s Reasons for the Approval of the Business Combination”, FCAC’s evaluation and analysis of management’s financial projections including potential returns analyses and its view of an appropriate public market valuation for Sharecare. In discussions with Sharecare’s management team and Board, FCAC supported its valuation by emphasizing long-term returns for shareholders and a discount to comparable company trading multiples to position Sharecare for long-term success as a public company.

On November 6, 2020, FCAC sent a revised draft of the non-binding term sheet to Sharecare reflecting (i) enterprise value of $3.6 billion; (ii) an earnout in favor of shareholders equal to 20% of the Sponsor promote; (iii) forfeiture of 20% of the Sponsor promote; (iv) 25% of the Sponsor shares being subject to vesting; (v) forfeiture of 20% of the private placement warrants; (vi) a $250 million PIPE; and (vii) one class of common stock. FCAC’s revised proposal incorporated an enterprise value that FCAC believed was appropriate and also included a compromise with respect to the Sponsor promote, private placement warrants and size of PIPE as compared to Sharecare’s November 1, 2020 proposal. On November 8, 2020, Sharecare sent a revised draft of the non-binding term sheet to FCAC reflecting, among other things, the following terms: (i) an exclusivity provision; (ii) an equity value of $3.6 billion; (iii) allocation equal to 5% of the sponsor promote to Sharecare’s charitable foundation; and (iv) a staggered board. On November 10,

2020, FCAC responded to Sharecare that FCAC was generally in agreement with Sharecare’s November 8, 2020 proposal subject to minor modifications but did not agree to an equity value of $3.6 billion, which implied an enterprise value that was $65 million greater than FCAC’s offer.

During negotiations of principal terms, Sharecare made FCAC aware of a competing interest in the company by another SPAC. FCAC made multiple presentations to the Sharecare board of directors to discuss its proposal and emphasize the FCAC leadership team’s experience, track record and potential value-add to Sharecare going forward. Sharecare ultimately chose FCAC as its partner due to a combination of these factors and the long-term value creation potential with FCAC.

While negotiations with Sharecare ensued, FCAC continued to evaluate other potential transactions, including a potential merger with Company Y. After conducting business due diligence, FCAC submitted a non-binding indication of interest to Company Y in early November. However, on November 16, 2020, representatives of Company Y informed FCAC that it was not selected as a business combination partner, primarily due to FCAC’s lower indicative valuation compared to another proposed business combination partner. FCAC felt that its offer was reasonable in light of its assessment of Company Y and the smaller scale of Company Y’s business compared to Sharecare and chose not to increase its offer or pursue further discussions with Company Y.

On November 11, 2020, Mr. Rajeev Ronanki, Senior Vice President & Chief Digital Officer of the Strategic Investor and Mr. Arnold, were continuing ongoing and multi-faceted strategic commercial discussions between Sharecare and the Strategic Investor covering a wide range of topics. From these discussions, Sharecare expressed potential interest in acquiring doc.ai, an AI company in which the Strategic Investor had a 25% equity investment and a long-term commercial contract. As part of the transaction discussions, it was proposed that the Strategic Investor would roll 100% of its equity interest into Sharecare and would explore a more comprehensive strategic relationship between the Strategic Investor and Sharecare.

On November 17, 2020, Sharecare provided a revised draft of the non-binding term sheet to FCAC, reflecting minor adjustments to terms such as board classification and Sharecare’s valuation proposal of $3.6 billion of equity value. During the subsequent discussion, Sharecare communicated to FCAC that FCAC’s proposal could be viewed as superior to the alternative proposal being considered by Sharecare, when considering all factors, if FCAC agreed to a concession on valuation. FCAC determined that an equity valuation of $3.6 billion for Sharecare would be necessary to be selected by Sharecare as its business combination partner in light of a competing proposal.

The Sharecare board met on November 18, 2020 to consider the revised terms proposed by FCAC. As directed by the Sharecare board, Sharecare agreed to a $3.6 billion equity valuation compared to its initial $3.95 billion proposal based on its review of all factors it deemed relevant, including the directors’ views that FCAC’s proposal would best position Sharecare for long-term success as a public company including by attracting high-quality, long-term investors and leveraging the strength and experience of the FCAC management team. Regarding the Sponsor promote, Sharecare and FCAC agreed that in addition to 5.1 million founder shares to be retained by the FCAC founders, another 1.7 million founder shares would be retained by the FCAC founders when the common stock of the combined company achieves certain price targets ($12.50 and $15.00), 428,250 founder shares would be transferred to a charitable foundation to advance the charitable objectives of Sharecare and 1,284,750 founder shares would be forfeited and cancelled.

On November 20, 2020, representatives of Sharecare briefed FCAC regarding Sharecare’s interest in acquiring doc.ai and a potential strategic relationship with the Strategic Investor. FCAC agreed to modify its term sheet to provide Sharecare with the ability to pursue an acquisition of doc.ai, subject to a limitation on the proposed purchase price, in advance of a business combination with FCAC.

From November 23 to November 25, 2020, Mr. Mnuchin briefed each member of the FCAC Board on the potential business combination with Sharecare and moving toward a non-binding term sheet, which it compared against other targets FCAC management had pursued.

On November 27, 2020, FCAC and Sharecare entered into a non-binding letter of intent and term sheet concerning the Business Combination. Among other provisions, the non-binding letter of intent and term sheet set forth the use of IPO and PIPE proceeds, lock-ups, minimum proceeds, treatment of founder shares and the proposed equity valuation for Sharecare of $3.6 billion. The Equity Value for Sharecare would also be adjusted upward at closing to reflect the purchase price paid by Sharecare in connection with any acquisitions that close prior to the closing of the Business Combination, including the acquisition of doc.ai. In addition, given FCAC’s exclusivity provisions beginning on December 5, 2020, FCAC would cease contact with other business combination targets prior to that date.

As a provision of the non-binding letter of intent, FCAC allowed Sharecare to pursue an alternative transaction (“Alternative Transaction”) with the Strategic Investor in which, should Sharecare be able to reach a non-binding letter of intent with the Strategic Investor and Private Equity Firm A within this time period, then FCAC’s offer would terminate.

While Sharecare was pursuing the Alternative Transaction, FCAC submitted a term sheet to Company Z after extensive business due diligence in the event that the transaction with Sharecare terminated. After discussions with the Strategic Investor and Private Equity Firm A, Sharecare informed FCAC on December 5, 2020 that it intended to pursue a transaction with FCAC and, therefore, the exclusivity provision would take effect. At that time, FCAC informed Company Z of its intention to pursue an alternative transaction and withdrew its offer. FCAC made this determination in part based on its assessment that a business combination with Sharecare was more favorable for FCAC stockholders than a business combination with Company Z, as it was immediately actionable, in an industry in which FCAC was focused and possessed the scale, growth, cash flow profile and other financial attributes that FCAC intended to target at the time of its IPO.

Following execution of the non-binding letter of intent and term sheet, on November 29, 2020, the parties and their respective legal counsel began to draft and prepare the definitive agreements relating to the transaction. The parties also began preparing an investor presentation for meetings with certain targeted investors in connection with a potential private placement in public equity (“PIPE Investment”) to be consummated concurrently with the closing of the proposed Business Combination.

On December 6, 2020, Sharecare communicated orally to FCAC that Sharecare would not be proceeding with a standalone deal with the Strategic Investor and Private Equity Firm A. The parties then confirmed by email that exclusivity would conclude on January 15, 2021. On December 11, 2020, the parties agreed to extend exclusivity to February 15, 2021.

On December 13, 2020, Sharecare and doc.ai entered into a non-binding letter of intent and term sheet to acquire 100% of the equity interests of doc.ai for a combination of equity and cash consideration.

In light of the proposed acquisition of doc.ai by Sharecare, the FCAC Board modified its proposed terms of the Business Combination by increasing the equity value of Sharecare by the purchase price to be paid by Sharecare under the doc.ai merger agreement and requiring the doc.ai merger be consummated prior to the consummation of the Business Combination.

On December 14, 2020, the FCAC Board held a special board meeting via video conference to discuss the proposed business combination and a more detailed review of FCAC’s search process leading to Sharecare. Mr. Mnuchin briefed the board on its key selection criteria, various discussions with potential targets, including Company W, Company X, Company Y, and Company Z and the key factors in determining that Sharecare was the most appropriate target. Mr. Rahman briefed the board on Sharecare’s business and financial profile, investment thesis, competitive landscape and transaction summary. Thereafter, FCAC continued its due diligence review of Sharecare.

On December 28, 2020, Mr. Mnuchin briefed each member of the FCAC Board regarding its conclusions following due diligence and an update on the overall transaction timeline.

On January 5 and January 6, 2021, representatives of Sharecare and representatives of FCAC met at Sharecare’s Atlanta office, with representatives from Goldman Sachs participating virtually, and discussed, among other topics, outstanding business due diligence items and preparations for the investor presentation to be used in connection with the Private Placement.

From December 14, 2020 through January 19, 2021, representatives of FCAC and White & Case LLP, counsel to FCAC (“White & Case”), participated in calls with representatives of Sharecare and King & Spalding LLP, counsel to Sharecare (“King & Spalding”), to discuss due diligence issues, focusing on regulatory regimes, intellectual property rights, cybersecurity and data privacy. On January 17, 2021, representatives of White & Case provided to representatives of King & Spalding an initial draft of the merger agreement, which contemplated a reverse triangular merger structure, which structure was accepted by Sharecare in its subsequent draft of the merger agreement, and the terms described in the non-binding term sheet. These parties exchanged drafts of the merger agreement relating to the proposed business combination and related schedules, the doc.ai merger agreement, and held calls to discuss Sharecare’s financial statements and financial information requests relating to the transaction and the doc.ai acquisition.

Starting January 20, 2021, the parties discussed key issues in the merger agreement, including purchase price adjustments, cash and stock elections with certain Sharecare stockholders, earnout and closing conditions. The Balance Sheet Threshold was mutually agreed upon between FCAC and Sharecare based upon, among other things, no redemptions, the size of the PIPE and the amount of cash liquidity reasonably necessary to fund growth initiatives, future acquisitions, support marketing efforts, provide additional working capital and for general corporate purposes.

On January 22, 2021, the FCAC Board held a special board meeting via video conference to discuss material updates to Sharecare’s business, Sharecare’s acquisition of doc.ai and strategic partnership with the Strategic Investor, and status of the business combination with FCAC.

Thereafter, on January 26, 2021, Sharecare and doc.ai entered into the doc.ai merger agreement.

On January 26, 2021, FCAC engaged (i) Goldman Sachs, Morgan Stanley and J.P. Morgan Securities LLC (“J.P. Morgan”) as placement agents in connection with the Private Placement. Thereafter, potential investors in the Private Placement were “wall crossed”. Between January 27, 2021 and February 9, 2021, Mr. Mnuchin, Mr. Arnold and Mr. Ferrero held 36 meetings and various follow-up meetings with wall crossed PIPE Investors to present the investor presentation.

On January 27, 2021, representatives of FCAC commenced video conferences with prospective investors in connection with the PIPE Investment, which conferences continued through February 9, 2021.

On January 28, 2021, King & Spalding circulated a revised draft of the merger agreement to White & Case, which included numerous changes to the representations and warranties and covenants, the earnout escrow provisions and closing conditions, including deletion of conditions precedent that the doc.ai acquisition be completed prior to the consummation of the Business Combination and certain contracts of Sharecare be in full force effect. From January 28, 2021 to February 11, 2021, representatives of King & Spalding and representatives of White & Case continued to exchange drafts of the merger agreement and ancillary agreements and participated in telephone and video conferences to discuss the terms thereof. During this period, the parties agreed to modify the terms of the merger agreement to eliminate the cash/stock election and instead provide for a deemed election as described under “The Business Combination Proposal — Consideration to Sharecare Stockholders”.

In the evening on February 10, 2021, the FCAC Board met with representatives of White & Case and Goldman Sachs in attendance. At the meeting, representatives of White & Case discussed with the FCAC board of directors the directors’ fiduciary duties under applicable law and the terms of the merger agreement and certain ancillary agreements. The FCAC Board also discussed upsizing the PIPE Investment to $425 million based on FCAC’s and Sharecare’s success in attracting significant financial and strategic investor interest. Additional cash proceeds would be added to Sharecare’s balance sheet (targeting $400 million or more) as well as additional potential liquidity for selected Sharecare shareholders. Following this discussion, Board unanimously (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the Merger Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the Merger Agreement, related transaction documentation and such other proposals.

Sharecare decided to enter into the Merger Agreement due to Sharecare’s desire to access the public markets in a business combination with FCAC instead of pursuing an initial public offering and Sharecare’s long-term value creation potential with FCAC. Following the meeting of the FCAC Board and over the course of February 11, 2021, the parties finalized the Merger Agreement and the related transaction documentation, which included the condition precedent that the doc.ai acquisition be consummated prior to the consummation of the Business Combination. The Merger Agreement and related transaction documents were signed early in the morning on February 12, 2021, and FCAC entered into the Subscription Agreements with the PIPE Investors.

Later on the morning of February 12, 2021, prior to the commencement of trading of the shares of FCAC common stock on Nasdaq, the parties issued a press release announcing the Business Combination.

The FCAC Board’s Reasons for the Approval of the Business Combination

On February 10, 2021, the FCAC Board unanimously (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the Merger Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to FCAC stockholders for approval and adoption, and recommended that FCAC stockholders approve and adopt the Merger Agreement, related transaction documentation and such other proposals. Before reaching its decision, the FCAC Board reviewed the results of management’s due diligence, which included:

•        extensive meetings and calls with Sharecare’s management team and representatives regarding operations, company services, major customers, financial prospects, the pipeline of potential new customers and possible acquisitions, among other customary due diligence matters;

•        review of Sharecare’s material business contracts and certain other legal and commercial diligence;

•        regulatory review of Sharecare’s operating model;

•        financial and accounting diligence; and

•        detailed due diligence of the company’s financial projections model.

The FCAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the FCAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the FCAC Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Business with Significant Revenue and Earnings Growth Potential.    We will seek to acquire one or more businesses that we believe will have multiple organic and M&A-driven growth opportunities over time. We will search for attractive, growth-oriented businesses that exhibit sound, underlying fundamentals as well as demonstrated revenue growth and a clear path to profitability. This includes such potential targets that are currently, or have the potential to be, a category leader with long-term growth potential.

•        Targets That Can Benefit from our Management Team’s and Eagle Equity Partners’ Relationships and Experience.    While we may pursue an initial business combination opportunity in any industry or sector, we intend to capitalize on our management team’s domain expertise acquired through decades of strategic deal-making in the media, digital media/consumer technology, interactive entertainment and related industries. We believe our management’s deep network of CEO-level and other C-suite/board relationships in addition to pre-eminent private and public market investors will give us a number of competitive advantages and will present us with a substantial number of potential business combination targets, particularly in the aforementioned industries. We also expect to benefit from the investment partnership we have formed with Eagle Equity Partners, which is a founding investor in our sponsor. The teams at Ariliam Group and Eagle Equity Partners represent a unique combination of investing, financial, operational and transactional experience that we feel potential acquisition candidates will find highly desirable and complementary to their growth plans.

•        Companies with Potential to Benefit from Digital Disruption.    We will seek to acquire one or more businesses which currently, or have the potential to, benefit from digital disruption, or a disruption of the traditional business model.

•        High-Growth Markets.    We will seek out opportunities in higher-growth sectors in the U.S. as well as in selected developed and emerging international markets.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

In considering the Business Combination, the FCAC’s Board concluded that it met all the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

“Category of One” Company.    Sharecare’s unique digital health platform unifies the highly fragmented digital health ecosystem for all key constituents. While several publicly traded digital health companies compete with Sharecare in certain aspects of its business, Sharecare can offer all of these point solutions through an integrated, easy-to-use interface for enterprises and consumers.

High Sustainable Growth at Scale.    Sharecare has attracted a group of large enterprise clients for its unified platform through multi-year contracts with significant potential upside through activation of consumers on to various digital therapeutics solutions that improve wellness and lower health care costs. This group includes scaled health plans, including several “Blues,” large employers and governments.

Innovation.    Sharecare has been able to innovate with new solutions for its existing client base driven by evolving demands, including the development and addition of digital therapeutics, additional service offerings and new digitally-enabled solutions. Sharecare’s most recent entry into the newly emerging Health Security sector driven by conditions brought upon by COVID-19 demonstrates Sharecare’s ability to innovate in real time. Its proposed acquisition of doc.ai will further accelerate Sharecare’s technology capabilities to use AI to create predictive solutions that can be integrated into its current digital offering

Attractive Adjusted EBITDA and Cash Flow Profile.    Sharecare is unique as a high growth digital healthcare business that is EBITDA and cash flow positive, unlike its peer group. In 2021, Sharecare is projected to generate $31 million of Adjusted EBITDA on $396 million of total revenue (approximately 8% Adjusted EBITDA margin). The company’s favorable unit economics and operating leverage are projected to drive normalized Adjusted EBITDA to approximately 25% over the medium term. Sharecare is accomplishing this margin expansion while investing extensively into its business through the addition of over 100 salespeople and approximately 100 product and technology professionals over the next three years.

Experienced and Motivated Management Team.    Sharecare is a founder-driven business led by its Chief Executive Officer, Mr. Arnold. Mr. Arnold and his core leadership team have a highly successful track record of developing successful businesses that address key solutions for the market while generating significant value for shareholders. Mr. Arnold launched WebMD in 1998, the first healthcare company to harness the power of the Internet to create a destination for consumers, healthcare institutions, and physicians to find trustworthy medical information. In 1999, WebMD merged with Healtheon Corp. in a transaction valued at $7.9 billion. Mr. Arnold later served as Chief Executive Officer and Chairman of HowStuffWorks.com, an award-winning online how-to resource, that was sold to Discovery Communications in 2007 for $250 million.

Mr. Arnold has reinforced his core team, many of whom he has worked with for over 20 years, with a diverse group of individuals from various professional backgrounds and areas of expertise, including most recently hiring Ms. Pam Shipley as Chief Operating Officer. Ms. Shipley most recently was Senior Vice President, Markets, overseeing a multi-billion dollar revenue unit for Centene Corporation.

Under the Merger Agreement, FCAC has agreed to combine with Sharecare based on a $3.79 billion pre-money equity valuation to be paid in cash and common shares of FCAC. The total consideration represents a market value of equity in excess of 80% of the assets held in FCAC’s Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), a requirement for an initial business combination under our Current Charter.

Although the FCAC Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the board of directors relied on the following sources (i) due diligence on Sharecare’s business operations; (ii) extensive research reports and data related to the digital healthcare industry in the United States and internationally; (iii) FCAC management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses; and (iv) FCAC management’s collective experience with similar digital technology business models.

During the course of valuing Sharecare, FCAC’s management also identified several comparable public companies in the digital healthcare space. Although Sharecare does not have a direct operating comparable that offers a comprehensive digital healthcare platform, the FCAC Board determined that the most relevant publicly traded high-growth digital healthcare companies are Accolade, American Well, One Medical, Phreesia and Teladoc. FCAC’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.

The following is the financial trading multiples of these companies and Sharecare that was considered by the FCAC Board:

	Sharecare(3)	Comparables
Enterprise Value/2021E Revenue	9.5x	18.3x
Enterprise Value/2022E Revenue	7.4x	14.8x
Enterprise Value/2021E Growth Adjusted Revenue(1)	0.39x	0.64x
Enterprise Value/2022E Growth Adjusted Revenue(2)	0.30x	0.50x

____________

Source: Information for companies other than Sharecare have been obtained from public filings and data from Thompson, IBES and Wall Street Research as of January 22, 2021. Companies with multiples greater than 50x or less than 0x were excluded from computation of the median multiples listed in the table above.

Note: The comparable company figures represent the medians for each peer group.

(1)      Represents 2021E Revenue multiple divided by 2020E to 2022E revenue CAGR.

(2)      Represents 2022E Revenue multiple divided by 2020E to 2022E revenue CAGR.

(3)      Sharecare’s multiples are based on a $3.75 billion Enterprise Value, calculated as $4.15 billion standalone equity value less $401 million of net balance sheet cash, divided by projected 2021 and 2022 revenue and gross profit, as provided by Sharecare’s management:

(in millions)	2021	2022
Revenue	$396	$512
Gross Profit	$196	$266
Adjusted EBITDA	$31	$60

Certain Projected Financial Information

In connection with its consideration of the potential business combination, the FCAC Board were provided with the projections set forth above prepared by management of Sharecare (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide FCAC’s stockholders access to information made available in connection with the FCAC Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was January 15, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Sharecare nor FCAC or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Sharecare and FCAC assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 6.

The Projections were prepared in good faith by Sharecare management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Sharecare at the time the Projections were prepared and speak only as of that time.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions, including, but not limited to, the following:

•        Sharecare continuing to have annually recurring revenue streams across its enterprise and provider channels, based on long-term standard contract lengths and low customer attrition. On average, between 75-80% of Sharecare’s revenues are recurring in nature, which is a significant factor in calculating revenue projections in the current and near-term periods;

•        no material acquisitions or divestures by Sharecare;

•        other general business and market assumptions, including Sharecare maintaining strong relationships with its current clients and partners, the historical performance of Sharecare, increasing the number of eligible lives Sharecare adds to its digital platform from 8.8 million at the end of 2020 to 9.7 million by the end of 2021 and increasing the number of medical records Sharecare processes from 4.2 million in 2020 to 5.0 million in 2021, economic and market growth consistent with recent years, continued expansion of new service offerings, continued operation of current technological capabilities and improvements thereto, Sharecare’s current and anticipated market position relative to its peers and other future prospects of Sharecare;

•        Sharecare’s platform-based health management programs for employers and health plans, its data- and information-driven solutions for healthcare providers, and its ad and content delivery services will continue to be available in the manner in which they are currently offered;

•        the digital health ecosystem will remain fragmented for key constituents, including employers, health plans, providers and consumers;

•        Sharecare’s market position vis-à-vis its existing competitors and new market entrants continues to expand based on its investment in R&D to offer what Sharecare believes is the industry’s most unified, comprehensive platform that addresses the collective needs across wellness/wellbeing, benefits navigation and health navigation;

•        an assumed investment in excess of $26 million in capitalized assets in 2021 to enhance Sharecare’s infrastructure and drive and support additional product offerings; and

•        increases to Sharecare’s costs of revenue in line with the direct cost assumptions of the applicable product/service, sales and marketing expenses as Sharecare invests in 120 additional staff over the following three years, product and technology expenses and general and administrative expenses to reflect the investments necessary to continue to scale Sharecare’s business and to reflect increases necessary to operate as a public company, including $6 million in annualized expenses added in 2021 that are tied to additional SEC reporting and internal control staffing as well as public company D&O insurance.

The Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Sharecare’s business, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including changes in management’s plans or objectives.

The Projections were prepared solely for internal use to assist FCAC in its evaluation of Sharecare and the Business Combination. Sharecare has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including FCAC. Neither Sharecare’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Sharecare relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. Should any of the assumptions mentioned above suffer a significant negative impact, Sharecare’s financial results, including projected revenues, profit and adjusted EBITDA, may differ materially from its expectations. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.

The Projections are not included in this proxy statement/prospectus in order to induce any FCAC stockholders to vote in favor of any of the proposals at the Special Meeting.

We encourage you to review the financial statements of Sharecare included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Historical Consolidated Financial Information of Sharecare”, and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither FCAC nor Sharecare or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

The risk that our public stockholders would vote against the Business Combination proposal or exercise their redemption rights

The board of directors considered the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. The board concluded, however, that this risk was substantially mitigated because FCAC will have secured commitments equal approximately to $467 million, which is more than the minimum proceeds necessary for closing. Further, the fact that public stockholders may vote for the Business Combination proposal while also exercising their redemption rights mitigates against any incentive a public stockholder might have to vote against the Business Combination proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

Our management and directors may have different interests in the Business Combination than the public stockholders

The board of directors also considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of FCAC’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the IPO prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) a portion of the New Sharecare common stock to held by our Sponsor has been deferred to an earnout structure based on a certain gradient of gross proceeds raised, although the 60,000 founder shares that will be held by FCAC’s other directors are not subject to this earnout.

Risks related to Sharecare’s business

With respect to Sharecare’s business, FCAC management and the board of directors considered (i) the concentration of Sharecare’s client base; (ii) Sharecare’s historical growth rates and its ability to significantly accelerate its growth rate; (iii) the competitive industry in which Sharecare operates; and (iv) Sharecare’s ability to adapt to changing market conditions, including due to COVID-19. FCAC management and the board of directors believed that although these risks could not be eliminated, the Sharecare management team was aware of these risks and was well-positioned to address them.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period ended on March 31, 2021 at 11:59 pm.

Satisfaction of 80% Test

FCAC’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO with respect to FCAC’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $345.1 million, 80% thereof represents approximately $276.1 million. In reaching its conclusion that the business combination meets the 80% test, the board of directors used as a pre-money equity valuation to be paid in cash and common shares of FCAC of $3.79 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. In determining whether the purchase price represents the fair market value of Sharecare, the FCAC Board considered all of the factors described in the section entitled “The Business Combination Proposal — The FCAC Board’s Reasons for Approval of the Business Combination.” As a result, the board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors in valuing companies in the digital healthcare space, the board of directors believes that the members of our management team and the Board are qualified to determine whether the Business Combination meets the 80% test. The board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of FCAC’s Directors and Officers in the Business Combination

In considering the recommendation of our board of directors in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a FCAC Stockholder. These interests include, among other things:

•        If we are unable to complete our initial business combination by September 24, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period. On June 5, 2020, our Sponsor purchased an aggregate of 8,625,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On August 26, 2020, our Sponsor transferred 20,000 founder shares to each of Edgar Bronfman Jr., Karen Finerman and Michael Ronen, three of our directors, resulting in our Sponsor holding 8,565,000 founder shares or approximately 20% of the outstanding common stock after the consummation of IPO. Upon the Closing, such founder shares will be converted into 6,912,000 shares of New Sharecare common stock and 4,746,667 Private Placement Warrants.

•        Simultaneously with the closing of its IPO, FCAC consummated the sale of 5,933,334 Private Placement Warrants at a price of $1.50 per warrant in a private placement to our Sponsor, generating gross proceeds, before expenses, of approximately $8,900,000. The warrants are each exercisable commencing the later of 30 days following the Closing of the Business Combination and 12 months from the closing of our IPO, which occurred on September 24, 2020, for one share of Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by September 24, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Initial Stockholders will be worthless. The warrants held by our Initial Stockholders had an aggregate market value of approximately $18.0 million based upon the closing price of $3.03 per warrant on Nasdaq on February 10, 2021.

•        Our Sponsor, officers and directors will lose their entire investment of $8,925,000 consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $8,900,000 private placement warrant purchase price if we do not complete a business combination by September 24, 2022.

•        Alan G. Mnuchin and Jeff Sagansky will continue to serve as directors of New Sharecare after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Sharecare Board determines to pay to its directors.

•        Our Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $0.613 (including the 8,625,000 founder shares and 5,933,334 Private Placement Warrants) as of the consummation of the IPO. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our public stockholders.

•        Our Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if FCAC fails to complete a business combination by September 24, 2022.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FCAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of April 1, 2021, there was approximately $345,042,590.04 in investments and cash held in the Trust Account and approximately $1.1 million of cash held outside the Trust Account available for working capital purposes.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FCAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        The Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination.

•        In connection with Closing, we will enter into the Registration Rights Agreement, which will provide certain FCAC stockholders, including the Initial Stockholders, the Strategic Investor and certain Sharecare stockholders and their permitted transferees with registration rights.

•        Upon the signing of the Merger Agreement, our Sponsor entered into the Sponsor Agreement with Sharecare, pursuant to which our Sponsor agreed, subject to the consummation of the Merger, that the Sponsor Shares shall convert into FCAC Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that our Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Current Charter. Our Sponsor also agreed to the cancellation of 1,284,750 shares of FCAC and to transfer 428,250 shares of FCAC to a charitable foundation designated by the Company.

•        Upon the signing of the Merger Agreement, our Sponsor and FCAC entered into the Acquiror Support Agreement with Sharecare pursuant to which our Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the Special Meeting and to vote against any action, agreement or transaction, or proposal that would reasonably be expected to result in the failure of the Merger from being consummated.

•        At the Closing, 1,713,000 shares of New Sharecare common stock will be delivered to an escrow agent and allocated to our Sponsor to be released to our Sponsor upon the occurrence of certain milestones set forth in the Merger Agreement. Any such shares remaining in escrow following the fifth anniversary of the Closing Date shall be released to New Sharecare for cancellation.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs was engaged by FCAC to act as financial advisor to FCAC in connection with the Business Combination, and will receive compensation in connection therewith. In addition, Goldman Sachs was sole underwriter on the IPO of FCAC. Morgan Stanley was engaged by Sharecare to act as financial advisor to Sharecare in connection with the Business Combination and will receive compensation in connection therewith.

FCAC also engaged Goldman Sachs to act as co-placement agent with Morgan Stanley and J.P. Morgan on its $425 million PIPE. Goldman Sachs, Morgan Stanley and J.P. Morgan will receive fees and expense reimbursements in connection therewith. Goldman Sachs provided FCAC with a disclosure letter describing the various roles that Goldman Sachs has served in with Sharecare and any other material relationships Goldman Sachs has with Sharecare. After carefully considering the potential benefits of engaging Morgan Stanley for both roles, FCAC and Sharecare each consented to Morgan Stanley’s roles as financial advisor to Sharecare in connection with the Business Combination and as co-placement agent to FCAC in connection with the PIPE and waived any potential conflicts in connection with such dual roles.

In addition, Goldman Sachs (together with its affiliates), Morgan Stanley (together with its affiliates) and J.P. Morgan (together with its affiliates) are each full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs, Morgan Stanley, J.P. Morgan and their affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to Sharecare and its affiliates, and FCAC and its affiliates, and has received customary compensation in connection therewith. In addition, Goldman Sachs, Morgan Stanley, J.P. Morgan and their respective affiliates may provide investment banking and other commercial dealings to FCAC, Sharecare and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs, Morgan Stanley, and J.P. Morgan and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of FCAC or its affiliates. Goldman Sachs, Morgan Stanley, J.P. Morgan and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Sharecare’s good faith estimate of such amounts assuming a Closing as of [•], 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$345	$42
Private Placement	426	426
Strategic Investment in Sharecare	50	50
Sellers’ Equity	3,493	3,768
FCAC Upfront Founder Equity	56	56
Total Sources	$4,370	$4,342
Uses
Cash on Balance Sheet	$427	$399
Sellers’ Equity	3,493	3,768
Cash to Sharecare Stockholders	275	—
FCAC Upfront Founder Equity	56	56
Transaction Costs	54	54
Debt Repayment	65	65
Total Uses	$4,370	$4,342

Directors and Executive Officers of New Sharecare After the Business Combination

Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of Nasdaq, effective as of the Closing, FCAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New Sharecare Board to consist of the persons designated by Sharecare in writing prior to Closing (including the person contemplated to be on the New Sharecare Board pursuant to the Merger Agreement). On the Closing Date, FCAC shall enter into customary indemnification agreements reasonably satisfactory to Sharecare with the individuals to be elected as members of the New Sharecare Board, which indemnification agreements shall continue to be effective immediately following the Closing.

Except as otherwise directed in writing by Sharecare, and conditioned upon the occurrence of the Closing, FCAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of Sharecare prior to the effective time of the Business Combination to be the officers of New Sharecare (and holding the same titles as held at Sharecare) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Sharecare will take all necessary action prior to the effective time of the Business Combination such that (a) each director of Sharecare in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of Sharecare, determined by Sharecare and communicated to FCAC in writing prior to the Closing Date, shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the directors of Surviving Company (including by causing the Sharecare board of directors to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the Sharecare board of directors, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Sharecare board of directors). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Except as otherwise directed in writing by Sharecare, the persons constituting the officers of Sharecare prior to the effective time of the Business Combination will continue to be the officers of the Surviving Company (and will hold the same titles as held at Sharecare) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Stock Exchange Listing

FCAC’s units, Class A common stock and Public Warrants are publicly traded on Nasdaq under the symbols “FCACU,” “FCAC” and “FCACW,” respectively. FCAC intends to apply to list the New Sharecare common stock and Public Warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively, upon the Closing of the Business Combination. New Sharecare will not have units traded following the Closing of the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FCAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Sharecare has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Sharecare’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•        The largest individual minority stockholder of the combined entity is an existing stockholder of Sharecare;

•        Sharecare’s directors will represent the majority of the New Sharecare Board;

•        Sharecare’s senior management will be the senior management of New Sharecare; and

•        Sharecare is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Sharecare is the accounting acquirer in the Business Combination.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

FCAC’s Sponsor, Edgar Bronfman Jr., Karen Finerman and Michael Ronen, along with FCAC’s directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Business Combination Proposal. See “Other Agreements — FCAC Letter Agreement” and “Other Agreements — Sponsor Agreement” for more information.

Recommendation of FCAC Board

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of FCAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

THE MERGER AGREEMENT

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement /prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by FCAC and Sharecare. The representations, warranties and covenants made in the Merger Agreement by FCAC and Sharecare were qualified and subject to important limitations agreed to by FCAC and Sharecare in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that FCAC and Sharecare each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of FCAC or Sharecare, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 256. FCAC will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Closing and Effective Time of the Merger

Unless FCAC and Sharecare otherwise mutually agree, the Closing will take place on the date which is three business days after the Closing Date. See “The Merger Agreement — Conditions to Closing” beginning on page 119 for a more complete description of the conditions that must be satisfied prior to Closing.

On the Closing Date, FCAC and Sharecare will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger has been duly filed. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time”.

As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the third quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by August 31, 2021, the Merger Agreement may be terminated by either FCAC or Sharecare. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if the failure of the Closing to occur by the Termination Date is due primarily to the failure of the party seeking to terminate the Merger Agreement to fulfil any obligations of such party set forth in the Merger Agreement. See “The Merger Agreement — Termination” beginning on page 121.

Treatment of Company Options and Company Warrants

At the effective time, each Sharecare option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Sharecare and will be converted into an option to acquire common stock of New Sharecare with the same terms and conditions as applied to the Sharecare option immediately prior to the effective time provided that the number of shares underlying such New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time, by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of contingent options equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio, which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

Each contingent option shall have the same per share exercise price as each New Sharecare option and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options held, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the day following such fifth anniversary and the holder thereof shall have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Subject to certain exceptions, at the effective time, each Sharecare warrant that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

Covenants and Agreements

Conduct of Sharecare Businesses Prior to the Completion of the Merger

Sharecare has agreed that, prior to the effective time of the Business Combination, it will use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact its current business organization and ongoing businesses and maintain the existing relations and goodwill with its customers, suppliers, joint venture partners, distributors and creditors, and to maintain all of its insurance policies.

In addition to the general covenants above, Sharecare has agreed that prior to the effective time of the Business Combination, subject to specified exceptions, it will not without the written consent of FCAC (which may not be unreasonably withheld, conditioned or delayed):

•        except as stipulated by the Merger Agreement, and except for the amendment of the Sharecare certificate of incorporation to provide for Sharecare Series D Preferred stock in connection with the Strategic Financing, change or amend the certificate of incorporation or the bylaws of Sharecare;

•        (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to its stockholders in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except with respect to company options outstanding as of the date of the Merger Agreement pursuant to a Sharecare stock plan, repurchase redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of its capital stock or other equity interests or (iv) except for the issuance of Sharecare Series D Preferred Stock in connection with the Strategic Financing, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

•        enter into, or amend or modify any material term of (in a manner adverse to Sharecare), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under certain listed material contracts, any lease related to the certain leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Sharecare is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

•        sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any of its assets, properties or business (including owned intellectual property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and, (iii) sales, abandonment, lapses of tangible assets or items or materials in excess of a specified aggregate amount, other than as permitted by the Merger Agreement and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•        except as required or the terms of any Sharecare benefit plan existing as of the date of the Merger Agreement, (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or natural-person independent contractor of Sharecare or its subsidiaries, other than increases to officers that do not exceed a specified amount or increases to any such individuals who are not directors or officers of Sharecare or its subsidiaries in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate any stock option plan or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or natural-person independent contractors of Sharecare or its subsidiaries (or newly-hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Sharecare benefit plan (including the Sharecare group stock plans), (iv) grant any new awards under any Sharecare benefit plan (including the Sharecare group stock plans), (v) amend or modify any outstanding award under any Sharecare benefit plan (including the Sharecare group stock plans), (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, independent contractors or employees, (viii) hire or engage any new employee or natural person independent contractor if such new employee or independent contractor will receive annual base compensation in excess of a specified amount, other than in the ordinary course of business, or (ix) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of a specified amount;

•        (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof for an aggregate purchase price not in excess of a specified amount; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•        make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed a specified amount, other than any capital expenditure (or series of related capital expenditures) set forth in Sharecare’s annual capital expenditure budget for periods following the date of the Merger Agreement;

•        make any loans, advances or capital contributions to, or investments in, any other person or entity, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, except advances to its employees or officers in the ordinary course of business consistent with past practice;

•        make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return or a claim for refund of material taxes, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a taxing authority relating to any material taxes or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•        knowingly take any action, or knowingly fail to take any action, which would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•        acquire any fee interest in real property;

•        enter into, renew or amend any Sharecare affiliate agreement in any material respect;

•        waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed a specified amount in the aggregate;

•        (i) incur, create, assume, refinance or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of a specified amount, or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of Sharecare or any of its subsidiaries (other than incurrence of indebtedness under Sharecare or any of its subsidiaries’ respective credit facilities entered into prior to the date of the Merger Agreement, other than loans, advances or capital contributions made by Sharecare or one of its wholly owned subsidiaries to Sharecare or one of its subsidiaries), other than in connection with the promissory note to be issued pursuant to the terms of the doc.ai acquisition agreement and other than in excess of specified amounts in the individual and the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than loans, advances or capital contributions made by Sharecare or one of its wholly owned subsidiaries to one of its other wholly owned subsidiaries) other than in excess of specified amounts in the individual or the aggregate;

•        cancel or forgive any indebtedness owed to Sharecare of any of its subsidiaries;

•        enter into any material new line of business outside of the business currently conducted by Sharecare as of the date of the Merger Agreement;

•        make any material change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the FASB or any similar organization) or applicable law;

•        disclose any source code for any Sharecare owned software or other material trade secrets to any person or subject any Sharecare owned intellectual property (including any Sharecare owned software) to copyleft terms; or

•        enter into any agreement to take any action prohibited under the foregoing.

Conduct of FCAC Prior to the Completion of the Merger

FCAC has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Specifically, FCAC has agreed that prior to the effective time of the Business Combination, except as expressly contemplated by the Business Combination, it will not, without the written consent of Sharecare (which may not be unreasonably withheld, conditioned or delayed), as taken (or omitted to be taken) reasonably in response to conditions arising from COVID-19 (including in response to any COVID-19 measures) or as required by law:

•        change, modify or amend the Non-Redemption Agreements, the trust agreement, the FCAC organizational documents or the organizational documents of Merger Sub;

•        (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of FCAC Class A common stock as otherwise required by FCAC’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FCAC;

•        make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return or a claim for refund of material taxes, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•        knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•        enter into, renew or amend in any material respect, any FCAC affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a FCAC affiliate agreement);

•        enter into, or amend or modify any material term of (in a manner adverse to FCAC or any of its subsidiaries (including Sharecare)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any contract to which FCAC or any of its subsidiaries is a party or by which any of their assets is bound (or any contract, that if existing on the date of the Merger Agreement, would have constituted such a contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which FCAC or its subsidiaries is a party or by which it is bound;

•        waive, release, compromise, settle or satisfy any pending or threatened claim (including any pending or threatened action) or compromise or settle any liability;

•        incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•        (i) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, FCAC or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any FCAC warrants outstanding on the date of the Merger Agreement, or (ii) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in any warrant agreement with respect to FCAC warrants, including amendment, modification or reduction of the warrant price set forth therein;

•        fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•        enter into any new line of business outside of the business currently conducted by FCAC as of the date of the Merger Agreement;

•        make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the FASB or any similar organization) or applicable law;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FCAC and its subsidiaries and their assets and properties;

•        (i) enter into or adopt any benefit plan, except the Incentive Plan, (ii) enter into any employment agreement or collective bargaining agreement, or (iii) other than in the ordinary course of business, hire any employee or any other individual who is providing or will provide services to FCAC or its subsidiaries if such new employee or independent contractor will receive annual base compensation in excess of a specified amount following the Closing; or

•        enter into any agreement to take any action prohibited under the foregoing.

Efforts to Consummate, HSR Act and Regulatory Approvals

Sharecare and FCAC and their respective subsidiaries have agreed to use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Business Combination as promptly as practicable, including to (i) obtain from any governmental authority with regulatory jurisdiction over enforcement of any applicable antitrust laws all approvals as are necessary for the consummation of the Business Combination and (ii) promptly (and, with respect to the HSR Act, in no event later than 10 Business Days after the date hereof) make all necessary filings (and if required under applicable law, drafts thereof), and thereafter make any other required submissions, with respect to the Business Combination required under the HSR Act or any other applicable antitrust law.

Without limiting the generality of FCAC and Sharecare undertaking pursuant to the paragraph above, each of FCAC and Sharecare agrees to use its reasonable best efforts to take all steps necessary to obtain all approvals under any antitrust law that may be required by any governmental authority to enable FCAC and Sharecare to close the Business Combination no later than the Termination Date, excluding (i) proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of FCAC and Sharecare or their subsidiaries or affiliates as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other governmental order that would make the Business Combination unlawful or would otherwise materially delay or prevent the consummation of the Business Combination,

(ii) terminating, modifying, or assigning existing relationships, contracts, or obligations of FCAC and Sharecare, their subsidiaries or affiliates or those relating to any assets, properties, or businesses to be acquired by FCAC pursuant to the Merger Agreement, or (iii) changing or modifying any course of conduct regarding future operations of FCAC and Sharecare, their subsidiaries or affiliates or the assets, properties, or businesses to be acquired by FCAC pursuant to the Merger Agreement.

Sharecare and FCAC have agreed to promptly notify the other of any substantive communication with, and furnish to the other copies of any notices or written communications received by, them or any of their respective affiliates and any third party or governmental authority with respect to the transactions contemplated by the Merger Agreement, and Sharecare and FCAC have agreed to permit counsel to the other an opportunity to review in advance, and Sharecare and FCAC (respectively) have agreed to consider in good faith the views of such counsel in connection with, any proposed communications by Sharecare and FCAC (respectively) and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement; provided, that neither party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other. Sharecare and FCAC have agreed to provide the other and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Sharecare and FCAC (respectively) and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated by the Merger Agreement.

Notwithstanding the above covenant or any other provision of the Merger Agreement, nothing in the Merger Agreement shall require or obligate Sharecare’s affiliates and investors, FCAC’s affiliates and investors (including the Sponsor) the non-redeeming stockholders, their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by FCAC’s affiliates and investors, including the Sponsor, non-redeeming stockholders or of any such investment fund or investment vehicle to take any action in connection with obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable antitrust laws or avoiding, preventing, eliminating or removing any impediment under antitrust law with respect to the Business Combination, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such person or entity or any of such entity’s subsidiaries or affiliates, or any interest therein.

Each of Sharecare and FCAC have agreed, to the extent permitted, to request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable laws relating to antitrust, (ii) resolve such objections, if any, as may be asserted by any governmental authority with respect to the Business Combination, (iii) prevent the entry in any action brought by a governmental authority or any other person or entity of any governmental order which would prohibit, restrict, prevent, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement, and (iv) if any such governmental order is issued in any such action, cause such governmental order to be lifted.

FCAC, on the one hand, and Sharecare, on the other hand, have each agreed to pay 50% of all filing fees payable in connection with the HSR Act in connection with transactions contemplated by the Merger Agreement.

Each of Sharecare and FCAC have agreed that it will not, and shall cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any governmental authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental authority entering an order prohibiting the consummation of the transaction contemplated by the Merger Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, the restrictions and obligations described in the above paragraph shall not apply to or be binding upon FCAC’s affiliates, the Sponsors, the non-redeeming stockholder, their respective affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, FCAC’s affiliates, the Sponsors, the non-redeeming stockholder or any portfolio company (as such term is commonly understood in the private equity industry) or investment of FCAC’s affiliates, the Sponsor, the non-redeeming stockholder or of any such investment fund or investment vehicle.

Proxy Solicitation

Sharecare and FCAC have agreed to use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the FCAC Special Meeting in accordance with the DGCL, (ii) cause this proxy statement/prospectus to be disseminated to FCAC’s stockholders in compliance with applicable law, and (iii) solicit proxies from FCAC’s stockholders to vote in favor of each of the proposals contained in this proxy statement/prospectus. FCAC has agreed, through the FCAC Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “FCAC Board recommendation”) and shall include the FCAC Board recommendation in this proxy statement/prospectus, subject to the obligations described in this paragraph. The FCAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FCAC Board recommendation, except as required by law. Notwithstanding the foregoing, if on a date for which the FCAC Special Meeting is scheduled, FCAC has not received proxies representing a sufficient number of shares of FCAC Shares to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, FCAC shall have the right to make one or more successive postponements or adjournments of the FCAC Special Meeting.

Consent Solicitation

As promptly as reasonably practicable, and in any event within five business days following the date on which this proxy statement/prospectus is declared effective by the SEC, Sharecare shall use its reasonable best efforts to obtain and deliver to FCAC a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to FCAC) evidencing the adoption of the Merger Agreement (the “company requisite approval”) that is duly executed by Sharecare stockholders that hold at least the requisite number and class of issued and outstanding shares of Sharecare capital stock required to obtain the company requisite approval. If the company requisite approval is obtained, then promptly following the receipt of the company requisite approval, Sharecare has agreed to prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless the Merger Agreement has been terminated in accordance with its terms, Sharecare’s obligation to solicit written consents from the Sharecare stockholders to give the company requisite approval in accordance with the obligations described in this paragraph shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any acquisition proposal or superior proposal (as such terms are described under the heading “— No Solicitation”). Sharecare shall, through the Sharecare board, recommend to Sharecare stockholders that they adopt the Merger Agreement (the “company board recommendation”) and thereby approve the Business Combination. The Sharecare board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the company board recommendation.

No Solicitation

From the date of the Merger Agreement to the effective time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Sharecare has agreed not to, and shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•        initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (as defined below);

•        engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•        approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•        execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal; or

•        resolve or agree to do any of the foregoing.

Sharecare also agreed that immediately following the execution of the Merger Agreement it shall, and shall cause its subsidiaries to, use reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any person or entity (other than the named parties to the Merger Agreement and their respective representatives) conducted prior to the date of the Merger Agreement in connection with an acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal. Sharecare also agrees that within 24 hours of the execution of the Merger Agreement, Sharecare shall request each person and entity (other than FCAC and Merger Sub and their respective representatives) that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of an acquisition proposal involving Sharecare (and with whom Sharecare has had contact in 12 months prior to the date of the Merger Agreement regarding the acquisition proposal involving Sharecare) to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement and terminate access to any physical or electronic data room maintained by or on behalf of Sharecare.

Sharecare has agreed to promptly (and in any event within 24 hours) notify, in writing, FCAC of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal. Sharecare will promptly (and in any event within 24 hours) keep FCAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).

As used in the Merger Agreement: “acquisition proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than FCAC, Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Sharecare, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of Sharecare (based on the fair market value thereof, as determined in good faith by the Sharecare board of directors), including through the acquisition of one or more subsidiaries of the Sharecare owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of Sharecare, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the total voting power of the equity securities of Sharecare, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sharecare (or any subsidiary of Sharecare whose business constitutes 20% or more of the net revenues, net income or assets of Sharecare and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of Sharecare.

FCAC Exclusivity

Through the Closing or earlier valid termination of the Merger Agreement, FCAC has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Sharecare, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination to which FCAC would be party other than with Sharecare, its stockholders and their respective affiliates and representatives. FCAC has agreed to, and cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a proposal for a business combination.

Nasdaq Listing

Through the Closing, FCAC has agreed to use reasonable best efforts to ensure the shares of FCAC Class A common stock continue to be listed on Nasdaq. FCAC has agreed to use reasonable best efforts to cause the New Sharecare common stock to be issued in connection with the Business Combination (including the earnout shares) to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Indemnification of Directors and Officers

From and after the effective time of the Business Combination, New Sharecare and the Surviving Company have agreed that they shall indemnify and hold harmless each present and former director and officer of Sharecare, FCAC and their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Sharecare, FCAC or their respective subsidiaries would have been permitted under applicable law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, New Sharecare has agreed to, and agreed to cause New Sharecare and its subsidiaries to, (i) maintain for a period of not less than six years from the effective time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to such persons than the provisions of the certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of the Merger Agreement of Sharecare, FCAC or their respective subsidiaries, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. New Sharecare has agreed to assume, and be liable for, and shall cause the Surviving Company and their respective subsidiaries to honor, each of the covenants described in this paragraph.

Sponsor and Non-Redemption Agreements

FCAC has agreed that unless otherwise approved by Sharecare (such approval not to be unreasonably withheld, conditioned or delayed), FCAC will not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Agreement or any Non-Redemption Agreement. FCAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to FCAC in the Sponsor Agreement and each Non-Redemption Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, FCAC has agreed to give Sharecare prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement or any Non-Redemption Agreement of which FCAC becomes aware; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Agreement or any Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        Each of Sharecare and FCAC providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Sharecare’s and FCAC’s (as applicable) and its subsidiaries’ senior management, properties, books and records, and such additional financial and operating data and other information regarding its business as reasonably requested;

•        Sharecare obtaining the Sharecare Support Agreements, and using its reasonable best efforts to (i) obtain and deliver copies of the Sharecare Support Agreement executed by each holder of convertible notes and each holder of Sharecare warrants (to the extent such holders have not already delivered counterparts to the Sharecare Support Agreement), and (b) obtain the consent of the person listed in confidential disclosure letter delivered by FCAC to Sharecare to FCAC concurrently with the execution of the Merger Agreement;

•        Sharecare agreeing to use its reasonable best efforts to negotiate and submit the debt payoff letters and facilitate the termination and payoff of all of the Payoff Indebtedness (and related release of liens);

•        Sharecare agreeing not to engage in transactions involving securities of FCAC without FCAC’s prior consent if Sharecare possesses material nonpublic information of FCAC;

•        Sharecare waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•        Sharecare and FCAC cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•        Sharecare using its reasonable best efforts to amend its certificate of incorporation as stipulated;

•        FCAC making certain disbursements from the Trust Account;

•        FCAC keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•        FCAC taking steps to exempt the acquisition of FCAC Class A common stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•        maintaining in effect directors’ and officers’ liability insurance for a period of six years from the effective time;

•        FCAC approving and adopting the Incentive Plan;

•        cooperation between Sharecare and FCAC in obtaining any material third-party consents required to consummate the Business Combination;

•        agreement relating to the intended tax treatment of the transactions contemplated by the Merger Agreement; and

•        confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Sharecare to FCAC relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        corporate organization, qualification to do business, good standing and corporate power of its subsidiaries;

•        requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with its and its subsidiaries’ organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        capitalization;

•        financial statements;

•        absence of undisclosed liabilities;

•        legal proceedings and absence of governmental orders;

•        compliance with applicable law;

•        intellectual property;

•        privacy, security and information technology systems;

•        material contracts;

•        employee compensation and benefits matters;

•        labor matters;

•        tax matters;

•        broker’s and finder’s fees related to the Business Combination;

•        insurance;

•        properties and assets;

•        environmental matters;

•        absence of a material adverse effect since December 31, 2019 and absence of certain other changes;

•        affiliate agreements;

•        internal control;

•        permits;

•        indebtedness;

•        accuracy of Sharecare’s information provided in this proxy statement/prospectus;

•        customers and suppliers; and

•        the Strategic Financing.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Sharecare means any change, circumstance, condition, development, effect, event, occurrence or state of facts that has a material adverse effect on (a) the assets, business, results of operations or condition (financial or otherwise) of the Sharecare, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect”: (i) any change in applicable laws or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties), (iv) any change generally affecting any of the industries or markets in which Sharecare or its subsidiaries operate or the economy as a whole, (v) the taking of any action required by the Merger Agreement (provided, that the exceptions in this clause (v) shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties), (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and COVID-19 Measures, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Sharecare operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (viii) any failure of Sharecare, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent or otherwise affect a determination that any effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such effect is not otherwise excluded from this definition of material adverse effect), or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which FCAC has requested or to which it has consented expressly in writing (following disclosure by the Company of all relevant facts and circumstances), except in the case of clause (i), (ii), (iii), (iv), (vi) and (vii) to the extent that such effect has a disproportionate impact on Sharecare, as compared to other industry participants; or (b) the ability of Sharecare to consummate the transactions contemplated by the Merger Agreement.

The Merger Agreement also contains representations and warranties made by FCAC to Sharecare relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummate the Business Combination;

•        litigation and proceedings;

•        compliance with laws;

•        employee benefit plans;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        financial ability; the Trust Account;

•        tax matters;

•        broker’s and finder’s fees related to the Business Combination;

•        proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•        business activities; absence of operations;

•        accuracy of FCAC’s information provided in this proxy statement/prospectus;

•        capitalization;

•        the Nasdaq stock market quotation;

•        contracts;

•        title to property;

•        investment company act;

•        affiliate agreements;

•        Sponsor agreement;

•        the Non-Redemption Agreements; and

•        equity financing.

The representations and warranties in the Merger Agreement do not survive the effective time and, as described below under “— Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully breached the Merger Agreement prior to such termination.

This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by FCAC and Sharecare, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of FCAC, Sharecare or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to Closing

The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligations

The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•        HSR Act.    The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated (which condition was satisfied upon expiration of the waiting period on March 31, 2021 at 11:59 p.m.).

•        No Prohibition.    There shall not have been enacted or promulgated any statute, law, ordinance, rule, regulation (in each case of any governmental authority) or any governmental order enjoining or prohibiting the consummation of the Business Combination.

•        Offer Completion.    The offer for redemption to stockholders of FCAC shall have been completed in accordance with the Merger Agreement and the organizational documents of FCAC.

•        Net Tangible Assets.    FCAC shall not have redeemed shares of its Class A common stock pursuant to its offer to stockholders in an amount that would cause FCAC to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

•        FCAC Stockholder Approval.    The adoption and approval by FCAC stockholders of the Merger Agreement, the Business Combination and other proposals set forth in this proxy statement/prospectus.

•        Sharecare Stockholder Approval.    The adoption and approval by Sharecare stockholders of the Merger Agreement, the Business Combination and other proposals set forth in this proxy statement/ prospectus.

•        Proxy Statement/Prospectus.    This proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

•        Nasdaq.    New Sharecare’s common stock to be issued in connection with the Business Combination (including the earnout shares) shall have been approved for listing on Nasdaq. This condition may be waived by the parties.

•        doc.ai Acquisition.    Sharecare shall have consummated the doc.ai acquisition. This condition has been satisfied.

Additional Conditions to the Obligations of FCAC

The obligations of FCAC to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FCAC:

•        Representations and Warranties.

•        Certain of the representations and warranties of Sharecare regarding due incorporation, due authorization, capitalization and brokers’ fees shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

•        The representations and warranties of Sharecare regarding the non-existence of a material adverse effect shall be true and correct in all respects as of the date of the Merger Agreement.

•        Certain representations and warranties of Sharecare regarding capitalization shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), other than de minimis inaccuracies.

•        All of the other representations and warranties of Sharecare shall be true and correct (without giving any effect to any limitation as to “materiality” or “material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

•        Agreements and Covenants.    Each of the covenants of Sharecare to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•        No Material Adverse Effect.    From the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would result in a Material Adverse Effect.

•        Officer’s Certificate.    Sharecare shall have delivered to FCAC a certificate signed by an officer of Sharecare, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of Sharecare’s representations and warranties and the performance of its obligations under the Merger Agreement have been fulfilled.

•        Earnout Escrow Agreement.    The Stockholder Representative shall deliver to Sharecare a duly executed counterpart of the Earnout Escrow Agreement.

•        Lock-Up Agreements.    The Lock-Up Stockholders shall deliver to FCAC executed counterpart signature pages to the Lock-Up Agreements duly executed by such Lock-Up Stockholders and New Sharecare, which shall be effective immediately following the effective time.

•        Consummation of the Strategic Financing.    The Strategic Financing shall have been consummated. This condition has been satisfied.

Each of the foregoing conditions may be waived by FCAC.

Additional Conditions to the Obligations of Sharecare

The obligations of Sharecare to consummate the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sharecare:

•        Representations and Warranties.

•        The representations and warranties of FCAC and Merger Sub with regard to capitalization shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though then made (immediately prior to the effectiveness of the New Sharecare charter) (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), other than de minimis inaccuracies.

•        Each of the other representations and warranties of FCAC and Merger Sub contained in the Merger Agreement (other than the representations and warranties related to capitalization) shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of FCAC or Merger Sub to consummate the Business Combination.

•        Agreements and Covenants.    Each of the covenants of FCAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•        Officer’s Certificate.    FCAC and Merger Sub shall have delivered to Sharecare a certificate signed by an officer of FCAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of FCAC’s and Merger Sub’s representations and warranties and the performance of FCAC’s obligations under the Merger Agreement have been fulfilled.

•        Proposed Charter.    The existing charter of FCAC shall be amended and restated in the form attached to the Merger Agreement as Exhibit C.

•        Sponsor Agreement.    The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

•        Earnout Escrow Agreement.    FCAC shall deliver to Sharecare a duly executed counterpart of the Earnout Escrow Agreement.

•        Minimum Cash Condition.    The aggregate cash available to FCAC at the Closing from the Trust Account and the Private Placement (after giving effect to the redemption of any shares of FCAC Class A common stock in connection with the offer of redemption made to its stockholders, but before giving effect to the payment of the outstanding transaction expenses of FCAC and Sharecare, payment of the Transaction Bonuses, payment of the Payoff Indebtedness or the consummation of the doc.ai acquisition) plus the proceeds of the Strategic Financing shall equal or exceed $400,000,000.

Each of the foregoing conditions may be waived by Sharecare.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by written consent of FCAC and Sharecare; or

•        by written notice from either Sharecare or FCAC to the other if the required approval of FCAC stockholders is not obtained at the FCAC Special Meeting (subject to any adjournment or recess of the meeting).

Termination Rights of Sharecare

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by written notice to FCAC from Sharecare if (i) there is a terminating FCAC breach, except that, if any such terminating FCAC breach is curable by FCAC or Merger Sub through the exercise of its commercially reasonable efforts, then, for the FCAC cure period, such termination shall not be effective, and such termination shall become effective only if the terminating FCAC breach is not cured within the FCAC cure period, (ii) the Closing has not occurred on or before the Termination Date (provided that this termination right will not be available if Sharecare’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date), or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable law or governmental order; provided that the right to terminate the Merger Agreement under this paragraph shall not be available if Sharecare’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in such law or governmental order.

Termination Rights of FCAC

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by written notice to Sharecare from FCAC if (i) there is terminating Sharecare breach, except that, if such terminating Sharecare breach is curable by Sharecare through the exercise of its commercially reasonable efforts, then, for the Sharecare cure period, such termination shall not be effective, and such termination shall become effective only if the terminating Sharecare breach is not cured within the Sharecare cure period, (ii) the Closing has not occurred on or before Termination Date (provided that this termination right will not be available if FCAC or Merger Sub’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date), or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable law or governmental order, provided that the right to terminate the Merger Agreement under this paragraph shall not be available if FCAC’s or Merger Sub’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in such law or governmental order; or

•        by written notice from FCAC if (i) the duly executed counterparts to the Sharecare Support Agreements shall not have been delivered to FCAC by the end of the day following the date of the Merger Agreement or (ii) if the Sharecare requisite approval shall not have been obtained in the specified manner.

Effect of Termination

If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party willfully breaches the Merger Agreement prior to such termination, which is deemed to include a failure by FCAC and Merger Sub to close in accordance with the Merger Agreement when they are obliged to do so. The provisions (i) requiring Sharecare to provide certain information for inclusion in the proxy statement/prospectus and requiring FCAC to update this proxy statement/ prospectus in certain circumstances, (ii) requiring Sharecare and FCAC to keep certain information confidential and cooperate with each other in the making of any public statements related to the Business Combination, (iii) describing the effects of the termination of the agreement and (iv) regarding certain miscellaneous matters (collectively, the “surviving provisions”) and the confidentiality agreement, and any other section or article of the Merger Agreement referenced in the surviving provisions, which are required to survive in order to give appropriate effect to the surviving provisions, shall in each case survive any termination of the Merger Agreement.

Amendment

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with the termination provisions or to cause such party to enter into an amendment to the Merger Agreement pursuant to this paragraph.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Non-Redemption Agreements

In connection with the execution of the Merger Agreement, certain stockholders of FCAC entered into the Non-Redemption Agreements with FCAC, pursuant to which, among other things, such stockholders owning in the aggregate 4,197,245 shares of FCAC Class A common stock agreed not to elect to redeem or tender or submit for redemption any shares of FCAC Class A common stock held by such stockholders.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Agreement with Sharecare, pursuant to which the Sponsor agreed, subject to the consummation of the Merger, that the Sponsor Shares shall convert into FCAC Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that the Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Current Charter.

The Sponsor Agreement provides that the Sponsor will not redeem any shares of FCAC that it owns in connection with the Business Combination and will take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against FCAC, Sharecare, any affiliate or designee of the Sponsor acting in his or her capacity as director, or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated in such agreements.

The Sponsor also agreed that at the Closing, it would deposit the earnout shares into the earnout escrow account and it would agree to cancel 1,284,750 shares of FCAC and to transfer to a charitable foundation designated by the Company to advance its charitable objectives 428,250 shares of FCAC.

Acquiror Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor and FCAC entered into the Acquiror Support Agreement with Sharecare, pursuant to which the Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the Special Meeting, to vote against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty of FCAC under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

The Sponsor also agreed that it would not encumber any of the shares of FCAC beneficially owned by it, deposit such shares owned by the Sponsor into a voting trust or enter into a voting agreement or grant any proxy or power of attorney that is inconsistent with the Acquiror Support Agreement or enter into any contract, option or other arrangement or undertaking requiring the sale, assignment, transfer or other disposition of such shares.

Finally, the Sponsor agreed not to solicit, initiate or knowingly encourage any transaction in violation of the Merger Agreement or participate in any discussions or negotiations regarding any information with the intent to any unsolicited proposal that constitutes, or any reasonably be expected to lead to, a Business Combination Proposal or other transaction in violation of the Merger Agreement.

Sharecare Support Agreements

In connection with the execution of the Merger Agreement, certain Sharecare securityholders (the “Sharecare supporting securityholders”) entered into Sharecare Support Agreements. Under the Sharecare Support Agreements, each Sharecare supporting securityholder agreed, as promptly as reasonably practicable (and in any event within five business days) following the SEC declaring this proxy statement/prospectus effective, to execute and deliver a written consent with respect to the outstanding (i) shares Sharecare common stock and preferred stock and (ii) securities convertible into or exercisable or exchangeable for Sharecare capital stock held by such Sharecare supporting securityholder adopting the Merger Agreement and approving the transactions contemplated thereby, including the Business Combination. The shares of Sharecare common stock and preferred stock and such convertible securities that are owned by the Sharecare supporting securityholders and subject to the Sharecare Support Agreements represent approximately 66.8% of the outstanding voting power of Sharecare common stock, preferred stock and securities (on an as converted, exercised and exchanged basis).

Under the Sharecare Support Agreements, each Sharecare supporting securityholder agreed to voluntarily convert any convertible notes held by such Sharecare supporting securityholder into the applicable series of Sharecare preferred stock in accordance with the terms of the applicable convertible note, effective immediately prior to the effective time of the Business Combination. At the effective time of the Business Combination, each Sharecare supporting securityholder also agreed that each Sharecare warrant that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held such Sharecare supporting securityholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment.

The Sharecare Support Agreements prohibit the Sharecare supporting securityholders from engaging in activities that have the effect of soliciting a competing acquisition proposal. In addition, the Sharecare Support Agreements restrict the transfer of securities covered by the agreements. However, the Sharecare Support Agreements permit Sharecare supporting securityholders to transfer covered securities to their respective affiliates, and FCAC has agreed that certain supporting securityholders may transfer covered securities, provided that in each case, any such transferee agrees to assume the obligations of the supporting securityholder under the applicable Sharecare Support Agreement.

Registration Rights Agreement

In connection with the Closing, FCAC, Sponsor, the Strategic Investor, certain FCAC stockholders and certain Sharecare stockholders will enter into the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, New Sharecare will be required to register for resale securities held by the stockholders party thereto. New Sharecare will have no obligation to facilitate more than (1) three demands, made by the Sponsor, or its affiliates, that New Sharecare register such stockholders’ securities and (2) three demands, made by the Sharecare stockholders that New Sharecare register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by New Sharecare. New Sharecare will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.

THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, FCAC is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by the FCAC stockholders.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

•        change FCAC’s name to “Sharecare, Inc.”;

•        increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 401,000,000 shares, consisting of 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 615,000,000 shares, consisting of 600,000,000 shares of Class A common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share, including 5,000,000 shares of New Sharecare Series A Preferred Stock; and

•        eliminate certain provisions specific to FCAC’s status as a blank check company.

Reasons for the Approval of the Charter Proposal

In the judgment of the FCAC Board, the Proposed Charter is necessary to address the needs of the post-Business Combination company. In particular:

•        the name of the new public entity is desirable to reflect the combined company’s ability to change;

•        the greater number of authorized shares of capital stock is desirable for New Sharecare to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

•        the provisions that relate to the operation of FCAC as a blank check company prior to the consummation of its initial business combination will not be applicable to New Sharecare (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval

Approval of the Charter Proposal requires the affirmative vote of at least a majority of the outstanding FCAC Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Recommendation of FCAC Board

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT FCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of FCAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSAL

Overview

In connection with the Business Combination, FCAC is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal to approve changes in the share capital contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, FCAC is required to submit this provision to its stockholders separately for approval. However, the stockholder votes regarding this proposal is an advisory vote, which is not binding on FCAC or the FCAC Board (separate and apart from the approval of the Charter Proposal). In the judgment of the FCAC Board, this provision is necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposal (separate and apart from approval of the Charter Proposal).

Advisory Charter Proposal

Advisory Charter Proposal	FCAC Current Charter	Proposed Charter
Changes in Share Capital

Under the Current Charter, FCAC is currently authorized to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

Under the Proposed Charter, New Sharecare will be authorized to issue 615,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of New Sharecare common stock, par value $0.0001 per share and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, including 5,000,000 shares of New Sharecare Series A Preferred Stock.

Reasons for Approval of the Advisory Charter Proposal

The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of New Sharecare common stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New Sharecare stock if determined by the New Sharecare Board to be in the best interests of New Sharecare after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

Approval of the Advisory Charter Proposal, which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of FCAC Board

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT FCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of FCAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

In connection with the Business Combination, we intend to effect the issuance of shares of (i) New Sharecare common stock and New Sharecare Series A Preferred Stock to the Sharecare stockholders pursuant to the Merger Agreement and (ii) shares of FCAC Class A common stock to the PIPE Investors in connection with the Private Placement.

Why FCAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with The Nasdaq Stock Market Listing Rules 5635(a), (b) and (d). Under The Nasdaq Stock Market Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New Sharecare may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination. Under The Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under The Nasdaq Stock Market Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of the Proposal on Current Stockholders

In the event that this proposal is not approved by FCAC stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by FCAC stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of common stock or New Sharecare Series A Preferred Stock pursuant to the Merger Agreement, New Sharecare will not issue the shares of New Sharecare common stock or New Sharecare Series A Preferred Stock.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Stock Issuance Proposal will not be presented at the FCAC Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the FCAC Special Meeting.

The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Stock Issuance Proposal.

The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.

FCAC’s Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “Other Agreements — Sponsor Agreement” for more information.

Recommendation of the FCAC Board

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT FCAC STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of FCAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination Proposal and the other condition precedent proposals are approved, FCAC stockholders are also being asked to approve and adopt the Incentive Plan. The FCAC Board intends to approve the Incentive Plan prior to, and subject to stockholder approval at, the Special Meeting, and, in connection with and following the Business Combination, all equity-based awards will be granted under the Incentive Plan. For further information about the Incentive Plan, please refer to the complete copy of the Incentive Plan, which is attached hereto as Annex E.

After careful consideration, the FCAC Board believes that approving the Incentive Plan is in the best interests of New Sharecare. The Incentive Plan promotes ownership in New Sharecare by its employees, non-employee directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our common stock. Therefore, the FCAC Board recommends that our stockholders approve the Incentive Plan.

Summary of the Incentive Plan

The following summary describes the expected material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Annex E, and we urge you to read it in its entirety.

Purpose

The purpose of the Incentive Plan is to provide a means through which we and our affiliates may attract and retain key personnel and to provide a means whereby certain of our and our affiliates’ directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) can acquire and maintain an equity interest, or be paid incentive compensation, which may be measured by reference to the value of the shares of common stock, thereby strengthening their commitment to our and our affiliates’ welfare and aligning their interests with those of our stockholders. The Incentive Plan has been established to advance our interests by providing for the grant to participants of stock and stock-based awards.

Administration

The Incentive Plan will be administered by our compensation committee, except with respect to matters that are not delegated to the compensation committee by the FCAC Board (whether pursuant to committee charter or otherwise). The compensation committee (or FCAC Board, as applicable) will have the discretionary authority to administer and interpret the Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Incentive Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of the Incentive Plan or any award. The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the FCAC Board and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, non-employee directors, consultants and advisors are eligible to participate in the Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or our subsidiary companies on the date of grant of the award. As of the date of this proxy statement/ prospectus, approximately 1,000 employees and approximately 6 non-employee directors would be eligible to participate in the Incentive Plan following the Business Combination, including all of our executive officers. In addition, certain consultants and other service providers may, in the future, become eligible to participate in the Incentive Plan, though, as of the date of this proxy statement/prospectus, no grants to any consultants or other service providers are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the Incentive Plan (the “share pool”) is equal to (i) 10% of the number of shares of capital stock of the post-business combination company outstanding following the closing of the Business Combination, plus (ii) up to an aggregate of 107,000,328 shares of our common stock underlying the New Sharecare options into which were converted awards under the Sharecare, Inc. 2010 Equity Incentive Plan (as amended, the “2010 Plan”), the Sharecare, Inc. 2020 Equity Incentive Plan (the “2020 Plan” and together with the 2020 Plan, the “Plans”), the Lucid Global, Inc. 2015 Stock Option and Grant Plan, the MindSciences, Inc. Equity Compensation Plan and the DOC.AI INCORPORATED 2016 Stock Plan (the “Prior Plans”) and that on or after the date the Incentive Plan becomes effective, expire or become unexercisable, or are forfeited, cancelled or otherwise terminated, in each case, without delivery of shares or cash therefor. In addition, the share pool shall be automatically increased on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5%, or such lesser percentage as may be determined by the FCAC Board prior to each such January 1, of the total number of shares of our common stock outstanding on December 31st of the preceding year. Up to 10% of the number of shares of capital stock of the post-business combination company outstanding following the closing of the Business Combination may be delivered in satisfaction of ISOs. The number of shares of our common stock delivered in satisfaction of awards under the Incentive Plan is determined (i) by reducing the share pool by the number of shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by reducing the share pool by the full number of shares covered by any portion of a SAR which is settled in shares of our common stock (and not only the number of shares delivered in settlement of a SAR), and (iii) by increasing the share pool by any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the Incentive Plan will not be increased by any shares that have been delivered under the Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us. No fractional shares will be delivered under the Incentive Plan.

Director limits

The maximum value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Incentive Plan and cash fees or other compensation paid by us to any such director for services as a director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any awards under the Incentive Plan based on their grant date fair value and assuming maximum payout.

Types of awards

The Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, restricted stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•        Stock options and SARs.    The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of ISOs granted to certain stockholders). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of ISOs granted to certain stockholders).

•        Restricted and unrestricted stock and stock units.    The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•        Performance awards.    The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•        Other share-based awards.    The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

•        Substitute awards.    The Administrator may grant substitute awards under the Incentive Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, which substitute awards may have terms and conditions that are inconsistent with the terms and conditions of the Incentive Plan.

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under the Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Incentive Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Recovery of compensation

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, merger or similar transaction, the sale of all or substantially all of our assets or more than 50% of the shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•        The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•        The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

•        The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. The Administrator may also make any such adjustments if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan or any outstanding awards. The Administrator is not required to treat participants or awards (or portions thereof) in a uniform manner in connection in the event of a covered transaction.

Amendments and termination

The Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time suspend or terminate the Incentive Plan as to future grants. However, except as expressly provided in the Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Incentive Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Incentive Plan after the completion of ten years from the date on which the Incentive Plan is approved by the FCAC Board or approved by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the Incentive Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The Incentive Plan is not subject to ERISA, and is not intended to be qualified under Section 401(a) of the Code.

Stock options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted stock awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted stock awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted stock units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant recognizes ordinary income upon settlement of the restricted stock unit following vesting in an amount equal to the cash (if the award is cash settled) or the fair market value of the shares (if stock settled) transferred to the participant, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock. Application of Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards to be granted pursuant to the Incentive Plan are expected to be designed to be exempt from or to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section and do not comply with its requirements, a participant could be subject to additional taxes and interest. New Equity Incentive Plan Benefits

Because future awards under the Incentive Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Registration with the SEC

If the Incentive Plan is approved by our stockholders and becomes effective, New Sharecare is expected to file with the SEC a registration statement on Form S-8 registering the New Sharecare common stock reserved for issuance under the Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

FCAC did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.

New Plan Benefits

No awards have been previously granted under the Incentive Plan and no awards have been granted under the Incentive Plan subject to stockholder approval of the Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Incentive Plan are subject to the discretion of the Administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Special Meeting, an abstention from voting and a broker non-vote will have no effect on the outcome of the Incentive Plan Proposal. The Business Combination is conditioned on the approval and adoption of the Incentive Plan Proposal. The Incentive Plan Proposal is conditioned upon the approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

Recommendation of the FCAC Board

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT FCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of FCAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the FCAC Board to adjourn the FCAC Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the FCAC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of FCAC Class A common stock have elected to redeem an amount of FCAC Class A common stock such that FCAC would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Sharecare. In no event will the FCAC Board adjourn the FCAC Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under FCAC’s existing charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by FCAC’s stockholders, the FCAC Board may not be able to adjourn the FCAC Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of FCAC Class A common stock have elected to redeem an amount of FCAC Class A common stock such that FCAC would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Sharecare, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by September 24, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the FCAC stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the FCAC Special Meeting.

The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Other Agreements — Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE FCAC BOARD UNANIMOUSLY RECOMMENDS THAT FCAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of FCAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FCAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FCAC’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information present the combination of the financial information of FCAC and Sharecare adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

FCAC was incorporated as a Delaware corporation on June 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Sharecare was founded in 2009 to develop an interactive health and wellness platform.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of FCAC and Sharecare on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combines the historical statements of operations of FCAC and Sharecare for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined financial information presents the pro forma effects of the following transactions:

•        the merger of Sharecare with and into Merger Sub, a wholly owned subsidiary of FCAC, with Sharecare surviving the merger as a wholly-owned subsidiary of FCAC;

•        Sharecare’s acquisition of doc.ai discussed in Note 3; and

•        the Private Placement issuance and sale of 42,585,000 shares of FCAC Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $425.9 million in the Private Placement pursuant to the Subscription Agreements.

This information should be read together with FCAC’s and Sharecare’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FCAC,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        Assuming No Redemption:    this scenario assumes that no shares of FCAC Class A common stock are redeemed.

•        Assuming Maximum Redemption:    this scenario assumes that 30,302,755 shares of FCAC Class A common stock are redeemed for an aggregate payment of approximately $303.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FCAC will have a minimum of $400.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to the FCAC share redemptions, (ii) proceeds from the Private Placement and (iii) proceeds from the Strategic Financing. The Non-Redemption Agreement includes a condition that 4.2 million shares representing $42.0 million is also not subject to redemption.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Sharecare has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Sharecare’s existing stockholders will have the largest voting interest in the combined company under the no redemption and maximum redemption scenarios;

•        Sharecare will appoint a majority of the board of directors of the combined company;

•        Sharecare’s senior management will be the senior management of the combined company; and

•        Sharecare is the larger entity based on historical revenues and business operations.

Under this method of accounting, FCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

The following represents the aggregate merger consideration under the two redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
(in thousands)	Purchase price	Shares Issued	Purchase price	Shares Issued
Stock Consideration(1)	$3,753,454	373,241	$4,028,454	400,741
Cash Consideration(2)	275,000		—
Debt Paydown(3)	65,000		65,000
Total consideration	$4,093,454	373,241	$4,093,454	400,741

____________

(1)      Stock consideration is calculated as the $3.8 billion Equity Value (consisting of $3.6 billion Equity Value plus $50.0 million strategic investment plus $192.5 million doc.ai equity value less $25.0 million as defined in the Merger Agreement) plus $211.0 million incremental value assuming cash exercise of options and warrants less cash consideration. Stock consideration is inclusive of Sharecare common stock, redeemable convertible preferred stock, warrants, options, and doc.ai acquisition. Subject to change at the closing of the Business Combination.

(2)      Calculated as the sum of the cash held in the Trust Account plus the PIPE and closing cash of Sharecare which is assumed to be zero less FCAC redemptions, Sharecare debt pay down and transaction expenses for FCAC and Sharecare.

(3)      The $65.0 million reflects the debt paydown expected at close which differs from the debt outstanding at December 31, 2020. The total debt to be paid down reflected in the unaudited pro forma balance sheet is $89.6 million which includes $75.6 million of debt and accrued interest outstanding at March 31, 2021 plus the doc.ai note payable of $14.0 million due at the closing. If the debt payment at close is less than $65.0 million, the excess cash may be added to the balance sheet depending on the number of deemed elections for stock consideration and cash consideration.

The following summarizes the combined company common stock outstanding under the two redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
actuals	Shares	%	Shares	%
FCAC public stockholders	34,500,000	10.1%	4,197,245	1.3%
FCAC initial stockholders(1)	5,139,000	1.5%	5,139,000	1.5%
FCAC other stockholders(2)	488,250	0.1%	488,250	0.1%
Total FCAC	40,127,250	11.7%	9,824,495	2.9%
Sharecare stockholders(3)	260,349,838	75.9%	287,849,828	84.6%
PIPE Investors	42,585,000	12.4%	42,585,000	12.5%
Total Shares at Closing (excluding shares below)	343,062,088	100%	340,259,323	100%
Shares underlying Sharecare warrants and options(3)	107,890,916		107,890,916
New Sharecare Series A Preferred Stock	5,000,000		5,000,000
Total Shares at Closing (including shares above)	455,953,004		453,150,239

____________

(1)      Represents the 8.6 million shares outstanding at March 31, 2021 less 1.7 million shares placed into escrow subject to earn-out provisions and 1.7 million shares forfeited (of which 1.3 million shares is forfeited and cancelled to provide for the Sharecare earn-out described below and 0.4 million shares transferred from the Sponsor to Sharecare’s charity). Pursuant to the Merger Agreement, half of the Founder Shares shall vest if on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of PubCo Common Stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (y) if PubCo consummates a transaction which results in the stockholders of Pubco having the right to exchange their shares for cash, securities or other properties having a value equaling or exceeding $12.50 per share. The other half of the Founder Shares shall vest if on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of PubCo Common Stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (y) if PubCo consummates a transaction which results in the stockholders of Pubco having the right to exchange their shares for cash, securities or other properties having a value equaling or exceeding $15.00 per share.

(2)      Represents the 0.4 million shares transferred from the Sponsor to Sharecare’s charity plus 60 thousand shares for FCAC’s independent directors that convert from Class B to Class A at close.

(3)      The total shares to be issued includes legacy Sharecare and doc.ai common and preferred stock, convertible notes, and shares underlying options and warrants. Accordingly, the shares outstanding at the closing of the Business Combination has been adjusted to exclude the New Sharecare Series A Preferred Stock and the portion of consideration shares for options and warrants that will be unvested, unissued, and/or unexercised at the closing of the Business Combination. Additionally, excludes 1.5 million shares subject to an earn-out (1.3 million from the Sponsors and 0.2 million new shares) to be issued to Sharecare stockholders on a pro rata basis if the VWAP of the shares meet the thresholds noted in (1) above within the fifth anniversary of the closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of FCAC following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent FCAC’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	FCAC (Historical)	Sharecare (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments Assuming Maximum Redemptions		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Cash and cash equivalents	$325	$30,487	$345,043	(a)	$384,302	275,000	(e)	$356,274
			425,850	(b)		(303,028)	(i)
			(52,766)	(c)
			(75,637)	(d)
			(14,000)	(d)
			(275,000)	(e)
Accounts receivable, net	—	87,629			87,629			87,629
Other receivables	—	2,534			2,534			2,534
Prepaid expenses and other current assets	297	9,928	(12)	(k)	10,213			10,213
Total current assets	622	130,578	353,478		484,678	(28,028)		456,650
Cash and investments held in Trust Account	345,043	—	(345,043)	(a)	—			—
Property and equipment, net	—	3,887			3,887			3,887
Intangible assets, net	—	115,885			115,885			115,885
Goodwill	—	154,972			154,972			154,972
Other long-term assets	—	9,783	(525)	(d)	3,205			3,205
			(6,053)	(c)
Total assets	345,665	415,105	1,857		762,627	(28,028)		734,599

LIABILITIES, REDEEMABLE STOCK, REDEEMABLE NON-CONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	226	—	(226)	(c)	—			—
Accounts payable	—	26,462	(1,006)	(c)	21,727			21,727
			(3,288)	(g)
			(441)	(d)
Accrued expenses and other current liabilities	—	66,423	(3,813)	(c)	48,499			48,499
			(111)	(d)
			(14,000)	(d)
Deferred revenue	—	29,273			29,273			29,273
Contract liabilities, current	—	4,172			4,172			4,172
Debt, current	—	842	(400)	(d)	442			442
Total current liabilities	226	127,172	(23,285)		104,113	—		104,113
Deferred underwriting compensation	12,075	—	(12,075)	(c)	—			—
Contract liabilities, noncurrent	—	5,122			5,122			5,122
Warrant liabilities	31,713	9,734			41,447			41,447
Long-term debt	—	199,113	(74,685)	(d)	2,835			2,835
			1,302	(d)
			(122,895)	(g)
Other long-term liabilities	—	21,940			21,940			21,940
Total liabilities	44,014	363,081	(231,638)		175,457	—		175,457

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — Continued
(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	FCAC (Historical)	Sharecare (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments Assuming Maximum Redemptions		Pro Forma Combined (Assuming Maximum Redemptions)
Commitment and contingencies
Class A common stock subject to possible redemption	296,651	—	(296,651)	(f)	—			—
Redeemable non-controlling interest	—	4,000			4,000			4,000
Redeemable convertible preferred stock	—	190,875	(140,875)	(g)	—			—
			(50,000)	(j)
Series A convertible redeemable preferred shares			50,000	(j)	50,000			50,000

Stockholders’ equity (deficit)
Common stock	1	2	4	(b)	34	3	(e)	34
			3	(f)		(3)	(i)
			24	(g)
Additional paid-in capital	14,240	280,670	425,846	(b)	972,314	274,997	(e)	944,286
			(41,699)	(c)		(303,025)	(i)
			(275,000)	(e)
			296,648	(f)
			140,875	(g)
			139,999	(g)
			(24)	(g)
			(9,241)	(h)
Accumulated other comprehensive loss	—	(1,511)			(1,511)			(1,511)
Accumulated deficit	(9,241)	(423,958)	(1,827)	(d)	(439,613)			(439,613)
			(13,816)	(g)
			9,241	(h)
			(12)	(k)
Total equity (deficit) attributable to stockholders	5,000	(144,797)	671,021		531,224	(28,028)		503,196
Non-controlling interest in subsidiaries	—	1,946			1,946			1,946
Total stockholders’ equity (deficit)	5,000	(142,851)	671,021		533,170	(28,028)		505,142
Total liabilities, redeemable and stockholders’ equity (deficit)	$345,665	$415,105	$1,857		$762,627	$(28,028)		$734,599

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	For the three months ended March 31, 2021	For the three months ended March 31, 2021			For the three months ended March 31, 2021
	FCAC (Historical)	Sharecare (Historical)	Transaction Accounting Adjustments No and Max Redemptions		Pro Forma Combined (Assuming No and Max Redemptions)
Revenue	$—	$89,609			$89,609
Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	—	44,394			44,394
Sales and marketing	—	11,510			11,510
Product and technology	—	20,454			20,454
General and administrative	862	19,554	(45)	(aa)	20,371
Franchise tax expenses	42	—			42
Depreciation and amortization	—	6,683	180	(ff)	6,863
Total costs and operating expenses	904	102,595	135		103,634
Loss from operations	(904)	(12,986)	(135)		(14,025)
Other income (expense):
Change in fair market value of derivative warrant liabilities	8,973	—			8,973
Interest income	65	8	(65)	(bb)	8
Interest expense	—	(7,010)	6,571	(cc)	(439)
Other income (expense)	—	(11,878)			(11,878)
Total other income (expense)	9,038	(18,880)	6,506		(3,336)
Income (Loss) before income tax expense	8,134	(31,866)	6,371		(17,361)
Income tax benefit (expense)	—	(85)	16	(dd)	(69)
Net income (loss)	8,134	(31,951)	6,387		(17,430)
Net income (loss) attributable to non-controlling interest in subsidiaries	—	(106)	—		(106)
Net income (loss) attributable to stockholders	$8,134	$(31,845)	$6,387		$(17,324)

Assuming no redemptions
Weighted average Class A common stock outstanding	34,500,000				343,062,088
Net income (loss) per common stock, Class A – basic and diluted	$0.00				$(0.05)

Weighted average Class B common stock outstanding	8,625,000				—
Net income (loss) per common stock, Class B – basic and diluted	$0.94				$—

Assuming maximum redemptions
Weighted average Class A common stock outstanding					340,259,323
Net income (loss) per common stock, Class A – basic and diluted					$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	For the period from June 5 (inception) through December 31, 2020	For the year ended December 31, 2020			For the year ended December 31, 2020
	FCAC (Historical)	Sharecare As Adjusted (Note 3)	Transaction Accounting Adjustments No and Max Redemptions		Pro Forma Combined (Assuming No and Max Redemptions)
Revenue	$—	$343,615			$343,615

Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	—	160,911			160,911
Sales and marketing	—	34,372			34,372
Product and technology	—	44,078			44,078
General and administrative	307	86,445	(48)	(aa)	92,330
			5,626	(ee)
Research and development	—	16,477			16,477
Depreciation and amortization	—	26,848			26,848
Total costs and operating expenses:	307	369,131	5,578		375,016
Loss from operations	(307)	(25,516)	(5,578)		(31,401)

Other income (expense):
Warrant issuance transaction costs	(890)	—			(890)
Change in fair market value of derivative warrant liabilities	(16,261)	—			(16,261)
Change in fair value of SAFE	—	(10,419)			(10,419)
Interest income	82	101	(82)	(bb)	101
Interest expense	—	(31,043)	28,536	(cc)	(2,507)
Other income (expense)	—	(9,924)			(9,924)
Total other expense	(17,069)	(51,285)	28,454		(39,900)
Loss before income tax expense and loss from equity method investment	(17,376)	(76,801)	22,876		(71,301)
Income tax benefit (expense)	—	1,557	654	(dd)	2,211
Loss from equity method investment	—	(3,902)			(3,902)
Net loss	(17,376)	(79,146)	23,530		(72,992)
Net loss attributable to non-controlling interest in subsidiaries	—	(443)	—		(443)
Net loss attributable to stockholders	$(17,376)	$(78,703)	$23,530		$(72,549)

Assuming no redemptions
Weighted average Class A common stock outstanding	34,500,000				343,062,088
Net income (loss) per common stock, Class A – basic and diluted	$—				$(0.21)

Weighted average Class B common stock outstanding	8,030,048				—
Net loss per common stock, Class A – basic and diluted	$(2.16)				$—

Assuming maximum redemptions
Weighted average Class A common stock outstanding					340,259,323
Net income (loss) per common stock, Class A – basic and diluted					$(0.21)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        FCAC’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•        Sharecare’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        FCAC’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•        Sharecare’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        FCAC’s audited statement of operations for the period from June 5, 2020 (date of inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•        Sharecare’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that FCAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FCAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Accounting Policies

Upon consummation of the Business Combination and related transactions, management will perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, FCAC has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

Sharecare’s doc.ai Acquisition

On January 26, 2021, Sharecare entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interest of doc.ai. Incorporated on August 4, 2016 and headquartered in Palo Alto, California, doc.ai is an enterprise AI platform accelerating digital transformation in healthcare. The acquisition of doc.ai closed on February 22, 2021. The Company acquired doc.ai for its developed technology and customer relationships. Total preliminary purchase consideration is approximately $120.6 million. As Sharecare is determined to be the accounting acquirer in the doc.ai acquisition, the doc.ai acquisition will be considered a business combination under ASC 805, and will be accounted for using the acquisition method of accounting. Sharecare will record the fair value of assets acquired and liabilities assumed from doc.ai.

The estimated consideration paid by Sharecare for the doc.ai acquisition is as follows:

(in thousands)
Estimated Consideration
Equity Consideration(1)	$81,292
Cash Consideration	15,000
Note Payable(2)	14,000
Deferred Equity/Contingent Consideration(1)	10,304
Total estimated purchase consideration	$120,596

____________

(1)      Represents value of Sharecare common stock and rollover options to be issued to doc.ai. These amounts are based on the preliminary ASC 805 valuation, which are subject to change.

(2)      Represents the $14.0 million, 1% interest bearing note due upon the earlier of December 31, 2021 or the closing of this Business Combination that was issued by Sharecare as part of the consideration.

For all assets acquired and liabilities assumed other than identified intangible assets below and goodwill, the carrying value was assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by ASC 805. Accordingly, the purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The table below indicates the preliminary estimated fair value of each of the identifiable intangible assets. These have been prepared based on preliminary estimates so the actual amounts recorded for the acquisition may differ significantly from the information presented.

(in thousands, except for useful lives)	Preliminary Fair Value	Estimated Weighted Average Useful Life (Years)	Estimated Annual Amortization	Estimated Quarterly Amortization
Acquired technology	$15,668	15	1,045	261
Customer relationships	21,122	19	1,112	278
Total Preliminary Fair Value	36,790		2,157	539
Historical Expense			490	359
Statement of Operations Adjustment			$1,667	$180

The preliminary fair values of the acquired technology intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. The fair values of the customer relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. The preliminary estimates of remaining average useful lives for the intangible assets were determined by assessing the period of economic benefit of the asset. These preliminary estimates of fair value and estimated useful lives may differ from final amounts Sharecare will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information, including increases or decreases to the expected amortization expense.

The following table sets forth a preliminary allocation of the estimated consideration for the doc.ai acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill:

Estimated Goodwill(1)
Total current assets	$12,861
Intangible assets, net	36,790
Total assets acquired (a)	49,651
Total liabilities assumed (b)	8,641
Net assets acquired (a) – (b) = (c)	41,010
Estimated purchase consideration (d)	120,596
Estimated goodwill (d) – (c)	$79,586

____________

(1)      Individual assets and liabilities acquired except for the assets for which preliminary fair value has been determined are condensed.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

For the purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, the Sharecare historical audited consolidated statement of operations for the year ended December 31, 2020 were combined with doc.ai’s audited statement of operations for the year ended December 31, 2020 and adjusted for the preliminary purpose price allocation shown above as well as for reclassifications to align the financial statement captions for presentation purposes. As the acquisition closed as of and for the three months ended March 31, 2021, no such adjustments were performed for the purposes of the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and statements of operations for the three months ended March 31, 2021. The ending amounts from this exercise are included in the “Sharecare As Adjusted” columns in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020.

“Sharecare As Adjusted” for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was determined as follows:

	Year Ended December 31, 2020
(in 000’s)	Sharecare (Historical)	Doc.ai (Historical)	Reclassifications and other adjustments	Doc.ai pro forma fair value adjustments	Sharecare (As Adjusted)
Revenue	$328,805	$14,810			$343,615

Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	160,911	—			160,911
Sales and marketing	33,335	1,037			34,372
Product and technology	44,078	—			44,078
General and administrative	83,238	3,207			86,445
Research and development	—	16,974	(497)		16,477
Depreciation and amortization	24,684	—	497	1,667	26,848
Total costs and operating expenses:	346,246	21,218	—	1,667	369,131
Loss from operations	(17,441)	(6,408)	—	(1,667)	(25,516)

Other income (expense):
Change in fair value of SAFE	—	(10,419)			(10,419)
Interest income	71	30			101
Interest expense	(31,037)	(6)			(31,043)
Other miscellaneous income (expense)	—	(215)	215		—
Other income (expense)	(9,709)	—	(215)		(9,924)
Total other income (expense)	(40,675)	(10,610)	—	—	(51,285)
Loss before income tax expense and loss from equity method investment	(58,116)	(17,018)	—	(1,667)	(76,801)
Income tax benefit (expense)	1,557	—			1,557
Loss from equity method investment	(3,902)	—			(3,902)
Net loss	(60,461)	(17,018)	—	(1,667)	(79,146)
Net (loss) income attributable to non-controlling interest	(443)				(443)
Net loss attributable to stockholders	$(60,018)	$(17,018)	$—	$(1,667)	$(78,703)

Fair value adjustments reflect the incremental amortization expense associated with the fair value step up of intangible assets, net.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). FCAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company’s Class A common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a.      Reflects the reclassification of cash and investments held in the Trust Account that becomes available at the closing of the Business Combination.

b.      Reflects the gross proceeds of $425.9 million from the issuance and sale of 42,585,000 shares of Class A common stock at $10.00 per share in the Private Placement pursuant to the Subscription Agreements. Fees associated with the Private Placement are included in total transaction costs below.

c.      Reflects $54.0 million of estimated transaction costs to be incurred in connection with the Business Combination, of which $1.3 million was already paid as of March 31, 2021 and approximately $52.7 million remains to be settled. Remaining $52.7 million includes approximately $12.1 million of deferred underwriting costs related to the FCAC IPO payable at closing, 5.0 million included in FCAC and Sharecare accounts payable and accrued expenses, and remaining $35.6 million capitalized against additional paid in capital (of which $14.0 million for the Private Placement above and $21.6 million related to transaction bonuses, legal, financial advisory and other professional fees). Additionally, represents 6.1 million capitalized as a deferred asset that will be reclassed to additional paid in capital at close.

d.      Reflects the repayment of Sharecare’s Senior Secured Credit Agreement, Second Lien Credit Agreement, and Note payable including the repayment of accrued interest and write off of the associated debt issuance costs previously capitalized as part of long-term assets and debt. Also reflects repayment of the $14.0 million note payable issued to doc.ai as part of the Sharecare acquisition. Note is payable upon the earlier of the closing of the Business Combination with FCAC or December 31, 2021 and bears 1% interest. As the interest is de minimis, no pro forma adjustment is reflected for such amount.

e.      Reflects the payment of $275.0 million of cash consideration to certain Sharecare shareholders under the no redemption scenario. In the maximum redemption scenario, no cash consideration is distributed and as such the adjustment is reversed and the equity issuance is shown.

f.       Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

g.      Reflects the recapitalization of Sharecare’s equity and issuance of 260.3 million and 287.8 million shares under no redemption and maximum redemption, respectively, of Class A common stock at $0.0001 par value for the reverse recapitalization. Under the maximum redemption scenario, additional common stock is issued in lieu of cash consideration as discussed in adjustment e above. Shares outstanding includes shares for Sharecare’s outstanding common stock, redeemable convertible preferred stock, Series B-3 Convertible Notes, Series B-4 Convertible Notes, Series B Convertible promissory note, warrants, and options as well as options for doc.ai acquisition by Sharecare. Shares subject to further vesting and exercise terms are excluded as shown in the capitalization table herein. The ending par value for the combined company under both scenario also includes the par value of the Founder Shares held by the Initial Stockholders and other investors that convert from Class B common stock to Class A common stock at close.

h.      Reflects the reclassification of the historical accumulated deficit of FCAC to additional paid in capital as part of the reverse recapitalization.

i.       Reflects the maximum redemption of approximately 30.3 million FCAC public shares outstanding at a redemption price of $10.00 per share as of March 31, 2021 for $303.0 million held in trust, which is allocated to Class A common stock and additional paid-in capital using $0.0001 par value per share.

j.       Represents the investment from the Strategic Investor of $50.0 million in exchange for approximately 0.06 million Sharecare Series D Preferred Stock which converts to 5.0 million shares of New Sharecare Series A Preferred Stock (as defined herein) upon transaction close. The New Sharecare Series A Preferred Stock has a Liquidation Preference equal to the outstanding principal amount plus any accrued and unpaid dividends. They will share in any dividends paid on New Sharecare common stock on an as converted basis but will not accrue separate dividends. The New Sharecare Series A Preferred Stock is convertible at any time, at the holder’s option, into New Sharecare common stock at a conversion price equal to the issue price (as converted in connection with the Business Combination). Following the business combination, New Sharecare will have the right to require the conversion of the outstanding New Sharecare Series A Preferred Stock beginning three years after the issue date at the applicable conversion price if the closing price of New Sharecare common stock exceeds 130% of the issue price for at least 20 trading days during a period of 30 consecutive trading days. If not previously converted to New Sharecare common stock, on the fifth anniversary of the issue date, New Sharecare will be obligated to redeem the New Sharecare Series A Preferred Stock at the Liquidation Preference value.

k.      Represents the settlement of the amounts prepaid to an affiliate of the Sponsor under FCAC’s administrative support agreement which will cease upon the close of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The accounting adjustments listed below include transaction accounting adjustments related to the Business Combination as well as the doc.ai preliminary purchase accounting adjustments. A description of the amounts included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

aa.     Reflects the elimination of the FCAC administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.

bb.    Reflects the elimination of interest income earned on the FCAC Trust Account.

cc.     Reflects the elimination of the interest expense associated with the Series B-3 Convertible Notes, Series B-4 Convertible Notes, Series B Convertible promissory note that are being settled as part of consideration at the closing of the Business Combination.

dd.    Reflects income tax effect of pro forma adjustments using the estimated effective tax rate of (0.26%) and 2.86% for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. In its historical periods, Sharecare concluded that it is more likely than not that it will not recognize the full benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the Business Combination and as such, the effective tax rate for each period is reflected.

ee.     Represents the recognition of stock compensation expense for certain stock options held by Sharecare stockholders that are expected to vest upon consummation of a liquidity event which includes this Business Combination based on the terms and conditions in the respective stock option agreements. Due to these stock options only vesting upon a liquidity event, no stock compensation expense was recognized by Sharecare in the historical financial statements. This is a non-recurring item.

ff.      Represents the incremental amortization expense for the three months ended March 31, 2021 associated with the fair value of intangible assets recognized upon Sharecare’s acquisition of doc.ai described in Note 3 above. The incremental amortization expense for the year ended December 31, 2020 is captured in Note 3 above.

Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and year ended December 31, 2020:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	No Redemptions	Max Redemptions	No Redemptions	Max Redemptions
Pro forma weighted average common stock outstanding – basic and diluted	343,062,088	340,259,323	343,062,088	340,259,323
Net income (loss) per common stock, Class A – basic and diluted	$(0.05)	$(0.05)	$(0.21)	$(0.21)

Numerator:
Pro forma net loss	$(17,324)	$(17,324)	$(72,549)	$(72,549)

Denominator:
Pro forma weighted average shares outstanding – basic and diluted
FCAC public stockholders	34,500,000	4,197,245	34,500,000	4,197,245
FCAC initial stockholders	5,139,000	5,139,000	5,139,000	5,139,000
FCAC other stockholders	488,250	488,250	488,250	488,250
Total Falcon	40,127,250	9,824,495	40,127,250	9,824,495
Sharecare stockholders	260,349,838	287,849,828	260,349,838	287,849,828
PIPE investors	42,585,000	42,585,000	42,585,000	42,585,000
Pro forma weighted average shares outstanding – basic and diluted(1)(2)	343,062,088	340,259,323	343,062,088	340,259,323

____________

(1)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement net of forfeitures are exchanged for 17.4 million Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(2)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding Sharecare including doc.ai options and warrants included in consideration and that roll over as part of the Business Combination are exchanged for 107.9 million and 107.9 million Class A common stock under no redemption and max redemption, respectively. However, since this results in anti-dilution and the shares are issuable upon the occurrence of future events (i.e. exercise of stock options and warrants), the effect of such exchange was not included in calculation of diluted loss per share. Excludes any shares for the earnouts associated with the WhiteHat.AI and Visualize Health Sharecare acquisitions in 2020 as the earn-outs have not met their revenue and cash flow targets. Excludes series A preferred shares convertible into 5.0 million Class A common stock.

(3)      Excludes 1.7 million Earnout Shares for the FCAC initial stockholders and 1.5 million Earnout Shares for the Sharecare stockholders placed into escrow at close as these are not participating securities and results in anti-dilution.

OTHER INFORMATION RELATED TO FCAC

Introduction

FCAC is a blank check company incorporated on June 5, 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, FCAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Initial Public Offering

FCAC has neither engaged in any operations nor generated any revenue to date. Based on FCAC’s business activities, FCAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 24, 2020, FCAC consummated its IPO of 34,500,000 units, including the issuance of 4,050,000 units as a result of the underwriters’ exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $345.0 million. Prior to the consummation of the IPO, on June 5, 2020, the Sponsor purchased 8,625,000 shares of FCAC Class B common stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On August 26, 2020, our Sponsor transferred 20,000 founder shares to each of Edgar Bronfman Jr., Karen Finerman and Michael Ronen, three of our directors, resulting in our Sponsor holding 8,565,000 founder shares. The number of founder shares issued was determined based on the expectation that the IPO would be a maximum of 34,500,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding shares of Class A common stock under the IPO.

Simultaneously with the consummation of the IPO, FCAC consummated the private sale of an aggregate of 5,933,334 Private Placement Warrants to Sponsor at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $8.9 million. The Private Placement Warrants are identical to the warrants included in the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by FCAC, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after FCAC completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.

Upon the closing of the IPO and the Private Placement Warrants, $345.0 million was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund FCAC’s working capital requirements (subject to an aggregate limit of $1.0 million), the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of FCAC’s obligation to redeem 100% of the public shares if FCAC does not complete an IPO within 24 months from the closing of its IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if FCAC is unable to complete an initial business combination within 24 months from the closing of FCAC’s IPO, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of April 1, 2021, there was $345,042,590.04 in investments and cash held in the Trust Account.

Fair Market Value of Sharecare’s Business

FCAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. FCAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The FCAC Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, FCAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for FCAC’s IPO. Accordingly, in connection with the Business Combination, the FCAC stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with FCAC’s IPO, FCAC’s initial stockholders (consisting of our Sponsor and FCAC’s executive officers and independent director nominees) and its directors at the time of its IPO entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and FCAC also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, FCAC’s initial stockholders own approximately 20% of the total outstanding FCAC Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FCAC or its securities, the Initial Stockholders, Sharecare and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FCAC Class A common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FCAC satisfy the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by FCAC’s initial stockholders for nominal value.

Liquidation if No Business Combination

FCAC has until September 24, 2022 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), FCAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FCAC’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to FCAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Private Placement Warrants, which will expire worthless if FCAC fails to complete its initial business combination by September 24, 2022.

FCAC’s initial stockholders (consisting of the Sponsor and FCAC’s executive officers and independent director nominees) and its directors and officers have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if FCAC fails to complete its initial business combination within the required time frame. However, if FCAC’s initial stockholders, officers and independent directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if FCAC fails to complete its initial business combination by September 24, 2022.

The Sponsor and FCAC’s officers and directors have also agreed, pursuant to a written agreement with FCAC, that they will not propose any amendment to the Current Charter that would affect the substance or timing of FCAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by September 24, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless FCAC provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to fund its working capital requirements (subject to an aggregate limit of $1.0 million) and/or to pay its taxes, divided by the number of then issued and outstanding public shares. However, FCAC may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).

FCAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,250,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, FCAC may request the Trustee release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If FCAC was to expend all of the net proceeds of its IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. FCAC cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While FCAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although FCAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against FCAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FCAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FCAC than any alternative. Examples of possible instances where FCAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, FCAC is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FCAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to FCAC if and to the extent any claims by a third party for services rendered or products sold to FCAC, or a prospective target business with which FCAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under FCAC’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. However, FCAC has not asked our Sponsor to reserve for such indemnification obligations, nor has FCAC independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and FCAC believes that our Sponsor’s only assets are FCAC’s securities. Therefore, FCAC cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, FCAC may not be able to complete the Business Combination, and FCAC’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of FCAC’s officers or directors will indemnify FCAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, FCAC’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While FCAC currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to FCAC, it is possible that FCAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FCAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

FCAC will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with FCAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under FCAC’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. FCAC has access to up to approximately $1,250,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that FCAC liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If FCAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FCAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FCAC cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if FCAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against FCAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FCAC’s stockholders. Furthermore, FCAC’s board may be viewed as having breached its fiduciary duty to FCAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FCAC cannot assure you that claims will not be brought against it for these reasons.

FCAC’s public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if FCAC does not complete its initial business combination by September 24, 2022, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of FCAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by September 24, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of FCAC’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event FCAC seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to FCAC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

FCAC currently sub-leases its executive offices at 660 Madison Avenue, 12th Floor, New York, NY 10065 from Ariliam Group, an affiliate of our Sponsor, pursuant to an administrative services agreement. FCAC has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and FCAC does not pay a third party directly for such services. FCAC believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. FCAC considers its current office space adequate for its current operations.

Employees

FCAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to FCAC’s matters but they intend to devote as much of their time as they deem necessary to FCAC’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. FCAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

FCAC’s directors and executive officers are as follows:

Name	Age	Position
Alan G. Mnuchin	60	Chief Executive Officer and Chairman
Saif Rahman	42	Chief Financial Officer
Jeff Sagansky	69	Director
Edgar Bronfman Jr.	65	Director
Karen Finerman	55	Director
Michael Ronen	52	Director

Alan G. Mnuchin has served as Chief Executive Officer and Chairman of FCAC since June 5, 2020. Mr. Mnuchin founded and has been the chief executive officer of Ariliam Group, a principal investment and strategic consulting firm, since 2019. Mr. Mnuchin has invested in various media and technology companies prior to and since founding Ariliam Group. From May 2020 until December 2020, Mr. Mnuchin has served as a member of the board of directors of Flying Eagle Acquisition Corp. Mr. Mnuchin served as a member of the board of directors of Target Hospitality Corp. (Nasdaq: TH) from January 2019 to March 2019. In 2003, Mr. Mnuchin formed the boutique investment bank AGM Partners LLC, through which he has acted as a strategic M&A advisor to leading corporate, entrepreneurial and private equity clients on transactions totaling over $80 billion. Prior to founding AGM Partners, Mr. Mnuchin was the global head of the media group of Lehman Brothers from 2000 to 2003. Previously, Mr. Mnuchin was head of the media and entertainment group at Bear Stearns from 1996 to 2000. Prior to joining Bear Stearns, Mr. Mnuchin was a senior member of the communications, media and entertainment group at The Goldman Sachs Group, Inc. (Nasdaq: GS), where he started his career in 1984, with primary responsibility for the group’s media industry efforts. Mr. Mnuchin earned an MBA from the University of Chicago and a B.S. from the Wharton School at the University of Pennsylvania. We believe Mr. Mnuchin is qualified to serve on our board of directors due to his extensive knowledge of the media and entertainment fields and considerable experience in merger and acquisition transactions.

Saif Rahman has been the managing director and chief operating officer of Ariliam Group since 2019. In this role, Mr. Rahman sources, evaluates and manages Ariliam Group’s investments in media and technology companies. Prior to Ariliam Group, Mr. Rahman was a senior member of AGM Partners LLC, where he joined in late 2003, with a focus on the company’s entrepreneurial and private equity client advisory practice. In 2016, Mr. Rahman independently pursued an event-driven public investment strategy focused on the media and technology sectors through Five Square Capital Management. Prior to AGM Partners LLC, Mr. Rahman was vice president of Hudson Apparel Group, a textile & apparel design and manufacturing firm focused on womenswear, where he led the firm’s strategic shift from an importer of specialty textiles to a vertically integrated designer and manufacturer of women’s apparel. Mr. Rahman began his career as an analyst in Salomon Smith Barney’s mergers and acquisitions group. Mr. Rahman earned a B.S. from Cornell University in 2000.

Jeff Sagansky has served as a director of FCAC since its IPO in September, 2020. Mr. Sagansky was the chief executive officer and chairman of Diamond Eagle Acquisition Corp. from March 2019 until the consummation of its business combination in April 2020. Mr. Sagansky served as the chief executive officer and chairman of Platinum Eagle from December 2017 until the consummation of its business combination with Target Hospitality in March 2019, and continues to serve as a member of Target Hospitality’s board of directors. Mr. Sagansky has been a director of WillScot Corporation since Double Eagle was formed in June 2015 and served as Double Eagle’s president and chief executive officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky is a co-founder of Hemisphere Capital Management LLC, a private finance company that specializes in special opportunity equity and credit investments in the media and entertainment industry. Mr. Sagansky also co-founded, together with Harry E. Sloan, Global Eagle Acquisition, which completed its business combination with Row 44 and AIA in January 2013. Mr. Sagansky served as Global Eagle Acquisition’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle, which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. In March 2018, Videocon d2h merged with and into Dish TV India Limited (NYSE: DISHTV). Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.

Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment, or SPE, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America, or SCA, Mr. Sagansky oversaw the 1997 merger of SCA’s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony PlayStation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’s ratings rise from third to first place in eighteen months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films.

Mr. Sagansky graduated with a B.A. from Harvard College and an MBA from Harvard Business School. He also serves on the boards of Omio and Imagine Entertainment. We believe Mr. Sagansky is qualified to serve on our board of directors due to his extensive background and experience as an executive in the media and entertainment industries and his substantial mergers and acquisitions experience.

Edgar Bronfman Jr., Director, is a general partner, chairman and co-founder of Waverley Capital, a venture capital group focused on the opportunities presented by disruption in the media industry. He is also a managing partner at Accretive LLC, a unique firm that specializes in creating companies to solve important problems in large industries, where he has been since 2002. Mr. Bronfman is also executive chairman of Global Thermostat LLC, a pioneering company designed to develop and commercialize a technology for the direct capture of carbon dioxide from the atmosphere and other sources. From early 2004 until January 2012, Mr. Bronfman served as chairman of Warner Music Group Corp. (“Warner Music Group”) (Nasdaq: WMG). Mr. Bronfman was also the chief executive officer of Warner Music Group from early 2004 until August 2011. Before joining Warner Music Group in March 2004, Mr. Bronfman served as chairman and chief executive officer of Lexa Partners LLC, a management venture capital group that he founded in April 2002. Mr. Bronfman was vice chairman of the board of directors of Vivendi S.A. (“Vivendi”) from December 2000 until December 2003 and also served as an executive officer of Vivendi from December 2000 until December 2001. Prior to the formation of Vivendi, Mr. Bronfman served as president and chief executive officer of The Seagram Company Ltd. (“Seagram”) from June 1994 until December 2000 and as president and chief operating officer of Seagram from 1989 until June 1994. Mr. Bronfman served as a director of IAC (Nasdaq: MTCH), a publicly-held operator of Internet businesses, from February 1998 through October 2019, and Global Thermostat, LLC. Mr. Bronfman served as a director of R1 RCM (Nasdaq: RCM) from October 2006 until his resignation in February 2016. Mr. Bronfman is chairman of the board of Endeavor Global, Inc., a member of the board of trustees of the NYU Elaine A. and Kenneth G. Langone Medical Center, a member of the board of the Council of Foreign Relations, vice president of the Ann L. Bronfman Foundation and director of the Clarissa and Edgar Bronfman Jr. Foundation. In addition, Mr. Bronfman serves on the boards of directors of the following Accretive portfolio companies, which are privately-held: Insureon Holdings, LLC since November 2012 and Everspring Inc since May 2014. Mr. Bronfman has served on the board of directors and as executive chairman of FaceBank Group, Inc. (d/b/a fuboTV), a live TV streaming platform, since April 29, 2020. We believe Mr. Bronfman is qualified to serve on our board of directors due to his extensive experience as an executive in the media and entertainment industry, as well as his long history of serving on the boards of multiple companies and foundations.

Karen Finerman, Director, co-founded New York-based hedge fund Metropolitan Capital Advisors in 1992 and currently serves as its chief executive officer. She has been a panelist on CNBC’s Fast Money since its debut in 2007, and is the author of the New York Times best-selling book, Finerman’s Rules: Secrets I’d Only Tell My Daughters About Business and Life. Ms. Finerman served as a member of the board of directors at GrafTech International Ltd. (Nasdaq: EAF) from 2014 until its acquisition in 2015. Ms. Finerman is a board member of the Overseers Board at The Wharton School at the University of Pennsylvania, her alma mater. In addition, Ms. Finerman is a board member of the Michael J. Fox Foundation for Parkinson’s Research, and she sat for 15 years on the board of Montefiore Medical Center in the Bronx. We believe Ms. Finerman is qualified to serve on our board of directors due to her extensive experience analyzing market reactions to public offerings and particular expertise in corporate governance and effective communication with investors.

Michael Ronen, Director, is managing partner of Oud Capital Management LLC, which he formed to pursue investments in growth equity opportunities in the technology space. From 2017 to 2020, Mr. Ronen was managing partner of SoftBank Investment Advisers (commonly referred to as the Softbank Vision Fund), a technology-focused private investment fund affiliated with SoftBank Group Corp, where he held four board seats and two board observer positions. From 1998 to 2017, Mr. Ronen held various positions at The Goldman Sachs Group, Inc. (Nasdaq: GS) most recently as a partner, managing director and co-chief operating officer of the Global Technology, Media and Telecom Group, as well as a member of the Investment Banking Operating Committee. Mr. Ronen earned an LLB from Tel-Aviv University in 1994 and an MBA, with distinction, from the Stern School of Business at NYU in 1998. We believe Mr. Ronen is qualified to be on our board of directors due to his extensive advisory, investment and venture capital experiences, as well as his experience of serving on the boards of technology-focused companies.

Executive Compensation and Director Compensation

None of FCAC’s executive officers or directors have received any cash compensation for services rendered to FCAC. We have agreed to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the Trust Account or (ii) interest earned on the Trust Account and released to us to fund our working capital requirements (subject to an annual maximum release of $1.0 million).

Number and Terms of Office of Officers and Directors

The FCAC Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to FCAC’s first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, FCAC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Mnuchin and Bronfman, will expire at FCAC’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Finerman and Mr. Sagansky, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Ronen, will expire at the third annual meeting of stockholders.

FCAC’s officers are appointed by the FCAC Board and serve at the discretion of the, rather than for specific terms of office. The FCAC Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

Director Independence

The rules of Nasdaq require that a majority of the FCAC Board be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The FCAC Board has determined that Ms. Finerman and Messrs. Bronfman, Ronen and Sagansky are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules. FCAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against FCAC or any members of its management team in their capacity as such, and FCAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

FCAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, FCAC’s annual reports contain consolidated financial statements audited and reported on by FCAC’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FCAC

The following discussion and analysis of the financial condition and results of operations of Falcon Capital Acquisition Corp. (for purposes of this section, “FCAC,” “we,” “us” and “our”) should be read in conjunction with the financial statements of FCAC and related notes included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company incorporated as a Delaware corporation on June 5, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of our IPO, we consummated the private sale of an aggregate of 5,933,334 warrants, each exercisable to purchase one share of Class A common stock, par value $0.0001 per share at $11.50 per share, to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of approximately $8.9 million. We intend to consummate an initial business combination using cash from the proceeds of our IPO that closed on September 24, 2020 and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.

For the three months ended March 31, 2021, we had cash of $325,151, current liabilities of $226,250 and deferred underwriting compensation of $12,075,000. At December 31, 2020, we held cash of $1,121,103, current liabilities of $292,647 and deferred underwriting compensation of $12,075,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Agreements for Business Combination

On February 12, 2021, we entered into the Merger Agreement with Merger Sub, Sharecare and the Stockholder Representative. If the Merger Agreement is adopted by the Company’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, with the separate corporate existence of Merger Sub ceasing and Sharecare surviving the merger as a wholly-owned subsidiary of the Company. In addition, in connection with and following the consummation of the Business Combination, the Company will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name. Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. For additional information regarding the Business Combination, please see the section titled “The Business Combination Proposal”.

The Business Combination also calls for additional agreements, including, among others, the Subscription Agreements, Registration Rights Agreement, Sponsor Agreement, Non-Redemption Agreements, Sharecare Support Agreements and Acquiror Support Agreement, please see the section titled “Ancillary Agreements Related to the Business Combination.”

Results of Operations

For the three months ended March 31, 2021, we had a net income of $8,113,622, which relates to earnings on the Trust Account assets of $65,479 plus income from change in fair value of warrant liabilities of $8,973,000 offset by general and administrative and business combination costs of $882,874, and franchise tax expense of $41,983. Through March 31, 2020, our efforts were limited to organizational activities, activities relating to the IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters.

For the period from June 5, 2020 (inception) through December 31, 2020, we incurred a loss from operations of $17,375,434, which consisted of $306,904 in general and administrative expenses, $105,007 of franchise tax expenses and a $17,150,649 loss from changes in fair value of derivative warrant liabilities. Through December 31, 2020, our efforts have been limited to organizational activities, activities relating to the IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters.

We have not generated any revenue, other than interest income earned on the proceeds held in the Trust Account. As of March 31, 2021, we had an unrestricted cash balance of $325,151 as well as cash and investments held in the Trust Account of $345,042,590. As of March 31, 2021, we had withdrawn $105,007 from the Trust Account for working capital and to pay franchise taxes. As of December 31, 2020 approximately $345 million was held in the Trust Account and we had cash outside of trust of $1.1 million. As of December 31, 2020, none of the funds had been withdrawn from the Trust Account to fund the Company’s working capital expenses.

Except for the withdrawal of interest to pay taxes, if any, the Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the Units properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the IPO if the Company does not complete an initial business combination by September 24, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the IPO if the Company is unable to complete a Business Combination by September 24, 2022. Through December 31, 2020, we have not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the IPO in the event of a business combination.

We have also agreed to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of our management team, in an amount not to exceed $15,000 per month in the event that such space and/or services are utilized and we do not pay a third party directly for such services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. The administrative services fee commenced on September 25, 2020. For the three months ended March 31, 2021, we incurred $45,000 in administrative services expenses under this agreement. For the period from June 5, 2020 (inception) through December 31, 2020, the Company incurred $48,000 under this agreement. As of December 31, 2020, $12,000 was included in prepaid expenses in the accompanying balance sheet.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the warrants issued in connection with our Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Liquidity and Capital Resources

For the three months ended March 31, 2021, we incurred an aggregate of $862,274 for general and administrative expenses. For the period from June 5, 2020 (inception) through December 31, 2020, we incurred an aggregate of $306,904 for merger expenses, legal, accounting, and filing fees relating to our SEC reporting obligations and general corporate matters, and miscellaneous operating expenses.

We believe that we do have sufficient liquidity to meet our current obligations and allow us to operate through September 24, 2022, assuming that an initial business combination is not consummated during that time. Over this time period, we currently anticipate incurring expenses for the following purposes:

•        due diligence and investigation of prospective target businesses;

•        legal and accounting fees relating to our SEC reporting obligations and general corporate matters;

•        structuring and negotiating an initial business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; an

•        other miscellaneous expenses.

As of March 31, 2021 the Company had an unrestricted cash balance of $325,151 as well as cash and investments held in the Trust Account of $345,042,590. As indicated in the accompanying financial statements, at December 31, 2020, we had cash outside of the trust in the amount of $1,121,103 and $292,647 in accounts payable and accrued expenses.

Off-Balance Sheet Financing Arrangements

As of March 31, 2021 or December 31, 2020, we had no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

As of March 31, 2021 or December 31, 2020, we did not enter into any off-balance sheet financing arrangements, establish any special purpose entities, guarantee any debt or commitments of other entities, or enter into any non-financial agreements involving assets.

Contractual Obligations

As of March 31, 2021 or December 31, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse the Sponsor for office space, secretarial and administrative services provided to members of our management team by the Sponsor, members of the Sponsor, and our management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we did not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The Company has identified the following as its critical accounting policies:

Offering Costs

We comply with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” We incurred offering costs in connection with our IPO of approximately $19,498,140, consisting principally of underwriter discounts of $18,975,000 (including approximately $12,075,000 of which payment is deferred) and approximately $523,140 of professional, printing, filing, regulatory and other costs were charged to stockholders’ equity upon completion of the IPO.

Investments Held in Trust

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

All of the 34,500,000 shares of Class A Common Stock included in the Units sold as part of the Public Offering contain a redemption feature as described in the prospectus for the Public Offering. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. The Charter provides a minimum net tangible asset threshold of $5,000,001. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares will be affected by charges against additional paid-in capital. Accordingly, as of March 31, 2021 and December 31, 2020, 29,665,062 and 28,851,640 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and Private Placement Warrants to purchase approximately 11,500,000 and 5,933,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income per common share for basic and diluted Class A common stock for the three months ended March 31, 2021 is calculated by dividing the interest income earned on the Trust Account of $65,479 net of franchise taxes of $41,983, and income taxes of nil by the weighted average number of Class A redeemable common stock outstanding for the period.

Net income (loss) per common share for basic and diluted Class A common stock for the period from June 5, 2020 (inception) through December 31, 2020, is calculated by dividing the interest income earned on the Trust Account of $82,119, net of franchise taxes of $82,119, and income taxes of nil by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 11,500,000 common stock warrants to investors in our Public Offering and issued 5,933,334 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Public Offering have subsequently been measured based on the listed market price of such warrants.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF NEW SHARECARE

The following discussion reflects the business of New Sharecare, as currently embodied by Sharecare. In this section, “we,” “us” and “our” generally refer to Sharecare in the present tense or New Sharecare from and after the Business Combination.

Overview

Sharecare is a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation.

At Sharecare, we believe everyone’s health and well-being is inherently interconnected. Just as a person’s physical health is inextricably linked to their mental and emotional health, an individual’s health is also connected to a greater collective that includes their employer, providers, insurers, colleagues, family, friends, and local communities. However, these groups have historically remained very disconnected with various stakeholders providing hundreds of fragmented point solutions, each addressing only one or two specific health-related objectives. By integrating fragmented point solutions and bringing together disparate stakeholders across the entire healthcare ecosystem into one connected, interoperable virtual care platform, we believe that we can fulfill the role of a unifier and leverage smartphone technology to foster a frictionless user-friendly experience that engages people across the dynamic continuum of their healthcare needs.

Sharecare was created in 2010 by digital health pioneer Jeff Arnold, with its platform launching in 2012. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

We believe the breadth of our platform and diversity of our solution channels uniquely positions us to reach a wide and increasing array of members at all different stages of their healthcare journey. Further, by focusing on the individual, we have created a solution that we believe is significantly more comprehensive than any other digital healthcare platform as a result of our scientifically validated clinical programs and engaging content to deliver a highly personalized and empowering experience for our members, whether they connect to our platform through their workplace (enterprise), exam room (provider), or the living room (consumer):

•        Enterprise:    Our enterprise channel includes a range of clients, from large employers and healthcare systems to government agencies and health plans, that use our platform to engage with their population, dynamically measure the impact of that engagement and efficiently deliver health and wellness services.

•        Provider:    Our suite of data- and information-driven solutions for healthcare providers are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security and privacy standards.

•        Consumer Solutions:    Our robust platform and suite of digital products and medical expert knowledge provides members with personalized information, programs, and resources to improve their health and well-being, and affords sponsors the opportunity to integrate their brands into Sharecare’s consumer experience in a highly contextual, relevant and targeted environment.

Sharecare’s platform offers an accessible, interactive, personalized and rewarding environment that aims to transform user engagement with healthcare from episodic to everyday. The platform provides a single destination for people, patients and caregivers to access quality and clinically reviewed content; digitally connect with other patients, community members and healthcare professionals; and adopt action plans provided by healthcare professionals from top institutions. Centralized within its dynamic digital platform, Sharecare provides health assessment and wellness tools and population health services to create personalized action plans, improve productivity and reduce health-related costs. Sharecare also provides physicians and physician practices with value-based care arrangements through the use of various tools geared towards identifying care gaps, patient engagement and billing efficiencies. Additionally, Sharecare provides secure, automated release of information, electronic medical record archiving and business consulting services to streamline the medical records process for both patients and medical facilities. Finally,

Sharecare yields strong return on investment performance on behalf of its life sciences and pharmaceutical partners through consumer acquisition campaigns that utilize data-driven and contextual lead generation, sponsorships, audience targeting and condition-specific marketing.

Whether a member’s path to Sharecare originates as an employee, health plan member, patient, community member, or self-motivated individual, Sharecare believes it provides the messaging, motivation, management, and measurement tools to drive behavior change and make access to better living more affordable.

Since the Sharecare platform was launched in 2012, it has grown to approximately 64,000 employer clients, 9 million eligible lives, and 6,000 hospitals and physician practices. Additionally, Sharecare has raised $450 million from its roster of investors, whose reach extends from the living room to doctors’ exam rooms and into the workplace. Several of our investors are also customers and are fully aligned with our mission. They realize how we are helping them achieve better outcomes for their populations. Select strategic investors include hospitals, healthcare investment firms, and health plans, in particular, HCA, Trinity Health, the Heritage Healthcare Innovation Fund, Wellstar, and CareFirst; media companies such as Discovery Communications, Harpo Productions, and Sony Pictures Television; high-growth technology investment firms such as Claritas Capital; noted institutional investment funds such as Wellington Management; and other major reputable corporations, such as Aflac Corporate Ventures, Quest Diagnostics, Wells Fargo and Swiss Re.

On January 26, 2021, we entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interests of doc.ai, an enterprise AI platform company, for total consideration of $175.0 million. The acquisition was consummated on February 22, 2021. Following the acquisition of doc.ai, its AI platform is being integrated into, and has enhanced the capabilities of, our platform and expanded our product offerings with solutions such as Serenity and Passport (as discussed below). In addition, we believe we are uniquely positioned to benefit from the combination of our constantly expanding dataset coupled with the doc.ai platform, which we believe will provide us with additional member insights and solution capabilities well into the future. Furthermore, in connection with the acquisition, we added a team of more than 70 engineers who have developed technology and product offerings that enable clients to launch products faster and at lower costs.

Industry Challenges and Our Opportunity

All healthcare stakeholders, including individuals, providers, employers, health plans, government organizations, and communities, face a myriad of challenges given the increasing complexity, misaligned incentives, and rising costs of healthcare. The consumer’s healthcare journey often starts with confusion and frustration during health plan enrollment, which then extends into provider selection, post-care follow-up, and ongoing care management. Consumers are further impacted by a lack of coordinated services, which makes it difficult to address an individual’s holistic care and well-being needs. Additionally, despite the increasing prevalence of value-based care models, there is a growing realization of the need for, and lack of, consistent patient engagement and care coordination solutions to drive improved outcomes.

Once individuals engage with the healthcare system, they face a new set of challenges in navigating the highly fragmented provider and site of care network. Selecting a primary care provider or specialist can be a daunting task for many who lack access to easy-to-navigate provider directories and reliable provider cost and quality data, despite their desire to leverage such information. Further, after the occurrence of a healthcare event, a number of issues can prevent effective care coordination: lack of technology interoperability between different providers; lack of systems to monitor patients across the care continuum; lack of follow through with care plans or prescription adherence; and a lack of incentives for any one provider to ensure the consumer does not get lost in the system.

As costs continue to rise, health plans and employers are increasingly focused on managing their healthcare expense, in many cases, shifting more of the cost burden to members and employees in the form of increased premiums, deductibles and coinsurance. This often yields suboptimal healthcare experiences for patients, further complicated by misaligned incentives across the care continuum:

•        Health plans:    As large health plans’ core competencies are underwriting risk, managing claims, administering benefits, and developing provider networks on behalf of their insured populations, they have historically underinvested in member engagement services and do not leverage integrated data, technology, or consumer-facing tools.

•        Providers:    Providers have traditionally been compensated on a fee-for-service model, which incentivizes episodic care across a large number of patients rather than comprehensive, integrated care. This can result in more narrowly focused and often insufficient patient interactions in which the provider treats the symptom rather than the individual’s full care needs. These kinds of suboptimal patient interactions are associated with a higher likelihood of non-urgent use of emergency departments and contribute to inefficient and more expensive care delivery.

•        Employers:    Employers strive to build comprehensive, attractive benefits packages in order to recruit and retain a satisfied workforce, as well as to ensure that their employees’ overall well-being is maintained so they remain engaged and productive. However, employers are generally not equipped to provide comprehensive advice to help their employees navigate the healthcare system, nor do they employ the resources to provide personalized clinical guidance to help their employees understand treatment and care options.

Sharecare has a diverse product portfolio that is marketed to a variety of end users within the enterprise, provider and consumer solutions channels. We believe this diversity in products and clients results in a significant competitive advantage as our total addressable market size is an estimated $240 billion. Sharecare’s market reach includes its proprietary digital therapeutics as well as preferred partner programs that address a broad spectrum of solutions for high-cost conditions.

Sharecare’s Innovative Platform Removes Hurdles to Better Health While Benefiting All Participants.    We believe the confluence of consumer empowerment, emergence of broad technology solutions and focus on providing accessible, high-quality, cost-effective healthcare creates a unique opportunity for a disruptive platform that transforms the way people access, providers deliver and employers and health plans administer, healthcare. While the narrow focus of many digital healthcare platforms and fragmented solutions available in the marketplace today have largely failed to sufficiently meet healthcare consumers’ needs, we believe we have a significant opportunity to solve access, cost and quality of care challenges while simultaneously offering health plans and employers an attractive, cost-effective alternative for their populations through our comprehensive platform. Further, we believe our ability to bundle a diverse set of digital therapeutics — addressing high-cost conditions such as diabetes prevention and management, stress, financial health, maternal health, tobacco cessation, muscle/joint health and weight loss — into an integrated platform allows us to drive deeper and more meaningful engagement with our members and provide an attractive alternative to a marketplace that we believe is fatigued by managing multiple and disparate healthcare vendors that have limited engagement with end users.

Competitive Strengths

We believe the following are our key competitive strengths.

Comprehensive Platform.    Designed to help individuals, workforces and communities optimize their holistic well-being, our interoperable platform is based on human centered design principles and integrates fragmented point solutions and disparate stakeholders that provide a single place for members to interact with all features and services offered by Sharecare and its partners to foster a frictionless user-friendly experience. Moreover, our platform has both a flexible infrastructure and is scalable and configurable, which allows us to meet the different and evolving needs of our clients and also create opportunistic businesses like our facility and employee readiness and digital vaccine assistant tools created in response to the COVID-19 pandemic. The flexibility and adaptability of our platform infrastructure also allows us to partner with, and seamlessly integrate, third-party solutions into our ecosystem to promote a high degree of awareness, engagement, and outcomes through an integrated flow of data. We believe that our integration of third-party solutions, including features such as single sign-on, provides us with a competitive advantage over other digital health platforms that simply redirect users to a third-party solution, which results in a fragmented user experience.

Large, Well Established Clients.    We have a large, diverse and well-established client base — including six Blue Cross Blue Shield health plans, Fortune 100 companies such as Walmart and Delta Air Lines, and large public sector clients such as the State Health Benefit Plan of Georgia — which we believe provides us with significant existing revenue opportunity from signed contracts. Our large base of existing clients also provides us with a captive market to increase penetration of our products and services and optimize member engagement and enrollment.

Diverse Product Portfolio.    Sharecare has a diverse portfolio of products and solutions that are marketed to a variety of users within our enterprise, provider and consumer solutions channels. We believe that the diversity of these offerings, together with our ability to bundle them into a comprehensive and integrated platform, provides us with a competitive advantage over other digital health platforms or point solutions that are focused more narrowly on one or two specific health-related needs. Our portfolio of products also offers members clinical connectivity through various incorporated touch points to healthcare systems and/or to providers, which we believe is another key differentiator to a number of our competitors that do not contemplate access to care or a provider component in their solutions. Moreover, our diverse portfolio of products enables Sharecare to offer tailored and personalized tools, including the ability to interact directly with lifestyle management and disease management coaches on our platform, representing an ideal intersection of high tech and high touch.

Value of Technology, Innovation and Data.    Sharecare derives significant value from its proprietary technology platform that leverages an innovative architecture and data aggregation capabilities to give members a hyper-personalized experience. Through our platform we offer a portfolio of privacy-first technologies and AI software services to drive personalization of our digital assets and create improved value for members. Our single robust platform, designed to service all our stakeholders, including consumers, health plan members, employees, provider groups, health systems, and Blue Zones Project sites/communities, is built on a highly secure, multi-tenant enabled technology stack that uses the latest design patterns for scale and flexibility.

Our data architecture enables us to ingest substantial amounts of multivariate data sets, such as eligibility, claims, biometrics, and social determinants of health data, from multiple sources in near real-time. The value we derive from the quality and quantity of our data (more than 1.8 petabytes) uniquely positions us to scale, commercialize, contextually intervene, and materially engage members. These data sets along with the RealAge test and our AI infused models and trackers are aggregated and presented in user-facing applications and reports.

Sharecare’s technology innovation includes a sophisticated informatics platform to create an up-to-date profile of each member using data across past claims, RealAge results, predictive AI technology and devices for the purpose of creating derived attributes such as disease states, disease severities and risk levels. This construct allows for the generation of intelligent personal insights and social comparisons with communities, and performs aggregate and individual analyses to demonstrate population and individual outcomes. Other key innovations from Sharecare include a no-code platform that allows for the creation of hyper-personalized member journeys, the incorporation of gaming techniques to better engage and motivate members to adopt change, an administrative command center to provision services and manage individual members and natural language-oriented conversational chatbots to help members navigate the Sharecare platform.

As an established, trusted source for health information that has spent nearly a decade building the infrastructure, resources and partnerships to support massive shifts in population health and community well-being, we believe Sharecare also has a unique vantage point for innovating new product offerings, especially in response to market dynamics that both directly and indirectly accelerate our ability to bring our vision to life on behalf of our clients and members. As an example, in rapid response to the COVID-19 pandemic, we launched a suite of distinct but complementary digital tools and programs that empower organizations to address the evolving emotional, educational, clinical and operational challenges introduced by the pandemic. See “Growth Strategies.”

Comprehensive Content Library.    Sharecare has a comprehensive library of content that is subject to a rigorous medical review and fact-checking process before publication. The library consists of more than 200,000 expert-driven Q&As, articles and slideshows, and over 40,000 videos. We have built relationships with over 180 organizations (including the National Institutes of Health, Centers for Disease Control, or the CDC, and the American Diabetes Association) to develop, approve and improve content for our platform. Our team of health and medical subject-matter experts, physicians, and scientists regularly create, review and update content. The size and quality of our content library allows us to deliver highly personalized content to our members, which drives engagement and builds trust.

Experienced Management Team.    We believe the successful trajectory of our platform to date is due in large part to our senior leadership team, who has decades of experience scaling and leading operations and innovation at world-class organizations across healthcare, technology, media, and business verticals. We believe this starts with the successful execution of the vision of our founder, Jeff Arnold. Mr. Arnold and the founding team purpose-built Sharecare to address the limited solutions driving consumer engagement in healthcare and the problems that arise as a result, with Mr. Arnold drawing from a host of prior experiences, including his founding of WebMD. In addition, our senior management team has a long track record of working together, both at Sharecare and at previous companies, with some members having worked together for over 20 years. We share our mission with the dedicated and passionate people that we employ, and our culture is a driving factor in our ability to attract and retain top talent. We foster a culture of transparency and alignment whereby we update our employees on how their contributions each day drive us toward the achievement of our mission.

Acquisition Expertise.    To date, we have successfully completed multiple strategic acquisitions that have extended and expanded our platform, leveraged our core competencies and capabilities across business lines, met evolving consumer trends such as ultra-personalization, mobile adoption, AI integration and changing communication needs, and delivered outcomes at scale. We intend to continue to capitalize on our acquisition expertise to add additional technology capabilities, product lines and revenue streams.

Growth Strategies

The following are our key growth strategies.

Expand our Footprint.    We believe that our current client base represents a small fraction of potential clients that could benefit from our highly differentiated solutions. We will continue to invest in our sales and marketing efforts and leverage our partner relationships to continue to acquire new clients, including individuals, providers, employers, health plans, government organizations and communities.

Expansion of Existing Client Relationships (Land and Expand).    We also believe that there is significant opportunity to generate growth by maintaining and expanding our relationships with existing clients, including:

•        increasing engagement and enrollment of eligible members at our existing enterprise clients through continued sales and marketing efforts, including targeted next-generation digital modeling and marketing, and capitalizing on insights from claims ingestion (the process by which we receive and process information from our clients), population risk stratification and incentives management;

•        promoting our marketplace of existing targeted digital therapeutics to close gaps in care in high-cost areas (with incremental fee per enrollee), which we believe represents a $1 billion revenue opportunity based on existing revenue opportunities under contracts with our customers as well as future revenue opportunities with existing customers where we are currently in active discussions to expand our offerings; and

•        expanding our relationships with our top 25 provider clients with an opportunity to extend our provider products and services to more than 4,000 additional healthcare sites.

We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts, including deploying our value-based care and payment integrity solutions to approximately 6,000 hospitals and physician practices.

Continue to Grow the Capabilities of our Platform.    We are constantly evaluating the marketplace for ways to broaden and enhance our client and member experience, improve clinical results and increase revenue through product innovation, partnerships and acquisitions. We intend to continue to leverage our expertise through adding digital therapeutics partnerships as well as the acquisition of products and services that are directly relevant to our existing clients. Additionally, we believe our strong and embedded client relationships provide us with unique perspectives into their evolving needs and the needs of their populations.

Evolving Products to Cater to an Evolving Industry.    As the digital healthcare industry grows, we closely monitor evolving consumer trends and organizations’ needs so that we may adapt our platform to better suit our clients’ demands. Recently, the COVID-19 pandemic greatly accelerated the demand for virtual care solutions and resulted in rapid growth and increased adoption of digital health technologies, which Sharecare was in a unique position to undertake. By building on our deep expertise in handling and managing mass health data, we launched a suite of distinct but complementary digital tools and programs to address the evolving emotional, educational, clinical and operational challenges introduced by the pandemic. These include:

•        COVID-19 Hub.    A centralized destination for the general public to easily access the latest developments, medically verified guidance, tools and programs to keep them informed and safe against COVID-19. Spanning a breadth of topics, which includes stress and financial management, public health and safety best practices, we earned nine Digital Health Awards in 2020 for our news articles, videos, and interactive tools related to COVID-19.

•        Well-Being@Work.    As a complement to our flagship platform, this comprehensive readiness solution covers three distinct areas of focus — assessment and triage, testing and tracking, and building and maximizing resilience — to support the health and well-being of our enterprise client partners and their employees in the face of the pandemic while enabling them to return to work safely when the time is right.

•        Facility and Employee Readiness.    Designed to help organizations comply with the proactive and reactive activities required to minimize the risk and impact of acute public health events, this AI-driven chatbot verification platform ensures that physical facilities comply with the appropriate safety protocols while employees, members and guests within those spaces have the tools and resources to stay safe and build resilience. Current and prospective partners in this area include Forbes Travel Guide, CAA ICON, and Oak View Group. See “Health Security.”

•        Vaccine Assistant.    In a matter of weeks, we developed a turnkey solution to help manage large-scale vaccination administration for entities, including the state of Florida. Sharecare’s comprehensive package to support vaccine adherence on behalf of state and local governments includes engaging, relevant content about the vaccine, health security verification for testing sites, a digital vaccine assistant and robust analytics/reporting built to scale. See “Health Security.”

Acquisitions.    We believe that our proven track record of successful acquisitions coupled with the flexibility and capabilities of our platform uniquely positions us to continue opportunistically pursuing attractive M&A opportunities. We believe this potential is further accentuated by our multiple client channels and constantly expanding member base. Future acquisitions could drive value and growth in a host of ways including access to new customers and potential cross-sell opportunities, unlocking new customer channels or geographies, adding new solutions to serve our existing client base, and adding new capabilities to enhance our existing solution offering or the efficiency of our platform. In addition, we believe our acquisition track record demonstrates our ability to realize synergies and optimize performance of potential M&A partners.

We intend to continue to look for opportunities to leverage our platform and expertise to provide first-mover solutions to evolving and future demands in the digital healthcare industry.

Our Channels

Sharecare combines business-to-business and direct-to-consumer sales models and functions on a more distinctive business-to-business-to-person model. Focusing on the individual, we aim to provide a solution that we believe is more comprehensive than other digital platforms by bringing together scientifically validated clinical programs and engaging content to deliver a personalized experience for our members, whether they come to us by way of the workplace, the exam room, or the living room.

Strategically and intentionally building on this concept, our business is structured across three primary channels: enterprise, provider, and consumer solutions, which affords us diversity in clients, markets, and a significant total addressable market. While we are focused on the individual’s unique experience, our platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes, regardless of entry point. As we expand our offerings and look to further develop our technologies, we continue to consider the distinct needs of each channel as well as opportunities to better connect and cross-sell while we grow and integrate our solutions into one seamless platform.

Enterprise Solutions

Sharecare’s enterprise solutions are based on a software-as-a-service, or SaaS, model that allows enterprise clients to message, motivate and manage their populations, and measure their populations’ progress, through one platform. Our enterprise clients can leverage our scientifically validated clinical protocols and personalized approaches, which drive high-impact engagement to achieve measurable outcomes and close gaps in care for their populations.

Our enterprise clients include a range of stakeholders, from large employers and health systems to government agencies and health plans, that use our digital platform to engage with their populations, dynamically measure the impact of that engagement, and efficiently deliver health and wellness services. We believe these outcomes create tangible value for our enterprise clients and their eligible populations. As of March 31, 2021, we had approximately 150 enterprise clients, including 11 Fortune 500 companies, and our services reached over 10 million members. We generate revenue from our enterprise clients by providing access to our core digital platform on a per member, per month basis with incremental fees charged per enrollee for access to our marketplace of digital therapeutics.

Provider Solutions

Sharecare offers providers a suite of data and information-driven solutions that are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security and privacy standards. We have integrated a range of capabilities and introduced new services to support providers in a number of ways, including medical record management; quality, performance and risk-adjustment tools, and billing contract compliance.

We are rapidly offering new and innovative products to our provider solutions clients, and growing our provider solutions client base and revenue streams organically. Our current offerings include:

•        Health Information Management:    Automates health record requests, using a simple and efficient consent-based record access management solution to reduce administrative burdens for record delivery; uses actionable analytics and AI to consolidate, audit and manage data for record management and revenue analysis; and provides rapid and reliable responses to record requests that result in improved patient satisfaction.

•        Value-Based Care:    Enables providers and health systems to participate in value-based care arrangements by providing capabilities to identify care gaps, accurately document diagnoses, engage patients between visits and improve billing documentation; provides quality reporting solutions that help providers, practices, and systems measure their practices’ performance and success with value-based programs including the Merit-based Incentive Payment System and Medicare’s Quality Payment Program; and helps our clients navigate complex requirements, improve quality scores and measure performance which in turn, increases their reimbursement and quality earnings.

•        Payment Integrity:    Employs advanced analytics, AI, and process automation to support improvements in payment integrity for providers, payors and patients; works with payors to defend against fraud, waste and abuse while helping providers with denial prevention issues, which, in turn, may greatly improve revenue cycle management; and creates a more accurate payment support system by reducing costs, increasing patient satisfaction, and lowering payor/provider abrasion.

•        Chronic Condition Intervention:    Helps providers identify eligible patients for diabetes and obesity management solutions and other chronic care conditions; and gives providers confidence that these services are covered and billable, as well as the convenience of digital prescriptions integrated into the provider workflow.

•        Digital Patient Platform:    Consolidates patients’ healthcare data into one place; provides the connectivity to generate care gap reminders that are seamlessly integrated into the patient’s digital healthcare journey.

We generate revenue from our provider clients based on the volume of health document requests and through subscription fees for various technology related services. Subscription fees are recognized ratably over a one- to three-year contractual period with the opportunity to sell additional solutions at any time. As of March 31, 2021, our provider solutions clients consisted of approximately 6,000 hospitals and physician practices and more than 90 health plan and audit clients.

Consumer Solutions

Sharecare’s consumer solutions offering is a robust platform and suite of digital products and medical expert knowledge that provides members with personalized information, programs, and resources to improve their health and well-being. We believe we have differentiated our products from the competition by not only developing original content which we leverage across the entire business, but also by creating strategic partnerships to broaden distribution and develop additional unique, high quality content and member touch points, thereby furthering our standing as a leading innovator in the health and well-being space. By contributing to the vast amount of content and targeted programs available on our platform, sponsors and partners have the rare opportunity to integrate their brands into our member experience and market themselves in a highly relevant and engaging environment. Our approach yields deep, targeted insights into patient adoption, engagement and behavior change.

In support of pharma and other consumer brands, including Eli Lilly, AbbVie, and Novartis, Sharecare drives significant patient engagement across our consumer audiences using a unique library of content, including:

•        more than 200,000 expert-driven Q&As, articles and slideshows;

•        more than 40,000 original videos;

•        more than 2.5 million social media followers;

•        more than 140 in-depth conditions and topics;

•        hundreds of hours of relaxation/ambient content; and

•        comprehensive virtual reality capabilities.

To drive awareness, adoption and engagement on behalf of our partners, we have created a comprehensive strategy to reach the member through a unique mix of member outreach, including social media, search engine optimization and marketing and precision audience targeting. As of March 31, 2021, we had a database of over 100 million first-party members, and we have historically generated an average of approximately 400,000 new users per month through our client acquisition engine. We generate revenue from our consumer solutions clients through products such as lead generation, sponsorships, audience targeting and condition-specific content.

Our Platform

We believe our solution is more comprehensive than any other digital platform, bridging clinical programs and content, with a personalized experience offering well-being and healthcare support. Our platform begins with RealAge, which is a NCQA-certified health assessment that uses scientifically-based methods to assess a variety of behaviors and existing conditions of our members and provide them with an easily understandable metric for their physical health. With approximately 45 million individuals completing the assessment since its inception in 1998, RealAge delivers immediate results and recommendations about how to improve a member’s health, and also identifies behaviors, both positive and negative, that may be impacting it. Using RealAge as a person’s baseline, our algorithms power a data-driven dialogue with the member, creating a content-rich, personalized experience that presents them with relevant benefits programs, resources and providers for those needing healthcare and well-being support. As members change their behavior, the platform refines its predictive analytics to provide increasingly compelling recommendations.

Through our digital platform we are able to gain key insights into each member’s health gleaned from self-reported data, in addition to data from the smartphone, eligibility and claims, social determinants of health, and, in some cases, medical records. This data is then analyzed, with each member’s permission, to recommend personalized resources, tools, information and programs that meet each person where they are in their healthcare journey. Through our platform, members can store and access all their health data in one place. We then provide the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation; well-being solutions, such as financial health and anxiety management; and care navigation tools, such as find-a-doctor, prescription savings, clinical decision support and medical records. Our product design philosophy uniquely positions us to drive meaningful engagement while also aggregating a critical mass of behavioral data, to which we apply AI to more accurately personalize recommendations to predict and influence positive outcomes for each individual.

Beyond our offerings that focus on individual health and well-being, our platform also provides customized and innovative health data services to provider organizations around the country, helping them become more profitable, productive and secure. See above for a description of the services we offer through our provider solutions under the caption “Our Channels — Provider Solutions.”

Finally, we believe that the flexibility of our platform infrastructure allows us to react quickly to rapidly changing public health needs and demands and create new but complementary businesses, such as our facility and employee readiness and digital vaccine assistant tools, as well as doc.ai’s return-to-work product offering, Passport. See above for a description of the solutions we created in response to the COVID-19 pandemic under the caption “Evolving Products to Cater to an Evolving Industry.”

Our key product offerings are summarized below, many of which are owned by Sharecare. However, we have adopted an approach of partnering with best-in-class solutions and integrating them into our platform as an additional benefit to our enterprise clients. As a result, some of the digital therapeutics and other tools we offer are subject to agreements and arrangements that we have in place with third-party marketplace solution providers. We are constantly evaluating the suite of solutions we provide to our clients and whether there are new capabilities either Sharecare or other third-party vendors can deliver to maximize the health objectives of their populations. For additional information, see the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Business and Industry — The growth of our business and future success relies, in part, on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.”

Key Capabilities of Our Flagship Platform

Benefits Hub.    Within the Sharecare platform, the Benefits Hub provides a centralized opportunity to educate employees on and direct them to the benefits available to them through Sharecare, as well as those client programs or resources offered outside of our platform, such as: medical, dental, and vision insurance; 401K; legal benefits; telehealth services; and employer-specific programs. By reducing the need to search through documents and websites, or to create or find additional login information, members are able to manage the resources they need. This removes barriers of access to information, helps employees extract the most value from their benefits and leads to stress reduction, higher employee satisfaction, and increased benefits usage, which helps keep employees healthier, and ultimately increases productivity and lowers health costs.

Daily Health Tracking.    With RealAge as our baseline, we motivate members to engage in their health by tracking their “green days,” the proprietary health currency we use to measure their daily progress towards the 13 critical health factors that impact one’s RealAge the most: weight, stress, smoke, sleep, relationships, medications, fitness, diet, cholesterol, blood pressure, steps, glucose and alcohol. While members can manually update their green day trackers, we also use the latest smartphone technology to gather health data and analyze members’ activities, patterns and behaviors throughout the day in order to provide personalized and real-time feedback to further their progress. Over time, members are prompted to recalculate their RealAge to see how much they have improved their health.

Engaging Challenges.    Designed to impact the core health factors that influence the health and RealAge of our members, our challenges are time-based programs focused on driving engagement throughout the platform. Leveraging our green day trackers described above, challenges make it fun and easy for groups to participate, stay on track to improve their health and lower their RealAge. Enterprise clients can create customized challenges specifically targeted for their populations and members can track their progress against others in the community via a leaderboard. Sample challenge types can include diet and nutrition, relationships, sleep, steps and stress. Upon successful completion of a challenge, members may be eligible for rewards, further incentivizing engagement.

Health Profile.    When it comes to healthcare needs, many people make poor health choices because they are not sure where to go or what to do. We believe that we have made that easier through our health profile, a personal health record, serving as a living, breathing, evolving story of a member’s health. Controlled by the member, the health profile is one place for individuals to store and access their biometrics and health data at any time. As a core feature of our platform, the personalized health profile allows members to easily connect to the information, evidence-based programs and health professionals they need to live their healthiest, happiest and most productive lives. Key insights into member health gleaned through self-reported data, such as the RealAge test and AskMD consultations, in addition to smartphone-driven data, eligibility and claims data, and more is analyzed with member permission to recommend personalized resources, tools, information, and programs that meet members where they are on their health journey. Members’ personalized health profiles empower them to store and access their health data in one place. From the health profile, they can also view their personalized RealAge tips, insurance information, and more.

Lifestyle Risk Program.    Upon completion of the RealAge test, members can begin participating in the RealAge program, our comprehensive healthy behavior program that targets four main categories of lifestyle risks: stress; sleep; nutrition; and activity. Personalized to the individual based on risk level for each lifestyle category gleaned through RealAge test responses and stated interests, we believe the RealAge program presents achievable goals and encourages members to prioritize small adjustments to their lifestyle, giving them the tools and support to make lasting change.

Rewards and Incentives.    Designed to motivate engagement and drive behavior change that leads to improved health outcomes, we designed our rewards approach based on proven behavioral science principles that drive member engagement. Focusing on strategic activities and rewards that are tailored to the individual and easy to understand, we use personalized content and communications to educate and engage members to sustain participation over time. Reward activities are configurable by population to support key objectives like increased engagement or cost savings. Initial and sustained engagement focused activities are available, as well as those that meet participatory or outcomes-based requirements. Sharecare becomes a strategic partner to help members construct the right program from a vast array of activities that help reduce health risks, including: the RealAge test, biometric screenings, challenges, program enrollment, program engagement, procedures, immunizations, videos and more.

Symptom checker.    Ranked in the top five symptom checkers by a Harvard Medical School research study for clinical accuracy of symptom checkers, AskMD is a personalized health consultation and comprehensive symptom checker that matches member answers against the latest clinical research to help members take ownership of their health and be better informed before visiting the doctor. AskMD guides members through a personalized pre-encounter questionnaire that delivers decision support, considering all their symptoms and other factors, such as medications and known conditions.

Digital Therapeutics Marketplace

An array of value-added proprietary and partner-powered solutions that integrate directly into Sharecare’s flagship platform are available for enterprise and provider clients to purchase for their populations.

Behavioral Health.    The COVID-19 pandemic has had a major impact on our lives. Many people are facing mental health challenges from feelings of loneliness and isolation to increased stress and anxiety and our members and clients are focused on finding solutions that address these concerns. Beyond the free content and resources available through the Sharecare platform to help people address a range of behavioral health challenges, including guided meditation and relaxation exercises powered by its award-winning nature and ambient video content, Sharecare offers several digital therapeutics to aid in anxiety and stress management, tobacco and vaping cessation and overeating that consumers may purchase directly or enterprise clients can “unlock” and sponsor for those in their own populations.

•        Anxiety and Stress Management

•        Unwinding Anxiety is an award-winning, evidence-based digital therapeutic that combines neuroscience, mindfulness and proprietary tools to help members identify their triggers, ride out stressful episodes and completely change their relationship with stress.

•        Serenity is a mental health chatbot developed by doc.ai, that provides members with expert, confidential, and judgment-free mental health support, anytime, anywhere. Serenity can provide the correct resources for a wide range of issues including anxiety, depression, low esteem, sleep problems, and relationship conflict, drawing from the latest research in the fields of cognitive-behavioral therapy, mindfulness, and positive psychology.

•        Scheduled to launch in 2021, Unwinding from Sharecare is an accessible, engaging, and evidence-based mental wellness app that builds resilience, decreases stress, and helps members engage with life with more joy and productivity. Using the latest neuroscience and research on how the brain deals with challenges to provide an antidote, the robust program includes short video courses to address specific pain points (e.g., sleep, stress, overeating, anger, relationships, and finances), in-the-moment tools to help overcome issues as they happen, powerful mindfulness exercises designed to build resilience and increase happiness, and a unique habit-change framework to decrease bad habits and to build new, durable, healthy ones. Unlike other programs offered by other digital healthcare providers that we believe provide only temporary distractions and generic approaches, this app is expected to meet members wherever they are on their mental wellness journey, guide them along a path specific to their unique situation and ensure lasting, positive benefits. Enterprise client partners will be able to bundle other behavioral health digital therapeutics from our platform into this offering for their populations.

•        Tobacco/Vaping Cessation.    Craving to Quit is a dynamic, evidence-based, multimodal program that we believe can dramatically improve a participant’s chances of quit success. Funded in part by the National Institutes of Health, Craving to Quit was developed based on the study of the underlying neural mechanisms of cravings. The award-winning 21-day program teaches awareness of cravings and habits to help participants quit smoking or vaping.

•        Overeating.    Eat Right Now is an award-winning, evidence-based program that incorporates the latest research in cognitive neuroscience, habit change, and mindfulness into a step-by-step program that is aimed to help members to quit dieting for good. Over the course of 28 days, members rewire their brains to change habits, gain personal insights and master mindfulness tools that can lead to lasting changes for sustained weight loss.

Diabetes.    As the first and only end-to-end turnkey diabetes care and glycemic management program for health systems and physician groups, we integrate personalized high-touch interventions with high-tech products to improve the management of people living with diabetes across the care continuum. Our proprietary content, developed by clinical and operations specialists, is designed to ensure patient and professional education adhere to the latest standards of care and evidenced-based best practices. Coupled with FDA-cleared digital therapeutics for diabetes medication optimization, Sharecare Diabetes Solution focuses on scaling people, processes, and technology for optimal results. We believe that our solution set enables healthcare organizations to deliver financial cost savings and exceed clinical and quality measures as well as yield positive outcomes for people living with diabetes. Our diabetes solutions include:

•        Diabetes Prevention Program.    An interactive, telehealth-based weight loss program that can be accessed by our members through our partnership with Fruit Street Health. The 12-month program helps participants lose 5-7% of their body weight with the goal of significantly reducing the risk of developing Type 2 diabetes and associated chronic diseases. This innovative program uses the same diabetes prevention curriculum developed by the CDC.

•        Diabetes Education.    A self-paced digital learning curriculum that teaches people living with diabetes how to effectively take control of and manage their condition. The program leverages national standard curriculum to educate people with diabetes on key concepts and lifestyle best practices to manage their condition.

•        Virtual Diabetes Care.    We offer access to Onduo through our partnership with Onduo LLC, an innovative virtual care program dedicated to bringing people everywhere who are living with Type 2 diabetes the most up-to-date care through features including live video conferencing with endocrinologists, personalized lifestyle coaching and best-in-class devices such as connected blood glucose meters. With one single sign-on between Sharecare and Onduo, patients can experience a fully comprehensive and consolidated healthcare experience.

Disease Management.    Using a combination of advanced disease algorithms and proprietary predictive risk models, we analyze medical and pharmacy claims, procedure and eligibility data to appropriately identify individuals with primary chronic conditions, such as diabetes, coronary artery disease, heart failure, chronic obstructive pulmonary disease and asthma. Individuals who are currently, or at near-term risk of, high healthcare utilization are then targeted for proactive outreach and intervention through the Sharecare platform.

Fertility, Pregnancy, and Parenting.    We currently partner with Ovia Health Inc., to bring a suite of applications that support women and their partners throughout the parenthood journey including fertility, pregnancy and parenting.

Financial Health.    While our platform already includes assessments, educational content, and tools to help members take action to mitigate financial stress and step into financial wellness, we also offer members access to SmartDollar, a leading online financial wellness solution that has helped millions of people get on a budget, save for emergencies, pay off debt, and save for retirement. Our partnership with SmartDollar delivers a seamless member experience, including single sign-on for members and fully integrated and consolidated reporting for our enterprise clients.

Heart Disease.    The first and only program scientifically proven to reverse the progression of heart disease, Ornish Lifestyle Medicine focuses on four key areas: eating; stress; love and support; and activity. We provide a multi-platform approach to train and certify health systems in effectively providing the Ornish Lifestyle Medicine program to their patients. Currently, the program is reimbursed by Medicare and many other commercial payors, offered in more than 17 states, and delivered with a turnkey process that is optimized by years of operating knowledge.

Lifestyle Coaching.    We actively target and engage individuals who are at risk for developing a condition and, through the support of a personal coach, teach them how to take healthy steps to change behavior. Personalized to the participant, the program is designed to address areas that contribute to overall physical health and well-being, such as exercise, healthy eating, stress management, tobacco cessation, and weight management.

Musculoskeletal.    Through our partnership with Fusionetics, we can help enterprise clients deliver their populations an evidence-based solution for preventing and improving musculoskeletal issues. The patented technology is designed to assess human movement and identify compensations that are decreasing the body’s performance and increasing the risk of injury. The system then generates an individualized plan of care to increase durability, performance, and mobility.

Community-Driven Care Solutions

At Sharecare, just as we are guided by our mission to help every person — no matter where they are in their health journey live longer, better, we also are fiercely committed to ensuring the healthy choice is the easy choice across the places where people work, live, play and stay. Our ability to drive this kind of demonstrable change extends beyond the digital realm and into the community through our Blue Zones Project and Community Well-Being Index, or CWBI, initiatives. Recently, in light of the COVID-19 pandemic, we are finding that our community-driven care solutions are becoming increasingly popular as the pandemic has re-energized the need for strong, resilient, and healthier communities. Additionally, COVID has amplified digital healthcare engagement, which we believe could have sustained momentum for further utilization of our solutions.

Blue Zones Project.    Sharecare’s Blue Zones Project is a community well-being improvement initiative in partnership with Adventist Health designed to change the way people experience the world around them by encouraging and promoting better lifestyle choices, such as commuting, eating and social habits. Because healthier environments naturally nudge people toward healthier choices, Blue Zones Project focuses on influencing the Life Radius®, the area close to home in which people spend 90% of their lives. Blue Zones Project best practices use people, places and policy as levers to transform those surroundings. Our 58 communities across 12 states have populations with greater well-being, improved health outcomes, reduced costs, and increased civic pride, all of which support healthy economic development.

Community Well-Being Index.    Based on over 3 million surveys and more than 600 elements of social determinants of health data, our CWBI serves as the definitive measure of community well-being across and within populations. A collaboration between Sharecare and the Boston University School of Public Health, CWBI combines individual risk derived from the Well-Being Index with community risk from the Social Determinants of Health Index to create a single composite measure that defines our collective health risk and opportunities. Merging decades of clinical research, health care leadership and behavioral economics expertise to track and understand the key factors that drive greater well-being for individuals and populations, CWBI provides an in-depth, nearly real-time view of U.S. residents’ well-being, providing unmatched insights into people at the community, state and national levels.

Our data and insights on well-being inform more effective strategies that encourage the sustained lifestyle changes necessary for people to thrive and perform to their highest potential. For employers, health plans, health systems and community leaders, this holistic view of health provides the framework for understanding the underlying root causes of poor health, enabling hyper-targeted interventions that make the healthy choice the easy choice.

We have been able to successfully leverage the data accumulated through the CWBI in a number of state transformation campaigns to measure the health of communities over the last 13 years and then fortify positive changes through our Blue Zone Project initiatives.

Digital Health Trials.    With our acquisition of doc.ai, we expect that our platform will be able to offer individuals the opportunity to join a growing community of people who are advancing research in the healthcare field by participating in ongoing clinical trials. By doing so, we believe that we will be able to further connect the various individuals and stakeholders in the industry.

Health Security

As COVID-19 began to spread to the United States, we rapidly mobilized to help our client partners, and people in general, while maintaining an adaptability to handle the constantly evolving regulatory and clinical environment. As part of this initiative and building on our deep expertise in handling mass health data, we developed critical capabilities to help a host of organizations mitigate the operational and health safety challenges introduced by the pandemic, while restoring confidence among people that their surroundings are safe. Not unlike the hefty investments that IT departments make in cybersecurity to protect businesses from viruses ($123 billion in expected spend globally in 2020) our new normal requires that we also protect our infrastructures from viruses of the epidemiological variety.

Facility and Employee Readiness.    Going far beyond basic facility standards and establishing a consistent global baseline for health security, Sharecare’s proprietary platform helps unify and verify the different health safety and security protocols to ensure a safe and secure location for employees, guests and customers. This confidence-restoring verification is signified by an easily identifiable “seal of approval,” the Sharecare Health Security VERIFIED® badge, for venues to display on their official websites and on-property.

Initially launching in November 2020 for the hospitality industry in partnership with Forbes Travel Guide, more than 705 hotels, resorts, and venues in over 75 countries have been Sharecare Health Security VERIFIED®. Additionally, Internova Travel Group, or Internova, selected Sharecare to validate the procedures and protocols at more than 50,000 hotels booked through its systems, each of which Internova expects to contract with and be Sharecare Health Security VERIFIED® by the end of the first quarter of 2022.

Our health security verification has already expanded into new verticals beyond hospitality: live sports; and entertainment. Early collaborators in our health security efforts for sports and entertainment include prospective partners CAA ICON, the world’s leading owners’ representative and strategic management consulting firm for public and private sports and entertainment facility owners/operators, and Oak View Group, a global advisory, development and investment company for the sports and live entertainment industries.

Digital Vaccine Assistant.    Building on our extensive experience in media, technology and healthcare, we have the unique ability to provide a turnkey solution to help manage large-scale vaccination administration for entities such as the state of Florida, which officially contracted with Sharecare for these services in February 2021.

On the backbone of our health security platform, we have built a comprehensive package to support vaccine adherence on behalf of state and local governments that includes engaging, relevant content about the vaccine, health security verification for testing sites, a digital vaccine assistant, and robust analytics/reporting built to scale. Through this offering, we believe we are uniquely and immediately positioned to provide people with easy access to vaccine information and registration through text message, a toll-free call center, a website, a downloadable web-app, and a QR code. Following vaccination, we provide individuals with access to a simple and secure digital vaccine record, reminders for their second dose, and ongoing, up-to-date vaccine information. We believe that this tech-enabled approach will increase awareness and demand for the vaccine, provide consumers with a digital vaccination record for easy reference and safe-keeping, and support states as they safely reopen communities.

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Passport.    In connection with our acquisition of doc.ai, we added Passport to our health security platform. Passport is a SaaS-based, identity product, fully digitized for return-to-work and post-pandemic health security that serves as a private health signature. Passport helps users check for potential symptoms of infectious diseases and determines return-to-work eligibility based on specific guidelines (e.g., CDC, state, or employer-specific). Enterprise clients can customize the questions/criteria to tailor to their specific return-to-work eligibility guidelines by office or facility location, providing an easy and efficient way to accelerate a “return to normal” and increase safety in our communities and workplaces.

Sales and Marketing

We sell our solutions through our direct sales organization and through partner relationships. Our direct sales team is comprised of sales professionals organized into one of three channels: enterprise; provider; and consumer solutions. Within each of these categories, our direct sales team is organized principally by channel, geography, segments, and/or account size. Our enterprise and provider contracts range in length from one- to five-year terms with most renewing automatically, and typically subject to cancellation by either party upon 90 days’ notice prior to the renewal date. These agreements contain standard commercial terms and conditions, including payment terms, billing frequency, and indemnification. The sales cycle for our solutions from initial contact with a potential client to client launch is difficult to predict and varies widely by client and segment, ranging from less than six months to well over a year.

Enterprise Sales Team

Our enterprise sales team is organized by channel, segment, and markets. Our channels include health plans (commercial, managed care, and Medicare), employers (direct and through intermediaries like consultants), government (local, state, and federal), and health systems. Our team members are also assigned to segments for each channel to leverage their specialization and drive efficiency. Lastly, we have our teams focused by market or geographic locations for efficiency and scalability.

Provider Sales Team

Our provider sales team is organized into three groups, including East, West and Strategic accounts. We also have a team of specialists aligned with our payment integrity, clinical solutions and value-based care solutions. Our sales teams target hospitals and provider practices and sell our full portfolio of provider solutions.

Consumer Solutions Sales Team

Our consumer solutions sales team is responsible for identifying and securing new accounts across pharmaceutical and life sciences, over-the-counter, consumer packaged goods, and lifestyle/general interest advertisers, clinical trial recruitment, and visual health solutions.

Enrolling Members

Upon signing a contract with a client, we begin the marketing process to enroll members. We identify individuals within a given population that are eligible for our solution and work with the client on a communications strategy to enable member enrollment. Sharecare’s marketing team has developed a sophisticated omnichannel marketing capability to reach eligible members with precision, predict response and maximize engagement with desired actions. The omnichannel communication will utilize efficient channel mix, including print, email, social, websites, TV, phone calls, and text messaging to reduce spend, boost conversion, and improve return on investment.

Our Brand

Sharecare’s vision since inception has been “all your health in one place,” leveraging the power of the smartphone to enable people to track, manage and optimize their health as seamlessly as possible. We were among the first companies in the health tech space to offer a holistic platform as opposed to focusing on individual point solutions. Additionally, we differentiated ourselves early on by not white-labeling (removing our name and logo from our platform when it is rolled out to client populations) our solution given, at the time, people were more likely to trust Sharecare more than their health plan or employer. In terms of customer satisfaction, we enjoy a Net Promoter Score across our telephonic and digital products and services of 69%.

From a branding perspective, we believe is that our name (and logo) lend itself to the statement of “sharing care” which is the foundation of who we are and what our product does. Thus, our corporate marketing strategy is focused on efficiently building meaningful brand awareness to generate and activate consumers to care about their health while demonstrating a return on investment for our existing clients, members, and deployed technologies.

All Together Better.    As we have outlined above, we unify the elements of an individual’s health with the greater collective, which includes employers, providers, insurers, colleagues, family, friends, and local communities, to create one health and well-being digital hub where every piece works together so everyone can live better, longer. Just as we have evolved how we execute on our initial vision, so has our brand mantra, stated simply as “All Together Better.” All the pieces of an individual’s health in one connected system that’s working together, for better, for all.

Whether executing bespoke social campaigns, contests and sweepstakes, or celebrity appearances and health festivals, that mantra is at the core of how we generate meaningful and relevant awareness for not only Sharecare but also our client partners in the populations and communities they serve. In addition to those proven engagement tactics, we work to drive new partnership and client opportunities by engaging in a wide range of traditional marketing activities, including publishing research findings in scientific journals, briefing industry media and analysts, participating in a number of healthcare industry events to communicate our thought leadership and member outcomes, and pursuing targeted marketing activities through both digital and non-digital channels. We also depend, in part, on our existing clients (particularly our enterprise clients) to provide positive references to new, potential clients as part of our larger marketing effort.

We believe that a major area of marketing differentiation versus our competitors is our ability to engage with people in highly relevant ways and introduce our brand through unique, and in many cases, exclusive, content deals. We not only have a vast library of award-winning original content, but also strategically leverage our extensive reach of more than 2.5 million followers on social media. We also engage in strategic partnerships that license our content to create brand awareness through licensing partnerships with the likes of Delta Air Lines (Sharecare Windows/in-flight entertainment), Amazon Prime (Sharecare Windows), Amazon Alexa (more than 80,000 Sharecare Q&As), and in hotels throughout the world (Sharecare Windows).

In the spirit of “All Together Better,” our clients, including many Fortune 500 companies, leverage our brand positioning as well as our marketing materials and omnichannel tactics to reach and activate their populations. While we have evolved our business-to-business marketing strategy to expand our pipeline in this new virtual world, in parallel, we believe we are well positioned to present our enterprise and provider clients with unique engagement tactics stemming from our consumer solutions channel.

Our Technology

Sharecare’s “flagship” platform includes a single mobile application available on iOS, Android and the web as well as a suite of infrastructure and business services hosted in the Amazon Web Services, or AWS, cloud.

Designed as a mobile-first, scalable, configurable and easy to operate platform, Sharecare is purpose-built with enterprise-grade framework, uptime guarantees, processes, and organizational structures; and optimized for developing new services and features, change management, incident management, management of services, members and clients, and new client implementations.

While Sharecare members are guided through a personalized journey that helps them navigate their health and well-being, two critical technology-driven capabilities of the platform include the enablement of timely interventions and the ability to combine high-touch coaching with high-tech, digital interventions. Other notable technology and infrastructure highlights include:

•        state of the art technology stack, deployed in the AWS cloud, that uses the latest design patterns such as micro services and separation of concerns;

•        a sophisticated data pipeline that can ingest several different categories of data (eligibility, claims, biometrics, labs, care plans, fitness and diagnostic data from devices), combine these data sets, and produce a single view of a user in our system;

•        an advanced identity management scheme that separates sensitive personal health information from personal identifying information in a manner that enables privacy;

•        complex data mining, AI and clinical informatics techniques that combine data from the RealAge test and all the ingested data to build wellness profiles of each member, including their health conditions and risks, and ultimately measure outcomes;

•        an intricate segmentation mechanism to offer the right set of services as applicable based on eligibility and client relationships to each member or a cohort of members;

•        a command center to manage population-level administrative capabilities, including messaging and reporting;

•        gaming techniques to engage members for the purpose of improving wellness via challenges and rewards;

•        flexibility to seamlessly integrate third-party services for members; and

•        proven ability to overlay and integrate new solutions and acquired platforms into existing technology stack.

We host our services at AWS across two geographically redundant data centers. To provide high levels of availability and enhance security, our system designs involve redundant subsystems and compartmentalized networks. To ensure compliance with privacy and security regulations as well as our obligations to our clients and members, we implement industry-standard processes and technical controls from software development to deployment and network administration, including regularly scheduled vulnerability scans and third-party penetration testing to reduce security risks in our system. On an annual basis, we also undergo independent, third-party ISO27001, HITRUST, HIPAA and SSAE 16 audits. Our systems are continuously monitored to ensure availability and we have institutionalized problem escalation and incidence management mechanisms; and we have achieved over 99.9% uptime over the last 12 months.

Further, we believe that the technology and platform capabilities that doc.ai has developed, when integrated with our platform, will assist in:

•        realizing a more unified AI data-driven platform;

•        more quickly scaling and automating across all products;

•        offering more personalized insights in real-time;

•        expanding our footprint to research in addition to care; and

•        improved technology development capabilities as a result of the more than 70 engineers we expect to add to the platform as a result of the acquisition of doc.ai.

Following our acquisition of doc.ai, in addition to Serenity and Passport discussed above, our platform offerings have been expanded to include:

•        Genewall, a genetic insights tool delivered via a mobile private genome browser to learn about and compare genetic variants;

•        Omix Research that accelerates and simplifies the design, deployment and measurement of multi-omics clinical research;

•        Toniq Insights and Models, a self-serving machine learning environment to automate data fluency and deploy multiple models for continuous training; and

•        Amplified Infrastructure that manages workload identities and the exchange of learning from cloud-to-edge and from edge-to-cloud.

Competition

Our primary competitors in the digital healthcare industry are other health tech companies, some of which have had their scope limited after being acquired by large healthcare organizations, that serve the needs of members across a broad set of health-related needs and are not limited to a single demographic. These digital health companies generally fall into one or more of the following platform types:

•        Wellness/Well-being platforms that provide a range of solutions to support the wellness/well-being of their members, including health risk assessments, incentive administration, coaching and support programs for lifestyle and disease management, biometric screening, health and wellness challenges and activity tracking and other health-related content.

•        Benefits Navigation platforms that provide solutions to help members navigate their health benefits programs, including solutions that integrate third party benefits information, tools for managing health spending accounts and other digital wallet offerings, guided benefits enrollment and other communications tools to make navigation of benefits more accessible for members.

•        Health Navigation platforms that provide offerings to help members navigate their personal healthcare journey, including health concierge and advocacy services, coordination of care and decision support, and solutions to help members access care, ensure price transparency and provide claims-driven personalization.

We also face competition from many other vendors in the digital healthcare space offering point solutions addressing only one specific aspect of a person’s health. These point solutions may either be offered on a standalone basis or incorporated into larger digital healthcare platforms, like Sharecare, through partnership arrangements. We expect to face increasing competition, both from current competitors, who may be well established and enjoy greater resources or other strategic advantages, as well as new entrants into our market, some of which may become significant competitors in the future. With the introduction of new technologies and market entrants, we expect the competitive environment to be and remain intense. The competitive success of our solutions is contingent on our ability to provide superior solutions and a strong value proposition for all stakeholders in the member’s health journey.

Although certain of our competitors enjoy greater resources, recognition, larger existing client bases, or more mature intellectual property portfolios, we believe we compete favorably across these factors. We believe we create measurable, sustainable health improvements for members; our clients realize meaningful benefits and cost savings and that we enable healthcare providers to help improve the health of their patients even when they are outside the provider’s facility. As our market grows and rapidly changes, we expect it will continue to attract new companies, including smaller emerging companies, which could introduce new products and services, as well as players in the health system who may elect to develop their own offering and would have vast resources and relationships to leverage. In addition, we may expand into new markets, including international markets, and encounter additional competitors in such markets.

Employees and Human Capital Management

As of March 31, 2021, we had 2,944 employees worldwide, including approximately 300 nurses, clinicians and health coaches, as well as contract and part-time employees who are working less than 40 hours a week. Of our total employees, 2,336 reside in the United States and 608 in other countries, such as Brazil, France, Germany and India. None of our employees are unionized or members of collective bargaining arrangements, other than our employees in Brazil that are members of a collective bargaining agreement as required under Brazilian law. Our strong employee base, along with their commitment to our culture and uncompromising values, provides the foundation of our company’s success.

The attraction, retention, and development of talented colleagues is critical to our success. We accomplish this, in part, by developing our team members through learning, development and performance management programs. These programs include consistent new hire onboarding, new manager training, structured goal setting and annual performance management review processes as well as other customized approaches to development at the team or individual levels.

Our employees are responsible for supporting our ultimate goal of connecting doctors, health plans, employers, useful tools, and quality information to deliver robust solutions in an easy-to-use platform. We recognize that every employee has the opportunity to make a difference, and we have developed skill and competencies expectations to support them in meeting their full potential. In addition to their individual performance goals, our team members are measured annually in areas of communication, change management, problem solving, decision making, and conflict resolution, as well as in their ability to drive results, coach others, build trust, and act as an effective team member.

To keep our leadership team informed of the needs of our human capital assets, we track and report internally on key metrics including headcounts by functional area, onboarding experiences, colleague engagement levels and exit data.

We continue to vet and hone our organizational structure as our business evolves and accordingly, we establish new roles as needed to reflect the talent and capabilities required by our business. We have recently added talent at both the Chief Operating Officer and Chief Information Security Officer positions.

Our human capital practices are governed by various federal, state and local regulations. We monitor key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world.

Diversity

Our diversity, equity, and inclusion objective is to be a company where each individual in our organization genuinely belongs, is respected and valued and can do their best work. We embrace diversity, equity, and inclusion. A truly innovative workforce needs to be diverse and leverage the skills and perspectives of a wealth of backgrounds and experiences. To attract a diverse workforce, we strive to embed a culture where employees can bring their whole selves to work.

In 2020, we accelerated our diversity, equity, and inclusion efforts by forming an internal Diversity Council, comprised of colleagues who are accountable for developing strategic policies and practices that enhance respect for cultural and other differences within our organization. In the third quarter of 2020, we partnered with Publicis Health Media to launch the unity project, a media campaign in which Sharecare colleagues pledged stories of their personal commitment to promote unity and affect change. Additionally, we signed the Parity Pledge at Parity.Org, furthering our commitment to diversity and equal opportunity in our recruitment and career progression practices. Late in 2020, we launched a companywide Diversity Survey to assist us with benchmarking, measuring, and planning our strategic diversity programs for 2021.

As of March 31, 2021, our workforce was comprised of female — 69%, minority — 33%, disability — 3%, and veterans — 1%. Our Executive Team of 21 included eight females and three minorities as of March 31, 2021. Our Medical Advisory Board of 20 included eight females and two minorities as of March 31, 2021. With our diversity recruiting initiatives we expect that we will increase our workforce diversity, and advance inclusion and equity within all Sharecare divisions to create future opportunities for all colleagues.

In 2021, we will implement diversity, equity, and inclusion training by engaging an external diversity consultant to lead this effort. Additional plans include maximizing opportunities for mentoring relationships and strengthening our partnerships with community groups. We are also assembling a team of volunteers across the enterprise who will promote, support, and facilitate diversity initiatives; and empower colleagues to establish Employee Resource Groups to support one another in their personal and professional development at the company.

Safety

The safety and well-being of our employees is always our top priority and a primary focus of our leaders. All policies and procedures related to safety are reviewed and acknowledged by colleagues annually.

Throughout the COVID-19 crisis, we have remained focused on protecting the health and safety of our team members while meeting the needs of our clients. Within weeks of the start of COVID-19 pandemic, we moved approximately 90% of our office-based team members to a work-from-home model with minimal impact to productivity. We immediately created, and then continuously evaluated and amended, protocols and guidelines to ensure the health and safety of our employees. We monitor and track the impact of the pandemic on our teammates and within our business operations. As a part of our COVID-19-focused employee communications, we frequently remind our Sharecare colleagues of the helpful resources and tools available to them.

Benefits

Sharecare’s compensation program is based on our philosophy that total compensation should support the company’s mission and values. We believe our compensation program is a management tool that when aligned with an effective communication plan, is designed to support, reinforce and align our values, business strategy, and operational and financial needs with a goal of growth and profitability. The program is designed to attract, motivate, and retain talented colleagues who are dedicated to the success of the organization.

In recognition of the need to employ top-tier talent, we strive to provide base salaries that meet or exceed the market for colleagues who are fully proficient and meeting expectations. The company utilizes incentive or variable pay as a way to meet the strategic goals of the company. Incentive pay is available to some colleagues with consideration of a number of factors and is based on individual goals that relate to company objectives as well as overall company performance. The compensation process is intended to be fair and simple so that all employees and managers understand the goals and the outcomes of the process. Sharecare is committed to administering the compensation program in a manner that is consistent and free of discrimination.

As a part of our total rewards offerings, we offer competitive benefits, evidenced-based programs and wellness tools to assist our employees in making the right choices every day, representing our commitment to employee health and wellness. We provide health, welfare and retirement benefits for our employees, including medical, HSA grants, dental, vision, life insurance, short- and long-term disability, paid time off, various voluntary insurance programs, tuition reimbursement, a robust EAP and a 401(k) retirement plan. Our offerings are designed to enhance employee productivity and loyalty by giving our team members the tools they need to live their healthiest, happiest, and most productive lives. As a leader in digital healthcare, we have also partnered with innovators to offer added tools that address specific aspects of personal and financial health.

Training

We continue to emphasize employee development and training. To empower employees to unleash their potential, we provide a range of development programs and opportunities, skills and resources. Our Learning Management System platform supplements our talent development strategies through an online portal that enables employees to access instructor-led classroom or virtual courses and self-directed web-based courses.

We have all-company competencies focused on individual contributors to front-line managers to senior managers. These competencies focus on how we coach others, drive results, problem solve and make decisions, resolve conflict, build trust, build effective teams, manage change and communicate. We believe these behavioral expectations are integrated into the way we assess and select talent, manage performance and develop our people.

We are committed to identifying and developing the talents of our next generation leaders. For colleagues who have been promoted or hired as a people manager, we conduct New Manager Essentials training within 30-60 days. This training focuses on human resource laws and regulations, wage and hour standards for hourly workers, approving timecards, basics of interviewing, such as what you can and cannot ask, performance management as a manager including managing the performance improvement plan process, and transitioning from a peer to a manager.

For our mid-level leaders, we conduct a multi-day program that continues to support our key competencies such as team building, coaching with emotional intelligence, leading through transition and change, communicating appropriately, and how to manage difficult situations. To supplement our leader development programs we provide a quarterly newsletter developed in-house that is focused on current topics pertinent to our business.

We partnered with LinkedIn Learning to allow colleagues to develop in their current role by expanding their knowledge in areas of interest. Additionally, we have internal training courses on topics such as: critical conversations; managing a remote workforce; how to give and receive feedback; conducting interviews; time management/prioritization; setting performance management goals; and coaching to those goals. Utilizing the experience of our own colleagues, we also have a mentoring program in place for some of our operations.

Intellectual Property

Our intellectual property rights are important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality agreements and other similar agreements to establish and protect our proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that the overall significance to our business is minimal, and that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are larger contributors to our success.

As of March 31, 2021, we held 59 registered trademarks in the U.S. and also held 115 registered trademarks in foreign jurisdictions. In addition, as of March 31, 2021, we owned a number of copyrights and registered domain names for websites that we use in our business, such as www.sharecare.com.

As of March 31, 2021, we also owned a portfolio of more than (a) 20 issued patents and (b) 20 pending patent applications in the U.S., with several older issued patents due to expire in 2021. In foreign jurisdictions, we had three patent applications and no issued patents as of March 31, 2021. As noted below, we believe that the impact of our patent portfolio is relatively minimal (with the exception of the newly acquired doc.ai patent applications discussed below), and that our current solutions and revenue are driven primarily by our brands (including our registered trademarks), along with our knowledge and trade secrets.

We have historically acquired a substantial portion of our intellectual property through acquisitions. Nearly all of our issued patents were acquired through our acquisition of the Population Health business of Healthways in 2016 and consist of patents for various automated medical diagnostic and treatment advice systems, disease management systems, panel diagnostic systems and an end-of-life predictive model. The patents acquired from Healthways expire between 2021 and 2030 and we do not believe any of them to be integral to the functionality of our existing solutions.

One pending patent application was acquired through our acquisition of MindSciences and relates to behavior change user interface response. Similar to the Healthways patents discussed above, we do not believe this patent application to be integral to the functionality of any of our existing solutions.

In connection with our acquisition of doc.ai, we further enhanced our intellectual property portfolio with the acquisition of 19 patent applications (including applications in the U.S., China, and Japan) and three trademark registrations/applications in the U.S. doc.ai’s patent applications consist of applications with respect to software and AI in the healthcare field and expire between April 2037 and October 2040.

More so than patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary information by, in part, entering into confidentiality agreements and intellectual property assignment agreements with our employees and other partners. The confidentiality agreements we enter into are designed to protect our proprietary information and the agreements or clauses requiring assignment of inventions to us are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We cannot guarantee, however, that we have executed such agreements with all of employees and other partners, or that to the extent an agreement is in place, it will not be breached or will afford us adequate protection of our intellectual property and proprietary rights. For additional information, see the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Legal and Regulatory Matters — Failure to protect or enforce our intellectual property rights could harm our business, financial condition, and results of operations.”

Licensing and Collaboration Agreements

We have historically leveraged, and intend to continue to leverage, licensing and other third-party collaboration agreements in order to expand and enhance the suite of solutions we are able to offer to our clients and members.

For example, we have entered into a license and/or collaboration agreement with respect to each of the digital therapeutic solutions provided through our suite of marketplace solutions that are integrated into our platform as discussed under “Our Platform — Digital Therapeutics Marketplace.” Although each marketplace solution that is integrated into our platform provides an opportunity for our members to meet their healthcare needs for a particular set of health issues, these marketplace solutions together accounted for less than 5% of our total revenue for the year ended December 31, 2020 and the three months ended March 31, 2021, and we do not believe any single marketplace solutions is critical to our platform. Moreover, we intend that our suite of marketplace solutions will evolve over time as healthcare needs change. As a result, we expect to periodically pivot to additional or replacement marketplace solutions (or to develop our own solution alternatives) as existing marketplace solutions become obsolete or otherwise fail to meet the evolving needs of our members.

In addition to licensing and/or collaboration agreements with respect to our suite of marketplace solutions, certain of our other offerings are subject to licensing agreements, such as our Blue Zones Project initiative in partnership with Adventist Health. We also license various software and services from third-party providers in connection with the operation of our platform and business. See “Risk Factors — Risks Related to Sharecare — Risks Related to Technology and Data Privacy — We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software, and other third parties for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or the inability to access our platform on third-party operating systems could negatively impact our relationships with clients and members, adversely affecting our business, financial condition, and results of operations.”

Regulatory Matters

Our business is subject to extensive, complex, and rapidly changing federal, state, and foreign laws and regulations. Specifically, our solutions are subject to extensive regulation covering the privacy and security of personal health information. Because maintaining the safety of our platform and keeping personal information secure and confidential are our most important responsibilities as a healthcare company, we have structured our operations with a focus on compliance. We continue to monitor and respond to changes in the regulatory landscape, however, there can be no assurance that our operations will not be challenged or impacted by such changes.

HIPAA and Other Privacy and Security Requirements

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal information, particularly PHI. HIPAA establishes privacy and security standards that limit the use and disclosure of PHI and requires the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI. We are regulated as both a business associate and covered entity under HIPAA. In addition to HIPAA, some states in which we operate have laws that protect the privacy and security of sensitive and personal information, including health information. Such state laws can be similar to or even more protective than HIPAA, in which case we must comply with the more stringent law. We also may become increasingly subject to foreign laws governing the privacy and security of personal information, such as the General Data Protection Regulation (the “GDPR”) as we continue to expand our business internationally. As a result, it may be necessary to modify our planned operations in order to ensure we are in compliance with the stricter state or foreign laws.

In order to comply with the requirements of HIPAA and other similar state laws, we have implemented safeguards to protect our members’ PHI, including storing and transmitting PHI securely in compliance with the HIPAA Security Rule, utilizing the minimum data necessary to provide any particular service, restricting the use and sharing of PHI, limiting access to PHI to authorized personnel, maintaining training programs on how to protect PHI and ensuring business associate agreements and data sharing agreements are in place with the appropriate parties.

Data Protection and Breaches

In recent years, there have been a number of well-publicized data breaches involving the improper disclosure of individuals’ PHI or other personal information. Certain states have reacted to these breaches by enacting laws and regulations requiring holders of such information to take additional steps, including responding to breaches in certain timeframes, to safeguard the information. While HIPAA requires us to report breaches of unsecured PHI to our clients no later than 60 days following discovery of the breach, our own compliance standards and the terms of our contractual agreements require earlier reporting of any such breach. We are also required to notify the U.S. Department of Health and Human Services and, in cases involving large breaches, the media.

In addition to the HIPAA compliance measures discussed above, we de-identify, encrypt and back up data, maintain company-wide security awareness training, enter into business associate agreements with our partners, as well as ensure our partners have implemented physical security and safeguards at the data centers where our data is stored and conduct regular internal and external security audits. See “Risk Factors — Risks Related to Sharecare — Risks Related to Legal and Regulatory Matters — Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, have a material adverse effect on our client base, member base, and revenue.”

Other Healthcare Regulations

In addition to data privacy laws, our operations and arrangements with healthcare professionals, clients and third-party payors may subject us to various federal, state, and foreign healthcare laws and regulations, including without limitation, fraud and abuse laws, such as the federal Anti-Kickback Statute; civil and criminal false claims laws; physician transparency laws; and state laws regarding the corporate practice of medicine and fee-splitting prohibitions. These laws may impact, among other things, our sales and marketing operations, and our interactions with healthcare professionals. Although we have adopted policies and procedures designed to comply with these healthcare laws and regulations, failure to maintain compliance could result in significant penalties and require changes in our business operations.

Legal Proceedings

From time-to-time, we may be subject to various legal proceedings and claims that arise in the normal course of our business activities. Although the results of these legal proceedings, claims, and investigations cannot be predicted with certainty, we do not believe that the final outcome of any matters that we, or any of our subsidiaries, are currently involved in are reasonably likely to have a material adverse effect on our business, financial condition or results of operations. Regardless of final outcomes, however, any such proceedings, claims and investigations may nonetheless impose a significant burden on management and employees and be costly to defend, with unfavorable preliminary or interim rulings.

International Operations

We have international operations in Brazil and France that provide health and wellness services to corporate and health insurer clients. In Brazil, we have a 10-year joint venture agreement with SulAmerica (“SAS”), one of the largest insurance companies in the country, under which we provide services to SAS and other third-party clients. Services are delivered via our platform and local contact centers, including nursing and lifestyle management outreach for disease management, senior programs, coaching and inbound nurse triage call lines. In France, we provide a tobacco cessation offering to a health insurer population. We may, in the future, expand our international operations as opportunities become available.

Properties

We are party to an office lease agreement effective through 2022 for approximately 28,456 square feet of office space that houses our corporate headquarters in Atlanta, Georgia. We also lease additional office space around the world, including Tennessee, California, New York, Brazil, and Germany. We believe our facilities are sufficient for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SHARECARE

The following discussion and analysis of the financial condition and results of operations of Sharecare, Inc. (for purposes of this section, “Sharecare,” “we,” “us” and “our”) should be read together with Sharecare’s audited financial statements as of and for the years ended December 31, 2020, 2019 and 2018, and Sharecare’s unaudited interim financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Summary Historical Financial Information of Sharecare” and the pro forma financial information as of March 31, 2021 and for the three months ended March 31, 2021 and the year ended December 31, 2020 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

Our business combines business-to-business and direct-to-consumer sales models and functions on a more distinctive business-to-business-to-person model. Focusing on the individual, we aim to provide a solution that we believe is more comprehensive than other digital platforms by bringing together scientifically validated clinical programs and engaging content to deliver a personalized experience for our members, whether they come to us by way of the workplace, the exam room, or the living room.

We derive net revenue from multiple stakeholders and while we are focused on the individual’s unique experience, our platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. As we expand our offerings and look to further develop our technologies, we continue to consider the distinct needs of each division as well as opportunities to better connect and cross-sell while we grow and integrate our solutions into one seamless platform.

Our revenue is derived primarily from our domestic operations, with only a small portion from our international operations. For the three months ended March 31, 2021, 5% of our total revenue, or $4.5 million, was derived from our international operations, mostly from Brazil.

Our one platform can be disaggregated into three different client channels:

•        Enterprise:    Our enterprise channel includes a range of clients — from large employers and healthcare systems to government agencies and health plans — that use our platform to engage with their population, dynamically measure the impact of that engagement, and efficiently deliver health and wellness services.

•        Provider:    Our suite of data and information-driven solutions for healthcare providers are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security, and privacy standards.

•        Consumer Solutions:    Our robust platform and suite of digital products and medical expert knowledge provides members with personalized information, programs, and resources to improve their health and well-being, and affords sponsors the opportunity to integrate their brands into Sharecare’s consumer experience in a highly contextual, relevant, and targeted environment.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. Many U.S. states declared a health emergency and issued orders to close all nonessential businesses until further notice. As an organization within the healthcare industry, we are deemed to be an essential business. Nonetheless, out of concern for employees’ safety and pursuant to the government orders, we requested many employees telecommute from their homes.

While we are an essential business for our customers, we do not expect a significant negative impact to our consolidated financial position, results of operations, and cash flows related to this matter. However, as a result of the broader economic impact and the prolonged disruption to the economy, our customers may be facing liquidity issues and may be slower to pay or altogether withdraw from their commitments and the ultimate financial impact related to the pandemic is still unknown.

Given the volatility of the circumstances surrounding the pandemic, we have evaluated potential risks to our business plan. The economic slowdown could delay our sales objectives for new business for our digital product. Any decline in non-urgent medical appointments could lessen the demand for our medical record transfers in the ROI business and Blue Zone communities may see a decrease in spending due to social distancing. In addition, we may be impacted by currency fluctuations, as the U.S. Dollar has gained strength during the pandemic, with the most relevant impact to us thus far being to the Brazilian Real.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including our success with respect to the following:

•        Expanding our Footprint.    We believe that our current client base represents a small fraction of potential clients that could benefit from our highly differentiated solutions. We will continue to invest in our sales and marketing efforts and leverage our partner relationships to continue to acquire new clients, including individuals, providers, employers, health plans, government organizations, and communities.

•        Expanding our Existing Client Relationships.    We also believe that there is significant opportunity to generate growth by maintaining and expanding our relationships with existing clients, including:

•        increasing engagement and enrollment of eligible members at our existing enterprise clients through continued sales and marketing efforts, including targeted next-generation digital modeling and marketing, and capitalizing on insights from claims ingestion (the process by which we receive and process information from our clients), population risk stratification and incentives management;

•        promoting our marketplace of existing targeted digital therapeutics to close gaps in care in high-cost areas (with incremental fee per enrollee), which we believe represents a $1 billion revenue opportunity based on existing revenue opportunities under contracts with our customers as well as future revenue opportunities with existing customers where we are currently in active discussions to expand our offerings; and

•        expanding our relationships with our top 25 provider clients with an opportunity to extend our provider products and services to more than 4,000 additional healthcare sites.

•        Offering Additional Solutions.    We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts, including deploying our value-based care and payment integrity solutions to approximately 6,000 hospitals and physician practices.

•        Growing our Platform.    We are constantly evaluating the marketplace for ways to broaden and enhance our client and member experience, improve clinical results, and increase revenue through product innovation, partnerships, and acquisitions. We intend to continue to leverage our expertise through adding digital therapeutics partnerships as well as the acquisition of products and services that are directly relevant to our existing clients. Additionally, we believe our strong and embedded client relationships provide us with unique perspectives into their evolving needs and the needs of their populations.

•        Evolving Products to Cater to an Evolving Industry.    As the digital healthcare industry grows, we closely monitor evolving consumer trends and organizations’ needs so that we may adapt our platform to better suit our clients’ demands. Recently, the COVID-19 pandemic greatly accelerated the demand for virtual care solutions and resulted in rapid growth and increased adoption of digital health technologies, which Sharecare was in a unique position to undertake. By building on our deep expertise in handling and managing mass health data, we launched a suite of distinct but complementary digital tools and programs to address the evolving emotional, educational, clinical, and operational challenges introduced by the pandemic. We intend to continue to look for opportunities to leverage our platform and expertise to provide first-mover solutions to evolving and future demands in the digital healthcare industry.

•        Acquisitions.    We believe that our proven track record of successful acquisitions coupled with the flexibility and capabilities of our platform uniquely positions us to continue opportunistically pursuing attractive M&A opportunities. We believe this potential is further accentuated by our multiple client channels and constantly expanding member base. Future acquisitions could drive value and growth in a host of ways including access to new customers and potential cross-sell opportunities; unlocking new customer channels or geographies; adding new solutions to serve our existing client base; and adding new capabilities to enhance our existing solution offering or the efficiency of our platform. In addition, we believe our acquisition track record demonstrates our ability to realize synergies and optimize performance of potential M&A partners.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. The reconciliations of adjusted EBITDA to net loss, the most directly comparable financial measures stated in accordance with GAAP, is provided below. Investors are encouraged to review the reconciliation and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) depreciation and amortization, (ii) interest income, (iii) interest expense, (iv) other expense (non-operating), (v) gain/loss from equity method investment, (vi) income tax (benefit) expense, (vii) share-based compensation, (viii) severance, (ix) warrant value for revenue contracts (x) common stock issues for services and (xi) transaction and closing costs. We do not view the items excluded as representative of our ongoing operations.

The following table presents a reconciliation of adjusted EBITDA from the most comparable GAAP measure, net loss, for each of the years ended December 31, 2020, 2019 and 2018 as well as the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net loss	$(31,951)	$(11,601)	$(60,461)	$(39,437)	$(54,994)
Add:
Depreciation and amortization	6,683	6,602	24,684	23,782	19,653
Interest income	(8)	(37)	(71)	(149)	(403)
Interest expense	7,010	7,854	31,037	28,685	25,655
Other expense	11,878	16	9,709	808	298
Loss from equity method investments	—	—	3,902	—	2,034
Income tax (benefit) expense	85	(583)	(1,557)	213	94
Share-based compensation	12,026	647	19,160	3,532	6,885
Severance	65	213	2,553	4,378	3,931
Warrants issued with revenue contracts(a)	40	130	1,188	485	249
Common stock issued for services	—	—	—	—	807
Transaction/closing costs	701	89	2,187	2,675	3,382
Adjusted EBITDA(b)	6,529	3,330	$32,331	$24,972	$7,591

____________

(a)      Represents the non-cash value of warrants issued to clients for meeting specific revenue thresholds.

(b)      Includes non-cash amortization associated with contract liabilities recorded in connection with acquired businesses.

Components of Our Results of Operations

Revenue

The enterprise channel provides employers and health plans with health management programs for large populations, including digital engagement, telephonic coaching, incentives, biometrics, and digital therapeutics offerings. Enterprise revenue is recognized on a per member per month (“PMPM”) basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. These contracts often include a fee for the implementation of and the subsequent subscription of the Sharecare digital platform which may also be sold on a stand-alone basis. Provider revenue is primarily based on health document requests filled in the health data services business line, as well as subscription fees for various technology related services that assist providers with performance and maximizing reimbursement. Consumer solutions revenue is generated mostly through ad sponsorships to Sharecare’s extensive member database.

Costs of Revenue

Costs of revenue primarily consists of costs incurred in connection with delivering our various revenue generating activities, including personnel related expenses. Costs are primarily driven by volumes related to requests, engagement, and incentive fulfillment. The major components that make up our cost of revenue are personnel costs to support program delivery as well as customer service along with share-based compensation, data management fees related to file processing, and variable fees to deliver specific services that may require third party vendors, direct marketing, fulfillment, transaction fees, or other costs that can be reduced to offset a decline in revenue. Because our growth strategy includes substantial opportunity to scale low-personnel cost products, we would anticipate future revenue to grow at a faster rate than cost of revenue as those low-personnel cost products mature. Costs of revenue do not include depreciation or amortization, which are accounted for separately.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel, and share-based compensation costs for our employees engaged in sales, account management, marketing, public relations and related support. In addition, these expenses include marketing sponsorships and engagement marketing spend. These expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our sales and marketing expenses to increase as we strategically invest to expand our business. We expect to hire additional sales personnel and related account management, marketing, public relations and related support personnel to capture an increasing amount of our market opportunity and upsell/cross-sell within our existing client base. As we scale our sales and marketing personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue.

Product and Technology Expenses

Product and technology expenses include personnel and related expenses for software engineering, information technology infrastructure, business intelligence, technical account management, project management, security, product development and share-based compensation. Product and technology expenses also include indirect hosting and related costs to support our technology, outsourced software, and engineering services. Our technology and development expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our technology and development expenses to increase for the foreseeable future as we continue to invest in the development of our technology platform. Our technology and development expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our technology and development expenses.

General and Administrative Expenses

General and administrative expenses include personnel and related expenses for our executive, finance, legal, and human resources departments plus all indirect staff in the divisions not attributable to Sales, Marketing or Product and Technology. They also include professional fees, share-based compensation, and all rent, utilities and maintenance related costs. Our general and administrative expenses exclude any allocation of depreciation and amortization.

We expect our general and administrative expenses to increase for the foreseeable future following the completion of this offering due to the additional legal, accounting, insurance, investor relations, and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. Our general and administrative expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our general and administrative expenses.

Depreciation and Amortization

Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of software, amortization of capitalized software development costs and amortization of acquisition-related intangible assets.

Interest Expense

Interest expense primarily relates to interest incurred on our long-term debt and the amortization of debt issuance costs.

Other Expense

Other expense primarily relates to changes in fair value of contingent consideration and warrant liabilities.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table presents our unaudited consolidated statement of operations for the three-months ended March 31, 2021 and 2020, and the percentage change between the two periods:

	Three Months Ended March 31,
(in thousands)	2021	2020	% Change
Revenue	$89,609	$81,928	9%
Costs and operating expenses:
Costs of revenue (exclusive of amortization and depreciation below)	44,394	43,690	2%
Sales and marketing	11,510	9,525	21%
Product and technology	20,454	11,066	85%
General and administrative	19,554	15,396	27%
Depreciation and amortization	6,683	6,602	1%
Total costs and operating expenses	102,595	86,279	19%
Loss from operations	(12,986)	(4,351)	(198)%
Other income (expense)
Interest income	8	37	(78)%
Interest expense	(7,010)	(7,854)	11%
Other expense	(11,878)	(16)	(74138)%
Total other expense	(18,880)	(7,833)	(141)%
Net loss before taxes	(31,866)	(12,184)	(162)%
Income tax (expense) benefit	(85)	583	115%
Net loss	$(31,951)	$(11,601)	(175)%
Net (loss) income attributable to non-controlling interest in subsidiaries	(106)	32	(431)%
Net loss attributable to Sharecare, Inc.	$(31,845)	$(11,633)	(174)%

Revenue

Revenue increased $7.7 million, or 9%, from $81.9 million for the three months ended March 31, 2020 to $89.6 million for the three months ended March 31, 2021. Overall, we saw gains from new product lines (digital therapeutics and health security programs) and growth in pharmaceutical ad spending for an increase of $18.1 million. Offsetting this growth was the negative impact of COVID-19 on multiple product line revenues in the amount of $7.4 million and the expected attrition of one contract related to a previous acquisition, accounting for a reduction of $2.1 million. The COVID-19 impact resulted from fewer doctor visits, reduction of community events and cancellations of heart health programs and overall concern about the economy that affected long-term contract decisions. Currency translation fluctuations, mostly from our Brazil operations, negatively impacted revenues by $0.7 million.

The channel revenue changed as follows: Enterprise channel increased by $4.0 million (from $49.5 million for 2020 to $53.5 million for 2021), the Provider channel decreased by $1.1 million (from $21.1 million for 2020 to $20.0 million for 2021) and the Consumer channel increased by $4.8 million (from $11.3 million for 2020 to $16.1 million for 2021).

Increases in the Enterprise channel (8%) were attributable to a combination of new product and client gains in the digital, digital therapeutics and health security programs, offset by the impact of COVID-19, expected contract attrition from a previous acquisition and currency translation losses. The Provider channel decline (5%) was primarily attributable to the impact of COVID-19 on the release of information business, as fewer doctor visits led to a reduction in record fulfillment requests. The Consumer channel increase (42%) was due to increased pharmaceutical advertising spend, including 32 new customer brands.

Costs and Expenses

Costs of Revenue

Costs of revenue increased $0.7 million, or 2%, from $43.7 million for the three months ended March 31, 2020 to $44.4 million for the three months ended March 31, 2021. The increase was due to increased sales. The percentage increase in costs of revenue was less than the percentage increase in revenue primarily as a result of increased sales of higher margin products, including digital and health security programs. The pharmaceutical advertising revenue increase from new client brands required less third-party data verification spending, reducing overall cost of revenue.

Sales and Marketing

Sales and marketing expense increased $2.0 million, or 21%, from $9.5 million for the three months ended March 31, 2020 to $11.5 million for the three months ended March 31, 2021. Sales consultant expenses of $1.4 million were incurred to advance engagement metrics across our client base. $0.8 million of the increase was attributable to sales, sales support and marketing adding headcount of 35 in line with expectations and anticipated revenue growth.

Product and Technology

Product and technology expenses increased $9.4 million, or 85%, from $11.1 million for the three months ended March 31, 2020 to $20.5 million for the three months ended March 31, 2021. The increase was primarily attributable to $8.9 million of non-cash stock option expense, due to the issuance of options for employees of the doc.ai acquisition. The remainder of the change was due to platform and security expenses to support the additional staff and customers, specifically the new health security programs that started in 2021.

General and Administrative

General and administrative expense increased $4.2 million, or 27%, from $15.4 million for the three months ended March 31, 2020 to $19.6 million for the three months ended March 31, 2021. Non-cash stock compensation expense for new employee and consultant options accounted for $2.8 million of the increase. In addition, non-operational legal fees tied to the acquisition of doc.ai of $0.7 million were incurred in the current period. The other increases are attributable to $0.8 million in professional fees and additional staff tied to growth and $0.7 million in contract support for our health security programs. Offsetting these increases, travel related expenses were down $0.7 million as COVID-19 continues to curb business related travel.

Depreciation and Amortization

Depreciation and amortization increased $0.1 million, or 1%, from $6.6 million for the three months ended March 31, 2020 to $6.7 million for the three months ended March 31, 2021.

Interest Expense

Interest expense decreased $0.9 million, from $7.9 million for the three months ended March 31, 2020 to $7.0 million for the three months ended March 31, 2021. The decrease is related to a 2% average reduction in the interest rate as well as a decrease in the accretion of loan financing costs.

Other Expense

Other expense increased $11.9 million, from $16 thousand for the three months ended March 31, 2020 to $11.9 million for the three months ended March 31, 2021. The increase is primarily related to increased expense of $7.0 million of re-measurement of contingent consideration and $4.8 million of re-measurement of warrant liabilities.

Comparison of the Years Ended December 31, 2020, 2019 and 2018

The following table presents our audited consolidated statement of operations for each of the years ended December 31, 2020, 2019 and 2018, and the dollar and percentage change between the three years:

	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
(in thousands)	2020	2019	2018
Revenue	$328,805	$339,541	$341,866	(3)%	(1)%
Costs and operating expenses:
Costs of revenue (exclusive of amortization and depreciation below)	160,911	179,967	192,147	(11)%	(6)%
Sales and marketing	33,335	33,993	34,604	(2)%	(2)%
Product and technology	44,078	45,855	51,415	(4)%	(11)%
General and administrative	83,238	65,824	71,363	26%	(8)%
Depreciation and amortization	24,684	23,782	19,653	4%	21%
Total costs and operating expenses	346,246	349,421	369,182	(1)%	(5)%
Loss from operations	(17,441)	(9,880)	(27,316)	77%	(64)%
Other income (expense)
Interest income	71	149	403	(52)%	(63)%
Interest expense	(31,037)	(28,685)	(25,655)	(8)%	(12)%
Other expense	(9,709)	(808)	(298)	(1102)%	(171)%
Total other expense	(40,675)	(29,344)	(25,550)	(39)%	(15)%
Net loss before taxes and loss from equity method investment	(58,116)	(39,224)	(52,866)	(48)%	26%
Income tax expense	1,557	(213)	(94)	831%	(127)%
Loss from equity method investment	(3,902)	—	(2,034)	n.m.	n.m.
Net loss	$(60,461)	$(39,437)	$(54,994)	(53)%	28%
Net (loss) income attributable to non-controlling interest in subsidiaries	(443)	543	932	(182)%	(42)%
Net loss attributable to Sharecare, Inc.	$(60,018)	$(39,980)	$(55,926)	(50)%	29%

____________

n.m. — Percentage change not meaningful

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

Revenue decreased $10.7 million, or 3%, from $339.5 million for the year ended December 31, 2019 to $328.8 million for the year ended December 31, 2020. Overall, COVID-19 substantially impacted multiple product lines with an impact on revenues of $26.5 million from delayed new revenue starts, cancellations and reduced services. More specifically, biometric screenings and gym memberships for our clients employees/members were cut back, release-of-information requests slowed down from less doctor visits overall and community events, diabetes and heart health programs were canceled or limited. We continued our shift away from clients with low margin products inherited from a previous acquisition, accounting for a decline of $9.7 million. Currency translation fluctuations, mostly from our Brazil operations, negatively impacted revenues by $4.4 million. In addition, non-cash warrant value for revenue contracts increased by $0.7 million, resulting in a corresponding decrease to revenue.

On the growth side, we saw gains in our new digital and digital therapeutics products of $12.2 million (+39%) and grew or added new customers across multiple product lines of $18.2 million. On the new digital therapeutics growth, we upsold 14 customers, several buying multiple products.

The channel revenue changed as follows: Enterprise channel decreased by $14.3 million (from $202.6 million for 2019 to $188.3 million for 2020), the Provider channel decreased by $1.4 million (from $80.7 million for 2019 to $79.3 million for 2020) and the Consumer channel increased by $5.0 million (from $56.2 million for 2019 to $61.1 million for 2020).

The Enterprise channel decline came from a combination of the impact of COVID-19, inherited client attrition and currency translation losses offset by new product and client gains. The Provider channel decline was a combination of COVID-19 impacts offset by new client gains, of which $1.2 million was from the acquisition of Visualize Health in 2020. The Consumer channel increase was due to a strong fourth quarter of 2020 which saw client spend on pharma advertising ramp up, offset by a COVID-19 impact on the non-pharma clients who reduced advertising spend in the second and third quarters of 2020.

Costs and Expenses

Costs of Revenue

Costs of revenue decreased $19.1 million, or 11%, from $180.0 million for the year ended December 31, 2019 to $160.9 million for the year ended December 31, 2020. The cost reductions resulted from several of the revenue shifts mentioned above, specifically, the termination of acquired Enterprise clients and the decline in several of the COVID-19 impacted products (release-of-information, diabetes and heart health management, biometric screenings and gym memberships). Additionally, we reduced direct staffing across multiple product lines in response to the COVID-19 slowdown and used these reductions to make efficiency improvements.

Sales and Marketing

Sales and marketing expense decreased $0.7 million, or 2%, from $34.0 million for the year ended December 31, 2019 to $33.3 million for the year ended December 31, 2020. The sales and marketing costs increased by $1.2 million for additional staff and related variable compensation tied to additional staff (+$1.2 million) and $1.2 million for outside sales consulting services in the fourth quarter of 2020. Several components of sales and marketing expenses decreased due to travel and trade show reductions caused by COVID-19 limitations on face-to-face interactions (-$1.7 million), reduced marketing sponsorships (-$0.7 million), lower stock compensation expense (-$0.4 million) and reduced severance (-$0.4 million).

Product and Technology

Product and technology expenses decreased $1.8 million, or 4%, from $45.9 million for the year ended December 31, 2019 to $44.1 million for the year ended December 31, 2020. Three main areas of the product and technology expense caused the decrease: reduced travel due to COVID-19 restrictions (-$0.5 million), lower employee cell phone and internet charges (-$0.5 million) and lower severance (-$0.8 million).

General and Administrative

General and administrative expense increased $17.4 million, or 26%, from $65.8 million for the year ended December 31, 2019 to $83.2 million for the year ended December 31, 2020. The biggest factor for the increase was the additional non-cash stock option expense tied to executive and senior management option issuances in 2020 (+$15.6 million). Excluding this non-cash impact, the general and administrative expense increased 3%. Professional fees tied to legal, audit and valuation service fees from several acquisitions and public company readiness activities caused an increase to professional fees (+$2.5 million). Additionally, bad debt expense increased $3.7 million tied to clients in the release-of-information and consumer service lines and correlated to tightened budgets from COVID-19 impacts.

Offsetting the increases mentioned above, salary reductions in response to the revenue impacts of COVID-19 (-$2.2 million) and reduced travel (-$1.5 million) in response to COVID-19 restrictions resulted in expense savings. In addition, work-from-home policies for most of the workforce beginning in late first quarter of 2020 in response to COVID-19 and the reduction in office space in several locations resulted in a decrease of $0.7 million.

Depreciation and Amortization

Depreciation and amortization increased $0.9 million, or 4%, from $23.8 million for the year ended December 31, 2019 to $24.7 million for the year ended December 31, 2020.

Interest Expense

Interest expense increased $2.4 million, or 8%, from $28.7 million for the year ended December 31, 2019 to $31.0 million for the year ended December 31, 2020. In the first quarter of 2020, we moved from a cash based interest arrangement with a majority of our convertible debt holders to a non-cash payment-in-kind arrangement at a higher interest rate, resulting in the higher expense.

Other Expense

Other expense increased $8.9 million, from $0.8 million for the year ended December 31, 2019 to $9.7 million for the year ended December 31, 2020. The increase is primarily related to increased expense of $6.2 million of re-measurement of contingent consideration and $3.4 million of re-measurement of warrant liabilities during the year ended December 31, 2020.

Comparison of the Years Ended December 31, 2019 and 2018

Revenue

Revenue decreased $2.3 million, or 1%, from $341.9 million for the year ended December 31, 2018 to $339.5 million for the year ended December 31, 2019. Overall, the declines resulted from the shift away from lower margin contracts inherited with a previous acquisition (-$20.6 million), the cessation of international operations (-$8.5 million) and currency translation losses in our international operations (-$1.8 million). The Digital product line increased $23.0 million (+302%) and customer growth across several business lines of $5.8m helped offset the above declines.

The channel revenue changed as follows: Enterprise channel decreased by $7.1 million (from $209.8 million for 2018 to $202.6 million for 2019), the Provider channel increased by $6.9 million (from $73.8 million for 2018 to $80.7 million for 2019) and the Consumer channel decreased by $2.1 million (from $58.3 million for 2018 to $56.2 million for 2019).

The Enterprise channel fluctuation was driven by the shift away from the previously acquired low-margin contracts, the international currency translation losses in Brazil and the cessation of operations in Australia, offset by gains in the digital product line. The Provider channel increased on new customer growth, mostly in the audit product line. The Consumer channel decreased, not as a result of lost customers but due to a stronger fourth quarter of 2018.

Costs and Expenses

Costs of Revenue

Costs of revenue decreased $12.2 million, or 6%, from $192.1 million for the year ended December 31, 2018 to $180.0 million for the year ended December 31, 2019. Product shifts from low margin to high margin products (from coaching and other labor-intensive products to digital products), along with efficiency improvements, removing direct labor and technology costs, led to the decrease in costs.

Sales and Marketing

Sales and marketing expense decreased $0.6 million, or 2%, from $34.6 million for the year ended December 31, 2018 to $34.0 million for the year ended December 31, 2019. The decrease resulted primarily from a decrease in personnel-related costs due to efficiencies in the account management team improving staff to customer ratios and was partially offset by an increase in travel and other sales related costs to support new client opportunities.

Product and Technology

Product and technology expenses decreased $5.6 million, or 11%, from $51.4 million for the year ended December 31, 2018 to $45.9 million for the year ended December 31, 2019. The savings was driven by software and platform cost decreases (-$6.4 million) linked to bringing several processes in-house or shifting to lower priced vendors. These savings were partially offset by a $1.3 million increase in personnel-related costs as we ramped staffing to quickly scale the development of our products.

General and Administrative

General and administrative expense decreased $5.5 million, or 8%, from $71.4 million for the year ended December 31, 2018 to $65.8 million for the year ended December 31, 2019. The combination of a $6.7 million decrease in personnel-related costs, including reduction of headcount and share-based compensation expense, a $3.7 million decrease in professional fees due to a reduction of share-based compensation for third parties, reduced accounting and legal fees and a decrease in our international operations tied to shifting strategies, a $1.9 million decrease in facility and related costs due to consolidation of office space and reduced office and telephony costs, a $1.5 million decrease in corporate sponsorships and other administrative costs, and a $1.5 million reduction in one-time fees tied to acquisition activity in 2018 drove the decrease. These impacts were offset by a $9.6 million one-time, non-cash increase in professional fees in 2018 tied to the cancellation and write-off of purchase price accounting contract liabilities.

Depreciation and Amortization

Depreciation and amortization increased $4.1 million, or 21%, from $19.7 million for the year ended December 31, 2018 to $23.8 million for the year ended December 31, 2019 primarily related to an increase in capitalized internal-use software costs.

Interest Expense

Interest expense increased $3.0 million, or 12%, from $25.7 million for the year ended December 31, 2018 to $28.7 million for the year ended December 31, 2019 driven by higher outstanding debt balances, including proceeds from the issuance of Series B-4 Convertible Notes.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We had $30.5 million in cash and cash equivalents as of March 31, 2021. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $356.3 million and $384.3 million at March 31, 2021, depending on the extent of redemptions by FCAC stockholders. Our principal commitments as of March 31, 2021, consist of our long-term debt, operating leases, and purchase commitments. See Note 6 and Note 11 to Sharecare’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

We believe our operating cash flows, together with our cash on hand and the cash we expect to obtain as a result of the Business Combination, will be sufficient to meet our working capital and capital expenditure requirements in the short-term, i.e., for a period of at least 12 months from the date of this proxy statement/prospectus. Our long-term liquidity needs include cash necessary to support our business growth. We believe that the potential financing capital available to us in the future is sufficient to fund our long-term liquidity needs, however, we are continually reviewing our capital resources to determine whether we can meet our short- and long-term goals and we may require additional capital to do so. We may also need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions, and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we seek to expand our solution offerings. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product offerings and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to Sharecare’s audited consolidated financial statements and the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Financing and Tax — We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.” included elsewhere in this proxy statement/prospectus.

The following table summarizes our cash flow data for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash (used in)/provided by operating activities	$(4,686)	$2,258	$14,761	$2,577	$(34,355)
Net cash used in investing activities	(9,091)	(6,867)	(19,171)	(16,644)	(17,925)
Net cash provided by financing activities	21,783	32,594	3,770	20,797	27,711

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 was $4.7 million, a decrease of $7.0 million from $2.3 million of cash provided by operating activities for the three months ended March 31, 2020.

Cash used during this period included the $32.0 million net loss for the three months ended March 31, 2021 and $1.6 million cash used net of non-cash items. The cash used was increased by changes in operating assets and liabilities of $3.1 million. Cash provided during the prior period included the $11.6 million net loss for the three months ended March 31, 2020 and $1.1 million cash used net of non-cash items. This result for the prior period was offset by cash provided by changes in operating assets and liabilities of $3.4 million.

The operating activity cash change over the prior period of $7.0 million, therefore, was a function of changes in operating assets and liabilities, specifically an increase in accounts receivable offset by an increase in accounts payable and accrued expenses and deferred revenue. Accounts receivable and deferred revenue increased due to new customers related to vaccine assistant programs. Accounts payables increased due to increased expenses tied to higher operating expenses and the timing of payments.

Net cash provided by operating activities for the year ended December 31, 2020 was $14.8 million, an increase of $12.2 million from $2.6 million of cash provided by operating activities for the year ended December 31, 2019. Cash provided during this period included the $60.5 million net loss for the year ended December 31, 2020, net of non-cash items (which increased $40.1 million between periods). This was partially offset by net cash used in changes in operating assets and liabilities of $6.9 million between periods, primarily attributable to deferred revenue, accounts receivable and other receivables, and accounts payable and accrued expenses.

Deferred revenue decreased due to the recognition of revenue that was deferred as of the beginning of the period related to a contract that was executed in the previous year where payment was received in advance of services being delivered. Accounts receivable decreased between periods due to a decrease is the enterprise channel revenue attributable to the impact of COVID-19 as discussed above. Accrued expenses increased as a result of increased PIK interest, accrued payroll taxes due to the passage of the CARES Act in 2020, and an increase of accrued bonuses and professional fees. These increases in accrued expenses were offset by the timing of payments of accounts payable as of December 31, 2020.

Net cash provided by operating activities for the year ended December 31, 2019 was $2.6 million, an increase of $36.9 million from $34.4 million of cash used in operating activities for the year ended December 31, 2018. Cash provided by this period included a lower net loss of $39.4 million (a decrease of $15.6 million between periods), as discussed above, and non-cash items that increased by $9.4 million between periods. Changes in our operating assets and liabilities provided an additional $11.9 million of cash between periods, primarily attributable to deferred revenue and accounts receivable.

Cash provided by deferred revenue increased due to the execution of a new customer agreement in the enterprise channel and the advance payment for services to be delivered in the subsequent year. This increase was offset by the recognition of revenue for various individually immaterial customer balances that were deferred as of the beginning of 2019. Accounts receivable and other receivables decreased due to collection efforts and timing of customer payments as of December 31, 2019.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 was $9.1 million compared to $6.9 million of net cash used in investing activities for the three months ended March 31, 2020. The increase in cash outflows was primarily due to cash paid for our acquisition of doc.ai of $2.8 million and cash paid for internal-use software of $6.1 million.

Net cash used in investing activities for the year ended December 31, 2020 was $19.2 million compared to $16.6 million of net cash used in investing activities for the year ended December 31, 2019. The increase in cash outflows was primarily due to cash paid for our acquisition of Visualize Health.

Net cash used in investing activities for the year ended December 31, 2019 was $16.6 million compared to $17.9 million of net cash used in investing activities in 2018. The decrease was primarily due to decreases in both cash paid for internal-use software and property and equipment.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $21.8 million, primarily due to cash received from the draw down on our Senior Secured Credit Agreement and proceeds from the exercise of common stock options.

Net cash provided by financing activities for the three months ended March 31, 2020 was $32.6 million, which was primarily due to cash received from the draw down on our Senior Secured Credit Agreement, offset by the partial repayment of our outstanding indebtedness.

Net cash provided by financing activities for the year ended December 31, 2020 was $3.8 million, primarily due to cash received from the draw down on our Senior Secured Credit Agreement, offset by the partial repayment of our outstanding indebtedness.

Net cash provided by financing activities for the year ended December 31, 2019 was $20.8 million, which was primarily due to cash received from the issuance of Series C convertible preferred stock, partially offset from debt repayments during the period.

Net cash provided by financing activities for the year ended December 31, 2018 was $27.7 million, which was primarily due to cash received from the issuance of debt, offset by the partial repayment of outstanding indebtedness.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of December 31, 2020:

(in thousands)	Total	2021	2022 – 2023	2024 – 2025	Thereafter
Long-term debt	$190,834	$400	$188,529	$—	$1,905
Operating Leases	9,214	4,482	4,492	240	—
Purchase Commitments	44,622	12,885	17,516	6,221	8,000
Total	$244,670	$17,767	$210,537	$6,461	$9,905

Financing Arrangements

Senior Secured Credit Agreement

In March 2017, we refinanced our existing debt through the execution of a Senior Secured Credit Agreement with a financial institution with the ability to make revolving loans up to $60.0 million, subject to a borrowing base. Total amounts outstanding was $33.3 million as of March 31, 2021.

In connection with the Business Combination, we expect to repay all outstanding amounts under the Senior Secured Credit Agreement. In the future, we may incur additional borrowings under the Senior Secured Credit Agreement. See Note 6, Debt, to Sharecare’s consolidated financial statements and the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Financing and Tax — Our debt agreements contain certain restrictions that may limit our ability to operate our business.” included elsewhere in this proxy statement/prospectus.

Second Lien Credit Agreement

In May 2017, we entered into a Second Lien Credit Agreement with a lender for loans up to $50.0 million. In connection with the execution of the Second Lien Credit Agreement, we borrowed $40.0 million.

During 2018, we executed an amendment to the Second Lien Credit Agreement. In conjunction with the amendment, we issued 5,000 warrants totaling $0.2 million and recorded as a discount to the debt, which is being amortized to interest expense.

The lender agreed to accept paid in-kind interest aggregating $1.4 million as of March 31, 2021. As of March 31, 2021, principal amounts outstanding total $40.1 million.

Series B-3 Convertible Notes

We issued $30.0 million of Series B-3 Convertible Notes during 2018. The Series B-3 Convertible Notes include interest at 10%, payable quarterly in arrears. The principal on the outstanding notes is convertible into Series B-3 redeemable convertible preferred stock, at a conversion price of $249.87 per share. The carrying value of the Series B-3 Convertible Notes is comprised of the principal outstanding less amounts recorded based on the fair value of warrants issued and the beneficial conversion feature net of accretion. As of March 31, 2021, $95.0 million of Series B-3 Convertible Notes had been issued.

During 2019 and 2018, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.1 million and $7.1 million, respectively. These amounts are accounted for as deferred financing fees, net of the debt and amortized over the life of the debt as interest expense.

In 2020, certain of the holders of our Series B-3 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $9.2 million as of March 31, 2021. Principal amounts outstanding total $92.3 million as of March 31, 2021.

Series B-4 Convertible Notes

We issued $25.0 million of Series B-4 Convertible Notes during 2019. The Series B-4 Convertible Notes has interest at 10%, payable quarterly in arrears. In 2018 and prior to the issuance of the notes, we issued 21,350 warrants for a commitment of future funding. The warrants were liability classified as they contained a provision such that once issued they could be clawed back if the amount committed was not funded, representing a freestanding derivative. Upon the issuance of the debt, the fair value of the warrants of $2.6 million was remeasured, at which time the number of shares to be issued became fixed (no warrants could be cancelled) and the warrants were subsequently reclassified from a liability to an equity instrument.

In 2020, certain of the holders of our Series B-4 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $2.0 million as of March 31, 2020. Principal amounts outstanding total $25.5 million as of March 31, 2021.

Series B Convertible Promissory Notes to Claritas Capital

In June 2013, we received proceeds of $5.0 million from the issuance of promissory notes to Claritas Capital, convertible into Series B redeemable convertible preferred stock, with interest paid quarterly at 10%, annualized. The outstanding principal as of March 31, 2021 was $5.0 million.

In 2021, Claritas Capital agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $0.5 million as of March 31, 2021. Principal amounts outstanding total $5.1 million as of March 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, revenue recognition, the valuation of assets and liabilities acquired, and the useful lives of intangible assets acquired in business combinations and the valuation of common stock. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Nature of Business and Significant Accounting Policies, to the consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Revenue is recognized when control of the promised good or service is transferred to the client, in an amount that reflects the consideration we expect to be entitled to in exchange for that good or service. Sales and usage-based taxes are excluded from revenue. We do not have any contracts that include significant financing fees. We are the principal in all outstanding revenue arrangements. We serve a diverse group of clients.

Enterprise Revenue

We provide employers, health plans, health systems and government organizations with health management programs for their employee base or covered population, including digital engagement, telephonic coaching, incentives, and biometrics. Revenue is recognized on a per member per month (PMPM) basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. Member participation rates are established during contract negotiations with clients, often based on a portion of the value the programs are expected to create. Contracts with health plans, health care systems and government organizations generally range from three to five years with several comprehensive strategic agreements extending up to ten years in length. Contracts with larger employer clients typically have two-to four-year terms.

Health management program contracts often include a fee for the subscription of the Sharecare 3.0 digital platform, which may also be sold on a stand-alone basis. This service allows members to access Sharecare’s proprietary mobile application with a comprehensive suite of health and wellness management programs, content, and tools. Revenue is recognized on a per member or a fixed fee basis as the services are provided. These contracts may also include a performance obligation to implement the platform, which includes services such as marketing to the member population, configuration of the platform to be employer/provider specific and the set-up of challenges and incentives. These services are recognized over time as the services are performed. Any termination clauses may impact the contract duration.

Sharecare’s Blue Zones Project is a community well-being improvement initiative designed to change the way people experience the world around them by encouraging and promoting better lifestyle choices, such as commuting, eating, and social habits. Because healthier environments naturally nudge people toward healthier choices, Blue Zones Project focuses on influencing the Life Radius®, the area close to home in which people spend 90% of their lives. Blue Zones Project best practices use people, places, and policy as levers to transform those surroundings. These contracts normally include two performance obligations, the discovery period and the subsequent content delivery for each year of engagement. The revenue is recognized based on the relative standalone selling price of the performance obligations evenly over time. These contracts do not include termination clauses and often have two- to four-year terms.

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as cost savings, and/or clinical outcomes improvements (performance-based). We use the most likely amount method to estimate variable consideration for these performance guarantees. We include in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We utilize customer data in order to measure performance.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled.

Prior to January 1, 2019, performance-related adjustments (including any amounts recorded as revenue that were ultimately refunded), changes in estimates, or data reconciliation differences may have caused recognition or reversal of revenue in a current year that pertained to services provided during a prior year. Performance-related adjustments to revenue were not recognized (to the extent that performance-based services are provided, and the price is not fixed or determinable). Effective with the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2019, performance-related revenue is recorded based on the most likely amount to be earned after applying the constraint that a significant reversal of revenue will not occur in future periods.

Clients are generally billed monthly for the entire amount of the fees contractually due for the prior month’s enrollment, which typically includes the amount, if any, that is performance-based and may be subject to refund should performance targets not be met. Fees for participation are typically billed in the month after the services are provided. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally 6-12 months. A limited number of contracts provide for certain performance-based fees that cannot be billed until after they are reconciled with the client.

Provider Revenue

Our provider channel revenue is primarily based on the volume of health document requests fulfilled and recognized upon satisfactory delivery to the client. In addition, provider revenue is derived from subscription fees for various technology-related services that assist providers with efficiency and productivity and enhanced patient care. Subscription fees are recognized ratably over the contractual period.

Consumer Solutions Revenue

Our consumer solutions channel generates revenue mostly through ad sponsorships and content delivery. Content delivery revenue is recognized when the content is delivered to the client and the transaction has met the other criteria listed above. Ad sponsorship revenue is recognized when the contractual page views or impressions are delivered to the client.

Certain customer transactions may contain multiple performance obligations that may include delivery of content, page views, and ad sponsorship over time. To account for each of these elements separately, the delivered elements must be capable of being distinct and must be distinct in the context of the contract. Revenue is allocated based on the stand-alone or unbundled selling price for each performance obligation as the services are provided.

Business Combinations

We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions, and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists, and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operation.

New Accounting Pronouncements

See Note 1, Nature of Business and Significant Accounting Policies, to Sharecare’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Falcon is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, New Sharecare is expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare New Sharecare’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used. For additional information, see the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Being a Public Company — We are an ‘emerging growth company,’ and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.” included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange, and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DOC.AI

The following discussion and analysis of the financial condition and results of operations of doc.ai should be read together with their respective audited financial statements as of and for the years ended December 31, 2020 and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the sections entitled “Business of New Sharecare” and “Unaudited Pro Forma Condensed Combined Financial Information.” Except where the context otherwise requires, the terms “we,” “us” and “our” in this discussion and analysis refer to doc.ai prior to the Sharecare acquisition of doc.ai. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of doc.ai’s control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” included elsewhere in this proxy statement/ prospectus. Certain amounts may not foot due to rounding.

Overview

Doc.ai was formed on August 4, 2016 and is headquartered in Palo Alto, California. We develop federated learning AI on real world data to develop predictive models and personal health insights. Our services accelerate medical research and personal health insight discovery with its unique AI powered medical research companion application.

Sources of Revenues

We derive revenues from software development, licensing or sale of software and services. Our largest customer who is also a stockholder accounted for approximately 97% and 100% of total revenues for the years ended December 31, 2020 and 2019, respectively. In July 2020, we signed an agreement with this same customer and the agreement includes (i) a non-exclusive license to use doc.ai software and other intellectual property currently in existence and created through development services (ii) maintenance and support, and (iii) professional services including engineering and customization services and research and development. The obligations under the contract are to be provided over a 5-year term for a total contract value of up to $100,000,000. The contract became effective on January 1, 2021. Our customer can terminate the contract with 1-year notice starting January 1, 2023, but the minimum committed fees under the arrangement are $60,000,000.

Comparison of Results of Operations for the Years Ended December 31, 2020 and December 31, 2019

The following table summarizes doc.ai’s statements of operations for the periods presented:

	Years Ended December 31,
	2020	2019 (Restated)	$ Change	% Change
Revenues	$14,810,208	$15,185,652	$(375,444)	(2)%

Operating expenses
Research and development	16,974,162	10,794,991	6,179,171	57%
Sales and marketing	1,036,867	1,284,080	(247,213)	(19)%
General and administrative	3,206,561	3,688,116	(481,555)	(13)%
Total costs and expenses	21,217,590	15,767,187	5,450,403	35%

Loss from operations	(6,407,382)	(581,535)	(5,825,847)	1002%

Other income (expense)
Loss on modification of SAFE agreements	—	(3,600,000)	3,600,000	(100)%
Change in fair value of SAFE agreements	(10,418,704)	(3,020,911)	(7,397,793)	245%
Interest income	30,392	100,214	(69,822)	(70)%
Interest expense	(6,487)	—	(6,487)	100%
Other miscellaneous income (expense)	(215,420)	23,450	(238,870)	(1019)%
Total other income (expense)	(10,610,219)	(6,497,247)	(4,112,972)	63%
Net loss	$(17,017,601)	$(7,078,782)	$(9,938,819)	140%

Revenues

Revenue for the year ended December 31, 2020 was primarily generated from software development services. Revenues decreased $0.4 million, or 2%, from the year ended December 31, 2019 to December 30, 2020 due to recognition of deferred revenue in fiscal 2019 from legacy contracts with our primary customer which were substantially complete and were replaced by a software development services agreement in the year ended December 31, 2019.

Operating Expenses

Research and development expense consists primarily of personnel costs, outside consultant and hosting costs. Research and development expense increased by $6.2 million, or 57%, from the year ended December 31, 2019 to December 31, 2020, primarily due to an increase in personnel costs (including stock-based compensation) of approximately $4.7 million due to increased headcount and consultant costs of $1.4 million to support our growth of the business.

Sales and marketing expense consists primarily of personnel costs, marketing programs and tradeshows. Sales and marketing expense decreased by $0.2 million, or 19%, from the year ended December 31, 2019 to December 31, 2020 primarily due to lower spending on tradeshow sponsorship costs as fewer tradeshows occurred in fiscal 2020 due to COVID-19.

General and administrative expense consists primarily of personnel costs, professional services costs as well as facilities costs. General and administrative expense decreased by $0.5 million, or 13%, from the year ended December 31, 2019 to December 31, 2020, primarily due to decreased personnel costs associated with travel and entertainment as limited travel and entertainment occurred in fiscal 2020 due to COVID-19.

Other Income (Expense)

Other income (expense) increased by $4.1 million, or 63%, from the year ended December 31, 2019 to December 31, 2020 primarily due to a $7.4 million increase in the change in fair value of SAFE agreements related to the increase in fair value of our common stock and the weighting of certain contingent features both of which are inputs to the fair value measurement of our SAFE agreements, partially offset by there being no loss on modification of SAFE notes in 2020 compared to the $3.6 million loss during the year ended December, 31 2019.

Liquidity and Capital Resources

The following table summarizes doc.ai’s cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019 (Restated)	$ Change
Net cash provided by (used in) operating activities	$1,169,552	$(4,808,145)	$5,977,697
Net cash used in investing activities	(5,816)	(67,551)	61,735
Net cash (used in) provided by financing activities	(1,553,359)	7,894,844	(9,448,203)

Cash Used in Operating Activities

Our largest source of operating cash is cash collections from our customers. Our primary uses of cash from operating activities are for employee-related expenditures, sales and marketing expenses, facility costs and third-party hosting costs.

During the year ended December 31, 2020, operating activities generated $1.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $17.0 million, impacted by $12.6 million non-cash charges and $5.6 million of cash provided by changes in our operating assets and liabilities. The non-cash charges primarily consisted of $10.4 million related to the change in fair value of our SAFE agreements, $1.7 million in stock-based compensation and $0.5 million of depreciation and amortization expense. The cash changes in our operating assets and liabilities was primarily due to $5.2 million cash provided by collections from our customers.

During the year ended December 31, 2019, operating activities used $4.8 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $7.1 million, impacted by $8.0 million non-cash charges and $5.8 million of cash used in changes in our operating assets and liabilities. The non-cash charges primarily consisted of $3.6 million loss on modification of SAFE agreements, $3.2 million due to the change in fair value of our SAFE agreements and $0.9 million in stock-based compensation. The cash changes in our operating assets and liabilities was primarily due to $5.3 million increase in accounts receivable and a $0.8 million decrease in deferred revenue.

Cash Used in Investing Activities

Net cash used in investing activities during the years ended December 31, 2020 and 2019 was not material.

Cash Provided by Financing Activities

Net cash used in financing activities for the year ended December 31, 2020 was $1.6 million, primarily due to repayments of our Simple Agreement for Future Tokens of $2.4 million, partially offset by cash provided by the payroll protection program loan of $0.9 million.

Net cash provided by financing activities for the year ended December 31, 2019 was $7.8 million, primarily due to $25 million in proceeds from the issuance of Class A Common stock, partially offset by $7.8 million cash used in repayments for Simple Agreements for Future Tokens, $4.3 million repurchase of Class B Common Stock, payments of $3.6 million for the amendment of SAFE agreements and $1.4 million in repayments for cancellation of prior exercised options.

Doc.ai has incurred losses from inception through December 31, 2020. As of December 31, 2020, we had an accumulated deficit of $35.3 million. We have financed our operations through revenue from customers and equity financings including issuances of common stock. Cash flows from operations subsequent to December 31, 2020 were sufficient to support operations up through the date of our acquisition by Sharecare.

OWNERSHIP SUMMARY

The following table sets forth the ownership summary of New Sharecare on a pro forma basis as of December 31, 2020, after giving effect to the Business Combination and assuming (i) that no shares of FCAC Class A common stock are redeemed and (ii) that 30,302,755 shares of FCAC Class A common stock, the maximum number of shares, are redeemed.

Please refer to the historical financial statements of FCAC and Sharecare as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Assuming No Redemptions	%	Assuming Maximum Redemptions(1)%
Sharecare stockholders(2)	265,349,838	76.24%	292,849,828	84.82%
FCAC public stockholders	34,500,000	9.91%	4,197,245	1.22%
PIPE Investors	42,585,000	12.23%	42,585,000	12.33%
FCAC founder shares(3)	5,627,250	1.62%	5,627,250	1.63%
Total	348,062,088	100.00%	345,259,323	100.00%

____________

(1)      Assumes that holders of 30,302,755 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $345,042,590.04 held in trust as of April 1, 2021 and a redemption price of $10.00 per share).

(2)      Includes the shares of New Sharecare Series A Preferred Stock issued at Closing upon conversion of the Sharecare Series D Preferred Stock. Assumes that the aggregate cash consideration is $275.0 million in the no redemption scenario and that there will be no Cash Consideration in the maximum redemption scenario, based on estimated cash on hand at closing.

(3)      Excludes the 1,713,000 Sponsor Earnout Shares over which Sponsor exercises voting authority under the terms of the Earnout Escrow Agreement.

The share numbers and ownership percentages set forth above do not take into account (a) Public Warrants and Private Placement Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of our IPO, which occurred on September 24, 2020), (b) the earnout shares to be held in escrow and subject to release to our Sponsor and the stockholder earnout group in accordance with the terms of the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the Sharecare 2021 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the share numbers and ownership percentages set forth above will be different.

DESCRIPTION OF NEW SHARECARE SECURITIES

As a result of the Business Combination, FCAC stockholders who receive shares of New Sharecare common stock in the transactions will become New Sharecare stockholders. Your rights as New Sharecare stockholders will be governed by Delaware law and the Proposed Charter and Proposed Bylaws. The following description of the material terms of New Sharecare’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, FCAC will amend and restate its charter and bylaws. The following summary of the material terms of New Sharecare’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter, Certificate of Designations and Proposed Bylaws are attached as Annex B, Annex B-1 and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of New Sharecare securities following the Business Combination

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 615,000,000 shares, of which 600,000,000 shares will be shares of New Sharecare common stock, par value $0.0001 per share, and 15,000,000 shares will be shares of New Sharecare preferred stock, par value $0.0001 per share, including 5,000,000 shares of New Sharecare Series A Preferred Stock.

As of          , 2021 the record date, FCAC had approximately          shares of FCAC Class A common stock,          shares of FCAC Class B common stock outstanding. FCAC also has issued          warrants consisting of          Public Warrants and          Private Placement Warrants and          units outstanding. In connection with the Business Combination and in accordance with the terms of the current charter, all outstanding shares of Class B common stock of FCAC will automatically be converted into FCAC Class A common stock. Immediately following the conversion of all Class B common stock into Class A common stock, the FCAC Class A common stock will be reclassified as common stock.

After giving effect to the Business Combination, New Sharecare will have 260,349,838 shares of Common Stock outstanding (assuming no redemptions) (excluding approximately 107 million options and 891,000 warrants exercisable into shares of New Sharecare common stock and will have 5 million shares of New Sharecare Series A Preferred Stock outstanding).

New Sharecare Common Stock

Voting Rights

Holders of New Sharecare common stock will be entitled to cast one vote per share of New Sharecare common stock on all matters to be voted on by stockholders. Unless specified in the Proposed Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the New Sharecare common stock that are voted is required to approve any such matter voted on by stockholders. Holders of New Sharecare common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of New Sharecare common stock will share ratably (based on the number of shares of New Sharecare common stock held) if and when any dividend is declared by the New Sharecare Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Sharecare common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of New Sharecare, each holder of New Sharecare common stock will be entitled, pro rata on a per share basis, to all assets of New Sharecare of whatever kind available for distribution to the holders of New Sharecare common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Sharecare then outstanding, including the New Sharecare Series A Preferred Stock.

Lock-Up

Subject to certain exceptions specified in the Proposed Bylaws, holders of New Sharecare common stock issued as consideration pursuant to the Merger or to directors, officers and employees of New Sharecare upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Sharecare outstanding immediately prior to the closing of the Business Combination may not Transfer such shares for 180 days following the closing of the Business Combination. The New Sharecare Board may, in its sole discretion, determine to waive, amend, or repeal the foregoing lockup restriction.

Other Matters

Holders of shares of New Sharecare common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New Sharecare common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Proposed Charter provides that the New Sharecare Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New Sharecare’s assets, which rights may be greater than the rights of the holders of the New Sharecare common stock.

The purpose of authorizing the New Sharecare Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Sharecare outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Sharecare common stock by restricting dividends on the New Sharecare common stock, diluting the voting power of the New Sharecare common stock or subordinating the dividend or liquidation rights of the New Sharecare common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Sharecare common stock.

There will be 5,000,000 shares of New Sharecare Series A Preferred Stock outstanding immediately upon consummation of the Business Combination.

New Sharecare Series A Preferred Stock

Voting Rights

Holders of New Sharecare Series A Preferred Stock have the same voting rights as the New Sharecare common stock and will be entitled vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. New Sharecare will not, without the affirmative vote of a majority of the then outstanding New Sharecare Series A Preferred Stock, (i) amend, alter or repeal any provision of the Proposed Charter so as to adversely affect the rights or preferences of the New Sharecare Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the New Sharecare Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of New Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the New Sharecare Series A Preferred Stock.

Dividend Rights

Holders of New Sharecare Series A Preferred Stock will share ratably with holders of New Sharecare common stock (based on the number of shares of New Sharecare Series A Preferred Stock held and on an as-converted-to-common stock basis) if and when any dividend is declared by the New Sharecare Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Sharecare Series A Preferred Stock with respect to the payment of dividends. The New Sharecare Series A Preferred Stock will not accrue separate dividends.

Liquidation Preference

On the liquidation, dissolution, distribution of assets or winding up of New Sharecare, each holder of New Sharecare Series A Preferred Stock will be entitled to receive a liquidation preference equal to the then outstanding principal amount, plus any accrued and unpaid dividends (the “Liquidation Preference”). If, upon the voluntary or involuntary liquidation, winding-up or dissolution of New Sharecare, the amounts payable with respect to the Liquidation Preference is not paid in full, the holders of the New Sharecare Series A Preferred Stock and any other such parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference. After payment of the full amount of the Liquidation Preference, the holders of the New Sharecare Series A Preferred Stock will have no right or claim to any of New Sharecare’s remaining assets.

Conversion

Each share of New Sharecare Series A Preferred Stock may be converted at any time, at the option of the holder, into shares of New Sharecare common stock at the Conversion Price, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. The number of shares of New Sharecare common stock to be issued upon conversion will be equal to the Liquidation Preference divided by the Conversion Price.

On or after the third anniversary of the issue date, New Sharecare will have the right, at its option, to cause, under certain circumstances, any or all of the New Sharecare Series A preferred stock to be converted into shares of New Sharecare common stock at the Conversion Price if the closing price of the New Sharecare common stock exceeds 130% of the issue price for at least 20 trading days during a period of 30 consecutive trading days.

Mandatory Redemption

On the fifth anniversary of the issue date, New Sharecare will be obligated to redeem the New Sharecare Series A preferred stock at the Liquidation Preference.

Change of Control

Unless earlier converted into New Sharecare common stock, in the event of a “change of control,” New Sharecare will have the option to (i) deliver a comparable preferred security (or require the surviving entity to assume the New Sharecare Series A Preferred Stock, as applicable) or (ii) redeem the Series A Preferred Stock for a price equal to the issue price.

Other Matters

Upon completion of the Business Combination, all the outstanding shares of New Sharecare Series A Preferred Stock will be validly issued, fully paid and non-assessable.

Options

At the effective time of the Business Combination, each outstanding option to purchase shares of Sharecare common stock that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Sharecare and will be converted into an option to acquire shares of New Sharecare common stock with the same terms and conditions as applied to such option immediately prior to the effective time of the Business Combination provided that the number of shares underlying such New Sharecare option will be determined by multiplying the number of shares of Sharecare common stock subject to such option immediately prior to the effective time of the Business Combination, by the Exchange Ratio and the per share exercise price of such New Sharecare option will be determined by dividing the per share exercise price immediately prior to the effective time of the Business Combination by the Exchange Ratio.

At the effective time, each holder of Sharecare options entitled to receive closing New Sharecare options will also receive an additional number of contingent options to acquire shares of New Sharecare common stock equal to the product of (i) the number of Sharecare options held by such holder, and (ii) Earnout Ratio, which product will be rounded down to the nearest whole number of shares. The Earnout Ratio will be determined by dividing (a) 1,500,000 by (b) the total number of shares of Sharecare common stock issued and outstanding as of immediately prior to the effective time (including (i) shares of Sharecare common stock issued upon the conversion of Sharecare preferred stock, including following the conversion of convertible notes immediately prior to the Sharecare preferred stock conversion as provided in the Sharecare Support Agreements, and (ii) any shares of Sharecare common stock issued or issuable upon the exercise of all Sharecare options and Sharecare warrants, in each case, on a net exercise basis). Assuming that the effective time occurred on May 25, 2021, the Earnout Ratio would be 0.27.

Each contingent option will have the same per share exercise price as each closing New Sharecare option, and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by New Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the following day and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, New Sharecare or its subsidiary through an applicable vesting date, the shares of New Sharecare common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

As of February 12, 2021, Sharecare had outstanding options to purchase 1,618,798 shares of its common stock, with a weighted average exercise price of $106.27 per share.

Warrants and Earned Obligations

Subject to certain exceptions, at the effective time, each Sharecare warrant that is issued and outstanding immediately prior to the effective time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the holder of any such Sharecare warrant, will be converted into the right to receive a number of shares of New Sharecare common stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Sharecare capital stock issuable upon the exercise of such Sharecare warrant on a net exercise basis, less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Sharecare warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the effective time for no consideration or payment. As of the effective time, all Sharecare warrants shall no longer be outstanding and each former holder of a Sharecare warrant shall cease to have any rights with respect to such warrant (except as described in the following sentence). Notwithstanding the foregoing, as of the effective time, by virtue of the Business Combination and without any action on the part of New Sharecare, Sharecare or the parties thereto, New Sharecare shall assume (i) certain contractual arrangements with Sharecare customers and other parties that provide for the issuance of Sharecare warrants upon achievement of certain milestones and (ii) certain unvested warrants to purchase Sharecare capital stock and other Sharecare warrants held by holders that are not Specified Warrantholders.

As of February 12, 2021, 206,656 Sharecare Warrants to purchase shares of Sharecare Common Stock were outstanding (194,156 of which had vested and will be exercised in connection with the Business Combination). In addition, we have agreements in place with certain of customers that provides for the issuance of up to 172,499 warrants as of February 12, 2021 based on performance milestones.

In addition, in connection with past acquisitions, we have agreements in place with that provide for the issuance of up to 58,375 shares of Sharecare Common Stock as of February 12, 2021 based on earnout conditions.

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless New Sharecare otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of New Sharecare, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against New Sharecare arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or Proposed Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.

Election of Directors

The New Sharecare Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except immediately following the Business Combination, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware, where New Sharecare is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New Sharecare common stock. New Sharecare believes that the benefits of increased protection give New Sharecare the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Sharecare and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. For additional information, see the section titled “Risk Factors — Risks Related to Sharecare — Anti-takeover provisions contained in the Proposed Charter as well as provisions of Delaware law, could impair a takeover attempt.”

Authorized but Unissued Shares

The Proposed Charter provides that certain shares of authorized but unissued New Sharecare common stock and New Sharecare preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Sharecare by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

The Proposed Charter provides that the New Sharecare Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the New Sharecare Board will be classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Proposed Charter does not provide for cumulative voting in the election of directors

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Sharecare Board or a committee of the New Sharecare Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Sharecare with certain information. Generally, to be timely, a stockholder’s notice must be received at New Sharecare’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.

The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified New Sharecare of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The Proposed Bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Sharecare.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New Sharecare must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Special Meeting of Stockholders

The Proposed Charter and Proposed Bylaws provide that special meetings of stockholders may be called only by the Chairman of the New Sharecare Board, the Chief Executive Officer of New Sharecare or the New Sharecare Board pursuant to a resolution adopted by a majority of the New Sharecare Board. Stockholders of New Sharecare will not be eligible and will have no right to call a special meeting.

Amendment of the Proposed Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Proposed Charter provides that it may be amended by New Sharecare in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Sharecare entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Proposed Charter providing for the capital stock of New Sharecare, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

The Proposed Charter also provides that the New Sharecare Board shall have the power to adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Sharecare Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New Sharecare are prohibited from adopting, amending, altering, or repealing the Proposed, or to adopt any provision inconsistent with the Proposed, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Sharecare entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter also provides that New Sharecare will not, without the affirmative vote of a majority of the then outstanding New Sharecare Series A Preferred Stock, (i) amend, alter or repeal any provision of the Proposed Charter so as to adversely affect the rights or preferences of the New Sharecare Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the New Sharecare Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of New Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the New Sharecare Series A Preferred Stock.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Sharecare’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since the Proposed Charter expressly elects to be governed by Section 203 of the DGCL, it will apply to New Sharecare. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Sharecare for a three-year period. This provision may encourage companies interested in acquiring New Sharecare to negotiate in advance with the New Sharecare Board because the stockholder approval requirement would be avoided if the New Sharecare Board approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Sharecare Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Sharecare or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Proposed Bylaws provide that New Sharecare must indemnify and advance expenses to New Sharecare’s directors and officers to the fullest extent authorized by the DGCL. New Sharecare also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Sharecare directors, officers, and certain employees for some liabilities. New Sharecare believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Sharecare and its stockholders. In addition, your investment may be adversely affected to the extent New Sharecare pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Sharecare’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Proposed Charter provides for the renouncement by New Sharecare of any interest or expectancy of New Sharecare in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New Sharecare who is not an employee or office of New Sharecare or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New Sharecare expressly and solely in that director’s capacity as a director of New Sharecare.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Sharecare’s stockholders will have appraisal rights in connection with a merger or consolidation of New Sharecare. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Sharecare’s stockholders may bring an action in New Sharecare’s name to procure a judgment in New Sharecare’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Sharecare’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The Transfer Agent for New Sharecare capital stock will be Continental Stock Transfer & Trust Company.

Listing of Common Stock

FCAC intends to apply to list the New Sharecare common stock and Public Warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively, upon the Closing of the Business Combination. New Sharecare will not have units traded following the Closing of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New Sharecare for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Sharecare at the time of, or at any time during the 90 days preceding, a sale and (ii) New Sharecare is subject to the Exchange Act periodic reporting requirements for at 90 days before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of New Sharecare for at least six months but who are affiliates of New Sharecare at the time of, or at any time during the 90 days preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New Sharecare common stock then outstanding; or

•        the average weekly reported trading volume of New Sharecare’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Sharecare under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Sharecare.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, FCAC’s initial stockholders will be able to sell their founder shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after FCAC has completed its initial business combination.

Following the Closing, New Sharecare will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

In connection with the Business Combination, holders of over 60% of the outstanding voting power Sharecare common stock, preferred stock and securities (on an as converted basis) have agreed to enter into a lock-up agreement with New Sharecare, pursuant to which they will not, subject to certain exceptions, transfer, assign or sell any of their New Sharecare common stock or securities exercisable for New Sharecare common stock until the earlier to occur of: (A) one year after the effective time; and (B) subsequent to the effective time, if the closing price of New Sharecare common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the effective time (the “Lock-up Period”). Notwithstanding the foregoing, such shareholders (other than Mr. Arnold) shall be permitted to sell (i) beginning on the 180th day after the effective time until the 269th day following the effective time, the greater of 5% of such holder’s shares as of the effective time and 750,000 shares, and (ii) beginning on the 270th day after the effective time until the expiration of the Lock-up Period, the greater of 5% of such holder’s shares as of the effective time and 750,000 shares, plus any shares that were permitted to be, but not, transferred pursuant to clause (i) above.

COMPARISON OF STOCKHOLDER RIGHTS

General

FCAC is incorporated under the laws of the State of Delaware and the rights of FCAC stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and FCAC’s bylaws. As a result of the Business Combination, FCAC stockholders who receive shares of New Sharecare common stock will become New Sharecare stockholders. New Sharecare is incorporated under the laws of the State of Delaware and the rights of New Sharecare stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and Proposed Bylaws. Thus, following the Business Combination, the rights of FCAC stockholders who become New Sharecare stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and FCAC’s bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of FCAC stockholders under the Current Charter and FCAC’s bylaws (left column), and the rights of New Sharecare’s stockholders under forms of the Proposed Charter and Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of FCAC’s Charter and FCAC’s bylaws, and forms of the Proposed Charter and Proposed Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.

FCAC	New Sharecare
Authorized Capital Stock

FCAC is currently authorized to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

New Sharecare will be authorized to issue 615,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of common stock, par value $0.0001 per share and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, including the New Sharecare Series A Preferred Stock.

Rights of Preferred Stock

FCAC’s board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the FCAC Board providing for the issuance of such series.

The New Sharecare Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New Sharecare Board providing for the issuance of such series.

Number and Qualification of Directors

The number of directors of FCAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by FCAC’s Board pursuant to a resolution adopted by a majority of FCAC’s board.

The number of directors of New Sharecare, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time pursuant to a resolution adopted by a majority of New Sharecare’s board.

Election of Directors

At FCAC’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

At New Sharecare’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

FCAC	New Sharecare

If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of FCAC entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of New Sharecare entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Voting

Except as otherwise required by law or the Current Charter, holders of the FCAC Class A common stock and the FCAC Class B common stock exclusively possess all voting power with respect to FCAC. Except as otherwise required by law or the Current Charter, the holders of FCAC Shares shall be entitled to one vote for each such share on each matter properly submitted to FCAC’s stockholders on which the holders of FCAC Shares are entitled to vote.

Except as otherwise required by law or the Current Charter, for so long as any shares of FCAC Class B common stock remain outstanding, FCAC may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of FCAC Class B common stock, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the FCAC Class B common stock.

Holders of New Sharecare common stock will be entitled to cast one vote per one share.

New Sharecare will not, without the affirmative vote of a majority of the then outstanding New Sharecare Series A Preferred Stock, (i) amend, alter or repeal any provision of the Proposed Charter so as to adversely affect the rights or preferences of the New Sharecare Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the New Sharecare Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of New Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the New Sharecare Series A Preferred Stock.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	The Proposed Charter provides that holders of New Sharecare common stock will not have cumulative voting rights.

FCAC	New Sharecare
Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified.

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified.

Special Meeting of the Board of Directors
Special meetings of the FCAC Board may be called by the Chairman of the board, the Chief Executive Officer of FCAC or pursuant to a resolution adopted by a majority of the FCAC Board.

Special meetings of the New Sharecare Board may be called by the Chairman of the board, the Chief Executive Officer of New Sharecare or pursuant to a resolution adopted by a majority of the New Sharecare Board.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of FCAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the FCAC Class B common stock with respect to which action may be taken by written consent, and other than what may otherwise be provided for pursuant to the Current Charter relating to the rights of the holders of any outstanding series of preferred stock of FCAC.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Sharecare must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than what may otherwise be provided for pursuant to the Proposed Charter relating to the rights of the holders of any outstanding series of preferred stock of New Sharecare.

Amendment to Certificate of Incorporation

The Current Charter may be amended, altered, change or repealed as authorized by the laws of the State of Delaware. Under, Delaware law, an amendment to a charter generally requires the approval of the FCAC Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding FCAC Shares.

Under the Proposed Charter, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Sharecare entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of the Proposed Charter.

New Sharecare will not, without the affirmative vote of a majority of the then outstanding New Sharecare Series A Preferred Stock, (i) amend, alter or repeal any provision of the Proposed Charter so as to adversely affect the rights or preferences of the New Sharecare Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the New Sharecare Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of New Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the New Sharecare Series A Preferred Stock.

Amendment of the Bylaws
The FCAC board shall have the power to adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of the directors.	The New Sharecare board shall have the power to adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of the directors.

FCAC	New Sharecare

The FCAC bylaws may also be adopted, amended, altered or repealed by the FCAC stockholders representing at least majority of the voting power of all outstanding shares of capital stock of FCAC entitled to vote generally in the election of directors.

Article VIII of the FCAC bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of FCAC.

The Proposed Bylaws may also be adopted, amended, altered or repealed by the New Sharecare stockholders representing at least majority of the voting power of all outstanding shares of capital stock of New Sharecare entitled to vote generally in the election of directors.

Article VIII of the Proposed Bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of New Sharecare.

Quorum

The FCAC Board is expressly authorized to make, alter, amend or repeal the amended and restated bylaws. The bylaws may also be adopted, amended, altered or repealed by the FCAC stockholders representing at least majority of the voting power of all of the then-outstanding shares of capital stock of FCAC entitled to vote generally in the election of directors.

Article VIII of the FCAC bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of FCAC.

The New Sharecare Board is expressly authorized to make, alter, amend or repeal the bylaws by the affirmative vote of a majority of the directors, provided that the changes are not in any manner inconsistent with the laws of the State of Delaware or the Charter.

New Sharecare stockholders may not amend any provision of the bylaws unless such action is approved by the holders of a majority in voting power of the outstanding shares of capital stock of New Sharecare.

Article VIII of the Proposed Bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of New Sharecare.

Interested Directors

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to FCAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and FCAC renounces any expectancy that any of the directors or officers of FCAC will offer any such corporate opportunity of which he or she may become aware to FCAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of FCAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of FCAC and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for FCAC to pursue and (ii) the director or officer is permitted to refer that opportunity to FCAC without violating any legal obligation.

New Sharecare renounces any interest or expectancy of New Sharecare in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by any director of New Sharecare who is not an employee or officer of New Sharecare or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, such person expressly and solely in such person’s capacity as a director of New Sharecare.

Special Stockholder Meetings

Subject to the rights of the holders of any outstanding series of the preferred stock of FCAC and to the requirements, special meeting of stockholders may be called by the Chairman of the FCAC Board, Chief Executive Officer of FCAC, or the FCAC Board pursuant to a resolution adopted by a majority of the FCAC Board.

Subject to the rights of the holders of any outstanding series of the preferred stock of New Sharecare and to the requirements of applicable law, a special meeting of stockholders may be called only by the Chairman of the New Sharecare Board, Chief Executive Officer, or the New Sharecare Board pursuant to a resolution adopted by a majority of the New Sharecare Board, and may not be called by any other person.

FCAC	New Sharecare
Notice of Stockholder Meetings

Written notice stating the place, if any, date and hour of each meeting of FCAC’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten nor more than 60 days before the date of the meeting, unless otherwise required by law.

Whenever notice is required to be given to any FCAC Stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Written notice stating the place, if any, date and hour of each meeting of New Sharecare’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten nor more than 60 days before the date of the meeting, unless otherwise required by law.

Whenever notice is required to be given to any New Sharecare stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of FCAC stockholders, other than business that is either (i) specified in FCAC’s notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the FCAC Board or (iii) otherwise properly brought before the annual meeting by any FCAC Stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the FCAC bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of FCAC.

No business may be transacted at an annual meeting of New Sharecare stockholders, other than business that is either (i) specified in New Sharecare notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the New Sharecare Board or (iii) otherwise properly brought before the annual meeting by any New Sharecare stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Proposed Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New Sharecare.

The FCAC Stockholder must (i) give timely notice thereof in proper written form to the Secretary of FCAC, and (ii) the business must be a proper matter for stockholder action. To be timely, a FCAC Stockholder’s notice must be received by the Secretary at the principal executive offices of FCAC not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if later, the 10th day following the day on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the FCAC bylaws.

The New Sharecare stockholder must (i) give timely notice thereof in proper written form to the Secretary of New Sharecare and (ii) the business must be a proper matter for stockholder action. To be timely, a New Sharecare stockholder’s notice must be received at the principal executive offices of New Sharecare not less than the 90th or more than the 120th day before the anniversary sate of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or after such anniversary date, notice must be received not earlier than the opening of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if later, the 10th day following the day on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

FCAC	New Sharecare
Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the FCAC Board may be made by any stockholder of FCAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

Nominations of persons for election to the New Sharecare Board may be made by any stockholder of New Sharecare who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of FCAC at FCAC’s principal executive offices either (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the one hundred 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) or (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

To give timely notice, a stockholder’s notice must be given to the Secretary of New Sharecare at New Sharecare’s principal executive officers either (i) in the case of an election of directors at an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting (in most cases) or (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of such special meeting is first made.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Current Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the FCAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to New Sharecare or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director.

Indemnification of Directors, Officers

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Current Charter provides that FCAC will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Charter provides that New Sharecare will indemnify each director and officer to the fullest extent permitted by applicable law.

FCAC	New Sharecare
Dividends

The Current Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding shares of the preferred stock, the holders of shares of FCAC common stock shall be entitled to receive dividends (payable in cash, property, or capital stock of FCAC) when, as, and if declared by the board of directors from time to time out of any assets of FCAC legally available therefor and shall share equally on a per share basis in such dividends and distributions.

The Proposed Charter provides that subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of the shares of common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New Sharecare) when, as and if declared thereon by the New Sharecare Board from time to time out of any assets or funds of New Sharecare legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of FCAC in the event of an voluntary or involuntary liquidation, dissolution, or winding up of FCAC, the holders of FCAC Shares will be entitled to receive all the remaining assets of FCAC available for distribution to its stockholders, ratably in proportion to the number of shares of FCAC Shares held by them.

Subject to applicable law, the rights, if any, of the holders of any series of preferred stock, the Proposed Charter provides that following the payment or provision for payment of the debts and other liabilities of New Sharecare in the event of an voluntary or involuntary liquidation, dissolution, or winding up of New Sharecare, the holders of New Sharecare common stock will be entitled to receive all the remaining assets of New Sharecare available for distribution to its stockholders, ratably in proportion to the number of shares of New Sharecare shares held by them.

On the liquidation, dissolution, distribution of assets or winding up of New Sharecare, each holder of New Sharecare Series A Preferred Stock will be entitled to receive a liquidation preference equal to the then outstanding principal amount, plus any accrued and unpaid dividends. If, upon the voluntary or involuntary liquidation, winding-up or dissolution of New Sharecare, the amounts payable with respect to such Liquidation Preference is not paid in full, the holders of the New Sharecare Series A Preferred Stock and any other such parity stock will share equally and ratably in any distribution of our assets in proportion to their Liquidation Preference. After payment of the full amount of the Liquidation Preference, the holders of the New Sharecare Series A Preferred Stock will have no right or claim to any of New Sharecare’s remaining assets.

Supermajority Voting Provisions
Article VIII of the FCAC bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of FCAC.

Article VIII of the Proposed Bylaws may not be amended without the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of New Sharecare.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent, and blank check preferred stock. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of FCAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections in the Proposed Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of FCAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

FCAC	New Sharecare
Preemptive Rights
There are no preemptive rights relating to the FCAC Shares.	There are no preemptive rights relating to the shares of New Sharecare common stock.
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The FCAC Board may exercise all such powers of FCAC and do all such lawful acts and things as are not by statute or FCAC’s Charter or FCAC’s bylaws directed or required to be exercised or done solely by stockholders.

The New Sharecare Board may exercise all such authority and powers of New Sharecare and do all such lawful acts and things as are not by statute or the Proposed Charter or Proposed Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The FCAC bylaws permits FCAC’s books and records to be kept within or outside the state of Delaware.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The Proposed Bylaws permit FCAC’s books and records to be kept within or outside the state of Delaware.

Choice of Forum

The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of FCAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of FCAC to FCAC or FCAC’s stockholders, (iii) any action asserting a claim against FCAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or FCAC’s bylaws, or (iv) any action asserting a claim against FCAC, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

The Proposed Charter generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the New Sharecare, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Sharecare to New Sharecare or New Sharecare’s stockholders, (iii) any action asserting a claim against New Sharecare, its directors, officers or employees arising pursuant to any provision of the DGCL or Proposed Charter or Proposed Bylaws, or (iv) any action asserting a claim against New Sharecare, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to FCAC regarding the beneficial ownership of FCAC common stock as of February 12, 2021 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New Sharecare common stock assuming that no public shares are redeemed, and alternatively that the maximum number of 30,302,755 public shares are redeemed.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of FCAC common stock pre-Business Combination is based on 43,125,000 shares of FCAC common stock (including 34,500,000 public shares and 8,625,000 founder shares) issued and outstanding as of May 25, 2021. The expected beneficial ownership of New Sharecare common stock held by the directors and executive officers of New Sharecare and each person who is expected to be the beneficial owner of more than 5% of such shares after the consummation of the Business Combination is based upon the number of shares of Sharecare capital stock and options to acquire such stock issued and outstanding as of May 25, 2021. The share numbers and ownership percentages set forth above do not take into account (a) Public Warrants and Private Placement Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of our IPO, which occurred on September 24, 2020), (b) the earnout shares to be held in escrow and subject to release to our Sponsor and the stockholder earnout group in accordance with the terms of the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the Sharecare 2021 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the share numbers and ownership percentages set forth above will be different.

	Before the Business Combination					After the Business Combination
Name and Address of Beneficial Owner	Number of shares of FCAC Class A common stock	% of Class A common stock	Number of shares of FCAC Class B common stock	% of Class B common stock	% of Total Voting Power**	Assuming No Redemption			Assuming Maximum Redemption
						Number of shares of New Sharecare Common Stock	%	Voting Power	Number of shares of New Sharecare Common Stock	%	Voting Power
Directors and Executive Officers of FCAC
Falcon Equity Investors LLC(1)(2)	—	—	8,565,000	99.3%	19.9%	5,139,000	1.5%	1.5%	5,139,000	1.5%	1.5%
Alan G. Mnuchin(1)(2)	—	—	8,565,000	99.3%	19.9%	5,139,000	1.5%	1.5%	5,139,000	1.5%	1.5%
Saif Rahman(2)	—	—	—	—	—	—	—	—	—	—	—
Jeff Sagansky(2)	—	—	—	—	—	—	—	—	—	—	—
Edgar Bronfman Jr.(2)	—	—	20,000	*	*	20,000	*	*	20,000	*	*
Karen Finerman(2)	—	—	20,000	*	*	20,000	*	*	20,000	*	*
Michael Ronen(2)	—	—	20,000	*	*	20,000	*	*	20,000	*	*
All Directors and Executive Officers of FCAC as a Group (Six Individuals)	—	—	60,000	*	*	5,199,000	1.5%	1.5%	5,199,000	1.5%	1.5%
5% Beneficial Owners of FCAC
Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander(3)	2,552,008	7.4%	—	—	5.92%	2,552,008	*	*	2,552,008	*	*
Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz(4)	2,216,257	6.42%	—	—	5.14%	2,216,257	*	*	2,216,257	*	*
HGC Investment Management Inc.(5)	2,970,000	8.61%	—	—	6.89%	2,970,000	*	*	2,970,000	*	*
UBS O’Connor LLC(6)	2,970,000	8.6%	—	—	6.89%	2,970,000	*	*	2,970,000	*	*
Ameriprise Financial, Inc.(7)	3,568,245	10.34%	—	—	5.96%	3,568,245	1.0%	1.0%	3,568,245	1.0%	1.0%

	Before the Business Combination					After the Business Combination
Name and Address of Beneficial Owner	Number of shares of FCAC Class A common stock	% of Class A common stock	Number of shares of FCAC Class B common stock	% of Class B common stock	% of Total Voting Power**	Assuming No Redemption			Assuming Maximum Redemption
						Number of shares of New Sharecare Common Stock	%	Voting Power	Number of shares of New Sharecare Common Stock	%	Voting Power
Directors and Executive Officers of New’ Sharecare After Consummation of the Business Combination
Alan G. Mnuchin(1)(2)	—	—	8,565,000	99.3%	19.9%	5,139,000	1.5%	1.5%	5,139,000	1.5%	1.5%
Jeff Sagansky(2)	—	—	—	—	—	—	—	—	—	—	—
Jeff Arnold(8)(9)	—	—	—	—	—	31,857,793	9.3%	9.2%	35,258,667	10.3%	10.2%
John Chadwick(10)	—	—	—	—	—	34,872,463	10.2%	10.0%	37,590,123	11.0%	10.9%
Ken Goulet(8)(11)	—	—	—	—	—	940,873	*	*	1,014,127	*	*
Rajeev Ronanki(8)	—	—	—	—	—	—	—	—	—	—	—
Dr. Sandro Galea(8)(12)	—	—	—	—	—	—	*	*	31,633	*	*
Justin Ferrero(8)(13)	—	—	—	—	—	6,736,910	2.0%	1.9%	7,748,892	2.3%	2.2%
Dawn Whaley(8)(14)	—	—	—	—	—	7,969,157	2.3%	2.3%	9,077,079	2.7%	2.6%
All Directors and Executive Officers of New Sharecare as a Group 10 Individuals)(15)	—	—	8,565,000	99.3%	19.9%	87,543,259	25.5%	25.2%	95,589,521	28.2%	27.8%
5% Beneficial Owners of New Sharecare
Claritas Capital(10)	—	—	—	—	—	34,872,463	10.2%	10.0%	37,590,123	11.0%	10.9%

____________

*        Denotes less than 1%

**      Percentage of total voting power prior to the Business Combination represents voting power with respect to all shares of FCAC Class A common stock and FCAC Class B common stock, as a single class. Percentage of total voting power following the Business Combination represents voting power with respect to all shares of New Sharecare common stock and New Sharecare Series A Preferred Stock (on an as converted basis), as a single class. Following the Business Combination, the New Sharecare Series A Preferred Stock will represent less than 5% of the total voting power of New Sharecare.

(1)      Falcon Equity Investors LLC is the record holder of the shares reported herein. Eagle Falcon JV Co LLC, which is controlled by Mr. Mnuchin, is the managing member of Falcon Equity Investors LLC and has voting and investment discretion with respect to the FCAC Class B common stock held of record by Falcon Equity Investors LLC. Eagle Falcon JV Co LLC and Mr. Mnuchin each disclaims any beneficial ownership of the securities held by Falcon Equity Investors LLC other than to the extent of any pecuniary interest each may have therein, directly or indirectly.

(2)      The business address of each of these stockholders is 660 Madison Avenue, 12th Floor, New York, NY 10065.

(3)      Pursuant to Amendment No.1 to Schedule 13G filed by such persons as a group with the SEC on February 2, 2021, each of Millennium Management LLC, Millennium Group Management LLC and Mr. Englander may be deemed the beneficial owner of 2,552,008 shares of the FCAC Class A common stock, as a result of holding directly or indirectly, 2,109,396 shares of FCAC Class A common stock and 442,612 FCAC Units (each consisting of one share of FCAC Class A common stock and 1/3rd of one public warrant of FCAC), with shared voting power and shared dispositive power with respect to such shares of FCAC Class A common stock. This amount includes: (A) 1,602,008 shares of FCAC Class A common stock beneficially owned by Integrated Core Strategies (US) LLC as a result of holding 1,484,397 shares of FCAC Class A common stock and 117,611 FCAC Units; (B) 625,000 shares of FCAC Class A common stock beneficially owned by Riverview Group LLC, as a result of holding 624,999 shares of FCAC Class A common stock and 1 FCAC Unit; and (C) 325,000 shares of FCAC Class A common stock beneficially owned by ICS Opportunities, Ltd., as a result of holding 325,000 FCAC Units. The principal business address for each of these stockholders is 666 Fifth Avenue, New York, New York 10103. Assumes holder does not exercise redemption rights in connection with the Business Combination.

(4)      Pursuant to a Schedule 13G filed by such persons as a group with the SEC on February 12, 2021, each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Mr. Litowitz may be deemed the beneficial owner of 2,216,257 FCAC Units (each consisting of one share of FCAC Class A common stock and 1/3rd of one public warrant of FCAC) with shared voting power and shared dispositive power with respect to 2,216,257 FCAC Units. This amount includes: (A) 725,772 Units held for the account of Magnetar Constellation Master Fund, Ltd.; (B) 208,756 Units held for the account of Magnetar Constellation Fund II, Ltd; (C) 34,257 Units held for the account of Magnetar Capital Master Fund Ltd.; (D) 255,582 Units held for the account of Magnetar Xing He Master Fund Ltd.; (E) 284,844 Units held for the account of Magnetar Structured Credit Fund, LP; (F) 231,000 Units held for the account of Magnetar Systematic Multi-Strategy Master Fund Ltd.; (G) 193,149 Units held for the account of Magnetar SC Fund Ltd.; (H) 146,325 Units held for the account of Magnetar Lake

Credit Fund LLC; (I) 91,698 Units held for the account of Purpose Alternative Credit Fund Ltd.; and (J) 44,874 Units held of the account of Purpose Alternative Credit Fund — T LLC. The principal business address for each of these stockholders is 660 Madison Avenue, 12th Floor New York, NY 10065. Assumes holder does not exercise redemption rights in connection with the Business Combination.

(5)      Pursuant to Schedule 13G filed by HCG Investment Management Inc. on February 16, 2021, HCG Investment Management Inc. has sole voting and dispositive power over 2,970,000 shares of FCAC’s Class A common stock. The business address of this stockholder is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(6)      Pursuant to Schedule 13G filed by UBS O’Connor LLC on February 16, 2021, UBS O’Connor LLC has sole voting and dispositive power over 2,970,000 shares of FCAC’s Class A common stock. UBS O’Connor LLC serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”), (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”), (iii) MA Hedge Fund Strategies Limited (“SGMA”) and (iv) Nineteen77 Global Merger Arbitrage Opportunity Fund (“NGMA”). In such capacity, the Reporting Person exercises voting and investment power over the shares of Common Stock held for the account of GLEA, OGMA SGMA and NGMA. As a result, the Reporting Person may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of FCAC Class A common stock held for the account of GLEA, OGMA, SGMA and NGMA. The business address of this stockholder is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(7)      Pursuant to Schedule 13G filed by such persons with the SEC on March 10, 2021, Columbia Small Cap Growth Fund I (“Fund”) may be deemed the beneficial owner of, and has sole voting and shared dispositive power with respect to, 2,364,963 shares of the FCAC Class A common stock. As investment adviser to the Fund and various other registered and unregistered investment companies and other managed accounts, Columbia Management Investment Advisers, LLC (“CMIA”) may be deemed to beneficially own, and has shared voting and dispositive power over, 3,568,245 shares, including those reported by the Fund. As the parent company of CMIA, AFI may be deemed to beneficially own the shares reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on the Schedule 13G. The principal business address for this stockholder is 145 American Financial Center, Minneapolis, MN 55474.

(8)      The business address of each of these stockholders is 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305.

(9)      Consists of (i) 10,901,365 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 24,357,302 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case prior to giving effect to the payment of any Cash Consideration.

(10)    Consists of 37,590,123 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock, prior to giving effect to the payment of any Cash Consideration, held by affiliates of Claritas Capital (such entities, collectively, “Claritas Capital”). John Chadwick, founder and partner of Claritas Capital, has voting and investment discretion with respect to the shares held of record by Claritas. Mr. Chadwick disclaims any beneficial ownership of the securities held by Claritas Capital other than to the extent of any pecuniary interest each may have therein, directly or indirectly. The principal address for Claritas Capital is 30 Burton Hills Boulevard, Suite 100, Nashville, TN 37215.

(11)    Consists of (i) 365,423 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 648,704 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case, prior to giving effect to the payment of any Cash Consideration.

(12)    Consists of (i) 7,507 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 24,126 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case, prior to giving effect to the payment of any Cash Consideration.

(13)    Consists of (i) 1,202,829 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 6,546,063 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case, prior to giving effect to the payment of any Cash Consideration.

(14)    Consists of (i) 2,645,205 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 6,431,874 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case, prior to giving effect to the payment of any Cash Consideration.

(15)    Consists of an aggregate (i) 52,712,452 shares of New Sharecare common stock issued in exchange for outstanding pre-merger Sharecare common stock, warrants and preferred stock and (ii) 38,008,069 shares of New Sharecare common stock issuable upon the exercise of New Sharecare options issued in exchange of pre-merger Sharecare options within 60 days of May 25, 2021, in each case, prior to giving effect to the payment of any Cash Consideration.

NEW SHARECARE MANAGEMENT AFTER THE BUSINESS COMBINATION

The following is a list of the persons who are anticipated to be New Sharecare’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Jeff Arnold	51	Founder, Chief Executive Officer, Chairman and Director
Justin Ferrero	48	President, Chief Financial Officer
Dawn Whaley	52	President, Chief Marketing Officer
Pam Shipley	50	Chief Operating Officer
John Chadwick	54	Director
Ken Goulet	62	Director
Alan G. Mnuchin	60	Director
Rajeev Ronanki	50	Director
Jeff Sagansky	69	Director
Dr. Sandro Galea	50	Director

Jeff Arnold founded and has been the chairman and chief executive officer of Sharecare since Sharecare’s inception in 2012. Prior to founding Sharecare, Mr. Arnold was chairman and CEO of HowStuffWorks.com, until its sale to Discovery Communications in 2007, where he then served as chief digital strategy officer and chief architect of The Curiosity Project, until December 2011. Prior to that, in 1998, he founded and served as CEO of WebMD until 2000. Mr. Arnold has been widely recognized for his innovative contributions to media, healthcare, and technology throughout the years, including: EY naming him Entrepreneur Of The Year in the Southeast twice; being inducted into the American Academy of Achievement; being named a Global Leader of Tomorrow by the World Economic Forum; being presented with the Blumenthal Award by Johns Hopkins University; being inducted into the Honor Society of Nursing, Sigma Theta Tau International, as an honorary member; receiving the Phoenix Award by the State of Georgia; being inducted into the Technology Hall of Fame of Georgia; named a Health Care Hero by the Atlanta Business Chronicle; presented with a Groundbreaker Award by Atlanta Magazine; and honored by the Atlanta chapter of the IndUS Entrepreneurs with a Lifetime Achievement Award. Mr. Arnold is a graduate of the University of Georgia, where he majored in communications studies. He has been on numerous boards for public, private, and charitable organizations over the years and currently serves on the board of Five Star Travel, Inc., is acting chairman of Forbes Travel Guide and co-chairman of Endeavor Atlanta.

We believe Mr. Arnold is qualified to serve on the board of directors of New Sharecare due, among other things, to his role as founder of Sharecare and chief executive officer since its inception.

Justin Ferrero has served as president and chief financial officer of Sharecare since Sharecare’s inception in 2012. Responsible for technology, finance, corporate development, and strategic partnerships since Sharecare’s inception, Mr. Ferrero has played a key leadership role in helping to drive Sharecare’s long-term growth strategy. Before joining Sharecare, Mr. Ferrero was executive vice president and chief financial officer for HowStuffWorks until 2011. Before HowStuffWorks, Mr. Ferrero was a partner and founding member of The Convex Group, a media and technology holding company that owned HowStuffWorks until its sale to Discovery. Prior to The Convex Group, Mr. Ferrero was an associate with the Conseco Private Capital Group, where he gained extensive experience in corporate finance, mergers and acquisitions, and corporate organization and governance. Mr. Ferrero holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill. Mr. Ferrero currently serves on the board of directors for Forbes Travel Guide. He was named in 2020 and 2021 to Atlanta Magazine’s Atlanta 500, a list of the city’s most influential leaders.

Dawn Whaley has served as president and chief marketing officer of Sharecare since Sharecare’s inception in 2012. Ms. Whaley is involved in the development of overall corporate strategy and scaling operational execution, and is directly responsible for marketing, strategic partnerships, and business development. Previously, Ms. Whaley was the executive vice president of marketing and strategic relationships for HowStuffWorks, where she helped manage operations, marketing, and corporate development. Ms. Whaley was also a founding member of The Convex Group, the media and technology holding company that acquired HowStuffWorks in 2002, until its sale to Discovery. Prior to her role with The Convex Group, Ms. Whaley served as executive vice president for Alexander Ogilvy Public Relations, a leading, high-tech communications firm, and helped to orchestrate its acquisition by WPP in 1998.

Ms. Whaley currently holds a bachelor’s degree in telecommunications and business management from the University of Georgia. Ms. Whaley currently holds positions on the boards of directors for Forbes Travel Guide and the American Heart Association’s Metro Atlanta Division, for which she served on the executive committee of the 2016 Go Red for Women annual fundraiser. Additionally, she was recently named to the Atlanta 500, bestowed with Atlanta Magazine’s Groundbreaker Award and selected as a Diversity in Technology Game Changer by the Technology Association of Georgia.

Pam Shipley has served as executive vice president, chief operating officer, and chief client officer of Sharecare since September 2020. Bringing more than 30 years of experience in healthcare to her role, Ms. Shipley oversees Sharecare’s ongoing operational growth and end-to-end delivery of its comprehensive virtual health platform, services, and solutions. Ms. Shipley joined Sharecare from Centene Corporation, a Fortune 50 company and leading multi-national healthcare enterprise, where she served as Senior Vice President, Markets, with oversight and responsibility for multiple markets in the South, East, and Midwest regions. Spanning her 12 years with Centene, Ms. Shipley was responsible for strategy and business development for Envolve. She also led the Provider division, the Business Implementation Group and IT Configuration Unit, served as Plan President and was the company’s first Executive Sponsor for Digital Transformation. Prior to Centene, Ms. Shipley held a number of positions at other leading healthcare organizations, including UnitedHealthcare. In 2018, Ms. Shipley was chosen by the McKinsey Group to be included in their “Remarkable Women” program, for which a dozen women are selected each year across the world. She has also served as the executive sponsor for Centene’s women’s Employee Inclusion Group, I.N.S.P.I.R.E., is a member of Women Business Leaders, and sits on the Advisory Board of Nuvo Cares. Ms. Shipley attended Villanova University and received her B.S. from Chestnut Hill College in Philadelphia.

John Chadwick founded and has been a partner of Claritas Capital since its inception in 2001. Mr. Chadwick has over thirty years of experience in financial services, with over twenty five years of experience in venture capital and private equity. Mr. Chadwick represents Claritas Capital on the boards of directors of numerous privately held companies, including FOH & BOH, Forbes Travel Guide, Genomind, MyWoundDoctor, Sharecare, StudioNow and TwelveStone Health Partners; and serves as an observer to the board of directors of Cogitativo. During his tenure as a partner of Claritas Capital, Mr. Chadwick has overseen numerous investments, including Continuum 700 (sold to T-Mobile), Entrada (sold to NextGen), Empyrean Benefit Solutions (sold to Securian Financial), HCA Healthcare (IPO) and StudioNow (sold to AOL). Prior to founding Claritas Capital, Mr. Chadwick was a partner at Richland Ventures and a Vice President of the Energy Group at Chemical Bank Mr. Chadwick also serves on the board of directors of W. S. Farish & Company, a private trust company. Mr. Chadwick earned an MBA from the Wharton School at the University of Pennsylvania and a B.A. from the University of Virginia.

We believe Mr. Chadwick is qualified to serve on the board of directors of New Sharecare due, among other things, to his extensive experience in healthcare, financings and capital structure and corporate governance.

Ken Goulet previously served as Executive Vice President, President Commercial & Specialty Businesses at Anthem, Inc. (which we refer to in this proxy statement/prospectus as the “Strategic Investor”) from August 2012 until September 2015 and as Executive Vice President, President Commercial Business Unit of the Strategic Investor from October 2007 until August 2012. Prior to that, he also served as Senior Vice President, President of National Accounts and National Sales & Account Management at the Strategic Investor (previously known as WellPoint, Inc.) from September 2006 until October 2007. During his time at the Strategic Investor, Mr. Goulet’s responsibilities included Strategy, Marketing, Product, Medical Management, Provider Engagement & Contracting and Service Operations. He successfully led the Strategic Investor through the industry’s turbulent transition to the Affordable Care Act, developing and executing the strategy and implementation of Public Exchanges. In addition, he successfully advanced Provider Collaboration strategies across the enterprise; integrated and grew the Strategic Investor’s Specialty Companies and organically grew the Strategic Investor’s Commercial Business. Before joining the Strategic Investor, Mr. Goulet spent 23 years at CIGNA Corporation where he held a number of management, sales and operations positions.

Mr. Goulet also has experience serving on a number of public and private company boards, including his current position as member of the board of directors of CHP Merger Corp. (Nasdaq: CHPMU), as well as positions on the board of several privately held companies within the healthcare industry, including Behavioral Health Group, EmpiRx, IPG, OODA Health, Quartet Health and Sharecare. He also sits on the advisory boards of Brave Health, Carecentrix and NationsHearing. From December 2015 until August 2018, Mr. Goulet served on the board of directors of Cotiviti

(NYSE: COTV), prior to its acquisition by Veritas Capital. From April 2016 until March 2017, Mr. Goulet served on the board of Surgical Care Affiliates (Nasdaq: SCAI), prior to its acquisition by UnitedHealth’s Optum. Mr. Goulet received a Bachelor’s degree in economics from Trinity College in Hartford, Connecticut.

We believe Mr. Goulet is qualified to serve on the board of directors of New Sharecare due, among other things, to his extensive experience leading organizations as a senior executive in the digital healthcare space.

Alan G. Mnuchin has served as Chief Executive Officer and Chairman of FCAC since June 5, 2020. Mr. Mnuchin founded and has been the chief executive officer of Ariliam Group, a principal investment and strategic consulting firm, since 2019. Mr. Mnuchin has invested in various media and technology companies prior to and since founding Ariliam Group. Since May 2020, Mr. Mnuchin has served as a member of the board of directors of Flying Eagle. Mr. Mnuchin served as a member of the board of directors of Target Hospitality Corp. (Nasdaq: TH) from January 2019 to March 2019. In 2003, Mr. Mnuchin formed the boutique investment bank AGM Partners LLC, through which he has acted as a strategic M&A advisor to leading corporate, entrepreneurial and private equity clients on transactions totaling over $80 billion. Prior to founding AGM Partners, Mr. Mnuchin was the global head of the media group of Lehman Brothers from 2000 to 2003. Previously, Mr. Mnuchin was head of the media and entertainment group at Bear Stearns from 1996 to 2000. Prior to joining Bear Stearns, Mr. Mnuchin was a senior member of the communications, media and entertainment group at The Goldman Sachs Group, Inc. (NYSE: GS), where he started his career in 1984, with primary responsibility for the group’s media industry efforts. Mr. Mnuchin earned an MBA from the University of Chicago and a B.S. from the Wharton School at the University of Pennsylvania.

Rajeev Ronanki has served as the Senior Vice President & Chief Digital Officer of the Strategic Investor since June 2018, where he leads the execution of the Strategic Investor’s Digital, Artificial Intelligence, Exponential Technology and Innovation portfolios. His experience spans over 20 years of innovation-driven industry and social change across healthcare and technology. Prior to joining the Strategic Investor, Mr. Ronanki was a Partner at Deloitte Consulting, LLC from June 2008 to June 2018, where he established and led Deloitte’s Life Sciences and Healthcare Advanced Analytics, Artificial Intelligence and Innovation practices. Additionally, he was instrumental in shaping Deloitte’s blockchain and cryptocurrency solutions and authored pieces on various exponential technology topics. Mr. Ronanki also led Deloitte’s strategic partnerships across a wide range of innovation programs, such as doc.ai, Singularity University, Exponential Conference Series and MIT Media Labs, that seek to evangelize disruptive technologies like artificial intelligence, blockchain and precision medicine. Mr. Ronanki obtained a Bachelor’s Degree in Mechanical Engineering from Osmania University in India and a Master’s Degree in Computer Science from the University of Pennsylvania.

We believe Mr. Ronanki is qualified to serve on the board of directors of New Sharecare due, among other things, to his extensive leading digital innovation in the healthcare space, including as a senior executive of the Strategic Investor.

Jeff Sagansky has served as a director of FCAC since its IPO in September, 2020. Mr. Sagansky was the chief executive officer and chairman of Diamond Eagle Acquisition Corp. from March 2019 until the consummation of its business combination in April 2020. Mr. Sagansky served as the chief executive officer and chairman of Platinum Eagle from December 2017 until the consummation of its business combination with Target Hospitality in March 2019, and continues to serve as a member of Target Hospitality’s board of directors. Mr. Sagansky has been a director of WillScot Corporation since Double Eagle was formed in June 2015 and served as Double Eagle’s president and chief executive officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky is a co-founder of Hemisphere Capital Management LLC, a private finance company that specializes in special opportunity equity and credit investments in the media and entertainment industry. Mr. Sagansky also co-founded, together with Harry E. Sloan, Global Eagle Acquisition, which completed its business combination with Row 44 and AIA in January 2013. Mr. Sagansky served as Global Eagle Acquisition’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle, which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. In March 2018, Videocon d2h merged with and into Dish TV India Limited (NSE: DISHTV). Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.

Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment, or SPE, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America, or SCA, Mr. Sagansky oversaw the 1997 merger of SCA’s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony PlayStation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’s ratings rise from third to first place in eighteen months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films. Mr. Sagansky graduated with a B.A. from Harvard College and an MBA from Harvard Business School. He also serves on the boards of Omio and Imagine Entertainment.

Dr. Sandro Galea is a physician, epidemiologist and author and has served as the Robert A. Knox Professor, since January 2016, and Dean, since January 2015, at the Boston University School of Public Health. Dr. Galea previously held academic and leadership positions at Columbia University, the University of Michigan and the New York Academy of Medicine, including as the Gelman Professor and Chair of the Department of Epidemiology at the Columbia University Mailman School of Public Health. Dr. Galea has published over 900 scientific journal articles, 50 chapters and 18 books and his research has been cited over 70,000 times and featured extensively in current periodicals and newspapers. Dr. Galea has also published widely in the lay press, including in The Wall Street Journal, Harvard Business Review, The Boston Globe and The New York Times, and he is a regular contributor to Fortune. Dr. Galea is an elected member of the National Academy of Medicine and currently chairs the Rockefeller-Boston University Determinants, Data, Decision Making (3-D) global high-level commission. He has served as board Chair of the Association of Schools and Programs of Public Health, president of the Society for Epidemiologic Research and the Interdisciplinary Society for Population Health Science. Dr. Galea was named one of TIME magazine’s epidemiology innovators in 2006 and has been listed by Thomson Reuters/Clarivate as one of the “World’s Most Influential Scientific Minds” for the social sciences since 2015.

Dr. Galea has received several lifetime achievement awards for his research, including the Rema Lapouse Award from the American Public Health Association and the Robert S. Laufer Award from the International Society for Traumatic Stress. Dr Galea serves frequently on advisory groups to national and global organizations. He formerly served as chair of the New York City Department of Health and Mental Hygiene’s Community Services Board and as a member of its Health Board. He served on the Advisory Council of the National Institute on Minority Health and Health Disparities, and on the Board of Scientific Counselors, Office of Public Health Preparedness and Response. More recently, he has served on several national and state COVID-19 committees, including co-chairing the Massachusetts Public Health Association Emergency Task Force on Coronavirus and Equity. Dr. Galea holds a medical degree from the University of Toronto, graduate degrees from Harvard University and Columbia University, and an honorary doctorate from the University of Glasgow.

We believe Dr. Galea is qualified to serve on the board of directors of New Sharecare due, among other things, to his extensive expertise in the medical field and significant contributions to field of medicine and social sciences.

Classified Board of Directors

In connection with the Business Combination, the New Sharecare Board will be reconstituted and initially be comprised of seven members. Following the Closing of the Business Combination, New Sharecare also expect to appoint two additional independent directors to the New Sharecare Board. We believe it is in the best interests of New Sharecare for the New Sharecare Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Each Class I director, consisting of Dr. Sandro Galea and Jeff Sagansky, will have a term that expires at New Sharecare’s annual meeting of stockholders in 2022, each Class II director, consisting of Ken Goulet and Alan G. Mnuchin, will have a term that expires at New Sharecare’s annual meeting of stockholders in 2023 and each Class III director, consisting of Jeff Arnold, John Chadwick and Rajeev Ronanki, will have a term that expires at New Sharecare’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. If appointed, the additional independent directors are expected to be appointed as a Class I and Class II director, respectively.

Committees of the Board of Directors

The standing committees of New Sharecare Board shall consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the New Sharecare Board as they deem appropriate and as the New Sharecare Board may request. The composition, duties and responsibilities of these committees are set forth below. The New Sharecare Board may also convene additional committees as necessary and in accordance with the organizational documents of New Sharecare.

Audit Committee

The audit committee of the New Sharecare Board will be responsible for, among other matters:

•        assisting the New Sharecare Board in the oversight of (i) the accounting and financial reporting processes of New Sharecare and the audits of the financial statements of New Sharecare, (ii) the preparation and integrity of the financial statements of New Sharecare, (iii) the compliance by New Sharecare with financial statement and regulatory requirements, (iv) the performance of New Sharecare’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of New Sharecare’s independent registered public accounting firms;

•        reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•        reviewing and discussing with management and internal auditors New Sharecare’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•        reviewing and discussing with management, internal auditors and independent registered public accounting firm New Sharecare’s financial and critical accounting practices, and policies relating to risk assessment and management;

•        receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of New Sharecare’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•        reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of New Sharecare prior to the filing of New Sharecare’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•        reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•        discussing with management and the independent registered public accounting firm any changes in New Sharecare’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•        reviewing material pending legal proceedings involving New Sharecare and other contingent liabilities;

•        meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•        reviewing and approving all transactions between New Sharecare and related parties or affiliates of the officers of New Sharecare requiring disclosure under Item 404 of Regulation S-K prior to New Sharecare entering into such;

•        establishing procedures for the receipt, retention and treatment of complaints received by New Sharecare regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•        reviewing periodically with New Sharecare’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding New Sharecare’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities; and

•        establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

We anticipate the audit committee of New Sharecare’s Board will be appointed promptly following the Business Combination and that each member appointed will qualify as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Each member of the audit committee shall be financially literate and certain members shall be “audit committee financial experts” as defined in applicable SEC rules. The New Sharecare Board will adopt a written charter for the audit committee, which will be available on New Sharecare’s corporate website, when adopted.

Compensation Committee

The compensation committee of the New Sharecare Board will be responsible for, among other matters:

•        reviewing the performance of the Chief Executive Officer and executive management;

•        assisting the New Sharecare Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•        reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and New Sharecare’s philosophy;

•        approving the salaries, bonus and other compensation for all executive officers;

•        reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•        reviewing and discussing with the New Sharecare Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•        reviewing and making recommendations concerning executive compensation policies and plans;

•        reviewing and recommending to the New Sharecare Board the adoption of or changes to the compensation of New Sharecare’s directors;

•        reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the New Sharecare Board;

•        reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the New Sharecare Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for New Sharecare’s executive officers and employees;

•        reviewing periodic reports from management on matters relating to New Sharecare’s personnel appointments and practices;

•        assisting management in complying with New Sharecare’s proxy statement and annual report disclosure requirements;

•        issuing an annual Report of the Compensation Committee on Executive Compensation for New Sharecare’s annual proxy statement in compliance with applicable SEC rules and regulations, if required;

•        annually evaluating the Committee’s performance and the committee’s charter and recommending to the New Sharecare Board any proposed changes to the charter or the committee; and

•        undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

We anticipate the compensation committee of New Sharecare’s Board will be appointed promptly following the Business Combination and that each member appointed and that each member appointed will qualify as an independent director according to the rules and regulations of Nasdaq with respect to compensation committee membership. The New Sharecare Board will adopt a written charter for the compensation committee, which will be available on New Sharecare’s corporate website, when adopted.

Nominating and Governance Committee

The nominating and governance committee of the New Sharecare Board will be responsible for, among other matters:

•        developing and recommending to the New Sharecare Board the criteria for appointment as a director;

•        identifying, considering, recruiting and recommending candidates to fill new positions on New Sharecare’s Board;

•        reviewing candidates recommended by New Sharecare stockholders;

•        conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•        recommending director nominees for approval by the New Sharecare Board and election by the stockholders of New Sharecare at the next annual meeting.

The nominating and governance committee will establish specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of New Sharecare will consider educational background, diversity of professional experience, knowledge of the business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of New Sharecare stockholders.

We anticipate the nominating and governance committee of New Sharecare’s Board will be appointed promptly following the Business Combination and that each member appointed will qualify as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to nominating and governance committee membership. The New Sharecare Board will adopt a written charter for the nominating and governance committee, which will be available on New Sharecare’s corporate website, when adopted.

Code of Ethics

The New Sharecare Board will adopt a Code of Ethics applicable to New Sharecare’s management team and employees in accordance with applicable federal securities laws. A copy of the Code of Ethics, and any future amendments will be made available on New Sharecare’s corporate website, when adopted, and New Sharecare will disclose any amendments or waivers of certain provisions of their Code of Ethics in a current report on Form 8-K, as legally required.

Communications with the Board of Directors

Following the completion of the Business Combination, interested parties wishing to communicate with the New Sharecare Board or with an individual member or members of the New Sharecare Board may do so by writing to the New Sharecare Board or to the particular member or members of the New Sharecare Board, and mailing the correspondence to Sharecare, Inc., 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305 c/o Corporate Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of New Sharecare common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of New Sharecare common stock that are owned of record by the record holder and beneficially by the beneficial owner.

EXECUTIVE COMPENSATION

FCAC

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of an Initial Business Combination and our liquidation, we have agreed to pay our Sponsor (or an affiliate thereof) a total of $15,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, were and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or any of their respective affiliates. Any such payments prior to an Initial Business Combination were or will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we have not implemented any additional controls governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an Initial Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by the company to our Sponsor, officers, directors or any of their respective affiliates, prior to completion of an Initial Business Combination.

In the event that the Business Combination is approved, we expect that certain of our directors and officers will continue to serve as part of the management team of Sharecare in the capacity of directors. We intend to enter into employment agreements with the current members of Sharecare’s management team, and are currently negotiating the terms of those agreements in consultation with an independent compensation consultant engaged to assist in determining appropriate compensation arrangements for the Sharecare management team. We also expect that members of the Sharecare management team will receive equity-based incentive compensation awards from time to time pursuant to the 2021 Plan, subject to approval of “Proposal No. 5 — The Incentive Plan Proposal.” See “— Sharecare Executive Officer and Director Compensation Following the Business Combination” below for more information on compensation arrangements for Sharecare.

For more information about the interests of our Sponsor, directors and officers in the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Sharecare

This section provides an overview of Sharecare’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding Sharecare’s named executive officers, or NEOs, in the summary compensation table below. For 2020, Sharecare’s NEOs were:

Name	Position
Jeff Arnold	Founder, Chairman and Chief Executive Officer
Justin Ferrero	President and Chief Financial Officer
Dawn Whaley	President and Chief Marketing Officer

To achieve Sharecare’s goals, Sharecare has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

Sharecare believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Sharecare’s current compensation programs reflect its startup origins in that they consist primarily of salary, cash bonus and long-term equity awards, including stock options. As Sharecare’s needs evolve, Sharecare intends to continue to evaluate its philosophy and compensation programs as circumstances require. Sharecare’s compensation committee of its board of directors, with input from its Chief Executive Officer (with respect to compensation of the other NEOs), has historically determined the compensation for Sharecare’s NEOs.

Compensation of Sharecare’s NEOs is comprised of three key components: base salary, short-term cash incentive and long-term equity incentive.

Core Component	Objective/Features
Salary	Base Salary	Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with each NEO's responsibilities, experience and performance in relation to the marketplace.
Bonus	Annual Cash Bonus	Annual cash bonus is paid to incentivize the NEOs to achieve annual financial and operating performance targets which are established at the beginning of each year (for 2020, revenue and EBITDA (a non-GAAP measure calculated as net income before interests, taxes, depreciation and amortization)) set forth in Sharecare's annual budget, determined by Sharecare's board of directors. The milestones for each NEO's annual cash bonus are provided for in their respective employment agreements and are subject to semiannual review by the compensation committee of Sharecare's board of directors.
Long-Term Equity Incentive	Stock Options	Stock options are used to provide a strong incentive for creation of long-term stockholder value. Stock options may be exercised to provide value to executives to the extent Sharecare's stock price appreciates after the grant date to enhance retention and long-term thinking. Stock options granted have a maximum life of ten years and generally vest ratably over a service period of up to five years.
Perquisites	Health and Welfare Benefits	Sharecare provides benefits to its NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; long-term disability insurance; and a tax-qualified Section 401(k) plan for which de minimis matching by Sharecare is provided. Sharecare does not maintain any executive-specific benefit or perquisite programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for the year ended December 31, 2020.

Name and principal position	Year	Salary ($)(1)	Option awards ($)(2)	Non-equity Incentive Plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Jeff Arnold Founder, Chairman and Chief Executive Officer	2020	750,000	15,855,852	300,000	1,357,701	18,263,553
Justin Ferrero President and Chief Financial Officer	2020	550,000	4,816,996	175,000	7,784	5,549,780
Dawn Whaley President and Chief Marketing Officer	2020	550,000	4,816,996	175,000	25,576	5,567,572

____________

(1)      The amounts in this column include salary earned by the executive in 2020 but not paid in 2020, as a result of the COVID-19 pandemic.

(2)      The amounts represent the aggregate grant-date fair value of options granted to each NEO, computed in accordance with the FASB’s Accounting Standards Codification (“ASC”) Topic 718. See Note 1 to Sharecare’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by Sharecare in determining the grant-date fair value of Sharecare’s equity awards. In addition, the amounts in this column include options with an aggregate fair market value of $9,998,957.96 in the case of Mr. Arnold, $1,698,652.10 in the case of Mr. Ferrero and $1,698,652.10 in the case of Ms. Whaley, that in each case were granted by the compensation committee of Sharecare’s board of directors upon expiration of existing options. See “2020 Option Grants” below.

(3)      The amounts in this column represent annual cash bonus incentive payments to Sharecare’s NEOs in accordance with the terms of their respective employment agreements. For 2020, the compensation committee of Sharecare’s board of directors adjusted bonus milestones for each NEO at the end of the year to account for the proforma effect of certain events, in accordance with the terms of each NEO’s individual employment agreement.

(4)      Amounts in this column for 2020 are detailed in the table below:

Name	401(k) Match/ pension ($)	Life insurance ($)	Disability insurance ($)	Medical ($)	Additional Compensation for Historical Expenses(a) ($)	Total all other compensation ($)
Jeff Arnold	—	848	1,080	22,440	1,333,333	1,357,701
Justin Ferrero	—	656	1,080	6,048	—	7,784
Dawn Whaley	1,400	656	1,080	22,440	—	25,576

____________

(a)      Mr. Arnold’s employment agreement in effect during fiscal year 2020 provides for additional compensation of $1,333,333 to cover historical business expenses for which Mr. Arnold did not seek reimbursement, incurred in the Company’s early years by him during the performance of his duties and on behalf of and in the promotion of Sharecare’s interest.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Sharecare’s NEOs consisted of base salary, cash bonus and incentive compensation delivered in the form of stock options.

Agreements with Sharecare’s NEOs

Sharecare entered into employment agreements with each of Sharecare’s NEOs. The following description is intended as a summary of the employment agreements.

The term of each employment agreement is three years, each ending on December 31, 2023, after which, in the event that an agreement is not renewed, such NEO automatically becomes an at-will employee. The employment agreements set forth the terms and conditions of employment of each NEO, including base salary, annual performance cash bonus opportunity, standard employee benefit plan participation, reimbursement of expenditures, vacation and severance benefits. Each employment agreement also includes certain restrictive covenants that generally prohibit the individual from competing against Sharecare for a period through the later of (i) December 31, 2023 and (ii) the first anniversary of the termination of employment or resignation (such period, the “Non-Compete Period”); provided that Sharecare may extend such period by an additional year by providing notice 30 days prior to the expiration of such period. Additionally, Mr. Arnold’s employment agreement also provides for an annual allowance of $1 million to cover certain ongoing and historical costs incurred by him during the performance of his duties and on behalf of and in the promotion of Sharecare’s interests.

The employment agreements of Ms. Whaley and Mr. Ferrero each provide for: (i) a base salary of $550,000 per year, which was increased to $650,000 on January 1, 2021; and (ii) eligibility to receive a performance bonus of up to $450,000 for 2020 and, for each year thereafter, a performance bonus of up to $638,181. Mr. Arnold’s employment agreement provides for: (i) a base salary of $750,000 per year, which was increased to $850,000 on January 1, 2021; and (ii) eligibility to receive a performance bonus of up to $750,000 for 2020 and, for each year thereafter, a performance bonus of up to $1,200,000.

For the fiscal year ended December 31, 2020, Ms. Whaley and Mr. Ferrero each received annual cash bonuses of $175,000 and Mr. Arnold received an annual cash bonus of $300,000. Under the employment agreements of each of Sharecare’s NEOs, performance bonus amounts for 2021 and thereafter are tied to revenue and EBITDA (a non-GAAP measure calculated as net income before interests, taxes, depreciation and amortization) targets set forth in the annual budgets to be approved by Sharecare’s board of directors. The milestones are subject to semiannual review by the compensation committee of Sharecare’s board of directors.

For further discussion regarding benefits under the employment agreements triggered by termination or change in control, see “Potential Payments Upon Termination or Change of Control” below.

Sharecare Stock Option Plan

In September 2010, Sharecare’s stockholders approved the 2010 Plan. The 2010 Plan provided for the award of stock options (incentive and nonqualified), restricted stock and restricted stock units to officers, directors, employees and consultants who provide services to Sharecare. In September 2020, Sharecare’s stockholders approved the 2020 Plan. The 2020 Plan replaced the Sharecare 2010 Plan (which terminated in accordance with its terms, on September 25, 2020) and provides for the award of stock options (incentive and nonstatutory), stock appreciation rights, restricted stock units and other stock awards, to officers, directors, employees and consultants who provide services to Sharecare.

The Plans are administered by Sharecare’s board of directors, or a committee thereof, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the Plans cannot exceed ten years. Under the Plans, stock options cannot have an exercise price less than 100% of the fair market value of Sharecare common stock on the grant date. If the individual possesses more than 10% of the combined voting power of all classes of stock of Sharecare, generally the exercise price cannot be less than 110% of the fair market of a share of common stock on the date of such grant.

Sharecare reserved 1,050,000 shares for issuance under the 2010 Plan. Under the 2020 Plan, the amount of shares reserved for issuance include 500,000 shares, plus any shares that were granted under the 2010 Plan that are forfeited, expire or are cancelled or were authorized but unawarded under the 2010 Plan, on or after September 25, 2020. Sharecare’s board of directors may terminate the 2020 Plan at any time. Unless sooner terminated, the 2020 Plan will terminate ten years after the effective date of the Plan. During 2020, Sharecare’s NEOs received awards under both Plans, subject to individual award agreements. For further details, see “Outstanding Equity Awards at Fiscal 2020 Year End” and “Potential Payments Upon Termination or Change of Control” below.

2020 Option Grants

In April and October 2020, the compensation committee of Sharecare’s board of directors decided to make stock option grants to each NEO upon expiration of options previously granted to each NEO under the 2010 Plan. The value and exercise price of these grants were determined based on the value of the options that expired. Such April and October 2020 options had an aggregate fair market value of $9,998,957.96 in the case of Mr. Arnold, $1,698,652.10 in the case of Mr. Ferrero and $1,698,652.10 in the case of Ms. Whaley. For further details, see “Outstanding Equity Awards at Fiscal 2020 Year End” below.

Pursuant to the Merger Agreement, no new awards will be granted under the Plans effective immediately prior to the Closing, and provided that the Sharecare 2021 Omnibus Incentive Plan is adopted pursuant to the Incentive Plan Proposal, future awards will be made under the Sharecare 2021 Omnibus Incentive Plan. As described under the sections entitled “Questions and Answers About the Business Combination and the Special Meeting — What will Sharecare’s equity holders receive in connection with the Business Combination?” beginning on page 10 and “Description of New Sharecare Securities” beginning on page 207, outstanding awards under the Plans will be treated in accordance with the provisions of the Merger Agreement.

Benefits and Perquisites

Sharecare provides benefits to its NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan. Sharecare does not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

Sharecare provides a tax-qualified Section 401(k) plan for all employees, including the NEOs. Sharecare provides a match for participants’ elective contributions to the 401(k) plan with a maximum match of $1,500 per employee. Sharecare does not provide to employees, including its NEOs, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments Upon Termination or Change of Control

The employment agreements for each of Sharecare’s NEOs provide for post-termination benefits in a variety of circumstances. The amount of compensation payable in some cases may vary depending on the nature of the termination, whether as a result of termination with or without cause, termination for good reason and in the event of disability or death of the NEO. The following are general definitions have been summarized and are qualified in their entirety by the full text of the applicable agreements to which Sharecare’s NEOs are parties.

The employment agreements for each of Sharecare’s NEOs provide for the payment of severance and benefits if their agreement is terminated without cause or if such NEO resigns for good reason subject to such Sharecare NEO’s execution and non-revocation of a release agreement in favor of Sharecare. The employment agreements of Ms. Whaley and Mr. Ferrero each provide for severance payments consisting of quarterly payments equal to one fourth of their base salary plus one fourth of their performance bonus (calculated at 82% of their base salary), in each case paid after such termination or resignation, as the case may be, through the Non-Compete Period, with the final quarterly payment subject to pro-ration if the final period of the Non-Compete Period is less than a calendar quarter. The employment agreement of Mr. Arnold provides for severance payments consisting of quarterly payments equal to one fourth of his base salary plus one fourth of his performance bonus (calculated at 100% of his base salary), plus one fourth of his annual allowance, in each case paid after a without cause termination or good reason resignation, as the case may be, through the Non-Compete Period, with the final quarterly payment subject to pro-ration if the final period of the Non-Compete Period is less than a calendar quarter.

For purposes of the agreements, “cause” means (i) the NEO’s conviction of or plea of guilty to any felony; (ii) the NEO’s habitual failure to perform substantially the duties of their position (other than such failure resulting from illness); or (iii) the NEO’s material breach of any obligations to Sharecare under the employment agreement which has a substantial, adverse effect on Sharecare, in each case provided that the NEO has received written notice of such breach, and such NEO fails to cure the event within 30 days following the receipt of such notice. “Good reason” under the agreements means the occurrence of any of the following events without the written consent of NEO:(i) a reduction in base salary or performance bonus opportunity (other than an insubstantial and inadvertent reduction in base salary not occurring in bad faith and which is remedied by Sharecare within ten days after receipt of notice thereof given by such NEO); (ii) a reduction in NEO’s title or any other action by Company that results in a material adverse change in NEO’s position, authority, duties or responsibilities; (iii) a change in NEO’s reporting relationship which results in their reporting to a position below that of the board of directors; (iv) relocation of NEO’s principal place of employment to a location more than 50 miles from Atlanta, Georgia; or (v) the material breach by Sharecare of any provision of the employment agreement which is not cured within 30 days after receipt of notice thereof given by NEO.

Each of Sharecare’s NEOs have received stock options pursuant to Sharecare’s Plans. Their individual award agreements for stock options awarded under the Plans contain provisions for accelerated vesting of certain of the awards upon termination without cause, resignation for good reason (each as defined under the applicable employment agreement) and change in control (as defined under the applicable Plan). In each case where accelerated vesting is triggered, such stock options granted under the Plans become 100% vested. In the case of performance based stock options, such options continue to be eligible for vesting in accordance with their respective vesting schedule (despite such without cause termination or good reason resignation).

Under the Plans, “change in control” means (i) a sale, lease or other disposition of all or substantially all of the assets of the company, (ii) any consolidation or merger of the company with or into any corporation or other entity, other than such event in which the stockholders of the company immediately prior to such event continue to hold at least 50% of the voting power of the surviving entity in substantially the same proportions after such event, or (iii) any transaction or series of related transaction undertaken with a common purpose in which an excess of 50% of the company’s voting power is transferred (not including certain financing transaction). Additionally, under the 2010 Plan, “change of control” also includes a change in the composition of the board of directors within a two-year period which results in fewer than a majority of the board members being either (i) a member of the board as of the effective date of the 2010 Plan (“incumbent directors”) or (ii) a member of the board elected by a majority of incumbent directors, but not including those elected in connection with an actual or threatened proxy contest.

Outstanding Equity Awards at Fiscal 2020 Year End

The following table provides information about the outstanding equity awards held by Sharecare’s NEOs as of December 31, 2020. Awards listed below with grant dates on or after October 26, 2020 were granted under Sharecare’s 2020 Plan and awards listed below with grant dates prior to October 26, 2020 were granted under Sharecare’s 2010 Plan.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeff Arnold	1/12/2012	77,541		—		$67.66	1/12/2022
	1/12/2012	9,367		—		$67.66	1/12/2022
	2/24/2015	43,454		—		$75.00	2/24/2025
	5/6/2016	500		—		$75.00	5/6/2026
	3/29/2018	57,939		—		$75.00	3/29/2028
	3/29/2018	43,454		—		$75.00	3/29/2028
	10/26/2020	3,301	(1)	—		$104.00	10/26/2030
	10/26/2020	—		23,990	(2)	$104.00	10/26/2030
	4/21/2020	44,680	(1)	—		$103.50	4/21/2030
	10/26/2020	141,039	(1)	—		$104.00	10/26/2030
	10/26/2020	17,382	(1)	—		$104.00	10/26/2030
	10/26/2020	—		34,763	(3)	$104.00	10/26/2030
	10/26/2020	—		11,588	(2)	$104.00	10/26/2030
	10/26/2020	—		11,588	(2)	$104.00	10/26/2030
	10/26/2020	—		11,587	(4)	$104.00	10/26/2030
	10/26/2020	—		14,485	(4)	$104.00	10/26/2030
Justin Ferrero	1/5/2012	10,000		—		$67.66	1/5/2022
	1/12/2012	15,508		—		$67.66	1/12/2022
	1/12/2012	1,873		—		$67.66	1/12/2022
	2/24/2015	23,012		—		$75.00	2/24/2025
	3/29/2018	30,683		—		$75.00	3/29/2028
	3/29/2018	23,012		—		$75.00	3/29/2028
	10/26/2020	1,748	(1)			$104.00	10/26/2030
	10/26/2020	—		12,703	(2)	$104.00	10/26/2030
	4/21/2020	23,660	(1)	—		$103.50	4/21/2030
	10/26/2020	9,205	(1)	—		$104.00	10/26/2030
	10/26/2020	—		18,410	(3)	$104.00	10/26/2030
	10/26/2020	—		6,137	(2)	$104.00	10/26/2030
	10/26/2020	—		6,137	(2)	$104.00	10/26/2030
	10/26/2020	—		6,136	(4)	$104.00	10/26/2030
	10/26/2020	—		7,670	(4)	$104.00	10/26/2030

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dawn Whaley	1/5/2012	10,000		—		$67.66	1/5/2022
	1/12/2012	15,508		—		$67.66	1/12/2022
	1/12/2012	1,873		—		$67.66	1/12/2022
	2/24/2015	23,012		—		$75.00	2/24/2025
	3/29/2018	30,683		—		$75.00	3/29/2028
	3/29/2018	23,012		—		$75.00	3/29/2028
	10/26/2020	1,748	(1)	—		$104.00	10/26/2030
	10/26/2020	—		12,703	(2)	$104.00	10/26/2030
	4/21/2020	23,660	(1)	—		$103.50	4/21/2030
	10/26/2020	9,205	(1)	—		$104.00	10/26/2030
	10/26/2020	—		18,410	(3)	$104.00	10/26/2030
	10/26/2020	—		6,137	(2)	$104.00	10/26/2030
	10/26/2020	—		6,137	(2)	$104.00	10/26/2030
	10/26/2020	—		6,136	(4)	$104.00	10/26/2030
	10/26/2020	—		7,670	(4)	$104.00	10/26/2030

____________

(1)      Represents an option granted by the compensation committee of Sharecare’s board of directors upon expiration of existing options in 2020. See “2020 Option Grants” above.

(2)      The unexercised shares subject to the option become fully vested and exercisable upon the consummation of a Qualified Transaction (as defined in each respective award agreement). The Business Combination is expected to constitute a Qualified Transaction.

(3)      Unexercised shares subject to the option become fully vested and exercisable in equal instalments at the end of each calendar year in 2021, 2022 and 2023.

(4)      The unexercised shares subject to the option become fully vested and exercisable upon the consummation of a Qualified Transaction (as defined in each respective award agreement). The Business Combination is not expected to constitute a Qualified Transaction.

Director Compensation

Sharecare’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Historically, Sharecare’s directors have not received any cash compensation.

Sharecare’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Sharecare is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Sharecare intends to develop a board of directors’ compensation program that is designed to align compensation with Sharecare’s business objectives and the creation of stockholder value, while enabling Sharecare to attract, retain, incentivize and reward directors who contribute to the long-term success of Sharecare.

Sharecare Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, Sharecare intends to develop an executive compensation program that is designed to align compensation with Sharecare’s business objectives and the creation of stockholder value, while enabling Sharecare to attract, retain, incentivize and reward individuals who contribute to the long-term success of Sharecare. Decisions on the executive compensation program will be made by the compensation committee of the Sharecare board of directors.

Executive Compensation

The policies of Sharecare with respect to the compensation of its executive officers and following the Business Combination will be administered by the Sharecare board of directors in consultation with its compensation committee. The compensation policies followed by Sharecare will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Sharecare and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, Sharecare may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or the engagement of independent compensation consultants. At this time Sharecare is currently negotiating the terms of new employment agreements with the individuals that are expected to become the senior executive officers of Sharecare (which will be subject to the successful Closing).

As a part of the Business Combination, Sharecare expects to enter into new executive employee agreements that will be effective upon the closing of the Business Combination.

Equity Compensation

It is anticipated that equity-based compensation will be an important foundation in executive compensation packages as Sharecare believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Sharecare believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 5 will be an important element of the Sharecare compensation arrangements for both executive officers and directors.

Director Compensation

It is anticipated that the compensation committee of the Sharecare board of directors will determine the annual compensation to be paid to the members of the Sharecare board of directors upon completion of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FCAC

On June 5, 2020, our Sponsor purchased an aggregate of 8,625,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On August 26, 2020, our Sponsor transferred 20,000 founder shares to each of Edgar Bronfman Jr., Karen Finerman and Michael Ronen, three of our directors, resulting in our Sponsor holding 8,565,000 founder shares.

Our Sponsor purchased an aggregate of 5,933,334 Private Placement Warrants in connection with FCAC’s IPO, at a price of $1.50 per warrant, or $8.9 million in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

FCAC currently sub-leases its executive offices at 660 Madison Avenue, 12th Floor, New York, NY 10065 from Ariliam Group LLC, an affiliate of our Sponsor, pursuant to an administrative services agreement. Commencing upon consummation of its IPO, FCAC reimburses Ariliam Group LLC for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month. Upon completion of FCAC’s initial business combination or liquidation, it will cease paying these monthly fees.

FCAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on FCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FCAC’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, FCAC’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan FCAC funds as may be required on a non-interest basis. If FCAC completes the Business Combination, New Sharecare would repay such loaned amounts. In the event that the Business Combination does not close, FCAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

In connection with the Business Combination, our Sponsor will enter into the Registration Rights Agreement (which will amend and restated the existing registration rights agreement), and the Sponsor has entered into the Sponsor Agreement and the Acquiror Support Agreement. For addition information, see the section titled “Ancillary Agreements Related to the Business Combination.”

Sharecare

During November 2016, Sharecare approved a strategic alliance with the Five Star Travel Corporation (Five Star). Mr. Jeff Arnold, Sharecare’s CEO, and Mr. John Chadwick, both current stockholders and members of the board of directors of Sharecare, are also stockholders and members of the board of directors of Five Star. Pursuant to Sharecare’s strategic alliance with Five Star, Sharecare and Five Star developed a customer service training application which used Sharecare’s voice technology software. Five Star made payments in the aggregate amount of $237,000 during the year ended December 31, 2020 in connection with obligations under that strategic alliance and with respect to leasing of certain office space from Sharecare. In addition, Sharecare accounts receivable from Five Star as of December 31, 2020 was $276,000.

Carefirst Holdings, LLC, one of Sharecare’s largest customers, is the current holder of Series B-3 Convertible Notes of Sharecare and has a designated board representative, Mr. Brian Pieninck, on the current board of directors of Sharecare. Sharecare recorded revenues from Carefirst Holdings, LLC of $55.1 million for the year ended December 31, 2020. In addition, Sharecare accounts receivable from Carefirst Holdings, LLC as of December 31, 2020 was $6.0 million.

Following the Business Combination, it is anticipated that the existing arrangements described above will continue in effect.

New Sharecare Related Party Transaction

Upon consummation of the Business Combination, it is anticipated that the New Sharecare Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Sharecare or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of New Sharecare’s executive officers or a member of New Sharecare’s Board;

•        any person who is known by New Sharecare to be the beneficial owner of more than 5% of New Sharecare’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of voting stock of New Sharecare; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that New Sharecare will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review Related Person Transactions.

It is anticipated that under the Related Person Transaction policy, the Related Person in question or, in the case of transactions with a beneficial holder of more than 5% of New Sharecare’s common stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed Related Person Transaction to the audit committee (or to another independent body of the New Sharecare Board) for review. To identify Related Person Transactions in advance, New Sharecare expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering Related Person Transactions, the audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the Related Person’s interest in the transaction;

•        the approximate dollar value of the amount involved in the transaction;

•        the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of business of New Sharecare;

•        whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to New Sharecare than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to New Sharecare of, the transaction; and

•        any other information regarding the transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will approve only those transactions that it determines are fair to New Sharecare and in New Sharecare’s best interests.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the New Sharecare common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Falcon Capital Acquisition Corp., as of December 31, 2020, and for the period from June 5, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sharecare, Inc. at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this proxy statement/prospectus and Registration Statement of Falcon Capital Acquisition Corp., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of doc.ai, Incorporated as of December 31, 2020 and 2019 and for the years then ended have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, FCAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, FCAC will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that FCAC deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify FCAC of their requests by calling or writing FCAC at its principal executive offices 660 Madison Avenue, 12th Floor, New York, NY 10065.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations of the Business Combination for (1) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of FCAC Class A common stock (i) that hold New Sharecare common stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their FCAC Class A common stock redeemed for cash if the Business Combination is completed and (2) holders of Sharecare common stock. This discussion applies only to shares of FCAC Class A common stock or Sharecare common stock, as applicable, that are held as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address U.S. federal taxes other than income taxes (such as estate or gift taxes) considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to shares of FCAC Class A common stock or Sharecare common stock;

•        persons required to accelerate the recognition of any item of gross income with respect to FCAC Class A common stock or Sharecare common stock as a result of such income being recognized on an applicable financial statement;

•        persons holding FCAC Class A common stock or Sharecare common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons that directly, indirectly or constructively own five percent or more (by vote or value) of FCAC Class A common stock or Sharecare common stock;

•        the Sponsor or its affiliates, officers or directors;

•        persons who received their shares of FCAC Class A common stock or Sharecare common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds FCAC Class A common stock or Sharecare common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the exercise of redemption rights with respect to their FCAC Class A common stock or the Business Combination. This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Consequences of the Merger to Holders of Sharecare Common Stock

Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as Part of a Transaction Governed by Section 351 of the Code

It is the opinion of King & Spalding LLP that the merger contemplated by the Merger Agreement will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as part of a transaction governed by Section 351 of the Code (“Intended Tax Treatment”). This opinion is based on facts and representations contained in representation letters provided by Sharecare, FCAC and Merger Sub and on customary factual assumptions, and further assumes that the merger is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

The obligations of Sharecare, FCAC and Merger Sub to complete the merger are not conditioned on the receipt of opinions from King & Spalding LLP or White & Case LLP to the effect that the merger will qualify for the Intended Tax Treatment, and the merger will occur even if it does not so qualify. Neither Sharecare nor FCAC has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Sharecare common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder. If the merger fails to qualify for the Intended Tax Treatment, a holder holding Sharecare common stock generally would be subject to tax as described below under the section entitled “Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as Part of a Transaction Governed by Section 351 of the Code.”

If the merger qualifies for the Intended Tax Treatment, each holder of Sharecare common stock generally will not recognize gain or loss upon exchanging its Sharecare common stock for New Sharecare common stock except to the extent discussed below. The tax basis of the New Sharecare common stock received by a holder of Sharecare common stock (including fractional shares of New Sharecare common stock, if any, deemed issued and redeemed by New Sharecare) will be the same as the tax basis of the Sharecare common stock surrendered in exchange for the New Sharecare common stock, reduced by the amount of any Cash Consideration received by such a holder in the merger (other than any cash received in lieu of fractional shares of New Sharecare common stock), and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares of New Sharecare common stock. Such aggregate adjusted tax basis will be allocated to the shares of New Sharecare common stock received by the holder. The holder’s holding period for the shares of New Sharecare common stock that it receives pursuant to the merger will include its holding period for the shares of the Sharecare common stock it surrenders.

A holder of Sharecare common stock will recognize gain (but not loss) with respect to the New Sharecare common shares and Cash Consideration such holder receives pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the New Sharecare common stock received and the amount of cash received by such holder, exceeds such holder’s basis in its Sharecare common stock, and (ii) the amount of cash received by such holder (other than any cash received in lieu of fractional shares of New Sharecare common stock).

Subject to possible dividend treatment (as discussed in more detail below), gain that U.S. holders (as defined below) of Sharecare common stock recognize in connection with the merger generally will constitute capital gain and long-term capital gain if the holding period for the Sharecare common stock surrendered in the merger exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%).

Subject to possible dividend treatment (as discussed in more detail below), the tax treatment of gain recognized by a Non-U.S. holder (as defined below) that receives both New Sharecare common stock and Cash Consideration in connection with the merger generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock.”

If a holder receives cash instead of a fractional share of New Sharecare common stock, it is urged to consult its tax advisor regarding the manner in which such cash is taxed (e.g., as a dividend or as a transaction that may give rise to capital gain or loss).

If a holder acquired different blocks of Sharecare common stock at different times or different prices, it is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in its specific circumstances.

It is possible that in certain circumstances the gain recognized by a holder of Sharecare common stock could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. If the gain recognized by a holder of Sharecare common stock is treated as a distribution of a dividend, the tax consequences to such a holder that is a U.S. holder generally will be the same as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a holder that is a Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.” Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, holders of Sharecare common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as Part of a Transaction Governed by Section 351 of the Code

If the merger contemplated by the Merger Agreement does not qualify for the Intended Tax Treatment, then, for U.S. federal income tax purposes, a holder holding Sharecare common stock generally would be treated as selling its Sharecare common stock in exchange for the merger consideration in a taxable transaction.

A U.S. holder (as defined below) who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the New Sharecare common stock received, as determined for U.S. federal income tax purposes, and any cash received (including the amount of any Cash Consideration received and any cash received in lieu of fractional shares) and (ii) such U.S. holder’s adjusted tax basis in the Sharecare common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the Sharecare common stock surrendered in the merger exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

The tax consequences to a Non-U.S. holder (as defined below) if the merger is treated as a taxable sale of Sharecare common stock by the Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock” with respect to the Sharecare common stock sold. The Merger Agreement obligates Sharecare to deliver a certificate to FCAC on or prior to the closing date that, Sharecare is not as of the closing date, and has not been at any time during the five year period ending on the closing date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

A holder’s initial tax basis in the New Sharecare common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the closing date of the merger.

Adoption of the Proposed Charter

Holders of FCAC Class A common stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Sharecare common stock after the adoption of the Proposed Charter as that holder has in the corresponding FCAC Class A common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New Sharecare common stock would include the holder’s holding period in the corresponding FCAC Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of FCAC Class A common stock for New Sharecare common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in such an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

Redemption of FCAC Class A Common Stock

In the event that a holder’s shares of FCAC Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of FCAC Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of FCAC Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock.” If the redemption does not qualify as a sale of shares of FCAC Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of FCAC Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) relative to all of our shares outstanding both before and after the redemption. The redemption of FCAC Class A common stock generally will be treated as a sale of FCAC Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include FCAC Class A common stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of FCAC Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of FCAC Class A common stock and the FCAC Class A common stock to be issued pursuant to the Business Combination or the Private Placement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of FCAC Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of FCAC Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed FCAC Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of (i) Sharecare common stock or (ii) FCAC Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.    If our redemption of a U.S. holder’s shares of FCAC Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of FCAC Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of FCAC Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of FCAC Class A common stock and will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the FCAC Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock.    If our redemption of a U.S. holder’s shares of FCAC Class A common stock is treated as a sale, as discussed above under the section entitled “— Redemption of FCAC Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of FCAC Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its FCAC Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of FCAC Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the FCAC Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the FCAC Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of FCAC Class A common stock (including as a result of holding different blocks of shares of FCAC Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of (i) Sharecare common stock or (ii) FCAC Class A common stock, as applicable, who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.    If our redemption of a Non-U.S. holder’s shares of FCAC Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of FCAC Class A Common Stock” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of FCAC Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the FCAC Class A common stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock”

Because it may not be certain at the time a Non-U.S. holder’s FCAC Class A common stock is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s FCAC Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of FCAC Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of FCAC Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of FCAC Class A common stock is treated as a sale of FCAC Class A common stock, as discussed above under the section entitled “— Redemption of FCAC Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held FCAC Class A common stock and, in the case where shares of FCAC Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of FCAC Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of FCAC Class A common stock. There can be no assurance that FCAC Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Information Reporting and Backup Withholding

Payments of cash to a holder of Sharecare common stock pursuant to the merger or to a holder of FCAC Class A common stock pursuant to a redemption of such stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

A holder of Sharecare common stock that receives New Sharecare common stock as a result of the merger should retain records pertaining to the merger, including records relating to the amount, tax basis, and fair market value of such holder’s Sharecare common stock, and relevant facts regarding any liabilities assumed or extinguished as part of the merger. Generally, each holder of Sharecare common stock that is required to file a U.S. federal income tax return and that is a “significant holder” (within the meaning of Treasury Regulations Section 1.368-3) that receives New Sharecare common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth the value and basis of such holder’s Sharecare common stock surrendered and certain other information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends and amounts treated as dividends received pursuant to a redemption of stock) on FCAC Class A common stock (as further discussed below). 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of FCAC Class A common stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In addition to any other requirements under applicable law and the Proposed Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the Proposed Bylaws provide that the stockholder must give timely notice in written form to New Sharecare’ secretary and such business must be a proper matter for stockholder action. Notice, to be timely, must be received at least 90 days, but no more than 120 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided that if, and only if, the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends within 60 days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of (i) the 90th day before the meeting or (ii) the 10th day following the day on which the date of the annual meeting is first publicly announced or disclosed.

Any notice must include the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in New Sharecare or the matter the notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”); (ii) the name and record address of all Interested Persons; (iii) a complete listing of all equity securities and debt instruments (including loans or capital market instruments) of New Sharecare or its subsidiaries that are directly or indirectly owned beneficially and of record by the Interested Persons; (iv) whether, and the extent to which, any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to New Sharecare or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for New Sharecare, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of New Sharecare or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms of such transaction; (v) a representation that the stockholder is a holder of record of stock of New Sharecare that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice; (vi) a representation regarding whether any Interested Person will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of New Sharecare’ outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination; (vii) a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of New Sharecare; and (viii) any other information relating to the Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. Any notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, (ii) each nominee’s signed consent to serve as a director of New Sharecare if elected and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

A stockholder shall update and supplement its notice to New Sharecare’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information will be supplemented and updated as of such later date.

SHAREHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with FCAC’s Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Falcon Capital Acquisition Corp., 660 Madison Avenue, 12th Floor, New York, NY 10065. Following the Business Combination, such communications should be sent to New Sharecare, 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

FCAC has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to FCAC and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of FCAC’s or Sharecare’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Sharecare will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. FCAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FCAC’s or New Sharecare’s SEC filings, including New Sharecare’s registration statement and FCAC’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact FCAC by telephone or in writing:

Falcon Capital Acquisition Corp.
660 Madison Avenue, 12th Floor
New York, NY 10065
(212) 812-7702

You may also obtain these documents by requesting them in writing or by telephone from FCAC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email:

If you are a stockholder of FCAC and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from FCAC, FCAC will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of New Sharecare and a proxy statement of FCAC for FCAC’s special meeting of stockholders. Neither Sharecare nor FCAC has authorized anyone to give any information or make any representation about the Business Combination, New Sharecare or FCAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that FCAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FALCON CAPITAL ACQUISITION CORP.

SHARECARE, INC.

Unaudited financial statements:
Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-40
Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021 and 2020 (unaudited)	F-41
Consolidated Statements of Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months March 31, 2021 and 2020 (unaudited)	F-42
Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)	F-44
Notes to Unaudited Consolidated Financial Statements	F-45
Audited financial statements:
Report of Independent Registered Public Accounting Firm	F-59
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-60
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2020, 2019 and 2018	F-61
Consolidated Statements of Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020, 2019 and 2018	F-62
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-63
Notes to Consolidated Financial Statements	F-64

DOC.AI INCORPORATED

FALCON CAPITAL ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS:
Current assets:
Cash	$325,151	$1,121,103
Prepaid expenses	296,806	366,500
Total current assets	621,957	1,487,603

Cash and investments held in Trust Account	345,042,590	345,082,119
Total Assets	$345,664,547	$346,569,722

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$226,250	$292,647
Total current liabilities	226,250	292,647

Warrant liabilities	31,712,669	40,685,669
Deferred underwriting compensation	12,075,000	12,075,000
Total Liabilities	44,013,919	53,053,316

Commitments and Contingencies

Class A common stock subject to possible redemption; 29,665,062 and 28,851,640 shares at redemption value of $10.00 per share at March 31, 2021 and December 31, 2020, respectively	296,650,620	288,516,400

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 4,834,938 and 5,648,360 shares issued and outstanding (excluding 29,665,062 and 28,851,640 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively.	483	565
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	14,239,874	22,374,012
Accumulated deficit	(9,241,212)	(17,375,434)
Total Stockholders’ Equity	5,000,008	5,000,006
Total Liabilities and Stockholders’ Equity	$345,664,547	$346,569,722

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)

General and administrative expenses	$862,274
Franchise tax expenses	41,983
Loss from operations	(904,257)
Other income:
Interest earned on Trust Account	65,479
Change in fair value of warrant liabilities	8,973,000
Income before provision for income taxes	8,134,222
Provision for income taxes	—
Net income	$8,134,222

Two Class Method:
Weighted average shares outstanding of Class A common stock	34,500,000
Net income per common stock, Class A – basic and diluted	$0.00
Weighted average shares outstanding of Class B common stock	8,625,000
Net income per common stock, Class B – basic and diluted	$0.94

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	5,648,360	$565	8,625,000	$863	$22,374,012	$(17,375,434)	$5,000,006
Class A common stock subject to possible redemption	(813,422)	(82)	—	—	(8,134,138)	—	(8,134,220)
Net income	—	—	—	—	—	8,134,222	8,134,222
Balance, March 31, 2021	4,834,938	$483	8,625,000	$863	$14,239,874	$(9,241,212)	$5,000,008

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)

Cash flows from operating activities:
Net income	$8,134,222
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(8,973,000)
Interest income earned in Trust Account	(65,479)
Changes in operating assets and liabilities:
Prepaid expenses	69,695
Accounts payable and accrued expenses	(66,397)
Net cash used in operating activities	(900,959)

Cash flows from investing activities:
Cash withdrawn from Trust account	105,007
Net cash provided by investing activities	105,007

Decrease in cash during period	(795,952)
Cash at beginning of period	1,121,103
Cash at end of period	$325,151

Supplemental disclosure of non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$8,134,220

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations

Incorporation

Falcon Capital Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on June 5, 2020.

Subsidiary

In connection with the proposed business combination with Sharecare, Inc., a Delaware corporation (“Sharecare”) and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”), the Company formed a wholly-owned subsidiary, FCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Sub did not have any activity as of March 31, 2021. The Company has neither engaged in any operations nor generated operating revenues to date.

Sponsor

The Company’s sponsor is Falcon Equity Investors LLC, a Delaware limited liability company (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses (“Business Combination”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 21, 2020. The Company consummated the Public Offering of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full (the “Units”), at $10.00 per Unit on September 24, 2020, generating gross proceeds of $345,000,000. Simultaneously with the closing of the Public Offering, the Company consummated the private placement (the “Private Placement”) of an aggregate of 5,933,334 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant. Upon the closing of the Public Offering and Private Placement, $345,000,000 from the net proceeds of the Public Offering and the Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).

Trust Account

The proceeds held in the Trust Account were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations (cont.)

The Company’s third amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) included in the Units sold in the Public Offering properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company has 24 months from the closing of the Public Offering to complete its Business Combination (or until September 24, 2022). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent directors (the “initial stockholders”) entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A Common Stock, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations (cont.)

Business Combination

Merger Agreement

On February 10, 2021, the board of directors of the Company unanimously approved an agreement and plan of merger, dated February 12, 2021, by and among the Company, FCAC Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Sharecare, Inc. (“Sharecare”), and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by the Company’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of the Company (the “Sharecare Merger”). In addition, in connection with the consummation of the Sharecare Merger, the Company will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name.

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

Under the Merger Agreement, holders of Sharecare’s equity interests are expected to receive $3.79 billion in aggregate consideration. At the effective time of the Sharecare Merger, Sharecare’s stockholders will have the right to receive consideration in the form of cash and shares of common stock of New Sharecare, subject to proration under certain circumstances specified in the Merger Agreement. In addition, under the Merger Agreement, at the effective time of the Sharecare Merger, (i) each option to purchase shares of the Sharecare common stock granted under any Sharecare group stock plan that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into an option to purchase shares of New Sharecare, (ii) each holder of Sharecare options entitled to receive New Sharecare options will also receive an additional number of contingent stock options to acquire shares of New Sharecare common stock that will vest upon the earlier of the date set forth in the corresponding New Sharecare options and, in each case with respect to one half of the additional contingent stock options, the achievement of the Earnout Conditions (as defined below), and (iii) each warrant to purchase shares of Sharecare capital stock will be converted into the right to receive a number of shares of New Sharecare common stock, in each case as further described under the Merger Agreement.

Subscription Agreements

The Company entered into subscription agreements (the “Subscription Agreements”), each dated as of February 12, 2021, with certain investors (the “PIPE Investors”), pursuant to which, among other things, we agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 42,500,000 shares of FCAC Class A common stock, par value $0.0001 per share (the “FCAC Class A common stock”) for a purchase price of $10.00 per share. In connection with the Closing, all of the issued and outstanding shares of FCAC Class A common stock, including the shares of FCAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Sharecare common stock.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Subscription Agreement, a copy of which was filed as Exhibit 10.9 to our Annual Report on Form 10-K/A and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations (cont.)

Acquiror Support Agreement

In connection with the execution of the Merger Agreement, our Sponsor, the Company and Sharecare entered into an Agreement (the “Acquiror Support Agreement”), pursuant to which the Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the special meeting and to vote against any transaction or proposal that would reasonably be expected to result in the failure of the Business Combination from being consummated.

The Sponsor also agreed that it would not (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of our shares beneficially owned by it, (b) deposit any such shares into a voting trust or enter into a voting agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Merger Agreement or (c) enter into any contract, option or other arrangement requiring the direct acquisition or sale, assignment, transfer or other disposition of any such shares.

In addition, our Sponsor agreed not to solicit, initiate or knowingly encourage any transaction in violation of the Merger Agreement or participate in any discussions or negotiations regarding any information with the intent to any unsolicited proposal that constitutes, or any reasonably be expected to lead to, a business combination proposal or other transaction in violation of the Merger Agreement.

The foregoing description of the Acquiror Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Acquiror Support Agreement, a copy of which was filed as Exhibit 10.12 to our Annual Report on Form 10-K/A and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Sharecare Support Agreements

In connection with the execution of the Merger Agreement, certain Sharecare securityholders (the “Sharecare Supporting Securityholders”) entered into a support agreement with the Company and Sharecare (the “Support Agreement”). Under the Support Agreement, each Sharecare Supporting Securityholder agreed, as promptly as reasonably practicable (and in any event within five business days) following the SEC declaring the proxy statement/prospectus relating to the approval by our securityholders of the Business Combination effective, to execute and deliver a written consent with respect to the outstanding securities of (i) Sharecare common stock and preferred stock and (ii) securities convertible into or exercisable or exchangeable for Sharecare capital stock, held by such Sharecare Supporting Securityholder adopting the Merger Agreement and approving the Business Combination. In addition, each Sharecare Supporting Securityholder agreed to voluntarily convert any convertible notes it owns into the applicable series of preferred stock in connection with the Business Combination and agreed that any warrants it owns would convert into New Sharecare common stock in connection with the Business Combination.

The shares of Sharecare common stock and preferred stock and such convertible securities that are owned by the Sharecare supporting securityholders and subject to the Support Agreements represent approximately 66.8% of the outstanding voting power of Sharecare common stock, preferred stock and securities (on an as converted basis).

The Support Agreements prohibit the Sharecare Supporting Securityholders from engaging in activities that have the effect of soliciting a competing acquisition proposal. In addition, the Support Agreements restrict the transfer of shares covered by the Support Agreements.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Support Agreement, a copy of which was filed as Exhibit 10.11 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations (cont.)

Non-Redemption Agreements

In connection with the execution of the Merger Agreement, the Company entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain holders of Class A common stock, pursuant to which such holders agreed not to exercise their redemption rights in connection with the Business Combination. The aggregate number of shares of our Class A common stock subject to the Non-Redemption Agreements is 4,197,245, which represents $41,972,450 of otherwise exercisable redemption rights.

The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Non-Redemption Agreement, a copy of which was filed as Exhibit 10.14 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with Sharecare and us, pursuant to which our Sponsor agreed, subject to the consummation of the Business Combination, that the shares of our Class B common stock beneficially owned by it shall convert into our Class A common stock at the initial conversion ratio, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that the Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of our certificate of incorporation.

The Sponsor Agreement provides that the Sponsor will not redeem any shares of our Class B common stock (or any shares of our Class A common stock received upon conversion of shares of our Class B common stock) that it owns in connection with the Business Combination and will not commence or participate in and take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against us, Sharecare, any affiliate or designee of the Sponsor acting in his or her capacity as director, or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated in such agreements.

Our Sponsor also agreed that, at the Closing, it would deposit the Earnout Shares into the earnout escrow account and it would agree to cancel 1,284,750 shares of our Class B common stock and to transfer to a charitable foundation designated by the Company to advance its charitable objectives 428,250 shares of our Class B common stock.

The foregoing description of the Sponsor Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Agreement, a copy of which was filed as Exhibit 10.13 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Additional information regarding Sharecare, the Sharecare Merger and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on February 16, 2021.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”) registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations (cont.)

companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

2. Significant Accounting Policies

Basis of Presentation

These unaudited consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for the periods ended March 31, 2021. Operating results for the period ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period and should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2020 filed with the SEC on May 11, 2021.

Liquidity and Capital Resources

On September 24, 2020 the Company consummated a $345,000,000 Public Offering consisting of 34,500,000 units at a price of $10.00 per unit (“Unit”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (the “Class A Common Stock”) and one-third of one redeemable warrant (each, a “Public Warrant”). Simultaneously, with the closing of the Public Offering, the Company consummated an approximately $8,900,000 private placement (“Private Placement”) of an aggregate of 5,933,334 warrants (“Private Placement Warrants”) at a price of $1.50 per warrant. Upon closing of the Public Offering and Private Placement on September 24, 2020, $345,000,000 in proceeds (including $12,075,000 of deferred underwriting commissions) from the Public Offering and Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The remaining $9,005,393 held outside of the Trust Account was used to pay underwriting commissions of $6,900,000 and deferred offering and formation costs.

As of March 31, 2021 the Company had an unrestricted cash balance of $325,151 as well as cash and investments held in the Trust Account of $345,042,590. The Company’s working capital needs will be satisfied through the funds, held outside of the Trust Account, from the Public Offering. Interest on funds held in the Trust Account may be used to pay taxes. Further, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and Private Placement of 11,500,000 and 5,933,334, respectively, since the average market price of the Company’s Class A common stock for the three months ended March 31, 2021 was below the Warrants’ $11.50 exercise price. As a result, diluted income per common stock is the same as basic net income per common share for the period presented.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

2. Significant Accounting Policies (cont.)

The Company’s unaudited consolidated statement of operations includes a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income per common share for basic and diluted Class A common stock for the three months ended March 31, 2021 is calculated by dividing the interest income earned on the Trust Account of $65,479 net of franchise taxes of $41,983, and income taxes of nil by the weighted average number of Class A redeemable common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock for the three months ended March 31, 2021 is calculated by dividing the income from change in fair value of warrant liabilities of $8,973,000 offset by general and administration expenses of $862,274 and franchise taxes of $0, resulting in a net income of $8,110,726, by the weighted average number of Class B common stock outstanding for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of March 31, 2021 and December 31, 2020, the Company had no cash equivalents.

Class A Common Stock Subject to Possible Redemption

As discussed in Note 1, all of the 34,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

2. Significant Accounting Policies (cont.)

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at March 31, 2021 and December 31, 2020, 29,665,062 and 28,851,640, respectively of the 34,500,000 shares of Class A common stock subject to possible redemption included in the Units were classified as temporary equity, outside of the stockholders’ equity section on the Company’s consolidated balance sheet, at approximately $10.00 per share.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $18,608,160 as of March 31, 2021, net of $889,980 in warrant issuance cost which was expensed in 2020, consist principally of legal and accounting fees incurred through the balance sheet date that were charged to stockholders’ equity upon completion of the Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had deferred tax asset of $1,701,187 and valuation allowance of $1,701,187. As of December 31, 2020, the Company had deferred tax asset of $3,648,841 and valuation allowance of $3,648,841. The deferred tax asset was primarily the result of net operation loss carryforwards.

There were no unrecognized tax benefits as of March 31, 2021 and December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2021, the Company recorded income tax expense of $0.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

3. Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such warrants since November 2020 when the warrants began separately trading. For the period ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an decrease in the fair value of liabilities of $8.9 million presented as change in fair value of warrant liabilities in the accompanying unaudited consolidated statement of operations.

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Level	March 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account(1)	1	$345,041,662	$345,081,176
Liabilities:
Warrant liabilities – Public	1	$17,710,000	$24,725,000
Warrant liabilities – Private	3	$14,002,669	$15,960,669

____________

(1)      Excludes $928 and $943 of cash balance held within the Trust Account as of March 31, 2021 and December 31, 2020, respectively.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021. During the three month period ended March 31, 2021, the Company withdrew $105,007 from the Trust Account for working capital and to pay franchise taxes.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.97	$10.54
Volatility for private warrants	30.4%	30.3%
Term	5.50	5.50
Risk-free rate	0.96%	0.43%
Dividend yield	—%	—%

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

3. Fair Value Measurements (cont.)

The change in the fair value of the Level 3 warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Level 3 warrant liabilities at December 31, 2020	$15,960,669
Change in fair value of warrant liabilities	(1,958,000)
Level 3 warrant liabilities at March 31, 2021	$14,002,669

4. Public Offering

Public Units

In the Public Offering, which closed September 24, 2020, the Company sold 34,500,000 Units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Public Offering. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. On September 24, 2020, the Company issued 4,500,000 Units in connection with the underwriters’ exercise of the over-allotment option in full.

5. Related Party Transactions

Founder Shares

On June 5, 2020, the Sponsor received 8,625,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.003 per share.

In addition, up to 1,125,000 Founder Shares could have been forfeited by the initial stockholders depending on the exercise of the underwriters’ over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Founder Shares are identical to the shares of Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

On August 26, 2020, the Sponsor transferred 20,000 Founder Shares to each of three directors of the Company, resulting in the Sponsor holding 8,565,000 Founder Shares.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

5. Related Party Transactions (cont.)

Private Placement Warrants

In conjunction with the Public Offering, the Sponsor purchased an aggregate of 5,933,334 Private Placement Warrants, at a price of $1.50 per warrant (approximately $8,900,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $345,000,000 was placed in the Trust Account.

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Sponsor Loans

The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was payable without interest on the earlier of December 31, 2020 or the completion of the Public Offering. As of March 31, 2021, borrowings on the Note totaling $105,393 were repaid in full and accordingly, as of March 31, 2021, there was no amount outstanding under the Note.

Administrative Services Agreement

The Company entered into an administrative services agreement in which the Company will pay an affiliate of the Sponsor for office space, utilities and secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. The administrative services fee commenced on September 25, 2020. For the three months ended March 31, 2021, the Company incurred $45,000 in administrative services expenses under the arrangement.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans. To date, the Company had no working capital loans outstanding.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

6. Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. On September 24, 2020, the Company issued 4,500,000 Units in connection with the underwriters’ exercise of the over-allotment option in full. The Company paid an underwriting discount of $6,900,000 ($0.20 per Unit sold) to the underwriters at the closing of the Public Offering on September 24, 2020, with an additional fee (“Deferred Discount”) of $12,075,000 ($0.35 per Unit sold) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s, or its target’s, financial position, results of its operations and/or completion of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited consolidated financial statements. The unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contingent Liability

In connection with the agreement and plan of merger with Sharecare, Inc. (see note 1), the Company is contingently liable for merger and acquisition legal fees of $3,873,280. The merger and acquisition legal fees will be due and payable from the amounts held in the Trust Account solely in the event that the Company completes the business combination with Sharecare.

7. Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 34,500,000 shares of Class A common stock issued and outstanding of which, 29,665,062 and 28,851,640, respectively, were classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

7. Stockholders’ Equity (cont.)

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

8. Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the Warrants. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding Warrants in whole and not in part, for the number of shares of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A Common Stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the shares of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if,

FALCON CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

8. Warrants (cont.)

the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A Common Stock is the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A Common Stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the Market Value. However, if the Company does not complete its initial Business Combination on or prior to September 24, 2022, the Warrants will expire at the end of such period.

9. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 26, 2021, the date the unaudited consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the unaudited consolidated financial statements and has concluded that, except as noted above, all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Falcon Capital Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Falcon Capital Acquisition Corp (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 11, 2021

FALCON CAPITAL ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(Restated)

ASSETS:
Current assets:
Cash	$1,121,103
Prepaid expenses	366,500
Total current assets	1,487,603

Cash and investments held in Trust Account	345,082,119
Total Assets	$346,569,722

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$292,647
Total current liabilities	292,647

Derivative warrant liabilities	40,685,669
Deferred underwriting compensation	12,075,000
Total Liabilities	53,053,316

Commitments and Contingencies

Class A common stock subject to possible redemption; 28,851,640 shares at redemption value of $10.00 per share	288,516,400

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,648,360 shares issued and outstanding, (excluding 28,851,640 shares subject to possible redemption)	565
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	22,374,012
Accumulated deficit	(17,375,434)
Total Stockholders’ Equity	5,000,006
Total Liabilities and Stockholders’ Equity	$346,569,722

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

General and administrative expenses	$306,904
Loss from operations	(306,904)
Other income (expense):
Warrant issuance transaction costs	(889,980)
Change in fair market value of derivative warrant liabilities	(16,260,669)
Interest earned on Trust Account	82,119
Loss before provision for income taxes	(17,375,434)
Provision for income taxes	—
Net loss	$(17,375,434)

Two Class Method:
Weighted average shares outstanding of Class A common stock	34,500,000

Net income per share of common stock, Class A – basic and diluted	$—

Weighted average shares outstanding of Class B common stock	8,030,048

Net loss per share of common stock, Class B – basic and diluted	$(2.16)

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, June 5, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder at approximately $0.0001 per share	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	329,471,550	—	329,475,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,608,160)	—	(18,608,160)
Class A common stock subject to possible redemption	(28,851,640)	(2,885)	—	—	(288,513,515)	—	(288,516,400)
Net loss	—	—	—	—	—	(17,375,434)	(17,375,434)
Balance, December 31, 2020	5,648,360	$565	8,625,000	$863	$22,374,012	$(17,375,434)	$5,000,006

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

Cash flows from operating activities:
Net loss	$(17,375,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liability	16,260,669
Warrant issuance transaction costs	889,980
Trust income reinvested in Trust Account	(82,119)
Changes in operating assets and liabilities:
Prepaid expenses	(366,500)
Accounts payable and accrued expenses	292,647
Net cash used in operating activities	(380,757)

Cash flows from investing activities:
Principal deposited in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)

Cash flows from financing activities:
Proceeds from private placement of warrants	8,900,000
Proceeds from sale of units in initial public offering	345,000,000
Payment of underwriters’ discount	(6,900,000)
Payment of offering costs	(498,140)
Advances received from Promissory note	105,393
Repayment of advances received from Promissory note	(105,393)
Net cash provided by financing activities	346,501,860

Net increase in cash	1,121,103
Cash at beginning of period	—
Cash at end of period	$1,121,103

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting compensation	$12,075,000
Warrant liabilities in connection with initial public offering and private placement	$26,857,668
Initial value of Class A common stock subject to possible redemption	$302,568,500
Changes in value of Class A common stock subjection to redemption	$(14,052,100)
Offering costs paid by sponsor in exchange for founder shares	$25,000

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

Falcon Capital Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on June 5, 2020.

Sponsor

The Company’s sponsor is Falcon Equity Investors LLC, a Delaware limited liability company (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses (“Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 21, 2020. The Company consummated the Public Offering on September 24, 2020, and, simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 5,933,334 warrants in a private placement (as described in Note 5) for a total purchase price of approximately $8,900,000. The closing of the Public Offering included an exercise (4,500,000 units) of the over-allotment option granted to the underwriters in full.

Upon the closing of the Public Offering and the private placement, $345,000,000 was placed in a Trust Account with Continental Stock Transfer& Trust Company acting as trustee (the “Trust Account”).

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

The Company’s Charter provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the common stock included in the Units sold in the Public Offering properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units sold in the Public Offering if the Company does not complete the Business Combination by September 24, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination by September 24, 2022.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay taxes, or (ii) provide stockholders with the opportunity to sell their

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations (cont.)

shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the trust account and not previously released to us to pay taxes. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.”

The Company will only have until September 24, 2022 to complete its initial Business Combination. If the Company does not complete a Business Combination by September 24, 2022, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent director nominees (the “initial stockholders”) entered into a letter agreement with us, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination by September 24, 2022. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations (cont.)

Liquidity

As of December 31, 2020, the Company had $1,121,103 in its operating bank accounts, working capital of $1,194,956, and $82,119 of interest income available in the Trust Account to pay for the Company’s tax obligations, if any. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the completion of the Public Offering, the Company’s liquidity needs have been satisfied through an advance of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares and a $300,000 promissory note (the “Note”) issued to the Sponsor. The Company fully repaid the Note on September 28, 2020. Subsequent to the consummation of the Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

2. Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in August 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 24, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 24, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s Statement of Operations each reporting period.

On May 4, 2021, the Company’s management and the Audit Committee concluded that, in light of the SEC Staff Statement, (i) certain items on the Company’s previously issued audited balance sheet dated as of September 24, 2020 included in the Company’s Current Report on Form 8-K filed September 30, 2020, (ii) the unaudited interim financial statements as of, and for the three months ended September 30, 2020 and the period from June 5, 2020 (inception) through September 30, 2020 included in the Company’s Quarterly Report on Form 10-Q for the period

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. Restatement of Previously Issued Financial Statements (cont.)

ended September 30, 2020 and (iii) the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from June 5, 2020 (inception) through December 31, 2020 included in the Company’s Annual Report should no longer be relied upon and that it is appropriate to restate the Annual Report.

Impact of the Restatement

The impact of the restatement on the balance sheet, statement of operations and cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,569,722	$—	$346,569,722

Liabilities, redeemable non-controlling interest, and stockholders’ equity
Total current liabilities	292,647		292,647
Deferred underwriting commissions	12,075,000		12,075,000
Derivative warrant liabilities	—	40,685,669	40,685,669
Total liabilities	12,367,647	40,685,669	53,053,316
Class A common stock, $0.0001 par value; shares subject to possible redemption	329,202,070	(40,685,670)	288,516,400
Stockholders’ equity
Preferred stock 0 $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	158	407	565
Class B common stock – $0.0001 par value	863	—	863
Additional paid-in-capital	5,223,769	17,150,243	22,374,012
Accumulated deficit	(224,785)	(17,150,649)	(17,375,434)
Total stockholders’ equity	5,000,005	1	5,000,006
Total liabilities and stockholders’ equity	$346,569,722	$—	$346,569,722

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. Restatement of Previously Issued Financial Statements (cont.)

	Period from June 5, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(306,904)	$—	$(306,904)
Other income (expense):
Warrant issuance transaction costs	—	(889,980)	(889,980)
Change in fair value of derivative warrant liabilities	—	(16,260,669)	(16,260,669)
Interest earned on Trust Account	82,119	—	82,119
Total other income (expense)	82,119	(17,150,649)	(17,068,530)
Loss before provision for income taxes	(224,785)	(17,150,649)	(17,375,434)
Provision for income taxes	—	—	—
Net loss	$(224,785)	$(17,150,649)	$(17,375,434)

Weighted average shares outstanding of Class A common stock	34,500,000	—	34,500,000
Net income per share of common stock, Class A – basic and diluted	$—	—	$—
Weighted average shares outstanding of Class B common stock	8,030,048	—	8,030,048
Net loss per share of common stock, Class B – basic and diluted	$(0.03)		$(2.16)
	Period from June 5, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(224,785)	$(17,150,649)	$(17,375,434)
Adjustment to reconcile net loss to net cash used in operating activities	(155,972)	17,150,649	16,994,677
Net cash used in operating activities	(380,757)	—	(380,757)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,501,860	—	346,501,860
Net change in cash	$1,121,103	$—	$1,121,103

The impact to the balance sheet dated September 24, 2020, filed on Form 8-K on September 30, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in a $26,857,668 increase to the warrant liabilities line item on September 24, 2020 and a decrease to the Class A common stock subject to redemption mezzanine equity line item.

Impact of the Restatement on Quarterly Financial Statements (Unaudited)

The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. Restatement of Previously Issued Financial Statements (cont.)

its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,748,913	$—	$346,748,913

Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	324,077		324,077
Deferred underwriting commissions	12,075,000		12,075,000
Derivative warrant liabilities	—	28,942,335	28,942,335
Total liabilities	12,399,077	28,942,335	41,341,412
Class A common stock, $0.0001 par value; shares subject to possible redemption	329,349,830	(28,942,330)	300,407,500
Stockholders’ equity
Preferred stock 0 $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	157	289	446
Class B common stock – $0.0001 par value	863	—	863
Additional paid-in-capital	5,076,010	5,407,021	10,483,031
Accumulated deficit	(77,024)	(5,407,315)	(5,484,339)
Total stockholders’ equity	5,000,006	(5)	5,000,001
Total liabilities and stockholders’ equity	$346,748,913	$—	$346,748,913
	Period from June 5, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(78,788)	$—	$(78,788)
Other income (expense):
Warrant issuance costs	—	(889,980)	(889,980)
Change in fair value of derivative warrant liabilities	—	(4,517,335)	(4,517,335)
Interest earned on Trust Account	1,764	—	1,764
Total other income (expense)	1,764	(5,407,315)	(5,405,551)
Loss before provision for income taxes	(77,024)	(5,407,315)	(5,484,339)
Provision for income taxes	—	—	—
Net loss	$(77,024)	$(5,407,315)	$(5,484,339)

Weighted average shares outstanding of Class A common stock	34,500,000	—	34,500,000
Net income per share of common stock, Class A – basic and diluted	$—	—	$—
Weighted average shares outstanding of Class B common stock	8,625,000	—	8,625,000
Net loss per share of common stock, Class B – basic and diluted	$(0.01)		$(0.64)

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. Restatement of Previously Issued Financial Statements (cont.)

	Period from June 5, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(77,024)	$(5,407,315)	$(5,484,339)
Adjustment to reconcile net loss to net cash used in operating activities	32,842	5,407,315	5,440,157
Net cash used in operating activities	(44,182)	—	(44,182)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,503,715	—	346,503,715
Net change in cash	$1,459,533	$—	$1,459,533

3. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the Affected Periods, are restated in this Annual Report on Form 10-K/A (Amendment No. 1) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Net Income (Loss) Per Share

Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 11,500,000 and 5,933,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock for the period from June 5, 2020 (inception) through December 31, 2020, is calculated by dividing the interest income earned on the Trust Account of $82,119, net of franchise taxes of $82,119, and income taxes of nil by the weighted average number of Class A redeemable common stock since issuance. Net loss per share, basic and diluted for Class B common stock for the period from June 5, 2020 (inception) through December 31, 2020 is calculated by dividing the general and administration expenses of $201,897, warrant issuance transaction costs of $889,980, change in fair value of derivative warrant liabilities of $16,260,669 and franchise taxes of $22,889, resulting in a net loss of approximately $17,375,434 by the weighted average number of Class B common stock outstanding for the period.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 90 days. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $18,608,160 as of December 31, 2020, net of $889,980 in warrant issuance transaction cost of which was expensed, consist principally of legal and accounting fees incurred through the balance sheet date that were charged to stockholders’ equity upon completion of the Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

The 11,500,000 Public Warrants (as defined below) and 5,933,334 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have subsequently been measured based on the listed market price of such warrants.

Redeemable Common Stock

As discussed in Note 1, all of the 34,500,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provide that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2020, 28,851,640 shares of the 34,500,000 shares of Class A common stock included in the Units were classified outside of permanent equity.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from June 5, 2020 (inception) through December 31, 2020.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

3. Significant Accounting Policies (cont.)

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. Public Offering

On September 24, 2020, the Company sold 34,500,000 units at a price of $10.00 per unit (the “Units”) in the Public Offering. Each Unit consists of one share of Class A common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”). The closing of the Public Offering included an exercise in full of the overallotment option granted to the underwriters.

Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete a Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of the Company’s Business Combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the Class A common stock issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered Class A common stock to the holder upon exercise of Public Warrants issued in connection with the 34,500,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

The Company paid an upfront underwriting discount of $6,900,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $12,075,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

5. Related Party Transactions

Founder Shares

On June 5, 2020, the Sponsor purchased an aggregate of 8,625,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.003 per share.

On August 26, 2020, the Sponsor transferred 20,000 Founder Shares to three of the directors, resulting in the Sponsor holding 8,565,000 Founder Shares.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

5. Related Party Transactions (cont.)

The Founder Shares are identical to the Public Shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property (the “Lock Up Period”).

Anti-Dilution — The Founder Shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor or the Company’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the Business Combination, (B) to waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated a Business Combination within 24 months from the closing of the Public Offering, or September 24, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the Business Combination within 24 months from the closing of the Public Offering, or September 24, 2022, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within such time period, and (iii) the Founder Shares are automatically convertible into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment as described herein and in the Company’s Charter.

Voting — If the Company seeks stockholder approval of a Business Combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.

Liquidation — Although the initial stockholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

5. Related Party Transactions (cont.)

Private Placement Warrants

The Sponsor purchased from the Company 5,933,334 warrants at a price of $1.50 per warrant (an aggregate purchase price of $8,900,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The initial stockholders will be entitled to registration rights pursuant to a registration rights agreement signed on September 21, 2020. The initial stockholders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. When issued, these loans were payable without interest on the earlier of December 31, 2020 or the completion of the Public Offering. For the period from June 5 (inception) through December 31, 2020, borrowings on the Note totaling $105,393 were repaid in full and accordingly, as of December 31, 2020, there was no amount outstanding under this Note.

Administrative Services

The Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. The administrative services fee commenced on September 25, 2020. For the period from June 5, 2020 (inception) through December 31, 2020, the Company incurred and paid $48,000 and $60,000, respectively, under this agreement. As of December 31, 2020, $12,000 is included in prepaid expenses in the accompanying balance sheet. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. There have been no borrowings under this arrangement to date.

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

6. Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such warrants since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $16,260,669 presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account\ – U.S. Treasury Securities(1)	$345,087,325	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants (restated)	$24,725,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants (restated)	$—	$—	$15,960,669

____________

(1)      Excludes $943 of cash balance held within the Trust Account.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	At issuance	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.81	$10.54
Volatility for public warrants	22.50%	N/A %
Volatility for private warrants	27.70%	30.30%
Term	5.50	5.50
Risk-free rate	0.32%	0.43%
Dividend yield	—%	—%

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

6. Fair Value Measurements (cont.)

The change in the fair value of the Level 3 derivative warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Level 3 Derivative warrant liabilities at June 5, 2020 (inception)	$—
Issuance of Public and Private Warrants	26,857,668
Change in fair value of derivative warrant liabilities	13,828,001
Transfer of public warrant liability to Level 1(1)	(24,725,000)
Level 3 Derivative warrant liabilities at December 31, 2020	$15,960,669

____________

(1)      Due to the use of quoted prices in an active market for Public Warrants as of December 31, 2020, the Company had transfers out of Level 3 to Level 1 amounting to $24,725,000 as of December 31, 2020. The Company deems the transfer between levels to have occurred at the end of the period.

7. Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 34,500,000 shares of Class A common stock issued and outstanding of which 28,851,640 were classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, no shares of preferred stock were outstanding.

8. Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contingent Liability

In connection with the agreement and plan of merger with Sharecare, Inc. (see note 9), the Company is contingently liable for merger and acquisition legal fees of $3,442,381. The merger and acquisition legal fees will be due and payable from the amounts held in the Trust Account solely in the event that the Company completes the business combination with Sharecare.

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On February 10, 2021, the board of directors of the Company unanimously approved an agreement and plan of merger, dated February 12, 2021, by and among the Company, FCAC Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Sharecare, Inc. (“Sharecare”), and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time,

FALCON CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

9. Subsequent Events (cont.)

the “Merger Agreement”). If the Merger Agreement is adopted by the Company’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name.

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

Under the Merger Agreement, holders of Sharecare’s equity interests are expected to receive $3.79 billion in aggregate consideration. At the effective time of the Business Combination, Sharecare’s stockholders will have the right to receive consideration in the form of cash and shares of common stock of New Sharecare, subject to proration under certain circumstances specified in the Merger Agreement. In addition, under the Merger Agreement, at the effective time of the Business Combination, (i) each option to purchase shares of the Sharecare common stock granted under any Sharecare group stock plan that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into an option to purchase shares of New Sharecare, (ii) each holder of Sharecare options entitled to receive New Sharecare options will also receive an additional number of contingent stock options to acquire shares of New Sharecare common stock that will vest upon the earlier of the date set forth in the corresponding New Sharecare options and, in each case with respect to one half of the additional contingent stock options, the achievement of the Earnout Conditions (as defined below), and (iii) each warrant to purchase shares of Sharecare capital stock will be converted into the right to receive a number of shares of New Sharecare common stock, in each case as further described under the Merger Agreement.

Additional information regarding Sharecare, the Business Combination and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on February 16, 2021.

Subsidiary

On February 1, 2021, in connection with the proposed business combination with Sharecare, Inc., a Delaware corporation (“Sharecare”) and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”), the Company formed a wholly-owned subsidiary, FCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Sub did not have any activity as of December 31, 2020. The Company has neither engaged in any operations nor generated operating revenues to date.

SHARECARE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	As of March 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$30,487	$22,603
Accounts receivable, net (net of allowance for doubtful accounts of $6,027 and $5,707 respectively)	87,629	70,540
Other receivables	2,534	3,152
Prepaid expenses	7,952	3,876
Other current assets	1,976	1,521
Total current assets	130,578	101,692
Property and equipment, net	3,887	4,073
Other long term assets	9,783	6,226
Intangible assets, net	115,885	78,247
Goodwill	154,972	75,736
Total assets	$415,105	$265,974

Liabilities, Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$26,462	$19,346
Accrued expenses and other current liabilities (Note 3)	66,423	41,058
Deferred revenue	29,273	9,907
Contract liabilities, current	4,172	4,045
Debt, current (Note 6 and 12)	842	1,011
Total current liabilities	127,172	75,367
Contract liabilities, noncurrent	5,122	6,261
Warrant liabilities	9,734	4,963
Long-term debt (Note 6 and 12)	199,113	173,769
Other long-term liabilities	21,940	15,070
Total liabilities	363,081	275,430

Commitments and contingencies (Note 11)
Redeemable non-controlling interest	4,000	4,000
Redeemable convertible preferred stock, $0.001 par value; 1,763,656 shares authorized; 896,533 shares issued and outstanding, aggregate liquidation preference of $194,213 as of March 31, 2021 and December 31, 2020	190,875	190,875
Stockholders’ deficit:
Common stock, $0.01 par value; 5,955,000 and 5,955,000 shares authorized; 2,298,027 and 2,150,217 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	280,670	186,279
Accumulated other comprehensive loss	(1,511)	(702)
Accumulated deficit	(423,958)	(392,113)
Total Sharecare stockholders’ deficit	(144,797)	(206,534)
Non-controlling interest in subsidiaries	1,946	2,203
Total stockholders’ deficit	(142,851)	(204,331)
Total liabilities, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit	$415,105	$265,974

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$89,609	$81,928
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	44,394	43,690
Sales and marketing	11,510	9,525
Product and technology	20,454	11,066
General and administrative	19,554	15,396
Depreciation and amortization	6,683	6,602
Total costs and operating expenses	102,595	86,279
Loss from operations	(12,986)	(4,351)
Other income (expense):
Interest income	8	37
Interest expense	(7,010)	(7,854)
Other expense	(11,878)	(16)
Total other expense	(18,880)	(7,833)
Loss before income tax (expense) benefit	(31,866)	(12,184)
Income tax (expense) benefit	(85)	583
Net loss	(31,951)	(11,601)
Net (loss) income attributable to non-controlling interest in subsidiaries	(106)	32
Net loss attributable to Sharecare, Inc.	$(31,845)	$(11,633)

Net loss per share attributable to common stockholders, basic and diluted	$(14.23)	$(6.00)
Weighted-average common shares outstanding, basic and diluted	2,237,650	2,098,242

Net loss	(31,951)	(11,601)
Other comprehensive loss adjustments:
Foreign currency translation	(960)	(1,754)
Comprehensive loss	(32,911)	(13,355)
Comprehensive (loss) income attributable to non-controlling interest in subsidiaries	(257)	(708)
Comprehensive loss attributable to Sharecare, Inc.	$(32,654)	$(12,647)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)
(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2020	$4,000	896,533	$190,875	2,150,217	$2	$186,279	$(702)	$(392,113)	$(206,534)	$2,203	$(204,331)
Stock options exercised	—	—	—	19,999	—	1,375	—	—	1,375	—	1,375
Issuance of warrants in connection with debt	—	—	—	—	—	40	—	—	40	—	40
Warrants converted to common stock	—	—	—	9,435	—	645	—	—	645	—	645
Issuance of common stock for doc.ai acquisition	—	—	—	118,376	—	81,291	—	—	81,291	—	81,291
Stock-based compensation expense	—	—	—	—	—	12,026	—	—	12,026	—	12,026
Net loss attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	(18)	—	(18)	(88)	(106)
Currency translation adjustment	—	—	—	—	—	—	(791)	—	(791)	(169)	(960)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(31,845)	(31,845)	—	(31,845)
Other	—	—	—	—	—	(986)	—	—	(986)	—	(986)
Balance at March 31, 2021	$4,000	896,533	$190,875	2,298,027	$2	$280,670	$(1,511)	$(423,958)	$(144,797)	$1,946	$(142,851)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)
(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2019	$—	877,854	$183,983	2,083,916	$2	$155,617	$(1,202)	$(332,095)	$(177,678)	$3,251	$(174,427)
Stock options exercised	—	—	—	819	—	61	—	—	61	—	61
Issuance of redeemable noncontrolling interest for and stock for Visualize Health acquisitions	5,040	—	—	—	—	585	—	—	585	—	585
Change in fair value of redeemable noncontrolling interest in subsidiaries	960	—	—	—	—	(960)	—	—	(960)	—	(960)
Other	—	—	—	—	—	135	—	—	135	—	135
Stock-based compensation expense	—	—	—	—	—	647	—	—	647	—	647
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	32	32
Currency translation adjustment	—	—	—	—	—	—	(1,014)	—	(1,014)	(740)	(1,754)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(11,633)	(11,633)	—	(11,633)
Balance at March 31, 2020	$6,000	877,854	$183,983	2,084,735	$2	$156,085	$(2,216)	$(343,728)	$(189,857)	$2,543	$(187,314)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(31,951)	$(11,601)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,683	6,602
Non-cash interest expense	1,910	4,726
Amortization of contract liabilities	(1,401)	(1,419)
Accretion of contract liabilities	390	513
Change in fair value of warrant liability and contingent consideration	11,748	—
Share-based compensation	12,026	647
Deferred income taxes	(29)	(724)
Other	(926)	125
Changes in operating assets and liabilities:
Accounts receivable, net and other receivables	(16,910)	4,549
Prepaid expenses and other assets	(7,621)	(7,258)
Accounts payable and accrued expense	3,710	1,945
Deferred revenue	17,685	4,153
Net cash provided by (used in) operating activities	(4,686)	2,258

Cash flows from investing activities:
Acquisition of Visualize Health	—	(2,000)
Acquisition of doc.ai	(2,784)	—
Purchases of property and equipment	(234)	(396)
Capitalized internal-use software costs	(6,073)	(4,471)
Net cash used in investing activities	(9,091)	(6,867)

Cash flows from financing activities:
Proceeds from issuance of debt	20,000	38,000
Repayment of debt	(3)	(5,000)
Proceeds from exercise of common stock options and common stock warrants	2,020	61
Payments on capital lease obligations	(233)	(467)
Financing costs in conjunction with the issuance of debt	(1)	—
Net cash provided by financing activities	21,783	32,594
Effect of exchange rates on cash and cash equivalents	(122)	(421)
Net increase in cash and cash equivalents	8,006	27,985
Cash and cash equivalents at beginning of period	22,603	23,678
Cash and cash equivalents at end of period	$30,487	$51,242

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,247	$5,111
Cash paid for income taxes	$32	$—

The accompanying notes are an integral part of these consolidated financial statements.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Significant Accounting Policies

Nature of Business

Sharecare, Inc. (Sharecare or the Company) was founded in 2009 to develop an interactive health and wellness platform and began operations in October 2010. Sharecare’s virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. The platform is designed to connect each stakeholder to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Sharecare bridges scientifically validated clinical programs with content to deliver a personalized experience for its members, beginning with the RealAge® test, Sharecare’s health risk assessment that shows members the true age of their body, capitalizing on people’s innate curiosity of how “young” they are to draw them into the platform. The Sharecare platform provides members with a personalized action plan to guide and educate them on the habits and behaviors making the biggest impact, both positive and negative, on their RealAge. Sharecare provides the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation, well-being solutions, such as financial health and anxiety management, and then care navigation tools such as find-a-doctor, prescription savings, clinical decision support, medical records, and more. Additionally, Sharecare, through its Health Data Services, LLC subsidiary (HDS), provides secure, automated release of information, audit and business consulting services to streamline the medical records process for medical facilities.

Liquidity

Since its inception, the Company has relied upon capital raised through both the issuance of debt and equity to fund its operations and meet its obligations. The Company has incurred losses and as of March 31, 2021, the Company had an accumulated deficit of $424.0 million. However, the Company continues to integrate its service offerings and is actively pursuing new client agreements, while strategically pursuing new acquisitions.

As of April 30, 2021, available liquidity was approximately $101.4 million, comprised of $50.3 million of cash and cash equivalents and $51.1 million available under its Senior Secured Credit Agreement.

The debt covenants attached to the Wells Fargo Senior Secured Credit Agreement require the Company to attain $25.0 million of credit adjusted EBITDA (as defined in the Credit Agreement) for the trailing 12-months, while maintaining $10.0 million of liquidity (defined in the Amended Credit Agreement as available cash on hand plus available excess capacity in the Company’s borrowing base). Credit adjusted EBITDA excludes items such as acquisition transaction expenses, financing fees, non-cash compensation, and severance costs. The Company’s compliance through May 2022 will be dependent on forecasted revenue growth and the continued rationalization of costs.

Operations may be required to be funded through the issuance of additional capital or amendments to existing agreements that the Company expects to make prior to the contractual maturity of its obligations.

No assurances or guarantees can be made as to whether management’s forecasts will be met, operational plans will be achieved, or additional capital can be raised when needed to continue to fund its operations.

Consolidation Policy

The consolidated financial statements include the accounts of Sharecare, Inc. and its wholly owned subsidiaries: Lucid Global, Inc.; Healthways SC LLC; HDS-VH Holdings, Inc.; Sharecare Health Data Services, Inc.; Sharecare Health Data Services, LLC (HDS); Visualize Health, LLC; MindSciences, Inc.; SC-WHAI, LLC; Sharecare GMBH, a German-based subsidiary; Sharecare Digital Health International Limited; Sharecare SAS, a French-based subsidiary; Sharecare Services GMBH; Sharecare Australia Pty Limited, an Australian-based subsidiary; and Sharecare NZ Limited, a New Zealand-based subsidiary; doc.ai, Inc.; as well as Sharecare Brasil Servicos de Consultoria Ltda, a

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

Brazil-based subsidiary in which Sharecare has a controlling interest. The Company entered into a joint venture with HInsight-Customer Care Holdings (HCA) — both the Company and HCA have a 50% ownership in HICCH-SCL, LLC (HICCH-SCL).

All intercompany balances and transactions have been eliminated in consolidation.

SPAC Transaction

On February 12, 2021, the Company entered into an agreement and plan of merger with Falcon Capital Acquisition Corp., a special purpose acquisition company (“FCAC”). Under the merger agreement, FCAC has agreed to acquire all of the outstanding equity interests of the Company for approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. The transaction is expected to close in the second quarter of 2021.

Segment Information

The Company operates as a single operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources for the entire company.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations and comprehensive loss, redeemable non-controlling interest in subsidiaries, redeemable preferred stock, and stockholders’ deficit and cash flows for the three months ended March 31, 2021 and 2020 are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2021 and the Company’s consolidated results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods. The information contained within the unaudited interim consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the Company’s annual financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements are revenue recognition, the valuation of assets and liabilities acquired in business combinations, the useful lives of intangible assets and property and equipment, the valuation of common stock and income taxes. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

Business Combinations

The Company accounts for business acquisitions in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company measures the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree, and the equity instruments issued by the acquirer. Transaction costs directly attributable to the acquisition are expensed as incurred. The Company records goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

Contract Liabilities

In connection with an acquisition in a prior year, the Company recognized current and noncurrent contract liabilities, representing off-market values associated with: (i) an applications and technology servicing outsourcing agreement (fully amortized as of December 31, 2019     ), (ii) certain office lease agreements (amortization will continue through 2023) and (iii) certain wellness program royalty agreements (amortization will continue through 2023). Amortization of these contract liabilities for the three months ended March 31, 2021 was $1.4 million, of which $0.4 million was included within cost of revenues and $1.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities for the three months ended March 31, 2020 was $1.4 million, of which $0.4 million was included within cost of revenues and $1.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Deferred Revenue

The Company records contract liabilities pursuant to ASC 606 which consist of deferred revenue and contract billings in excess of earned revenue.

Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally six to twelve months and in advance of the satisfaction of the performance obligations identified within the related contract. As of March 31, 2021 and December 31, 2020, such fees were $29.3 million and $9.9 million, respectively. The Company recognized $3.5 million of revenue during the three months ended March 31, 2021 that was included in deferred revenue at December 31, 2020.

Revenue Recognition

Performance-Based Revenue

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as customer cost savings, and/or clinical outcomes improvements (performance-based). Sharecare uses the most likely amount method to estimate variable consideration for these performance guarantees. The Company includes in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sharecare utilizes customer data in order to measure performance. Performance-based fees subject to refund that the Company has not recognized as revenues are generally due to either: (1) data from the customer is insufficient or incomplete to measure performance; or (2) interim performance measures indicate that the Company is not currently meeting performance targets. As of March 31, 2021 and December 31, 2020, such fees included within deferred revenue were $6.3 million and $5.9 million, respectively.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled. Approximately $1.6 million and $2.2 million of revenues recognized during the three months ended March 31, 2021 and 2020, respectively, were performance-based. As of March 31, 2021 and March 31, 2020, the cumulative amount of performance-based revenues that had met the criteria for recognition and had been recognized but had not yet been settled with customers, totaled $3.2 million and $4.2 million, respectively. During the three months ended March 31, 2021, $0.1 million was recognized in revenue that related to services provided prior to December 31, 2020.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of March 31, 2021, future estimated revenue related to performance obligations with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting period was approximately $156.3 million. As of March 31, 2021, the Company expects to recognize revenue on approximately 49% of these unsatisfied performance obligations over the following 24 months and the remainder thereafter.

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Three Months Ended March 31,
	2021	2020
Enterprise	$53,542	$49,504
Provider	20,009	21,132
Consumer	16,058	11,292
Total Revenue	$89,609	$81,928

Other Expenses

For the three months ended March 31, 2021 and 2020, other expenses consisted of the following (in thousands):

	Three Months Ended March 31,
	2021	2020
Re-measurement of contingent consideration	$6,977	$—
Re-measurement of warrant liabilities	4,771	—
Other	130	16
Total other expenses	$11,878	$16

Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. Although the Company does not expect that adoption will have a significant impact on its consolidated financial statements, it will continue to analyze the impact of the adoption of this standard.

2. Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable and accrued liabilities. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The warrant liabilities and contingent consideration relate to a previous acquisition and are recorded at fair value.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value as of:

	March 31, 2021
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$10,467	$—	$—	$10,467
Total cash equivalents	$10,467	$—	$—	$10,467

Liabilities
Warrant liabilities	$—	$—	$9,734	$9,734
Contingent consideration – debt	—	—	1,905	1,905
Contingent consideration – accrued expenses and other current liabilities	—	—	10,504	10,504
Contingent consideration – other liabilities	—	—	14,343	14,343
Liabilities	$—	$—	$36,486	$36,486

The Company classified the warrant liabilities and contingent consideration as Level 3 fair value measurements because the Company determines their fair value using unobservable inputs. Fair values of the warrants were estimated using the Black-Scholes model with inputs based on the Company’s estimated stock price, the exercise price, expected volatility, and expected term. The fair value of the contingent consideration — debt was estimated based on the Company’s estimated stock price, and number of shares expected to be issued in connection with certain indemnification provisions of the HDS acquisition. The fair value of the contingent consideration — accrued expenses and other current liabilities was estimated based on the Company’s estimated stock price and number of

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

2. Fair Value Measurements (cont.)

shares expected to be issued related to the doc.ai acquisition. The fair value of the contingent consideration — other liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued from acquisitions in prior years.

The following is a schedule of changes to the warrant liability balance for the periods presented (in thousands):

December 31, 2020	$4,963
Re-measurement of warrants (other expense)	4,771
March 31, 2021	$9,734

The following is a schedule of changes to the contingent consideration — accrued expenses and other current liabilities for the periods presented (in thousands):

December 31, 2020	$—
Contingent consideration from acquisition	10,305
Re-measurement of contingent consideration (other expense)	199
March 31, 2021	$10,504

The following is a schedule of changes to the contingent consideration — other liabilities for the periods presented (in thousands):

December 31, 2020	$7,366
Re-measurement of contingent consideration (other expense)	6,977
March 31, 2021	$14,343

There was no change in the fair value of the contingent consideration — debt for the three months ended March 31, 2021.

3. Balance Sheet Components

Accrued Expenses and Other Current Liabilities

As of March 31, 2021 and December 31, 2020, accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued expenses	$23,033	$15,632
Accrued note payable for doc.ai	14,000	—
Accrued compensation	12,039	14,728
Accrued contingent consideration	10,504	—
Accrued media costs	3,341	5,279
Accrued taxes	543	771
Accrued other	2,963	4,648
Total accrued expenses and other current liabilities	$66,423	$41,058

4. Acquisitions

On February 22, 2021, the Company acquired all outstanding equity interests of doc.ai with the intent of acquiring its developed technology and customer relationships. The total preliminary purchase price consideration in connection with the acquisitions is $120.6 million, consisting of $29.0 million of cash, $15.0 million upon closing and $14.0 million to be paid via a note payable, $10.3 million of contingent consideration (comprised of up to 16,079 shares

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

4. Acquisitions (cont.)

of common stock and up to 4,348 stock options), and 126,847 shares of common stock and 34,302 stock options totaling $81.3 million. The preliminary fair value of the assets acquired and liabilities assumed in connection with the acquisition are as follows (in thousands):

Cash	$12,217
Prepaid expenses	244
Other current assets	400
Developed technology	15,668
Customer relationships	21,122
Goodwill	79,586
Accounts payable and other accrued liabilities	(6,016)
Deferred revenue	(1,681)
Debt	(904)
Other long term liabilities	(40)
Total	$120,596

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.7 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.

The results of operations of the acquisition have been included in the Company’s consolidated statements of operations and comprehensive loss from the acquisition date. Revenue since the acquisition date through March 31, 2021 was approximately $1.6 million. Goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill also represents the future benefits as a result of the acquisition that will enhance the Company’s products available to both new and existing customers and increase the Company’s competitive position.

5. Goodwill and Other Intangible Assets and Liabilities

Intangible assets and the related accumulated amortization for each class of intangible assets as of March 31, 2021 and December 31, 2020 were as follows (in thousands):

	March 31, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Definite-lived, intangible assets
Technology – features/content	$54,351	$(21,468)	$32,883	11
Trade name	3,792	(3,742)	50	4.3
Customer relationships	68,282	(23,405)	44,877	12
Internal-use software	86,095	(56,767)	29,328	2.3
Total definite-lived, intangible assets	$212,520	$(105,382)	$107,138

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities (cont.)

	March 31, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Intangible assets not subject to amortization
Internal-use software projects in process	$3,717	$—	$3,717
Indefinite-lived, trade names	5,030	—	5,030
Total intangible assets not subject to amortization	$8,747	$—	$8,747
Total intangible assets	$221,267	$(105,382)	$115,885
	December 31, 2020
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Definite-lived, intangible assets
Technology – features/content	$38,803	$(20,721)	$18,082	7.7
Trade name	3,792	(3,739)	53	4.4
Customer relationships	47,160	(22,340)	24,820	7.5
Internal-use software	81,492	(52,299)	29,193	2.3
Total definite-lived, intangible assets	$171,247	$(99,099)	$72,148

Intangible assets not subject to amortization
Internal-use software projects in process	$1,069	$—	$1,069
Indefinite-lived, trade names	5,030	—	5,030
Total intangible assets not subject to amortization	$6,099	$—	$6,099
Total intangible assets	$177,346	$(99,099)	$78,247

The following tables set forth the changes in the carrying amount of the Company’s goodwill for periods presented (in thousands):

December 31, 2019	$62,939
Additions	12,080
Foreign currency translation adjustment	717
December 31, 2020	75,736
Additions	79,586
Foreign currency translation adjustment	(350)
March 31, 2021	$154,972

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment. The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, whenever events or circumstances indicate an impairment may have occurred, or when a change in the composition of reporting units occurs. The Company performs its annual tests using a discounted cash flow analysis. There have been no impairments of goodwill since the Company’s inception.

Amortization expense for the intangible assets of the Company during the three months ended March 31, 2021 and 2020 totaled $6.0 million and $6.0 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities (cont.)

The following is a schedule of estimated future amortization expense for intangible assets as of March 31, 2021 (in thousands):

Year ending December 31:
Remainder of 2021	$18,311
2022	18,704
2023	13,878
2024	7,911
2025	7,325
Thereafter	41,009
Total	$107,138

6. Debt

Debt is comprised of the following as of the periods presented (in thousands):

Description	March 31, 2021	December 31, 2020
Senior Secured Credit Agreement, interest payable at either prime + 2.5% subject to a floor or LIBOR + 3.75%, due February 2023 (inclusive of paid in kind interest; the related fees of the related fees of $525 and $595 as of March 31, 2021 and December 31, 2020, respectively, are presented as other long term assets on the consolidated balance sheets)	$33,311	$13,059
Second Lien Credit Agreement, interest payable at 12.375%, due May 2023 ($40,000 principal amount), and paid in-kind interest of $1,374 as of March 31, 2021 and December 31, 2020	40,072	39,920
Series B-3 Convertible notes, interest payable at 10% (or 12% PIK), due August 2023, ($95,000 principal amount), and paid in-kind interest of $9,161 as of March 31, 2021 and $7,176 as of December 31, 2020	92,266	89,037
Series B-4 Convertible notes, interest payable at 10% (or 12% PIK), due August 2023, ($25,000 principal amount), and paid in-kind interest of $2,047 as of March 31, 2021 and $1,549 as of December 31, 2020	25,538	24,884
Series B Convertible promissory note to Claritas Capital, a related party, interest payable at 10% (or 12% PIK), due August 2023 ($5,000 principal amount), and paid in-kind interest of $503 as of March 31, 2021 and $371 as of December 31, 2020	5,098	4,924
Contingent consideration payable to HDS selling stockholders	1,905	1,905
Note payable	400	400
Paycheck Protection Program Loan	904	—
Amounts due under capital leases	461	651
Total debt	199,955	174,780
Less current portion	(842)	(1,011)
Total long-term debt	$199,113	$173,769

The Company’s debt is stated at its carrying amount. The fair value of the Company’s debt as of March 31, 2021 was approximately $217.3 million, a Level 3 fair value measurement.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

7. Income Taxes

As a result of the Company’s history of net operating losses, the Company has provided for a full valuation allowance against its deferred tax assets. For the three months ended March 31, 2021, the Company recognized income tax expense of $0.1 million, primarily due to tax on foreign income and a reduction in the U.S. valuation allowance related to recent domestic acquisitions. For the three months ended March 31, 2020, the Company recognized an income tax benefit of $0.6 million, primarily due to tax on foreign income and a reduction in the U.S. valuation allowance related to recent domestic acquisitions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and signed into law. The CARES Act includes a number of income tax changes, including, but not limited to, (i) permitting net operating loss carrybacks to offset 100% of taxable income for taxable years beginning before 2021, (ii) accelerating AMT tax refunds, (iii) temporarily increasing the allowable business interest deduction from 30% to 50% of adjusted taxable income, and (iv) providing a technical correction for depreciation as relates to qualified improvement property. The Company has evaluated the impact of the CARES Act and do not expect the CARES Act will result in a material impact.

8.Redeemable Convertible Preferred Stock

The following is a schedule of authorized, issued and outstanding shares and amounts of each series of redeemable convertible preferred stock, (“Preferred Stock”) as of March 31, 2021 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	450,197	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	86,179	32,222	34,472
	1,763,656	896,533	$190,875	$194,213

Classification of Redeemable Convertible Preferred Stock

The deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values to the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

9. Common Stock and Stockholders’ Deficit

As of March 31, 2021, the Company was authorized to issue up to 5,955,000 shares of Common Stock.

As of March 31, 2021, there was 14,292 shares of common stock issuable to the former shareholders of acquired entities by the Company in prior years.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

9. Common Stock and Stockholders’ Deficit (cont.)

Warrants

In connection with debt and equity financings and certain partnership arrangements, the Company may issue warrants. As of March 31, 2021, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	179,018	$0.01 – $400.00
Liability	Common	18,181	$0.01 – $186.99

Share-based Payments

The Company may at times grant stock options to both employees and nonemployees. A summary of the status of the Company’s stock options for the periods presented is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	1,513,142	$89.32	7.27	$341,501
Granted	134,796	343.28
Exercised	(19,974)	68.83		10,290
Cancelled/Forfeited	(13,575)	98.45
Outstanding as of March 31, 2021	1,614,389	$110.70	7.32	$764,055
Vested and exercisable as of March 31, 2021	1,063,557	$91.06	6.39	$524,253
Vested and exercisable as of December 31, 2020	1,009,522	$85.57	6.3	$231,621

The following table illustrates share-based compensation expense for employee and nonemployee options for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenues	$21	$11
Sales and marketing	348	98
Product and technology	8,906	88
General and administrative	2,751	450
Total share-based compensation	$12,026	$647

10. Noncontrolling Interests

Equity Noncontrolling Interests

In connection with the Company’s acquisition of Population Health, the Company acquired a 51% controlling interest in Healthways Brasil Servicos de Consultoria Ltda. (Healthways Brazil). The Company consolidates its investment in Healthways Brazil and records the 49% interest as a non-controlling interest as a component of equity.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

10. Noncontrolling Interests (cont.)

Redeemable Noncontrolling Interests

In conjunction with the Visualize Health acquisition (see Note 4), the Company issued 15,000 shares of HDS-VH Holdings, Inc. to the sellers as part of purchase consideration which resulted in the sellers obtaining a noncontrolling interest. Additionally, the Company issued a put right which gives these shareholders the right to put the 15,000 back to Sharecare in the future, resulting in the redeemable non-controlling interests classification outside of permanent equity in the Company’s consolidated balance sheet as of March 31, 2021. There were 12,566 shares subject to the put right at March 31, 2021.

11. Commitments and Contingencies

Legal and Contractual Matters

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on the information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has accrued amounts for probable losses which are immaterial to the financial statements. Reasonably possible losses in excess of amounts accrued are immaterial to the financial statements.

The Company is party to agreements which may require payments of $0 to $15 million to counterparties, for example upon certain qualifying liquidity events such as a change of control transaction. The Company does not believe the agreement and plan of merger with FCAC (as discussed further in Note 1) will constitute a qualifying liquidity event under the agreements.

12. Related-Party Transactions

Certain amounts of the Company’s long-term debt outstanding are due to related parties. As of March 31, 2021 and December 31, 2020, $76.0 million and $75.7 million, respectively, of the Company’s Series B, B-3 and B-4 convertible debt were due to related parties. See Note 6 for further details regarding the terms of the related debt instruments.

The Company’s largest customer is an investor in Series B-3 Convertible Notes and has a designated board representative and accordingly is a related party. The Company recorded revenues of $12.8 million and $15.0 million for the three-months ended March 31, 2021 and 2020, respectively. In addition, accounts receivable was $8.0 million and $9.5 million as of March 31, 2021 and December 31, 2020, respectively.

Sharecare has the exclusive right to license the Dr. Dean Ornish Program for Reversing Heart DiseaseTM, a research-based lifestyle management program developed by Dr. Dean Ornish focusing on nutrition, activity, stress management, and love and support (the Ornish Program). A royalty agreement with Dr. Ornish, MD, an employee of the Company, guarantees the greater of $1.2 million or 15% of revenues of the Ornish Program on an annual basis. The royalty earned by the Ornish Program for three months ended March 31, 2021 and 2020 totaled $0.3 million for each respective period.

Sul América Serviços de Saúde S.A. (Sul América), is a customer of and owns 49% interest in Sharecare Brasil Servicios de Consultoria, Ltda. As of March 31, 2021 and December 31, 2020, $3.0 million and $2.2 million, respectively, in receivables were outstanding with Sul América. Revenues recognized for the three-month period ended March 31, 2021 and 2020 totaled $3.0 million and $3.6 million, respectively.

The Company has a related party who performs sales and sales support services including the collection of outstanding AR for transactions processed on the Company’s behalf. As of March 31, 2021 and December 31, 2020, $0.6 million and $0.6 million, respectively, in receivables were outstanding from this company. Revenues recognized for the three months ended March 31, 2021 and 2020 totaled $0.3 million and $1.2 million, respectively. The Company paid $29 thousand and $0.1 million for the three months ended March 31, 2021 and 2020 in connection with these services.

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended
	March 31, 2021	March 31, 2020
Numerator
Net loss	$(31,951)	$(11,601)
Less: Redeemable noncontrolling interest remeasurement	—	(960)
Less: Net loss (income) attributable to non-controlling interest in subsidiaries	106	(32)
Loss available to common stockholders	$(31,845)	$(12,593)

Denominator
Weighted-average common shares outstanding, basic and diluted	2,237,650	2,098,242
Net loss per share attributable to common stockholders, basic and diluted	$(14.23)	$(6.00)

The Company’s potential dilutive securities, which include stock options, warrants to purchase common stock, and contingently issued shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended
	March 31, 2021	March 31, 2020
Convertible debt	529,041	483,541
Stock options	1,252,345	787,857
Warrants to purchase common stock	195,620	96,030
Redeemable convertible preferred stock	896,531	877,852
Contingently issued shares	17,570	14,784
Total	2,891,107	2,260,064

14. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through May 25, 2021, the date the consolidated financial statements were available to be issued and, as a result, is reporting the following:

On April 7, 2021, the Company issued and sold 62,500 shares of a new class of Series D redeemable convertible preferred stock (the “Series D Preferred Shares”) (subject to the potential issuance of additional Series D Preferred Shares pursuant to certain anti-dilution rights of the holders of the Series D Preferred Shares) for an aggregate purchase price of $50.0 million. The Series D Preferred Shares have substantially similar terms as the Company’s existing redeemable convertible preferred stock, except that the Series D Preferred Shares have a liquidation preference over all other series of the Company’s redeemable convertible preferred stock and are not subject to certain mandatory conversion provisions which apply to the other series of the Company’s redeemable convertible preferred stock (including mandatory conversion in connection with the proposed SPAC transaction). The Series D Preferred Shares will, unless converted into common stock of the Company at the option of the holder, convert into preferred stock of the public entity surviving such transaction (such entity, “New Sharecare” and such preferred shares, the “New Sharecare Series A Convertible Preferred Shares”).

Sharecare, Inc.
Notes to Unaudited Consolidated Financial Statements
(Unaudited)

14. Subsequent Events (cont.)

The New Sharecare Series A Convertible Preferred Shares will be convertible one to one (subject to customary adjustments) into common stock of New Sharecare at any time by the holder. Beginning three years after the issue date, New Sharecare will be entitled to force conversion of the New Sharecare Series A Convertible Preferred Shares into common stock of New Sharecare if the closing price of New Sharecare’s common stock exceeds 130% of the issue price for 20 out of 30 consecutive trading days. On the fifth anniversary of the issue date, New Sharecare will be required to redeem any outstanding New Sharecare Series A Convertible Preferred Shares at the issue price. The New Sharecare Series A Convertible Preferred Shares will vote on an as-converted basis with all other shares of New Sharecare stock.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Sharecare, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sharecare, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Atlanta, Georgia

April 8, 2021

SHARECARE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$22,603	$23,678
Accounts receivable, net (net of allowance for doubtful accounts of $5,707 and $3,874 respectively)	70,540	78,686
Other receivables (Note 3 and 12)	3,152	5,787
Prepaid expenses	3,876	4,332
Other current assets	1,521	989
Total current assets	101,692	113,472
Property and equipment, net	4,073	4,834
Equity method investment	—	1,236
Other long term assets	6,226	4,036
Intangible assets, net	78,247	75,327
Goodwill	75,736	62,939
Total assets	$265,974	$261,844

Liabilities, Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,346	$22,345
Accrued expenses and other current liabilities	41,058	28,433
Deferred revenue	9,907	25,525
Contract liabilities, current	4,045	3,625
Debt, current (Note 6 and 12)	1,011	1,357
Total current liabilities	75,367	81,285
Contract liabilities, noncurrent	6,261	10,306
Warrant liabilities	4,963	1,526
Long-term debt (Note 6 and 12)	173,769	156,747
Other long-term liabilities	15,070	2,424
Total liabilities	275,430	252,288

Commitments and contingencies (Note 11)
Redeemable non-controlling interest	4,000	—
Redeemable convertible preferred stock, $0.001 par value; 1,763,656 and 1,726,620 shares authorized; 896,533 and 877,854 shares issued and outstanding, aggregate liquidation preference of $194,213 and $186,741 as of December 31, 2020 and 2019, respectively	190,875	183,983

Stockholders’ deficit:
Common stock, $0.01 par value; 5,955,000 and 5,250,000 shares authorized; 2,150,217 and 2,083,916 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2	2
Additional paid-in capital	186,279	155,617
Accumulated other comprehensive loss	(702)	(1,202)
Accumulated deficit	(392,113)	(332,095)
Total Sharecare, Inc. stockholders’ deficit	(206,534)	(177,678)
Non-controlling interest in subsidiaries	2,203	3,251
Total stockholders’ deficit	(204,331)	(174,427)
Total liabilities, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit	$265,974	$261,844

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018

Revenue	$328,805	$339,541	$341,866
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	160,911	179,967	192,147
Sales and marketing	33,335	33,993	34,604
Product and technology	44,078	45,855	51,415
General and administrative	83,238	65,824	71,363
Depreciation and amortization	24,684	23,782	19,653
Total costs and operating expenses	346,246	349,421	369,182
Loss from operations	(17,441)	(9,880)	(27,316)

Other income (expense):
Interest income	71	149	403
Interest expense	(31,037)	(28,685)	(25,655)
Other expense	(9,709)	(808)	(298)
Total other expense	(40,675)	(29,344)	(25,550)
Loss before income tax benefit (expense) and loss from equity method investment	(58,116)	(39,224)	(52,866)
Income tax benefit (expense)	1,557	(213)	(94)
Loss from equity method investment	(3,902)	—	(2,034)
Net loss	(60,461)	(39,437)	(54,994)
Net (loss) income attributable to non-controlling interest in subsidiaries	(443)	543	932
Net loss attributable to Sharecare, Inc.	$(60,018)	$(39,980)	$(55,926)

Net loss per share attributable to common stockholders, basic and diluted	$(28.48)	$(19.52)	$(29.53)
Weighted-average common shares outstanding, basic and diluted	2,135,477	2,048,430	1,894,033

Net loss	$(60,461)	$(39,437)	$(54,994)
Other comprehensive loss adjustments:
Foreign currency translation	(241)	(583)	(1,860)
Comprehensive loss	(60,702)	(40,020)	(56,854)
Comprehensive (loss) income attributable to non-controlling interest in subsidiaries	(1,184)	428	638
Comprehensive loss attributable to Sharecare, Inc.	$(59,518)	$(40,448)	$(57,492)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST,
REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Redeemable Non-Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Sharecare, Inc. Stockholders’ Deficit	Noncontrolling Interest in Subsidiaries	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2017	$—	810,354	$158,653	1,824,845	$2	$130,193	$832	$(237,667)	$(106,640)	$3,023	$(103,617)
Issuance of common stock with the Window Channel Purchase	—	—	—	16,667	—	1,153	—	—	1,153	—	1,153
Stock options exercised	—	—	—	415	—	59	—	—	59	—	59
BACTES RSUs share redemption in lieu of taxes	—	—	—	—	—	(64)	—	—	(64)	—	(64)
Issuance of warrants in connection with debt and revenue arrangements	—	—	—	—	—	2,547	—	—	2,547	—	2,547
Beneficial conversion feature in connection with convertible debt	—	—	—	—	—	7,095	—	—	7,095	—	7,095
Issuance of common stock for Adjustable Convertible Equity Right (ACER)	—	—	—	159,309	—	—	—	—	—	—	—
Issuance of common stock in exchange for services	—	—	—	11,667	—	807	—	—	807	—	807
Issuance of common stock for previously reserved Lucid Shares	—	—	—	623	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	6,885	—	—	6,885	—	6,885
Dividends paid to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	(838)	(838)
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	932	932
Currency translation adjustment	—	—	—	—	—	—	(1,566)	—	(1,566)	(294)	(1,860)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(55,926)	(55,926)	—	(55,926)
Balance at December 31, 2018	—	810,354	158,653	2,013,526	2	148,675	(734)	(293,593)	(145,650)	2,823	(142,827)
Stock options exercised	—	—	—	1,368	—	69	—	—	69	—	69
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $1,670	—	67,500	25,330	—	—	—	—	—	—	—	—
Warrants converted to common stock	—	—	—	68,295	—	1	—	—	1	—	1
Issuance of warrants in connection with debt and revenue agreements	—	—	—	—	—	2,638	—	—	2,638	—	2,638
Beneficial conversion feature in connection with convertible debt	—	—	—	—	—	702	—	—	702	—	702
Issuance of Common Stock for previously reserved Lucid Shares	—	—	—	727	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	3,532	—	—	3,532	—	3,532
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	543	543
Cumulative effect of adopting ASU 2014-09	—	—	—	—	—	—		1,478	1,478	—	1,478
Currency translation adjustment	—	—	—	—	—	—	(468)	—	(468)	(115)	(583)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(39,980)	(39,980)	—	(39,980)
Balance at December 31, 2019	—	877,854	183,983	2,083,916	2	155,617	(1,202)	(332,095)	(177,678)	3,251	(174,427)
Stock options exercised	—	—	—	4,949	—	336	—	—	336	—	336
Issuance of warrants in connection with debt and revenue agreements	—	—	—	—	—	1,094	—	—	1,094	—	1,094
Issuance of redeemable noncontrolling interest and stock for Visualize Health acquisitions	5,040	—	—	—	—	585	—	—	585	—	585
Change in carrying value of redeemable noncontrolling interest in subsidiaries	960	—	—	—	—	(960)	—	—	(960)	—	(960)
Issuance of stock for Mindsciences acquisition	—	6,179	1,672	41,352	—	5,876	—	—	5,876	—	5,876
Issuance of common stock for Whitehat acquisition	—	—	—	20,000	—	2,156	—	—	2,156	—	2,156
Issuance of Series C redeemable convertible preferred stock	—	12,500	5,220	—	—	—	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	—	1,525	—	—	1,525	—	1,525
Share-based compensation expense	—	—	—	—	—	19,160	—	—	19,160	—	19,160
Net loss attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	(443)	(443)
Redemption of Visualize Health put options	(974)	—	—	—	—	—	—	—	—	—	—
Expiration of Visualize Health put options	(1,026)	—	—	—	—	890	—	—	890	136	1,026
Currency translation adjustment	—	—	—	—	—	—	500	—	500	(741)	(241)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(60,018)	(60,018)	—	(60,018)
Balance at December 31, 2020	$4,000	896,533	$190,875	2,150,217	$2	$186,279	$(702)	$(392,113)	$(206,534)	$2,203	$(204,331)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(60,461)	$(39,437)	$(54,994)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	24,684	23,782	19,653
Non-cash interest expense	20,776	9,136	7,618
Amortization of contract liabilities	(5,678)	(5,749)	(15,422)
Accretion of contract liabilities	2,053	2,459	3,706
Loss from equity method investment	3,902	—	2,034
Change in fair value of warrant liability and contingent consideration	9,647	566	(11)
Share-based compensation	19,160	3,532	6,885
Deferred income taxes	(1,604)	(290)	(1,022)
Other	1,094	498	1,055
Changes in operating assets and liabilities:
Accounts receivable, net and other receivables	8,104	(2,737)	(9,841)
Prepaid expenses and other assets	(378)	987	(433)
Accounts payable and accrued expense	9,239	(1,195)	4,950
Deferred revenue	(15,777)	11,025	1,467
Net cash provided by (used in) used in operating activities	14,761	2,577	(34,355)

Cash flows from investing activities:
Acquisition of Visualize Health	(2,000)	—	—
Acquisition of MindSciences	140	—	—
Purchases of property and equipment	(1,814)	(1,695)	(2,405)
Capitalized internal-use software costs	(15,497)	(14,949)	(15,520)
Net cash used in investing activities	(19,171)	(16,644)	(17,925)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock and warrants, net of issuance costs	6,774	25,251	—
Proceeds from issuance of debt	38,000	35,400	71,400
Dividends paid to non-controlling interest	—	—	(838)
Repayment of debt	(40,000)	(38,142)	(41,425)
Proceeds from exercise of common stock options	336	69	59
Payments on capital lease obligations	(1,268)	(1,781)	(1,279)
Financing costs	(72)	—	(206)
Net cash provided by financing activities	3,770	20,797	27,711
Effect of exchange rates on cash and cash equivalents	(435)	(138)	(1,032)
Net (decrease) increase in cash and cash equivalents	(640)	6,730	(24,569)
Cash and cash equivalents at beginning of period	23,678	17,086	42,687
Cash and cash equivalents at end of period	$22,603	$23,678	$17,086

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,942	$16,624	$13,147
Cash paid for income taxes	$162	$653	$1,148

Noncash financing activities:
Deferred offering costs not yet paid	$2,071	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies

Nature of Business

Sharecare, Inc. (Sharecare or the Company) was founded in 2009 to develop an interactive health and wellness platform and began operations in October 2010. Sharecare’s virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. The platform is designed to connect each stakeholder to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Sharecare bridges scientifically validated clinical programs with content to deliver a personalized experience for its members, beginning with the RealAge® test, Sharecare’s health risk assessment that shows members the true age of their body, capitalizing on people’s innate curiosity of how “young” they are to draw them into the platform. The Sharecare platform provides members with a personalized action plan to guide and educate them on the habits and behaviors making the biggest impact, both positive and negative, on their RealAge. Sharecare provides the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation, well-being solutions, such as financial health and anxiety management, and then care navigation tools such as find-a-doctor, prescription savings, clinical decision support, medical records, and more. Additionally, Sharecare, through its Health Data Services, LLC subsidiary (HDS), provides secure, automated release of information, audit and business consulting services to streamline the medical records process for medical facilities.

Liquidity

Since its inception, the Company has relied upon capital raised through both the issuance of debt and equity to fund its operations and meet its obligations. During the years ended December 31, 2020, 2019 and 2018 the Company has incurred losses and as of December 31, 2020, the Company had an accumulated deficit of $392.1 million. However, the Company continues to integrate its service offerings and is actively pursuing new client agreements, while strategically pursuing new acquisitions.

Through February 28, 2021, increases in debt included $20.0 million drawn on its Senior Secured Credit Agreement and paid-in-kind interest. As of February 28, 2021, the Company’s available liquidity was approximately $54.9 million, comprised of $34.4 million of cash and cash equivalents, and $20.5 million available under its Senior Secured Credit Agreement.

The debt covenants attached to the Wells Fargo Senior Secured Credit Agreement require the Company to attain $25.0 million of credit adjusted EBITDA (as defined in the Credit Agreement) for the trailing 12-months, while maintaining $10 million of liquidity (defined in the Amended Credit Agreement as available cash on hand plus available excess capacity in the Company’s borrowing base). Credit adjusted EBITDA excludes items such as acquisition transaction expenses, financing fees, non-cash compensation, and severance costs. The Company’s compliance through March 2022 will be dependent on forecasted revenue growth and the continued rationalization of costs.

Operations may be required to be funded through the issuance of additional capital or amendments to existing agreements that the Company expects to make prior to the contractual maturity of its obligations.

No assurances or guarantees can be made as to whether management’s forecasts will be met, operational plans will be achieved, or additional capital can be raised when needed to continue to fund its operations.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. Many U.S. states declared a health emergency and issued orders to close all nonessential businesses until further notice. As an organization within the healthcare industry, Sharecare is deemed to be an essential business. Nonetheless, out of concern for employees’ safety and pursuant to the government orders, Sharecare requested many employees telecommute from their homes.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

While the Company is an essential business for its customers, it has not expected a significant negative impact to its consolidated financial position, results of operations, and cash flows related to this matter, as a result of the broader economic impact and the prolonged disruption to the economy, customers may be facing liquidity issues and may be slower to pay or altogether withdraw from their commitments; however, the ultimate financial impact related to the pandemic is still unknown.

Given the volatility of the circumstances surrounding the pandemic, the Company has evaluated potential risks to its business plan. The economic slowdown could delay the Company’s sales objectives for new business for its digital product; the decline in non-urgent medical appointments could lessen the demand for medical record transfers in the ROI business; and Blue Zone communities may see a decrease in spending due to social distancing. In addition, the Company may be impacted by currency fluctuations, as the U.S. Dollar has gained strength during the pandemic, with the biggest impact thus far being to the Brazilian Real.

Consolidation Policy

The consolidated financial statements include the accounts of Sharecare, Inc. and its subsidiaries: Lucid Global, Inc.; Healthways SC LLC (Population Health); HDS-VH Holdings, Inc.; Sharecare Health Data Services, Inc.; Sharecare Health Data Services, LLC (HDS); Visualize Health, LLC; MindSciences, Inc.; SC-WHAI, LLC; Sharecare GMBH, a German-based subsidiary; Sharecare Digital Health International Limited; Sharecare SAS, a French-based subsidiary; Sharecare Services GMBH; Sharecare Australia Pty Limited, an Australian-based subsidiary; and Sharecare NZ Limited, a New Zealand-based subsidiary; as well as Sharecare Brasil Servicos de Consultoria Ltda, a Brazil-based subsidiary in which Sharecare has a controlling interest. The Company entered into a joint venture with HInsight-Customer Care Holdings (HCA) – both the Company and HCA have a 50% ownership in HICCH-SCL, LLC (HICCH-SCL).

All intercompany balances and transactions have been eliminated in consolidation.

Segment Information

The Company operates as a single operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources for the entire company.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements are revenue recognition, the valuation of assets and liabilities acquired and the useful lives of intangible assets acquired in business combinations and the valuation of common stock. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash deposits are held with well-known financial institutions and may exceed federally insured limits. The Company grants credit to its customers during the normal course of business and generally requires no collateral from its customers.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Domestic revenues from operations represent approximately 95%, 94% and 91% of total revenue during the years ended December 31, 2020, 2019 and 2018 respectively. One customer accounted for 16%, 17% and 16% of the Company’s total revenues during the years ended December 31, 2020, 2019 and 2018 respectively.

As of December 31, 2020 and 2019 there was one customer that individually accounted for 14% and 13%, respectively, of the Company’s accounts receivable, net.

Fair Value Measurements

The carrying value of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates fair value due to their short-term nature.

The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities

•        Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

•        Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability

Assets and Liabilities that are Measured at Fair Value on a Non-recurring Basis

Assets and liabilities that are measured at fair value on a non-recurring basis relate primarily to the Company’s tangible fixed assets, equity method investment, goodwill and other intangible assets, which are remeasured when the derived fair value is below carrying value on the Company’s consolidated balance sheets. For these assets, the Company does not periodically adjust carrying value to fair value except in the event of impairment. When the Company determines that impairment has occurred, the carrying value of the asset is reduced to fair value and the difference is recorded within operating income in the consolidated statements of operations and comprehensive loss.

Further, in connection with business combinations, the values of net assets acquired are recorded at fair value using Level 3 inputs. The fair values of definite-lived intangible assets acquired in these acquisitions were estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. The Company develops internal estimates for the expected cash flows and discount rates in the present value calculations. In certain instances, the Company also estimates fair value based on market multiples of comparable companies, when using the market approach.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase. Cash equivalents generally consist of investments in money market funds.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of trade accounts receivable which are due under normal trade terms requiring payment typically within 45 days from the invoice date. Bad debts are provided for based on historical experience and management’s evaluation of outstanding accounts receivable at the end of each year. Management considers accounts delinquent on a case-by-case basis and based on historical experience.

The changes in the allowance for doubtful accounts are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Allowance for doubtful accounts – beginning balance	$3,874	$3,007
Provision for doubtful accounts	5,473	1,837
Amounts written off and other adjustments	(3,640)	(970)
Allowance for doubtful accounts – ending balance	$5,707	$3,874

Property and Equipment

Property and equipment are recorded at the original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred.

Business Combinations

The Company accounts for business acquisitions in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company measures the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. The Company records goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

Other Long-Term Assets

Long-term other assets include security deposits associated with the leasing of office space of $0.8 million and $0.9 million as of December 31, 2020 and 2019, respectively, as well as tax credits that can be used to reduce the Company’s taxable income in France (or that are receivable in cash if not used within three years) of $1.5 million and $1.7 million as of December 31, 2020 and 2019, respectively. Long-term other assets also includes the deferral of professional fees incurred in connection with the Company’s pending merger and offering with Falcon Capital Acquisition Corp. of $2.1 million and $0 as of December 31, 2020 and 2019, respectively. Upon the consummation of the merger and offering, these deferred costs will be reclassed against proceeds and additional paid-in capital.

Intangible Assets

The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis which approximates the pattern in which the economic benefits are consumed. Intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment:

Internal use software	3 – 5 years
Technology – features/content	2 – 15 years
Trade name	4 – indefinite years
Customer relationships	12 – 16 years

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Contract Liabilities

In connection with an acquisition in a prior year, the Company recognized current and noncurrent contract liabilities, representing off-market values associated with: (i) an applications and technology servicing outsourcing agreement (fully amortized as of December 31, 2019), (ii) certain office lease agreements (amortization will continue through 2023) and (iii) certain wellness program royalty agreements (amortization will continue through 2023). Amortization of these contract liabilities during the year ended December 31, 2020 was $5.7 million, of which $1.7 million was included within cost of revenues and $4.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities during the year ended December 31, 2019 was $5.7 million, of which $1.6 million was included within cost of revenues and $4.1 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities during the year ended December 31, 2018 was $15.4 million, of which $1.9 million was included within cost of revenues and $13.5 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Deferred Financing Fees, Net

In connection with obtaining loans, the Company incurred and capitalized fees, settled in cash and warrants. In addition, in connection with the modification of existing convertible debt instruments and through the issuance of new convertible debt instruments (see Note 6), the Company has a beneficial conversion feature on its Series B, B-3 and B-4 convertible notes. The financing fees and beneficial conversion features are being amortized over the life of the loans as a component of interest expense and totaled $6.8 million, $6.8 million and $5.4 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities with consideration given to net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized. The Company classifies its deferred income taxes as noncurrent on the consolidated balance sheets.

Deferred Revenue

The Company records contract liabilities pursuant to ASC 606 which consist of deferred revenue and contract billings in excess of earned revenue.

Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally six to twelve months and in advance of the satisfaction of the performance obligations identified within the related contract. As of December 31, 2020 and 2019, such fees were $9.9 million and $25.5 million, respectively. The Company recognized $19.9 million of revenue during the year ended December 31, 2020 that was included in deferred revenue at December 31, 2019. The Company recognized $6.7 million of revenue during the year ended December 31, 2019 that was included in deferred revenue at December 31, 2018.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Revenue Recognition

Revenue is recognized when control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for that good or service. Sales and usage-based taxes are excluded from revenue. The Company does not have contracts that include significant financing fees. The Company is the principal in outstanding revenue arrangements. The Company serves a diverse group of customers.

Enterprise Revenue

The Company provides employers and health plans with health management programs for their employee base or covered population, including digital engagement, telephonic coaching, incentives, biometrics, and patient care managed health. Revenue is recognized on a per member per month (PMPM) basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. Member participation fees are generally determined by multiplying the contractually negotiated member rate by the number of members eligible for services during the month. Member participation rates are established during contract negotiations with customers, often based on a portion of the value the programs are expected to create. Contracts with health plans and integrated health care systems generally range from three to five years with several comprehensive strategic agreements extending up to ten years in length. Contracts with self-insured employers typically have two to four year terms.

Health management program contracts often include a fee for the subscription of the Sharecare 3.0 digital platform which may also be sold on a stand-alone basis. This service allows members to access the proprietary health engagement mobile application with a comprehensive suite of health and wellness management programs, content, and tools. Revenue is recognized on a per member or a fixed fee basis as the services are provided. These contracts may also include a performance obligation to implement the platform, which includes services such as marketing to the member population, configuration of the platform to be employer/provider specific, and the set-up of challenges and incentives. These services are recognized over time as the services are performed. Any termination clauses may impact the contract duration.

The Company provides customers with Blue Zones solutions, a turnkey program for communities to apply the Blue Zone program principals, enabling community sponsors such as health plans, employers, and health systems, with a way to improve the health of their community in a tangible, measurable way. These contracts normally include two performance obligations, the discovery period and the subsequent content delivery for each year of engagement. The revenue is recognized based on the relative standalone selling price of the performance obligations evenly over time. These contracts do not include termination clauses and often have two to four year terms.

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as customer cost savings, and/or clinical outcomes improvements (performance-based). Sharecare uses the most likely amount method to estimate variable consideration for these performance guarantees. The Company includes in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sharecare utilizes customer data in order to measure performance. Performance-based fees subject to refund that the Company has not recognized as revenues are generally due to either: (1) data from the customer is insufficient or incomplete to measure performance; or (2) interim performance measures indicate that the Company is not currently meeting performance targets. As of December 31, 2020 and 2019, such fees included within deferred revenue were $5.9 million and $8.4 million, respectively.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Customers are generally billed monthly for the entire amount of the fees contractually due for the prior month’s enrollment, which typically includes the amount, if any, that is performance-based and may be subject to refund should performance targets not be met. Fees for participation are typically billed in the month after the services are provided. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally 6-12 months. A limited number of contracts provide for certain performance-based fees that cannot be billed until after they are reconciled with the customer.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled. Approximately $12.5 million, $12.3 million and $18.5 million of revenues recognized during the 12 months ended December 31, 2020, 2019 and 2018, respectively, were performance-based. As of December 31, 2020, 2019 and 2018, cumulative performance-based revenues that had not yet been settled with customers, but that have been recognized in the current year, totaled $7.3 million, $3.4 million and $3.4 million, respectively, all of which were based on actual data.

Provider Revenue

Provider revenue is primarily based on services which provide data and information-driven solutions for healthcare providers that are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security, and privacy standards. Revenue is recognized based on the volume of health document requests fulfilled and recognized upon satisfactory delivery to the customer. In addition, provider revenue is derived from subscription fees for various technology related services that assist providers with efficiency, productivity, quality, performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one to three year contractual period.

Consumer Revenue

The Company generates Consumer revenue mostly through ad sponsorships and content delivery. Content delivery revenue is recognized when the content is delivered to the customer. Ad sponsorship revenue is recognized when the contractual page views or impressions are delivered to the customer and the transaction has met the other criteria listed above.

Certain customer transactions may contain multiple performance obligations that may include delivery of content, page views, and ad sponsorship over time. To account for each of these elements separately, the delivered elements must be capable of being distinct and must be distinct in the context of the contract. Revenue is allocated based on the stand-alone selling price for each performance obligation as the services are provided

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of December 31, 2020, future estimated revenue related to performance obligations with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting period was approximately $63.7 million. As of December 31, 2020, the Company expects to recognize revenue on approximately 57% of these unsatisfied performance obligations over the following 24 months and the remainder thereafter.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Year Ended December 31,
	2020	2019	2018
Enterprise	$188,339	$202,641	$209,803
Provider	79,324	80,726	73,779
Consumer	61,142	56,174	58,284
Total Revenue	$328,805	$339,541	$341,866

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the respective local currency. All assets and liabilities accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate on the balance sheet date. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive loss. Equity transactions are translated using historical exchange rates. Expenses are translated using the average exchange rate during the year.

Foreign currency transaction gains and losses are included in other expense in the Company’s consolidated statements of operations and comprehensive loss. Foreign currency transaction gains (losses) during the years ended December 31, 2020, 2019 and 2018 were immaterial.

Advertising expense

Advertising costs, which are expensed as incurred, totaled $6.8 million, $7.3 million and $10.6 million in 2020, 2019 and 2018, respectively.

Employee Benefit Plan

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Company’s board of directors. The Company contributed $1.0 million, $1.1 million and $0.8 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Share-Based Payments

The Company measures compensation for all share-based payment awards granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. For awards that vest based on continued service, the service-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The grant date fair value of stock options that contain service or performance conditions is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur.

For awards that contain performance conditions, compensation cost attributable to the period for which the requisite service has already been rendered is recognized in the period in which it becomes probable that the performance target will be achieved. Compensation cost for which requisite service has not yet been rendered, but for which it is probable that the performance target will be achieved, is recognized prospectively over the remaining requisite service period. In some cases, the period in which the performance target can be achieved is different than the requisite services period. Performance awards, for which the performance target is not achieved upon the date the employee stops rendering services, are forfeited.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

For awards that vest upon a liquidity event or a change in control, the performance condition is not probable of being achieved until the event occurs. As a result, no compensation expense is be recognized until the performance-based vesting condition is achieved, at which time the cumulative compensation expense will be recognized.

Net Loss Per Share

The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income or loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income or losses for the period had been distributed. However, the Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but contractually does not require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued, as their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net losses attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period, including potential dilutive common shares.

Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. Although the Company does not expect that adoption will have a significant impact on its consolidated financial statements, it will continue to analyze the impact of the adoption of this standard.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1. Nature of Business and Significant Accounting Policies (cont.)

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of ASC 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. The Company adopted ASU 2018-07 on January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU No. 2019-08, Compensation-Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share Based Consideration Issued to a Customer. The update requires that an entity measure and classify share-based payment awards to a customer by applying the guidance in Topic ASC 718. The Company adopted ASU 2019-08 on January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.

2. Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable and accrued liabilities. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The warrant liabilities and contingent consideration relate to a previous acquisition and Visualize Health and Whitehat acquisitions in the current year and are recorded at fair value.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value as of:

	December 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$11,793	$—	$—	$11,793
Total cash equivalents	$11,793	$—	$—	$11,793

Liabilities at fair value
Warrant liabilities	$—	$—	$4,963	$4,963
Contingent consideration – debt	—	—	1,905	1,905
Contingent consideration – other liabilities	—	—	7,366	7,366
Total liabilities at fair value	$—	$—	$14,234	$14,234
	December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$12,332	$—	$—	$12,332
Total cash equivalents	$12,332	$—	$—	$12,332

Liabilities at fair value
Warrant liabilities	$—	$—	$1,526	$1,526
Contingent consideration – debt	—	—	702	702
Total liabilities at fair value	$—	$—	$2,228	$2,228

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

2. Fair Value Measurements (cont.)

The Company classified the warrant liabilities and contingent consideration as Level 3 fair value measurements because the Company determines their fair value using unobservable inputs. Fair values of the warrants were estimated using the Black-Scholes model with inputs based on the Company’s estimated stock price, the exercise price, expected volatility, and expected term. The fair value of the contingent consideration — debt was estimated based on the Company’s estimated stock price, and number of shares expected to be issued in connection with certain indemnification provisions of the HDS acquisition (Note 6). The fair value of the contingent consideration — other liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued.

The following is a schedule of changes to the warrant liability balance during 2020 and 2019 (in thousands):

December 31, 2018	$1,055
Re-measurement of warrants (other expense)	471
December 31, 2019	1,526
Re-measurement of warrants (other expense)	3,437
December 31, 2020	$4,963

The following is a schedule of changes to the contingent consideration - debt balance during 2020 and 2019 (in thousands):

December 31, 2018	$608
Re-measurement of contingent consideration (other expense)	271
Settlement of contingent consideration (general and administrative expense)	(177)
December 31, 2019	702
Re-measurement of contingent consideration (other expense)	1,203
December 31, 2020	$1,905

The following is a schedule of changes to the contingent consideration - other liabilities for the periods presented (in thousands):

December 31, 2019	$—
Contingent consideration from acquisition	2,358
Re-measurement of contingent consideration (other expense)	5,008
December 31, 2020	$7,366

3. Balance Sheet Components

Other Receivables

As of December 31, 2020 and 2019, other receivables consisted of the following (in thousands):

	2020	2019
Loan receivable	$—	$2,666
Insurance receivable	—	915
Other receivables	3,152	2,206
Total other receivables	$3,152	$5,787

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

3. Balance Sheet Components (cont.)

Property and Equipment

As of December 31, 2020 and 2019, property and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives (Years)	2020	2019
Computer hardware	3	$11,750	$9,889
Furniture/fixtures	5 – 7	1,962	1,970
Leasehold improvements	1 – 5	2,658	2,550
Other	Indefinite	18	18
Property and equipment, gross		16,388	14,427
Less: accumulated depreciation		(12,315)	(9,593)
Property and equipment, net		$4,073	$4,834

Depreciation expense during the years ended December 31, 2020, 2019 and 2018 totaled $2.8 million and $2.9 million and $2.1 million, respectively.

Accrued Expenses and Other Current Liabilities

As of December 31, 2020 and 2019, accrued expenses and other current liabilities consisted of the following (in thousands):

	2020	2019
Accrued expenses	$15,632	$12,615
Accrued compensation	14,728	10,363
Accrued media costs	5,279	4,143
Accrued taxes	771	177
Accrued other	4,648	1,135
Total accrued expenses and other current liabilities	$41,058	$28,433

4. Acquisitions

On February 12, 2020, the Company acquired Visualize Health (VH) in order to obtain its software platform. The selling owners of VH contributed the assets of the business to HDS-VH Holdings, Inc. (HDS-VH), a subsidiary of Sharecare, in exchange for $2.0 million of cash, $1.9 million of contingent consideration (comprised 18,365 shares of HDS-VH Class B convertible non-voting stock representing approximately 3% of shares) and $5.0 million in redeemable stock of HDS-VH (comprised of 15,000 shares of HDS-VH Class B convertible non-voting stock representing approximately 3% of shares). The Class B convertible non-voting stock will be converted to Sharecare stock at a future date. After the combination, the Company owns all of the voting interests and approximately 97% of the equity interests of HDS-VH and has consolidated its results of operations. The remaining 3% of HDS-VH is owned by the former owners of VH and may increase to up to approximately 9.5% of HDS-VH based on the maximum distribution of shares related to contingent consideration upon attaining certain performance metrics. At a future date, the former owners of VH have the ability to sell their shares in HDS-VH to the Company at a stated value (a put feature); therefore, the noncontrolling interest in HDS-VH is recorded as Contingently Redeemable Noncontrolling Interests in the Company’s financial statements (see Note 10). The Company initially estimated the redeemable non-controlling interests based on (1) selling owners’ interest in the estimated fair value of VH at the transaction and the book value of HDS-VH immediately prior to the transaction and (2) the estimated fair value of the put feature. The Company estimated the fair value of the contingent consideration as of the acquisition date. The contingent consideration is subject to remeasurement at each reporting date until December 31, 2023, with the remeasurement

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

4. Acquisitions (cont.)

adjustment reported in the consolidated statements of operations and comprehensive loss. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Accounts receivable	$650
Developed technology	4,385
Customer relationships	420
Goodwill	5,223
Accounts payable and other accrued liabilities	(47)
Deferred tax liability	(1,122)
Total	$9,509

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.2 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. Goodwill of $0.7 million resulting from this acquisition is tax deductible and $4.5 million is not tax deductible.

On May 13, 2020, the Company acquired all outstanding equity interests of Mindsciences, Inc. with the intent of acquiring its digital platform and software. The total purchase price consideration in connection with the acquisition was $7.6 million, consisting of 6,179 shares of Series C redeemable convertible preferred stock totaling $1.7 million and 41,352 shares of common stock and 15,332 options totaling $5.9 million. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Cash and cash equivalents	$140
Accounts receivable	99
Prepaid expenses and other current assets	12
Developed Technology	1,731
Customer Relationships	388
Goodwill	5,692
Accounts payable and other accrued liabilities	(185)
Deferred tax liability	(287)
Total	$7,590

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.3 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

On July 2, 2020, the Company acquired all outstanding equity interests of WhiteHatAI with the intent of acquiring its digital platform and software. The total consideration transferred in connection with the acquisition was $2.7 million, consisting of 20,000 shares of common stock totaling $2.2 million, and contingent consideration estimated to be $0.5 million (comprised of up to 20,875 shares of common stock). The Company estimated the fair value of the contingent consideration as of the acquisition date. The contingent consideration is subject to remeasurement

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

4. Acquisitions (cont.)

at each reporting date until July 2023, with the remeasurement adjustment reported in the consolidated statements of operations and comprehensive loss. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Prepaid expenses and other assets	$10
Developed Technology	2,254
Goodwill	1,165
Accounts payable and other current liabilities	(241)
Deferred tax liability	(465)
Total	$2,723

The fair value assigned to the developed technology was determined using the relief from royalty method. Other acquired assets were immaterial. The Company incurred transaction related expenses of $0.3 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

The results of operations of each acquisition have been included in the Company’s consolidated statements of operations and comprehensive loss from the respective acquisition date. Actual revenue and losses of the entities since the acquisition date as well as pro forma combined results of operations for these acquisitions have not been presented because the effect of the acquisitions was not material to the Company’s consolidated financial results for the periods presented. For each acquisition, goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill also represents the future benefits as a result of the acquisitions that will enhance the Company’s products available to both new and existing customers and increase the Company’s competitive position. Changes in the contingent consideration recognized in connection with the above acquisitions have been summarized in Note 2 above. The Company has finalized all of its purchase price accounting for acquisitions in 2020.

5. Goodwill and Other Intangible Assets and Liabilities

Intangible assets and the related accumulated amortization for each class of intangible assets as of December 31, 2020 and 2019 were as follows (in thousands):

	Cost	2020	Net	Weighted Average Remaining Life
		Accumulated Amortization
Definite-lived, intangible assets
Technology – features/content	$38,803	$(20,721)	$18,082	7.7
Trade name	3,792	(3,739)	53	4.4
Customer relationships	47,160	(22,340)	24,820	7.5
Internal use software	81,492	(52,299)	29,193	2.3
Total definite-lived, intangible assets	$171,247	$(99,099)	$72,148

Intangible assets not subject to amortization
Internal use software projects in process	$1,069	$—	$1,069
Indefinite-lived, trade names	5,030	—	5,030
Total intangible assets not subject to amortization	$6,099	$—	$6,099
Total intangible assets	$177,346	$(99,099)	$78,247

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

5. Goodwill and Other Intangible Assets and Liabilities (cont.)

	Cost	2019	Net	Weighted Average Remaining Life
		Accumulated Amortization
Definite-lived, intangible assets
Technology – features/content	$30,189	$(18,052)	$12,137	7.6
Trade name	3,792	(3,391)	401	1.4
Customer relationships	46,352	(18,837)	27,515	8.3
Internal use software	65,076	(36,819)	28,257	2.2
Total definite-lived, intangible assets	$145,409	$(77,099)	$68,310

Intangible assets not subject to amortization
Internal use software projects in process	$1,987	$—	$1,987
Indefinite-lived, trade names	5,030	—	5,030
Total intangible assets not subject to amortization	$7,017	$—	$7,017
Total intangible assets	$152,426	$(77,099)	$75,327

The following tables set forth the changes in the carrying amount of the Company’s goodwill during the years ended December 31, 2020 and 2019 (in thousands):

December 31, 2018	$63,103
Foreign currency translation adjustment	(164)
December 31, 2019	62,939
Additions	12,080
Foreign currency translation adjustment	717
December 31, 2020	$75,736

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment. The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, whenever events or circumstances indicate an impairment may have occurred, or when a change in the composition of reporting units occurs. The Company performs its annual tests using a discounted cash flow analysis. There have been no impairments of goodwill since the Company’s inception.

Amortization expense for the intangible assets of the Company during the years ended December 31, 2020, 2019 and 2018 totaled $21.9 million, $20.9 million and $17.5 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

The following is a schedule of estimated future amortization expense for intangible assets as of December 31, 2020 (in thousands):

Year ending December 31:
2021	$21,382
2022	15,059
2023	10,444
2024	5,937
2025	5,673
Thereafter	13,653
Total	$72,148

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

6. Debt

Debt is comprised of the following as of December 31 (in thousands):

Description	2020	2019
Senior Secured Credit Agreement, interest payable at either prime + 2.5% subject to a floor or LIBOR + 3.75%, due February 2023 (inclusive of paid in kind interest; the related fees of $595 and $396 as of December 31, 2020 and 2019, respectively, are presented as other long term assets on the consolidated balance sheets)	$13,059	$13,175
Second Lien Credit Agreement, interest payable at 12.375%, due May 2023 ($40,000 principal amount), and paid in-kind interest of $1,374 and $394 as of December 31, 2020 and 2019, respectively	39,920	38,272
Series B-3 Convertible notes, interest payable at 10%, due August 2023, ($95,000 principal amount at both December 31, 2020 and 2019), and paid in-kind interest of $7,176 and $0 as of December 31, 2020 and 2019, respectively	89,037	76,834
Series B-4 Convertible notes, interest payable at 10%, due August 2023, ($25,000 principal amount as of December 31, 2020 and 2019), and paid in-kind interest of $1,549 and $0 as of December 31, 2020 and 2019, respectively	24,884	22,698
Series B Convertible promissory note to Claritas Capital, a related party, interest payable at 10%, due August 2023 ($5,000 principal amount as of December 31, 2020 and 2019), and paid in-kind interest of $371 and $0 as of December 31, 2020 and 2019, respectively	4,924	4,381
Contingent consideration payable to HDS selling stockholders	1,905	702
Note payable	400	400
Amounts due under capital leases	651	1,642
Total debt	174,780	158,104
Less current portion	(1,011)	(1,357)
Total long-term debt	$173,769	$156,747

The Company’s debt is stated at its carrying amount. The fair value of the Company’s debt as of December 31, 2020 and 2019 was approximately $192.3 million and $177.4 million, respectively, a Level 3 fair value measurement. The fair value of long-term debt is calculated based on the estimation of the Company’s credit standing compared to interest rates for debt with similar terms and maturities.

Senior Secured Credit Agreement

On March 31, 2017, the Company refinanced its existing debt through the execution of a Senior Secured Credit Agreement with a financial institution with the ability to make revolving loans up to $60.0 million, subject to a borrowing base. Borrowings under the Senior Secured Credit Agreement are secured by all assets of the Company. In 2019, the Company borrowed an additional $10.0 million, and subsequently paid down approximately $37.7 million of the principal in conjunction with the proceeds from the Series B-4 Convertible Notes discussed below.

On May 4, 2020, the Company amended the Senior Secured Credit Agreement to reduce the interest rate by .75%, reduce the liquidity covenant requirement from $17.5 million to $10.0 million and extend the maturity date to February 10, 2023.

Second Lien Credit Agreement

On May 11, 2017, the Company entered into a Second Lien Credit Agreement with a lender for loans up to $50.0 million. In connection with the execution of the Second Lien Credit Agreement, the Company borrowed $40.0 million. During 2018, the Company executed an amendment to the Second Lien Credit Agreement.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

6. Debt (cont.)

Series B-3 Convertible Notes

The Company has issued Series B-3 Convertible Notes with interest at 10%, payable quarterly in arrears and warrants with a $0.01 strike price which are issued with the financing. The principal on the outstanding notes is convertible into Series B-3 redeemable convertible preferred stock, at a conversion price of $249.87 per share. The carrying value of the Series B-3 Convertible Notes is comprised of the principal outstanding less amounts recorded based on the fair value of warrants issued and the beneficial conversion feature net of accretion. As of December 31, 2020, $95.0 million of Series B-3 Convertible Notes had been issued.

The Company issued $30.0 million of Series B-3 Convertible Notes during 2018. During 2018, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.1 million and $7.1 million, respectively. These amounts are accounted for as deferred financing fees, net of the debt and amortized over the life of the debt as interest expense. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Series B-4 Convertible Notes

In October 2018, existing shareholders committed to fund $21.4 million in Series B-4 Convertible Notes prior to June 30, 2019. In exchange for this commitment, 21,350 warrants with a strike price of $0.01 per share, which expire in October 2028, were issued to the shareholders. The fair value of the warrants as of the issuance date totaled $1.5 million. In addition, the warrants contained a provision such that once issued they could be clawed back (had the amount committed not been funded), representing a freestanding derivative (recorded within other current assets and accrued expenses and other current liabilities as of December 31, 2018).

During 2019, the Company received additional funding commitments of Series B-4 Convertible Notes, bringing the total to $25.0 million. Upon the issuance of the debt, the fair value of the warrants was remeasured, at which time the number of shares to be issued became fixed (no warrants could be cancelled) and the warrants were subsequently reclassified from a liability to an equity instrument. The Company recognized $0.3 million of remeasurement expense based on changes in the estimated stock price during the period the warrants were classified as a liability. In 2019, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.2 million and $0.7 million, respectively. These amounts are accounted for in deferred financing fees, net of the debt and amortized over the life of the debt as interest expense. As of December 31, 2020, the principal on the notes outstanding of $25.0 million is convertible into Series B-4 redeemable convertible preferred stock at a conversion price of $300 per share. The carrying value of the Series B-4 Convertible Notes is comprised of principal outstanding less amounts recorded based on the fair value of the warrants issued and beneficial conversion feature net of accretion. A total of 25,000 warrants were issued in connection with the Series B-4 Convertible Notes. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Series B Convertible Promissory Note to Claritas Capital

On June 28, 2013, the Company received proceeds of $5.0 million via a promissory note from Claritas Capital, convertible into the Company’s Series B redeemable convertible preferred stock, with interest paid quarterly at 10% annualized. The outstanding principal as of December 31, 2020 was $5.0 million. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Contingent Consideration Payable to HDS Selling Stockholders

On July 1, 2013, the Company acquired the assets and assumed various operating liabilities of HDS for cash and shares. As part of certain indemniﬁcation provisions of the purchase agreement, 6,784 additional shares, are being withheld as of December 31, 2020 and 2019. These shares are being held in escrow until resolution of certain pending litigation, and the Company recorded the related estimated liability based on the fair value of management’s expectation of a full pay-out under the arrangement at the issue date (Level 3 measurement based on unobservable inputs).

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

6. Debt (cont.)

Long-term principal debt maturities as of December 31, 2020, reflecting the subsequent amendment of the Credit Agreement discussed above, are as follows (in thousands):

Year ending December 31:
2021	$400
2022	—
2023	188,529
2024	—
2025	—
Thereafter	1,905
Total	$190,834

Amounts Due Under Capital Leases

The Company has secured capital leases for the purchase of computer equipment totaling. The lease terms are 24 to 48 months with interest rates and fees of 4.98% to 20.87% annually. The equipment is depreciated over the shorter of three years or the life of the lease; interest and fees are expensed over the life of the obligation using the effective interest method.

The following is a schedule of future minimum lease payments under capital leases as of December 31, 2020 (in thousands):

Year ending December 31:
2021	$611
2022	40
2023	—
2024	—
2025	—
Thereafter	—
Total	$651

7. Income Taxes

Components of the income tax expense during the years ended December 31, 2020, 2019 and 2018 were as follows (in thousands):

	2020	2019	2018
Current expense (benefit):
Foreign	$—	$436	$1,035
Federal	—	(35)	—
State	47	102	81
	47	503	1,116
Deferred expense (benefit):
Foreign	154	(427)	149
Federal	(1,404)	114	(1,179)
State	(354)	23	8
	(1,604)	(290)	(1,022)
Total income tax expense (benefit)	$(1,557)	$213	$94

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

7. Income Taxes (cont.)

Income tax expense (benefit) differs from the amount that would be calculated by applying federal statutory rates to loss before income taxes primarily because of the valuation allowance on deferred tax assets. A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2020	2019	2018
Income tax benefit at the federal statutory rate	21.00%	21.00%	21.00%
Change in valuation allowance	(23.36)%	(21.01)%	(19.68)%
Other	5.04%	(0.53)%	(1.50)%
Effective income tax rate	2.68%	(0.54)%	(0.18)%

The components of the deferred tax assets and liabilities recognized in the Company’s consolidated balance sheets as of December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating losses	$58,376	$57,705
Start-up expenditures	104	106
Goodwill	963	1,061
Share-based compensation expense	13,119	8,007
Accrued expenses	2,264	1,136
Property and equipment and internal use software	10,691	7,583
Contract liabilities	2,852	3,677
Interest expense	12,220	12,296
Tax credits	488	488
Deferred revenue	989	1,768
Other	4,605	1,888
Valuation allowance	(90,010)	(83,218)
Total deferred tax assets	16,661	12,497

Deferred tax liabilities:
Intangible assets	(11,819)	(10,126)
Trade names	(1,379)	(1,313)
Beneficial conversion feature	(2,945)	—
Other	(1,007)	(1,259)
Total deferred tax liabilities	(17,150)	(12,698)
Net deferred tax liability	$(489)	$(201)

The components of loss from operations, before income taxes, are as follows (in thousands):

	2020	2019	2018
Domestic	$(55,889)	$(40,106)	$(57,191)
Foreign	(2,227)	882	4,325
Total loss before income tax expense	$(58,116)	$(39,224)	$(52,866)

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a valuation allowance has been established against the net deferred tax assets. Therefore, no federal tax benefit has been recorded for the net operating losses and the researched tax credits during the years ended December 31, 2020, 2019 and 2018. In addition, no state income tax benefit has been recorded for the net operating losses in those years.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

7. Income Taxes (cont.)

As of December 31, 2020 and 2019, net operating loss carryforwards are as follows (in thousands):

	2020	2019
Net Operating Losses – Federal	$224,040	$228,005
Net Operating Losses – State	163,010	158,281
Net Operating Losses – International	4,948	2,847
Total net operating losses	$391,998	$389,133

The state and pre-2019 federal net operating loss carryforwards will start to expire in 2023 (through 2037), while the foreign and post-2018 federal net operating loss carryforwards are indefinite.

Federal NOLs generated in taxable years beginning after December 31, 2017 can be carried forward indefinitely but are limited to 80% of taxable income in any year. Therefore, taxable temporary differences related to indefinite-lived intangibles may now be used as a source of future taxable income in assessing the realizability of post-2017 federal loss carryforwards. The realization of the Company’s deferred tax assets (including its net operating loss carryforwards) may also be limited if it experiences an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986 resulting from a purchase or sale of its equity instruments. The valuation allowance increased $6.8 million during the year ended December 31, 2020.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2020 and 2019 are as follows (in thousands):

	2020	2019
Valuation allowance as of beginning of the year	$83,218	$72,498
Increases to valuation allowance during the year	6,792	10,727
Decreases to valuation allowance during the year	—	(7)
Valuation allowance as of end of year	$90,010	$83,218

The Tax Cuts and Jobs Act of 2017 (TCJA), as signed by the President of the United States on December 31, 2017, significantly revised U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%, and created a modified territorial taxing system for international operations. Among the various foreign income inclusion provisions enacted, Sharecare is directly impacted by the “global intangible low taxed income” (GILTI). The Company’s accounting policy election is to treat the GILTI tax as a period cost. Under this provision, foreign income generated by its controlled foreign corporations is subject to U.S. tax; GILTI tax for 2020 is $0, because of a net cumulative tested foreign loss. Interest expense is also no longer fully deductible and is limited to 50% of the Company’s federal taxable income. Net operating losses generated in 2018 and all future years may now be carried forward indefinitely.

The Company has not recognized income tax on the basis difference inherent in its foreign subsidiaries, as these amounts continue to be permanently reinvested in foreign operations. Foreign income will be subject to U.S. income tax upon repatriation. The basis difference for foreign operations, as of December 31, 2020, was $5.1 million. No determination has been made on the amount of any unrecognized deferred income tax liability related to the basis difference. Determination of the amount is not practical because of the complexities of the hypothetical calculation.

In response to the coronavirus pandemic, the President signed into law the Coronavirus Aid, Relief, and Economic Securities (CARES) Act during 2020. Certain provisions of the CARES Act retroactively impacts 2019 income tax computations of the Company and will be reflected for tax accounting purposes in 2020 (i.e., the year of enactment). Among the various tax law modifications, the CARES Act increases the allowable 2019 and 2020 business interest expense deduction from 30% of adjusted taxable income to 50% of adjusted taxable income.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

7. Income Taxes (cont.)

The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2020, the Company’s uncertain tax positions were not material and, therefore, accrued interest or penalties related to uncertain tax positions were also not material. No Federal income taxes were paid in 2020, 2019 and 2018.

8. Redeemable Convertible Preferred Stock

In May 2020, the Company issued 6,179 shares of Series C redeemable convertible preferred stock in conjunction with the Company’s acquisition of Mindsciences, Inc., for a total amount of $1.7 million.

In November 2020, the Company entered into an arrangement with a customer, whereby, the Company issued 12,500 shares of Series C redeemable convertible preferred stock in exchange for $5.2 million.

During the year ended December 31, 2019, the Company issued 67,500 shares of Series C redeemable convertible preferred stock for gross proceeds $27.0 million, less issuance costs of $1.7 million.

The following is a schedule of authorized, issued and outstanding shares and amounts of each series of redeemable convertible preferred stock, (“Preferred Stock”) as of December 31, 2020 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	450,197	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	86,179	32,222	34,472
	1,763,656	896,533	$190,875	$194,213

The following is a schedule of authorized, issued and outstanding shares, amounts and liquidation amounts of each series of redeemable convertible preferred stock as of December 31, 2019 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	413,161	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	67,500	25,330	27,000
	1,726,620	877,854	$183,983	$186,741

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

8. Redeemable Convertible Preferred Stock (cont.)

The holders of redeemable convertible preferred stock have various rights and preferences, as follows:

Dividend Rights

Holders of Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock and Series B-4 redeemable convertible preferred stock are entitled to receive cumulative dividends at the annual rate of 8% of their applicable original issue price per share (as adjusted for any stock dividends, combinations, recapitalizations or stock splits), which shall accrue, as, and if, declared by the board of directors. No dividends will be paid to holders of common stock (other than dividends on shares of common stock payable in shares of common stock) until the aforementioned dividends on the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock and Series B-4 redeemable convertible preferred stock have been paid or set aside for payment. Holders of Series A, Series B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and common stock are entitled to receive dividends on a pari passu basis on an as-converted basis when, as and if declared by the board of directors. To date, no dividends have been declared. The cumulative amount of dividends accrued, but not declared, as of December 31, 2020 was $18.3 million.

Conversion Rights

Each share of redeemable convertible preferred stock is convertible at any time following the date of issuance, at the option of its holder, into the number of shares of common stock, which results from dividing the applicable original issue price per share for each series ($221.70 for Series A, $249.87 for Series B, $107.55 for Series B-1, $249.87 for Series B-2 and Series B-3, $300.00 for Series B-4, $400.00 for Series C) by the applicable conversion price per share for such series. The initial conversion prices per share of all series of redeemable convertible preferred stock are equal to the original issue prices of each series, and therefore, the conversion ratio is 1:1. The conversion price per share for shares of Series B-2, Series B-3, Series B-4 and Series C is subject to adjustment from time to time for antidilution purposes.

Each share of redeemable convertible preferred stock shall be converted automatically into shares of common stock at the then effective conversion rate immediately following the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than the applicable liquidation preference for each share of redeemable convertible preferred stock and $75.0 million in the aggregate. The articles of incorporation were subsequently amended in February 2021 to include an automatic conversion provision to include a SPAC transaction in which the price assigned was not less than the applicable liquidation preference for each share of redeemable convertible preferred stock and $75.0 million in the aggregate.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock are entitled to receive prior and in preference to any distribution from the proceeds of the liquidation event of the Company to the holders of Series A redeemable convertible preferred stock, B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock or common stock, an amount equal to the original issue price for such series of redeemable convertible preferred stock, plus an accrued dividends but unpaid, whether or not declared together with any other dividends declared but unpaid. If the proceeds distributed from the liquidation are insufficient to permit payment of the full preferential amounts for the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C convertible redeemable preferred stock, the entire proceeds legally available shall be distributed ratably amount the holders of

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

8. Redeemable Convertible Preferred Stock (cont.)

the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock in proportion to the full preferential amount of each.

After the payment in full to the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, and Series B-1 redeemable convertible preferred stock are entitled to receive prior and in preference to holders of common stock, an amount per share equal to the applicable original issue price and any declared but unpaid dividends. If the proceeds distributed from the liquidation are insufficient to permit payment of the full preferential amounts for the Series A, Serie B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock, the entire remaining proceeds legally available shall be distributed ratably amount the holders of the Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, and Series B-1 redeemable convertible preferred stock in proportion to the full preferential amount of each. The remaining funds are distributed with equal priority and pro rata among the holders of common stock.

Voting

Each holder of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Sharecare common stockholders, into which all series of redeemable convertible preferred stock is to be converted, are entitled to one (1) vote for each share.

Redemption Rights

The redeemable convertible preferred stock does not contain any date-certain redemption features.

Classification of Redeemable Convertible Preferred Stock

The deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values to the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

9. Common Stock and Stockholders’ Deficit

As of December 31, 2020, the Company was authorized to issue up to 5,955,000 shares of Common Stock.

As of December 31, 2020, there was 14,751 shares of common stock issuable to the former shareholders of acquired entities by the Company in prior years.

Warrants

In connection with debt and equity financings and certain partnership arrangements, the Company may issue warrants. Warrants generally vest immediately and are exercisable upon issuance, and have an expiration ten years from issuance. During 2020 and 2019, in connection with certain debt financings, the Company issued 0 and 3,650 warrants, respectively that were classified as equity instruments. During 2020 and 2019, 7,854 and 11,169 warrants

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9. Common Stock and Stockholders’ Deficit (cont.)

were earned but not issued by two customers and were recorded as a $1.2 million and $0.5 million reduction to revenue, respectively, which were classified as equity instruments. There were 18,599 warrants earned but not issued as of December 31, 2020.

In connection with the issuance of 12,500 shares of Series C Redeemable Convertible Stock during the year ended December 31, 2020 (Note 8), the Company issued 12,500 warrants that vest upon the third anniversary of the grant date for the purchase of 12,500 shares of common stock at a price of $400 per share, an agreement to issue up to 12,500 warrants subject to certain performance conditions, and an agreement to provide the Sharecare Digital Platform for a period of three years.

As of December 31, 2020, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	176,627	$0.01 – $400.00
Liability	Common	18,181	$0.01 – $186.99

As of December 31, 2019, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	164,127	$0.01 – $300.00
Liability	Common	18,181	$0.01 – $186.99

Share-based Payments

The Company has an equity incentive plan (the Plan), which provides for the grant of options to acquire a maximum of 1,550,000 shares of Common Stock. Stock options are granted with an exercise price estimated to be greater than or equal to the fair market value on the date of grant. Service-based awards granted generally have a maximum life of ten years and vest over a service period of four years. Performance-based awards vest upon the satisfaction of various performance targets. As of December 31, 2020, the Company had 10,005 shares of its Common Stock under the Plan available for future issuance.

A summary of the status of the Company’s stock options during the years ended December 31, 2020 and 2019 is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	1,006,614	$76.34	6.60	$—
Granted	44,358	103.50
Exercised	(1,368)	68.13		47
Cancelled / Forfeited	(27,691)	77.72
Outstanding as of December 31, 2019	1,021,913	$77.66	5.8	$25,228
Granted	687,767	102.35
Exercised	(4,949)	69.03		1,217
Cancelled / Forfeited	(191,589)	74.44
Outstanding as of December 31, 2020	1,513,142	$89.32	7.27	$341,501
Vested and exercisable as of December 31, 2020	1,009,522	$85.57	6.3	$231,621
Vested and exercisable as of December 31, 2019	738,620	$76.17	5.35	$19,275

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9. Common Stock and Stockholders’ Deficit (cont.)

The intrinsic value is calculated as the difference between the exercise price of the underlying common stock option award and the estimated fair value of the Company’s common stock. The weighted-average grant date fair value of options granted was $51.84 and $59.98 during the years ended December 31, 2020 and 2019, respectively.

The table above includes 55,870 and 4,650 options granted to non-employees during the years ended December 31, 2020 and 2019, respectively.

Valuation Assumptions

The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted to employees requires the input of subjective assumptions. These assumptions and estimates are as follows:

Fair value — Because the Company’s common stock is not publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions and (vii) precedent transactions involving the Company’s shares.

Expected volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate, Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.

Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-free rate — The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.

Expected dividend yield — The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.

The following assumptions were used to calculate the fair value of stock option grants made during the following periods:

	Years Ended December 31,
	2020	2019	2018
Expected volatility	55% – 57%	60%	75%
Expected term (in years)	5.0 – 7.0	5.0 – 6.9	5.0 – 7.0
Risk-free interest rate	0.27% – 0.61%	1.65% – 1.75%	3.05% – 3.15%
Expected dividend yield	—%	—%	—%

Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life, or 10 years.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9. Common Stock and Stockholders’ Deficit (cont.)

Share-based compensation expense for employee and nonemployee options included in the consolidated statements of operations and comprehensive loss is as follows during the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Years Ended December 31,
	2020	2019	2018
Cost of revenues	$30	$76	$184
Sales and marketing	484	680	736
Product and technology	431	324	206
General and administrative	18,215	2,452	5,759
Total share-based compensation	$19,160	$3,532	$6,885

The Company’s total unrecognized compensation cost related to share-based compensation as of December 31, 2020 was $8.3 million and is expected to be recognized over a weighted average vesting period of 2.48 years. The Company’s total unrecognized share-based compensation issued to non-employees as of December 31, 2020 was $0.8 million and is expected to be recognized over a weighted average vesting period of 0.62 years. The Company has issued 287,759 options to employees which become exercisable upon a liquidity event. As a liquidity event is not probable, no expense has been recorded related to these awards.

10. Noncontrolling Interests

Equity Noncontrolling Interests

In connection with the Company’s acquisition of Population Health, the Company acquired a 51% controlling interest in Healthways Brasil Servicos de Consultoria Ltda. (Healthways Brazil). The Company consolidates its investment in Healthways Brazil and records the 49% interest as a non-controlling interest as a component of equity.

Redeemable Noncontrolling Interests

In conjunction with the Visualize Health acquisition (see Note 4), the Company issued 15,000 shares of HDS-VH Holdings, Inc. to the sellers as part of purchase consideration which resulted in the sellers obtaining a noncontrolling interest. Additionally, the Company issued a put right which gives these shareholders the right to put the 15,000 back to Sharecare in the future, resulting in the redeemable non-controlling interests classification outside of permanent equity in the Company’s consolidated balance sheet as of December 31, 2020, and the balance is reported at the greater of the initial carrying amount adjusted for the redeemable non-controlling interests’ share of earnings, or its estimated redemption value. In December 2020, the holders of the put rights elected to put 2,434 shares for total cash of $1.0 million.

11. Commitments and Contingencies

Operating Leases

The Company leases office space in Sao Paulo, Brazil; Paris, France; Berlin, Germany; and the following States: Alabama, Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Maryland, Massachusetts, New York, North Carolina, Oklahoma, Oregon, Pennsylvania, and Tennessee under noncancelable operating leases expiring at various dates through July 2024. Total rent expense was $6.4 million, $8.8 million and $10.0 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

11. Commitments and Contingencies (cont.)

The following is a schedule of future minimum lease payments under the operating leases (in thousands):

Year ending December 31:
2021	$4,482
2022	3,357
2023	1,135
2024	240
2025	—
Thereafter	—
$9,214

The Company is the lessor in two non-cancelable sub-lease agreements with two companies for the Franklin, Tennessee office space. The total future minimum rental payments to be received as of December 31, 2020 is $5.1 million.

Purchase Commitments

The following is a schedule of future non-cancellable purchase obligations with certain service providers as follows (in thousands):

Year ending December 31:
2021	$12,885
2022	12,123
2023	5,393
2024	4,021
2025	2,200
Thereafter	8,000
$44,622

Legal Matters

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on the information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has accrued for losses that are both probable and estimable. The Company believes that no amount of losses in excess of amounts accrued are reasonably possible.

12. Related-Party Transactions

Certain amounts of the Company’s long-term debt outstanding are due to related parties. As of December 31, 2020 and 2019, $75.7 million and $70.7 million, respectively, of the Company’s Series B, B-3 and B-4 convertible debt were due to related parties. See Note 6 for further details regarding the terms of the related debt instruments.

The Company previously owned a 50% interest in HICCH-SCL. In 2015, the Company and HCA formed HICCH-SCL, a joint venture with HCA, for the purpose of developing a patient scheduling technology. The Company recorded its investment in HICCH-SCL under the equity method of accounting. In August 2020, the Company initiated discussions with HCA to dissolve HICCH-SCL. In connection with its plans, the Company recorded an impairment loss of $3.9 million included within loss from equity method investment on the consolidated statements of comprehensive loss, of which $1.2 million related to its investment in HICCH-SCL and $2.7 million related to a short-term loan receivable from HICCH-SCL.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

12. Related-Party Transactions (cont.)

The Company’s largest customer is an investor in Series B-3 Convertible Notes and has a designated board representative and accordingly is a related party. The Company recorded revenues of $54.0 million, $56.2 million and $53.1 million during the years ended December 31, 2020, 2019 and 2018, respectively. In addition, accounts receivable was $9.5 million and $9.8 million as of December 31, 2020 and 2019, respectively. The Company has also issued $20.0 million of the Company’s Series B-3 convertible notes. Warrants earned but not issued were 6,185, 10,544 and 8,844, recorded as a reduction of revenue totaling $1.1 million, $0.5 million and $0.2 million, during the years ended December 31, 2020, 2019 and 2018, respectively.

Sharecare has the exclusive right to license the Dr. Dean Ornish Program for Reversing Heart DiseaseTM, a research-based lifestyle management program developed by Dr. Dean Ornish focusing on nutrition, activity, stress management, and love and support (the Ornish Program). A royalty agreement with Dr. Ornish, MD, an employee of the Company, guarantees the greater of $1.2 million or 15% of revenues of the Ornish Program on an annual basis. The royalty earned by the Ornish Program for years ended December 31, 2020, 2019 and 2018 totaled $1.2 million.

Sul América Serviços de Saúde S.A. (Sul América), is a customer of and owns 49% interest in Healthways Brazil. As of December 31, 2020 and 2019, $2.2 million and $3.9 million, respectively, in notes receivable were outstanding with Sul América. Revenues recognized during the years ended December 31, 2020, 2019 and 2018 totaled $12.8 million, $18.7 million and $20.8 million, respectively.

The Company has a related party who performs sales and sales support services (including the collection of outstanding AR for transactions processed on the Company’s behalf). As of December 31, 2020 and 2019, $0.6 million and $1.7 million, respectively, in receivables were outstanding from this company. Revenues recognized for each of the years ended December 31, 2020, 2019 and 2018 totaled $3.5 million, $4.1 million and $4.7 million, respectively. The Company paid $0.3 million, $0.4 million and $0.5 million in 2020, 2019 and 2018, respectively in connection with these services.

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, expect share and per share amounts):

	Years Ended December 31,
	2020	2019	2018
Numerator
Net loss	$(60,461)	$(39,437)	$(54,994)
Less: Redeemable noncontrolling interest remeasurement	(804)	—	—
Less: Income attributable to noncontrolling interests in subsidiaries	443	(543)	(932)
Net loss available to common stockholders	$(60,822)	$(39,980)	$(55,926)

Denominator
Weighted-average common shares outstanding, basic and diluted	2,135,477	2,048,430	1,894,033
Net loss per share attributable to common stockholders, basic and diluted	$(28.48)	$(19.52)	$(29.53)

The Company’s potential dilutive securities, which include stock options, warrants to purchase common stock, and contingently issued shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

13. Net Loss Per Share (cont.)

excluded the following potential common shares equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Years Ended December 31,
	2020	2019	2018
Convertible debt	502,169	472,939	360,405
Stock options	1,152,903	887,510	859,457
Warrants to purchase common stock	119,390	77,259	66,892
Redeemable convertible preferred stock	883,271	840,914	810,352
Contingently issued shares	17,755	7,145	8,227
Total	2,675,488	2,285,767	2,105,333

14. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through April 8, 2021, the date the consolidated financial statements were available to be issued and, as a result, is reporting the following:

Acquisition of doc.ai

Overview

On January 26, 2021, Sharecare entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interest of doc.ai, located in Palo Alto, California. Doc.ai is an enterprise artificial intelligence (“AI”) platform accelerating digital transformation in healthcare. The acquisition of doc.ai closed on February 22, 2021. The Company acquired doc.ai for its developed technology and customer relationships. Total preliminary purchase consideration is approximately $120.6 million.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.

Preliminary Pro Forma Results

The Company’s unaudited pro forma results of operations for the year ended December 31, 2020 and 2019 assuming the doc.ai acquisition had occurred as of January 1, 2019 are presented for comparative purposes below. These amounts are based on available information of the results of operations of doc.ai prior to the acquisition date and are not necessarily indicative of what the results of operations would have been had the acquisition been completed on January 1, 2019. The preliminary pro forma results related to the acquisition of doc.ai are based on the information available as of the date of the filing of the Company’s financial statements (as its initial purchase accounting is incomplete). The accounting for the business combination could have an impact on the pro forma financial information presented below and that impact could be material. This unaudited pro forma information does not project operating results post acquisition.

Sharecare, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

14. Subsequent Events (cont.)

This preliminary pro forma information is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Revenues	$343,615	$354,727
Net loss	(77,036)	(47,059)

Proposed SPAC Transaction

On February 12, 2021, the Company entered into an agreement and plan of merger with Falcon Capital Acquisition Corp., a special purpose acquisition company (“FCAC”). Under the merger agreement, FCAC has agreed to acquire all of the outstanding equity interests of the Company for approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. The transaction is expected to close in the second quarter of 2021.

Series D Investment

On April 7, 2021, the Company issued and sold 62,500 shares of a new class of Series D redeemable convertible preferred stock (the “Series D Preferred Shares”) (subject to the potential issuance of additional Series D Preferred Shares pursuant to certain anti-dilution rights of the holders of the Series D Preferred Shares) for an aggregate purchase price of $50.0 million. The Series D Preferred Shares have substantially similar terms as the Company’s existing redeemable convertible preferred stock, except that the Series D Preferred Shares have a liquidation preference over all other series of the Company’s redeemable convertible preferred stock and are not subject to certain mandatory conversion provisions which apply to the other series of the Company’s redeemable convertible preferred stock (including mandatory conversion in connection with the proposed SPAC transaction noted above). The Series D Preferred Shares will, unless converted into common stock of the Company at the option of the holder, convert into preferred stock of the public entity surviving such transaction (such entity, “New Sharecare” and such preferred shares, the “New Sharecare Series A Convertible Preferred Shares”).

The New Sharecare Series A Convertible Preferred Shares will be convertible one to one (subject to customary adjustments) into common stock of New Sharecare at any time by the holder. Beginning three years after the issue date, New Sharecare will be entitled to force conversion of the New Sharecare Series A Convertible Preferred Shares into common stock of New Sharecare if the closing price of New Sharecare’s common stock exceeds 130% of the issue price for 20 out of 30 consecutive trading days. On the fifth anniversary of the issue date, New Sharecare will be required to redeem any outstanding New Sharecare Series A Convertible Preferred Shares at the issue price. The New Sharecare Series A Convertible Preferred Shares will vote on an as-converted basis with all other shares of New Sharecare stock.

Independent Auditor’s Report

To the Board of Directors of
doc.ai Incorporated

Report on the Financial Statements

We have audited the accompanying financial statements of doc.ai (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the December 31, 2019 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ SingerLewak LLP

San Jose, California
March 31, 2021

DOC.AI INCORPORATED
BALANCE SHEETS
December 31, 2020 and 2019

	2020	2019 (Restated)
ASSETS
Current assets
Cash and cash equivalents	$8,804,252	$9,093,876
Accounts receivable	100,000	5,325,000
Prepaid expenses and other current assets	305,537	610,668
Total current assets	9,209,789	15,029,544
Restricted cash	400,000	500,000
Property and equipment, net	18,719	30,318
Long term deposit	—	10,000
Intangible assets, net	418,321	908,153
Other noncurrent assets	233,007	—
Total assets	$10,279,836	$16,478,015

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$443,387	$232,446
Accrued liabilities	145,912	174,931
Deferred revenue	400,000	167,500
Other current liabilities	17,974	122,255
Future token liability	314,563	2,743,614
Total current liabilities	1,321,836	3,440,746
Loan payable	910,528	—
Simple agreements for future equity (SAFEs)	14,489,615	4,070,911
Deferred rent	2,727	16,790
Total liabilities	16,724,706	7,528,447

Commitments (Note 13)

Stockholders’ (deficit) equity
Class B Common stock, $0.0001 par value; 15,500,000 shares authorized; 991,272 and 1,007,965 shares issued and outstanding at December 31, 2020 and 2019, respectively	99	101
Class A Common stock, $0.0001 par value; 7,360,678 shares authorized; 7,360,678 and 7,360,678 shares issued and outstanding at December 31, 2020 and 2019, respectively	736	736
Additional paid-in capital	28,860,949	27,237,784
Accumulated deficit	(35,306,654)	(18,289,053)
Total stockholders’ (deficit) equity	(6,444,870)	8,949,568
Total liabilities and stockholders’ (deficit) equity	$10,279,836	$16,478,015

See notes to financial statements

DOC.AI INCORPORATED
statements of operations
For the years ended
December 31, 2020 and 2019

	2020	2019 (Restated)
Revenues	$14,810,208	$15,185,652

Operating expenses
Research and development	16,974,162	10,794,991
Sales and marketing	1,036,867	1,284,080
General and administrative	3,206,561	3,688,116
Total costs and expenses	21,217,590	15,767,187
Loss from operations	(6,407,382)	(581,535)

Other income (expense)
Loss on modification of SAFE agreements	—	(3,600,000)
Change in fair value of SAFE agreements	(10,418,704)	(3,020,911)
Interest income	30,392	100,214
Interest expense	(6,487)	—
Other miscellaneous income (expense)	(215,420)	23,450
Total other income (expense)	(10,610,219)	(6,497,247)
Net loss	$(17,017,601)	$(7,078,782)

See notes to financial statements

DOC.AI INCORPORATED
Statements of stockholders’ (DeFICIT) equity
For the years ended December 31, 2020 and 2019

	Class B Common Stock		Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2018 (Restated)	2,315,929	$232	5,416,666	$542	$7,029,894	$(11,210,271)	$(4,179,603)
Common stock repurchase	(1,359,205)	(136)	—	—	(4,249,909)	—	(4,250,045)
Issuance of Class A Common Stock	—	—	1,944,012	194	24,999,800	—	24,999,994
Exercise of stock options	99,157	10	—	—	21,302	—	21,312
Stock-based compensation	—	—	—	—	880,654	—	880,654
Payment for cancellation of stock options	—	—	—	—	(1,443,957)	—	(1,443,957)
Cancellation of prior exercised stock options	(47,916)	(5)	—	—	—	—	(5)
Net loss (Restated)	—	—	—	—	—	(7,078,782)	(7,078,782)
Balance, December 31, 2019 (Restated)	1,007,965	$101	7,360,678	$736	$27,237,784	$(18,289,053)	$8,949,568
Payment for exercise of stock options	—	—	—	—	44,956	—	44,956
Repurchase of Class B Common Stock	(16,693)	(2)	—	—	(79,790)	—	(79,792)
Stock-based compensation	—	—	—	—	1,657,999	—	1,657,999
Net loss	—	—	—	—	—	(17,017,601)	(17,017,601)
Balance, December 31, 2020	991,272	$99	7,360,678	$736	$28,860,949	$(35,306,654)	$(6,444,870)

See notes to financial statements

DOC.AI INCORPORATED
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2020 and 2019

	2020	2019 (Restated)
Cash flows from operating activities
Net loss	$(17,017,601)	$(7,078,782)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	507,247	561,506
Change in fair value of SAFE agreements	10,418,704	3,020,911
Stock-based compensation	1,657,999	880,654
Loss on modification of SAFE agreements	—	3,600,000
Changes in operating assets and liabilities:
Accounts receivable	5,225,000	(5,325,000)
Prepaid expenses and other current assets	305,131	44,624
Long term deposits	10,000	—
Other noncurrent assets	(233,007)	—
Accounts payable	210,941	217,799
Accrued liabilities	(43,082)	19,573
Deferred revenue	232,500	(822,500)
Other current liabilities	(104,281)	73,070
Net cash provided by (used in) operating activities	1,169,551	(4,808,145)

Cash flows from investing activities
Cash paid for acquisition of intangible assets	—	(57,175)
Acquisition of property and equipment	(5,816)	(10,376)
Net cash used in investing activities	(5,816)	(67,551)

Cash flows from financing activities
Cash paid to modify SAFE agreements	—	(3,600,000)
Proceeds from payroll protection program loan	910,528	—
Proceeds from stock options exercise receivable	44,956	21,312
Payment for cancellation of stock options	—	(1,443,957)
Payment for cancellation of prior exercised stock options	—	(5)
Repurchase of Class B Common stock	(79,792)	(4,250,045)
Proceeds from issuance of Class A Common stock	—	24,999,994
Repayments for future tokens	(2,429,051)	(7,832,455)
Net cash (used in) provided by financing activities	(1,553,359)	7,894,844
Net (decrease) increase in cash, cash equivalents and restricted cash	(389,624)	3,019,148
Cash, cash equivalents, and restricted cash, beginning of year	9,593,876	6,574,728
Cash, cash equivalents, and restricted cash, end of year	$9,204,252	$9,593,876

Supplemental disclosure of cash flow information
Receivable from exercise of stock options	$—	$44,956
Cash paid for taxes	$13,756	$8,839

See notes to financial statements

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

Organization

Doc.ai Incorporated (the “Company”) was incorporated on August 4, 2016. The Company has developed federated learning A.I. on real world data to develop predictive models and personal health insights. The Company accelerates medical research and personal health insight discovery with its unique A.I. powered medical research companion app. The Company is headquartered in Palo Alto, California. On February 22, 2021, Sharecare, Inc. (Sharecare) acquired 100% of the Company’s outstanding equity interests.

Liquidity

Through December 31, 2020, the Company has suffered recurring losses from operations and operating cash flow deficits and is dependent upon continued equity or debt financing until the Company is able to generate positive operating cash flows. Management plans to continue to finance the Company’s operations with a combination of equity and debt issuances as well as increases in revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Cash flows from operations subsequent to December 31, 2020 were sufficient to support operations up through the date of the Company’s acquisition by Sharecare.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. The disruption resulting from the COVID-19 pandemic is currently expected to be temporary, but there is considerable uncertainty around the duration and the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

NOTE 2 — RESTATEMENT

The Company restated its financial statements for 2019 to correct the following errors 1) the reclassification of simple agreements for future equity (“SAFEs”) from equity to liability (for all periods presented) and the related impact of being marked to fair value each reporting period until settlement as of and for the year ended December 31, 2019 (the fair value impacts to prior periods was not significant and therefore those periods are not being restated), 2) the accounting for the amendment of the SAFEs in October 2019 as a loss on modification versus a deemed dividend, 3) the reclassification of future token liability from long term liability to short term liability as of December 31, 2019, and 4) to correct the cash flow presentation of the transaction to modify the SAFE agreements.

The following table summarizes the corrections on each of the affected financial statement line items for each period presented:

Balance sheet

	Previously Reported	Restatement Adjustment	As Restated
As of December 31, 2019
Simple agreements for future equity (SAFEs)*	$1,050,000	3,020,911	$4,070,911
Total current liabilities	697,132	2,743,614	3,440,746
Total liabilities	$3,457,536	4,070,911	$7,528,447
Total liabilities and stockholders’ (deficit) equity	$16,478,015	—	$16,478,015

____________

*        Amount reclassified from equity to liability

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT (cont.)

Statements of operations

	Previously Reported	Restatement Adjustment	As Restated
Year ended December 31, 2019
Loss on modification of SAFE agreements	$—	$(3,600,000)	$(3,600,000)
Change in fair value of SAFE agreements	—	(3,020,911)	(3,020,912)
Total other income (expense)	123,664	(6,620,911)	(6,497,248)
Net loss	$(457,871)	$(6,620,911)	$(7,078,782)

Statements of cash flow

	Previously Reported	Restatement Adjustment	As Restated
Year ended December 31, 2019
Net loss	$(457,871)	$(6,620,911)	$(7,078,782)
Loss on modification of SAFE agreements	—	3,600,000	3,600,000
Change in fair value of SAFE agreements	—	3,020,911	3,020,911
Net cash provided (used in) operating activities	(8,408,145)	3,600,000	(4,808,145)
Net cash (used in) provided by finance activities	11,494,844	(3,600,000)	7,894,844

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the valuation of the Company’s equity instruments including stock and stock options, valuation of acquired intangible assets, valuation of the future token liability, valuation of SAFE agreements and deferred tax assets (including the valuation allowance). Actual results could vary significantly from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2020 and 2019, cash and cash equivalents consisted of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash and cash equivalents with a high credit-quality financial institution.

Restricted Cash

As of December 31, 2020 and 2019, the Company had a deposit of $400,000 and $500,000, respectively, with a financial institution to secure a standby letter of credit for a security deposit on their Palo Alto office lease, which has been classified as restricted cash in the balance sheets.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The Company monitors customer payments, age of accounts receivables and other economic factors that may affect the customer’s ability to pay. An allowance will be based on management’s best estimate of the amount of probable credit losses in existing accounts receivable. As of December 31, 2020 and 2019, there was no allowance for doubtful accounts.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks; however, at times cash balances may exceed federal insurance limits.

The following table summarizes the percentage of revenue from customers in excess of 10%:

	Year ended December 31,
	2020	2019
Customer A (related party)	97%	100%

The following table summarizes the percentage of accounts receivable from customers in excess of 10%:

	As of December 31,
	2020	2019
Customer A (related party)	—	100%
Customer B	100%	—

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Revenue Recognition

The Company derives revenues primarily from software development, licensing or sale of software, and consulting services.

On January 1, 2020, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective adoption method applied to open contracts as of the adoption date. As a result, revenue recognition policies based on ASC 605 are applied to financial statements for the year ended December 31, 2019. Pre-adoption of ASC 606, the Company recognized revenue when all of the following conditions were satisfied:

•        The is persuasive evidence of an arrangement;

•        The fees to be paid by the customer are fixed or determinable;

•        The support period has occurred; and

•        The collection of fees is reasonably assured.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognized consulting services as delivered using a method of revenue recognition that approximates the proportional performance method. Software development services that consisted of a stand ready obligation to provide development services, were recognized ratably over the contract term. Software subscriptions were recognized ratably over the contract term.

The primary differences between revenue recognition under ASC 605 and ASC 606 are described in “Recently Adopted Accounting Policies”.

Research and Development

Research and development costs are charged to operations as incurred.

Cost of Software to Be Sold, Leased, or Marketed

All costs incurred to establish the technological feasibility of computer software product to be sold, leased, or otherwise marketed are research and development costs and charged to expense when incurred. Costs incurred subsequent to establishing technological feasibility shall be capitalized. Those costs include coding and testing performed subsequent to establishing technological feasibility. Capitalization of computer software costs shall cease when the product is available for general release to customers. Costs of maintenance and customer support shall be charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first. As of December 31, 2020 and 2019, there are no capitalized software costs.

Stock-based Compensation

GAAP requires companies to expense the estimated fair value of stock-based awards over the requisite service period. Under GAAP, share-based compensation cost is determined at the grant date using an option-pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period.

Comprehensive Loss

Comprehensive loss consists of other comprehensive income (loss) and net loss. The Company did not have any other comprehensive income (loss) transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the periods presented.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement carrying amount. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development tax credit carry forwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows GAAP regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recently Adopted Accounting Policies

In May 2014, the FASB issued ASU No. 2014-09 which, along with subsequent ASUs, amends the existing accounting standards for revenue recognition, and is codified as ASC 606. The Company adopted the new revenue recognition standard January 1, 2020 on a modified retrospective basis and applied the new revenue recognition standard only to contracts that were not completed prior to January 1, 2020.

There was no cumulative effect to the balance sheet resulting from the adoption of ASC 606.

The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for the goods or services. The following five steps are applied to achieve that core principle:

•        Identification of the contract, or contracts, with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company accounts for a contract when the Company and the customer have approved the contract and are committed to performing their respective obligations, where each party can identify their rights, obligations, and payment terms, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration. The Company’s contractual agreements typically consist of a master agreement and related statements of work.

In order to identify the performance obligations in a contract with the customer, the Company assesses the promised goods or services in the contract and identifies each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•        The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

•        The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgement.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company concluded based on the nature of their contracts with customers that software development services combined with the subsequent subscription or sale of the related software are not distinct because the customers can not benefit from the software development and related subscription or sale of the developed software on its own and as such are a single (“bundled”) performance obligation.

The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for those promised services (i.e., the “transaction price”). In determining the transaction price, the Company considers multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, the Company considers the range of possible outcomes, the predictive value of its past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of our influence, such as the judgment and actions of third parties. The Company’s current active contracts do not have any significant forms of variable consideration.

Software Development and Licensing or Sale of Developed Software

The Company enters into contracts with customers that include software development, software as a service (“SaaS”) or sale of the developed software. The Company has concluded that the development and subscription or sale of the related developed software is not distinct and considered a combined bundle. In general, the consideration in these contracts is contingent until development milestones are accepted by the customer and as such are assessed each period for the likelihood of achievement. They are typically constrained and recognized when the uncertainty is subsequently resolved. In situations where the contract is for sale of the developed software, revenue is recognized in full at the point in time the software is delivered to the customer. In situations where the contract is for a software subscription, which is generally 12 months, the revenue is recognized ratably as access to the developed software is transferred to the customer. Billing for services rendered generally occurs on a milestone basis, or monthly. Certain of the Company’s contracts with its major customer contain termination for convenience clauses.

Consulting Services

The Company enters into service agreements to provide software development and other services as a stand ready obligation. The revenues are recognized as the services are rendered which is ratably over the contract term. Billings generally occur in advance of services being rendered.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842). The new guidance establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This new guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Management is currently evaluating the new standard.

In June 2016, the FASB issued Financial Instruments - Credit Losses, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”).  ASU 2016-13 will change the way entities recognize impairment of financial assets by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets, including, among others, held-to-maturity debt securities, premium receivables, and reinsurance recoverable. The valuation allowance is a measurement of expected losses that is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the collectability of the reported amount. This methodology is referred to as the current expected credit loss model.  ASU 2016-13 requires a valuation allowance to be calculated on these financial assets, as well as available for sale securities, and that they be presented on the financial statements net of the valuation allowance.  ASU 2016-13 is effective for the Company’s annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial condition and results of operations.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in the updated guidance expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606, Revenue from Contracts with Customers. The new guidance will be effective for the Company for the fiscal year ending December 31, 2022. Early adoption is permitted, but no earlier than an entity’s adoption date of ASC 606. The Company is currently evaluating the impact of ASU 2018-07 on its financial condition and results of operations.

In December 2019, the FASB issued – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes. ASU 2019-12 is effective for the Company’s annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its financial condition and results of operations.

NOTE 4 — REVENUE

The Company adopted ASC 606 effective January 1, 2020 on a modified retrospective basis and applied the new standard only to contracts that were not completed contracts prior to January 1, 2020. See Note 2 Revenue Recognition for the Company’s revenue recognition policy under ASC 605 and Note 2 Recently Adopted Accounting Policies for the Company’s revenue recognition policy under ASC 606. Historical financial results for reporting periods prior to 2020 have not been retroactively restated and are presented in conformity with amounts previously disclosed under ASC 605. There was no material impact from the adoption of ASC 606 for the year ended December 31, 2020.

Disclosures Related to Contracts with Customers

Timing may differ between the satisfaction of performance obligations and the invoicing and collection of amounts related to contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. To the extent a contract exists, as defined by ASC 606, these liabilities are classified as deferred revenue.

In October 2018, the Company signed a Statement of Work (SOW) that included multiple deliverables and a period of free rent with a customer who is also a significant stockholder of the Company. After backing out the fair value of the rent, the remaining consideration was allocated to each of the distinct deliverables to be recognized over the one-year subscription period. As each individual module is subject to acceptance by the customer, revenue recognition for each module will only commence upon receipt of acceptance. The Company recognized revenue of $167,500 and $1,222,500 for the years ended December 31, 2020 and 2019, respectively. Zero and $167,500 remained in deferred revenue related to this arrangement as of December 31, 2020 and 2019, respectively. As of December 31, 2020, all services have been rendered and invoiced related to this contract.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 4 — REVENUE (cont.)

During 2019, the Company entered into four additional SOWs with the same customer, which consisted principally of a one-year SaaS subscription and consulting services. Revenue recognition for each deliverable will only commence upon receipt of customer acceptance. The total contract value of these SOWs was $10,826,048. The Company recognized revenue of $319,774 and $10,506,274 for the years ended December 31, 2020 and 2019, respectively. No deferred revenue related to these arrangements remained at either December 31, 2020 or 2019. As of December 31, 2020, all services have been rendered and invoiced related to these contracts.

During 2019, the Company entered into a software development service agreement with the same customer, which consisted principally of a stand ready obligation to provide development services over a 15-month term for a fixed fee. The contract value was $17,250,000, of which $13,800,000 and $3,450,000 was recognized for the years ended December 31, 2020 and 2019. Zero remained in deferred revenue related to this arrangement as of December 31, 2020 and 2019. As of December 31, 2020, all services have been rendered and invoiced related to this contract.

During 2020, the Company entered into a professional services agreement with a new customer for studies in a data trial, which consisted principally of SaaS subscriptions for trial participants and professional services over the one-year trial period. Due to the nature of the obligation to the customer the performance obligations were accounted for on a combined basis. The total contract value was $900,000, of which $500,000 was recognized for the year ended December 31, 2020 and $400,000 for which services have not been rendered. As of December 31, 2020, $400,000 remained in deferred revenue and $900,000 had been invoiced related to this contract.

In July 2020, the Company signed an agreement with their largest customer, a related party, and the agreement includes 1) a non-exclusive license to use doc.ai software and other intellectual property currently in existence and created through development services 2) maintenance and support, and 3) professional services including engineering and customization services and research and development. The obligations under the contract are to be provided over a 5-year term for a total contract value of up to $100,000,000. The effective date of the contract is January 1, 2021. The customer can terminate the contract with 1-year notice starting January 1, 2023, but the minimum committed fees under the arrangement are $60,000,000.

For the year ended December 31, 2020, all revenue was recognized ratably over time.

Contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. As of December 31, 2020, future estimated revenue related to non-cancelable contracts that were unsatisfied was zero.

NOTE 5 — FAIR VALUE MEASUREMENT

The Company measures and discloses fair value measurements as required by the Fair Value Measurements and Disclosures Topic of the FASB ASC.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset a liability. As a basis for considering such assumptions, the FASB established a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —  Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —  Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3 —  Unobservable inputs which are supported by little or no market activity.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 5 — FAIR VALUE MEASUREMENT (cont.)

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of the Company’s financial instruments not carried at fair value, which include accounts receivable, accounts payable, future token liability, and loan payable approximates fair value because of the short maturity of those instruments.

The Company classified its SAFE agreements as a Level 3 fair value measurements because the Company determines the fair value using unobservable inputs. The fair values of the SAFE agreements were estimated using the Company’s estimated stock price as of each reporting period and the number of common shares expected to be distributed to SAFE holders in a liquidation event. Remeasurement of the SAFE agreement liability is recorded within change in fair value of SAFE agreements in the statements of operations.

The following is a schedule of changes to the SAFE agreement liability balance during the periods presented:

December 31, 2018	$1,050,000
Change in fair value	3,020,911
December 31, 2019	$4,070,911
Change in fair value	10,418,704
December 31, 2020	$14,489,615

NOTE 6 — SIGNIFICANT BALANCE SHEET COMPONENTS

Intangible Assets

Intangible assets and the related accumulated amortization for each class of intangible as of December 31, 2020 and 2019 were as follows:

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Technology	$1,469,497	(1,051,176)	$418,321	0.4
As of December, 31 2020	$1,469,497	(1,051,176)	$418,321

Technology	$1,469,497	(561,344)	$908,153	1.5
As of December 31, 2019	$1,469,497	(561,344)	$908,153

In October 2018, the Company purchased intellectual property (IP) to integrate with their data science platform. Total consideration for the IP was $150,000. The IP has a 3-year life and $112,500 and $62,500 has been amortized as of December 31, 2020 and 2019, respectively.

In October 2018, the Company purchased additional IP to integrate with their data science platform. Total consideration for the IP was $225,000 in cash and 267,094 shares of Class B Common Stock valued at $4.78 per share for an aggregate acquisition price of $1,262,322 (net of 50,081 shares expected to be clawed back by the Company under the terms of the purchase agreement). The IP has a 3-year life and $911,677 and $490,903 has been amortized as of December 31, 2020 and 2019, respectively. In January 2020, the Company paid $239,378 for the cancellation of the Company’s obligation to issue holdback shares under this purchase agreement, which is included in other miscellaneous income (expense) for the year ended December 31, 2020 and repurchased 16,693 shares at $4.78 per share for an aggregate repurchase price of $79,792.

In August 2019, the Company purchased software and related IP for total consideration of $57,175. The software and IP have a 3-year life and $26,999 and $7,741 has been amortized as of December 31, 2020 and 2019, respectively.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SIGNIFICANT BALANCE SHEET COMPONENTS (cont.)

Amortization expense for the intangible assets of the Company during the years ended December 31, 2020 and 2019 totaled $489,832 and $478,715, respectively.

Amortization related to the IP for future years through fiscal 2022, as of December 31, 2020, are as follows:

2021	$407,203
2022	11,118
Total	$418,321

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31, 2020	December 31, 2019
Accrued payroll	$—	$50,129
Accrued audit and tax	100,000	68,298
Accrued other	45,912	56,504
Total	$145,912	$174,931

NOTE 7 — SIMPLE AGREEMENT FOR FUTURE TOKENS

From September 2017 to September 2018, the Company raised $10,576,069 in an Initial Coin Offering (“ICO”) through the sale of Simple Agreement for Future Tokens (“SAFTs”). Upon the launch of the AI network (“Neuron Network”), funds received through the ICO would be converted into the Company’s Neuron (“NRN”) token at prices ranging from $0.075 to $0.20 per token. If the AI network was not launched prior to December 31, 2019, all funds collected related to the ICO must be returned to the investors. As a result, they have been accounted for as a short-term liability in the balance sheets as of December 31, 2020 and December 31, 2019.

During 2018, the Company also entered into agreements to issue 25,160,380 NRN tokens to certain advisors and consultants upon the launch of the Neuron Network. In October 2019, the Company canceled the Neuron “NRN” network project. In doing so, the Company was required to repay the SAFTs. In February and March 2020, the Company signed cancellation agreements for 19,118,000 of the 25,160,380 NRN tokens issued to certain advisors and consultants for $25 for each consultant, totaling $300. The remaining consultants either chose not to collect the $25 or are no longer in contact with the Company. During the years ended December 31, 2020 and 2019, the Company made repayments to these consultants and SAFT holders totaling $2,429,051 and $7,832,455, respectively. As of December 31, 2020 and 2019, the liability balance was $314,563 and $2,743,614, respectively.

NOTE 8 — PAYROLL PROTECTION PROGRAM LOAN

In April 2020, the Small Business Administration approved the Company’s application for the Payroll Protection Program (“PPP”) of the CARES Act for $904,041. The loan is evidenced by a promissory note and bears interest at 0.98%, with no payments due until the SBA provides the amount of the loan to be forgiven. Repayment in full is due at maturity in April 2022, if required. The loan is subject to partial or full forgiveness if the Company: uses all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance. The Company is currently unable to determine whether there will be partial or full forgiveness of the loan.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 9 — COMMON STOCK

The Company has authorized 22,860,678 shares of common stock with a par value of $0.0001 per share. The Company has designated 7,360,678 of the authorized common stock shares as Class A Common Stock (“Class A”) and 15,500,000 of the authorized common stock shares as Class B Common Stock (“Class B”).

The Class A and B Common Stock shares are subject to vesting under the Common Stock Purchase Agreement (“CSPA”) signed in August 2016. Initially, 5,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common stock were issued at a price of $0.0001 per share for total proceeds of $800. Upon execution of the CSPA, 25% or 1,250,000 of the Class A Common Stock and 750,000 of the Class B Common Stock vested immediately. An additional 25% will vest on the anniversary of the agreement and 1/24th of the shares will vest monthly thereafter. As of December 31, 2020 and 2019, there were no unvested shares.

In September 2019, the Company sold 1,944,012 shares of Class A common stock at a purchase price of $12.86 per share for aggregate proceeds of $24,999,994, with major Customer A.

In October 2019, the Company repurchased 1,359,205 shares of Class B common stock for an aggregate purchase price of $4,250,045.

Each share of Class A Common Stock shall be convertible into one fully paid and non-assessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company. Each holder of Class A Common Stock shall be entitled to one hundred votes for each share of Class A Common Stock held. Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common stock.

At any time when any shares of Class A Common Stock remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holder of more than 50% of the outstanding shares of Class A Common Stock, exclusively and as a separate class:

i.       amend, modify, waive, or terminate the rights, powers or privileges of the Common Stock, in a way that adversely affects the Class A Common Stock;

ii.      increase or decrease the authorized number of shares of Class A Common Stock; or

iii.     amend, modify, waive, or terminate these protective provisions.

NOTE 10 — SIMPLE AGREEMENT FOR FUTURE EQUITY

From September 2016 until March 2017, the Company closed Simple Agreement for Future Equity (“SAFE”) agreements with various investors which totaled $1,050,000. The SAFE agreements promise each investor a future equity stake in the Company once certain events are triggered. The agreements will terminate upon either the (i) issuance of stock to the investors (through an equity financing), (ii) liquidity event (defined as a change of control or an Initial Public Offering) or (iii) dissolution event (defined as voluntary termination of operations, general assignment for the benefit of the Company’s creditors or any other liquidation, dissolution of winding up of the Company, whether voluntary or non-voluntary).

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 10 — SIMPLE AGREEMENT FOR FUTURE EQUITY (cont.)

In the event of an equity financing, the agreements will convert at the SAFE price or the discount price, whichever calculation results in a greater number of shares of SAFE Preferred Stock. The discount rate associated with the agreements is 90% and the valuation caps vary from $5,000,000 to $7,000,000.

In October 2019, the Company made one-time payments to nine of the eleven SAFE investors totaling $3,600,000 in exchange for amending the original SAFE agreements to increase the valuation cap to $10,000,000. These SAFEs have been accounted for in these financial statements as a liability instrument which is being marked to fair value each period until settlement.

For the years ended December 31, 2020 and 2019, there were no events or conditions that triggered termination or conversion of the agreements.

Upon closing of the acquisition by Sharecare on February 22, 2021, the SAFE investors elected to receive shares equal to the purchase amount divided by the liquidity price, which results in conversion into 23,337 shares of Sharecare common stock based on the acquisition date price of $800 per share.

NOTE 11 — STOCK-BASED COMPENSATION

On August 4, 2016, the Company’s Board of Directors approved the creation of the 2016 Stock Plan to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. The plan permitted the Company to grant up to 2,000,000 shares of the Company’s Class B common stock. In October 2019, the Company repurchased 1,359,205 shares of Class B common stock and added it to shares available for grant (See Note 9). As of December 31, 2020, the Plan allowed for the grant of up to 4,000,000 shares of the Company’s Class B common stock.

The Plan provides for the grant of incentive and non-qualified stock options and restricted stock awards to employees, directors and consultants of the Company. Options granted under the Plan generally become exercisable ratably over a four-year period with a one-year cliff period following the date of grant and expire ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the date of grant.

The exercise price for each Option shall be established at the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Stockholder shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.

Stock Option Reprice

On November 30, 2020, the Board of Directors approved the cancellation and re-grant of options on 1,970,594 Class B common shares for certain employees that reduces their exercise price to $3.75 per share. Cancelled options had exercise prices ranging from $4.78-$6.63 per share. No other terms were modified. The modification to the stock options resulted in $0.8 million incremental expense. The incremental expense value associated with the modification will be recognized over the life of the remaining service period of the options for the unvested portion and immediately for the vested portion. During the year ended December 31, 2020, the Company recorded $0.2 million in incremental stock-based compensation associated with the repriced options.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 11 — STOCK-BASED COMPENSATION (cont.)

Non-qualified stock options

Stock option activity for the years ended December 31, 2020 and 2019 for non-qualified stock options is as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)
Outstanding at December 31, 2019	344,000	$1.9893	8.30
Options granted	631,000	$6.1269
Options exercised	—
Options forfeited-unvested canceled	(97,500)	$4.2515
Outstanding at December 31, 2020	877,500	$2.7989	8.94
Vested and expected to vest at December 31, 2020	837,176	$2.7771	8.89
Exercisable at December 31, 2020	370,289	$2.1809	7.61

The weighted-average grant date fair value of non-qualified options granted for the years ended December 31, 2020 and 2019 was $3.6446 and $2.8435, respectively. There were no non-qualified options exercised for the years ended December 31, 2020 or 2019.

As of December 31, 2020 and 2019, there was $552,122 and $189,880 of unamortized stock-based compensation cost related to unvested non-qualified stock options which is expected to be recognized over a weighted average period of 1.68 and 1.27 years, respectively. The fair value of non-qualified options vested for the years ended December 31, 2020 and 2019 was $453,250 and $223,048, respectively.

The calculated fair value of non-qualified stock option grants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31, 2020	December 31, 2019
Expected dividend yield(1)	0%	0%
Risk-free interest rate(2)	0.88%	1.88%
Expected volatility(3)	42.49%	40.87%
Expected life (in years)(4)	9.53	8.30

____________

(1)      The Company has no history or expectation of paying cash dividends on its common stock.

(2)      The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)      The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)      The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the remaining contractual life of the options.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 11 — STOCK-BASED COMPENSATION (cont.)

Incentive stock options

Stock option activity for the years ended December 31, 2020 and 2019 for incentive stock options is as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)
Outstanding at December 31, 2019	2,081,344	$2.6263	8.59
Options granted	663,500	$6.1297
Options exercised	—
Options forfeited-unvested canceled	(239,417)	$5.1923
Outstanding at December 31, 2020	2,505,427	$2.1302	8.71
Vested and expected to vest at December 31, 2020	2,402,142	$2.0945	8.67
Exercisable at December 31, 2020	1,169,424	$1.6338	8.14

The weighted-average grant date fair value of incentive options granted for the years ended December 31, 2020 and 2019 was $2.3808 and $2.3243, respectively. There were no incentive options exercised during the year ended December 31, 2020. For the year ended December 31, 2020, the Company collected $44,956 of proceeds for option exercises that occurred in 2019 and which was receivable as of December 31, 2019. The aggregate intrinsic value of incentive options exercised during the year ended December 31, 2019 was $591,143. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for the in-the-money options.

As of December 31, 2020 and 2019, there was $2,543,104 and $1,514,687 of unamortized stock-based compensation cost related to unvested incentive stock options which is expected to be recognized over a weighted average period of 1.17 and 1.23 years, respectively. The fair value of incentive options vested for the years ended December 31, 2020 and 2019 was $665,822 and $350,575, respectively.

The calculated fair value of incentive stock option grants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31, 2020	December 31, 2019
Expected dividend yield(1)	0%	0%
Risk-free interest rate(2)	0.32% – 1.40%	1.36% – 2.34%
Expected volatility(3)	35.98% – 38.12%	36.76% – 38.79%
Expected life (in years)(4)	5.68	5.99

____________

(1)      The Company has no history or expectation of paying cash dividends on its common stock.

(2)      The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)      The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)      The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method and essentially equates to the weighted average of the vesting term and contractual life of the options.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES

There is no current provision for income taxes in the financial statements due to the net operating loss incurred in 2020 and 2019 and the 100% deferred tax asset valuation allowance. Minimum franchise and capital taxes are included in general and administrative expenses in the statement of operations.

The components of the net deferred tax assets are as follows at December 31:

	2020	2019
Net operating loss carryforwards	$3,607,052	$2,467,488
Research and development carryovers	1,599,013	853,826
Other	625,279	431,299
Gross deferred tax assets	5,831,343	3,752,613
Valuation allowance	(5,831,343)	(3,752,613)
Net deferred tax assets	$—	$—

The difference between the federal statutory income tax rate of 21% multiplied by the pre-tax net loss is principally due to permanent differences and changes in the valuation allowance.

All of the Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating losses.

The Company follows the accounting standard relevant to uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax position is recognized when it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not identified any material uncertain tax positions. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. The Company determined that no accrual for interest and penalties was required for the years ended December 31, 2020 and 2019.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased $2,078,730 from December 31, 2019 to December 31, 2020. The net valuation allowance increased $430,338 from December 31, 2018 to December 31, 2019.

As of December 31, 2020, the Company had federal and state NOL carryforwards of approximately $15,018,000 and $6,493,000, respectively. The NOL carryforwards will expire at various dates beginning in the years 2036 for federal and state purposes, unless previously utilized. NOLs generated in 2018 and after have an unlimited carryforward period for federal tax purposes. For the year ended December 31, 2020, the Company had research and development credit carryforwards for federal and state tax purposes of approximately $1,171,000 and $538,000, respectively. The federal research credit carryforwards will expire at various dates beginning in 2036. The state research credits carryforward indefinitely.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code of 1986 (“Section 382” or the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

DOC.AI INCORPORATED NOTES TO FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (cont.)

The Company maintains a full valuation allowance for its deferred tax assets due to its recurring net losses and uncertainty surrounding its ability to generate future taxable income to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law and includes changes to the Internal Revenue Code for refundable payroll tax credits, deferment of employer payments for social security tax, net operating loss carryback periods, alternative minimum tax credits, net interest deduction limitations, and depreciation of certain leasehold improvements. U.S. Generally Accepted Accounting Principles (“GAAP”) requires the effect of the CARES Act to be recognized in the period the law is enacted and, accordingly, the effect of the CARES Act is recognized in these financial statements as of and for the period ended December 31, 2020. The CARES Act did not have a material impact on these financial statements.

NOTE 13 — COMMITMENTS

Rent

In October 2017, the Company entered into a three-year office lease agreement in Palo Alto, California commencing November 1, 2017. At December 31, 2020 the Company has $400,000 deposited with a financial institution in order to secure a standby letter of credit for the security deposit. The lease was amended in May 2020 to extend the lease term to October 2023. Monthly rents range from $44,561 to $53,314.

In May 2018, the Company entered into a twenty-nine-month lease agreement for additional space with their existing landlord commencing June 1, 2018. The Company was required to pay a $10,000 security deposit and prepay $120,000 for the first year of rent. Monthly rents are $10,000.

Rent expense for the years ended December 31, 2020 and 2019 was $749,677 and $737,426, respectively.

As of December 31, 2020, future annual minimum lease payments under non-cancelable operating leases were as follows:

Minimum Lease Payments
2021	$739,411
2022	739,411
2023	616,175
Total	$2,094,997

NOTE 14 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through March 31, 2021, which is the date of the financial statements were issued or available to be issued. Except as noted below, the Company has concluded that other than events already disclosed in these financial statements, no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes.

On February 22, 2021, Sharecare acquired 100% of doc.ai’s outstanding equity interests. The total consideration for doc.ai was approximately $175,000,000, in cash and shares of Sharecare.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

February 12, 2021

by and among

FALCON CAPITAL ACQUISITION CORP.,

FCAC MERGER SUB, INC.

and

SHARECARE, INC.

and

COLIN DANIEL, solely in his capacity as the Stockholder Representative

Annex A Page Nos.
Article I CERTAIN DEFINITIONS		A-3
1.1	Definitions	A-3
1.2	Construction	A-15
1.3	Knowledge	A-16

Article II THE MERGER; CLOSING		A-16
2.1	The Merger	A-16
2.2	Effects of the Merger	A-16
2.3	Closing	A-16
2.4	Organizational Documents of PubCo and the Surviving Company	A-16
2.5	Directors and Officers of PubCo and the Surviving Company.	A-16

Article III EFFECTS OF THE MERGER		A-17
3.1	Effect on Capital Stock	A-17
3.2	Equitable Adjustments	A-18
3.3	Delivery of Merger Consideration	A-19
3.4	Lost Certificate	A-19
3.5	Treatment of Company Options and Company Warrants	A-19
3.6	Earnout	A-21
3.7	Withholding	A-22
3.8	Cash in Lieu of Fractional Shares	A-23
3.9	Payment of Expenses	A-23
3.10	Dissenting Shares	A-23

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-24
4.1	Corporate Organization of the Company	A-24
4.2	Subsidiaries	A-24
4.3	Due Authorization	A-24
4.4	No Conflict	A-25
4.5	Governmental Authorities; Consents	A-25
4.6	Capitalization	A-26
4.7	Financial Statements	A-27
4.8	Undisclosed Liabilities	A-27
4.9	Litigation and Proceedings	A-28
4.10	Compliance with Laws	A-28
4.11	Intellectual Property	A-29
4.12	Privacy, Security, and HIPAA Compliance; IT Systems	A-31
4.13	Contracts; No Defaults	A-32
4.14	Company Benefit Plans	A-34
4.15	Labor Matters	A-35
4.16	Taxes	A-36
4.17	Brokers’ Fees	A-38
4.18	Insurance	A-38
4.19	Real Property; Assets	A-39
4.20	Environmental Matters	A-39
4.21	Absence of Changes	A-40
4.22	Affiliate Agreements	A-40

Annex A-i

Annex A Page Nos.
4.23	Internal Controls	A-40
4.24	Permits	A-40
4.25	Indebtedness	A-40
4.26	Registration Statement	A-41
4.27	Customers and Suppliers	A-41
4.28	Strategic Financing	A-41
4.29	No Additional Representations and Warranties	A-41

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		A-42
5.1	Corporate Organization	A-42
5.2	Due Authorization	A-42
5.3	No Conflict	A-43
5.4	Litigation and Proceedings	A-43
5.5	Compliance with Laws	A-43
5.6	Employee Benefit Plans	A-44
5.7	Governmental Authorities; Consents	A-44
5.8	Financial Ability; Trust Account	A-44
5.9	Taxes	A-45
5.10	Brokers’ Fees	A-47
5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-47
5.12	Business Activities; Absence of Changes	A-48
5.13	Registration Statement	A-49
5.14	No Outside Reliance	A-49
5.15	Capitalization	A-49
5.16	Nasdaq Stock Market Quotation	A-50
5.17	Contracts	A-50
5.18	Title to Property	A-50
5.19	Investment Company Act	A-50
5.20	Affiliate Agreements	A-50
5.21	Sponsor Agreement	A-51
5.22	Non-Redemption Agreements	A-51
5.23	Equity Financing	A-51

Article VI COVENANTS OF THE COMPANY		A-51
6.1	Conduct of Business	A-51
6.2	Inspection	A-54
6.3	Company Support Agreements	A-54
6.4	No Acquiror Common Stock Transactions	A-55
6.5	No Claim Against the Trust Account	A-55
6.6	Proxy Solicitation; Other Actions	A-55
6.7	Non-Solicitation; Acquisition Proposals	A-55
6.8	Payoff Indebtedness	A-56
6.9	Charter Amendment	A-56

Article VII COVENANTS OF ACQUIROR		A-56
7.1	Subscription Agreements	A-56
7.2	Conduct of Acquiror During the Interim Period	A-57
7.3	Trust Account	A-58
7.4	Inspection	A-58

Annex A-ii

Annex A Page Nos.
7.5	Acquiror Nasdaq Listing	A-59
7.6	Acquiror Public Filings	A-59
7.7	Section 16 Matters	A-59
7.8	Exclusivity	A-59
7.9	Certain Transaction Agreements	A-59
7.10	Stockholder Action	A-60
7.11	Written Consent of Merger Sub	A-60
7.12	Incentive Equity Plan	A-60
7.13	Obligations as an Emerging Growth Company and a Controlled Company	A-60
7.14	Payoff Indebtedness	A-60
7.15	Employment Agreements	A-61

Article VIII JOINT COVENANTS		A-61
8.1	Support of Transaction	A-61
8.2	Preparation of Registration Statement; Special Meeting; Company Requisite Approval	A-61
8.3	Tax Matters	A-63
8.4	Confidentiality; Publicity	A-64
8.5	Post-Closing Cooperation; Further Assurances	A-64
8.6	Insurance and Indemnity Matters	A-64
8.7	Efforts to Consummate; HSR Act and Regulatory Approvals	A-65

Article IX CONDITIONS TO OBLIGATIONS		A-67
9.1	Conditions to Obligations of All Parties	A-67
9.2	Additional Conditions to Obligations of Acquiror	A-67
9.3	Additional Conditions to the Obligations of the Company	A-68
9.4	Frustration of Closing Conditions	A-69

Article X TERMINATION/EFFECTIVENESS		A-69
10.1	Termination	A-69
10.2	Effect of Termination	A-70

Article XI MISCELLANEOUS		A-70
11.1	Waiver	A-70
11.2	Notices	A-71
11.3	Assignment	A-71
11.4	Rights of Third Parties	A-71
11.5	Expenses	A-72
11.6	Governing Law	A-72
11.7	Captions; Counterparts	A-72
11.8	Schedules and Exhibits	A-72
11.9	Entire Agreement	A-72
11.10	Amendments	A-72
11.11	Severability	A-72
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-72
11.13	Enforcement	A-73
11.14	Non-Recourse	A-73
11.15	Nonsurvival of Representations, Warranties and Covenants	A-73
11.16	Stockholder Representative	A-73
11.17	Acknowledgments	A-74

Annex A-iii

EXHIBITS

Exhibit A	Form of PubCo Bylaws
Exhibit B	Form of PubCo Charter
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Acquiror Omnibus Incentive Plan
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Surviving Company Bylaws
Exhibit G	Form of Surviving Company Charter
Exhibit H	Form of Earnout Escrow Agreement
Exhibit I	Form of Company Support Agreement

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 12, 2021, is entered into by and among Falcon Capital Acquisition Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), FCAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Sharecare, Inc., a Delaware corporation (the “Company”), and Colin Daniel, solely in his capacity as the Stockholder Representative pursuant to the designation in Section 11.16. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror;

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company (the “Merger”), after which the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation (the “Surviving Company”) and a wholly-owned subsidiary of Acquiror in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in connection with the Merger, the Company Stockholders will be entitled to receive merger consideration in the form of the right to receive cash and/or stock in PubCo, as described in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Ancillary Agreements to which the Company is party and the transactions contemplated hereby and thereby; (b) determined that this Agreement, the Ancillary Agreements to which the Company is party and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the Company and the Company Stockholders; and (c) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has, inter alia, unanimously (a) approved this Agreement, the Subscription Agreements, the Ancillary Agreements to which it is party and the transactions contemplated hereby and thereby, (b) determined that this Agreement, the Subscription Agreements, the Ancillary Agreements to which it is party and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of Acquiror and its stockholders, and (c) directed that the adoption of this Agreement be submitted to the Acquiror Stockholders for consideration and resolved to recommend that the Acquiror Stockholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) approved this Agreement and the transactions contemplated hereby; (b) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Merger Sub and its sole stockholder; and (c) recommended that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub;

WHEREAS, prior to the consummation of the Merger, in connection with the adoption of this Agreement by the stockholders of the Acquiror, Acquiror shall provide an opportunity to the holders of shares of Acquiror Class A Common Stock to have such shares redeemed in accordance with this Agreement and the Acquiror Organizational Documents (the “Offer”);

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and certain stockholders of Acquiror have entered into one or more Non-Redemption Agreements (the “Non-Redemption Agreements” and, such stockholders, the “Non-Redeeming Stockholders”), pursuant to which, such Non-Redeeming Stockholders have agreed, or have agreed that they intend, not to redeem or transfer all or a portion of their respective shares of Acquiror Class A Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into a Support Agreement (the “Acquiror Support Agreement”) with the Company;

Annex A-1

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with the Company and Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “Equity Investors”) pursuant to which the Equity Investors have committed to make a private investment in public equity in the form of Acquiror Common Stock up to an aggregate amount of $425,000,000;

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company has entered into a binding letter of intent with the Strategic Investor (such letter of intent together with the Exhibit and Annexes thereto, the “Strategic Investor LOI”), pursuant to which the Strategic Investor has committed to make an investment in the Company of at least $25,000,000 and up to $50,000,000 on the terms and subject to the conditions specified therein (the “Strategic Financing”);

WHEREAS, in connection with the Merger, Acquiror shall adopt the amended and restated bylaws in the form attached hereto as Exhibit A (the “PubCo Bylaws”);

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated certificate of incorporation in the form attached hereto as Exhibit B, subject to any modifications the Company and Acquiror agree to be necessary or appropriate to give effect to the Strategic Financing, including the mandatory redemption of the PubCo Preferred Stock issued to the Strategic Investor on the fifth anniversary of the Closing as specified in the Strategic Investor LOI (the “PubCo Charter”);

WHEREAS, in connection with the Transactions, certain Lock-Up Stockholders who will receive PubCo Common Stock pursuant to Article III will deliver lock-up agreements in the form attached hereto as Exhibit C, subject to any modifications the Company and Acquiror agree to be necessary or appropriate to give effect to the Strategic Financing (the “Lock-Up Agreements”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the FCAC 2021 Omnibus Incentive Plan in the form attached hereto as Exhibit D (the “Acquiror Omnibus Incentive Plan”);

WHEREAS, in connection with the Transactions, Acquiror, Sponsor, certain of the Acquiror’s stockholders and certain of the Company Stockholders, including the Strategic Investor, will enter into an amended and restated registration rights agreement in the form attached hereto as Exhibit E, subject to any modifications the Company and Acquiror agree to be necessary or appropriate to give effect to the Strategic Financing (the “Registration Rights Agreement”); and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (b) either (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Merger and the contributions by the Equity Investors of cash to Acquiror in exchange for Acquiror Common Stock through the Equity Financing pursuant to, and in accordance with, the terms of this Agreement and the Subscription Agreements, together shall constitute an integrated transaction that qualifies under Section 351 of the Code (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub delivered to the Company by Acquiror concurrently with entering into this Agreement.

“Acquiror Board” has the meaning specified in the recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in Section 8.2(d).

“Acquiror Class A Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c)(i).

“Acquiror Omnibus Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.2(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Private Placement Warrants” has the meaning ascribed to “Private Placement Warrant” in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror Public Warrant” has the meaning ascribed to “Public Warrant” in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquiror Support Agreement” has the meaning specified in the recitals hereto.

“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

Annex A-3

“Acquisition Proposal” has the meaning specified in Section 6.7(b).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.2(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Cash Election Amount” has the meaning specified in Section 3.1(c)(i).

“Aggregate Equity” means, with respect to any particular Company Stockholder, the Company Common Stock (including shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.1(a), including following the conversion of Convertible Notes immediately prior to the Company Preferred Stock Conversion as provided in the Company Support Agreements), Series D Preferred, Company Options, if any, and Company Warrants, if any, held by such Company Stockholder.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.2(c).

“Ancillary Agreements” means this Agreement, PubCo Bylaws, PubCo Charter, the Lock-Up Agreements, the Acquiror Omnibus Incentive Plan, the Surviving Company Bylaws, the Surviving Company Charter, the Earnout Escrow Agreement, the Company Support Agreements, the Sponsor Agreement, the Acquiror Support Agreement, the Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration of applicable waiting period.

“Audited Financial Statements” has the meaning specified in Section 4.7.

“Benefit Plans” has the meaning specified in Section 5.6.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the State of Delaware are authorized or required by Law to close.

“Cash Consideration” means an amount of cash equal to the lesser of (a) (i) the funds remaining in the Trust Account following the redemption (if any) of shares of Acquiror Class A Common Stock in connection with the Offer and payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.9 and payment of the Payoff Indebtedness, plus (ii) the funds received by Acquiror in the Equity Financing plus (iii) the amount of cash and cash equivalents (including bank account balances and marketable securities) of the Company (less, if the Strategic Financing is consummated prior to the Closing, the amount of the proceeds of the Strategic Financing), determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, minus (iv) the Transaction Bonuses minus (v) $401,000,000,

Annex A-4

and (b) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify for the Intended Tax Treatment, such amount designated by the Company to Acquiror in writing not less than three days prior to the Closing; provided that under no circumstances shall the Cash Consideration be less than $0.

“Cash Consideration Excess” means the Cash Consideration minus the Aggregate Cash Election Amount; provided that under no circumstances shall the Cash Consideration Excess be less than $0.

“Cash Electing Share” has the meaning specified in Section 3.1(c)(i).

“Cash Election” has the meaning specified in Section 3.1(c)(i).

“Cash Fraction” has the meaning specified in Section 3.1(c)(i).

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on September 21, 2020.

“Certificate of Merger” has the meaning specified in Section 2.1.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Class B Anti-Dilution Protection” has the meaning specified in Section 5.2(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing PubCo Option” has the meaning specified in Section 3.5(a).

“Closing Share Price” means $10.00 per share.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.22.

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Board” has the meaning specified in the recitals hereto.

“Company Board Recommendation” has the meaning specified in Section 8.2(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate” has the meaning specified in Section 3.3(a).

“Company Certificate of Incorporation” means the Ninth Amended and Restated Certificate of Incorporation of the Company, as it has been further amended through the date hereof.

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Cure Period” has the meaning specified in Section 10.1(b)(i).

“Company Group Stock Plans” means the Company’s 2010 Equity Incentive Plan, the Company’s 2020 Equity Incentive Plan, the Lucid Global, Inc. 2015 Stock Option and Grant Plan, and the Mindsciences, Inc. Equity Compensation Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in or held for use in the conduct of the business of the Company and its Subsidiaries, as currently conducted.

“Company Option” has the meaning specified in Section 3.5(a).

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

Annex A-5

“Company Preferred Stock Conversion” has the meaning specified in Section 3.1(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.3(b).

“Company Schedules” means (a) the disclosure schedules of the Company delivered to Acquiror by the Company concurrently with entering into this Agreement and (b) the disclosure letter delivered to the Company in accordance with the doc.ai Acquisition Agreement and made available to Acquiror prior to the date of this Agreement.

“Company Software” means all Owned Company Software and all third party Software used in, held for use in, or necessary for the conduct of, the business of the Company and its Subsidiaries, as currently conducted.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Support Agreements” has the meaning specified in Section 6.3.

“Company Warrant” has the meaning specified in Section 3.5(d).

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Contingent Options” has the meaning set forth in Section 3.5(b).

“Contracts” means any contract, agreement, undertaking, note, mortgage, indenture, arrangement subcontract, lease, sublease, license, sublicense, purchase order, or other obligation, in each case, including any amendment, modification and supplement thereto (other than any Company Benefit Plans).

“Convertible Notes” means those certain convertible promissory notes of the Company listed in Section 1.1(a) of the Company Schedules.

“Copyleft Terms” has the meaning specified in Section 4.11(h).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act.

“Debt Payoff Letters” means any and all payoff letters, discharges, releases, and Liens discharges (or agreements therefor) with respect to Liens (other than Permitted Liens) that authorize the payee and its designees to file UCC termination statements as identified in Section 1.1(b) of the Company Schedules, in each case, with respect to, or in connection with, any derivative and structured product agreements or arrangements (including, without limitation, any hedging agreements or arrangements) and Indebtedness for borrowed money identified in Section 1.1(b) of the Company Schedules (the “Payoff Indebtedness”), that are duly executed by each creditor with respect thereto, each in form and substance reasonably satisfactory to Acquiror, in which the payee shall agree that upon payment of the amount specified in any such payoff letter, discharge, and/or release: (a) all outstanding obligations of the Company or its applicable Subsidiary arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (b) all Liens in connection therewith shall be released on the Closing Date upon receipt of the requisite payoff amounts; (c) the payee shall take all customary actions to evidence

Annex A-6

and record such discharge and release as promptly as practicable; and (d) the payee shall return to the Company or its applicable Subsidiary all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral including consisting of certificated securities securing the applicable Payoff Indebtedness.

“DGCL” has the meaning specified in the recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.10.

“doc.ai” means doc.ai Incorporated, a Delaware corporation.

“doc.ai Acquisition” means the acquisition of doc.ai by the Company in pursuant to the terms of the doc.ai Acquisition Agreement.

“doc.ai Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 25, 2021, by and among doc.ai, the Company and certain other parties thereto.

“DTC” has the meaning specified in Section 3.6(a).

“Earnout Escrow Account” has the meaning specified in Section 3.6(b)(i).

“Earnout Escrow Agent” has the meaning specified in Section 3.6(b)(i).

“Earnout Escrow Agreement” has the meaning specified in Section 3.6(b)(i).

“Earnout Ratio” means (a) 1,500,000, divided by (b) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including (i) shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.1(a), including following the conversion of Convertible Notes immediately prior to the Company Preferred Stock Conversion as provided in the Company Support Agreements, and (ii) any shares of Company Common Stock issued or issuable upon the exercise of all Company Options and Company Warrants, in each case, on a net exercise basis).

“Earnout Shares” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning specified in Section 2.1.

“Environmental Laws” means any and all applicable Laws and Permits relating to pollution, the environment (including natural resources), human health and safety, or Hazardous Materials.

“Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) Acquiror by the Equity Investors pursuant to any Subscription Agreements.

“Equity Investor” has the meaning specified in the recitals hereto.

“Equity Value” means the sum of (a) $3,600,000,000 less (b) the amount by which (i) the Payoff Indebtedness outstanding immediately prior to Closing exceeds (ii) $65,000,000 plus (c) the amount by which (i) the outstanding liabilities and obligations of Acquiror with respect to the Transactions (including with respect to Outstanding Acquiror Expenses) at the Closing (but prior to repayment thereof at the Closing) exceeds (ii) $44,000,000 plus (d) if consummated prior to the Closing, the amount of the Strategic Financing plus (e) if the Company consummates the doc.ai Acquisition prior to the Closing, $192,500,000 less (f) $25,000,000. For the avoidance of doubt, the amount described in sub-clause (c) of this definition of Equity Value shall not be less than $0.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value, by (b) the Closing Share Price.

Annex A-7

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“Fraud” means an actual and intentional common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules), or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means (a) any material or substance that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “waste,” “pollutant” or “contaminant” (or words of similar intent or meaning), or (b) petroleum, petroleum by-products, petroleum breakdown products, asbestos, asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“Health Care Laws” means any law or any other requirement or restriction of any Governmental Authority, including any permit or similar right granted under any of the foregoing, related to the regulation of the healthcare industry, the regulation of healthcare professionals, or to payment for items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including, but not limited to, hospitals, skilled nursing facilities, nursing homes, hospices, long term facilities, nursing facilities, assisted living facilities, physicians and pharmacists). Health Care Laws specifically include, but are not limited to, 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute), and all same or similar state law counterparts; 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalty Statute), and all same or similar state law counterparts; 42 U.S.C. § 1395nn, and all same or similar state law counterparts; the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); HIPAA; the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain Drug Enforcement Agency Registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state law counterparts; all laws relating to the practice of medicine, the corporate practice of medicine, and fee splitting; any and all applicable laws governing, regulating or pertaining to the payment for healthcare related items or services including HIPAA provisions relating to standard transactions and any and all same or similar laws; all laws and relating to any government healthcare program; and the regulations promulgated pursuant to all of the statutes and laws listed or referenced above.

“HIPAA” means the United State Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price, including “earnout”

Annex A-8

payments, (c) obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations (contingent or otherwise) with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Intellectual Property” means any and all intellectual property or other similar proprietary rights in any jurisdiction throughout the world, whether or not registered including all: (a) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, taglines, social media identifiers, brand names, logos, slogans, corporate names and other source identifiers, all goodwill related thereto and all applications, registrations, and renewals in connection therewith; (c) copyrights, copyrightable works and other works of authorship, including designs and rights in content, and all applications, registrations, and renewals in connection therewith and all moral rights associated therefore; (d) internet domain names; (e) trade secrets, confidential information, other proprietary information, including but not limited to know-how, unpatented inventions, technology, processes, procedures, database rights, source code and algorithms, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (collectively, “Trade Secrets”) and (f) rights in Software.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means any Law relating to international trade, including: (a) import laws and regulations administered by U.S. Customs and Border Protection; (b) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (c) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.) or the U.S. Department of State; and (d) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means the Software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned or used, held for use, leased, outsourced or licensed or controlled by or for the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.13.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.3(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, license, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

Annex A-9

“Lock-Up Agreements” has the meaning specified in the recitals hereto.

“Lock-Up Stockholders” means the Persons identified in Section 1.1(c) of the Company Schedules.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Effect”) that has a material adverse effect on: (a) the assets, business, results of operations or condition (financial or otherwise) of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) the taking of any action required by this Agreement (provided, that the exceptions in this clause (v) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (viii) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent or otherwise affect a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect), or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented expressly in writing (following disclosure by the Company of all relevant facts and circumstances), except in the case of clause (i), (ii), (iii), (iv), (vi) and (vii) to the extent that such Effect has a disproportionate impact on the Company as compared to other industry participants; or (b) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.13(a).

“Material Permits” has the meaning specified in Section 4.24.

“Merger” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.14(e).

“Named Parties” means (a) with respect to this Agreement, the Company, Acquiror and Merger Sub (and their permitted successors and assigns), and (b) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Redeeming Stockholders” has the meaning specified in the recitals hereto.

“Non-Redemption Agreements” has the meaning specified in the recitals hereto.

“Non-U.S. Plan” has the meaning specified in Section 4.14(a).

Annex A-10

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(g).

“Original Option Terms” has the meaning specified in Section 3.5(a).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.9(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.9(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries and includes the Owned Company Software.

“Payoff Indebtedness” has the meaning set forth in the definition of “Debt Payoff Letters”.

“Per Share Merger Consideration” means with respect to any share of Company Common Stock issued and outstanding immediately prior to the Effective Time, a number of shares of PubCo Common Stock equal to the Exchange Ratio.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including (i) shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.1(a), including following the conversion of Convertible Notes immediately prior to the Company Preferred Stock Conversion as provided in the Company Support Agreements, (ii) the total number of shares of Series D Preferred issued and outstanding as of immediately prior to the Effective Time and (iii) any shares of Company Common Stock issued or issuable upon the exercise of all Company Options and Company Warrants, in each case, on a net exercise basis).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate proceedings and appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and appropriate reserves for the amount being contested have been established in accordance with GAAP, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the current use or occupancy of such real property, (e) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the balance sheets included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheets included in the Financial Statements, (g) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property and which are not violated in any material respects, (i) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (j) Liens described in Section 1.1(d) of the Company Schedules.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

Annex A-11

“Personal Information” means any information that: (a) specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household; or (b) relates to an individual who can be identified, directly or indirectly, from that information.

“PHI” means Protected Health Information (as defined in 45 C.F.R. § 160.103).

“Pre-Closing Return” has the meaning specified in Section 8.3(d).

“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that pertain to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all internal or external policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including all website and mobile application privacy policies and internal information security policies and procedures.

“Processing” means creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer (including any transfer across national borders), transmission, receipt, import, export, protection, safeguarding, access, deletion, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.2(c).

“Protected Data” means Personal Information, PHI, and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall contain the Offer).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Common Stock” means PubCo Common Stock, par value $0.0001 per share, entitling the holder of each such share to one (1) vote per share.

“PubCo Preferred Stock” the preferred stock of PubCo having rights, preferences, privileges, restrictions and other matters specified in the transaction documents related to the Strategic Financing, including the Strategic Investor LOI.

“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Class A Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 8.2(a).

“Release Notice” has the meaning specified in Section 3.6(b)(ii).

Annex A-12

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Retained Agents” has the meaning specified in Section 11.16(a).

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred” has the meaning specified in Section 4.6(a).

“Series B Preferred” has the meaning specified in Section 4.6(a).

“Series B-1 Preferred” has the meaning specified in Section 4.6(a).

“Series B-2 Preferred” has the meaning specified in Section 4.6(a).

“Series B-3 Preferred” has the meaning specified in Section 4.6(a).

“Series B-4 Preferred” has the meaning specified in Section 4.6(a).

“Series C Preferred” has the meaning specified in Section 4.6(a).

“Series D Preferred” means the Series D preferred stock of the Company having rights, preferences, privileges, restrictions and other matters specified in the transaction documents related to the Strategic Financing, including the Strategic Investor LOI.

“Software” means any and all (a) computer programs and applications, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Class A Common Stock to be held for the purpose of approving the Proposals.

“Specified Noteholders” means holders of Convertible Notes that have executed a Company Support Agreement.

“Specified Warrantholders” means holders of Company Warrants that have executed a Company Support Agreement.

“Sponsor” means Falcon Equity Investors LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the recitals hereto.

“Sponsor Earnout Shares” has the meaning specified in Section 3.6(a).

“Sponsor Stock Conversion” has the meaning specified in Section 3.1(b).

“Stock Electing Share” has the meaning specified in Section 3.1(c)(ii).

“Stock Election” has the meaning specified in Section 3.1(c)(ii).

“Stock Issuance Proposal” has the meaning specified in Section 8.2(c).

“Stockholder Earnout Group” has the meaning specified in Section 3.6(a).

Annex A-13

“Stockholder Earnout Shares” has the meaning specified in Section 3.6(a).

“Stockholder Representative” has the meaning specified in Section 11.16(a).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Strategic Financing” has the meaning specified in the recitals hereto.

“Strategic Investor” means Anthem, Inc.

“Strategic Investor LOI” has the meaning specified in the recitals hereto.

“Subscription Agreement” has the meaning specified in the recitals hereto.

“Subsidiary” means, with respect to a Person, any other Person, of which (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) such Persons controls any other Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary. For purposes of the representations and warranties of the Company in Article IV, the term Subsidiaries shall include doc.ai (but each such representation and warranty, other than those set forth in the first sentence of Section 4.6(f), shall be deemed to be qualified by “to the knowledge of the Company”).

“Surviving Company” has the meaning specified in the recitals hereto.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit F.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit G.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any U.S. federal, state, local, provincial, territorial, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, charges, duties, fees, levies, or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any deficiency assessments, interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial Contract the principal purpose of which is not Taxes).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, elections, disclosures, or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c)(i).

“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

“Termination Date” has the meaning specified in Section 10.1(b)(ii).

“Transaction Proposal” has the meaning specified in Section 8.2(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8.
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“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.7.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Acquiror.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(c), the Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.3 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the persons listed in Section 1.1(e) of the Company Schedules, and, in the case of Acquiror, the persons listed in Section 1.1(a) of the Acquiror Schedules.

Article II
THE MERGER; CLOSING

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the Surviving Company following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.4 Organizational Documents of PubCo and the Surviving Company.

(a) At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entireties to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.5 Directors and Officers of PubCo and the Surviving Company.

(a) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of nine directors who shall be designated in accordance with

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Section 2.5(a) of the Company Schedules. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company immediately prior to the Effective Time to be the officers of PubCo (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) certain directors or officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such Persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each Person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d) The Persons constituting the officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III
EFFECTS OF THE MERGER

3.1 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) immediately prior to the Effective Time, each share of Company Preferred Stock (including shares of Company Preferred Stock issued upon the conversion of Convertible Notes immediately prior to the Company Preferred Stock Conversion as provided in the Company Support Agreements) other than Series D Preferred that is issued and outstanding as of such time shall automatically convert into one (1) share of Company Common Stock (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b) immediately prior to the Effective Time, each share of Acquiror Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Certificate of Incorporation into one (1) share of Acquiror Class A Common Stock (the “Sponsor Stock Conversion”). All of the shares of Acquiror Class B Common Stock converted into shares of Acquiror Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Acquiror Class B Common Stock shall thereafter cease to have any rights with respect to such securities;

(c) at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein (including delivery of the release contemplated by Section 3.3(a)(ii)), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the following:

(i) the holder of such share shall be deemed to have made a proper election to receive cash (a “Cash Election”) (A) if such Company Stockholder holds a number of shares of Company Common Stock that represents 7.75% or more of such holder’s Aggregate Equity, with respect to a number of shares of Company Common Stock equal to 7.75% of such holder’s Aggregate Equity, and (B) if such Company Stockholder holds a number of shares of Company Common Stock that represents less than 7.75% of such holder’s Aggregate

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Equity, with respect to all of such Company Stockholder’s Company Common Stock (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value, except that if (A) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (B) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (x) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (y) a number of validly issued, fully paid and nonassessable shares of PubCo Common Stock equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction;

(ii) the holder of such share shall be deemed to have made a proper election to receive shares of PubCo Common Stock (a “Stock Election”) with respect to any shares of Company Common Stock that are not Cash Electing Shares (each such share, a “Stock Electing Share”), the applicable Per Share Merger Consideration; and

(iii) if the Cash Consideration Excess is greater than zero, then the amount of such Cash Consideration Excess shall remain at the Company.

All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.1(c) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(c) into which such share of Company Common Stock shall have been converted into in the Merger. The Company shall also make all computations contemplated by this Section 3.1(c), in consultation with Acquiror;

(d) at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein and in the transaction documents with respect to the Strategic Financing, including the Strategic Investor LOI, each share of Series D Preferred that is issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive a number of shares of PubCo Preferred Stock equal to the Exchange Ratio;

(e) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(f) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.2 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Common Stock (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Common Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.2 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

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3.3 Delivery of Merger Consideration.

(a) As promptly as reasonably practicable following the Closing Date, Acquiror shall cause to be mailed to each Specified Noteholder, each Specified Warrantholder, each holder of record of Company Common Stock and each holder of Company Preferred Stock at the address provided to Acquiror by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock, Company Preferred Stock, Convertible Notes or Company Warrants (including, an acknowledgement that, by making a Cash Election, such stockholder waives any and all rights to receive Earnout Shares with respect to each Cash Electing Share), (iii) include the agreement of such stockholder to the appointment of Colin Daniel as the Stockholder Representative and his, her or its representative, attorney-in-fact and agent and to the other terms, conditions and provisions of Section 11.16, (iv) include the agreement of such stockholder that by making a Stock Election, such stockholder agrees that any shares of PubCo Common Stock (including Earnout Shares) shall not be transferred by such stockholder for a period of 180 days commencing on the Closing Date, and (v) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the shares of Company Common Stock to Acquiror (including all certificates representing shares of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock, to the extent such shares of Company Common Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.1(c) into which such shares of Company Common Stock (including shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.1(a), including following the conversion of Convertible Notes immediately prior to the Company Preferred Stock Conversion as provided in the Company Support Agreements) have been converted pursuant to Section 3.1(c). Until surrendered as contemplated by this Section 3.3(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.1(c) which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.3(b).

3.4 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue or pay in exchange for such lost, stolen or destroyed Company Certificate the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

3.5 Treatment of Company Options and Company Warrants.

(a) Effective as of the Effective Time, each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Group Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by PubCo and shall be converted into a stock option (a “Closing PubCo Option”) to acquire shares of PubCo Common Stock in accordance with this Section 3.5(a). Each such Closing PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (the “Original Option Terms”) as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Group Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Closing PubCo Option as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing

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the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall terminate the Company Group Stock Plans as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Closing PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.5.

(b) As of the Effective Time, each holder of Company Options entitled to receive Closing PubCo Options pursuant to Section 3.5(a) shall also receive an additional number of stock options to acquire shares of PubCo Common Stock (each, a “Contingent Option”) equal to the product of (i) the number of Company Options held by such holder, and (ii) Earnout Ratio, which product shall be rounded down to the nearest whole number of shares. Each Contingent Option shall have the same per share exercise price as each Closing PubCo Option, and shall, except as set forth in this Section 3.5(b), be subject to the Original Option Terms. Each Contingent Option shall become vested and exercisable on the later of the date set forth in the Original Option Terms and the following applicable date, provided that the holder of the Contingent Option remains employed by PubCo or a Subsidiary of PubCo through such date: (A) as to one half of the Contingent Options, the date of the release of Stockholder Earnout Shares pursuant to Section 3.6(c)(i); and (B) as to the remaining half of the Contingent Options, the date of the release of Stockholder Earnout Shares pursuant to Section 3.6(c)(ii). Any Contingent Options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the day following such fifth anniversary and the holder thereof shall have no rights with respect to such Contingent Options thereafter. Notwithstanding anything to the contrary, if a Contingent Option is forfeited because a holder of the Contingent Option does not remain employed by, or in the service of, PubCo or a Subsidiary of PubCo through an applicable vesting date, the shares of PubCo Common Stock underlying such Contingent Option shall revert back to the Earnout Escrow Account for release, if applicable, to the Stockholder Earnout Group.

(c) The Company shall take all commercially reasonable actions to effect the treatment of Company Options as set forth in this Agreement and in accordance with the Company Group Stock Plans and the applicable award agreements and to ensure that no Closing PubCo Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of PubCo. The Company Board shall amend the Company Group Stock Plans and take all other necessary actions, effective as of immediately prior to and contingent upon the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Group Stock Plans and provide that shares in respect of any awards granted under the Company Group Stock Plans that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new awards will be granted under the Company Group Stock Plans.

(d) Except as set forth in the final sentence of this Section 3.5(d), effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not expired or terminated pursuant to its terms, and held by a Specified Warrantholder, by virtue of the Merger and without any action on the part of PubCo, the Company or the holder of any such Company Warrant, shall be converted into the right to receive a number of shares of PubCo Common Stock equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Company Capital Stock issuable upon the exercise of such Company Warrant on a net exercise basis, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Warrant which has a per share exercise price that is greater than or equal to the Per Share Merger Consideration Value shall be cancelled at the Effective Time for no consideration or payment. As of the Effective Time, all Company Warrants shall no longer be outstanding and each former holder of a Company Warrant shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 3.5(d). Effective as of the Effective Time, by virtue of the Merger and without any action on the part of PubCo, the Company or the parties thereto, Acquiror shall assume all (A) Company Warrants and contractual obligations to issue Company Warrants, in each case as set forth on Section 3.5(d) of the Company Schedules and (B) any other Company Warrants that are not held by Specified Warrantholders and have not been converted into the right to receive shares of PubCo Common Stock pursuant to this Section 3.5(d).

(e) Notwithstanding the foregoing, the conversions described in paragraphs (a) through (c) of this Section 3.5 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each Closing PubCo Option shall be subject to the Acquiror Omnibus Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including any vesting conditions, as had applied

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to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions and except as otherwise provided in Section 3.5(b) and this Section 3.5(e), subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions in accordance with the Acquiror Omnibus Incentive Plan and applicable Law.

3.6 Earnout.

(a) Delivery of the Earnout Shares. At the Closing and (i) immediately prior to the Effective Time, the Sponsor shall, in accordance with the Sponsor Agreement, deliver electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), 1,713,000 shares of Acquiror Class B Common Stock, as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (including the Sponsor Stock Conversion), which shares shall be allocated to the Sponsor (the “Sponsor Earnout Shares”), and (ii) immediately following the Effective Time, PubCo shall deliver electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), an amount of shares of PubCo Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (including the Sponsor Stock Conversion) equal to (A) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.1(a)) multiplied by (B) the Earnout Ratio, which shares shall be allocated on a Pro Rata Basis among the Company Stockholders who have received shares of PubCo Common Stock pursuant to Section 3.1(c) and the Specified Warrantholders that have received shares of PubCo Common Stock pursuant to Section 3.5(d) (the “Stockholder Earnout Group” and, such shares, the “Stockholder Earnout Shares” and, the Stockholder Earnout Shares together with the Sponsor Earnout Shares, the “Earnout Shares”), in each case of clauses (i) and (ii) in accordance with this Section 3.6.

(b) Procedures Applicable to the Earnout of the Earnout Shares.

(i) Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit H, to be entered into at the Closing by PubCo, the Sponsor, the Stockholder Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”).

(ii) Promptly upon the occurrence of any triggering event described in Section 3.6(c) below, or as soon as practicable after PubCo becomes aware of the occurrence of such triggering event or receives written notice of such triggering event from the Sponsor or the Stockholder Representative, PubCo shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Sponsor and the Stockholder Representative, a mutually agreeable written notice to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the Person to whom they should be released).

(iii) The Sponsor Earnout Shares that are to be released from the Earnout Escrow Account and distributed to the Sponsor shall be distributed to the Sponsor. The Stockholder Earnout Shares that are to be released from the Earnout Escrow Account and distributed to each member of the Stockholder Earnout Group shall be distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis.

(iv) For the avoidance of doubt, any Earnout Shares to be released and distributed pursuant to this Section 3.6 shall be distributed and released as PubCo Common Stock.

(c) Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i) (A) one-half of the Stockholder Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis and (B) one-half of the Sponsor Earnout Shares will be released from the Earnout Escrow Account and distributed to the Sponsor, in each case in accordance with Section 3.6(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if, on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of PubCo Common Stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after the Closing on Nasdaq or any other national securities exchange, as applicable, or (y) if PubCo consummates

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a transaction which results in the stockholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);

(ii) (A) one-half of the Stockholder Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis and (B) one-half of the Sponsor Earnout Shares will be released from the Earnout Escrow Account and distributed to the Sponsor, in each case, in accordance with Section 3.6(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if, on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of PubCo Common Stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days commencing after the Closing on Nasdaq or any other national securities exchange, as applicable, or (y) if PubCo consummates a transaction which results in the stockholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by PubCo Board); and

(iii) if the conditions set forth in either Section 3.6(c)(i) or Section 3.6(c)(ii) have not been satisfied following the fifth anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and neither the members of the Stockholder Earnout Group nor the Sponsor shall have any right to receive such Earnout Shares or any benefit therefrom.

(d) For the avoidance of doubt, (i) if the condition for more than one triggering event is met pursuant to Section 3.6(c), then all of the Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the Sponsor and the members of the Stockholder Earnout Group in accordance with this Section 3.6 and (ii) if the condition for the triggering event described in Section 3.6(c)(i)(x) and/or Section 3.6(c)(ii)(x) with respect to the achievement of the applicable VWAP of shares of PubCo Common Stock for any 20 trading days is met prior to the date that is the 30th consecutive trading day following the Closing, a Release Notice shall be submitted at such time without any requirement to wait until the 30th consecutive trading day following the Closing has passed.

(e) The PubCo Common Stock price targets set forth in Section 3.6(a) and Section 3.6(b) and the number of shares of PubCo Common Stock to be issued and released pursuant to Section 3.6(a) and (b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Class A Common Stock after the date of this Agreement.

(f) As used in this Section 3.6, the term “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of PubCo Common Stock held by such Person by (y) the sum of the aggregate number of shares of PubCo Common Stock held by the Stockholder Earnout Group, in each case, as of immediately following the Closing.

(g) Any issuance of the Stockholder Earnout Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; and (ii) shall be treated for Tax purposes as an adjustment to the merger consideration, as applicable, unless otherwise required by applicable Tax Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), or with respect to any amounts treated as imputed interest under Section 483 of the Code.

3.7 Withholding. Each of Acquiror, Merger Sub, the Stockholder Representative, the Company, the Surviving Company and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.7 other than with respect to compensatory payments made pursuant to this Agreement, the applicable payor shall use commercially reasonably efforts to give the applicable payee at least three (3) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide such payee with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the payee in good faith to attempt to reduce or eliminate

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any amounts that would otherwise be deducted or withheld pursuant to this Section 3.7. To the extent that Acquiror, Merger Sub, the Stockholder Representative, the Company, the Surviving Company or any of their respective Affiliates or Representatives withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the applicable Affiliate’s payroll to facilitate applicable withholding.

3.8 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.1(c), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo Common Stock. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the fraction equal to the amount of the fractional share of PubCo Common Stock to which such holder otherwise would have been entitled but for this Section 3.8 multiplied by (b) the Closing Share Price.

3.9 Payment of Expenses.

(a) No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”); provided, that the “Outstanding Acquiror Expenses” shall not include the Transaction Bonuses. On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration (as if such share was subject to a Stock Election) upon the terms and conditions set forth in this Agreement. The Company shall give Acquiror prompt written notice (and in any event within two Business Days) of any demands

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received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

4.1 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents.

(b) The Company is duly licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Schedules. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation, formation or organization, as applicable, and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents) of the Company’s Subsidiaries, in each case, as in effect on the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 Due Authorization.

(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 4.5 and the Company Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has (i) approved this Agreement, the Ancillary Agreements to which the Company is party and the transactions contemplated hereby and thereby; (ii) determined that this Agreement, the Ancillary Agreements to which the Company is party and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt this Agreement. The affirmative votes or written consents of (A) Persons holding more than 50% (on an as-converted basis) of the voting power of the Company Stockholders, (B) Persons holding more than 50% of outstanding shares of Series A Preferred voting as a separate class, (C) Persons holding more than 50% of outstanding shares of Series B Preferred voting as a separate class (which majority shall include the holders specified in Section 4.4(b) of the Company Schedules under the circumstances specified therein), (D) Persons holding more than 50% of outstanding shares of Series B-1 Preferred voting as a separate class, (E) Persons holding more than 50% of outstanding shares of Series B-2 Preferred voting as a separate class, (F) Persons holding more than 50% of outstanding shares of Series B-3 Preferred voting as a separate class (which majority shall include CareFirst Holdings, LLC and Wells Fargo Central Pacific Holdings, Inc.), (G) Persons holding more than 50% of outstanding shares of Series B-4 Preferred voting as a separate class, (H) Persons holding more than 50% of outstanding shares of Series C Preferred voting as a separate class, and (I) Persons holding more than 50% of outstanding shares of Company Preferred Stock, in each case, who deliver written consents or are present in person or by proxy at such meeting(s) and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (including the Company Preferred Stock Conversion) (the “Company Requisite Approval”). The Company Requisite Approval is the only vote or consent of any of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby (including the Company Preferred Stock Conversion). The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Section 4.5 of the Company Schedules, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Section 4.5 of the Company Schedules.

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4.6 Capitalization.

(a) The authorized capital stock of the Company is 7,718,656 shares of capital stock consisting of: (i) 5,955,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”); and (ii) 1,763,656 shares of preferred stock, $0.001 per share (together with the Series D Preferred, the “Company Preferred Stock”), of which (A) 67,659 shares are designated as Series A Preferred Stock (the “Series A Preferred”); (B) 326,582 shares are designated as Series B Preferred Stock (the “Series B Preferred”); (C) 350,000 shares are designated as Series B-1 Preferred Stock (the “Series B-1 Preferred”); (D) 152,551 shares are designated as Series B-2 Preferred Stock (the “Series B-2 Preferred”); (E) 450,197 shares are designated as Series B-3 Preferred Stock (the “Series B-3 Preferred”); (F) 166,667 shares are designated Series B-4 Preferred Stock (the “Series B-4 Preferred”); and (G) 250,000 shares are designated Series C Preferred Stock (the “Series C Preferred”). As of February 1, 2021, there were: (1) 2,205,606 shares of Company Common Stock issued and outstanding; (2) 67,659 shares of Series A Preferred issued and outstanding; (3) 280,670 shares of Series B Preferred issued and outstanding; (4) 292,805 shares of Series B-1 Preferred issued and outstanding; (5) 152,551 shares of Series B-2 Preferred issued and outstanding; (6) no shares of Series B-3 Preferred issued and outstanding; (7) 16,667 shares of Series B-4 Preferred issued and outstanding; and (8) 86,179 shares of Series C Preferred issued and outstanding. There are (w) 1,512,960 shares of Company Common Stock reserved for issuance pursuant to outstanding unexercised Company Options; (x) 2,062 shares of Company Common Stock reserved for issuance under the Company Group Stock Plans; (y) 206,656 shares of Company Common Stock subject to issuance under the Company Warrants; and (z) 529,002 shares of Company Preferred Stock subject to issuance under the Convertible Notes. The Company is not, and will not at any future date be, obligated to issue to former stockholders of doc.ai, in connection with the transactions contemplated by the doc.ai Acquisition Agreement, more shares of Company Common Stock than as expressly set forth in the doc.ai Acquisition Agreement. Since February 1, 2020, the Company has not issued any shares of Company Capital Stock, Company Options, Company Warrants, Convertible Notes or other equity interests, other than shares of Company Capital Stock issued upon the exercise of Company Options, Company Warrants or Convertible Notes.

(b) Except as set forth in Section 4.6(a), there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company is bound), and (iv) are fully vested.

(c) Set forth on Section 4.6(c) of the Company Schedules is a true, correct and complete list of each holder of shares of Company Common Stock, shares of Company Preferred Stock or other equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, shares of Company Preferred Stock or other equity interests held by each such holder as of February 1, 2021.

(d) With respect to each Company Option and Company Warrant, Section 4.6(d) of the Company Schedules sets forth, as of February 1, 2021, the name of the holder of such Company Option or Company Warrant, the number of vested and unvested shares covered by such Company Option or Company Warrant, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Option or Company Warrant, as applicable.

(e) The Company has made available to Acquiror a true and complete copy of the form of agreement evidencing each Company Warrant and Convertible Note, and has also made available any other agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Company has made available to Acquiror true and complete copy of the Company Group Stock Plans and form of agreement evidencing each Company Option, and has also made available any other option agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (i) was granted, in all material respects, in compliance with all applicable Laws and all of the terms and conditions of the Company Group Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share on the grant date, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable, (iii) has a grant date that has not been “back dated,” and (iv) to the knowledge of the Company, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s financial statements, respectively.

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Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or be exempt under Section 409A of the Code. Except for the Company Options, the Company Warrant and the Convertible Notes, there are no (A) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company or any of its Subsidiaries, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (B) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests.

(f) Section 4.6(f) of the Company Schedules sets forth a true, correct and complete list of the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company. All issued and outstanding capital stock of, or other equity or voting interests in, each such Subsidiary has been duly authorized, validly issued and fully paid and is nonassessable, has been issued in compliance with applicable Law and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All such capital stock, equity or voting interests are owned by the Company or another Subsidiary of the Company free and clear of all Liens other than restrictions on the transfer of securities under applicable Securities Laws. There are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from any Subsidiary of the Company or other obligations of any Subsidiary of the Company to issue or allot, any capital stock of, or other voting or equity securities in, any Subsidiary of the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any equity appreciation rights or phantom equity plans.

(g) Neither the Company nor any of its Subsidiaries owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person, other than another Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

4.7 Financial Statements. Attached as Section 4.7 of the Company Schedules are (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and 2019, and the audited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the two years ended December 31, 2019, together with the notes thereto (the “Audited Financial Statements”), and (b) the unaudited balance sheet of the Company as of September 30, 2020 (the “Balance Sheet Date”) and the unaudited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows of the Company for the nine months ended September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments) and were derived from the books and records of the Company.

4.8 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or any of its Subsidiaries, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of business, (c) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), (d) disclosed in the Company Schedules or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.9 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company or any of its Subsidiaries, or otherwise affecting the Company, its Subsidiaries or their respective assets, including any condemnation or similar proceedings, that would individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries nor any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

4.10 Compliance with Laws.

(a) Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.16), and compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.20), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is, and since December 31, 2017 has been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of Section 4.10(a), the Company, its Subsidiaries and, to the Company’s knowledge, any Person acting on its behalf, is and has been in compliance with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, except to the extent a failure to comply with such Health Care Laws would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any Person acting on its behalf, has (i) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to any Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Health Care Law.

(d) Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, managers, Affiliates, employees or agents, is a party to any Contract with any physician, health care facility, hospital, nursing facility, home health agency or other person, other than Contracts which are in material compliance with all applicable Health Care Laws.

(e) To the Company’s knowledge, no officer, employee or agent of the Company or any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would reasonably be expected to provide a basis for any Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. The Company and its Subsidiaries have never employed or used in any capacity the services of any individual or any entity debarred under 21 U.S.C. § 335a(a) or any similar Laws, and neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws.

(f) Neither Company, its Subsidiaries nor, to the Company’s knowledge, their respective managers, officers, employees, agents or contractors, are currently debarred, suspended, or excluded from participation in any governmental health care program or any such action is pending or threatened.

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(g) Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, members, managers, agents, employees or any other Person acting for or on behalf of the Company, has directly or indirectly: (i) offered, solicited, made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or payment of any other consideration to any Person, private or public, regardless of form, whether in money, property or services: (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company; (D) to obtain, or in return for obtaining, a referral of business; or (E) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records.

(h) None of the Company nor any of its Subsidiaries: (i) is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or any other similar agreements imposed by any Governmental Authority, including, but not limited to, the Office of Inspector General of the Department of Health and Human Services and the United States Department of Justice, (ii) has a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to the Company’s knowledge, has been a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et seq.) litigation, (iv) has been served with or received any search warrant, subpoena, civil investigative demand or investigative contact letter by or from any Governmental Authority, or (v) to the Company’s knowledge, has committed any offense, taken any action, or omitted to take any action, which would reasonably be expected to be the basis for any of (i) through (iv) above.

(i) In the past five years, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company, any of its Subsidiaries, any officer, director, or to the knowledge of the Company, any manager, employee, agent or representative of Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(j) In the past five years, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the Company, any of its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, any of their respective employees or agents is a Person that is, or is owned or controlled by Persons that are, the subject of any sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.) or the U.S. Department of State, (ii) there has been no action taken by the Company, any of its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, any of their respective employees or agents in violation of any applicable International Trade Laws, (iii) none of the Company, its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, any of their respective employees or agents has been convicted of violating any International Trade Laws or been the subject of any investigation by a Governmental Authority related to violation of any applicable International Trade Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Schedules sets forth, as of the date hereof, a true, complete and accurate list of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are included in the Owned Intellectual Property, including owner, jurisdiction, serial and application numbers and application or registration date (the “Registered Intellectual Property”), all of which are subsisting and, to the Company’s knowledge, other than Registered Intellectual Property that is the subject of an application for registration, valid and enforceable. All material Registered Intellectual

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Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any material Registered Intellectual Property is pending or, to the Company’s knowledge, threatened or reasonably foreseeable, except for Registered Intellectual Property at the end of its maximum statutory term.

(b) The Company and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and have a valid and enforceable license to use and practice all other Company Intellectual Property, Company Software and IT Systems, except for such Owned Intellectual Property and other Company Intellectual Property, Company Software and IT Systems with respect to which the lack of such exclusive ownership or such license to use and practice would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. The Owned Intellectual Property and Owned Company Software are not subject to any outstanding Governmental Order or arbitral institutional award or order restricting the use or licensing thereof by the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries, except for any Governmental Order or arbitral institutional award or order that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, there is not, and within the three years preceding the date of this Agreement there has not been, any Actions pending or, to the Company’s knowledge, threatened in writing (including any demand letters or unsolicited offers to license) against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party by the Company or any of its Subsidiaries or the conduct of the Company’s or its Subsidiaries’ business or (ii) challenging the ownership, use, registration, validity or enforcement of any Owned Intellectual Property. The Company is not a party to any pending Actions, as of the date of this Agreement, (A) claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property, or (B) challenging the ownership, registration, validity or enforcement of any Intellectual Property of any third Person, except for any Action that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries, the conduct and operation of the Company’s and its Subsidiaries’ business including the use, provisions, support, reproduction, making, distribution, sale, license and display of its or any of their products and services and the Owned Intellectual Property have not in the six years preceding the date of this Agreement infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, Intellectual Property of any third party, except for any infringement, misappropriation or other violation that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have undertaken commercially reasonable efforts consistent with best practices in the industry in which they operate to protect and maintain the secrecy and confidentiality of all Trade Secrets and material confidential information included in the Owned Intellectual Property. Without limiting the foregoing, to the knowledge of the Company, there has been no unauthorized disclosure of any Trade Secrets or material confidential information of the Company or any of its Subsidiaries.

(e) No past and present director, officer or employee of the Company or any of its Subsidiaries has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has implemented policies whereby all past and present employees and contractors of the Company or any of its Subsidiaries who create or develop any Intellectual Property during the course of their employment or provision of services for the Company (or its applicable Subsidiaries) are required to assign to the Company (or its applicable Subsidiaries) all of such employee’s or contractor’s right, title and interest therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have (i) presently and irrevocably assigned to the Company (or its applicable Subsidiaries) all of such employee’s or contractor’s right, title and interest in and to such Intellectual Property that did not vest automatically in the Company (or one of its Subsidiaries) by operation of law (and, in the case of contractors, to the extent such

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Intellectual Property was intended to be proprietary to the Company), and (ii) waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Owned Intellectual Property including moral rights; except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no government funding and no facilities, material, information, Intellectual Property, personnel or other resources of any university, college, other educational institution or research center (each a “Designated Entity”) were used in the development, testing or commercialization of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any use, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(g) To the knowledge of the Company, the Company and its Subsidiaries are in material compliance with the terms and conditions of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company in any way.

(h) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property (including any Owned Company Software), (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property (including any Owned Company Software) or (iii) used Open Source Materials in or with any Owned Intellectual Property (including any Owned Company Software) or derived any Owned Intellectual Property (including any Owned Company Software from) any Open Source Materials, in each case, including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or any of its Subsidiaries to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute, license or enforce any Owned Intellectual Property or Owned Company Software including any restriction on the consideration to be charged therefor (collectively, “Copyleft Terms”).

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) with respect to all material Owned Company Software, the Company or its Subsidiaries is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software; (ii) neither the Company nor any of its Subsidiaries has disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code; and (iii) to the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software).

4.12 Privacy, Security, and HIPAA Compliance; IT Systems

(a) In connection with its Processing of any Protected Data in the custody, possession, or control of the Company, the Company is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company has implemented commercially reasonable physical, technical, organizational and administrative security regarding the confidentiality, integrity and availability of IT Systems and the Protected Data Processed by it or on its behalf.

(b) Since December 31, 2017, (i) to the Company’s knowledge, the Company has not experienced a security incident that has compromised the confidentiality, integrity, or availability of the IT Systems or Protected Data, and (ii) the Company has not received any notice of any claims, actions, investigations, inquiries or alleged

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violations of the Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Protected Data thereon, nor has the Company notified, nor been required by any Privacy and Security Requirements to notify, any person or entity of any violations of Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Protected Data thereon.

(c) The Company has established and implemented programs, procedures, policies, practices, training programs, and systems required to comply with HIPAA, relating to patient privacy or the security, use or disclosure of individually identifiable health information and PHI. Since December 31, 2017, the Company has not received any written notice from any Governmental Authority, regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information and PHI in violation of HIPAA or any other applicable Laws relating to the privacy, security and transmission of health information. To the Company’s knowledge, there has been no (i) Breach (as defined in 45 C.F.R. § 164.402), or (ii) successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) and state Laws, as applicable), involving individually identifiable health-related information, or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic PHI, held by or on behalf of the Company. To the extent required by HIPAA, the Company has entered into HIPAA compliant business associate agreements with all covered entities, business associates, and subcontractors (as such terms are defined under HIPAA), and the Company is and has been in compliance with all such business associate agreements, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business, including for the current and reasonably anticipated future needs of the business of the Company and its Subsidiaries; (ii) to the Company’s knowledge, there have been no unauthorized intrusions or breaches of the IT Systems (including the security thereof), or material failures of the IT Systems; (iii) the Company and its Subsidiaries have in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place; and (iv) to the Company’s knowledge, there have been no unauthorized intrusions or breaches of the IT Systems that, pursuant to any legal requirement, would require the Company or any of its Subsidiaries to notify customers or employees of such breach or intrusion.

(e) To the Company’s knowledge, none of the Company Software or IT Systems constitutes or contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, computer, tablet computer, handheld device or other device; or (ii) modifying, damaging or destroying any Software, data or file without a user’s consent.

4.13 Contracts; No Defaults.

(a) Section 4.13(a) of the Company Schedules contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries (other than Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Subsidiary of the Company, on the other hand) is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (all contracts required to be listed on Section 4.13 of the Company Schedules, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to Acquiror.

(i) each employee collective bargaining Contract;

(ii) each employment Contract and consultant and sales representatives Contract with any current officer, director, employee or natural-person consultant of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries (A) has continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

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(iii) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses, sublicenses or is granted rights from a third party under Intellectual Property including any covenants not to assert, waivers, releases, permissions, settlement or coexistence agreements but excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $1,500,000 per year, or (B) licenses, sublicenses or grants to a third party to any rights in or to the Owned Intellectual Property (including any covenants not to assert, waivers, releases, permissions, settlement or coexistence agreements but excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iv) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business, with any Person or in any geographic territory, or providing any exclusive rights to any party thereto or include rights of first refusal, negotiation or similar rights in any of its property, or requires the Company or any of its Subsidiaries to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or any person an exclusive right or “most favored nations” or similar pricing arrangement, in each case excluding customary confidentiality agreements (or clauses) and employee non-solicitation agreements (or clauses);

(v) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $1,000,000;

(vi) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company or any of its Subsidiaries since December 31, 2015 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vii) Contracts that are for the settlement of any Action and (A) obligate the Company or any of its Subsidiaries to make payments (or a series of payments) of $500,000 or more in the aggregate which have not been made or involve any equitable relief; and (B) in connection therewith, the Company or any of its Subsidiaries has admitted fault or culpability; and (C) which have not been fully performed;

(viii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 in any calendar year, in each case, other than transactions with customers and suppliers in the ordinary course of business or dispositions of obsolete equipment in the ordinary course of business;

(ix) any Contract the primary purpose of which is providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any of its Subsidiaries;

(x) any Contract relating to property or assets (whether real or personal, tangible or intangible) in which the Company or any of its Subsidiaries holds a leasehold interest (including the Real Estate Lease Documents) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xii) any Contract with any Governmental Authority;

(xiii) any Contract expected to result in revenue or require expenditures in excess of $2,000,000 in the calendar year ending December 31, 2020; and

(xiv) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company; and

(xv) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13.

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(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its applicable Subsidiary and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its applicable Subsidiary to the extent they are a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or its applicable Subsidiary or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since the Balance Sheet Date, the Company or its applicable Subsidiary has not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or its applicable Subsidiary or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the Balance Sheet Date through the date hereof, the Company or its applicable Subsidiary has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.14 Company Benefit Plans.

(a) Section 4.14(a) of the Company Schedules sets forth an accurate and complete list of each material Company Benefit Plan and denotes with an asterisk each material Non-U.S. Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each employment, consulting, equity-based, retirement, supplemental retirement, profit sharing, bonus, incentive, severance, termination, separation, change in control, retention, deferred compensation, vacation, paid time off, insurance, welfare, fringe, medical, dental, life or disability plan, program, policy, arrangement or Contract, and each other employee compensation, remuneration or benefit plan, program, policy, arrangement or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities. “Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or independent contractors working or engaged outside of the United States.

(b) With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, including any summary of material modifications thereto, (iii) the two most recent annual reports (Form 5500 series) filed with the Department of Labor with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination, advisory or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a preapproved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. At any point during the six year period prior to the date hereof, neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a Multiemployer Plan or Title IV of ERISA. At any point during the six year period prior to the date hereof, neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan or Contract with any consultant or natural-person independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Non-U.S. Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(g) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which could reasonably be expected to result in any material liability to the Company, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened, with respect to any Company Benefit Plan.

(h) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility (as determined under ERISA) or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which will subject the Company or any Subsidiary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to have a Material Adverse Effect.

(i) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employee, director, officer, or natural-person consultant or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) limit or restrict the Company’s right to materially amend or terminate any Company Benefit Plan on or following the Effective Time without incurring any penalty or liability, (v) require a “gross-up,” make-whole, indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

4.15 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council, and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or any of its

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Subsidiaries has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) since December 31, 2017, have been in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, child labor, civil rights, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) have not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since December 31, 2017, have not experienced any actual or, to the knowledge of the Company, threatened, strikes, lockouts, slowdowns, work stoppages, material labor grievances or arbitrations, or other labor disputes (including unfair labor practice charges, grievances, or complaints).

(c) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(d) To the knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company and its Subsidiaries, as applicable, in the jurisdiction in which such employees are employed in their current job capacities.

(e) Since December 31, 2017, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act of 1988 or any similar state or local Law.

(f) Since December 31, 2017, and except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, no allegations of sexual harassment or sexual misconduct have been made, or, to the knowledge of the Company, threatened to be made, against or involving any current or former officer, director or other key employee by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries.

4.16 Taxes.

(a) With respect to the following representations and warranties set forth in this Section 4.16(a), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) All Taxes of the Company and its Subsidiaries that are due and payable on or prior to the Closing Date have been (or will be) timely paid in full to the appropriate Governmental Authority on or prior to the Closing Date. Any such Taxes that relate to a Pre-Closing Tax Period that are not yet due and payable (A) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (B) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.

(ii) The Company and its Subsidiaries have timely (A) withheld and collected all Taxes required to have been withheld or collected by them in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (B) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

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(iii) Neither the Company nor any of its Subsidiaries is currently or has been within the past five years engaged in any audit, examination, or other administrative or judicial proceeding with a Governmental Authority with respect to Taxes (and no such proceeding is pending or, to the knowledge of the Company, threatened). Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of Taxes, other than any such deficiencies that have since been resolved.

(iv) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction.

(v) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is presently contesting the Tax liability of the Company or such Subsidiary, as applicable, before any Governmental Authority.

(vi) Neither the Company, any of its Subsidiaries, nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(vii) Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.

(ix) There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(x) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(xi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise.

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(xii) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other Person (including the Company Stockholders and any of their respective predecessors or Affiliates) under which PubCo, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any Person (except, in each case, for any such agreements that are commercial Contracts not primarily relating to Taxes).

(xiii) The Company is not, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv) The Company and its Subsidiaries are in compliance with applicable United States and foreign transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(xv) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(b) All income and other material Tax Returns required by Law to be filed by the Company and its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file such Tax Returns obtained in the ordinary course of business. Such Tax Returns are true, correct and complete in all material respects.

(c) The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(d) Other than the representations and warranties set forth in Section 4.14, this Section 4.16 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.16 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.16(a)(viii), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.18 Insurance. Section 4.18 of the Company Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (other than any insurance policies or programs underlying any Company Benefit Plan). True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Section 4.18 of the Company Schedules, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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4.19 Real Property; Assets.

(a) None of the Company or any of its Subsidiaries owns, or has ever owned, any real property. Neither he Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b) Section 4.19(b) of the Company Schedules contains a true, correct and complete list of all Leased Real Property, including the address of such property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or its applicable Subsidiary or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company or its applicable Subsidiary has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its applicable Subsidiary party thereto, or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. Neither the Company nor any its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or its applicable Subsidiary has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens. No condemnation or similar proceeding is pending or, to the knowledge of the Company, threatened with respect to any Leased Real Property which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any Leased Real Property and the improvements thereon (i) are prohibited by any Lien or Law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiaries, are and, during the last three years, have been in compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials at, in, on or under any Leased Real Property in connection with the operations of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are not subject to and have not received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of its Subsidiaries or the release, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

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(d) No Action is pending or, to the knowledge of the Company, threatened, and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s or any of the Company’s Subsidiaries’ compliance with or liability under Environmental Law.

(e) The Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any other property or facility leased or operated by the Company or any of its Subsidiaries in the last three years.

4.21 Absence of Changes.

(a) Since the Balance Sheet Date, there has not been any Effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Except in connection with the transactions contemplated by this Agreement, from the Balance Sheet Date through and including the date of this Agreement, the Company and each of its Subsidiaries (i) has, in all material respects, conducted its business and operated its properties in the ordinary course of business, and (ii) has not taken any action that would require the consent of Acquiror pursuant to Section 6.1 if such action had been taken after the date hereof.

4.22 Affiliate Agreements. Except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, neither the Company nor any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former director, manager, officer or employee of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent or more of the capital stock or equity interests of the Company or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (any transaction, agreement, arrangement or understanding with any of the Persons identified in clause (a), (b) or (c), a “Company Affiliate Agreement”).

4.23 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.24 Permits. The Company or one of its Subsidiaries has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate their properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.

4.25 Indebtedness. Section 4.25 of the Company Schedules sets forth the Indebtedness (including the Convertible Notes) of the Company and its Subsidiaries outstanding as of the date hereof, which shall be updated by the Company five Business Days prior to the Closing Date. The Company and its Subsidiaries has no other Indebtedness outstanding as of the date hereof except for Indebtedness set forth in Section 4.25 of the Company Schedules.

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4.26 Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.27 Customers and Suppliers.

(a) Section 4.27 of the Company Schedule sets forth (i) the top ten (10) customers of the Company and its Subsidiaries based on the dollar amount of revenues earned by the Company and its Subsidiaries during fiscal year ending December 31, 2020 (each, a “Material Customer”), and, with respect to each such customer, the aggregate revenues received from such Person during such period, and (ii) the 10 largest suppliers of materials, products or services to the Company and its Subsidiaries measured by the aggregate amount purchased during fiscal year ending December 31, 2020 (each, a “Material Supplier”) and, with respect to each such Material Supplier, the aggregate payments to such Person during such period.

(b) To the knowledge of the Company, no Material Customer or Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company and its Subsidiaries or to decrease or limit materially, its purchase of Company products or services.

4.28 Strategic Financing. The Company has made available to Acquiror prior to the date hereof a true, correct and complete copy of the Strategic Investor LOI, the terms of which are specified on Section 4.28 of the Company Schedules. Except as set forth in the Strategic Investor LOI, there are no conditions precedent to the obligations of the Strategic Investor to provide the Strategic Financing or any contingencies that would permit the Strategic Investor to reduce the total amount of the Strategic Financing. The Strategic Investor LOI has not been modified, altered or amended, nor, to the knowledge of the Company, is any such amendment, modification, withdrawal, termination or rescission currently contemplated. None of the commitments under the executed Strategic Investor LOI have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Strategic Investor LOI is (as to the Company and to the knowledge of the Company, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of the Strategic Investor LOI, other than any such default, breach or failure that has been irrevocably waived by the Strategic Investor or otherwise cured in a timely manner by the Company to the satisfaction of the Strategic Investor.

4.29 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the assets of the Company or its Subsidiaries, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Company or its Subsidiaries, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

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Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the (a) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies the correspondingly numbered representation, warranty or covenant specified therein) or (b) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding disclosures that are predictive, cautionary, or forward looking in nature), each of Acquiror and Merger Sub represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.1 Corporate Organization.

(a) Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.7) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Approval by the affirmative vote of the requisite number of shares, in person or represented by proxy and entitled to vote thereon, at the Special Meeting required to approve (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”) are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing). The Sponsor party to the Sponsor Agreement holds sufficient shares of the Acquiror Class B Common Stock, and has the authority, to waive application of Section 4.3(b)(ii) of the Certificate of Incorporation (the “Class B Anti-Dilution Protection”) in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).

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(c) The Acquiror Board has duly adopted resolutions: (i) determined that this Agreement, the Subscription Agreements, the Ancillary Agreements to which it is party and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Subscription Agreements, the Ancillary Agreements to which it is party and the transactions contemplated hereby and thereby (including the PubCo Charter), and (v) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and resolved to recommend that the Company Stockholders adopt this Agreement. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, (ii) determining that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Merger Sub and its sole stockholder and (iii) recommending that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.7 or on Section 5.7 of the Acquiror and Merger Sub Schedules, the execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.4 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.5 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

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(b) Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, officer, director or, to the knowledge of Acquiror, any manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.6 Employee Benefit Plans. Neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employee offer letters that can be terminated at any time without notice, severance or termination pay) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (collectively, “Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries, or (b) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, and Nasdaq and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.8 Financial Ability; Trust Account.

(a) As of the date hereof, Acquiror has no less than $345,000,000 in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”) (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commissions and other fees being held in the Trust Account), maintained by Continental Stock

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Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 21, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (b) entitle any Person (other than (i) any Acquiror Stockholder who is a Redeeming Stockholder, (ii) the underwriters of the Acquiror’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) or (iii) the Acquiror with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Acquiror Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(b) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by Acquiror and Merger Sub have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Neither Acquiror nor Merger Sub is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file such Tax Returns obtained in the ordinary course of business. Such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes of Acquiror and Merger Sub that are due and payable on or prior to the Closing Date have been (or will be) timely paid in full to the appropriate Governmental Authority on or prior to the Closing Date. Any such Taxes that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by Acquiror’s financial statements have been properly accrued and adequately disclosed on Acquiror’s financial statements in accordance with GAAP, and (ii) for periods not covered by Acquiror’s financial statements have been properly accrued on the books and records of Acquiror and Merger Sub in accordance with GAAP.

(c) Acquiror and Merger Sub have timely (i) withheld and collected all material amounts of Taxes required to have been withheld or collected by them in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

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(d) Neither Acquiror nor Merger Sub is currently or has been within the past five (5) years engaged in any audit, examination, or other administrative or judicial proceeding with a Governmental Authority with respect to Taxes (and no such proceeding is pending or, to the knowledge of Acquiror, threatened). Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or Merger Sub does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or Merger Sub, and no written request for any such waiver or extension is currently pending. Neither Acquiror nor Merger Sub is presently contesting the Tax liability of Acquiror or Merger Sub, as applicable, before any Governmental Authority.

(g) Neither Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(h) Neither Acquiror nor Merger Sub has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.

(j) There are no Liens with respect to Taxes on any of the assets of Acquiror or Merger Sub, other than Permitted Liens.

(k) Neither Acquiror nor Merger Sub has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Acquiror and Merger Sub are the only members).

(l) Neither Acquiror nor Merger Sub has any liability for the Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Acquiror), or has any liability for the Taxes of any other Person (other than Acquiror and Merger Sub) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise.

(m) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Acquiror or any predecessor or Affiliate thereof and any other Person under which the Company, Acquiror or Merger Sub could be liable for any Taxes or other claims of any Person (except, in each case, for any such agreements that are commercial Contracts not primarily relating to Taxes).

(n) Acquiror has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

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(o) Acquiror is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) Acquiror and Merger Sub are in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Acquiror.

(q) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r) Other than the representations and warranties set forth in Section 5.6, this Section 5.9 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.9 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.9(a), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10 Brokers’ Fees. Except for Goldman Sachs & Co. LLC, Morgan Stanley & Co., and J.P. Morgan Securities, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed or furnished, as applicable, on a timely basis, all forms, schedules, statements, certifications, reports and other documents, including any exhibits thereto, required to be filed with or furnished to the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

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(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Acquiror, neither Acquiror nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal controls utilized by Acquiror that would reasonably be expected to adversely affect Acquiror’s ability to record, process, summarize and report financial information for inclusion in the applicable financial statements, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Acquiror or (iii) any material complaints from any source regarding accounting, internal accounting controls or auditing matters.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Business Activities; Absence of Changes.

(a) Since the date of its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2), (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors and (iii) directors’ and officers’ liability insurance, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2)).

(d) There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

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(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the Transactions and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.2 if such action had been taken after the date of this Agreement.

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15 Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 380,000,000 shares of Acquiror Common Stock with a par value of $0.0001 per share, consisting of 380,000,000 shares of authorized Acquiror Class A Common Stock, and 20,000,000 shares of authorized Acquiror Class B Common Stock. Each Acquiror Warrant entitles the holder thereof to purchase one share of Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in such Acquiror Warrant. As of February 1, 2021, (A) no shares of preferred stock of Acquiror are issued and outstanding; (B) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding; (C) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding; (D) 17,433,334 Acquiror Warrants, consisting of (x) 11,500,000 Acquiror Public Warrants and (y) 5,933,334 Acquiror Private Placement Warrants, of which 5,933,334 Acquiror Private Placement Warrants are held by the Sponsor, have been issued; and (E) 16,489,338 Acquiror Units remain outstanding. All of the issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract.

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(b) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements, and the Non-Redemption Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Class A Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents or the Trust Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Other than the Lock-Up Agreements, Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than Merger Sub) or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16 Nasdaq Stock Market Quotation. The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “FCACU” (with respect to the Acquiror Units), “FCAC” (with respect to the Acquiror Class A Common Stock) and “FCACW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Public Warrants or terminate the listing of the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Public Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Public Warrants under the Exchange Act, except as contemplated by this Agreement.

5.17 Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the Acquiror SEC Reports and except for the documents to be executed by Acquiror in connection with the Equity Financing and the other Transactions, neither Acquiror nor any of its Subsidiaries is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Acquiror’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

5.18 Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any of Acquiror or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

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5.21 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Agreement.

5.22 Non-Redemption Agreements. The Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, correct and complete copies of each Non-Redemption Agreement. Each Non-Redemption Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any other party thereto. Each Non-Redemption Agreement is a legal, valid and binding obligation, subject to the terms therein, of Acquiror and, to the knowledge of Acquiror, each other party thereto, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, any such Non-Redemption Agreement violates any Laws. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Non-Redemption Agreement.

5.23 Equity Financing. Section 5.23 of the Acquiror and Merger Sub Schedules sets forth a complete list of the Equity Investors entering into Subscription Agreements that as of the date hereof pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire Acquiror Common Stock immediately prior to the Closing. Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing. There are no other agreements, side letters or arrangements relating to the Equity Financing to which Acquiror or any of its Affiliates is a party that could impose conditions to the funding of the Equity Financing, other than those set forth in the Subscription Agreements. As of the date hereof, Acquiror does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Subscription Agreements at the time it is required to consummate the Closing hereunder. None of the executed Subscription Agreements have been modified, altered or amended, nor, to the knowledge of Acquiror, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Subscription Agreements are (or shall be when executed) (as to Acquiror and to the knowledge of the Acquiror, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Acquiror under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by Acquiror to the satisfaction of such Equity Investor.

Article VI
COVENANTS OF THE COMPANY

6.1 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Section 6.1 of the Company Schedules, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as taken (or omitted to be taken) reasonably in response to conditions arising from COVID-19 (including in response to any COVID-19 Measures) or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, and (ii) use commercially reasonable efforts to maintain all insurance

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policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Schedules, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) except as required by Section 6.9 and except for the amendment of the Company Certificate of Incorporation to provide for Series D Preferred on the terms specified in transaction documents with respect to the Strategic Financing, including the Strategic Investor LOI (which transaction documents will be subject to Acquiror’s prior written approval, not to be unreasonably withheld, conditioned or delayed so long as such transaction documents are consistent with the Strategic Investor LOI), change or amend the certificate of incorporation or the bylaws of the Company;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except with respect to Company Options outstanding as of the date hereof pursuant to the Company Group Stock Plans, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests or (iv) except for the issuance of Series D Preferred as contemplated by the transaction documents with respect to the Strategic Financing, including the Strategic Investor LOI (which transaction documents will be subject to Acquiror’s prior written approval, not to be unreasonably withheld, conditioned or delayed so long as such transaction documents are consistent with the Strategic Investor LOI), issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(c) enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Owned Intellectual Property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $10,000,000 in the aggregate, other than (A) Permitted Liens or (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof: (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or natural-person independent contractor of the Company or its Subsidiaries, other than increases to officers that do not exceed 5% individually or 3% in the aggregate or increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate any stock option plan or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or natural-person independent contractors of the Company or its Subsidiaries (or newly-hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan

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(including the Company Group Stock Plans), (iv) grant any new awards under any Company Benefit Plan (including the Company Group Stock Plans), (v) amend or modify any outstanding award under any Company Benefit Plan (including the Company Group Stock Plans), (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, independent contractors or employees, (viii) hire or engage any new employee or natural-person independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000, other than in the ordinary course of business, or (ix) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof for an aggregate purchase price not in excess of an amount equal to $200 million less the aggregate purchase price paid or to be paid (including the maximum amount to be paid in respect of future payments in respect of the purchase price) under the doc.ai Acquisition Agreement; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) set forth in the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation or a Company Benefit Plan, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return or a claim for refund of material Taxes, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial Contract not primarily related to Taxes);

(j) knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $10,000,000 in the aggregate;

(n) (i) incur, create, assume refinance or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of the Company or any of its Subsidiaries (other than incurrence of Indebtedness under the Company or any of its Subsidiaries’ respective credit facilities entered into prior to the date of this Agreement, other than loans, advances or capital contributions made by the Company or one of its wholly owned Subsidiaries to the Company or one of its Subsidiaries), other than in connection with the

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promissory note to be issued pursuant to the terms of the doc.ai Acquisition Agreement and other than in excess of $5,000,000 individually or $15,000,000 in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by the Company or one of its wholly owned Subsidiaries to one of its other wholly owned Subsidiaries) other than in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(o) cancel or forgive any Indebtedness owed to the Company or one of the Company’s Subsidiaries;

(p) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.1(p) shall not restrict the Company from extending its business into new geographies);

(q) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r) (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property (including any Owned Company Software) to Copyleft Terms; and

(s) enter into any agreement to take any action prohibited under this Section 6.1.

6.2 Inspection. During the Interim Period, the Company shall give, and shall cause each its Subsidiaries to give, Acquiror and its Representatives reasonable access, upon reasonable advance notice (of at least 24 hours prior written notice), during normal business hours to the senior management, properties, books and records of the Company and its Subsidiaries and, during such period, shall furnish to Acquiror and its Representatives such additional financial and operating data and other information regarding the business of the Company and its Subsidiaries as Acquiror and its Representatives may reasonably request, solely for purposes of consummating the transactions contemplated by this Agreement; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of such Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of such Company or Company’s Subsidiary or in light of COVID-19 or any COVID-19 Measures, jeopardize the health or safety of any employee of such Company (which may require remote and telephonic meetings), and (b) neither Company nor any of its Subsidiaries is under any obligation to disclose hereunder any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that in any such case, the applicable parties shall cooperate and use commercially reasonable efforts to provide Acquiror and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law (including HIPAA) or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 6.2 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the parties contained in this Agreement or the conditions hereunder to the obligations of the parties hereto. All information provided pursuant to this Section 6.2 shall remain subject in all respects to the Confidentiality Agreement.

6.3 Company Support Agreements.

(a) The Company shall obtain promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, counterparts to the support agreements in the form attached hereto as Exhibit I (the “Company Support Agreement”) duly executed by the Company Stockholders holding at least a majority of the voting power of the outstanding shares of Company Capital Stock pursuant to which such Company Stockholders have agreed to vote their shares in favor of the Transactions and who can give the Company Requisite Approval.

(b) As promptly as reasonably practicable, and in any event within five Business Days following the date on which the Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror a true, complete and correct copies of Company Support Agreements executed by each holder of Convertible Notes and each holder of Company Warrants, to the extent such holders have not delivered counterparts to the Company Support Agreement in accordance with the first sentence of this Section 6.3 and (ii) obtain the consent of the Person listed in Section 6.3 of the Acquiror Schedules.

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(c) Without limiting the foregoing, any Convertible Note that is not converted into Company Preferred Stock prior to the Effective Time shall be Payoff Indebtedness and, to the extent permitted thereunder, shall be repaid in accordance with Section 6.8; provided that, notwithstanding the foregoing, if consent of the holder of the Convertible Note is required under such Convertible Note to permit the Company to pre-pay any amounts outstanding under such Convertible Note, the Company shall use reasonable best efforts to obtain consent thereunder.

6.4 No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.

6.5 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated September 23, 2020, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by September 24, 2022, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.5 shall survive the termination of this Agreement for any reason.

6.6 Proxy Solicitation; Other Actions. The Company has provided to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror on the date hereof, the audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and stockholders’ deficit and statements of cash flows as of and for the years ended December 31, 2018 and 2019, and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and stockholders’ deficit and statements of cash flows as of and for the nine-month period ended September 30, 2020, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (i) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (ii) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

6.7 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.1, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that

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immediately following the execution of this Agreement it shall, and it shall cause its Subsidiaries to, use reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Named Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within 24 hours of the execution of this Agreement, the Company shall request each Person (other than Acquiror and Merger Sub and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal involving the Company (and with whom the Company has had contact in the 12 months prior to the date of this Agreement regarding an Acquisition Proposal involving the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within 24 hours) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.7 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.7 by the Company.

(b) For purposes of this Section 6.7, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (ii) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.8 Payoff Indebtedness. The Company shall use reasonable best efforts to negotiate and submit the Debt Payoff Letters to Acquiror no later than five Business Days prior to the Closing Date. Without limiting the foregoing, the Company shall reasonably cooperate with and take all actions reasonably requested by Acquiror in order to facilitate the termination and payoff of all of the Payoff Indebtedness (and related release of Liens) at the Closing.

6.9 Charter Amendment. The Company shall use its reasonably best efforts to, no later than the date that is 10 Business Days after the date of this Agreement, amend the Company Certificate of Incorporation in a form previously made available to Acquiror or in a form otherwise reasonably acceptable to Acquiror.

Article VII
COVENANTS OF ACQUIROR

7.1 Subscription Agreements. Subject to the terms hereof, Acquiror shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acquiror shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acquiror has become aware and of any termination (or alleged or purported termination) of the Subscription Agreements. Acquiror shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing in any material respect, (iii) adds or imposes new material conditions or amends in any material respect the existing conditions to the consummation of the Equity Financing or (iv) is materially adverse to the interests of the Company.

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7.2 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Section 7.2 of the Acquiror and Merger Sub Schedules or as expressly contemplated by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as taken (or omitted to be taken) reasonably in response to conditions arising from COVID-19 (including in response to any COVID-19 Measures) or as required by Law, Acquiror shall not and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Non-Redemption Agreements, the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Class A Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return or a claim for refund of material Taxes, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial Contract not primarily related to Taxes);

(iv) knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) other than as contemplated by this Agreement, enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to Acquiror, any of its Subsidiaries or the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 5.17 of the Acquiror and Merger Sub Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 5.17 of the Acquiror and Merger Sub Schedules) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix) (A) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein;

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(x) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii) enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties;

(xvi) (A) enter into or adopt any Benefit Plan, except the Acquiror Omnibus Incentive Plan pursuant to Section 7.12(a), (B) enter into any employment agreement or collective bargaining agreement or (C) other than in the ordinary course of business, hire any employee or any other individual who is providing or will provide services to Acquiror or its Subsidiaries if such new employee or independent contractor will receive annual base compensation in excess of $300,000 following the Closing; or

(xvii) enter into any agreement to take any action prohibited under this Section 7.2.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.3 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of Acquiror Class A Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.9; (c) payment of the Payoff Indebtedness, (d) payment of the Transaction Bonuses, (e) the balance after payment and disbursement of the amounts required under the foregoing clauses (a), (b), (c) and (d), to be disbursed to PubCo, and (f) solely to the extent the aggregate cash available to Acquiror at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer) exceeds $401,000,000, the payment of the Cash Consideration.

7.4 Inspection. During the Interim Period, Acquiror shall give the Company and its Representatives reasonable access, upon reasonable advance notice (of at least 24 hours prior written notice), during normal business hours to the senior management, properties, books and records of Acquiror and, during such period, shall furnish to the Company and its Representatives such additional financial and operating data and other information regarding the business of Acquiror as the Company and its Representatives may reasonably request, solely for purposes of consummating the transactions contemplated by this Agreement; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of such Acquiror’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of Acquiror or in light of COVID-19 or any COVID-19 Measures, jeopardize the health or safety of any employee of Acquiror (which may require remote and telephonic meetings), and (b) Acquiror is not under any obligation to disclose hereunder any information (i) the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law, (ii) that relates to potential

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counterparties in any business combination transaction (including the Company) or (iii) would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that, with respect to clauses (i) and (iii), the applicable parties shall cooperate and use commercially reasonable efforts to provide the Company and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law (including HIPAA) or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 7.1 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the parties contained in this Agreement or the conditions hereunder to the obligations of the parties hereto. All information provided pursuant to this Section 7.1 shall remain subject in all respects to the Confidentiality Agreement.

7.5 Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure the shares of Acquiror Class A Common Stock continue to be listed on Nasdaq.

(b) Acquiror shall use reasonable best efforts to cause the PubCo Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.6 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.7 Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Class A Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of PubCo following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.8 Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination to which Acquiror would be party (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.9 Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Agreement or any Non-Redemption Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and each Non-Redemption Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement or any Non-Redemption Agreement of which Acquiror becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Agreement or any Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

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7.10 Stockholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing of, an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.11 Written Consent of Merger Sub. Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.12 Incentive Equity Plan/Transaction Bonus Pool.

(a) Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, the Acquiror Omnibus Incentive Plan (with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company, as applicable)). Within seven Business Days following the expiration of the 60-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Acquiror Common Stock issuable under the Acquiror Omnibus Incentive Plan.

(b) Transaction Bonus Pool. Prior to the Closing Date the Company shall enter into bonus letters with the persons listed in Section 7.12(b) of the Acquiror Schedules in a form reasonably acceptable to Acquiror (the “Transaction Bonus Letters”) that are contingent on the Closing and that provide for the payment of the bonuses listed in Section 7.12(b) of the Acquiror Schedules as soon as practicable following the Closing Date. The bonuses payable pursuant to the Transaction Bonus Letters, collectively, shall not exceed $10 million in the aggregate (each such bonus, a “Transaction Bonus”).

(c) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.12 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.13 Obligations as an Emerging Growth Company and a Controlled Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq; and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

7.14 Payoff Indebtedness. Acquiror shall pay and discharge, on behalf of the Company and its Subsidiaries, the amount payable to each counterparty or holder of Payoff Indebtedness, as specified in the applicable Debt Payoff Letters.

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7.15 Employment Agreements. Without limiting the Company’s obligations under Section 6.1, following the date hereof and prior to the Closing, the Company Board (or a committee thereof) will review, and Acquiror will reasonably cooperate in such review, the employment agreements currently in place with individuals who will, after the Effective Time, be “named executive officers” of PubCo (as defined in Item 402 of Regulation S-K under the Securities Act) and use its commercially reasonable efforts to negotiate with such individuals to make such changes that the Company Board (or a committee thereof) reasonably determines (following consultation with a reputable compensation consulting firm and Acquiror) are necessary or appropriate in light of the employment agreements for named executive officers of the Company’s peer group and proxy advisor guidelines for good pay practices applicable to PubCo after the Effective Time.

Article VIII
JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.7, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.2 Preparation of Registration Statement; Special Meeting; Company Requisite Approval.

(a) As promptly as practicable following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall promptly provide to Acquiror such information concerning the Company (including, for the avoidance of doubt, any Company financial statements) and the Company Stockholders as is either required by the Securities Laws or reasonably requested by Acquiror for inclusion in the Registration Statement or any registration statement in connection with the Equity Financing. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that the Registration Statement, (i) as of the Effective Time, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or (ii), at any time prior to the Effective Time, information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of

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shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement as promptly as practicable after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary to consummate the transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, Amendment Proposal, Stock Issuance Proposal and the Acquiror Omnibus Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting.

(d) Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to the Acquiror Stockholders and (iii) solicit proxies from the Acquiror Stockholders to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation, except as required by Law. Notwithstanding the foregoing provisions of this Section 8.2(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e) As promptly as reasonably practicable, and in any event within five Business Days following the date on which the Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to obtain and deliver to Acquiror a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Acquiror) evidencing the Company Requisite Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the Company Requisite Approval, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.2(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation.

(f) In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this Section 8.2 nor any other provision in this Agreement shall require counsel to Acquiror or its tax advisors to provide an opinion that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code or the Merger and the contributions by the Equity Investors of cash to Acquiror in exchange for Acquiror Common Stock through the Equity Financing pursuant to, and in accordance with, the terms of this Agreement and the Subscription Agreements, together constitutes an integrated transaction that qualifies under Section 351 of the Code.

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8.3 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b) Tax Treatment. Acquiror, Merger Sub and the Company intend that the Transactions qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed in a manner consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) The Company shall have the authority and obligation (at its sole cost and expense) to prepare, or cause to be prepared, all Tax Returns of the Company and its Subsidiaries that are due with respect to any taxable period ending on or before the Closing Date and that are prepared from the date of this Agreement until the Closing Date (each such Tax Return, a “Pre-Closing Return”); provided, that the Company shall submit all Pre-Closing Returns (including, for the avoidance of doubt, Pre-Closing Returns that have not been filed as of the date hereof but are required to be filed on or before the Closing Date) to Acquiror no later than 30 days prior to the due date of such Pre-Closing Returns for its review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed. Such Pre-Closing Returns shall be prepared by treating items on such Pre-Closing Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, or, if past practice is inconsistent with applicable Law, consistent with applicable Law, with respect to such items. If Acquiror consents to such Pre-Closing Returns, the Company and its Subsidiaries shall execute and file such Tax Returns as prepared by such Stockholder Representative. In addition, the Company shall pay, on or prior to five days before the due date, any amount due and payable by the Company and its Subsidiaries on such Pre-Closing Returns, except to the extent any such amount was paid on, or prior to, the Closing Date.

(e) To the extent permitted by applicable Law, a “push out” election pursuant to Section 6226 of the Code (or any state or local equivalent thereof) with respect to any Subsidiary of the Company that is or previously has been, as of the Closing Date, treated as a partnership for U.S. federal income tax purposes, shall be made, or caused to be made, in connection with any imputed underpayment of Taxes for any taxable period ending on or before the Closing Date.

(f) Each Company Stockholder shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between such Company Stockholder or any predecessor or Affiliate thereof, on the one hand, and the Company or its Subsidiaries, on the other hand, for all Taxes, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(g) On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(h) Acquiror, the Company, its Subsidiaries, and the Stockholder Representative, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company and its Subsidiaries and any audit, litigation or other Action with respect to Taxes of the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request and at the other party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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8.4 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided, further that, subject to Section 6.2 and this Section 8.4, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.5 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

8.6 Insurance and Indemnity Matters.

(a) From and after the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, Acquiror and their respective Subsidiaries, or any other person that may be a director or officer of the Company or any of its Subsidiaries or Acquiror or any of its Subsidiaries prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.6, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.6)). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to such Persons than the provisions of the certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement of the Company, Acquiror or their respective Subsidiaries and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.6.

(b) For a period of six years from the Effective Time, PubCo shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror) on terms not

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less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company or Acquiror, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) if the cost of such insurance coverage exceeds such amount, PubCo obtain a policy with the greatest coverage available for a cost not exceeding such amount, (ii) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, and (iii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.6 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.6. The obligations of PubCo and the Surviving Company under this Section 8.6 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.6 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.6 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.6.

8.7 Efforts to Consummate; HSR Act and Regulatory Approvals.

(a) Each of Acquiror and the Company and their respective Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws all Approvals as are necessary for the consummation of the Transactions and (ii) promptly (and, with respect to the HSR Act, in no event later than 10 Business Days after the date hereof) make all necessary filings (and if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the Transactions required under the HSR Act or any other applicable Antitrust Law.

(b) Each of Acquiror and the Company shall, to the extent permitted, request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions, (iii) prevent the entry in any Action brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, restrict, prevent, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iv) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Without limiting the generality of Acquiror and the Company undertaking pursuant to Section 8.7(a), each of Acquiror and the Company agrees to use its reasonable best efforts to take all steps necessary to obtain all Approvals under any Antitrust Law that may be required by any Governmental Authority to enable Acquiror and the Company to close the Transactions no later than the Termination Date, excluding (i) proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of Acquiror and the Company or their Subsidiaries or Affiliates as are required to be divested in order to

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avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other Governmental Order that would make the Transactions unlawful or would otherwise materially delay or prevent the consummation of the Transactions, (ii) terminating, modifying, or assigning existing relationships, Contracts, or obligations of Acquiror and the Company, their Subsidiaries or Affiliates or those relating to any assets, properties, or businesses to be acquired by Acquiror pursuant to this Agreement, or (iii) changing or modifying any course of conduct regarding future operations of Acquiror and the Company, their Subsidiaries or Affiliates or the assets, properties, or businesses to be acquired by Acquiror pursuant to this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.7 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, Acquiror’s Affiliates and investors, including the Sponsor, the Non-Redeeming Stockholders, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, the Non-Redeeming Stockholders, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, the Non-Redeeming Stockholders or of any such investment fund or investment vehicle to take any action in connection with (i) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (ii) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(e) Each of Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.7 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.7 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.7 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(f) Acquiror, on the one hand, and the Company, on the other hand, shall each pay 50% of all filing fees payable in connection with the HSR Act in connection with the transactions contemplated by this Agreement.

(g) Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining

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of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.7(g) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders or any such investment fund or investment vehicle.

Article IX
CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Law or Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Offer Completion. The Offer shall have been completed in accordance with this Agreement and the Acquiror Organizational Documents.

(d) Net Tangible Assets. The Acquiror shall not have redeemed shares of Acquiror Class A Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(h) Listing. The PubCo Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq.

(i) doc.ai Acquisition. The Company shall have consummated the doc.ai Acquisition.

9.2 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.1(a) (Due Incorporation), Section 4.3 (Due Authorization), Section 4.6 (Capitalization) (other than Section 4.6(a) (Capitalization)) and Section 4.17 (Brokers’ Fees) in each case shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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(ii) The representations and warranties of the Company contained in Section 4.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.

(iii) The representations and warranties of the Company contained in Section 4.6(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), other than de minimis inaccuracies.

(iv) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.2(a)(i), Section 9.2(a)(ii) and Section 9.2(a)(iii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would result in a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled.

(e) Earnout Escrow Agreement. The Stockholder Representative shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.

(f) Lock-Up Agreements. The Lock-Up Stockholders shall deliver to Acquiror executed counterpart signature pages to the Lock-Up Agreements duly executed by such Lock-Up Stockholders and PubCo, which shall be effective immediately following the Effective Time.

(g) Consummation of the Strategic Financing. The Strategic Financing shall have been consummated in accordance with the terms of the Strategic Investor LOI.

9.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of Acquiror and Merger Sub contained in Section 5.15(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (immediately prior to the effectiveness of the PubCo Charter) (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), other than de minimis inaccuracies.

(ii) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.15(a) (Capitalization)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the Transactions.

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(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d) PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e) Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

(f) Earnout Escrow Agreement. Acquiror shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.

(g) Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer, but before giving effect to the consummation of the Closing, the payment of the Outstanding Acquiror Expenses and the Outstanding Company Expenses, the payment of the Transaction Bonuses, the payment of the Payoff Indebtedness or the consummation of the doc.ai Acquisition) plus the proceeds of the Strategic Financing shall equal or exceed $400,000,000.

9.4 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by written notice to the Company from Acquiror if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the Closing has not occurred on or before August 31, 2021 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Law or Governmental Order; provided that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Law or Governmental Order;

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(c) by written notice to Acquiror from the Company if

(i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror or Merger Sub, as applicable, continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period;

(ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this Section 10.1(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Law or Governmental Order; provided, that the right to terminate this Agreement under this Section 10.1(c)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Law or Governmental Order;

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e) by written notice to the Company from the Acquiror if (i) the duly executed counterparts to the Company Support Agreements referred to in Section 6.3 shall not have been delivered to the Acquiror by the end of the day following the date of this Agreement or (ii) if the Company Requisite Approval shall not have been obtained in accordance with (and by the time specified in) Section 8.2(e).

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.5. The provisions of Section 6.5, Section 8.4, this Section 10.2 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI
MISCELLANEOUS

11.1 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

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11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)        If to Acquiror or Merger Sub, to:

Falcon Capital Acquisition Corp.

660 Madison Avenue, 12th Floor

New York, NY 10065

Attn: Alan G. Mnuchin

Email: agm@ariliam.com

with a copy to (which shall not constitute notice):

White& Case LLP 1221 Avenue of the Americas New York, NY 10020
Attn:	Joel Rubinstein
Bryan J. Luchs
Email:	joel.rubinstein@whitecase.com
bryan.luchs@whitecase.com

(b)        If to the Company to:

Sharecare, Inc.

255 East Paces Ferry Road

Atlanta, GA 30305

Attn: General Counsel

Email: henry.jay@sharecare.com

with a copy to (which shall not constitute notice):

King& Spalding LLP 1180 Peachtree Street, NE Atlanta, GA 30309
Attn:	Rahul Patel
Keith Townsend
John Anderson
Email:	rpatel@kslaw.com
ktownsend@kslaw.com
john.anderson@kslaw.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

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11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.6, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.16 and (c) the Sponsor is an intended third-party beneficiary of Section 3.6.

11.5 Expenses. Except as otherwise provided herein (including Section 3.7, Section 8.3(a) and Section 8.7(f)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated October 8, 2020, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of

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Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Named Party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

11.16 Stockholder Representative.

(a) The Company Stockholders have designated Colin Daniel as the Stockholder Representative (in such capacity, the “Stockholder Representative”), and approval and adoption of this Agreement by the Company Stockholders shall constitute (i) the ratification and approval of such designation, and (ii) the irrevocable appointment of the Stockholder Representative as each Company Stockholder’s representative, attorney-in-fact and agent, with full

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power of substitution to act in the name, place and stead of each Company Stockholder in accordance with the terms and provisions of this Agreement and to act on behalf of each Company Stockholder in any amendment of or litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power (A) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the Transactions, (B) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions, (C) to make decisions with respect to the distribution and allocation of the Stockholder Earnout Shares, (D) to retain counsel, experts and other agents (any Representatives so retained, the “Retained Agents”), and (E) to enter into any settlement or submitting any dispute relating to the Earnout Shares. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act. The Stockholder Representative will not be liable to the Company Stockholders for any act taken or omitted by it as permitted under this Agreement and the Transactions, except if such act is taken or omitted in bad faith or by willful misconduct. The Stockholder Representative will also be fully protected against the Company Stockholders in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof). In the absence of bad faith or willful misconduct by the Stockholder Representative, the Stockholder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Stockholder Representative may resign at any time after giving 30 days’ notice to the Company and the Company Stockholders, and the Stockholder Representative may be removed by the vote of Persons that collectively constituted the requisite Company Stockholders as of immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination). If a Stockholder Representative has resigned or been removed, a new Stockholder Representative shall be appointed by a vote of stockholders constituting the Company Stockholders as of immediately prior to the Effective Time, such appointment to become effective upon the written acceptance thereof by the new Stockholder Representative. The designation of any Person as the Stockholder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Company Stockholders.

(b) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon all Company Stockholders. Acquiror may conclusively rely upon, without independent verification or investigation, all statements, representations and decisions made by the Stockholder Representative in connection with this Agreement in writing and signed by the Stockholder Representative and shall have no liability to the Company Stockholders and the Stockholder Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the Stockholder Representative.

11.17 Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any

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party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Non-Redemption Agreements, the Sponsor Agreement, the Acquiror Support Agreement, the Company Support Agreements, the Earnout Escrow Agreement and the Lock-Up Agreements (each of which is being made solely by the Person expressly making such representation in the applicable agreement and not by any other Person).

[signature page follows]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

FALCON CAPITAL ACQUISITION CORP.
By:	/s/ Alan G. Mnuchin
	Name:	Alan G. Mnuchin
	Title:	Chief Executive Officer and Chairman
FCAC MERGER SUB, INC.
By:	/s/ Alan G. Mnuchin
	Name:	Alan G. Mnuchin
	Title:	Director
SHARECARE, INC.
By:	/s/ Justin Ferrero
	Name:	Justin Ferrero
	Title:	Chief Financial Officer
STOCKHOLDER REPRESENTATIVE
By:	/s/ Colin Daniel
	Name:	Colin Daniel
	Title:	Stockholder Representative

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Annex B

FORM OF PUBCO CHARTER

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Falcon Capital Acquisition Corp.

[_________ __], 2021

Falcon Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The name of the Corporation is “Falcon Capital Acquisition Corp.”.  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2020 (the “Original Certificate”) under the name “Falcon Capital Corp I”.

2.     The First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 22, 2020 (the “First A&R Certificate”). The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 23, 2020 (the “Second A&R Certificate”). The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on September 21, 2020 (the “Third A&R Certificate”).

3.     This Fourth Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Third A&R Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.     This Fourth Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.     The text of the Third A&R Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Sharecare, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.]

Article IV
CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [615,000,000] shares, consisting of (a) [600,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [15,000,000] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Annex B-1

Section 4.2    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)     Voting.

(i)     Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)     Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)     Dividends.  Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     Liquidation, Dissolution or Winding Up of the Corporation.  Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board.  The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, a number of shares of such class or classes necessary to effect the conversion of any such rights, warrants and options created and issued by the Corporation.

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Article V
BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fourth Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fourth Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)     The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)     Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Fourth Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Fourth Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)     Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3    Newly Created Directorships and Vacancies.  Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Annex B-3

Section 5.4    Removal.  Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5    Preferred Stock—Directors.  Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.  Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent.  Except as may be otherwise provided for or fixed pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director.  Any

Annex B-4

amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2  shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fourth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fourth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Annex B-5

Article X
ANTITAKEOVER

The Corporation expressly elects to be governed by Section 203 of the DGCL.

Article XI
AMENDMENT OF FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fourth Amended and Restated Certificate and the DGCL; provided, however, that, notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Fourth Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Fourth Amended and Restated Certificate of Incorporation and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fourth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Article XII
Exclusive forum for certain lawsuits

Section 12.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Fourth Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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Article XIII
Severability

If any provision or provisions (or any part thereof) of this Fourth Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fourth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Fourth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

Annex B-7

IN WITNESS WHEREOF, Falcon Capital Acquisition Corp. has caused this Fourth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Falcon Capital Acquisition Corp.

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

Annex B-8

Annex B-1

Sharecare, Inc.

Form of Certificate of Designations

Series A Convertible Preferred Stock

[__], 2021

Annex B-1 Page Nos.
Section 1.	Definitions	B-1-1
Section 2.	Rules of Construction	B-1-7
Section 3.	The Convertible Preferred Stock	B-1-8
(a)	Designation; Par Value	B-1-8
(b)	Number of Authorized Shares	B-1-8
(c)	Form, Dating and Denominations	B-1-8
(d)	Method of Payment; Delay When Payment Date is Not a Business Day	B-1-9
(e)	Transfer Agent; Register	B-1-9
(f)	Legends	B-1-9
(g)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	B-1-10
(h)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or Redeemed	B-1-11
(i)	Status of Retired Shares	B-1-11
(j)	Replacement Certificates	B-1-11
(k)	Registered Holders	B-1-12
(l)	Cancellation	B-1-12
(m)	Shares Held by the Company or its Affiliates	B-1-12
(n)	Outstanding Shares	B-1-12
(o)	Repurchases by the Company and its Subsidiaries	B-1-13
(p)	Notations and Exchanges	B-1-13
(q)	CUSIP and ISIN Numbers	B-1-13
Section 4.	Ranking	B-1-13
Section 5.	Dividends	B-1-13
(a)	Generally	B-1-13
(b)	Participating Dividends.	B-1-13
(c)	Treatment of Dividends Upon Redemption or Conversion	B-1-14
Section 6.	Rights Upon Liquidation, Dissolution or Winding Up	B-1-14
(a)	Generally	B-1-14
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	B-1-14
Section 7.	Mandatory Redemption	B-1-14
(a)	Mandatory Redemption	B-1-14
(b)	Redemption Prohibited in Certain Circumstances	B-1-14
(c)	Payment of the Mandatory Redemption Price	B-1-15
Section 8.	Redemption of Convertible Preferred Stock upon a Change of Control	B-1-15
(a)	Change of Control Redemption	B-1-15
(b)	Funds Legally Available for Payment of Change of Control Redemption Price	B-1-15
(c)	Change of Control Redemption Date	B-1-15
(d)	Change of Control Redemption Price	B-1-15
(e)	Change of Control Redemption Notice	B-1-15
(f)	Withdrawal of Change of Control Redemption Notice	B-1-16
(g)	Payment of the Change of Control Redemption Price	B-1-16
Section 9.	Voting Rights	B-1-16
(a)	Voting and Consent Rights with Respect to Specified Matters	B-1-16
(b)	Right to Vote with Holders of Common Stock on an As-Converted Basis	B-1-17
(c)	Procedures for Voting and Consents	B-1-17

Annex B-1-i

Annex B-1 Page Nos.
Section 10.	Conversion.	B-1-17
(a)	Generally	B-1-17
(b)	Conversion at the Option of the Holders	B-1-17
(c)	Mandatory Conversion at the Company’s Election	B-1-18
(d)	Conversion Procedures	B-1-19
(e)	Settlement upon Conversion.	B-1-20
(f)	Conversion Price Adjustments	B-1-21
(g)	Voluntary Conversion Price Decreases	B-1-23
(h)	Effect of Common Stock Change Event	B-1-23
Section 11.	Certain Provisions Relating to the Issuance of Common Stock	B-1-25
(a)	Equitable Adjustments to Prices	B-1-25
(b)	Reservation of Shares of Common Stock	B-1-25
(c)	Status of Shares of Common Stock	B-1-25
(d)	Taxes Upon Issuance of Common Stock	B-1-25
Section 12.	Calculations	B-1-25
(a)	Responsibility; Schedule of Calculations	B-1-25
(b)	Calculations Aggregated for Each Holder	B-1-25
Section 13.	Tax Treatment	B-1-25
Section 14.	Notices	B-1-26
Section 15.	No Other Rights	B-1-26

Exhibits
Exhibit A		B-1-28
Exhibit B		B-1-32
Exhibit C		B-1-33

Annex B-1-ii

Certificate of Designations

Series A Convertible Preferred Stock

On [•], 2021, the Board of Directors of Sharecare, Inc., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, [•] ([•]) authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Fourth Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.0001 per share and an initial number of authorized shares equal to [•], is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1.    Definitions

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Aggregate Issue Amount” means fifty million dollars ($50,000,000.00).

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be further amended, supplemented or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Fourth Amended and Restated Company’s Restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Change of Control” means any of the following events:

(a)     a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Holder (together with its Affiliates), has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or

(b)    the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or

Annex B-1-1

other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b) or (b) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

Notwithstanding the foregoing, the Company’s consolidation or combination with, or merger with or into, another Person, or any binding or statutory share exchange or reclassification involving the Convertible Preferred Stock shall not be deemed to a Change of Control, provided that:

(x)    the Convertible Preferred Stock either (x) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (y) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving Person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(y)    the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board of Directors in good faith) to the Holders or the holders thereof, as applicable, than the rights, preferences and voting powers, taken as a whole, of the Convertible Preferred Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(z)     the issuer of the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under this Certificate of Designations and the Convertible Preferred Stock.

“Change of Control Redemption” means the redemption of any Convertible Preferred Stock by the Company pursuant to Section 8.

“Change of Control Redemption Date” means the date fixed, pursuant to Section 8(c), for the redemption of any Convertible Preferred Stock by the Company pursuant to a Change of Control Redemption.

“Change of Control Redemption Notice” has the meaning set forth in Section 8(e).

“Change of Control Redemption Notice Date” means the date on which the Change of Control Redemption Notice is delivered.

“Change of Control Redemption Price” means the cash price payable by the Company to redeem any share of Convertible Preferred Stock upon its Change of Control Redemption, calculated pursuant to Section 8(d).

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 10(h).

“Common Stock Change Event” has the meaning set forth in Section 10(h).

“Common Stock Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion if:

(a)     either (i) each share of Common Stock to be issued upon such Mandatory Conversion of any share of Convertible Preferred Stock or that may be issued upon conversion of any share of Convertible Preferred Stock that is subject to such redemption would be eligible to be offered, sold or otherwise transferred by the Holder of such share of Convertible Preferred Stock pursuant to Rule 144 under the Securities Act (or any successor rule thereto); or (ii) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by the Holder to sell

Annex B-1-2

such share of Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice, Change of Control Redemption Date or Mandatory Redemption Date, as applicable, is sent to, and including, the thirtieth (30th) calendar day after the date such share of Common Stock is issued; provided, however, that each Holder will supply all information reasonably requested by the Company for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, further, that if a Holder fails to provide such information to the Company within fifteen (15) calendar days following any such request, then this clause (a)(ii) will automatically be deemed to be satisfied with respect to such Holder;

(b)    each share of Common Stock referred to in clause (a) above (i) will, when issued (or, in the case of clause (a)(ii), when sold or otherwise transferred pursuant to the registration statement referred to in such clause) (1) be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number; and (2) not be represented by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and

(c)     (i) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange.

“Common Stock Participating Dividends” has the meaning set forth in Section 5(b)(i).

“Company” has the meaning set forth in the preamble.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.

“Conversion Price” initially means $10.00; provided, however, that the Conversion Price is subject to adjustment pursuant to Section 10(f) and Section 10(g). Each reference in this Certificate of Designations or the Convertible Preferred Stock to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[___]” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one (1) share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Board of Directors selects). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Annex B-1-3

“Depositary” means The Depository Trust Company or its successor.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock. For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Payment Date” means each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock.

“Dividend Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Senior Stock will not include any securities of the Company’s Subsidiaries.

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 10(f)(i)(2)

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Initial Issue Date” means [___], 2021.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects in good faith.

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“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock. For the avoidance of doubt, Liquidation Junior Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Preference” means, with respect to the Convertible Preferred Stock, an amount initially equal to the Per Share Price per share of Convertible Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Section 6(a)(ii).

“Liquidation Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Stock will not include any securities of the Company’s Subsidiaries.

“Mandatory Conversion” has the meaning set forth in Section 10(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 10(c)(i) and Section 10(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 10(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Company sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 10(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 10(c)(i).

“Mandatory Redemption” has the meaning set forth in Section 7(a).

“Mandatory Redemption Date” means the fifth (5th) anniversary of the Initial Issue Date.

“Mandatory Redemption Price” means the consideration payable by the Company to redeem any Convertible Preferred Stock upon its Mandatory Redemption, calculated pursuant to Section 7(a).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(d)(ii) for such conversion are satisfied.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit B.

“Participating Dividend” has the meaning set forth in Section 5.

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“Per Share Price” means the quotient obtained by dividing the Aggregate Issue Amount by the aggregate number of shares of Convertible Preferred Stock issued on the Initial Issue Date.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Reference Property” has the meaning set forth in Section 10(h).

“Reference Property Unit” has the meaning set forth in Section 10(h).

“Register” has the meaning set forth in Section 3(e).

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit C.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Strategic Partner” means any third party that enters into a commercial agreement with the Company and receives securities of the Company in connection with any such commercial agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 10(h).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 10(f)(i)(2).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means the Company or its successor.

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“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a)     such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c)     (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the security is eligible for resale pursuant to clause (c) and the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.    Rules of Construction.

For purposes of this Certificate of Designations:

(a)     “or” is not exclusive;

(b)    “including” means “including without limitation”;

(c)     “will” expresses a command;

(d)    the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)     a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

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(f)     words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g)    “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)     the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3.    The Convertible Preferred Stock.

(a)     Designation; Par Value.    A series of stock of the Company titled the “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.0001 per share.

(b)    Number of Authorized Shares.    The total authorized number of shares of Convertible Preferred Stock is [•] ([•]); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c)     Form, Dating and Denominations.

(i)     Form and Date of Certificates Representing Convertible Preferred Stock.    Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.

(ii)    Certificates.

(1)    Generally.    The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates upon request by the Holder thereof pursuant to customary procedures.

(2)    Electronic Certificates; Interpretation.    For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; and (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii)   No Bearer Certificates; Denominations.    The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(iv)   Registration Numbers.    Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

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(d)    Method of Payment; Delay When Payment Date is Not a Business Day.

(i)     Method of Payment.    The Company will pay all cash amounts due on any Convertible Preferred Stock by check issued in the name of the Holder thereof; provided, however, that if such Holder has delivered to the Company, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, then the Company will pay all such cash amounts by wire transfer of immediately available funds to such account. To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Participating Dividend, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii)    Delay of Payment when Payment Date is Not a Business Day.    If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e)     Transfer Agent; Register.    The Company or any of its Subsidiaries may act as the Transfer Agent. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

(f)     Legends.

(i)     Restricted Stock Legend.

(1)    Each Certificate representing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2)    If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(f)(i)(2)), including pursuant to Section 3(h) or Section 3(j), then the Certificate representing such share will bear the Restricted Stock Legend if the Certificate representing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate representing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii)    Other Legends.    The Certificate representing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.

(iii)   Acknowledgement and Agreement by the Holders.    A Holder’s acceptance of any Convertible Preferred Stock represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

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(iv)   Legends on Conversion Shares.

(1)    Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.

(2)    Notwithstanding anything to the contrary in Section 3(f)(iv)(1), a Conversion Share need not bear a legend pursuant to Section 3(f)(iv)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(g)    Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)     Provisions Applicable to All Transfers and Exchanges.

(1)    Generally.    Other than a conversion, redemption, repurchase by the Company as set forth in this Certificate of Designation, a Holder may not, without the prior written consent of the Company, sell, assign, transfer, pledge or dispose of all or any portion of such Holder’s shares of Convertible Preferred Stock to any Person other than an Affiliate of such Holder; provided that as a condition to any such sale, assignment, transfer, pledge or disposition, the Affiliate transferee agrees to be bound, and any shares of Convertible Preferred Stock so transferred, shall remain subject to the terms of this Certificate of Designations (including these transfer restrictions); provided further that if such Holder ceases to be an Affiliate of such Holder, such Affiliate shall be required to transfer such shares of Convertible Preferred Stock or any shares of Common Stock issued upon conversion thereof back to such holder or to another Affiliate of such Holder immediately. Any attempted sale, assignment, transfer, pledge or disposition in violation of this Section 3(g)(i)(1) shall be null and void.

(2)    No Services Charge; Transfer Taxes.    The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(p) not involving any transfer.

(3)    No Transfers or Exchanges of Fractional Shares.    Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4)    Legends.    Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5)    Settlement of Transfers and Exchanges.    Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

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(ii)    Transfers of Shares Subject to Redemption or Conversion.    Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

(1)    that has been surrendered for conversion; or

(2)    as to which a Change of Control Redemption Notice has been duly delivered, and not withdrawn, pursuant to Section 8, except to the extent that the Company fails to pay the related Change of Control Redemption Price when due;

(h)    Exchange and Cancellation of Convertible Preferred Stock to Be Converted or Redeemed.

(i)     Partial Conversions and Redemptions of Certificates.    If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10, repurchased or redeemed pursuant to Section 8, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion, repurchase or redemption, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted, repurchased or redeemed, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted, repurchased or redeemed, as applicable, which Certificate will be converted, repurchased or redeemed, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion, repurchased or redemption, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

(ii)    Cancellation of Convertible Preferred Stock that Is Converted, Repurchased or Redeemed.    If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10, repurchased or redeemed pursuant to Section 7 or Section 8, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion, repurchased or redemption, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion, repurchased or redemption, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted, repurchased or redeemed, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i)     Status of Retired Shares.    Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

(j)     Replacement Certificates.    If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably
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satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k)    Registered Holders.    Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l)     Cancellation.    The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m)   Shares Held by the Company or its Affiliates.    Without limiting the generality of Section 3(o) and Section 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n)    Outstanding Shares.

(i)     Generally.    The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion, repurchase or redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, Section 3(n)(ii), Section 3(n)(iii), or Section 3(n)(iv) of this Section 3(n).

(ii)    Replaced Shares.    If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)   Shares to Be Redeemed.    If, on a Mandatory Redemption Date or Change of Control Redemption Date, the Company has segregated, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the aggregate Mandatory Redemption Price or Change of Control Redemption Price due on such date, then (unless there occurs a default in the payment of the Change of Control Redemption Price or Mandatory Redemption Price, as applicable) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Mandatory Redemption Price or Change of Control Redemption Price, as applicable, as provided in Section 7 and Section 8, respectively (and, if applicable, declared Participating Dividends as provided in Section 5).

(iv)   Shares to Be Converted.    If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5); and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, declared Participating Dividends as provided in Section 5).

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(o)    Repurchases by the Company and its Subsidiaries.    Without limiting the generality Section 3(l) and the next sentence, the Company may, from time to time, repurchase Convertible Preferred Stock from Holders in negotiated transactions without delivering prior notice to other Holders. The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

(p)    Notations and Exchanges.    Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(p) will not impair or affect the validity of such amendment, supplement or waiver.

(q)    CUSIP and ISIN Numbers.    The Company may use one or more CUSIP or ISIN numbers to identify any of the Convertible Preferred Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.

Section 4.    Ranking.    The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5.    Dividends.

(a)     Generally.    Except as set forth in Section 5(b), no dividends shall be paid on shares of the Convertible Preferred Stock.

(b)    Participating Dividends.

(i)     Generally.    Subject to Section 5(b)(ii), no dividend or other distribution on the Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii), Section 10(e)(iii) and Section 10(h)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

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(ii)    Common Stock Change Events and Stock Splits, Dividends and Combinations.    Section 5(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, a Common Stock Change Event, or an event for which an adjustment to the Conversion Price is required pursuant to Section 10(f)(i)(1) will apply.

(c)     Treatment of Dividends Upon Redemption or Conversion.    If the Mandatory Redemption Date, Change of Control Redemption Date or Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Participating Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Mandatory Redemption, Change of Control Redemption or conversion, as applicable, to receive, on or, at the Company’s election, before such Dividend Payment Date, such declared Participating Dividend on such share.

Section 6.    Rights Upon Liquidation, Dissolution or Winding Up.

(a)     Generally.    If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment for the greater of the amounts set forth in clauses (i) and (ii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i)     the Liquidation Preference per share of Convertible Preferred Stock; and

(ii)    the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) upon conversion of such share of Convertible Preferred Stock assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

(b)    Certain Business Combination Transactions Deemed Not to Be a Liquidation.    For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Section 7.    Mandatory Redemption.

(a)     Mandatory Redemption.    Subject to the terms of this Section 7, on the Mandatory Redemption Date, the Company shall redeem for cash all of the then outstanding shares of Convertible Preferred Stock at a redemption price equal to the Per Share Price (the “Mandatory Redemption Price”).

(b)    Redemption Prohibited in Certain Circumstances.    The Company will not be obligated to pay the Mandatory Redemption Price for any shares of Convertible Preferred Stock to be redeemed pursuant to a Mandatory Redemption to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and if the Company does not have sufficient funds legally available to pay the Mandatory Redemption Price for all shares of Convertible Preferred Stock that are otherwise to be redeemed pursuant to such Mandatory Redemption, then (1) the Company will pay the maximum amount of such Mandatory Redemption Price that can be paid out of funds legally available for payment,

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which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder; and (2) the Company will cause all such shares as to which the Mandatory Redemption Price was not paid to remain outstanding. The Company will be required to redeem any shares of Convertible Preferred Stock as soon as practicable once the Company has sufficient funds legally available to fully pay all shares of Convertible Preferred Stock that remain outstanding.

(c)     Payment of the Mandatory Redemption Price.    The Company will cause the Mandatory Redemption Price for each share of Convertible Preferred Stock subject to Mandatory Redemption to be paid to the Holder thereof on or before the Mandatory Redemption Date.

Section 8.    Redemption of Convertible Preferred Stock upon a Change of Control.

(a)     Change of Control Redemption.    Subject to the other terms of this Section 8, if a Change of Control occurs, then the Company will have the right to redeem, contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 10 prior to such redemption, all of the Convertible Preferred Stock on the Change of Control Redemption Date for such Change of Control for a cash purchase price equal to the Change of Control Redemption Price.

(b)    Funds Legally Available for Payment of Change of Control Redemption Price.    Notwithstanding anything to the contrary in this Section 8, (i) the Company will not be obligated to pay the Change of Control Redemption Price of any shares of Convertible Preferred Stock to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and (ii) if the Company does not have sufficient funds legally available to pay the Change of Control Redemption Price of all shares of Convertible Preferred Stock that are otherwise to be redeemed pursuant to a Change of Control Redemption, then (1) the Company will pay the maximum amount of such Change of Control Redemption Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be redeemed pursuant to such Change of Control Redemption; and (2) the Company will cause all such shares as to which the Change of Control Redemption Price was not paid to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Change of Control unless the Company has (and will have through the date of payment) sufficient funds legally available to fully pay the maximum aggregate Change of Control Redemption Right that would be payable in respect of such Change of Control on all shares of Conversion Preferred Stock then outstanding.

(c)     Change of Control Redemption Date.    The Change of Control Redemption Date for any Change of Control will be the effective date of the Change of Control.

(d)    Change of Control Redemption Price.    The Change of Control Redemption Price for any share of Convertible Preferred Stock to be redeemed upon a Change of Control Redemption following a Change of Control is an amount in cash equal to the greater of (x) the Per Share Price, and (y) the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such share of Convertible Preferred Stock (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) assuming the Conversion Date of such conversion occurs on the date of such payment.

(e)     Change of Control Redemption Notice.    On or before the twentieth (20th) Business Day before the effective date of a Change of Control, the Company will send to each Holder a notice of such Change of Control (a “Change of Control Redemption Notice”) containing the information set forth in the Change of Control Redemption Notice. Such Change of Control Redemption Notice must state:

(i)     briefly, the events causing such Change of Control;

(ii)    the effective date of such Change of Control;

(iii)   the Change of Control Redemption Date for such Change of Control;

(iv)   the Change of Control Redemption Price per share of Convertible Preferred Stock;

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(v)    the Conversion Price in effect on the date of such Change of Control Redemption Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control;

(vi)   that shares of Convertible Preferred Stock for which a Change of Control Redemption Notice has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Change of Control Redemption Price;

(vii)  that shares of Convertible Preferred Stock that are subject to a Change of Control Redemption Notice that has been duly tendered may be converted only if such Change of Control Redemption Notice is withdrawn in accordance with this Certificate of Designations; and

(viii) the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(f)     Withdrawal of Change of Control Redemption Notice.    If the underlying Change of Control has been terminated or cancelled and the Company has delivered a Change of Control Redemption Notice with respect to any share(s) of the Convertible Preferred Stock, the Company shall withdraw such Change of Control Redemption Notice by delivering a written notice of withdrawal to the Holders at any time before the Close of Business on Change of Control Redemption Date. Such withdrawal notice must state:

(i)     if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificates(s); and

(ii)    the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number;

(g)    Payment of the Change of Control Redemption Price.    The Company will cause the Change of Control Redemption Price for each share of Convertible Preferred Stock to be redeemed pursuant to a Change of Control Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Redemption Date; and (ii) the date such share is tendered to the Transfer Agent or the Company.

Section 9.    Voting Rights.    The Convertible Preferred Stock will have no voting rights except as set forth in this Section 9 or as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law.

(a)     Voting and Consent Rights with Respect to Specified Matters.

(i)     Generally. Subject to the other provisions of this Section 9(a), while any Convertible Preferred Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of Holders, representing a majority of the outstanding shares of Convertible Preferred Stock, if any:

(1)    any amendment or modification of the Certificate of Incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of, or Equity-Linked Security or other equity interest convertible into, Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock; and

(2)    any amendment, modification or repeal of any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designations that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(a)(ii));

(ii)    Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(a)(i), the Company may amend, modify or repeal any of the terms of the Convertible Preferred Stock without the vote or consent of any Holder to:

(1)    cure any ambiguity or correct any omission, defect or inconsistency in this Certificate of Designations or the Certificates representing the Convertible Preferred Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith; or

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(2)    make any other change to the Certificate of Incorporation, this Certificate of Designations or the Certificates representing the Convertible Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such, in any material respect (as determined by the Board of Directors in good faith).

For the avoidance of doubt, (x) any consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (x), (y) and (z) of the definition of Change of Control will not require any vote or consent pursuant to Section 9(a)(i) and (y) each of the following will be deemed, without limitation, not to adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock (or cause any of the rights, preference or voting powers of any such preference securities to be “materially less favorable” for purposes of clause (y) of the definition of Change of Control) and will not require any vote or consent pursuant to Section 9(a)(i):(I) any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock; and (II) the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that constitutes Dividend Junior Stock and Liquidation Junior Stock;

(b)    Right to Vote with Holders of Common Stock on an As-Converted Basis.    Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii), but without regarding to Section 10(e)(iii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the Delaware General Corporation Law as if the Holders were holders of Common Stock.

(c)     Procedures for Voting and Consents.

(i)     Rules and Procedures Governing Votes and Consents.    If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, and rules governing the solicitation and use of proxies or written consents; provided, however, that with respect to any voting rights of the Holders pursuant to Section 9(c), such rules and procedures will be the same rules and procedures that apply to holders of the Common Stock with respect to the applicable matter referred to in Section 9(c).

(ii)    Voting Power of the Convertible Preferred Stock.    Each share of Convertible Preferred Stock will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.

(iii)   Written Consent in Lieu of Stockholder Meeting.    A consent or affirmative vote of the Holders pursuant to Section 9(b) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Section 10.    Conversion.

(a)     Generally.    Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b)    Conversion at the Option of the Holders.

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(i)     Conversion Right; When Shares May Be Submitted for Optional Conversion.    Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations,

(1)    if a Change of Control Redemption Notice is validly delivered pursuant to Section 8 with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 8; or (C) the Company fails to pay the Change of Control Redemption Price for such share in accordance with this Certificate of Designations;

(2)    shares of Convertible Preferred Stock that are called for Mandatory Redemption may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Redemption Date (or, if the Company fails to pay the Mandatory Redemption Price due on such Mandatory Redemption Date in full, at any time until such time as the Company pays such Mandatory Redemption Price in full); and

(3)    Shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.

(ii)    Conversions of Fractional Shares Not Permitted.    Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(iii)   Contingent Conversion Notice.    A Holder delivering an Optional Conversion Notice hereunder may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of a Change of Control, in which case such Optional Conversion shall not occur until such time as such Change of Control has been consummated, and if such Change of Control is terminated or cancelled, such Optional Conversion Notice shall be deemed to be withdrawn. For the avoidance of doubt, any such contingent Optional Conversion shall occur prior to the Change of Control Redemption that would have otherwise been effected in connection with such Change of Control.

(c)     Mandatory Conversion at the Company’s Election.

(i)     Mandatory Conversion Right.    Subject to the provisions of this Section 10, the Company has the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day after the third (3rd) year anniversary of the Initial Issue Date as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of all, or any portion that is a whole number, of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price per share of Common Stock exceeds one hundred thirty percent (130%) of the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion.

(ii)    Mandatory Conversion Prohibited in Certain Circumstances.    The Company will not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 10(c) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion. Notwithstanding anything to the contrary in this Section 10(c), the Company’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, will not apply to any share of Convertible Preferred Stock as to which a Change of Control Redemption Notice has been duly delivered, and not withdrawn, pursuant to Section 8.

Annex B-1-18

(iii)   Mandatory Conversion Date.    The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv)   Mandatory Conversion Notice.    To exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must send to each Holder of such shares a written notice of such exercise (a “Mandatory Conversion Notice”). Such Mandatory Conversion Notice must state:

(1)    that the Company has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares, briefly describing the Company’s Mandatory Conversion Right under this Certificate of Designations;

(2)    the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(3)    that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date;

(4)    the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion; and

(5)    the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(v)    Selection and Optional Conversion of Convertible Preferred Stock Subject to Partial Mandatory Conversion.    If less than all shares of Convertible Preferred Stock then outstanding are subject to Mandatory Conversion, then:

(1)    the shares of Convertible Preferred Stock to be subject to such Mandatory Conversion will be selected by the Company pro rata; and

(2)    if only a portion of the Convertible Preferred Stock is subject to Mandatory Conversion and a portion of such Convertible Preferred Stock is subject to Optional Conversion, then the converted portion of such Convertible Preferred Stock will be deemed to be from the portion of such Convertible Preferred Stock that was subject to Mandatory Conversion.

(d)    Conversion Procedures.

(i)     Mandatory Conversion.    If the Company duly exercises, in accordance with Section 10(c), its Mandatory Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii)    Requirements for Holders to Exercise Optional Conversion Right.

(1)    Generally.    To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company an Optional Conversion Notice; (x) deliver any Physical Certificate(s) representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes.

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(2)    Optional Conversion Permitted only During Business Hours.    Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii)   When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion.    The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e)     Settlement upon Conversion.

(i)     Generally.    Subject to Section 5, Section 10(e)(ii) and Section 12(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on the Conversion Date for such conversion; by (II) the Conversion Price in effect immediately before the Close of Business on such Conversion Date.

(ii)    Payment of Cash in Lieu of any Fractional Share of Common Stock.    Subject to Section 12(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)   Company’s Right to Settle Optional Conversion in Cash.    If any Convertible Preferred Stock is to be converted pursuant to an Optional Conversion, then the Company will have the right to settle such Optional Conversion of such Convertible Preferred Stock (or any portion thereof that represents a whole number of shares) solely in cash in an amount equal to the product of (1) the number of shares of Common Stock that would be issuable upon such Optional Conversion of such Convertible Preferred Stock (or such portion thereof), determined in accordance with this Section 10 (but without regard to Section 10(e)(ii) or this Section 10(e)(iii)); and (2) the Last Reported Sale Price per share of Common Stock on the Conversion Date for such Optional Conversion. Such right can be exercised by Company solely by providing written notice to the Holder of such Convertible Preferred Stock no later than the Business Day after such Conversion Date, which notice states (x) that the Company has elected to cash settle such Optional Conversion; and (y) the number of shares of such Convertible Preferred Stock as to which such election is made. Once such written notice is so provided exercising such right, such exercise will be irrevocable with respect to such Optional Conversion (without affecting the Company’s right to exercise or not exercise such right with respect to any other Optional Conversion). Notwithstanding anything to the contrary in this Section 10(e)(iii), the Company will not be entitled to exercise its right to settle any Optional Conversion of Convertible Preferred Stock in cash pursuant to this Section 10(e)(iii) unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the cash amounts that would be payable in respect of such election.

(iv)   Delivery of Conversion Consideration.    Except as provided in Section 10(f)(i)(2) and Section 10(h), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

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(f)     Conversion Price Adjustments.

(i)     Events Requiring an Adjustment to the Conversion Price.    The Conversion Price will be adjusted from time to time as follows:

(1)     Stock Dividends, Splits and Combinations.    If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(h) will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=

the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;
OS0	=

the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)    Tender Offers or Exchange Offers.    If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;
CP1	=	the Conversion Price in effect immediately after the Expiration Time;
SP

the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

Annex B-1-21

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
AC

the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 10(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 10(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)    No Adjustments in Certain Cases.

(1)    Certain Events.    Without limiting the operation of Section 5 and Section 10(e)(i), the Company will not be required to adjust the Conversion Price except pursuant to Section 10(f)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Price on account of:

(A)    the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(B)    the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C)    the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(D)    the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date or in connection with any commercial arrangement with a Strategic Partner; or

(E)    solely a change in the par value of the Common Stock.

(iii)   Adjustment Deferral.    If an adjustment to the Conversion Price otherwise required by this Certificate of Designations would result in a change of less than one percent (1%) to the Conversion Price, then the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Price; (2) the Conversion Date of any share of Convertible Preferred Stock; (3) the Mandatory Redemption Date; (4) the Change of Control Redemption Notice Date for any Change of Control Redemption; and (5) the occurrence of any vote of the stockholders of the Company.

Annex B-1-22

(iv)   Stockholder Rights Plans.    If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan.

(v)    Determination of the Number of Outstanding Shares of Common Stock.    For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vi)   Calculations.    All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(vii)  Notice of Conversion Price Adjustments.    Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(f)(i), the Company will, as soon as reasonably practicable an no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g)    Voluntary Conversion Price Decreases.

(i)     Generally.    To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would reasonably be expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of Holders representing a majority of the outstanding shares of Convertible Preferred Stock.

(ii)    Notice of Voluntary Decrease.    If the Board of Directors determines to decrease the Conversion Price pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(h)    Effect of Common Stock Change Event.

(i)     Generally.    If there occurs any:

(1)    recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2)    consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)    sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)    other similar event,

Annex B-1-23

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A)    from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 7, Section 8 and Section 10(c), each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Change of Control,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)    for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii)    Compliance Covenant.    The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10(h).

(iii)   Execution of Supplemental Instruments.    On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 10(f)(i) in a manner consistent with this Section 10(h); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(h). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(iv)   Notice of Common Stock Change Event.    The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

Annex B-1-24

Section 11.    Certain Provisions Relating to the Issuance of Common Stock.

(a)     Equitable Adjustments to Prices.    Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices or Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)    Reservation of Shares of Common Stock.    The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(c)     Status of Shares of Common Stock.    Each share of Common Stock delivered upon conversion of on the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(d)    Taxes Upon Issuance of Common Stock.    The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 12.    Calculations.

(a)     Responsibility; Schedule of Calculations.    Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Price, the Daily VWAPs and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b)    Calculations Aggregated for Each Holder.    The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 13.    Tax Treatment.    Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a). The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Annex B-1-25

Section 14.    Notices.    The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by nationally recognized overnight courier service to the Holder’s respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Section 15.    No Other Rights.    The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

Annex B-1-26

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

Sharecare, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

Annex B-1-27

Exhibit A

FORM OF CONVERTIBLE PREFERRED STOCK

Sharecare, Inc.

Series A Convertible Preferred Stock

[Certificate No.: [___]]	No. Shares* [___]]

Sharecare, Inc., a Delaware corporation (the “Company”), certifies that [_______] is the registered owner of [___] shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

* Insert number of shares for Physical Certificate only.

Annex B-1-28

IN WITNESS WHEREOF, Sharecare, Inc. has caused this instrument to be duly executed as of the date set forth below.

Sharecare, inc.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

Annex B-1-29

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:	By:

Authorized Signatory

Annex B-1-30

REVERSE OF SECURITY

SHARECARE INC.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A SUMMARY OF THE POWERS, DESIGNATIONS AND PREFERENCES, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS, AND THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS DETERMINED FOR EACH SERIES, WHICH ARE FIXED BY THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, AND THE RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED STOCK CERTIFICATE, OR HIS LEGAL REPRESENTATIVES TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF AY SUCH CERTIFICATE.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS. ANY ATTEMPTED SALE ASSIGNMENT, TRANSFER, PLEDGE OR OTHER ATTEMPT TO DISPOSE OF THE SHARES REPRESENTED BY THIS CERTIFICATE NOT IN ACCORDANCE WITH THE TERMS OF THE CERTIFICATE OF DESIGNATIONS SHALL BE VOID.

FOR VALUE RECEIVED, ________________ hereby sell, assign and transfer unto

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

Shares of the Series A Convertible Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint agent to transfer the said shares of Series A Convertible Preferred Stock evidenced hereby on the books of the within-named Company with full power of substitution in the premises.

Date:

Signature

(Sign exactly as your name appears on the other side of this Series A Convertible Preferred Stock)

Signature Guarantee: ________________†

____________

†         Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Company or meeting the requirements of any transfer agent appointed by the Company from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex B-1-31

Exhibit B

OPTIONAL CONVERSION NOTICE

Sharecare, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐     all of the shares of Convertible Preferred Stock

☐     †shares of Convertible Preferred Stock

identified by CUSIP No. and Certificate No.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed
Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

____________

†        Must be a whole number

Annex B-1-32

EXHIBIT C

FORM OF RESTRICTED STOCK LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Annex B-1-33

Annex C

FORM OF PUBCO BYLAWS

AMENDED AND RESTATED BYLAWS
OF
SHARECARE, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1    Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2    Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1    Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2    Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3    Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4    Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of

Annex C-1

shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5    Voting of Shares.

(a)     Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)     Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided, that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)     Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)     A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

Annex C-2

(ii)     A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)     Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)     Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6    Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7    Advance Notice for Business.

(a)     Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for

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in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)     In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)     To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)     The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)     In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b)     Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)     Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8    Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal) to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9    Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Article III
DIRECTORS

Section 3.1    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2    Advance Notice for Nomination of Directors.

(a)     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders

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called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)     In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)     Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)     To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)     If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified

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representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)     In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3    Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Article IV
BOARD MEETINGS

Section 4.1    Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2    Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3    Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4    Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5    Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper

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reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6    Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1    Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2    Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3    Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4    Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

Article VI
OFFICERS

Section 6.1    Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the

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conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)     Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b)     Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c)     President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d)     Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)     Secretary.

(i)     The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)     The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)     Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)     Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

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(h)     Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2    Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3    Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4    Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1    Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2    Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3    Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4    Consideration and Payment for Shares.

(a)     Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)     Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated

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shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5    Lost, Destroyed or Wrongfully Taken Certificates.

(a)     If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)     If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6    Transfer of Stock.

(a)     If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)     in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)     (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)     the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)     the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)     such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)     Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7    Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 7.8    Effect of the Corporation’s Restriction on Transfer.

(a)     A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)      A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9    Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Section 7.10    Lock-Up.

(a)     Subject to Section 7.10(b), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (i) as consideration pursuant to the merger of FCAC Merger Sub Inc., a Delaware corporation, with and into Sharecare, Inc., a Delaware corporation (the “Sharecare Transaction”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Sharecare Transaction in respect of awards of Sharecare, Inc. outstanding immediately prior to the closing of the Sharecare Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Sharecare, Inc., and FCAC Merger Sub Inc., dated as of February [•], 2021, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.10(a)(ii), the “Sharecare Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)     Notwithstanding the provisions set forth in Section 7.10(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or family members of the Corporation’s officers or directors, or (C) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Sharecare Transaction.

(c)     Notwithstanding the other provisions set forth in this Section 7.10, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein. In addition, for the avoidance of doubt, to the extent any Lock-up Holders are subject to a more restrictive lock-up agreement with the Corporation, the terms of such lock-up agreement shall apply.

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(d)     For purposes of this Section 7.10:

(i)     “Lock-up Period” shall mean the period beginning on the closing date of the Sharecare Transaction and ending on the date that is 180 days after the closing date of the Sharecare Transaction;

(ii)     “Lock-up Shares” shall mean the shares of common stock held by the Lock-up Holders immediately following the closing of the Sharecare Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Sharecare Transaction) and the Sharecare Equity Award Shares;

(iii)     “Permitted Transferees” shall mean, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.10(b); and

(iv)     “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

Article VIII
INDEMNIFICATION

Section 8.1    Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3    Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole

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or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4    Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6    Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7    Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision[; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.]

Section 8.8    Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9    Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

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Section 8.10    Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1    Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2    Fixing Record Dates.

(a)     In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3    Notice.

(a)     Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b)     Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)     Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)     Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)     Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the

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event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4    Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5    Meeting Attendance via Remote Communication Equipment.

(a)     Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)    participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)     Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6    Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7    Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8    Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Annex C-17

Section 9.9    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10    Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11    Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12    Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13    Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14    Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15    Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex C-18

Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement” or this “Agreement”) is entered into on February 12, 2021, by and between Falcon Capital Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

RECITALS

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into an Agreement and Plan of Merger with Sharecare, Inc., a Delaware corporation (“Target”), FCAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and certain other parties thereto, pursuant to which Merger Sub will merge with and into the Target, with the Target surviving the merger (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and, the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and, the aggregate of such Per Share Price for all Subscribed Shares, the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements substantially similar to this Subscription Agreement (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and, together with the Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Subscribed Shares, an aggregate amount of up to 42,500,000 Class A Shares at the Per Share Price.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”) immediately prior to the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver via wire transfer to the account specified in the Closing Notice, no later than two (2) Business Days prior to the Closing Date, the Purchase Price in cash, such cash to be held by the Company in escrow until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) written notice from the Company’s transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company

Annex D-1

Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than one (1) Business Day thereafter) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are required or authorized by law to be closed. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     The Subscribed Shares shall have been approved for listing on the Nasdaq Capital Market, subject to notice of issuance thereof, and no suspension of the qualification of the Class A Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation which is then in effect and has the effect of making consummation of the transactions contemplated hereby or the Transaction illegal or otherwise prohibiting or enjoining consummation of the transactions contemplated hereby or the Transaction; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prohibition or injunction; and

(iii)   all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date); and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

Annex D-2

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date);

(ii)    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)   no amendment, waiver or modification of any provision of the Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, unless Subscriber has previously consented in writing to such amendment or modification; and

(iv)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Subscribers thereunder unless the Subscriber has been offered substantially the same benefits.

(f) At least one (1) Business Day prior to the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber [and the Placement Agents (as defined below)] that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company or its subsidiaries that would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and, when issued, will be free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation or any similar rights pursuant to any agreement or other instrument to which it is a party or by which it is otherwise bound.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

Annex D-3

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Subscriber set forth in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission” or the “SEC”) under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vii) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) A copy of each report, statement, schedule, prospectus, and registration statement filed by the Company prior to the date of this Subscription Agreement (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. The Company has timely filed each SEC Document that the Company was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since its initial registration of the Class A Shares with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents.

(g) As of the date hereof the authorized share capital of the Company consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share (“Preferred Shares”), and (ii) 400,000,000 shares of common stock with a par value of $0.0001 per share, consisting of 380,000,000 Class A Shares and 20,000,000 shares of Class B common stock (“Class B Shares” and, together with the Class A Shares, “Common Stock”). As of the date hereof, (i) 34,500,000 Class A Shares, 8,625,000 Class B Shares and no Preferred Shares are issued and outstanding, (ii) 17,433,334 warrants, each exercisable to purchase one Class A Share at $11.50 per share (“Warrants”), are issued and outstanding, including 5,933,334 private placement warrants; and (iii) no Class A Shares are subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive or similar rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights. As of the date hereof, except as (x) set forth above or (y) pursuant to the Subscription Agreements or the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests

Annex D-4

in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than the Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than the Merger Sub), whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (1) the letter agreements entered into by the Company in connection with the Company’s initial public offering on September 21, 2020 pursuant to which Falcon Equity Investors LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (2) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s third amended and restated certificate of incorporation and which such rights will be waived in connection with the Transaction, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (I) the Subscribed Shares, (II) the shares to be issued pursuant to any Other Subscription Agreement or (III) any other securities to be issued in connection with the Transaction (including, without limitation, any securities to be issued to securityholders of the Company or the Target in connection with the Transaction). Except as disclosed in the SEC Documents, as of the date hereof, the Company had no outstanding indebtedness.

(h) The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(j) The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “FCAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

(k) Upon consummation of the Transaction, the issued and outstanding Class A Shares, except for any Subscribed Shares, will be registered pursuant to Section 12(b) of the Exchange Act, and the Class A Shares and Subscribed Shares will be listed for trading on Nasdaq.

(l) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement and those of the Other Subscribers in the Other Subscription Agreements, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber or any of the Other Subscribers and the Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares or the Other Subscribed Shares.

(n) [Except for Goldman Sachs & Co. LLC (“Goldman Sachs”), Morgan Stanley & Co. (“Morgan Stanley”), and J.P. Morgan Securities (“J.P. Morgan”) (collectively, the “Placement Agents”), no / No] broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber or any of the Other Subscribers based on arrangements made by or on behalf of the Company.

(o) [The Company agrees that, notwithstanding Section 9(j), the Placement Agents may rely upon the representations and warranties made by the Company to Subscriber in this Subscription Agreement.]

Annex D-5

(p) Other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Subscriber than the Subscriber hereunder, other than terms particular to the regulatory requirements of such Subscriber or its affiliates or related fund. Such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

(q) The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) The Company understands and acknowledges that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber. The Company further understands and acknowledges that neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Class A Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(s) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company or their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company [and the Placement Agents] that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties, except, in the case of clauses (i) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an [institutional] “accredited investor” (within the meaning of Rule 501(a)[(1), (2), (3), [or] (7)[, or (9)]] of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring

Annex D-6

the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” [or an institutional “accredited investor”] and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares [and is an “institutional account” as defined by FINRA Rule 4512(c)].

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, [Goldman Sachs & Co. LLC (“Goldman Sachs”), Morgan Stanley & Co. (“Morgan Stanley”), and J.P. Morgan Securities (“J.P. Morgan” collectively, the “the Placement Agents,”), / the Placement Agents,] any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. [Subscriber further acknowledges and agrees that none of Goldman Sachs, Morgan Stanley or J.P. Morgan are acting as placement agent to Subscriber and that no solicitation or recommendation of any type has been made by any of Goldman Sachs, Morgan Stanley or J.P. Morgan to Subscriber.]

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company set forth herein. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including the Target). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that neither of the Placement Agents, nor any of their respective affiliates has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. [Neither of the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Company or the Target or the quality or value of the Subscribed Shares and the Placement Agents and any of its affiliates may have acquired non-public information with respect to the Company or the Target which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither of the Placement Agents nor any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.]

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company [or by means of contact from the Placement Agents] and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company [or by means of contact

Annex D-7

from the Placement Agents]. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(n) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any

Annex D-8

of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o) Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b).

(p) Subscriber acknowledges that it has not relied upon any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives, or the Placement Agents), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, or any Other Subscriber in making its investment or decision to invest in the Company. Subscriber agrees that none of (i) any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Class A Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) or (ii) the Placement Agents or any of their respective affiliates or any of its or their respective affiliates’ control persons, officers, directors or employees, except, in each case, to the extent resulting from their own gross negligence, fraud or willful misconduct shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Class A Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

(q) Subscriber [has had no contact with any Placement Agent with respect to the Subscribed Shares / agrees that, notwithstanding Section 9(j), the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement].

(r) [Subscriber acknowledges and is aware that Goldman Sachs is acting as financial advisor to the Company in connection with the Transaction.]

5. Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to equity securities of the Company prior to the Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 5 shall not apply to (a) any sale (including the exercise of any redemption right) of securities of the Company (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement or (b) ordinary course, non-speculative hedging transactions.

6. Registration of Subscribed Shares.

(a) The Company agrees that, within thirty (30) calendar days after the consummation of the Transaction, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement on Form S-1 (or, if available, Form S-3), registering the resale of the Subscribed Shares pursuant to Rule 415 under the Securities Act (the “Registration Statement”). The Company will provide a draft of the Registration Statement to Subscriber for review at least three (3) business days in advance of filing the Registration Statement, and shall advise Subscriber upon the Registration Statement being declared effective by the SEC. The Company shall use its commercially reasonable

Annex D-9

efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) no later than sixty (60) calendar days following the Closing Date (or ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by and receives comments from the SEC) and (ii) the 10th calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further comments from the SEC (such earlier date, the “Effectiveness Deadline”), provided, that if the day of the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement without Subscriber’s prior written consent. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain continuously effective with respect to Subscriber until the earlier of (i) five (5) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold pursuant to the Registration Statement or pursuant to Rule 144 under the Securities Act, or (iii) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the current reporting requirement preceding a disposition of securities, the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to the Company), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Class A Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling stockholder in similar situations; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.

(b) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Company shall:

(i)     except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii)    advise Subscriber within three (3) business days:

A. of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

B. of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

Annex D-10

C. subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)   upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)    use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Class A Shares have been listed;

(vi)   use its commercially reasonable efforts (A) to take all other steps necessary to effect and maintain the registration of the Subscribed Shares contemplated hereby and to enable the Subscriber to sell the Subscribed Shares under Rule 144 and (B) for so long as the Subscriber holds Subscribed Shares, to timely file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required under the applicable provisions of Rule 144 to enable Subscriber to sell the Class A Shares under Rule 144; and

(vii)  (a) use its commercially reasonable efforts to cause the removal of the restrictive legends from (i) any Subscribed Shares being sold under the Registration Statement, (ii) at the time of sale of Subscribed Shares pursuant to Rule 144 and (iii) at the request of a holder of Subscribed Shares at such time as any Subscribed Shares held by such holder may be sold by such holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (b) request its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required.

(c) Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, or if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes such filing or use would materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that would materially adversely affect the Company and with respect to which the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (y) the Company shall use commercially reasonable efforts to make such registration statement

Annex D-11

available for the sale by the undersigned of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of a Suspension Event, provide Subscriber with any material, nonpublic information regarding the Company (other than to the extent that providing notice to Subscriber of the occurrence of a Suspension Event may itself constitute material, nonpublic information regarding the Company). If so directed by the Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(d)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(e) The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated

Annex D-12

by this Section 6 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Class A Shares by Subscriber.

(f) Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 6(e) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

(g) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and in no event shall the liability of Subscriber under this Section 6(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

(h) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(g) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6(g) shall be several, not joint.

Annex D-13

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) August 31, 2021; provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 7, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated

8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, it has or may in the future have arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any right to distributions from the Trust Account in accordance with the Company’s third amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its Class A Shares acquired by any means other than pursuant to this Subscription Agreement.

9. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail (with no mail undeliverable or other rejection notice), on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

Annex D-14

(b) Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement and the Target, following the Closing, will rely on the representations and warranties of the Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber[, Placement Agents] and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Except as otherwise provided herein, all costs and expenses incurred in connection with this Subscription Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(e) Except as otherwise provided in this Section 9(e), neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to any fund or account managed or advised by the same investment manager as the Subscriber or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided, that, the Company agrees to keep any such information provided by Subscriber confidential; provided, further, that upon receipt of such additional information, the Company shall be allowed to convey such information to Target and Target shall keep the information confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request . Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(h) The Company agrees that the Subscriber’s identity and the Subscription, as well as nature of the Subscriber’s obligations hereunder, may not be disclosed in public announcements or any other filing required by the Commission, including in any registration statements, proxy statements, consent solicitation statements and other filings to be filed by the Company with the Commission in connection with the Subscription and/or the Transaction; provided, however, that notwithstanding the foregoing, such disclosure shall be permitted to the extent, if any, required to comply with law, rules or regulations, in response to a comment or request from the staff of the Commission or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review and comment on all disclosures in which it is contemplated to be named prior to filing or public release. In all other cases, the Company acknowledges and agrees that the Company will not, and will cause its representatives[, including the Placement Agents and its respective representatives,] not to publicly make reference to the Subscriber or any of its affiliates or investment advisors in connection with the Transaction or this Subscription Agreement, including in a press release or marketing materials of the Company or for any similar or related purpose (provided that Subscriber may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of the Subscriber.

Annex D-15

(i) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as otherwise provided in Section 9(n), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.

(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that [(i) the Placement Agents shall be an intended third party beneficiary of the representations and warranties of the Company in Section 3 hereof and of the Subscribers in Section 4 hereof and (ii)] the persons named in Sections 6(d) through 6(g) hereof shall be intended third party beneficiaries of such provisions.

(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(n) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(p) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Annex D-16

(q) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, agent, attorney or other representative of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(u) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company, the Target or any of their respective officers, directors or employees [or the Placement Agents], and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, the Company or any of their respective affiliates in connection with the Transaction. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber (i) in any press release or (ii) in any filing

Annex D-17

with the Commission or any regulatory agency or trading market, in each case without the prior written consent (including by e-mail) of Subscriber, except in the case of clause (ii) as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under Nasdaq regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or the Other Subscription Agreements or other investor. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber, the Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[The remainder of this page is intentionally left blank.]

Annex D-18

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

FALCON CAPITAL ACQUISITION CORP.
By:
Name:
Title:
Address for Notices:
[SUBSCRIBER]
By:
Name:
Title:
Address for Notices:
Name in which shares are to be registered:
Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		10.00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Annex D-19

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.     QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐       Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.      [INSTITUTIONAL] ACCREDITED INVESTOR STATUS (Please check the box)

☐       Subscriber is an [institutional] “accredited investor” (within the meaning of Rule 501(a)[(1), (2), (3) [or] (7) [or (9)] of Regulation D] under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.     AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐       is:

☐       is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an [institutional] “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an [institutional] “accredited investor.”

[☐       Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐       Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐       Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐       Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000

☐       Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐       Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

Annex D-20

☐       Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐       Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐       Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.]

[☐       Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐       Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐       Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐       Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐       Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐       Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐       Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; [or

☐       Any entity, if a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered and owning investments in excess of $5,000,000.]]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

Annex D-21

Annex E

FORM OF SHARECARE, INC.

2021 OMNIBUS INCENTIVE PLAN

1.      ESTABLISHMENT OF THE PLAN

Sharecare, Inc., a Delaware corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “Sharecare, Inc. 2021 Omnibus Incentive Plan,” as amended from time to time (the “Plan”). Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.      PURPOSE

The purpose of the Plan is to provide a means through which the Company and its affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of the Company and its affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of the shares of Stock, thereby strengthening their commitment to the welfare of the Company and its affiliates and aligning their interests with those of the Company’s stockholders. The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards. The Plan was adopted by the Board of Directors of the Company on [____________], 2021. The Plan shall become and is effective as of the Effective Date.

3.      ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.      LIMITS ON AWARDS UNDER THE PLAN

(a)     Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is (i) [•] shares1, plus (ii) the number of shares of Stock underlying awards under the Prior Plans that on or after the Effective Date expire or become unexercisable, or are forfeited, cancelled or otherwise terminated, in each case, without delivery of shares or cash therefor (in the case of this subclause (ii), not to exceed [•] shares of Stock in the aggregate). In addition, subject to adjustment as provided in Section 7(b), such maximum number of shares of Stock will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to [5]%) of the total number of shares of Stock outstanding on December 31st of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Stock. Up to [•] shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement of a SAR), and (iii) by increasing the Share Pool by any shares of Stock underlying any portion of an Award that is settled in

____________

1        Note to Draft:    Number of new shares for the pool expected to equal approximately 10% of outstanding equity at the time of the merger, plus the number of shares underlying outstanding awards under the Prior Plans that have not been exercised or settled as of the Effective Date.

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cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock (or retention, in the case of Restricted Stock or Unrestricted Stock). For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with any applicable requirements of Section 422.

(b)     Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limit described in Section 4(d) below.

(c)     Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(d)     Director Limits. The maximum aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for services as a Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.      ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations. Consultants and advisors to the Company and its subsidiaries shall be eligible for Awards, provided that they may be offered securities pursuant to the Form S-8 under the Securities Act of 1933, as amended.

6.      RULES APPLICABLE TO AWARDS

(a)     All Awards.

(1)     Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)     Term of Plan. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) the earlier of the date on which the Plan was approved by the Board and the date on which the Plan was approved by the stockholders of the Company. No Awards may be made after such termination date, but previously granted Awards may remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

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(3)     Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)     Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)     Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(B)     Subject to (C) and (D) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)     Subject to (D) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or by the Company due to Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)     All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)     Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which the Participant is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator

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nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or the Participant’s permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)     Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(7)     Dividends; Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8)     Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)     Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool).

(10)     Section 409A.

(A)     Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)     Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

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(C)     If a Participant is determined on the date of the Participant’s “separation from service,” as defined in Section 409A(a)(2)(A)(i) of the Code, from the Company to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code with respect to the Company, then, with regard to any payment that is considered nonqualified deferred compensation under and subject to Section 409A and that is payable on account of the Participant’s “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)     For purposes of Section 409A, each payment in a series of payments made under the Plan or any Award will be treated as a separate payment.

(E)     With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b)     Stock Options and SARs.

(1)     Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)     Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3)     Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)     Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

(5)     No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price

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or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(6)     $100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as NSOs.

7.      EFFECT OF CERTAIN TRANSACTIONS

(a)     Mergers, etc. Except as otherwise expressly provided in an Award agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)     Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)     Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in subsection 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)     Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)     Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)     Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

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(6)     Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)     Changes in and Distributions with Respect to Stock.

(1)     Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules or in the case of an extraordinary cash dividend, the Administrator shall make appropriate adjustments to the Share Pool and to the limit described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)     Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)     Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.      LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock delivered under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.      AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, the following shall not be treated as an amendment requiring a Participant’s consent: (i) adjustment to any Award pursuant to the terms of Section 7 or Section 12, (ii) any amendment that the Administrator deems necessary or desirable for the purpose of complying the Plan or an Award with changes in accounting standards or applicable laws, regulations or rules, including, but not limited to, Section 409A or (iii) any amendment that causes an ISO to become a NSO.

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10.    OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.    MISCELLANEOUS

(a)     Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)     Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)     Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.    ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool.

13.    GOVERNING LAW

(a)     Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)     Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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(c)     Jurisdiction. Subject to Section 11(a) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Award”: Any or a combination of the following:

(i)     Stock Options.

(ii)    SARs.

(iii)   Restricted Stock.

(iv)   Unrestricted Stock.

(v)    Stock Units, including Restricted Stock Units.

(vi)   Performance Awards.

(vii)  Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The board of directors of the Company.

“Cause”: In the case of any Participant who is party to an employment agreement, change of control, severance-benefit or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, termination of a Participant’s employment or other service because of: (i) the Participant’s being charged with a felony (or similar crime in a foreign jurisdiction) or crime of dishonesty or moral turpitude, (ii) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (iii) illegal use of controlled substances during the performance of the Participant’s duties or that adversely affects the reputation or best interests of the Company or any of its subsidiaries, (iv) the Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any of its subsidiaries, (v) material breach by the Participant of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any of its subsidiaries, (vi) the Participant’s material noncompliance with Company policy or code of conduct, (vii) the Participant’s persistent neglect of duty or chronic unapproved absenteeism, (viii) the Participant’s willful and deliberate failure in

Annex E-10

the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion, or (ix) any other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Closing Date”: means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February [__], 2021, by and among Falcon Capital Acquisition Corp. and the other parties thereto.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and formal guidance issued thereunder.

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of more than 50% of the Company’s then outstanding common stock by a single Person or entity or by a group of Persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control, severance-benefit or similar agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of 90 days in any 12-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Effective Date”: The later of the date the Plan was approved by the Company’s stockholders or the Closing Date.

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Global Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price

Annex E-11

was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: An eligible Employee, Director, consultant, advisor to whom an Award has been granted pursuant to the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of any criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Performance Criteria may be based upon one or more of the following, without limitation, as determined by the Administrator; provided, however, that the Administrator retains discretion to select any other Performance Criteria whether or not listed herein: (i) revenue; (ii) sales; (iii) expenses; (iv) operating income; (v) gross margin; (vi) operating margin; (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (viii) pre-tax profit; (ix) net operating income; (x) net income; (xi) economic value added; (xii) free cash flow; (xiii) operating cash flow; (xiv) balance of cash, cash equivalents and marketable securities; (xv) stock price; (xvi) earnings per share; (xvii) return on stockholder equity; (xviii) return on capital; (xix) return on assets; (xx) return on investment; (xxi) total stockholder return; (xxii) employee satisfaction; (xxiii) employee retention; (xxiv) market share; (xxv) customer satisfaction; (xxvi) product development; (xxvii) research and development expenses; (xxviii) completion of an identified special project; (xxix) completion of a joint venture or other corporate transaction; and (xxx) personal performance objectives established for an individual Participant or group of Participants.

“Person”: Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

“Prior Plans”: The Sharecare, Inc. 2010 Equity Incentive Plan, the Sharecare, Inc. 2020 Equity Incentive Plan, the Lucid Global, Inc. 2015 Stock Option and Grant Plan, the MindSciences, Inc. Equity Compensation Plan and the DOC.AI INCORPORATED 2016 Stock Plan.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

Annex E-12

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Share Pool”: means the number of shares of Stock available for issuance under the Plan as set forth in Section 4(a).

“Stock”: The Company’s Common Stock, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Annex E-13

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, FCAC’s charter provides that a director will not be personally liable to FCAC or FCAC’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to FCAC or FCAC’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

FCAC’s charter provides that FCAC will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

FCAC has entered into indemnification agreements with each of its current directors and executive officers. These agreements require FCAC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to FCAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Proposed Charter will provide for indemnification of New Sharecare’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Proposed Bylaws will provide for indemnification of New Sharecare’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, New Sharecare will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Sharecare, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.     Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1†

Agreement and Plan of Merger, dated as of February 12, 2021, by and among Falcon Capital Acquisition Corp., FCAC Merger Sub Inc., Sharecare, Inc. and Colin Daniel, solely in his capacity as representative of the stockholders of Sharecare, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2*

Agreement and Plan of Merger, dated as of January 26, 2020, by and among doc.ai Incorporated, Sharecare, Inc., Project Delta Merger Sub I, Inc., Project Delta Merger Sub II, Inc., Walter De Brouwer and Fortis Advisors LLC, as the stockholders’ agent.

3.1	Certificate of Incorporation of Falcon Capital Acquisition Corp., (incorporated by reference to Exhibit 3.1 of FCAC’s Form S-1 (File No. 333-248590), filed with the SEC on September 3, 2020).
3.2

Amended and Restated Certificate of Incorporation of Falcon Capital Acquisition Corp., (incorporated by reference to Exhibit 3.2 of FCAC’s Form S-1 (File No. 333-248590), filed with the SEC on September 3, 2020).

3.3

Second Amended and Restated Certificate of Incorporation of Falcon Capital Acquisition Corp., (incorporated by reference to Exhibit 3.3 of FCAC’s Form S-1 (File No. 333-248590), filed with the SEC on September 3, 2020).

3.4

Third Amended and Restated Certificate of Incorporation of Falcon Capital Acquisition Corp., (incorporated by reference to Exhibit 3.1 of FCAC’s Current Report on Form 8-K (File No. 001-39535), filed with the SEC on September 24, 2020).

3.5	Bylaws of Falcon Capital Acquisition Corp., (incorporated by reference to Exhibit 3.5 of FCAC’s Form S-1 (File No. 333-248590), filed with the SEC on September 3, 2020).
3.6	Form of New Sharecare Charter (included as Annex B to this proxy statement/prospectus).
3.7	Form of New Sharecare Bylaws (included as Annex C to this proxy statement/prospectus).
3.8	Form of New Sharecare Certificate of Designations for Series A Preferred Stock (included as Annex B-1 to this proxy statement/prospectus).
4.1*	Specimen Common Stock Certificate.
4.2

Warrant Agreement, dated as of September 21, 2020, between Falcon Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Falcon Capital Acquisition Corp.’s Current Report on Form 8-K filed on September 24, 2020).

5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.
8.1*	Opinion of King & Spalding LLP regarding certain federal income tax matters.
10.1

Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

10.2

Amendment Number One to Credit Agreement, dated as of May 11, 2017, relating to Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

10.3

Amendment Number Two to Credit Agreement, dated as of June 11, 2018, relating to Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

10.4

Amendment Number Three to Credit Agreement, dated as of February 12, 2020, relating to Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

10.5

Amendment Number Four to Credit Agreement, dated as of May 4, 2020, relating to Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

Exhibit	Description
10.6

Amendment Number Five to Credit Agreement, dated as of February 22, 2021, relating to Credit Agreement, dated as of March 9, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, the Lenders party thereto from time to time, and Sharecare, Inc. and certain subsidiaries of Sharecare, Inc., as Borrowers.

10.7	Form of New Sharecare 2021 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.8

Form of Subscription Agreement, dated February 12, 2021, by and between Falcon Capital Acquisition Corp., and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.9*	Form of Registration Rights Agreement.
10.10	Form of Company Support Agreement (incorporated by reference to Exhibit 10.3 of FCAC’s Current Report on Form 8-K (File No. 001-39535), filed with the SEC on February 12, 2021).
10.11

Acquiror Support Agreement, dated as of February 12, 2021, by and between Falcon Equity Investors LLC and Sharecare, Inc. (incorporated by reference to Exhibit 10.2 of FCAC’s Current Report on Form 8-K (File No. 001-39535), filed with the SEC on February 12, 2021).

10.12

Sponsor Agreement, dated as of February 12, 2021, by and between Falcon Equity Investors LLC and Sharecare, Inc. (incorporated by reference to Exhibit 10.5 of FCAC’s Current Report on Form 8-K (File No. 001-39535), filed with the SEC on February 12, 2021).

10.13	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.4 of FCAC’s Current Report on Form 8-K (File No. 001-39535), filed with the SEC on February 12, 2021).
10.14*	Form of Lock-Up Agreement.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of SingerLewak LLP.
23.4*	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2*	Consent of Jeff Arnold.
99.3*	Consent of Rajeev Ronanki
99.4*	Consent of John Chadwick
99.5*	Consent of Sandro Galea
99.6*	Consent of Ken Goulet
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

____________

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Previously filed.

**      To be filed by amendment.

Item 22.     Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of May, 2021.

FALCON CAPITAL ACQUISITION CORP.
/s/ Alan G. Mnuchin
Name:	Alan G. Mnuchin
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Alan G. Mnuchin	Chairman and Chief Executive Officer	May 26, 2021
Alan G. Mnuchin	(Principal Executive Officer)
/s/ Saif Rahman	Chief Financial Officer	May 26, 2021
Saif Rahman	(Principal Financial and Accounting Officer)
*	Director	May 26, 2021
Jeff Sagansky
*	Director	May 26, 2021
Edgar Bronfman Jr.
*	Director	May 26, 2021
Karen Finerman
*	Director	May 26, 2021
Michael Ronen
*By:	/s/ Alan G. Mnuchin
Alan G. Mnuchin
Attorney-in-Fact